FILED PURSUANT TO RULE 424(B)(3)

FILE NO. 333-238180

LEO HOLDINGS CORP.

SUPPLEMENT NO. 1 TO

PROXY STATEMENT/PROSPECTUS DATED JUNE 24, 2020

THE DATE OF THIS SUPPLEMENT IS JULY 2, 2020

This prospectus supplement (this “Supplement No. 1”) is part of the proxy statement/prospectus of Leo Holdings Corp. (the “Company”), dated June 24, 2020 (the “Prospectus”). This Supplement No. 1 supplements, modifies or supersedes certain information contained in the Prospectus. Any statement in the Prospectus that is modified or superseded is not deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement No. 1. Except to the extent that the information in this Supplement No. 1 modifies or supersedes the information contained in the Prospectus, this Supplement No. 1 should be read, and will be delivered, with the Prospectus. This Supplement No. 1 is not complete without, and may not be utilized except in connection with, the Prospectus.

The purpose of this Supplement No. 1 is to update and supplement the information in the Prospectus with the information contained in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on July 2, 2020, which is attached hereto.

The Prospectus provides shareholders of the Company with detailed information about the Business Combination (as defined therein) and other matters to be considered at the extraordinary general meeting of the Company. We encourage you to read the entire Prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors ” beginning on page 39 of the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 2, 2020

LEO HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Cayman Islands	001-38393	98-1399727
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21 Grosvenor Place London	SW1X 7HF
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +44 20 7201 2200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-half of one redeemable warrant	LHC.U	New York Stock Exchange
Class A ordinary shares included as part of the units	LHC	New York Stock Exchange
Warrants included as part of the units, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50	LHC WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into A Material Definitive Agreement

On July 2, 2020, Leo Holdings Corp., a Cayman Islands exempted company (“Leo”), Clairvest GP Manageco Inc., an Ontario corporation, as a Seller Representative, Prism Data, LLC, a Delaware limited liability company, as a Seller Representative, and Leo Investors Limited Partnership, a Cayman Islands limited partnership, entered into Amendment No. 1 to Business Combination Agreement, dated April 23, 2020 (the “Amendment”). The Amendment provides that the condition to closing the transactions contemplated by the Business Combination Agreement (the “Business Combination”) requiring that the cash proceeds from the trust account established for the purpose of holding the net proceeds of Leo’s initial public offering and certain of the proceeds from its concurrent private placement of warrants, together with the proceeds from the sale of shares of the Class A common stock of the combined company in a private placement to be consummated substantially concurrently with the closing of the Business Combination, net of any amounts paid to Leo shareholders that exercise their redemption rights in connection with the Business Combination, be reduced from $200 million to $100 million.

A copy of the Amendment is filed with this Current Report on Form 8-K as Exhibit 2.1 and is incorporated herein by reference, and the foregoing description of the Amendment is qualified in its entirety by reference thereto.

Item 7.01	Regulation FD Disclosure.

On July 2, 2020, Leo and Digital Media Solutions LLC (“DMS”) issued a joint press release in which DMS announced the entry into a definitive agreement in connection with the acquisition of Brand-First Digital Marketing firm SmarterChaos and Female-Centric Performance Ad Network She Is Media.

The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Exhibit 99.1 is being furnished pursuant to Item 7.01 and will not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise be subject to the liabilities of that section, nor will it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

Additional Information

In connection with the Business Combination, Leo has filed with the U.S. Securities and Exchange Commission’s (“SEC”) a Registration Statement on Form S-4 (the “Registration Statement”) and mailed a definitive proxy statement/prospectus and other relevant documents to its shareholders. This communication is not a substitute for the Registration Statement, the definitive proxy statement/prospectus or any other document that Leo will send to its shareholders in connection with the Business Combination. Investors and security holders of Leo are advised to read the definitive proxy statement/prospectus in connection with Leo’s solicitation of proxies for its extraordinary general meeting of shareholders to be held to approve the Business Combination (and related matters) because the definitive proxy statement/prospectus contains important information about the Business Combination and the parties to the Business Combination. The definitive proxy statement/prospectus was mailed to shareholders of Leo as of June 24, 2020, the record date established for voting on the Business Combination. Shareholders are also be able to obtain copies of the definitive proxy statement/prospectus, without charge, at the SEC’s website at www.sec.gov or by directing a request to: Leo Holdings Corp., 21 Grosvenor Place, London SW1X 7HF, United Kingdom.

Participants in the Solicitation

Leo and its directors, executive officers, other members of management, and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Leo’s shareholders in connection with the Business Combination. Investors and security holders may obtain more detailed information regarding the names and interests in the Business Combination of Leo’s directors and officers in Leo’s filings with the SEC, including Leo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on March 13, 2020, as well as in the Registration Statement, which includes the proxy statement of Leo for the Business Combination. Shareholders can obtain copies of Leo’s filings with the SEC, without charge, at the SEC’s website at www.sec.gov.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Leo’s and DMS’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Leo’s and DMS’s expectations with respect to future performance and anticipated financial impacts of the proposed Business Combination, the satisfaction of the closing conditions to the Business Combination and the timing of the completion of the Business Combination. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside Leo’s and DMS’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement; (2) the outcome of any legal proceedings that may be instituted against Leo and DMS following the announcement of the Business Combination Agreement and the transactions contemplated therein; (3) the inability to complete the proposed Business Combination, including due to failure to obtain approval of the shareholders of Leo or other conditions to closing in the Business Combination Agreement; (4) the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement or could otherwise cause the Business Combination to fail to close; (5) the amount of redemption requests made by Leo’s shareholders; (6) the inability to obtain or maintain the listing of the post-business combination company’s common stock on the New York Stock Exchange following the proposed Business Combination; (7) the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the proposed Business Combination; (8) the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (9) costs related to the proposed Business Combination; (10) changes in applicable laws or regulations; (11) the possibility that DMS or the combined company may be adversely affected by other economic, business, and/or competitive factors; and (12) other risks and uncertainties indicated from time to time in the proxy statement relating to the proposed Business Combination, including those under “Risk Factors” in the Registration Statement, and in Leo’s other filings with the SEC. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. Leo cautions that the foregoing list of factors is not exclusive. Leo cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Leo does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

No Offer or Solicitation

This communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote in any jurisdiction pursuant to the Business Combination or otherwise, nor shall there be any sale, issuance or transfer or securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act and otherwise in accordance with applicable law.

Non-GAAP Financial Measure and Related Information

The disclosure herein references EBITDA and Adjusted EBITDA, which are financial measures that are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP financial measures do not have a standardized meaning, and the definition of EBITDA used by DMS may be different from other, similarly named non-GAAP measures used by others operating in the target’s industry. In addition, such financial information is unaudited and/or does not conform to SEC Regulation S-X and as a result such information may be presented differently in future filings by the Company with the SEC.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1	Amendment No. 1 to Business Combination Agreement, dated July 2, 2020.

99.1	Press Release, dated July 2, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 2, 2020	LEO HOLDINGS CORP.

	By:	/s/ Lyndon Lea
	Name:	Lyndon Lea
	Title:	Chief Executive Officer

Exhibit 2.1

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT, dated as of July 2, 2020 (this “Amendment”), is entered into by and among Leo Holdings Corp., a Cayman Islands exempted company (“Leo”), Clairvest GP Manageco Inc., an Ontario corporation (“Clairvest”) as a Seller Representative, Prism Data, LLC, a Delaware limited liability company (“Prism”) as a Seller Representative, and Leo Investors Limited Partnership, a Cayman Islands limited partnership (“Sponsor” and together with Leo, the Company, Blocker Corp, Clairvest and Prism, the “Parties”).

WHEREAS, the Parties previously entered into that certain Business Combination Agreement, dated as of April 23, 2020 (the “BCA”), by and among Leo, Digital Media Solutions Holdings, LLC, a Delaware limited liability company, CEP V DMS US Blocker Company, a Delaware corporation, Prism, CEP V-A DMS AIV Limited Partnership, a Delaware limited partnership, Clairvest Equity Partners V Limited Partnership, an Ontario, Canada limited partnership, CEP V Co-Investment Limited Partnership, a Manitoba, Canada limited partnership, Clairvest as a Seller Representative, and, solely for the limited purposes set forth therein, Sponsor.

WHEREAS, the Parties desire to amend the BCA pursuant to Section 12.9 of the BCA as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.    Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the BCA.

2.    Amendment to Section 10.3(d) of the BCA. Section 10.3(d) of the BCA is amended by replacing the reference therein to “$200,000,000” with “$100,000,000”.

3.    Amendment to Section 1 of Annex I of the BCA. The definition of Issuance Multiple in Section 1 of Annex I of the BCA is amended and restated in its entirety to be as follows:

““Issuance Multiple” means the quotient of (a) the product of 0.51, multiplied by the Outstanding Surviving Company Class A Shares Number, divided by (b) the difference of (i) the product of the Permitted Holders Company Pro Rata Portion, multiplied by the Equity Consideration, minus (ii) the product of 0.51, multiplied by the Equity Consideration; provided, however, that, if such quotient is less than one (1), the Issuance Multiple shall be one (1). For illustrative purposes only, if the Outstanding Surviving Company Class A Shares Number is 32,812,807, the Permitted Holders Company Pro Rata Portion is 75.9% and the Equity Consideration is 25,685,139 shares, the Issuance Multiple would be 2.62.”

4.    Miscellaneous.

(a)    This letter agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement, and shall become effective when one (1) or more such counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Facsimile or electronic mail transmission of counterpart signatures to this Amendment shall be acceptable and binding.

(b)    Except to the extent specifically amended, modified or supplemented by this letter agreement, the BCA remains unchanged and in full force and effect and this Amendment will be governed by and subject to the terms of the BCA, as amended by this Amendment. From and after the date of this Amendment, each reference in the BCA to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the BCA in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the Business Combination Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced Sections 12.4, 12.5, 12.7, 12.8, 12.9, 12.10, 12.11, 12.12, 12.16 and 12.17 of the BCA are incorporated in this Amendment by reference and shall apply to this Amendment mutatis mutandis.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have duly executed this letter agreement as of the date first written above.

LEO HOLDINGS CORP.

By:	/s/ Lyndon Lea
Name:	Lyndon Lea
Title:	Chairman and Chief Executive Officer

[Signature Page to Amendment No. 1 to Business Combination Agreement]

LEO INVESTORS LIMITED PARTNERSHIP

By:	Leo Investors General Partner Limited
Its:	General Partner

By:	/s/ Simon Brown
Name:	Simon Brown
Title:	Director

[Signature Page to Amendment No. 1 to Business Combination Agreement]

PRISM DATA, LLC

By:	/s/ Joseph Marinucci
Name:	Joseph Marinucci
Title:	Manager

[Signature Page to Amendment No. 1 to Business Combination Agreement]

CLAIRVEST GP MANAGECO INC.

By:	/s/ Robbie Isenberg
Name:	Robbie Isenberg
Title:	Managing Director

By:	/s/ James H. Miller
Name:	James H. Miller
Title:	General Counsel

[Signature Page to Amendment No. 1 to Business Combination Agreement]

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF LEO HOLDINGS CORP.

PROSPECTUS FOR

36,812,807 SHARES OF CLASS A COMMON STOCK AND 14,000,000 WARRANTS OF LEO HOLDINGS CORP.

(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE,

WHICH WILL BE RENAMED DIGITAL MEDIA SOLUTIONS, INC. IN CONNECTION WITH THE

DOMESTICATION DESCRIBED HEREIN)

The board of directors of Leo Holdings Corp., a Cayman Islands exempted company (“Leo”), has unanimously approved the transactions (collectively, the “Business Combination”) contemplated by the Business Combination Agreement, dated April 23, 2020, by and among Leo, Digital Media Solutions Holdings, LLC (“DMS”), certain selling stockholders (the “Sellers”) and the other parties thereto (as hereafter amended, the “Business Combination Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex A, including (a) the domestication of Leo as a Delaware corporation (the “Domestication”) and (b) the reorganization of the combined post-business combination company in an umbrella partnership-C corporation (or “Up-C”) structure. In connection with the Domestication, Leo will change its name to “Digital Media Solutions, Inc.” and, as used in this proxy statement/prospectus, “New DMS” refers to Leo after the Business Combination. As described in this proxy statement/prospectus, Leo’s shareholders are being asked to consider a vote upon (among other things) the Business Combination.

Immediately prior to the consummation of the Closing, (1) the issued and outstanding Class A ordinary shares, par value $0.0001 per share (the “Class A ordinary shares”), of Leo will convert automatically by operation of law, on a one-for-one basis, into shares of Class A common stock, par value $0.0001 per share, of New DMS (the “New DMS Class A Common Stock”); (2) the issued and outstanding redeemable warrants that were registered pursuant to the Registration Statement on Form S-1 (333-222599) of Leo (the “IPO registration statement”) will become automatically redeemable warrants to acquire shares of New DMS Class A Common Stock (no other changes will be made to the terms of any issued and outstanding public warrants as a result of the Domestication); (3) each issued and outstanding unit of Leo that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New DMS Class A Common Stock and one-half of one redeemable warrant to acquire one share of New DMS Class A Common Stock; (4) each issued and outstanding Class B ordinary share, par value $0.0001 per share (the “Class B ordinary shares”), of Leo will convert automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections, into shares of New DMS Class A Common Stock; and (5) the issued and outstanding warrants of Leo issued in a private placement will automatically become warrants to acquire shares of New DMS Class A Common Stock (no other changes will be made to the terms of any issued and outstanding private placement warrants as a result of the Domestication). As used herein, “public warrants” shall mean the redeemable warrants to acquire Class A ordinary shares, in each case, that were registered pursuant to the IPO registration statement and the shares of New DMS Class A Common Stock issued on the effective date of the Domestication. As used herein, “Class B ordinary shares” shall mean the 5,000,000 Class B ordinary shares, par value $0.0001 per share, of Leo, of which at least 1,500,000 will be forfeited and surrendered pursuant to the Amended and Restated Sponsor Shares and Warrant Surrender Agreement between Sponsor, Leo and certain holders of Class B ordinary shares (the “Surrender Agreement”), and “private placement warrants” shall mean the 4,000,000 private placement warrants outstanding as of the date of this proxy statement/prospectus (of which 2,000,000 will be forfeited and surrendered pursuant to the Surrender Agreement and 2,000,000 will be issued to the Sellers) which will be automatically converted by operation of law into warrants to acquire shares of New DMS Class A Common Stock in the Domestication.

Accordingly, this prospectus covers 36,812,807 shares of New DMS Class A Common Stock (including shares issuable upon exercise of the warrants described above) and 14,000,000 warrants to acquire shares of New DMS Class A Common Stock to be issued in the Domestication.

Leo’s units, Class A ordinary shares, public warrants and private placement warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols “LHC.U,” “LHC” and “LHC WS,” respectively. Leo will apply for listing, to be effective at the time of the Business Combination, of New DMS’s Class A Common Stock and warrants on the NYSE under the proposed symbols “DMS” and “DMS WS,” respectively. It is a condition of the consummation of the Business Combination that Leo receive confirmation from the NYSE that New DMS has been conditionally approved for listing on the NYSE but there can be no assurance such listing condition will be met or that Leo will obtain such confirmation from the NYSE. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the NYSE condition set forth in the Business Combination Agreement is waived by the applicable parties.

The accompanying proxy statement/prospectus provides shareholders of Leo with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of Leo. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors ” beginning on page 39 of the accompanying proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated June 24, 2020, and is first being mailed to Leo’s shareholders on or about June 24, 2020.

LEO HOLDINGS CORP.

A CAYMAN ISLANDS EXEMPTED COMPANY

(COMPANY NUMBER 329879)

21 GROSVENOR PLACE

LONDON SW1X 7HF, UNITED KINGDOM

Dear Leo Holdings Corp. Shareholders:

You are cordially invited to attend the extraordinary general meeting in lieu of the annual meeting (the “extraordinary general meeting”) of Leo Holdings Corp., a Cayman Islands exempted company (“Leo”), at 9:00 a.m., Eastern Time, on July 14, 2020, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

At the extraordinary general meeting, Leo shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “BCA Proposal,” to approve and adopt the Business Combination Agreement, dated as of April 23, 2020, by and among Leo, Digital Media Solutions Holdings, LLC (“DMS”), CEP V DMS US Blocker Company, a Delaware corporation (“Blocker Corp”), Prism Data, LLC, a Delaware limited liability company (“Prism”), CEP V-A DMS AIV Limited Partnership, a Delaware limited partnership (“Clairvest Direct Seller”), Clairvest Equity Partners V Limited Partnership, an Ontario, Canada limited partnership (“Blocker Seller 1”), CEP V Co-Investment Limited Partnership, a Manitoba, Canada limited partnership (“Blocker Seller 2,” and together with Prism, Clairvest Direct Seller and Blocker Seller 1, the “Sellers”), Clairvest GP Manageco Inc., an Ontario corporation (“Clairvest GP”) as a Seller Representative, and, solely for the limited purposes set forth therein, Leo Investors Limited Partnership, a Cayman Islands exempted limited partnership (“Sponsor”) (as hereafter amended, the “Business Combination Agreement”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, certain related agreements (including the Subscription Agreements (as defined below), the Amended Partnership Agreement (as defined below), the Tax Receivable Agreement (as defined below) and the Surrender Agreement (as defined below)) and the transactions contemplated thereby.

The Business Combination Agreement provides for the consummation of the following transactions in the following order (collectively, the “Business Combination”), in each case conditional upon each prior transaction having been consummated:

a)

pursuant to the Amended and Restated Sponsor Shares and Warrant Surrender Agreement between Sponsor, Leo and certain holders of Class B ordinary shares of Leo (the “Surrender Agreement”), Sponsor will surrender and forfeit to Leo 2,000,000 private placement warrants of Leo and, together with certain other holders, at least 1,500,000 Class B ordinary shares of Leo (collectively, the “Surrender”);

b)

Leo will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which Leo will change its name to “Digital Media Solutions, Inc.” (“New DMS”) (for further details, see “Proposal No. 2—The Domestication Proposal”);

c)	Leo will consummate the PIPE Investment (as defined below); and

d)

Leo will purchase the equity interests of Blocker Corp and a portion of the units of DMS held by Prism and Clairvest Direct Seller (which units will be immediately contributed to the capital of Blocker Corp) in exchange for a combination of cash consideration, 2,000,000 private placement warrants of Leo that shall be issued to Sellers (the “Seller Warrants”), shares of Class B common stock, par value $0.0001 per share, of New DMS, which will have no economic value but will entitle the holder thereof to one vote per share (the “New DMS Class B Common Stock”), and shares of Class C common stock, par value $0.0001 per share, of New DMS (the “New DMS Class C Common Stock”), which are convertible into shares of Class A common stock, par value $0.0001 per share, of New DMS (the “New

DMS Class A Common Stock”) pursuant to a conversion ratio to be determined at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”) (the “Business Combination Consideration”).

Immediately prior to the consummation of the Closing, (1) the issued and outstanding Class A ordinary shares, par value $0.0001 per share (the “Class A ordinary shares”), of Leo will convert automatically by operation of law, on a one-for-one basis, into shares of New DMS Class A Common Stock, par value $0.0001 per share, of New DMS; (2) the issued and outstanding redeemable warrants that were registered pursuant to the Registration Statement on Form S-1 (333-222599) of Leo (the “IPO registration statement”) will become automatically redeemable warrants to acquire shares of New DMS Class A Common Stock (no other changes will be made to the terms of any issued and outstanding public warrants as a result of the Domestication); (3) each issued and outstanding unit of Leo that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New DMS Class A Common Stock and one-half of one redeemable warrant to acquire one share of New DMS Class A Common Stock; (4) each issued and outstanding Class B ordinary share, par value $0.0001 per share (the “Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”), of Leo will convert automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections, into shares of New DMS Class A Common Stock; and (5) the issued and outstanding warrants of Leo issued in a private placement will automatically become warrants to acquire shares of New DMS Class A Common Stock (no other changes will be made to the terms of any issued and outstanding private placement warrants as a result of the Domestication). As used herein, “public shares” shall mean the Class A ordinary shares and “public warrants” shall mean the redeemable warrants to acquire Class A ordinary shares, in each case, that were registered pursuant to the IPO registration statement and the shares of New DMS Class A Common Stock issued as a matter of law upon the conversion thereof on the effective date of the Domestication. As used herein, “Class B ordinary shares” shall mean the 5,000,000 Class B ordinary shares, par value $0.0001 per share, of Leo, of which at least 1,500,000 will be forfeited and surrendered pursuant to the Surrender Agreement, and “private placement warrants” shall mean the 4,000,000 private placement warrants outstanding as of the date of this proxy statement/prospectus (of which 2,000,000 will be forfeited and surrendered pursuant to the Surrender Agreement and 2,000,000 will be the Seller Warrants issued to the Sellers as part of the Business Combination Consideration) which will be automatically converted by operation of law into warrants to acquire shares of New DMS Class A Common Stock in the Domestication. For further details, see “Proposal No. 2—The Domestication Proposal.”

Clairvest Direct Seller and Prism will continue to hold membership interests in DMS (“DMS Units”) subject to and in accordance with the Amended Partnership Agreement (as defined below). Following the Business Combination, the combined company will be organized in an umbrella partnership-C corporation (or “Up-C”) structure, in which substantially all of the assets and business of New DMS will be held by DMS and continue to operate through the subsidiaries of DMS and New DMS’s sole material asset will be equity interests of DMS indirectly held by it. At the Closing, DMS and its current equity holders will amend and restate the limited liability company agreement of DMS (the “Amended Partnership Agreement”) in its entirety to, among other things, provide Clairvest Direct Seller and Prism the right to redeem their DMS Units for cash or, at New DMS’s option, New DMS may acquire such DMS Units (which DMS Units are expected to be contributed to Blocker Corp) in exchange for cash or shares of New DMS Class A Common Stock, in each case subject to certain restrictions set forth therein. DMS Units acquired by New DMS are expected to be contributed to Blocker Corp.

Concurrent with the Closing, New DMS and Blocker Corp will enter into the tax receivable agreement (the “Tax Receivable Agreement”) with the Sellers. Pursuant to the Tax Receivable Agreement, New DMS will be required to pay the Sellers (i) 85% of the amount of savings, if any, in U.S. federal, state and local income tax that New DMS and Blocker Corp actually realize as a result of (A) certain existing tax attributes of Blocker Corp acquired in the Business Combination, and (B) increases in Blocker Corp’s allocable share of the tax basis of the tangible and intangible assets of DMS and certain other tax benefits related to the payment of the cash consideration pursuant to the Business Combination Agreement and any redemptions of DMS Units or exchanges of DMS Units for cash or shares of New DMS Class A Common Stock after the Business Combination and (ii) 100% of certain refunds of pre-Closing taxes of DMS and Blocker Corp received during a taxable year beginning within two years after the Closing. All such payments to the Sellers will be New DMS’s obligation, and not that of DMS.

Leo has entered into subscription agreements (the “Subscription Agreements”) with certain investors, pursuant to which, among other things, such investors agreed to subscribe for and purchase, and Leo agreed to issue and sell to such investors, including funds managed by Lion Capital LLP, an affiliate of Sponsor, immediately following the Domestication, an aggregate of 10,000,000 shares of New DMS Class A Common Stock for $10.00 per share, which will generate aggregate proceeds of $100.0 million (the “PIPE Investment”). The closing of the PIPE Investment is contingent upon, among other things, the substantially concurrent consummation of the Business Combination.

You will also be asked to consider and vote upon (a) six separate proposals to approve material differences between Leo’s existing amended and restated memorandum and articles of association (the “Existing Organizational Documents”) and the proposed new certificate of incorporation of New DMS (“Proposed Certificate of Incorporation”) and the proposed new bylaws of New DMS upon the Domestication, which are referred to herein as the “Organizational Documents Proposals,” (b) a proposal to approve for purposes of complying with applicable provisions of NYSE Listing Rule 312.03, the issuance of New DMS Class A Common Stock in the PIPE Investment and the issuance of the Seller Warrants, New DMS Class B Common Stock, including the New DMS Class A Common Stock into which the DMS Units are redeemable in accordance with the Amended Partnership Agreement, and New DMS Class C Common Stock, including the New DMS Class A Common Stock into which the New DMS Class C Common Stock is convertible in accordance with the Proposed Certificate of Incorporation, to the Sellers to the extent such issuance would require a shareholder vote under NYSE Listing Rule 312.03, which is referred to herein as the “Security Issuance Proposal,” (c) a proposal to approve and adopt the Digital Media Solutions, Inc. 2020 Omnibus Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex E, which is referred to herein as the “Incentive Award Plan Proposal,” (d) a proposal to approve on a non-binding, advisory basis, the appointment of Robbie Isenberg, James Miller, Fernando Borghese and Mary Minnick to the New DMS Board as of the Closing in accordance with Section 9.14(g) of the Business Combination Agreement, which is referred to herein as the “Seller Nominee Appointment Proposal” and (e) a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting, which is referred to herein as the “Adjournment Proposal.”

The Business Combination will be consummated only if the BCA Proposal, the Domestication Proposal, certain of the Organizational Documents Proposals (the “Required Organizational Documents Proposals”) and, the Security Issuance Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Organizational Documents Proposals that are not Required Organizational Documents Proposals, the Seller Nominee Appointment Proposal and the Incentive Award Plan Proposal, are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

Concurrent with the execution of the Business Combination Agreement, Sponsor, Leo and certain holders of Class B ordinary shares of Leo entered into the Surrender Agreement, pursuant to which (a) the Surrender will be effectuated in connection with the consummation of the Business Combination and (b) Sponsor and the other holders party thereto agreed to waive any adjustment to the conversion ratio set forth in the Existing Organizational Documents or any other anti-dilution or similar protection with respect to the Class B ordinary shares of Leo held by them that may result from the PIPE Investment and the transactions contemplated by the Business Combination Agreement, in each case on the terms and conditions set forth in the Surrender Agreement. For further details, see “BCA Proposal—Related Agreements”

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the Closing, including the Amended Partnership Agreement, Tax Receivable Agreement, Director

Nomination Agreement, Amended and Restated Registration Rights Agreement and Lock-Up Agreement (each as defined in the accompanying proxy statement/prospectus). See “BCA Proposal—Related Agreements” in the accompanying proxy statement/prospectus for more information.

Pursuant to the Existing Organizational Documents, a holder of Leo’s public shares (a “public shareholder”) may request that Leo redeem all or a portion of such public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company (“Continental”), Leo’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem their public shares even if they vote “for” the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, New DMS will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 18, 2020, this would have amounted to approximately $10.40 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and accordingly it is shares of New DMS Class A Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of Leo— Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The holders of Class B ordinary shares (the “Class B Shareholders”) have agreed to vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. The Class B ordinary shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Class B Shareholders own 20.0% of the issued and outstanding ordinary shares.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, in no event will Leo redeem public shares in an amount that would cause New DMS’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.

Leo is providing the accompanying proxy statement/prospectus and accompanying proxy card to Leo’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by Leo’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of Leo’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 39 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of Leo has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to Leo’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Leo, you should keep in mind that Leo’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of each of the Domestication Proposal and Organizational Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The approval of each of the BCA Proposal, Incentive Award Plan Proposal, the Security Issuance Proposal, the Seller Nominee Appointment Proposal. and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Organizational Documents Proposals that are not Required Organizational Documents Proposals, the Seller Nominee Appointment Proposal and the Incentive Award Plan Proposal, are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO LEO’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE

RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of Leo’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Lyndon Lea
Chairman and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated June 24, 2020 and is first being mailed to shareholders on or about June 24, 2020.

LEO HOLDINGS CORP.

A CAYMAN ISLANDS EXEMPTED COMPANY

(COMPANY NUMBER 329879)

21 GROSVENOR PLACE

LONDON SW1X 7HF, UNITED KINGDOM

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON July 14, 2020

TO THE SHAREHOLDERS OF LEO HOLDINGS CORP.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders (the “extraordinary general meeting”) of Leo Holdings Corp., a Cayman Islands exempted company (“Leo”), will be held at 9:00 a.m., Eastern Time, on July 14, 2020, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022.* You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

•

Proposal No. 1—The BCA Proposal—to consider and vote upon a proposal to approve by ordinary resolution and adopt the Business Combination Agreement, dated as of April 23, 2020 and as hereafter amended, by and among Leo, Digital Media Solutions Holdings, LLC (“DMS”), CEP V DMS US Blocker Company, a Delaware corporation (“Blocker Corp”), Prism Data, LLC, a Delaware limited liability company (“Prism”), CEP V-A DMS AIV Limited Partnership, a Delaware limited partnership (“Clairvest Direct Seller”), Clairvest Equity Partners V Limited Partnership, an Ontario, Canada limited partnership (“Blocker Seller 1”), CEP V Co-Investment Limited Partnership, a Manitoba, Canada limited partnership (“Blocker Seller 2,” and together with Prism, Clairvest Direct Seller and Blocker Seller 1, the “Sellers”), Clairvest GP Manageco Inc., an Ontario corporation (“Clairvest GP”) as a Seller Representative, and, solely for the limited purposes set forth therein, Leo Investors Limited Partnership, a Cayman Islands exempted limited partnership (“Sponsor”) (the “Business Combination Agreement”) (a copy of which is attached to this proxy statement/prospectus as Annex A), pursuant to which, among other things, following the Domestication of Leo to Delaware as described below, Leo will purchase all of the outstanding stock of Blocker Corp and a portion of the units of DMS held by Prism and Clairvest Direct Seller, which units Leo will immediately contribute to the capital of Blocker Corp, in exchange for a combination of (a) cash consideration, (b) 2,000,000 private placement warrants (the “Seller Warrants”), (c) shares of Class B common stock, par value $0.0001 per share, of New DMS (the “New DMS Class B Common Stock”), which will have no economic value but will entitle the holder thereof to one vote per share, and (d) shares of Class C common stock, par value $0.0001 per share, of New DMS (the “New DMS Class C Common Stock”), which are convertible into shares of Class A common stock, par value $0.0001 per share, of New DMS (the “New DMS Class A Common Stock”) pursuant to a conversion ratio to be determined at the closing of the Business Combination (as defined below), certain related agreements (including the Subscription Agreements, the Amended Partnership Agreement, the Tax Receivable Agreement and the Surrender Agreement, each as defined in this proxy statement/prospectus) and the transactions contemplated thereby (this proposal is referred to herein as the “BCA Proposal”);

•	Proposal No. 2—The Domestication Proposal—to consider and vote upon a proposal to approve by special resolution the change of Leo’s jurisdiction of incorporation by deregistering as an exempted

*

We intend to hold the extraordinary general meeting in person. However, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). We plan to announce any such updates in a press release filed with the Securities and Exchange Commission and on our proxy website https://www.cstproxy.com/leoholdingscorp/2020, and we encourage you to check this website prior to the meeting if you plan to attend.

company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication,” and together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”) (this proposal is referred to herein as the “Domestication Proposal”);

•

Organizational Documents Proposals—to consider and vote upon the following six separate proposals (collectively, the “Organizational Documents Proposals”) to approve by special resolution the following material differences between the current amended and restated memorandum and articles of association of Leo (the “Existing Organizational Documents”) and the proposed new certificate of incorporation (“Proposed Certificate of Incorporation”) and the proposed new bylaws (“Proposed Bylaws”) of Leo Holdings Corp. (a corporation incorporated in the State of Delaware, assuming the Domestication Proposal is approved and adopted, and the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”)), which will be renamed “Digital Media Solutions, Inc.” in connection with the Domestication (Leo after the Domestication is referred to herein as “New DMS”):

(A)

Proposal No. 3—Organizational Documents Proposal A—to authorize the change in the authorized capital stock of Leo from (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share (the “public shares”), 20,000,000 Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”) and 1,000,000 preferred shares, par value $0.0001 per share, to (ii) 600,000,000 shares of common stock, par value $0.0001 per share, of New DMS, consisting of (a) 500,000,000 shares of New DMS Class A Common Stock, (b) 60,000,000 shares of New DMS Class B Common Stock, (c) 40,000,000 shares of New DMS Class C Common Stock, and 100,000,000 shares of preferred stock, par value $0.0001 per share, of New DMS (“New DMS Preferred Stock”) (this proposal is referred to herein as “Organizational Documents Proposal A”);

(B)

Proposal No. 4—Organizational Documents Proposal B—to authorize the board of directors of New DMS to issue any or all shares of New DMS Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by New DMS’s board of directors and as may be permitted by the DGCL (this proposal is referred to herein as “Organizational Documents Proposal B”);

(C)

Proposal No. 5—Organizational Documents Proposal C—to provide that certain provisions of the certificate of incorporation of New DMS are subject to the Director Nomination Agreement (this proposal is referred to herein as “Organizational Documents Proposal C”);

(D)

Proposal No. 6—Organizational Documents Proposal D—to authorize the removal of the ability of New DMS stockholders to take action by written consent in lieu of a meeting, from and after the first date that Prism, Clairvest and any of their respective affiliates cease to collectively own, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of New DMS (this proposal is referred to herein as “Organizational Documents Proposal D”);

(E)

Proposal No. 7—Organizational Documents Proposal E—to authorize the grant of an explicit waiver regarding corporate opportunities to New DMS and its directors (this proposal is referred to herein as “Organizational Documents Proposal E” and, together with Organization Documents Proposal A, the “Required Organizational Documents Proposals”);

(E)

Proposal No. 8—Organizational Documents Proposal F—to authorize all other changes in connection with the replacement of Existing Organizational Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (1) changing the post-Business Combination corporate name from “Leo Holdings Corp.” to “Digital Media Solutions, Inc.” (which is expected to occur upon the Domestication), (2) making New DMS’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) electing to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders and (5) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which Leo’s board of directors believes is necessary to adequately address the needs of New DMS after the Business Combination;

•

Proposal No. 9—The Security Issuance Proposal—to consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of shares of New DMS Class A Common Stock to certain private placement investors, including an affiliate of Sponsor, and the issuance of the Seller Warrants, New DMS Class B Common Stock, including the New DMS Class A Common Stock into which the DMS Units are redeemable in accordance with the Amended Partnership Agreement, and New DMS Class C Common Stock, including the New DMS Class A Common Stock into which the New DMS Class C Common Stock is convertible in accordance with the Proposed Certificate of Incorporation, to the Sellers, and the issuance of to the extent such issuance would require a shareholder vote under NYSE Listing Rule 312.03 (this proposal is referred to herein as the “Security Issuance Proposal” and, collectively with the BCA Proposal, the Domestication Proposal and the Required Organizational Documents Proposals, the “Condition Precedent Proposals”);

•

Proposal No. 10—The Seller Nominee Appointment Proposal—to consider and vote on a non-binding, advisory basis upon a proposal to approve by ordinary resolution the appointment of Robbie Isenberg, James Miller, Fernando Borghese and Mary Minnick to the board of directors of New DMS as of the closing of the transactions contemplated by the Business Combination Agreement in accordance with Section 9.14(g) of the Business Combination Agreement (this proposal is referred to herein as the “Seller Nominee Appointment Proposal”);

•

Proposal No. 11—The Incentive Award Plan Proposal—to consider and vote upon a proposal to approve by ordinary resolution the Digital Media Solutions, Inc. 2020 Omnibus Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex E (this proposal is referred to herein as the “Incentive Award Plan Proposal”); and

•

Proposal No. 12—The Adjournment Proposal—to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (this proposal is referred to herein as the “Adjournment Proposal” and together with the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Security Issuance Proposal, the Seller Nominee Appointment Proposal and the Incentive Award Plan Proposal, the “Proxy Proposals”).

Each of the BCA Proposal, the Domestication Proposal, the Required Organizational Documents Proposals and the Security Issuance Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Organizational Documents Proposals that are not Required Organizational Documents Proposals, the Seller Nominee Appointment Proposal and the Incentive Award Plan Proposal, are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.

These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of ordinary shares at the close of business on June 3, 2020 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to Leo’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of Leo’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 39 of this proxy statement/prospectus.

After careful consideration, the board of directors of Leo has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to Leo’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Leo, you should keep in mind that Leo’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Existing Organizational Documents, a holder of public shares (a “public shareholder”) may request of Leo that New DMS redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental Stock Transfer & Trust Company (“Continental”), Leo’s transfer agent, in which you (i) request that New DMS redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, Leo’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on July 10, 2020 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Leo’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Leo’s transfer agent, New DMS will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 18, 2020, this would have amounted to approximately $10.40 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and accordingly it is shares of New DMS Class A Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of Leo—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in

Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Class B Shareholders have agreed to vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. The Class B ordinary shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Class B Shareholders own 20.0% of the issued and outstanding ordinary shares.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, in no event will Leo redeem public shares in an amount that would cause New DMS’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.

The approval of each of the Domestication Proposal and the Organizational Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The approval of each of the BCA Proposal, the Incentive Award Plan Proposal, the Security Issuance Proposal, the Seller Nominee Appointment Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Organizational Documents Proposals that are not Required Organizational Documents Proposals, the Seller Nominee Appointment Proposal and the Incentive Award Plan Proposal, are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing LHC.info@investor.morrowsodali.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of Leo Holdings Corp.,

Lyndon Lea
Chairman and Chief Executive Officer

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO LEO’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Page
ADDITIONAL INFORMATION	i
TRADEMARKS	i
SELECTED DEFINITIONS	ii
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	vi
NON-GAAP FINANCIAL MEASURES	viii
QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF LEO	xi
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	1
RISK FACTORS	39
EXTRAORDINARY GENERAL MEETING OF LEO	86
BCA PROPOSAL	94
DOMESTICATION PROPOSAL	134
ORGANIZATIONAL DOCUMENTS PROPOSALS	137
ORGANIZATIONAL DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED CAPITAL STOCK, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS	141
ORGANIZATIONAL DOCUMENTS PROPOSAL B—APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW DMS AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS	143
ORGANIZATIONAL DOCUMENTS PROPOSAL C—APPROVAL OF PROPOSAL REGARDING CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION BEING SUBJECT TO THE DIRECTOR NOMINATION AGREEMENT	145
ORGANIZATIONAL DOCUMENTS PROPOSAL D—APPROVAL OF PROPOSAL REGARDING THE ABILITY OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS	146
ORGANIZATIONAL DOCUMENTS PROPOSAL E—APPROVAL OF PROPOSAL REGARDING THE GRANT OF AN EXPLICIT WAIVER OF CORPORATE OPPORTUNITIES	148
ORGANIZATIONAL DOCUMENTS PROPOSAL F—APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED ORGANIZATIONAL DOCUMENTS	149
SECURITY ISSUANCE PROPOSAL	153
SELLER NOMINEE APPOINTMENT PROPOSAL	155
INCENTIVE AWARD PLAN PROPOSAL	157
ADJOURNMENT PROPOSAL	165
U.S. FEDERAL INCOME TAX CONSIDERATIONS	166
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	176
INFORMATION ABOUT LEO	192
LEO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	210
INFORMATION ABOUT DMS	216
DMS’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	228
EXECUTIVE AND DIRECTOR COMPENSATION	250
MANAGEMENT OF NEW DMS FOLLOWING THE BUSINESS COMBINATION	253
BENEFICIAL OWNERSHIP OF SECURITIES	257
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	263
COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS	267
DESCRIPTION OF NEW DMS SECURITIES	269
SECURITIES ACT RESTRICTIONS ON RESALE OF NEW DMS CLASS A COMMON STOCK	282
STOCKHOLDER PROPOSALS AND NOMINATIONS	283
SHAREHOLDER COMMUNICATIONS	283
LEGAL MATTERS	284
EXPERTS	284

ADDITIONAL INFORMATION

You may request copies of this proxy statement/prospectus and any other publicly available information concerning Leo, without charge, by written request to our General Counsel at Leo Holdings Corp., 21 Grosvenor Place, London SW1X 7HF, United Kingdom, or by telephone request at +44 20 7201 2200; or Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing LHC.info@investor.morrowsodali.com, or from the SEC through the SEC website at the address provided above.

In order for Leo’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of Leo to be held on July 14, 2020, you must request the information no later than five business days prior to the date of the extraordinary general meeting, by July 7, 2020.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

i

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

•

“Amended and Restated Registration Rights Agreement” are to the amended and restated registration rights agreement to be entered into by New DMS, Prism, Clairvest Direct Seller, Blocker Seller 1, Blocker Seller 2, Sponsor PIPE Entity and the holders of ordinary shares of Leo who are parties to the existing registration rights agreement in respect to ordinary shares held by such holders at the Closing;

•	“Amended and Restated Warrant Agreement” are to the amended and restated warrant agreement to be entered into by New DMS and Continental at the Closing;

•	“Blocker Corp” are to CEP V DMS US Blocker Company, a Delaware corporation;

•	“Blocker Seller 1” are to Clairvest Equity Partners V Limited Partnership, an Ontario, Canada limited partnership;

•	“Blocker Seller 2” are to CEP V Co-Investment Limited Partnership, a Manitoba, Canada limited partnership;

•	“Blocker Sellers” are to Blocker Seller 1 and Blocker Seller 2;

•	“Business Combination” are to the Domestication, the Equity Purchase and other transactions contemplated by the Business Combination Agreement, collectively;

•	“Business Combination Consideration” are to a combination of cash consideration, the Seller Warrants, shares of New DMS Class B Common Stock and shares of New DMS Class C Common Stock;

•	“Cayman Islands Companies Law” are to the Companies Law (2020 Revision) of the Cayman Islands;

•	“Clairvest” are to Clairvest Group Inc., an Ontario corporation;

•	“Clairvest Direct Seller” are to CEP V-A DMS AIV Limited Partnership, a Delaware limited partnership;

•	“Clairvest GP” are to Clairvest GP Manageco Inc., an Ontario corporation;

•	“Class A ordinary shares” are to the Class A ordinary shares, par value $0.0001 per share, of Leo;

•

“Class B ordinary shares” or “founder shares” are to the 5,000,000 Class B ordinary shares, par value $0.0001 per share, of Leo (of which at least 1,500,000 Class B ordinary shares shall be surrendered and forfeited pursuant to the Surrender Agreement described in this proxy statement/prospectus);

•	“Class B Shareholders” are to Sponsor and the Leo independent directors;

•	“Closing” are to the closing of the Business Combination;

•

“company,” “we,” “us” and “our” are to Leo prior to its domestication as a corporation in the State of Delaware and to New DMS upon and after Leo’s domestication as a corporation incorporated in the State of Delaware;

•	“Condition Precedent Proposals” are to the BCA Proposal, the Domestication Proposal, the Required Organizational Documents Proposals and Security Issuance Proposal, collectively;

•	“Continental” are to Continental Stock Transfer & Trust Company;

•	“Converted Founder Shares” are to the shares of New DMS Class A Common Stock issued as a matter of law upon the conversion of the Class B ordinary shares at the time of the Domestication;

•	“Director Nomination Agreement” are to the director nomination agreement to be entered into by New DMS, Sponsor, Sponsor PIPE Entity, Clairvest Group Inc. and Prism at the Closing;

•	“DMS” are to Digital Media Solutions Holdings, LLC, a Delaware limited liability company, and its subsidiaries;

•	“Domestication” are to the domestication of Leo Holdings Corp. as a corporation incorporated in the State of Delaware;

•

“Equity Purchase” are to the purchase of all outstanding stock of Blocker Corp and a portion of the units of DMS held by Prism and Clairvest Direct Seller pursuant to the Business Combination Agreement in exchange for the Business Combination Consideration;

•	“Existing Organizational Documents” are to the amended and restated memorandum and articles of association of Leo, dated February 14, 2018;

•	“initial public offering” are to Leo’s initial public offering that was consummated on February 15, 2018;

•

“IPO registration statement” are to the Registration Statement on Form S-1 (333-222599) filed by Leo in connection with its initial public offering and declared effective by the SEC on February 12, 2018;

•	“Leo” are to Leo Holdings Corp. prior to the Domestication;

•	“Leo independent directors” are to Mss. Bush and Minnick, and Mr. Bensoussan;

•	“Lion Capital” are to Lion Capital, LLP, an affiliate of Sponsor;

•	“Lock-Up Agreement” are to the lock-up agreement to be entered into by New DMS and the Sellers at the Closing;

•	“New DMS” are to Digital Media Solutions, Inc. (f.k.a. Leo Holdings Corp.) upon and after the Business Combination;

•	“New DMS Board” are to the board of directors of New DMS;

•	“New DMS Class A Common Stock” are to the Class A common stock, par value $0.0001 per share, of New DMS;

•	“New DMS Class B Common Stock” are to the Class B common stock, par value $0.0001 per share, of New DMS, which will have no economic value but will entitle the holder thereof to one vote per share;

•	“New DMS Class C Common Stock” are to the Class C common stock, par value $0.0001 per share, of New DMS, which are convertible into shares of New DMS Class A Common Stock;

•	“New DMS Common Stock” are collectively to New DMS Class A Common Stock, New DMS Class B Common Stock and New DMS Class C Common Stock;

•

“New DMS public shares” are to the shares of New DMS Class A Common Stock issued as a matter of law upon the conversion at the time of the Domestication of the Class A ordinary shares that were offered and sold by Leo as part of units in its initial public offering and registered pursuant to the IPO registration statement and of the Class B ordinary shares;

•

“New DMS public warrants” are to the 10,000,000 warrants of New DMS issued as a matter of law upon the conversion at the time of the Domestication of the public warrants that were offered and sold by Leo as part of units in its initial public offering and registered pursuant to the IPO registration statement;

•

the outstanding New DMS Class A Common Stock “on an as-converted and as-redeemed basis” are to the number of shares of New DMS Class A Common Stock that would be outstanding as of immediately after the Closing assuming (i) all shares of New DMS Class C Common Stock were converted into shares of New DMS Class A Common Stock in accordance with the Proposed Certificate of Incorporation and (ii) all DMS Units held by Prism and Clairvest Direct Seller were acquired upon a Redemption by New DMS for shares of New DMS Class A Common Stock in accordance with the Amended Partnership Agreement;

•	“ordinary shares” are to the Class A ordinary shares and the Class B ordinary shares, collectively;

•	“Plan” are to the Digital Media Solutions, Inc. 2020 Omnibus Incentive Plan to be considered by the shareholders pursuant to the Incentive Award Plan Proposal;

•

“PIPE Investment” are to the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors have collectively committed to subscribe for 10,000,0000 shares of New DMS Class A Common Stock for an aggregate purchase price equal to $100.0 million to be consummated substantially concurrently with the Closing;

•	“PIPE Investors” are to the qualified institutional buyers and accredited investors (including Sponsor PIPE Entity) that have committed to purchase New DMS Class A Common Stock in the PIPE Investment;

•	“Prism” are to Prism Data, LLC, a Delaware limited liability company;

•

“private placement warrants” are to the 4,000,000 private placement warrants outstanding as of the date of this proxy statement/prospectus (of which 2,000,000 private placement warrants shall be surrendered and forfeited pursuant to the Surrender Agreement described in this proxy statement/prospectus), which will be automatically converted by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections which adjustment and protections will have been waived by the holders of the Class B ordinary shares pursuant to the Surrender Agreement, into warrants to acquire shares of New DMS Class A Common Stock in the Domestication;

•	“pro forma” are to giving pro forma effect to the Business Combination;

•	“Proposed Bylaws” are to the proposed bylaws of New DMS to be effective upon the Domestication attached to this proxy statement/prospectus as Annex D;

•	“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of New DMS to be effective upon the Domestication attached to this proxy statement/prospectus as Annex C;

•	“Proposed Organizational Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;

•

“public shares” are to the currently outstanding 19,312,807 Class A ordinary shares that were offered and sold as part of units by Leo in its initial public offering and registered pursuant to the IPO registration statement and the New DMS public shares;

•	“public shareholders” are to holders of public shares, whether acquired in Leo’s initial public offering or acquired in the secondary market;

•

“public warrants” are to the 10,000,000 public warrants that were offered and sold as part of units by Leo in its initial public offering and registered pursuant to the IPO registration statement and the New DMS public warrants;

•	“redemption” are to each redemption of public shares for cash pursuant to the Existing Organizational Documents;

•	“SEC” are to the Securities and Exchange Commission;

•	“Sellers” are to Prism, Clairvest Direct Seller and Blocker Sellers;

•	“Seller Warrants” are to the 2,000,000 warrants issued to Sellers as part of the Business Combination Consideration and pursuant to the Amended and Restated Warrant Agreement;

•	“Surrender Agreement” are to the Amended and Restated Sponsor Shares and Warrant Surrender Agreement, dated as of June 22, 2020, entered into by Leo, the Sponsor and the Leo independent directors;

•	“Sponsor” are to Leo Investors Limited Partnership, a Cayman Islands exempted limited partnership;

•	“Sponsor PIPE Entity” are to Lion Capital (Guernsey) Bridgeco Limited, a company organized under the laws of Guernsey;

•	“Subscription Agreements” are to the subscription agreements, entered into by Leo and each of the PIPE Investors in connection with the PIPE Investment;

•	“Tax Receivable Agreement” are to the tax receivable agreement to be entered into by New DMS, Blocker Corp and the Sellers at the Closing;

•	“transfer agent” are to Continental, Leo’s transfer agent;

•	“trust account” are to the trust account established at the consummation of Leo’s initial public offering at JP Morgan Chase Bank, N.A. and maintained by Continental, acting as trustee;

•

“units” are to the units of Leo, each unit representing one Class A ordinary share and one-half of one warrant to acquire one Class A ordinary share, that were offered and sold by Leo in its initial public offering and registered pursuant to the IPO registration statement; and

•	“warrants” are to the public warrants and the private placement warrants and, with respect to any period of time after the Closing, the Seller Warrants.

v

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this proxy statement/prospectus in relation to DMS has been provided by DMS and its respective management, and forward-looking statements include statements relating to our and its respective management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	our ability to complete the Business Combination with DMS or, if we do not consummate such business combination, any other initial business combination;

•

satisfaction or waiver of the conditions to the Business Combination including, among other things: (1) the approval of the BCA Proposal, the Domestication Proposal, the Security Issuance Proposal and certain of the Organizational Documents Proposals being obtained; (2) all required waiting periods or approvals under the Hart-Scott-Rodino Act of 1976 (the “HSR Act”) and all applicable antitrust laws having expired, been received or terminated; (3) the consummation of the Domestication immediately prior to the Closing; (4) the consummation of the PIPE Investment immediately prior to the Closing; (5) 1,500,000 Class B ordinary shares and 2,000,000 private placement warrants of Leo having been surrendered and forfeited by Sponsor and the Leo independent directors, as applicable, in accordance with the Surrender Agreement; (6) the absence of a Material Adverse Effect (as defined in the Business Combination Agreement); (7) the net tangible assets of New DMS (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) being at least $5,000,001; (8) cash proceeds from the trust account established for the purpose of holding the net proceeds of Leo’s initial public offering and certain of the proceeds from its concurrent private placement of warrants, together with the proceeds from the PIPE Investment, net of any amounts paid to Leo shareholders that exercise their redemption rights in connection with the Business Combination, equaling no less than $200,000,000 at the Closing; and (9) the shares of New DMS Class A Common Stock to be issued in connection with the Business Combination Agreement having been approved for listing on the NYSE;

•

the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against Leo and DMS following the announcement of the Business Combination Agreement and the transactions contemplated therein, that could give rise to the termination of the Business Combination Agreement;

•	our ability to consummate the Business Combination due to the uncertainty resulting from the recent COVID-19 pandemic;

•	the projected financial information, growth rate and market opportunity of New DMS;

•	the ability to obtain and/or maintain the listing of the New DMS Class A Common Stock and the warrants on the NYSE, and the potential liquidity and trading of our securities;

•	the risk that the proposed Business Combination disrupts current plans and operations of DMS as a result of the announcement and consummation of the proposed Business Combination;

•

the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees;

•	costs related to the proposed Business Combination;

•	changes in applicable laws or regulations;

•	our ability to raise financing in the future;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination;

•	our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the Business Combination;

•	factors relating to our business, operations and financial performance following the Business Combination, including:

•	our ability to attract consumers to our websites, marketplaces or brand direct solutions and convert them to sales for our advertisers;

•	our ability to maintain or increase our share of expenditures from our advertisers and our ability to establish relationships with new advertisers;

•	our ability to maintain, grow and protect the data we obtain from consumers and advertisers;

•	our dependence on our emails and sites not being treated disadvantageously by internet service providers;

•	our ability to provide new product and service offerings that make our marketplaces, brand direct solutions and websites useful for consumers;

•	our ability to compete effectively for consumers and advertisers;

•	our ability to successfully integrate the operations of companies we acquire;

•	the performance of our technology infrastructure;

•	our dependence on third-party website publishers for a significant portion of our visitors;

•	our ability to protect our intellectual property rights;

•	our ability to maintain adequate internal controls over financial and management systems; and

•	other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us and/or DMS. There can be no assurance that future developments affecting us and/or DMS will be those that we and/or DMS have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of DMS) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors”. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We and DMS undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before any shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the extraordinary general meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA, a measure used by DMS management to assess operating performance, is defined as net (loss) income, excluding (1) interest expense, (2) income tax expense, (3) depreciation and amortization, (4) acquisition costs, (5) loss on extinguishment of debt, (6) other income, (7) other expense and (8) other non-recurring, infrequent or unusual costs. An item is considered to be non-recurring, infrequent or unusual if it is unlikely that it will recur in the next two years or if a similar charge or gain has not occurred in the preceding two years, in accordance with SEC rules.

Combined Adjusted EBITDA is defined as Adjusted EBITDA, adjusted for (1) future expected cost savings resulting primarily from W4 Performance Ad Network reorganization (“PAN”) such as adjustments to headcount towards the end of the year ended December 31, 2019, and other operation synergies, (2) future expected UE technology synergies and cost savings due to the use of an alternative vendor, (3) future expected costs savings resulting primarily from UE reorganization such as staff adjustments, use of lower cost distribution vendors, among others, and (4) UE EBITDA from January 1, 2019 through the date of the acquisition.

Unlevered Free Cash Flow is defined as Combined Adjusted EBITDA, less capital expenditures, and Unlevered Free Cash Flow Conversion is defined as Unlevered Free Cash Flow divided by Combined Adjusted EBITDA Adjusted EBITDA, Combined Adjusted EBITDA, Unlevered Free Cash Flow and Unlevered Free Cash Flow Conversion is presented because DMS management believes that it provides useful information to investors regarding DMS’s operating performance and its capacity to incur and service debt and fund capital expenditures. DMS believes that these measures are used by many investors, analysts and rating agencies as a measure of performance. By reporting these measures, DMS provides a basis for comparison of our business operations between current, past and future periods by excluding items that DMS does not believe are indicative of our core operating performance.

Financial measures that are not U.S. generally accepted accounting principles (“GAAP”) should not be considered as alternatives to operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance, or cash flows as measures of liquidity. These measures have important limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, DMS relies primarily on its GAAP results and uses Adjusted EBITDA only as a supplement.

See below for a reconciliation of Adjusted EBITDA, Combined Adjusted EBITDA and Unlevered Free Cash Flow from net income (loss), the most directly comparable GAAP measure:

	Three Months Ended March 31,			Year Ended December 31,
	2020	2019		2019		2018	2017
	(U.S. dollars in thousands)
Net (loss) income	$757	$606		$(11,230)		$1,403	$4,275
Adjustments
Interest expense	3,790	2,119		10,930		4,614	800
Income tax expense	52	—		137		—	—
Depreciation and amortization	4,315	1,928		9,745		5,295	2,145
Acquisition costs (1)	27	2,896		19,234		10,388	2,271
Loss on extinguishment of debt	—	—		—		303	—
Other income (2)	—	—		—		—	(2,311)
Other expense (3)	133	208		1,033		326	428
Other non-recurring expenses (4)	348	628		3,076		640	1,490

Adjusted EBITDA	$9,422	$8,385		$32,925		$22,969	$9,098

Adjustments
Pro forma cost savings – PAN (5)	$675	$738		$2,226		$2,165	$1,296
Technology synergies (6)	779	779		3,116		3,116	3,116
Pro forma cost savings – UE (7)	1,042	1,084		4,339		3,799	3,799
Acquisitions EBITDA	—	3,205	(8b)	9,112	(8a)	15,124	12,899

Combined Adjusted EBITDA (9)	$11,918	$14,191		$51,718		$47,173	$30,208

Capital expenditures	(2,975)	(1,339)		(6,553)		(2,636)	(891)

Unlevered Free Cash Flow (9)	$8,943	$12,852		$45,165		$44,537	$29,317

Unlevered Free Cash Flow Conversion (9)	75.0%	90.6%		87.3%		94.4%	97.1%

(1)	Acquisition incentive payments, contingent consideration accretion, earnout payments and pre-acquisition expenses
(2)	Lawsuit settlement proceeds and gain on litigation
(3)	Director and investor management fees and expenses related to philanthropic initiatives
(4)

Restructuring costs such as lease termination costs due to office closure, severance payments on company reorganization, write-off of equity investment, advanced payment on company equity plan and company sale transaction fees

(5)	Annualized future expected cost savings resulting primarily from PAN reorganization
(6)	Annualized future expected UE technology synergies related to uniform infrastructure platform
(7)	Annualized future expected cost savings resulting primarily from UE reorganization
(8a)	UE EBITDA from January 1, 2019 through the date of the acquisition
(8b)	UE EBITDA from January 1, 2019 through March 31, 2019
(9)	This is a non-GAAP financial measure that has not been prepared in accordance with Article 11 of Regulation S-X

A reconciliation of Unlevered Free Cash Flow to net cash (used in) provided by operating activities, the most directly comparable GAAP measure, is presented below:

	Three Months Ended March 31,		Year Ended December 31,
	2020	2019	2019	2018	2017
	(U.S. dollars in thousands)
Unlevered Free Cash Flow (1)	$8,943	$12,852	$45,165	$44,537	$29,317
Capital expenditures	2,975	1,339	6,553	2,636	891

Three Months Ended March 31,	Year Ended December 31,
2020	2019	2019	2018	2017
(U.S. dollars in thousands)
Combined Adjusted EBITDA (1)	11,918	$14,191	$51,718	$47,173	$30,208
Acquisitions EBITDA	—	3,205	(2b)	9,112	(2a)	15,124	12,899
Pro forma cost savings – UE (3)	1,042	1,084	4,339	3,799	3,799
Technology synergies (4)	779	779	3,116	3,116	3,116
Pro forma cost savings – PAN (5)	675	738	2,226	2,165	$1,296

Adjusted EBITDA	$9,422	$8,385	$32,925	$22,969	$9,098
Other non-recurring expenses (6)	348	628	3,076	640	1,490
Other expense (7)	133	208	1,033	326	428
Other income (8)	—	—	—	—	(2,311)
Loss on extinguishment of debt	—	—	—	303	—
Acquisition costs (9)	27	2,896	19,234	10,388	2,271

EBITDA	$8,914	$4,653	$9,582	$11,312	$7,220
Interest expense	(3,790)	(2,119)	(10,930)	(4,614)	(800)
Income tax expense	(52)	—	(137)	—	—
Amortization of debt issuance costs	280	120	629	295	109
Loss on extinguishment of debt	—	—	—	303	—
Loss on sale of property, plant and equipment, net	—	—	—	—	90
Payment of contingent consideration	(1,000)	—	(15,904)	—	—
Change in deferred tax liability	(490)	—	—	—	—
Change in accounts receivable, net	(4,727)	(4,215)	207	(2,807)	883
Change in prepaid expenses and other current assets	(1,188)	(18)	(776)	2,114	976
Change in accounts payable and accrued expenses	3,174	1,270	(5,662)	8,818	3,229
Change in contingent consideration payable	—	—	13,841	3,063	—
Change in other liabilities	(12)	(14)	(405)	158	(551)

Net cash provided by (used in) operating activities	$1,109	$(323)	$(9,555)	$18,642	$11,156

(1)	This is a non-GAAP financial measure that has not been prepared in accordance with Article 11 of Regulation S-X
(2a)	UE EBITDA from January 1, 2019 through the date of the acquisition
(2b)	UE EBITDA from January 1, 2019 through March 31, 2019
(3)	Annualized future expected cost savings resulting primarily from UE reorganization
(4)	Annualized future expected UE technology synergies related to uniform infrastructure platform
(5)	Annualized future expected cost savings resulting primarily from PAN reorganization
(6)

Restructuring costs such as lease termination costs due to office closure, severance payments on company reorganization, write-off of equity investment, advanced payment on company equity plan and company sale transaction fees

(7)	Director and investor management fees and expenses related to philanthropic initiatives
(8)	Lawsuit settlement proceeds
(9)	Acquisition incentive payments, contingent consideration accretion and earnout payments

x

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF LEO

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to Leo’s shareholders. We urge shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at 9:00 a.m. Eastern Time, on July 14, 2020, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022.

Q:	Why am I receiving this proxy statement/prospectus?

A:

Leo shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things, following the Domestication, Leo will effect the Equity Purchase in exchange for the Business Combination Consideration. Upon the effectiveness of the Domestication, we will be renamed “Digital Media Solutions, Inc.” See “BCA Proposal.”

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read the Business Combination Agreement in its entirety.

The approval of each of the BCA Proposal, Incentive Award Plan Proposal, the Security Issuance Proposal, the Adjournment Proposal and on a non-binding, advisory basis, the Seller Nominee Appointment Approval, requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting, and each of the Domestication Proposal and the Organizational Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Under the Business Combination Agreement, Leo will domesticate as a Delaware corporation. On the effective date of the Domestication, (1) the issued and outstanding Class A ordinary shares will convert automatically by operation of law, on a one-for-one basis, into shares of New DMS Class A Common Stock, (2) the issued and outstanding public warrants to purchase Class A ordinary shares will automatically become warrants to acquire shares of New DMS Class A Common Stock (no other changes will be made to the terms of any issued and outstanding public warrants as a result of the Domestication), (3) each issued and outstanding unit that has not been previously separated into the underlying Class A ordinary share and underlying warrant will be cancelled and will entitle the holder thereof to one share of New DMS Class A Common Stock and one-half of one warrant to acquire one share of New DMS Class A Common Stock, (4) the issued and outstanding Class B ordinary shares will convert automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections which adjustment and protections will have been waived by the holders of the Class B ordinary shares pursuant to the Surrender Agreement, into shares of New DMS Class A Common Stock (also referred to herein as the Converted Founder Shares), and (5) the issued and outstanding private placement warrants will automatically become warrants to acquire shares of New DMS Class A Common Stock (no other changes will be made to the terms of any issued and outstanding private placement warrants as a result of the Domestication). See “Domestication Proposal.”

The provisions of the Proposed Organizational Documents will differ in certain material respects from the Existing Organizational Documents. Please see “What amendments will be made to the current constitutional documents of Leo?” below.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:	What proposals are shareholders of Leo being asked to vote upon?

A:	At the extraordinary general meeting, Leo is asking holders of its ordinary shares to consider and vote upon twelve separate proposals:

•

a proposal to approve by ordinary resolution and adopt the Business Combination Agreement, certain related agreements (including the Subscription Agreements, the Amended Partnership Agreement, the Tax Receivable Agreement and the Surrender Agreement) and the transactions contemplated thereby;

•	a proposal to approve by special resolution the Domestication;

•	the following six separate proposals to approve by special resolution the following material differences between the Existing Organizational Documents and the Proposed Organizational Documents:

•

to authorize the change in the authorized capital stock of Leo from (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preferred shares, par value $0.0001 per share, to (ii) 600,000,000 shares of common stock, par value $0.0001 per share, of New DMS, consisting of (a) 500,000,000 shares of New DMS Class A Common Stock, (b) 60,000,000 shares of New DMS Class B Common Stock, (c) 40,000,000 shares of New DMS Class C common stock, and 100,000,000 shares of New DMS Preferred Stock;

•

to authorize the New DMS Board to issue any or all shares of New DMS Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New DMS Board and as may be permitted by the DGCL;

•	to provide that certain provisions of the certificate of incorporation of New DMS are subject to the Director Nomination Agreement;

•

to authorize the removal of the ability of New DMS stockholders to take action by written consent in lieu of a meeting, from and after the first date that Prism, Clairvest and any of their respective affiliates ceases to collectively own, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of New DMS;

•	to authorize the grant of an explicit waiver regarding corporate opportunities to New DMS and its directors; and

•	to authorize all other changes in connection with the replacement of Existing Organizational Documents with the Proposed Organization Documents as part of the Domestication;

•

a proposal to approve by ordinary resolution, for the purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of shares of New DMS Class A Common Stock to the PIPE Investors, including an affiliate of Sponsor, and the issuance of the Seller Warrants, New DMS Class B Common Stock, including the New DMS Class A Common Stock into which the DMS Units are redeemable in accordance with the Amended Partnership Agreement, and New DMS Class C Common Stock, including the New DMS Class A Common Stock into which the New DMS Class C Common Stock is convertible in accordance with the Proposed Certificate of Incorporation, to the Sellers, to the extent such issuance would require a shareholder vote under NYSE Listing Rule 312.03;

•

a proposal to approve on a non-binding, advisory basis by ordinary resolution the appointment of Robbie Isenberg, James Miller, Fernando Borghese and Mary Minnick to the New DMS Board as of the Closing (we refer to this proposal as the “Seller Nominee Appointment Proposal”);

•	a proposal to approve by ordinary resolution the Plan; and

•

a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated. In addition to the foregoing proposals, the shareholders are also being asked to consider and vote upon the Adjournment Proposal. See “BCA Proposal,” “Domestication Proposal,” “Organizational Documents Proposals,” “Security Issuance Proposal,” “Incentive Award Plan Proposal,” “Seller Nominee Appointment Proposal” and “Adjournment Proposal.”

Leo will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of Leo should read it carefully.

After careful consideration, Leo’s board of directors has determined that the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Security Issuance Proposal, the Incentive Award Plan Proposal, the Seller Nominee Appointment Proposal and the Adjournment Proposal are in the best interests of Leo and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of Leo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Leo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Leo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	Why is Leo proposing the Business Combination?

A:	Leo was organized to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities.

Based on its due diligence investigations of DMS and the industry in which it operates, including the financial and other information provided by DMS in the course of Leo’s due diligence investigations, the Leo board of directors believes that the Business Combination with DMS is in the best interests of Leo and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See “BCA Proposal—Leo’s Board of Directors’ Reasons for the Business Combination.”

Although Leo’s board of directors believes that the Business Combination with DMS presents a unique business combination opportunity and is in the best interests of Leo and its shareholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “BCA Proposal—Leo’s Board of Directors’ Reasons for the Business Combination” and “Risk Factors—Risks Related to DMS’s Business and to New DMS’s Business Following the Business Combination.”

Q:	Did Leo’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

Leo’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. The officers and directors of Leo have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Leo’s financial advisor, enabled them to make the necessary analyses and determinations regarding the Business Combination with DMS. In addition, Leo’s officers and directors and Leo’s financial advisor have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of Leo’s board of directors and Leo’s financial advisor in valuing DMS’s business.

Q:	What will DMS’s equityholders receive in return for the Business Combination of DMS by Leo?

A:

In accordance with the terms and subject to the conditions of the Business Combination Agreement, Leo will purchase the equity interests of Blocker Corp and a portion of the units of DMS held by Prism and Clairvest Direct Seller (which units will be immediately contributed to the capital of Blocker Corp) in exchange for a combination of cash consideration, the Seller Warrants, shares of New DMS Class B Common Stock and shares of New DMS Class C Common Stock pursuant to a conversion ratio to be determined at the Closing. The cash consideration, Seller Warrants, shares of New DMS Class B Common Stock and shares of New DMS Class C Common Stock constitute the Business Combination Consideration.

Following the Closing, pursuant to the Tax Receivable Agreement, New DMS will be required to pay the Sellers (i) 85% of the amount of savings, if any, in U.S. federal, state and local income tax that New DMS and Blocker Corp actually realize as a result of (A) certain existing tax attributes of Blocker Corp acquired in the Business Combination, and (B) increases in Blocker Corp’s allocable share of the tax basis of the tangible and intangible assets of DMS and certain other tax benefits related to the payment of the cash consideration pursuant to the Business Combination Agreement and any redemptions of DMS Units or exchanges of DMS Units for cash or shares of New DMS Class A Common Stock after the Business Combination and (ii) 100% of certain refunds of pre-Closing taxes of DMS and Blocker Corp received during a taxable year beginning within two (2) years after the Closing. For additional information on the Tax Receivable Agreement, see “BCA Proposal—Related Agreements—Tax Receivable Agreement.”

Q:	What is the Tax Receivable Agreement?

Concurrent with the Closing and in connection with the reorganization of the post-business combination company in what is commonly referred to as an umbrella partnership-C corporation (or “Up-C”) structure, New DMS and Blocker Corp will enter into the Tax Receivable Agreement with the Sellers. Pursuant to the Tax Receivable Agreement, New DMS will be required to pay the Sellers (i) 85% of the amount of savings, if any, in U.S. federal, state and local income tax that New DMS and Blocker Corp actually realize as a result of (A) certain existing tax attributes of Blocker Corp acquired in the Business Combination, and (B) increases in and Blocker Corp’s allocable share of the tax basis of the tangible and intangible assets of DMS and certain other tax benefits related to the payment of the cash consideration pursuant to the Business Combination Agreement and any redemptions of DMS Units or exchanges of DMS Units for cash or shares of New DMS Class A Common Stock after the Business Combination and (ii) 100% of certain refunds of pre-Closing taxes of DMS and Blocker Corp received during a taxable year beginning within two (2) years after the Closing. All such payments to the Sellers will be New DMS’s obligation, and not that of DMS.

The Up-C structure will allow the Sellers (other than Blocker Seller 1 and Blocker Seller 2) to retain their equity ownership in DMS, an entity that is classified as a partnership, or “passthrough” entity for U.S. federal income (and certain state and local) tax purposes, in the form of DMS Units. Blocker Seller 1, Blocker Seller 2 and those investors who, prior to the Business Combination, held Class A ordinary shares or Class B ordinary shares of Leo will, by contrast, hold their equity ownership in New DMS, a Delaware corporation that is a domestic corporation for U.S. federal income tax purposes. We believe that the Sellers (other than Blocker Seller 1 and Blocker Seller 2) will generally find it advantageous to continue to hold their equity interests in an entity that is not taxable as a corporation for U.S. federal income tax purposes. We do not believe that our Up-C structure will give rise to any significant business or strategic benefit or detriment to us.

Following the Business Combination, we will receive the same benefits as a result of our ownership of Blocker Corp, which will own equity in DMS, an entity that is classified as a partnership, or “passthrough” entity, for U.S. federal income (and certain state and local) tax purposes, in the form of DMS Units. As a result of the Business Combination, Blocker Corp will obtain a step-up in tax basis in the portion of the DMS assets treated as purchased with the Cash Consideration. This step-up in tax basis is expected to provide us with certain tax benefits, such as future depreciation and amortization deductions that can reduce the taxable income allocable to us. As described above, a portion of these benefits will be payable to the Sellers under the Tax Receivable Agreement.

For additional information on the Tax Receivable Agreement, see “BCA Proposal—Related Agreements—Tax Receivable Agreement” and “BCA Proposal—Related Agreements—Amended Partnership Agreement.”

Q:	What are the principal differences between New DMS Class A Common Stock, New DMS Class B Common Stock and New DMS Class C Common Stock?

A:

After the business combination, the New DMS Class A Common Stock, New DMS Class B Common Stock and New DMS Class C Common Stock will constitute all of the classes of common stock of New DMS and will possess all voting power for the election of directors of New DMS, subject to the terms of the Director Nomination Agreement (see “BCA Proposal—Related Agreements—Director Nomination Agreement”) and all other matters requiring stockholder action. Holders of the New DMS Class A Common Stock, New DMS Class B Common Stock and New DMS Class C Common Stock will be entitled to one vote per share and at all times vote together as one class on all matters submitted to a vote of the stockholders of New DMS. The principal difference between, on the one hand, the New DMS Class A Common Stock and New DMS Class C Common Stock, and on the other hand, the New DMS Class B Common Stock is that holders of the New DMS Class B Common Stock will not be entitled to receive dividends, if declared by the New DMS Board, or to receive any portion of any assets in respect of such shares upon the liquidation, dissolution, distribution of assets or winding-up of the post-business combination company. In addition, upon the redemption of the DMS Units held by the members of DMS that are not Blocker Corp (the “Non-Blocker Members”) pursuant to the Amended Partnership Agreement for shares of New DMS Class A Common Stock, cash or a combination of both, the corresponding shares of New DMS Class B Common Stock automatically will be cancelled for no consideration in accordance with the Proposed Certificate of Incorporation. Finally, shares of New DMS Class B Common Stock can only be transferred concurrently with their corresponding DMS Units in accordance with the Amended Partnership Agreement. Shares of New DMS Class C Common Stock will only be issued to Blocker Sellers in connection with the Business Combination. New DMS Class C Common Stock will participate in dividends and distributions on the New DMS Class A Common Stock on an as-converted basis and each share of New DMS Class C Common Stock is convertible into a number of shares of New DMS Class A Common Stock that is equal to the conversion ratio to be determined at the Closing. Only the New DMS Class A Common Stock will be publicly traded.

Q:	How will the Company and Leo be managed following the business combination?

A:

Following the Closing, the combined company will be organized in an Up-C structure in which our interest in the business of DMS, including its operating subsidiaries, will be held by Blocker Corp and in which New DMS’s only material assets will consist of its equity interests in Blocker Corp. As such, New DMS, through its control of Blocker Corp holding the voting DMS Units and through its directors and officers, will be responsible for all operational and administrative decisions of DMS and the day-to-day management of DMS’s business. Following the Closing, it is expected that (1) the current management of DMS will become the management of New DMS. (2) Joseph Marinucci, Fernando Borghese, Robbie Isenberg and James H. Miller will join the New DMS Board and (3) Mary Minnick (designated as a “Seller Nominee,” as defined in the Business Combination Agreement), Lyndon Lea and Robert Darwent will be retained on the New DMS Board. Please see the section entitled “Management of New DMS Following the Business Combination” for further information.

Q:	What equity stake will current Leo shareholders and current DMS equityholders hold in New DMS immediately after the consummation of the Business Combination?

A:

As of the date of this proxy statement/prospectus, there are 24,312,807 ordinary shares issued and outstanding, which includes an aggregate of 5,000,000 Class B ordinary shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 14,000,000 warrants, comprised of the 4,000,000 private placement warrants held by Sponsor and the 10,000,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New DMS Class A Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of Leo’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination), the Leo fully-diluted share capital would be 38,312,807 ordinary shares.

It is anticipated that, upon completion of the Business Combination, (1) Leo’s public shareholders are expected to own approximately 33.0% of the outstanding New DMS Class A Common Stock on an as-converted and as-redeemed basis, representing approximately 19.2% of the total outstanding voting interests in New DMS capital stock, (2) Prism and Clairvest Direct Seller (without taking into account any public shares held by such DMS equityholders prior to the consummation of the Business Combination), are expected to collectively own all of the outstanding New DMS Class B Common Stock, representing approximately 25.9% of the outstanding New DMS Class A Common Stock on an as-converted and as-redeemed basis and approximately 39.8% of the total outstanding voting interests of the New DMS capital stock, (3) Blocker Sellers (without taking into account any public shares held by Blocker Sellers prior to the consummation of the Business Combination), are expected to collectively own all of the New DMS Class C Common Stock, representing approximately 18% of the outstanding New DMS Class A Common Stock on an as-converted and as-redeemed basis and approximately 27.6% of the total outstanding voting interests of the New DMS capital stock, (4) the Class B Shareholders are expected to own approximately 6% of the outstanding New DMS Class A Common Stock on an as-converted and as-redeemed basis, representing approximately 3.5% of the total outstanding voting interests in New DMS capital stock and (5) the PIPE Investors (including Sponsor PIPE Entity) are expected to own approximately 17.1% of the outstanding New DMS Class A Common Stock on an as-converted and as-redeemed basis, representing approximately 9.9% of the total outstanding voting interests in New DMS capital stock. These percentages (i) assume that none of Leo’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination, (ii) reflect the surrender and forfeiture by Sponsor and the Leo independent directors of 1,500,000 Class B ordinary shares of Leo pursuant to the Surrender Agreement, but not the transfer of a to be determined number of New DMS Class A common Stock from Sponsor to the Sponsor PIPE Entity, which will be effected by the surrender and forfeiture by Sponsor of such number of Class B ordinary shares and the issuance of New DMS Class A Common Stock to the Sponsor PIPE Entity pursuant to the Surrender Agreement and the Sponsor PIPE Entity’s Subscription Agreement, (iii) assume 10,000,000 shares of New DMS Class A Common Stock are issued to the PIPE Investors upon the consummation of the PIPE Investment, (iv) do not take into account public warrants or private placement warrants to purchase New DMS Class A Common Stock that will be outstanding immediately following the completion of the Business Combination and (v) do not assume the issuance of any shares upon completion of the Business Combination under the Plan. If the actual facts are different than these assumptions, the percentage ownership retained by the Company’s existing stockholders in New DMS will be different.

The following table illustrates varying ownership levels in New DMS Class A Common Stock on an as-converted and as-redeemed basis immediately following the consummation of the Business Combination based on the assumptions above except for varying levels of redemptions by the public shareholders:

	Share Ownership in New DMS
	No redemptions	Maximum redemptions(1)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
Sellers(2)	43.9%	60.7%
Leo’s public shareholders	33.0%	16.4%
Former Leo Class B Shareholders	6.0%	5.9%
PIPE Investors(3)	17.1%	17.0%

(1)	Assumes that 9,656,404 of Leo’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination.
(2)

Includes DMS Units, New DMS Class B Common Stock and New DMS Class C Common Stock to be owned by Sellers. In the maximum redemption scenario, Sellers will own New DMS Class B Common Stock and New DMS Class C

Common Stock representing the same percentage of the total outstanding voting interests in New DMS capital stock as in the no redemption scenario: 67.4%.
(3)	Includes 7,200,000 shares to be owned by Sponsor PIPE Entity, a portion of which may be assigned at Closing.

For further details, see “BCA Proposal—The Business Combination Agreement—Business Combination Consideration.”

Q:	Why is Leo proposing the Domestication?

A:

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of the Company and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors, each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal—Reasons for the Domestication.”

To effect the Domestication, we will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to closing the Business Combination under the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q:	What amendments will be made to the current constitutional documents of Leo?

A:

The consummation of the Business Combination is conditional, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, Leo’s shareholders also are being asked to consider and vote upon a proposal to approve the Domestication, and replace our Existing Organizational Documents, in each case, under Cayman Islands law with the Proposed Organizational Documents, in each case, under the DGCL, which differ from the Existing Organizational Documents in the following material respects:

	Existing Organizational Documents	Proposed Organizational Documents
Authorized Shares (Organizational Documents Proposal A)	The Existing Organizational Documents authorize 221,000,000 shares, consisting of 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares and 1,000,000 preferred shares.	The Proposed Organizational Documents authorize 600,000,000 shares of common stock, par value $0.0001 per share, of New DMS, consisting of (a) 500,000,000 shares of New DMS Class A Common Stock, (b) 60,000,000 shares of New DMS Class B Common Stock, (c) 40,000,000 shares of New DMS Class C common stock, and 100,000,000 shares of New DMS Preferred Stock.

	See paragraph 5 of our Existing Organizational Documents	See Article Fourth of the Proposed Certificate of Incorporation.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Organizational Documents Proposal B)	The Existing Organizational Documents authorize the issuance of 1,000,000 preferred shares with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing Organizational Documents, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.	The Proposed Organizational Documents authorize the board of directors to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the board of directors may determine.

	See paragraph 5 and Article 3 of our Existing Organizational Documents.	See Article Fourth subsection C of the Proposed Certificate of Incorporation.

Director Nomination Agreement (Organizational Documents Proposal C)	The Existing Organizational Documents are not subject to any director composition agreement.	The Proposed Organizational Documents provide that certain provisions therein are subject to the Director Nomination Agreement.

	Existing Organizational Documents	Proposed Organizational Documents

See Article Fifth subsections C, D and E of the Proposed Certificate of Incorporation.

Shareholder/Stockholder Written Consent In Lieu of a Meeting (Organizational Documents Proposal D)	The Existing Organizational Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Organizational Documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting from and after the first date that Prism, Clairvest and any of their respective affiliates cease to collectively own, in the aggregate, at least 50% of the outstanding voting stock of New DMS.

	See Article 22 of our Existing Organizational Documents.	See Article Sixth subsection B of the Proposed Certificate of Incorporation.

Waiver of Corporate Opportunities (Organizational Documents Proposal E)	The Existing Organizational Documents do not provide an explicit waiver of corporate opportunities for Leo or its directors.	The Proposed Organizational Documents will explicitly waive corporate opportunities to New DMS and its directors.

Corporate Name (Organizational Documents Proposal F)	The Existing Organizational Documents provide the name of the company is “Leo Holdings Corp.”	The Proposed Organizational Documents will provide that the name of the corporation will be “Digital Media Solutions, Inc.”

See paragraph 1 of our Existing Organizational Documents.

Perpetual Existence (Organizational Documents Proposal F)	The Existing Organizational Documents provide that if we do not consummate a business combination (as defined in the Existing Organizational Documents) by July 31, 2020, Leo shall cease all operations except for the purposes of winding up and shall redeem the shares issued in our initial public offering and liquidate our trust account.	The Proposed Organizational Documents do not include any provisions relating to New DMS’s ongoing existence; the default under the DGCL will make New DMS’s existence perpetual.

	See Article 49 of our Existing Organizational Documents.	This is the default rule under the DGCL.

	Existing Organizational Documents	Proposed Organizational Documents

Exclusive Forum (Organizational Documents Proposal F)	The Existing Organizational Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation.

See Section Eighth of the Proposed Certificate of Incorporation.

Takeovers by Interested Stockholders (Organizational Documents Proposal F)	The Existing Organizational Documents do not provide restrictions on takeovers of Leo by a related shareholder following a business combination.	The Proposed Organizational Documents will have New DMS elect not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but will provide other restrictions regarding takeovers by interested stockholders.

See Section Ninth subsections A and B of the Proposed Certificate of Incorporation.

See Section Tenth of the Proposed Certificate of Incorporation.

Provisions Related to Status as Blank Check Company (Organizational Documents Proposal F)	The Existing Organizational Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The Proposed Organizational Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

See Article 49 of our Existing Organizational Documents.

Q:	How will the Domestication affect my ordinary shares, warrants and units?

A:

On the effective date of the Domestication, (1) the issued and outstanding Class A ordinary shares will convert automatically by operation of law, on a one-for-one basis, into shares of New DMS Class A Common Stock; (2) the issued and outstanding redeemable warrants that were registered pursuant to the IPO registration statement will automatically become redeemable warrants to acquire shares of New DMS Class A Common Stock (no other changes will be made to the terms of any issued and outstanding public warrants as a result of the Domestication); (3) each issued and outstanding unit will be cancelled and will entitle the holder thereof to one share of New DMS Class A Common Stock and one-half of one redeemable warrant to acquire one share of New DMS Class A Common Stock; (4) each issued and outstanding Class B ordinary share, par value $0.0001 per share, of Leo will convert automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections which adjustment and protections will have been waived by the holders of the Class B ordinary shares pursuant to the Surrender Agreement, into shares of New DMS Class A Common Stock; and (5) the issued and outstanding warrants of Leo issued in a private placement will automatically become warrants to acquire shares of New DMS Class A Common Stock (no other changes will be made to the terms of any issued and outstanding private placement warrants as a result of the Domestication). See “Domestication Proposal.”

Q:	What are the U.S. federal income tax consequences of the Domestication?

A:

As discussed more fully under “U.S. Federal Income Tax Considerations” (beginning on page 143 of this proxy statement/prospectus), it is intended that the Domestication will constitute a reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Assuming that the Domestication so qualifies, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) will be subject to Section 367(b) of the Code and, as a result:

•

a U.S. Holder whose public shares have a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of Leo’s earnings in income;

•

a U.S. Holder whose public shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually and constructively) less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% of the total value of all classes of our stock will generally recognize gain (but not loss) on the exchange of public shares for New DMS public shares pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to its public shares provided certain other requirements are satisfied; and

•

a U.S. Holder whose public shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock will generally be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to its public shares provided certain other requirements are satisfied. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (participation exemption).

Leo does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication.

As discussed more fully under “U.S. Federal Income Tax Considerations” (beginning on page 143 of this proxy statement/prospectus), Leo believes that it is likely classified as a “passive foreign investment company” (“PFIC”), for U.S. federal income tax purposes. In such case, notwithstanding the foregoing U.S. federal income tax consequences of the Domestication, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of public shares or public warrants for New DMS public shares or New DMS public warrants pursuant to the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “U.S. Federal Income Tax Considerations—QEF Election and Mark-to-Market Election” with respect to their public shares are generally not subject to such gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code in respect of such public shares. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations” (beginning on page 143 of this proxy statement/prospectus).

Additionally, the Domestication may cause non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” beginning on page 143 of this proxy statement/prospectus) to become subject to U.S. federal income withholding taxes on any dividends paid in respect of such non-U.S. Holder’s New DMS public shares after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations” (beginning on page 143 of this proxy statement/prospectus).

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Class B Shareholders have agreed to waive their redemption rights with respect to all of their ordinary shares in connection with the consummation of the Business Combination. The Class B ordinary shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:	How do I exercise my redemption rights?

A:	If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, our transfer agent, in which you (i) request that we redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, our transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on July 10, 2020 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

The address of Continental, our transfer agent, is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, our transfer agent, directly and instruct them to do so.

Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of June 18, 2020, this would have amounted to approximately $10.40 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders, regardless of whether such public shareholders vote or, if they do vote, irrespective of if they vote for or against the BCA Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the BCA Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the BCA Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the BCA Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, our transfer agent, at least two business days prior to the vote at the extraordinary general meeting.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, we will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption takes place following the Domestication and accordingly it is shares of New DMS Class A Common Stock that will be redeemed immediately after consummation of the Business Combination.

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?

A:

No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, our transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. You are requested to cause your public shares to be separated and delivered to Continental, our transfer agent, by 5:00 p.m., Eastern Time, on July 10, 2020 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

We expect that a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations” beginning on page 143 of this proxy statement/prospectus) that exercises its redemption rights to receive cash from the trust account in exchange for its New DMS public shares will generally be treated as selling such New DMS public shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of New DMS public shares that such U.S. Holder owns or is deemed to own (including through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations” (beginning on page 143 of this proxy statement/prospectus).

Additionally, because the Domestication will occur immediately prior to the redemption by any public shareholder, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367(b) of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations” (beginning on page 143 of this proxy statement/prospectus).

All holders of our public shares considering exercising their redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Q:	What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:

Following the closing of our initial public offering, an amount equal to $200,000,000 ($10.00 per unit) of the net proceeds from our initial public offering and the sale of the private placement warrants was placed in the trust account. As of June 18, 2020, funds in the trust account totaled approximately $200,763,670 and were held in money market funds. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the closing of the Business Combination) or (2) the redemption of all of the public shares if we are unable to complete a business combination by July 31, 2020 (unless such date is extended in accordance with the Existing Organizational Documents), subject to applicable law.

If our initial business combination is paid for using equity or debt securities or not all of the funds released from the trust account are used for payment of the consideration in connection with our initial business combination or used for redemptions or purchases of the public shares, we may apply the balance of the cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of New DMS, the payment of principal or interest due on indebtedness incurred in completing our Business Combination, to fund the purchase of other companies or for working capital. See “Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Business Combination.”

Q:	What happens if a substantial number of the public shareholders vote in favor of the BCA Proposal and exercise their redemption rights?

A:

Our public shareholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

In no event will Leo redeem public shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.

Additionally, as a result of redemptions, the trading market for the New DMS Class A Common Stock may be less liquid than the market for the public shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for NYSE or another national securities exchange.

If a sufficient number of the public shareholders exercise their redemption rights, the condition to the consummation of the Business Combination that cash proceeds from the trust account established for the purpose of holding the net proceeds of Leo’s initial public offering and certain of the proceeds from its concurrent private placement of warrants, together with the proceeds from the PIPE Investment, net of any amounts paid to Leo shareholders that exercise their redemption rights in connection with the Business Combination, equal no less than $200,000,000 at the Closing may not be met and the Business Combination may not be consummated. For more information about this condition to the consummation of the Business Combination, see “BCA Proposal—The Business Combination Agreement—Closing Conditions.”

Q:	What conditions must be satisfied to complete the Business Combination?

A:

The consummation of the Business Combination is conditioned upon, among other things, (1) the approval of the BCA Proposal, the Domestication Proposal, the Security Issuance Proposal and the Required Organizational Documents Proposals being obtained; (2) all required waiting periods or approvals under HSR Act and all applicable antitrust laws shall have expired, been received or terminated; (3) the consummation of the Domestication immediately prior to the Closing; (4) the consummation of the PIPE Investment immediately prior to the Closing; (5) 1,500,000 Class B ordinary shares and 2,000,000 private placement warrants of Leo shall have been surrendered and forfeited by Sponsor and the Leo independent directors, as applicable, in accordance with the Surrender Agreement; (6) the absence of a Material Adverse Effect (as defined in the Business Combination Agreement); (7) the net tangible assets of New DMS (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001; (8) cash proceeds from the trust account established for the purpose of holding the net proceeds of Leo’s initial public offering and certain of the proceeds from its concurrent private placement of warrants, together with the proceeds from the PIPE Investment, net of any amounts paid to Leo shareholders that exercise their redemption rights in connection with the Business Combination, equaling no less than $200,000,000 at the Closing; and (9) the shares of New DMS Class A Common Stock to be issued in connection with the Business Combination Agreement will have been approved for listing on the NYSE. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

For more information about conditions to the consummation of the Business Combination, see “BCA Proposal—The Business Combination Agreement—Closing Conditions.”

Q:	When do you expect the Business Combination to be completed?

A:

It is currently expected that the Business Combination will be consummated in the third quarter of 2020. This date depends, among other things, on the approval of the proposals to be put to Leo shareholders at the extraordinary general meeting. However, such extraordinary general meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the extraordinary general meeting and we elect to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Business Combination, see “BCA Proposal—The Business Combination Agreement—Closing Conditions.”

Q:	What happens if the Business Combination is not consummated?

A:

Leo will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement. If we are not able to consummate the Business Combination with DMS nor able to complete another business combination by July 31, 2020, in each case, as such date may be extended pursuant to our Existing Organizational Documents, we will (1) cease all operations except for the purpose of winding up, (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable laws.

Q:	Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A:	Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

Q:	What do I need to do now?

A:

We urge you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder and/or warrant holder. Our shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:

If you are a holder of record of ordinary shares on the record date for the extraordinary general meeting, you may vote in person at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a proxy from your broker, bank or nominee.

We intend to hold the extraordinary general meeting in person. However, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). We plan to announce any such updates in a press release filed with the SEC and on our proxy website https://www.cstproxy.com/leoholdingscorp/2020, and we encourage you to check this website prior to the meeting if you plan to attend.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.

Q:	When and where will the extraordinary general meeting be held?

A:

The extraordinary general meeting will be held at 9.00 a.m., Eastern Time, on July 14, 2020, at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022, unless the extraordinary general meeting is adjourned.

We intend to hold the extraordinary general meeting in person. However, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). We plan to announce any such updates in a press release filed with the SEC and on our proxy website https://www.cstproxy.com/leoholdingscorp/2020, and we encourage you to check this website prior to the meeting if you plan to attend.

Q:	How will the COVID-19 pandemic impact in-person voting at the General Meeting?

A:

We intend to hold the extraordinary general meeting in person. However, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). We plan to announce any such updates in a press release filed with the SEC and on our proxy website https://www.cstproxy.com/leoholdingscorp/2020, and we encourage you to check this website prior to the meeting if you plan to attend.

Q:	What impact will the COVID-19 Pandemic have on the Business Combination?

A:

Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the coronavirus outbreak on the business of Leo and DMS, and there is no guarantee that efforts by Leo and DMS to address the adverse impacts of the coronavirus will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and actions taken to contain the coronavirus or its impact, among others. If Leo or DMS are unable to recover from a business disruption on a timely basis, the Business Combination and New DMS’s business, financial condition and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by the coronavirus outbreak and become more costly. Each of Leo and DMS may also incur additional costs to remedy damages caused by any such disruptions, which could adversely affect its financial condition and results of operations.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:

We have fixed June 3, 2020 as the record date for the extraordinary general meeting. If you were a shareholder of Leo at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:	How many votes do I have?

A:

Leo shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 24,312,807 ordinary shares issued and outstanding, of which 19,312,807 were issued and outstanding public shares.

Q:	What constitutes a quorum?

A:

A quorum of Leo shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 12,156,404 ordinary shares would be required to achieve a quorum.

Q:	What vote is required to approve each proposal at the extraordinary general meeting?

A:	The following votes are required for each proposal at the extraordinary general meeting:

(i)

BCA Proposal: The approval of the BCA Proposal requires ordinary resolution under Cayman Islands law, being the affirmative vote of holders of at least a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(ii)

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iii)

Organizational Documents Proposals: The separate approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iv)

Security Issuance Proposal: The approval of the Security Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(v)

Seller Nominee Appointment Proposal: The approval of the Seller Nominee Appointment Proposal on a non-binding advisory basis requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vi)

Incentive Award Plan Proposal: The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vii)

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

We intend to hold the extraordinary general meeting in person. However, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). We plan to announce any such updates in a press release filed with the SEC and on our proxy website https://www.cstproxy.com/leoholdingscorp/2020, and we encourage you to check this website prior to the meeting if you plan to attend.

Q:	What are the recommendations of Leo’s board of directors?

A:

Leo’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Leo’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Security Issuance Proposal, “FOR” the Incentive

Award Plan Proposal, “FOR” the Seller Nominee Appointment Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of Leo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Leo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Leo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	How do Sponsor and the other Class B Shareholders intend to vote their shares?

A:

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Class B Shareholders have agreed to vote all their public shares and Class B ordinary shares in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, our Class B Shareholders own 20.0% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Class B Shareholders, DMS and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Class B Shareholders, DMS and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (1) holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Security Issuance Proposal, the Incentive Award Plan Proposal, the Seller Nominee Appointment Proposal and the Adjournment Proposal, (2) holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) otherwise limit the number of public shares electing to redeem and (4) New DMS’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold.

Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Q:	What happens if I sell my Leo ordinary shares before the extraordinary general meeting?

A:

The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. Shareholders may send a later-dated, signed proxy card to our general counsel at our address set forth below so that it is received by our general counsel prior to the vote at the extraordinary general meeting (which is scheduled to take place on July 14, 2020) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to our general counsel, which must be received by our general counsel prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:	What happens if I fail to take any action with respect to the extraordinary general meeting?

A:

If you fail to vote with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder and/or warrant holder of New DMS. If you fail to vote with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of Leo. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.

Q:	What should I do if I receive more than one set of voting materials?

A:

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:

Leo will pay the cost of soliciting proxies for the extraordinary general meeting. Leo has engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies for the extraordinary general meeting. Leo has agreed to pay Morrow a fee of $22,500, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. Leo will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Class A ordinary shares and in obtaining voting instructions from those owners. Leo’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the extraordinary general meeting?

A:

The preliminary voting results will be announced at the extraordinary general meeting. Leo will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Tel: (800) 662-5200

Banks and brokers call collect: (203) 658-9400

E-mail: LHC.info@investor.morrowsodali.com

You also may obtain additional information about Leo from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, Leo’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on July 10, 2020 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “BCA Proposal—The Business Combination Agreement.”

Unless otherwise specified, all share calculations (1) assume no exercise of redemption rights by the public shareholders in connection with the Business Combination and (2) do not include any shares issuable upon the exercise of the warrants.

Business Summary

Unless otherwise indicated or the context otherwise requires, references in this Business Summary to the company, “we,” “us,” “our” and other similar terms refer to DMS and its subsidiaries prior to the Business Combination and to New DMS and its consolidated subsidiaries after giving effect to the Business Combination.

Our Business

DMS provides technology and digital performance marketing tools to help marketers with their most critical decision: how to optimize return on investment—i.e., the customers acquired relative to the marketing dollars spent.

DMS is a leading provider of technology and digital performance marketing solutions. We deliver a unique set of proprietary software, data assets and proven expertise to large global brands across verticals where consumer interaction is rapidly migrating online such as insurance, education, health & wellness, consumer finance and other direct-to-consumer businesses. Our primary objective is to enhance the performance and efficacy of the digital marketing dollars that brands spend to acquire customers, which has become increasingly harder for companies to do in digital and mobile environments. Our solutions are sector-agnostic, providing value to clients across multiple verticals, thereby reducing our exposure to any specific client or vertical-specific secular trends. We have proven our effectiveness and stand out as a mission-critical partner that improves client outcomes, with a 95% client retention rate across our business in 2018.

We are differentiated by the dynamic combination of solutions we provide to clients, the scale at which we operate, and the sector-agnostic approach that results in a more attractive financial profile. As media consumption has rapidly fragmented across disparate digital, mobile, social and traditional sectors, it has become more challenging for marketers to reach their target audiences at scale and to manage the costs to acquire new customers. To address this, marketers need a data-driven approach, leveraging technology to collect feedback in real-time, and quickly navigate across digital platforms. Our model stands out because we own the data assets to help deliver audiences more likely than not to take a specific action (i.e., high intent), the tools to track the success of spend in real-time, and the technology and expertise to deploy strategies regardless of the digital platform (e.g., search, social, mobile).

We operate one of the largest digital marketplace businesses, where companies in verticals like insurance and education seek to acquire new customers, who are more frequently shopping for these services entirely online. Our marketplace solutions allow brands to leverage our data assets to reach highly targeted audiences across a diverse portfolio of owned and operated websites, and deliver high-intent customers to brands looking to grow their businesses. Separately, we provide large brands with broad-based customer acquisition programs, whereby we utilize our data assets, proprietary technology and digital campaign expertise to acquire customers on behalf of brands (“brand direct” programs) and ultimately enhance the return on their marketing dollars spent. Both our marketplace and brand direct businesses leverage our unique database of 150 million consumer profiles, a high barrier to entry and key differentiator. This database has been curated based on the results of $1 billion of ad spend deployed on the DMS platform since 2012, and is constantly improving as more ad spend perpetuates more results into the database. We also provide software tools that large marketing customers use to track performance in real-time, and serve as a powerful retention tool in our business as our software becomes embedded as a critical platform used by large marketing departments. Furthermore, we use these tools to develop direct relationships with clients, with over 90% of our 2019 revenue generated directly from clients (vs. agency relationships) relative to 20% in 2014.

We believe we are the only operator to provide these services across several verticals at scale, as demonstrated by the 1.4 billion monthly ad impressions our networks delivers. Our sector-agnostic model has proven its effectiveness across industries, as our clients include a top 3 auto insurer, a Fortune 100 insurance agency, a top 3 U.S. mortgage lender, a leading home security firm, and a Top 100 ranked U.S. university. The diversification results in significant cross-sell opportunities—a potential mortgage is also likely a potential home insurance and/or home security lead—and better profitability by leveraging a single back-end platform. Our revenue diversity is evidenced by the fact that no customer represents more than 6% of revenue.

We have rapidly grown our business, driven by both a successful organic growth strategy and a proven M&A playbook. We generate highly recurring, diversified revenue streams that have been growing quickly as new and existing clients have increased their spend on DMS solutions. We have also completed 9 M&A transactions since 2016. In 2019, we generated $305 million of pro forma revenue (including the impact of acquisitions), versus reported revenue of approximately $67 million in 2017, with management’s estimate of like-for-like annualized growth of 25%. We have a model that generates profit on every client engagement, a highly flexible cost structure, and low capital expenditures that results in approximately 90% unlevered free cash flow (“UFCF”) conversion. In 2019, we generated $51.7 million of Combined Adjusted EBITDA, and $45 million of UFCF.

Our Market Opportunity

Today, marketers are confronted by the significant challenge of reaching consumers in meaningful ways through disparate media platforms. Legacy mediums of print or television represent a far smaller portion of media consumption than historically, as digital channels have proliferated, and in particular mobile devices. In an effort to adjust to this transition, digital advertising is supplanting traditional advertising to support customer acquisition efforts and has grown to an estimated $145 billion in the United States. We believe this total addressable market (“TAM”) of digital advertising in which we operate will continue to grow, as existing and new digital platforms continue this trend. However, this transition has presented new challenges as the diversity of digital platforms has grown exponentially. Meanwhile, marketers across consumer sectors (e.g. retail, automotive, insurance, financial services, CPG, healthcare and education) are constantly challenged by stakeholders to identify the return on investment (“ROI”) from advertising spend. To address this, performance-based advertising, or marketing campaigns where there is linear 1-for-1 accountability around dollars spent and customers acquired, have become increasingly important.

We are solving these issues with solutions that enable marketers to reach high-intent customers at great scale and efficiency across all digital channels. Our solutions are also uniquely designed to address the challenge of measuring ROI, as our performance-based advertising solutions deliver customers rather than leads and provide a real-time feedback loop for marketers to optimize how their ad spend is deployed.

The ecosystem within which we operate includes firms which are differentiated by the value-add they provide to large marketers, and increasingly so, on an ROI basis. Traditional Ad Agencies represent a legacy media cohort that cannot guarantee customer delivery and offer limited technology capabilities while focused on creative services. Digital Marketing Consultants act to implement digital advertising strategies, though outsource execution to third parties and cannot guarantee customer delivery. Digital Ad Platforms, though pervasive, operate as mass-market distribution platforms versus a partnership model and offer limited transparency of data and no guarantee of customer delivery. Performance Marketing, DMS’s segment, offers transparent ROI measurement, predictive capabilities, and clear attribution of ad spend and associated customers acquired, all via a tech-first scalable platform.

The importance of our unique ability to deliver results via Performance Marketing is particularly apparent in the current environment of COVID-19, where marketing teams want to ensure the dollars they spend are truly effective. In this environment where marketers still need to acquire new customers, our ability to quantify advertising spend effectiveness and institute real-time efficiency enhancements is differentiated.

Key trends impacting our market include:

Top Brands Are Transitioning Advertising Budgets From Traditional To Digital Channels

In recent years, marketers have been transitioning where marketing budgets are deployed from traditional media to digital media. We believe that this trend will continue into the foreseeable future, with digital ad expenditures growing steadily as traditional ad expenditures decline. Further, market data suggests that there is significant opportunity for continued digital ad expenditure growth among top media buyers in particular. For instance, analysis of TV ad spend versus internet ad spend reflects an under-indexing for Internet versus time spent. Currently TV ad spend is 33% over-indexed vs. time viewed while internet ad spend is 50% under-indexed vs. time viewed.

Top Digital Advertisers Are Transitioning Budgets To Performance-Based Models Where Data And Analytics Drive Decision Making

An Interactive Advertising Bureau (“IAB”) report from October 2019 categorized media spend based on pricing models and estimated that 62% of the ad spend during the first half of 2019 was purchased using performance-based revenue models. This share was up slightly from 61% the prior year, with performance-based ad spend up 19.1% during the same period. Affiliate marketing, a category of performance-based advertising where a business rewards an affiliate for visitors or customers brought by the affiliate’s own efforts, has seen significant growth over the past decade, with an estimated $6.4 billion in ad spend in 2019 and expected growth to $8.2 billion by 2022, according to available market data.

The shift to digital performance-based advertising models may be explained by mounting pressure on advertisers to demonstrate return on investment (“ROI”) and advertisers’ resulting shift of expenditures to channels that not only drive performance but also allow them to track tangible outcomes like sales. Salesforce research from 2019 shows an increase in the number of marketers planning to track customer acquisition cost (CAC), cost per lead and marketing ROI, among other marketing metrics. However, proving campaign ROI is the top challenge for marketers according to a 2020 NewsCred survey. By its very nature, digital performance-based marketing supports marketing campaign tracking objectives and solves the ROI tracking challenge by creating linear connections between digital marketing spend and campaign results.

Mobile Use Climbs And Advertising Budgets Follow

As consumers’ mobile device use has rapidly grown to surpass many traditional forms of media consumption, including television use, mobile devices are expected to comprise the dominant share of media consumption time in the years ahead. Following consumer usage trends, brands have been transitioning large shares of their advertising budgets to mobile. Based on available market data, we believe the shift to mobile – though already significant – has only just begun. We believe that we are well equipped for this shift as ~80% of our revenue is mobile originated.

New Digital Tools Enable Optionality in Shopping For Both Complex And Commodity Products

Research indicates that consumers prefer more choices over fewer choices. A large selection of choices can be ideal when consumers are making the “to buy or not to buy” decision, however, when actually selecting products to purchase, consumers often want selections narrowed and recommendations made to assist in the final decision making process.

Digital marketplaces allow consumers to see a wide array of choices when they are early in the decision making process. As consumers pinpoint their criteria, DMS’s technology allows for the narrowing of options presented, tailored using our propriety analytics platform, helping consumers make the right choices and allowing the connection of high-intent prospects with the brands that best match their needs.

With regard to insurance specifically, market data suggests that younger generations are more likely than older generations to research and purchase online. We believe that continued growth of online insurance research and purchases is likely, as consumers are increasingly willing to share personal data if it helps them get the insurance plans that match their needs.

Our Business Model

We are a provider of digital performance marketing solutions to our advertising clients. Our engagements are determined by our clients based on their desired customer outcomes. Examples of our clients’ desired outcomes and needs include new product installs, execution of new insurance policies and developing better brand exposure to capture market share from competitors. We have the capacity to build targeted solutions that meet the array of our clients’ desired outcomes through our technology and direct interaction with consumers. We deliver these consumers to our clients based on achieving metrics, measured through Key Performance Indicators (“KPIs”), which enable us and our clients with mutually understood measurability and accountability.

Our solutions create high intent, high conversion prospective customer leads for clients. These leads typically provide clients with a very detailed summary of a prospective customer and are comprised of a detailed accounting of that individual’s information and interest level in the offering that often has been validated by our call center; in some cases this actually represents a direct customer. The lead can be served to the client as a data lead (often call center verified) or as a warm transfer – comprised of a phone call to the client with a prospective customer (whose intent has also often been validated by our call center) on the phone.

Our model works because we own the tools that enhance the two-way marketing feedback loop of sending messages to a specific audience, then expecting a response or action from the consumer that viewed it. Our proprietary tools track success of ad campaigns measured against agreed upon KPIs, and prove to marketers what is working in real-time.

This level of perspective into prospective customers makes us highly valued partners to our clients as we provide a high degree of clarity on who the lead is and subsequent measurability of its conversion into a new customer. With so much of marketing spend moving to enhance the calculation of customer acquisition cost relative to lifetime customer value, our lead curation approach provides industry leading attribution perspective to our clients. We are integral partners to our diverse set of blue-chip clients, including five of the largest U.S. home and auto insurance firms, a top three mortgage lender, a top three consumer reporting firm, several top-tier universities and scaled learning software providers, two of the leading home security companies, and numerous brands within CPG, travel, retail, and health & wellness.

Marketplace Solutions

We build, host and maintain a portfolio of owned and operated websites in a variety of verticals, such as insurance, education, home services, consumer finance and automotive. Consumers value marketplace experiences because they enable product comparisons across the market in one spot and obtain multiple quotes on products or services. Advertisers value marketplace solutions because these platforms allow advertisers to competitively bid on consumers in real-time based on their desired ROIs.

We deploy our own media expenditures to engage consumers with our marketplace solutions and facilitate consumer activity on our owned and operated websites. Advertisers bid for interaction with consumers through our marketplace solutions and pay for such actions as clicks, leads or calls based on their specific criteria sets.

Brand Direct Solutions

We also build digital performance marketing solutions particularly tailored to one of our advertising clients’ brand-specific products or services. These solutions include websites that both we and our clients host and maintain.

Similar to our marketplace solutions, we deploy our own media expenditures to engage consumers. Unlike our marketplace solutions, where advertisers bid for interaction with consumers, brand direct solutions provide consumers with a 1-on-1 experience with the brand-specific products or services being offered. Also similar to our marketplace solutions, the advertisers only pay for prescribed actions such as clicks, leads or calls based on their specific criteria sets.

Software-as-a-Service and Managed Services

We make our proprietary marketing automation software available as a service to clients in the insurance, consumer finance and education verticals. We sell software as a service (“SaaS”) on a contract term and generally charge fees for set up, minimum monthly fees and transactional or volume based charges. Our SaaS offering helps our clients better understand their ad expenditures and thus enables them to make more efficient and effective buying decisions from us, which can enable us to scale their ad expenditures. We believe this embedded software makes our client relationships even stronger.

Our Proprietary Assets

At the core of our business is a proprietary and 1st party data-driven technology platform that allows us to help our clients acquire customers. Our key proprietary assets include the following:

Owned and Operated Websites—We possess vertical marketplaces in the form of owned and operated websites where we are able to attract consumer traffic via paid search placement and present relevant offers. As each customer begins their consumer journey, the complete experience when interacting with our clients’ brands, we use our engagement technology to track all user interactions and build a consumer profile. First party consumer interactions allow us to be more efficient in what leads, clicks and calls we deliver to our clients.

As an example, we own and operate a prominent website in the home security vertical. We pay to attract traffic to the site (i.e. paid search) where consumers enter basic personal information at their discretion including name, email and zip code. Leveraging our consumer profile database, we are able to classify the potential lead and match it with the appropriate offer from one of our advertiser providers.

Customer Database—We have had over $1 billion in ad expenditures flow through our marketplace and brand direct solutions since 2012. This has allowed us to build a proprietary data asset of over 150 million consumer profiles, which also represents a significant barrier to entry for our competitors. The database has allowed us to become more efficient with how we deploy dollars for our clients as we target specific consumer audiences based on millions of precedent interactions. The data warehouse also allows us to analyze the data that has already been aggregated in order to provide our clients with deeper insights into consumer habits as they continue to interact with our owned and operated websites.

As an example of how we would deploy this asset, a home insurance client may seek to acquire new customers though wants to expand their targeted audience to likely buyers with certain income attributes. We are uniquely positioned to provide an audience to target that meets certain attributes (e.g. homeowner, achieves income threshold, recent buyer of a home security system). The experience with which we can apply these audience targeting tools makes the leads, clicks and calls we provide highly valuable to our clients.

Importantly, our technology platform (including the customer database) has been developed with compliance and cybersecurity as a chief priority. As it pertains to the collection and use of first-party data, we operate in full compliance with relevant regulations and solicit consent for any personally identifiable data we collect and manage.

Software-as-a-Service (“SaaS”) Solutions – We are able to “white label” our SaaS solutions for clients in different verticals. With a specific solution in place, our clients are able to track KPIs in real time from all marketing channels. This allows them to have full transparency into how their ad translates into results with the agreed upon KPIs that we measure. We also give clients the tools to seamlessly integrate with multiple third parties, thus driving efficiency. As we develop a solution for specific clients we create an extremely sticky relationship due to the embedded nature of the product within their marketing processes. The exclusive, long-term contractual relationships on our software solutions also allow us the opportunity to cross-sell additional solutions.

As an example of a client’s SaaS solution, one leading insurance client has embedded our technology platform in order to closely track ad spend at scale across their nationwide network of thousands of insurance agents. This allows them to manage the critical task of deploying marketing dollars efficiently across a disparate network of affiliate agents. This is an exclusive arrangement we have negotiated, underpinned by a 10-year contract.

Our Strengths

We believe that we are uniquely positioned to leverage our core competitive strengths to help us continue to deliver a compelling service offering of digital performance marketing solutions. In doing so, we will continue to differentiate ourselves from our competition and, as a result, will continue to provide a compelling value proposition to our advertising clients.

We view our strengths as falling into the following categories:

Proprietary and Innovative Technology Platform—Our technology platform was built to enable us to deliver end-to-end digital performance marketing solutions. We own and operate all meaningful technology utilized in our business and we believe we have better information processing and feedback loops with our clients as a result. These systems enable us to make decisions in real time to better optimize all facets of the digital performance marketing campaigns we run on behalf of our clients to continually strive to meet or exceed our clients’ key performance indicators. In addition, our proprietary technology platform leverages machine-learning capabilities to build upon our media buying experience within various channels so that we can ensure the best possible outcomes for consumers and clients as we continually optimize our ad expenditures against our marketplace and brand direct solutions.

Vertical Agnostic and Channel Agnostic Service Offering—Our ability to provide digital performance marketing solutions transcends verticals and channels, making our business truly agnostic and, as a result, adaptable to the needs of a wide variety of clients. We view the entire TAM (over $150 billion in US digital ad spend projected for 2020) as an opportunity to provide our service offering and thus we believe there is substantial opportunity for growth in existing verticals with existing clients, as well as the opportunity to expand into new verticals where we can add new clients.

Scale in Purchasing Media—Our ability to access diversified media across all digital channels, at scale, that supply targeted media to our marketplace and brand direct solutions has been critical to our growth. Since our inception, we have deployed approximately $1 billion in media expenditures which have been tracked end-to-end through our proprietary technology platform. We believe the knowledge and experience our employees have gained through these data insights and feedback loops as well as the technology we possess enables us to more predictably generate higher levels of sustained profitability across each media source and customers at the most effective cost of media against our peers. The result is our ability to supply our marketplace and brand direct solutions at attractive media costs and margins.

Substantial Database of First-Party Consumer Information—As a result of the over $1 billion in ad spend that has flown through our marketplace and brand direct solutions, we have attracted and interacted with a substantial volume of consumers on our owned and operated media properties. As a result, we have collected significant data (both demographic and behavioral) as consumers engage with our marketplace and brand direct solutions. We use this data in a variety of ways which allow us to better target ad expenditures based on consumer demographics and behaviors to create improved experiences for consumers and attract higher intent consumers for our clients. This effectively enables us to intelligently target ads now or in the future. We also store this data so that it can be analyzed and enhanced as consumers return to our websites and continue to interact with us. Enhancing data already collected allows for the development of deeper insights and also creates new monetization opportunities.

Recurring Revenue Base—We employ a results driven model that provides accountability and transparency to the digital marketing process. Clients are able to see the return that is generated from each dollar spent across multiple distribution channels and we drive revenues based on that client success. This ROI model is deeply embedded in client’s marketing processes and creates a highly sticky revenue profile with significant switching costs. In 2018, we had a 95% customer retention rate.

Proven M&A Playbook—We have completed nine M&A deals since 2016 with an average EV / LTM EBITDA of 5.1x. All of the transactions have been self-sourced from strong industry relationships and were vetted during our thorough diligence processes. This has allowed us to completely integrate each acquisition target into our platform in order to extract synergies. From these acquisitions we have also been able to accelerate our growth. We have historically evaluated acquisition opportunities along three criteria: does the target add new verticals or strengthen existing verticals, does the target strengthen our technology platform, and is the target able to enhance our digital distribution capabilities. Most of our acquisition targets have satisfied and exceeded expectations for achieving targets along all three criteria.

Powerful Financial Engine—Throughout the history of our company we have continually outperformed internal expectations and benchmarked well against our peers. Historical organic revenue has been high at approximately 25% from 2017 to 2019 (annualized), accelerated due to significant investments in our platform. These investments have increased our ability to cross-sell leads, enhance our software capabilities and improve our proprietary technology systems. Organic revenue growth has also been paired with high UFCF conversion. Our UFCF conversion is almost 90% of EBITDA as capex needs for the business are minimal. The strong UFCF conversion provides us with the capital necessary for further investment in the business as well as pursuing M&A.

Best-in-Class Management Team—Our management team collectively has 130 years of combined industry experience. In the lifetime of our Company, there has been zero voluntary management attrition. As a result of this transaction our senior executive team will maintain a material ownership interest. At the core of the team is the commitment to strong compliance and monitoring initiatives that drive client collaboration and wins.

Our Growth Strategies

As a leading provider of digital performance marketing solutions, it is our mission to continue to find ways to help advertisers solve the biggest problems they have in the most important aspects of their ad expenditures. Simply put, we want to continue to help advertisers across a multitude of verticals deploy their ad expenditures more efficiently and effectively, while at the same time helping consumers make better and more informed decisions as quickly as they desire. Within our marketplace and brand direct solutions, we leverage proprietary technology and data to empower both advertisers and consumers to reach these goals.

We are working to build the most strategic and most trusted digital performance marketing company in the world. To achieve this goal, we intend to continue to grow our business by pursuing the following strategies:

•	Attract more consumers to our marketplace solutions. We plan to expand the number of consumers reaching our marketplaces while simultaneously continuing to focus on curating our engaging consumer experiences which are customized by media channel and consumer interests. Our growing data assets across our platform enable us to better target and scale all media channels and will power our expansion in developing channels like programmatic display and video.

•

Attract more consumers to our brand direct solutions. We plan to continue expanding our reach across paid media, email, affiliate, SMS, display, native and other channels to engage more consumers on behalf of our clients’ brands and become our clients’ single point of entry into the digital performance marketing sector.

•

Add more advertising clients in existing verticals. We plan to add new advertising clients by going deeper within existing vertical categories where we have a proven track record of delivering success with respect to our clients’ key performance indicators. We plan to do this by demonstrating the value proposition of our marketplace and brand direct solutions as highly accountable, scalable, and cost effective customer acquisition vehicles.

•

Invest in our people, process and technology. We plan to continue to invest in our people, processes and technology platform by growing all keys areas of our business including sales, data science and engineering and advertising operations, thus enabling us to improve the breadth and efficiency of our marketplace and brand direct solutions for advertisers and consumers.

•

Expand into new verticals. We plan to expand into additional marketplace solutions like health and life insurance for consumers and providers. We also plan to expand our brand direct solutions into the retail, e-commerce, home services and consumer packaged goods verticals. Over time, we have consistently demonstrated our ability to efficiently expand into new vertical markets by leveraging our expertise and platform.

•

Continue to invest in our brand awareness. We have been a recognized industry leader with respect to producing meaningful content and white papers on the advertising industry. Our corporate marketing team lead by our Chief Marketing Officer is highly efficient and effective at creating meaningful and engaging content that over time has raised our brand awareness. We believe that our continued investment in increasing our brand awareness will help us continue to grow inside of the verticals we currently serve with the solutions we currently offer, as well as helping us realize our growth and expansion strategies with respect to new verticals and solutions. Our continued investment in strengthening our brand will help to accelerate our projected growth.

•

Continue Executing on M&A Playbook. We believe executing on our proven playbook will continue to accelerate growth in our business. We plan to continue evaluating potential acquisition targets, leveraging our historical success in integration and our existing framework of criteria. We continuously update and foster relationships to maintain a robust pipeline of potential future inorganic opportunities. As a public company, we will have the added benefit and flexibility to offer shares in our public equity as a form of transaction consideration.

•

Grow internationally. We plan to selectively launch our marketplace and brand direct solutions in international markets over time. We expect to focus our efforts on those international markets with dynamics similar to the United States. Currently, less than 1% of our revenue comes from outside of the United States. We believe we can expand into these new markets by leveraging our existing technology platform and media expertise. Accordingly, there will be an accelerated growth opportunity as there are no additional development costs as a barrier to entry.

Employees

As of March 31, 2020, we had 372 employees in the U.S. and 14 in Toronto, Canada, for a combined workforce of 386 employees. Our employees were allocated across our groups as follows: 89 employees in Corporate and

Shared Services, 55 in Product, Sales and Media, 126 in DMS Divisions and Solutions, 102 in DMS Call Center and 14 in DMS Toronto. None of our employees are represented by a labor union.

Technology and Infrastructure

We have developed an end-to-end marketing technology suite that connects, tracks and optimizes digital marketing spend to achieve financial success for DMS and to achieve desired outcomes for advertising clients. Our platform is a modular, expansive and API-integrated technology platform which is hosted on Amazon’s AWS cloud infrastructure, allowing the platform to scale rapidly with demand. Data security and redundancy are DMS priorities. We have a Security Operations and Compliance team focused on ensuring we comply with new regulations and policies, and continually providing new training materials for our team. Certain types of data are restricted from entering our ecosystem, including social security numbers, driver’s license numbers, credit card numbers and banking information. We utilize a distributed hosting strategy with virtualization that allows us to backup and redundantly deploy our technology across availability zones and regions. Backups include databases, operating code, and infrastructure configurations. We use a combination of open source technologies with our proprietary software to optimally match our users’ journeys with our advertising partners and marketing needs with the maximum yield. The engineering team at DMS partners with our business development, marketing and leadership teams in order to align our product roadmap and feature set with the ever changing demands of the marketplace. During fiscal years 2017, 2018, and 2019, we invested $0.4 million, $2 million, and $6 million, respectively, in product development, and we will continue to invest in our technology for DMS to remain at the forefront of the performance marketing ecosystem.

Intellectual Property

We rely on a combination of patent, trade secret, trademark and copyright laws in the United States and other jurisdictions together with confidentiality agreements and technical measures to protect the confidentiality of our proprietary rights. To protect our trade secrets, we control access to our proprietary systems and technology and enter into confidentiality and invention assignment agreements with our employees and consultants and confidentiality agreements with other third-parties. We also have registered and unregistered trademarks for the names of many of our websites, and we own the domain registrations for all of our website domains.

Government Regulation

We provide services through a number of different online and offline channels. As a result, we are subject to many federal and state laws and regulations, including restrictions on the use of unsolicited commercial email, such as the CAN-SPAM Act and state email marketing laws, and restrictions on the use of marketing activities conducted by telephone, including the Telemarketing Sales Rule and the Telephone Consumer Protection Act. Our business is also subject to federal and state laws and regulations regarding unsolicited commercial email, telemarketing, user privacy, search engines, Internet tracking technologies, direct marketing, data security, data privacy, pricing, sweepstakes, promotions, intellectual property ownership and infringement, trade secrets, export of encryption technology, acceptable content and quality of goods, and taxation, among others.

In addition, we provide services to a number of our clients that operate in highly regulated industries, particularly in our financial services and education verticals. In our financial services vertical, our websites and marketing services are subject to various federal, state and local laws, including state licensing laws, federal and state laws prohibiting unfair acts and practices, and federal and state advertising laws. In our education client vertical, nearly all of the revenue is generated from post-secondary education institutions. Post-secondary education institutions are subject to extensive federal and state regulations and accrediting agency standards, including the Higher Education Act of 1965 as amended (the “HEA”), Department of Education regulations under the HEA, individual state higher education regulations, as well as regulations of the Federal Trade Commission and Consumer Finance Protection Bureau and other federal agencies. Such state and federal regulations govern many aspects of these clients’ operations, including marketing and recruiting activities, as well as the school’s eligibility to participate in Title IV federal student financial aid programs, which is the principal source of funding for many of our education clients. Although we are not a higher education institution, we may be required to comply with such education laws and regulations as a result of our role as a vendor to higher education institutions, either directly or indirectly through our contractual arrangements with clients. Since 2010, there have been significant additions and changes to these regulations and increasing enforcement of them by regulators. In addition, Congress is considering changes to the HEA. These changes may place additional regulatory burdens on post-secondary schools generally, and specific initiatives may be targeted at companies like us that serve higher education institutions. In recent years, a particularly high level of regulatory and legislative scrutiny has been focused on for-profit higher education institutions, several of which are clients. The costs of compliance with these regulations and new laws may increase in the future and any failure on our part to comply with such laws may subject us to significant liabilities.

Legal Proceedings

From time to time, we may become involved in legal proceedings and claims arising in the ordinary course of business. Certain of our outstanding legal matters include claims for indeterminate amounts of damages. We record a liability when we believe that it is probable that a loss has been incurred and the amount can be reasonably estimated. Based on our current knowledge, we do not believe that there is a reasonable possibility that the final outcome of pending or threatened legal proceedings to which we are a party, either individually or in the aggregate, will have a material adverse effect on our financial position, results of operations and cash flows. However, the outcome of such legal matters is subject to significant uncertainties.

The Parties to the Business Combination

Leo

Leo is a blank check company incorporated on November 29, 2017 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Leo has neither engaged in any operations nor generated any revenue to date. Based on Leo’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On February 15, 2018, Leo consummated its initial public offering of its units, with each unit consisting of one public share and one-half of one public warrant. Simultaneously with the closing of the initial public offering, Leo completed the private sale of 4,000,000 private placement warrants at a purchase price of $1.50 per private placement warrant, to Sponsor generating gross proceeds to us of $6,000,000. The private placement warrants are substantially identical to the public warrants sold as part of the units in Leo’s initial public offering, except that Sponsor agreed not to transfer, assign or sell any of the private placement warrants (except to certain permitted transferees) until 30 days after the completion of Leo’s initial business combination. The private placement warrants are also not redeemable by Leo so long as they are held by Sponsor or its permitted transferees, and they may be exercised by Sponsor and its permitted transferees on a cashless basis.

Following the closing of Leo’s initial public offering, an amount equal to $200.0 million ($10.00 per unit) of the net proceeds from its initial public offering and the sale of the private placement warrants was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 180 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. As of June 18, 2020, funds in the trust account totaled approximately $200,763,670 and were held in money market funds. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of Leo’s initial business combination, (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Organizational Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if Leo does not complete a business combination by July 31, 2020, or (3) the redemption of all of the public shares if Leo is unable to complete a business combination by July 31, 2020 (unless such date is extended in accordance with the Existing Organizational Documents), subject to applicable law.

Leo’s units, public shares and public warrants are listed on the NYSE under the symbols “LHC.U,” “LHC” and “LHC WS,” respectively.

Leo’s principal executive office is located at 21 Grosvenor Place, London, SW1X 7HF, United Kingdom. Its telephone number is +44 20 7201 2200. Leo’s corporate website address is https://www.lioncapital.com/leo. Leo’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this Proxy Statement/Prospectus.

DMS

DMS is a leading provider of technology and digital performance marketing solutions. DMS deploys a robust database of consumer intelligence and leverages significant proprietary media distribution to a diverse set of advertisers across a variety of end markets including but not limited to insurance, education, health & wellness, consumer finance and home services.

DMS’s principal executive office is located at 4800 140th Avenue N., Suite 101, Clearwater, Florida 33762. Its telephone number is (877) 236-8632. DMS’s corporate website address is https://digitalmediasolutions.com. DMS’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this Proxy Statement/Prospectus.

Proposals to be Put to the Shareholders of Leo at the Extraordinary General Meeting

The following is a summary of the proposals to be put to the extraordinary general meeting of Leo and certain transactions contemplated by the Business Combination Agreement. Each of the proposals below, except the Adjournment Proposal, is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

BCA Proposal

As discussed in this proxy statement/prospectus, Leo is asking its shareholders to approve by special resolution the Business Combination Agreement, pursuant to which, among other things, following the Domestication of Leo to Delaware as described below, Leo will effect the Equity Purchase in exchange for the Business Combination Consideration, certain related agreements (including the Subscription Agreements, the Amended Partnership Agreement, the Tax Receivable Agreement and the Surrender Agreement) and the transactions contemplated thereby. After consideration of the factors identified and discussed in the section entitled “BCA Proposal—Leo’s Board of Directors’ Reasons for the Business Combination,” Leo’s board of directors concluded that the Business Combination met all of the requirements disclosed in the prospectus for Leo’s initial public offering, including that the businesses of DMS had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the Business Combination Agreement. For more information about the transactions contemplated by the Business Combination Agreement, see “BCA Proposal.”

Business Combination Consideration

In accordance with the terms and subject to the conditions of the Business Combination Agreement, Leo will, in connection with the Equity Purchase, purchase the equity interests of Blocker Corp and a portion of the units of DMS held by Prism and Clairvest Direct Seller (which units will be immediately contributed to the capital of Blocker Corp) in exchange for a combination of cash consideration, the Seller Warrants and shares of New DMS Class B Common Stock, and shares of New DMS Class C Common Stock pursuant to a conversion ratio to be determined at the Closing. The cash consideration, Seller Warrants, shares of New DMS Class B Common Stock, and shares of New DMS Class C Common Stock constitute the Business Combination Consideration.

For further details, see “BCA Proposal—The Business Combination Agreement—Business Combination Consideration.”

Closing Conditions

The consummation of the Business Combination is conditioned upon, among other things, (1) the approval of the BCA Proposal, the Domestication Proposal, the Security Issuance Proposal and certain of the Organizational Documents Proposals being obtained; (2) all required waiting periods or approvals under the HSR Act and all applicable antitrust laws shall have expired, been received or terminated; (3) the consummation of the Domestication immediately prior to the Closing; (4) the consummation of the PIPE Investment immediately prior to the Closing; (5) 1,500,000 Class B ordinary shares and 2,000,000 private placement warrants of Leo shall have been surrendered and forfeited by Sponsor and the Leo independent directors, as applicable, in accordance with the Surrender Agreement; (6) the absence of a Material Adverse Effect (as defined in the Business Combination Agreement); (7) the net tangible assets of New DMS (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001; (8) cash proceeds from the trust account established for the purpose of holding the net proceeds of Leo’s initial public offering and certain of the proceeds from its concurrent private placement of warrants, together with the proceeds from the PIPE Investment, net of any amounts paid to Leo shareholders that exercise their redemption rights in connection with the Business Combination, equaling no less than $200,000,000 at the Closing; and (9) the shares of New DMS Class A Common Stock to be issued in connection with the Business Combination Agreement will have been approved for listing on the NYSE. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the proposed business combination may not be consummated.

For further details, see “BCA Proposal—The Business Combination Agreement—Closing Conditions.”

Domestication Proposal

As discussed in this proxy statement/prospectus, Leo will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Business Combination Agreement, the board of directors of Leo has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of Leo’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Leo is currently incorporated as an exempted company under the Cayman Islands Companies Law, upon Domestication, New DMS will be governed by the DGCL. There are differences between Cayman Islands corporate law and

Delaware corporate law as well as the Existing Organizational Documents and the Proposed Organizational Documents. Accordingly, we encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.”

On the effective date of the Domestication, (1) the issued and outstanding Class A ordinary shares will convert automatically by operation of law, on a one-for-one basis, into shares of New DMS Class A Common Stock; (2) the issued and outstanding redeemable warrants that were registered pursuant to the IPO registration statement will automatically become redeemable warrants to acquire shares of New DMS Class A Common Stock (no other changes will be made to the terms of any issued and outstanding public warrants as a result of the Domestication); (3) each issued and outstanding unit will be cancelled and will entitle the holder thereof to one share of New DMS Class A Common Stock and one-half of one redeemable warrant to acquire one share of New DMS Class A Common Stock; (4) each issued and outstanding Class B ordinary share, par value $0.0001 per share, of Leo will convert automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections which adjustment and protections will have been waived by the holders of the Class B ordinary shares pursuant to the Surrender Agreement, into shares of New DMS Class A Common Stock; and (5) the issued and outstanding warrants of Leo issued in a private placement will automatically become warrants to acquire shares of New DMS Class A Common Stock (no other changes will be made to the terms of any issued and outstanding private placement warrants as a result of the Domestication).

For further details, see “Domestication Proposal.”

Organizational Documents Proposals

Leo will ask its shareholders to approve by special resolution six separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Existing Organizational Documents, under Cayman Islands law, with the Proposed Organizational Documents, under the DGCL. Leo’s board has unanimously approved each of the Organizational Documents Proposals and believes such proposals are necessary to adequately address the needs of New DMS after the Business Combination. Approval of each of the Organizational Documents Proposals is a condition to the consummation of the Business Combination. A brief summary of each of the Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.

A.

Organizational Documents Proposal A—to authorize the change in the authorized capital stock of Leo from (i) 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares and 1,000,000 preferred shares of Leo to (ii) 600,000,000 shares of common stock, par value $0.0001 per share, of New DMS, consisting of (a) 500,000,000 shares of New DMS Class A Common Stock, (b) 60,000,000 shares of New DMS Class B Common Stock, (c) 40,000,000 shares of New DMS Class C common stock, and 100,000,000 shares of New DMS Preferred Stock.

B.

Organizational Documents Proposal B—to authorize the New DMS Board to issue any or all shares of New DMS Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New DMS Board and as may be permitted by the DGCL.

C.	Organizational Documents Proposal C—to provide that certain provisions of the certificate of incorporation of New DMS are subject to the Director Nomination Agreement.

D.

Organizational Documents Proposal D—to authorize the removal of the ability of New DMS stockholders to take action by written consent in lieu of a meeting, from and after the first date that Prism, Clairvest and any of their respective affiliates ceases to collectively own, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of New DMS.

E.	Organizational Documents Proposal E—to authorize the grant of an explicit waiver regarding corporate opportunities to New DMS and its directors.

F.

Organizational Documents Proposal F—to authorize all other changes in connection with the replacement of Existing Organizational Documents with the Proposed Organizational Documents as part of the Domestication, including (1) changing the post-Business Combination corporate name from “Leo Holdings Corp.” to “Digital Media Solutions, Inc.” (which is expected to occur after the Domestication in connection with the Business Combination), (2) making New DMS’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) electing to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders and (5) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which Leo’s board of directors believes is necessary to adequately address the needs of New DMS after the Business Combination.

The Proposed Organizational Documents differ in certain material respects from the Existing Organizational Documents and we encourage shareholders to carefully consult the information set out in the section entitled “Organizational Documents Proposals” and the full text of the Proposed Organizational Documents of New DMS, attached hereto as Annexes C and D.

Security Issuance Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Security Issuance Proposal.

Our public shares are listed on the NYSE and, as such, we are seeking shareholder approval of the issuance of shares of New DMS Class A Common Stock to the PIPE Investors, including an affiliate of Sponsor, and the issuance of the Seller Warrants, New DMS Class B Common Stock, including the New DMS Class A Common Stock into which the DMS Units redeemable in accordance with the Amended Partnership Agreement, and New DMS Class C Common Stock, including the New DMS Class A Common Stock into which the DMS Units are convertible in accordance with the Proposed Certificate of Incorporation, to the Sellers, to the extent such issuance would require a shareholder vote under NYSE Listing Rule 312.03, in each case, in order to comply with NYSE Listing Rule 312.03. For additional information, see “Security Issuance Proposal.”

Seller Nominee Appointment Proposal

Our shareholders are also being asked to approve, on a non-binding, advisory basis by ordinary resolution, the Seller Nominee Appointment Proposal.

Pursuant to Section 9.14(g) of the Business Combination Agreement, Prism intends to nominate Fernando Borghese, Clairvest intends to nominate Robbie Isenberg and James Miller, and Prism and Clairvest intend to mutually nominate Mary Minnick to serve on the New DMS Board as of the Closing. For additional information, see “Seller Nominee Appointment Proposal.”

Incentive Award Plan Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Incentive Award Plan Proposal. Pursuant to the Plan, a copy of which is attached to this proxy statement/prospectus as Annex E, a number of shares of New DMS Class A Common Stock equal to the lesser of 12,000,000 and 20% of the number of shares of New DMS Class A Common Stock that are outstanding on an as-converted and as-redeemed basis as of immediately following the consummation of the Business Combination will be reserved for issuance under the Plan. For additional information, see “Incentive Award Plan Proposal.”

Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize Leo to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved), Leo’s board of directors may submit a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies. For additional information, see “Adjournment Proposal.”

Each of the BCA Proposal, the Domestication Proposal, the Required Organizational Documents Proposals and Security Issuance Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Organizational Documents Proposals that are not Required Organizational Documents Proposals, the Seller Nominee Appointment Proposal and the Incentive Award Plan Proposal, are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.

Leo’s Board of Directors’ Reasons for the Business Combination

Leo was organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

In evaluating the Business Combination, the Leo board of directors consulted with Leo’s senior management and considered a number of factors.

In particular, the Leo board of directors considered, among other things, the following factors, although not weighted or in any order of significance:

A.	Proprietary and innovative technology platform;

B.	Services adaptable to a variety of clients;

C.	Ability to purchase at scale;

D.	Database of consumer information;

E.	Strong customer retention;

F.	History of financial performance and successful acquisitions;

G.	Proven and experienced management team;

H.	Strategic plan with multiple levers of growth;

I.	Financial condition;

J.	Terms of transaction;

K.	Results of review of transactions;

L.	Continued ownership by sellers; and

M.	Results of due diligence

The Leo board of directors also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

•	Potential inability to complete the Business Combination;

•	Business risks of DMS;

•	The post-Business Combination corporate governance and the terms of the Director Nomination Agreement;

•	The limits of the board’s review of the Business Combination;

•	No survival of remedies for breach of representations, warranties or covenants of DMS; and

•	Interests of Leo’s directors and executive officers in the Business Combination.

For a more complete description of the Leo board of directors’ reasons for approving the Business Combination and the factors and risks considered by the Leo board of directors, see the section entitled “BCA Proposal—Leo’s Board of Directors’ Reasons for the Business Combination.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement. For additional information, see “BCA Proposal—Related Agreements.”

PIPE Investment

Leo has entered into the Subscription Agreements with the PIPE Investors pursuant to which the PIPE Investors have collectively subscribed for 10,000,000 shares of New DMS Class A Common Stock for an aggregate purchase price of $100.0 million, 7,200,000 shares of which were subscribed for and $72.0 million of which will be funded by Sponsor PIPE Entity, a portion of which may be assigned at Closing. The closing of the PIPE Investment is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. Pursuant to the Subscription Agreements, the PIPE Investors will be entitled to certain customary registration rights. The shares of New DMS Class A Common Stock to be offered and sold in connection with the PIPE Investment have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder without any form of general solicitation or general advertising. For additional information, see “BCA Proposal—Related Agreements—PIPE Investment.”

Director Nomination Agreement

At the Closing, New DMS intends to enter into the Director Nomination Agreement, pursuant to which, among other things, Sponsor, Sponsor PIPE Entity, Prism and Clairvest will each have certain rights to designate individuals to be nominated for election to the New DMS Board, and the Chief Executive officer of New DMS will be appointed as a member of the New DMS Board. For additional information, see “BCA Proposal—Related Agreements— Director Nomination Agreement.”

Surrender Agreement

Leo, Sponsor and the Leo independent directors entered into the Surrender Agreement on June 22, 2020, pursuant to which, as a condition to the Closing and the PIPE Investment, among other things, (a) Sponsor will surrender and forfeit to Leo 2,000,000 private placement warrants and, together with the Leo independent directors, at least 1,500,000 Class B ordinary shares, in each case for no consideration and as a contribution to the capital of Leo to be effectuated in connection with the consummation of the Business Combination and (b) Sponsor and the Leo independent directors agreed to waive any adjustment to the conversion ratio set forth in the Existing Organizational Documents or any other anti-dilution or similar protection with respect to the Class B ordinary shares of Leo held by them that may result from the PIPE Investment and the transactions contemplated by the Business Combination, in each case on the terms and conditions set forth in the Surrender Agreement. In addition, Sponsor will transfer a to be determined number of New DMS Class A Common Stock from Sponsor to the Sponsor PIPE Entity, which will be effected by the surrender and forfeiture by Sponsor of such number of Class B ordinary shares and the issuance of New DMS Class A Common Stock to the Sponsor PIPE Entity pursuant to the Surrender Agreement and the Sponsor PIPE Entity’s Subscription Agreement. For further details, see “BCA Proposal—Related Agreements—Surrender Agreement.”

Amended and Restated Registration Rights Agreement

At the Closing, New DMS, Prism, Clairvest Direct Seller, Blocker Seller 1, Blocker Seller 2, Sponsor PIPE Entity and the holders of ordinary shares of Leo who are parties to the existing registration rights agreement in respect to ordinary shares held by such holders will enter into an amended and restated registration rights agreement, providing for, among other things, customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions. For additional information, see “BCA Proposal—Related Agreements—Amended and Restated Registration Rights Agreement.”

Amended Partnership Agreement

Following the Business Combination, Clairvest Direct Seller and Prism will continue to hold DMS Units subject to and in accordance with the Amended Partnership Agreement. In connection with the reorganization of New DMS in an Up-C structure, DMS and its current equity holders will amend and restate the limited liability company agreement of DMS in its entirety as the Amended Partnership Agreement to, among other things, provide Clairvest Direct Seller and Prism the right to redeem their DMS Units for cash or, at New DMS’s option, New DMS may acquire such DMS Units (which DMS Units are expected to be contributed to Blocker Corp) in exchange for cash or shares of New DMS Class A Common Stock, in each case subject to certain restrictions set forth therein. DMS Units acquired by New DMS are expected to be contributed to Blocker Corp. For additional information, see “BCA Proposal—Related Agreements—Amended Partnership Agreement.”

Tax Receivable Agreement

In connection with the Business Combination and the reorganization of the post-business combination company in an Up-C structure, New DMS and Blocker Corp will enter into the Tax Receivable Agreement with the Sellers. Pursuant to the Tax Receivable Agreement, New DMS will be required to pay the Sellers (i) 85% of the amount of savings, if any, in U.S. federal, state and local income tax that New DMS and Blocker Corp actually realize as a result of (A) certain existing tax attributes of Blocker Corp acquired in the Business Combination, and (B) increases in Blocker Corp’s allocable share of the tax basis of the tangible and intangible assets of DMS and certain other tax benefits related to the payment of the cash consideration pursuant to the Business Combination Agreement and any redemptions of DMS Units or exchanges of DMS Units for cash or shares of New DMS Class A Common Stock after the Business Combination and (ii) 100% of certain refunds of pre-Closing taxes of DMS and Blocker Corp received during a taxable year beginning within two (2) years after the Closing. All such payments to the Sellers will be New DMS’s obligation, and not that of DMS. For additional information, see “BCA Proposal—Related Agreements—Tax Receivable Agreement.”

Amended and Restated Warrant Agreement

At the Closing and in connection with the issuance of the Seller Warrants to the Sellers as part of the Business Combination Consideration, New DMS and Continental will amend the warrant agreement that is governing the terms of the warrants of Leo. For additional information, see “BCA Proposal—Related Agreements—Amended and Restated Warrant Agreement.”

Lock-Up Agreement

At the Closing, Sellers will execute and deliver to New DMS the Lock-Up Agreement, pursuant to which, among other things, Sellers will agree to certain restrictions regarding the transfer of New DMS Class A Common Stock held or to be received by them, from the Closing until the earlier of 180 days after the date of the Closing. For additional information, see “BCA Proposal—Related Agreements—Lock-Up Agreement.”

Organizational Structure

The following diagrams illustrate the ownership structure of DMS and Leo as of the date of this proxy statement/prospectus.

The following diagram illustrates the ownership structure of New DMS immediately following consummation of the Business Combination.

Our organizational structure following the completion of the Business Combination will be an Up-C structure. This organizational structure will allow the Sellers (other than Blocker Seller 1 and Blocker Seller 2) to retain their equity ownership in DMS, an entity that is classified as a partnership, or “passthrough entity”, for U.S. federal income (and certain state and local) tax purposes, in the form of DMS Units. Blocker Seller 1, Blocker Seller 2 and those investors who, prior to the Business Combination, held Class A ordinary shares or Class B ordinary shares of Leo will, by contrast, hold their equity ownership in New DMS, a Delaware corporation that is a domestic corporation for U.S. federal income tax purposes. We believe that the Sellers (other than Blocker Seller 1 and Blocker Seller 2) will generally find it advantageous to continue to hold their equity interests in an entity that is not taxable as a corporation for U.S. federal income tax purposes. We do not believe that our Up-C structure will give rise to any significant business or strategic benefit or detriment to us.

Following the business combination, we will receive the same benefits as a result of our ownership of Blocker Corp which will own equity in DMS, an entity that is classified as a partnership, or “passthrough” entity, for U.S. federal income (and certain state and local) tax purposes, in the form of DMS Units. As a result of the Business Combination, Blocker Corp will obtain a step-up in tax basis in the portion of the DMS assets treated as purchased with the Cash Consideration. This step-up in tax basis will provide us with certain tax benefits, such as future depreciation and amortization deductions that can reduce the taxable income allocable to us. As described immediately below, a portion of these benefits will be payable to the Sellers under the Tax Receivable Agreement. See the section entitled “Risk Factors—Risks Related to Business Combination and Leo” and “Risk Factors—Risks Related to the Consummation of the Domestication” for additional information on our organizational structure.

Following the Closing, pursuant to the Tax Receivable Agreement, New DMS will be required to pay the Sellers (i) 85% of the amount of savings, if any, in U.S. federal, state and local income tax that New DMS and Blocker Corp actually realize as a result of (A) certain existing tax attributes of Blocker Corp acquired in the Business Combination, and (B) increases in Blocker Corp’s allocable share of the tax basis of the tangible and intangible assets of DMS and certain other tax benefits related to the payment of the cash consideration pursuant to the Business Combination Agreement and any redemptions of DMS Units or exchanges of DMS Units for cash or shares of New DMS Class A Common Stock after the Business Combination and (ii) 100% of certain refunds of pre-Closing taxes of DMS and Blocker Corp received during a taxable year beginning within two (2) years after the Closing. All such payments to the Sellers will be New DMS’s obligation, and not that of DMS. For additional information on the Tax Receivable Agreement, see “BCA Proposal—Related Agreements—Tax Receivable Agreement.”

Ownership of New DMS

As of the date of this proxy statement/prospectus, there are 24,312,807 ordinary shares issued and outstanding, which includes an aggregate of 5,000,000 Class B ordinary shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 14,000,000 warrants, comprised of 4,000,000 private placement warrants held by Sponsor and the 10,000,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New DMS Class A Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of Leo’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination), the Leo fully-diluted share capital would be 38,312,807 ordinary shares.

It is anticipated that, upon completion of the Business Combination, (1) Leo’s public shareholders are expected to own approximately 33.0% of the outstanding New DMS Class A Common Stock on an as-converted and as-redeemed basis, representing approximately 19.2% of the total outstanding voting interests in New DMS capital stock, (2) Prism and Clairvest Direct Seller (without taking into account any public shares held by such DMS equityholders prior to the consummation of the Business Combination), are expected to collectively own all of the outstanding New DMS Class B Common Stock, representing approximately 25.9% of the outstanding New DMS Class A Common Stock on an as-converted and as-redeemed basis and approximately 39.8% of the total outstanding voting interests of the New DMS capital stock, (3) Blocker Sellers (without taking into account any public shares held by Blocker Sellers prior to the consummation of the Business Combination), are expected to collectively own all of the New DMS Class C Common Stock, representing approximately 18% of the outstanding New DMS Class A Common Stock on an as-converted and as-redeemed basis and approximately 27.6% of the total outstanding voting interests of the New DMS capital stock, (4) the Class B Shareholders are expected to own approximately 6% of the outstanding New DMS Class A Common Stock on an as-converted and as-redeemed basis, representing approximately 3.5% of the total outstanding voting interests in New DMS capital stock and (5) the PIPE Investors (including Sponsor PIPE Entity) are expected to own approximately 17.1% of the outstanding New DMS Class A Common Stock on an as-converted and as-redeemed basis, representing approximately 9.9% of the total outstanding voting interests in New DMS capital stock. These percentages (i) assume that none of Leo’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination, (ii) reflect the surrender and forfeiture by Sponsor and the Leo independent directors of 1,500,000 Class B ordinary shares of Leo pursuant to the Surrender Agreement, but not the transfer of a to be determined number of New DMS Class A Common Stock from Sponsor to the Sponsor PIPE Entity, which will be effected by the surrender and forfeiture by Sponsor of such number of Class B ordinary shares and the issuance of New DMS Class A Common Stock to the Sponsor PIPE Entity pursuant to the Surrender Agreement and the Sponsor PIPE Entity’s Subscription Agreement, (iii) assume 10,000,000 shares of New DMS Class A Common Stock are issued to the PIPE Investors upon the consummation of the PIPE Investment, (iv) do not take into account public warrants or private placement warrants to purchase New DMS Class A Common Stock that will be outstanding immediately following the completion of the Business Combination and (v) do not assume the issuance of any shares upon completion of the Business Combination under the Plan. If the actual facts are different than these assumptions, the percentage ownership retained by the Company’s existing stockholders in New DMS will be different.

The following table illustrates varying ownership levels in New DMS Class A Common Stock on an as-converted and as-redeemed basis immediately following the consummation of the Business Combination based on the assumptions above except for varying levels of redemptions by the public shareholders:

	Share Ownership in New DMS
	No redemptions	Maximum redemptions(1)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
Sellers(2)	43.9%	60.7%
Leo’s public shareholders	33.0%	16.4%
Former Leo Class B Shareholders	6.0%	5.9%
PIPE Investors(3)	17.1%	17.0%

(1)	Assumes that 9,656,404 public shares are redeemed in connection with the Business Combination.
(2)

Includes DMS Units, New DMS Class B Common Stock and New DMS Class C Common Stock to be owned by Sellers. In the maximum redemption scenario, Sellers will own New DMS Class B Common Stock and New DMS Class C Common Stock representing the same percentage of the voting interests of New DMS capital stock as in the no redemption scenario: 67.4%.

(3)	Includes 7,200,000 shares to be owned by Sponsor PIPE Entity, a portion of which may be assigned at Closing.

For further details, see “BCA Proposal—The Business Combination Agreement—Business Combination Consideration.”

Date, Time and Place of Extraordinary General Meeting of Leo’s Shareholders

The extraordinary general meeting of Leo, will be held at 9:00 a.m., Eastern Time, on July 14, 2020, at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.

Voting Power; Record Date

Leo shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on June 3, 2020, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 24,312,807 ordinary shares issued and outstanding, of which 19,312,807 were issued and outstanding public shares.

Quorum and Vote of Leo Shareholders

A quorum of Leo shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 12,156,404 ordinary shares would be required to achieve a quorum.

The Class B Shareholders have agreed to vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Class B Shareholders own approximately 20.0% of the issued and outstanding ordinary shares.

The proposals presented at the extraordinary general meeting require the following votes:

(i)

BCA Proposal: The approval of the BCA Proposal requires ordinary resolution under Cayman Islands law, being the affirmative vote of holders of at least a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(ii)

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iii)

Organizational Documents Proposals: The separate approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iv)

Security Issuance Proposal: The approval of the Security Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(v)

Seller Nominee Appointment Proposal: The approval of the Seller Nominee Appointment Proposal on a non-binding, advisory basis requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vi)

Incentive Award Plan Proposal: The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vii)

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

We intend to hold the extraordinary general meeting in person. However, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). We plan to announce any such updates in a press release filed with the SEC and on our proxy website https://www.cstproxy.com/leoholdingscorp/2020, and we encourage you to check this website prior to the meeting if you plan to attend.

Redemption Rights

Pursuant to the Existing Organizational Documents, a public shareholder may request of Leo that New DMS redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, Leo’s transfer agent, in which you (i) request that New DMS redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, Leo’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m. Eastern Time on July 10, 2020 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Leo’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Leo’s transfer agent, New DMS will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 18, 2020, this would have amounted to approximately $10.40 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New DMS Class A Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of Leo—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Class B Shareholders have agreed to vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. The Class B ordinary shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Class B Shareholders own approximately 20.0% of the issued and outstanding ordinary shares.

Holders of the warrants will not have redemption rights with respect to the warrants.

Appraisal Rights

Neither Leo shareholders nor Leo warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Leo has engaged Morrow Sodali LLC to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of Leo —Revoking Your Proxy.”

Interests of Leo’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of Leo’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Class B Shareholders, including Leo’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of Leo shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•

If Leo does not consummate a business combination by July 31, 2020 (unless such date is extended in accordance with the Existing Organizational Documents), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,000,000 Class B ordinary shares owned by the Class B Shareholders would be worthless because following the redemption of the public shares, Leo would likely have few, if any, net assets and because our Class B Shareholders have agreed to waive their rights to liquidating distributions from the trust account with respect to the Class B ordinary shares if we fail to complete a Business Combination within the required period. Sponsor purchased the Class B ordinary shares prior to our initial public offering for approximately $0.004 per share. The 3,500,000 Converted Founder Shares that the Class B Shareholders will hold following the Business Combination, if unrestricted and freely tradable, would have had aggregate market value of $36,435,000 based upon the closing price of $10.41 per public share on the NYSE on June 18, 2020, the most recent closing price. Given such Converted Founder Shares will be subject to such restrictions, we believe such shares have less value.

•

Sponsor paid $6,000,000 for its 4,000,000 private placement warrants to purchase Class A ordinary shares and such private placement warrants will expire worthless if a business combination is not consummated by July 31, 2020 (unless such date is extended in accordance with the Existing Organizational Documents).

•

Lyndon Lea, Leo’s Chairman and Chief Executive Officer, Robert Darwent, Leo’s Chief Financial Officer and member of Leo’s Board of Directors, and Mary E. Minnick, a member of Leo’s Board of Directors, are each expected to be directors of New DMS after the consummation of the Business Combination.

•	Leo’s existing directors and officers will be eligible for continued indemnification and continued coverage under Leo’s directors’ and officers’ liability insurance after the Business Combination.

•

In order to protect the amounts held in the trust account, Sponsor has agreed that it will be liable to Leo if and to the extent any claims by a vendor for services rendered or products sold to Leo, or a prospective target business with which Leo has discussed entering into a transaction agreement, reduce the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act.

•

Following the consummation of the Business Combination, Lion Capital would be entitled to the repayment of certain working capital loan and advances that have been made to Leo and remain outstanding unless such loans and advances constitute Transaction Costs (as defined in the Business Combination Agreement). If Leo does not complete an initial business combination by July 31, 2020 (unless such date is extended in accordance with the Existing Organizational Documents), Leo may use a portion of its working capital held outside the trust account to repay these working capital loans, but no proceeds held in the trust account would be used to repay the working capital loans.

•

Following consummation of the Business Combination, Sponsor, our officers and directors and their respective affiliates would be entitled to reimbursement for certain reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by Leo from time to time, made by Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. However, if Leo fails to consummate a business combination within the required period, Sponsor and Leo’s officers and directors and their respective affiliates will not have any claim against the trust account for reimbursement.

•	In connection with the PIPE Investment, assuming Sponsor PIPE Entity finances $72 million of the PIPE Investment, Sponsor PIPE Entity will receive 7,200,000 shares of New DMS Class A Common Stock.

•

Pursuant to the Director Nomination Agreement, pursuant to which, among other things, Sponsor, Sponsor PIPE Entity, Prism and Clairvest will each have certain rights to designate individuals to be nominated for election to the New DMS Board, and the Chief Executive Officer of New DMS will be appointed as a member of the New DMS Board.

•

Pursuant to the Amended and Restated Registration Rights Agreement, Prism, Clairvest Direct Seller, Blocker Seller 1, Blocker Seller 2, Sponsor PIPE Entity and the holders of ordinary shares of Leo who are parties to the existing registration rights agreement in respect to ordinary shares held by such holders and certain other shareholders will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New DMS Class A Common Stock and warrants held by such parties.

•

The Proposed Certificate of Incorporation will contain provisions that have the same effect as Section 203 and prevent New DMS from engaging in a business combination with an “interested stockholder,” unless certain conditions are met.

Leo’s directors and executive officers have agreed to vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. The Class B ordinary shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, Leo’s directors and executive officers own approximately 20.0% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Class B Shareholders, DMS and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Class B Shareholders, DMS and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (1) holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Security Issuance Proposal, the Incentive Award Plan Proposal, the Seller Nominee Appointment Proposal and the Adjournment Proposal, (2) holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) otherwise limit the number of public shares electing to redeem and (4) New DMS’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of Leo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Leo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Leo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

Recommendation to Shareholders of Leo

Leo’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Leo’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Security Issuance Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the Seller Nominee Appointment Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of Leo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Leo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Leo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination assuming a July 15, 2020 Closing Date, and (i) assuming that none of Leo’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination and (ii) assuming that 9,656,404 of Leo’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination (representing the maximum amount of public shares that can be redeemed to satisfy the closing condition pursuant to which the cash proceeds from the trust account established for the purpose of holding the net proceeds of Leo’s initial public offering and certain of the proceeds from its concurrent private placement of warrants, together with the proceeds from the PIPE Investment, net of any amounts paid to public shareholders that exercise their redemption rights in connection with the Business Combination, equals no less than $200,000,000 at the Closing).

No Redemption

Source of Funds(1) (in millions)		Uses(1) (in millions)
Existing Cash in Trust Account(2)	$200	Net Debt	$165
Net Debt(3)	165	Seller Cash Proceeds	238
Leo Founder Shares	35	Leo Founder Shares	35
Shares of New DMS issued to DMS Equityholders(4)	257	Shares of New DMS issued to DMS Equityholders(4)	257
PIPE Investment	100	Repayment of Debt/Additional Cash on Balance Sheet	40
		Transaction Fees and Expenses(5)	22

Total Sources	$757	Total Uses	$757

(1)	Totals might be affected by rounding.
(2)	As of March 31, 2020, approximately.
(3)	Does not include transaction bonus to be paid at Closing.
(4)	Shares issued to DMS are at a deemed value of $10.00 per share.
(5)	Includes deferred underwriting commission of $7.0 million from Leo’s initial public offering.

Maximum Redemption

Source of Funds(1) (in millions)		Uses(1) (in millions)
Existing Cash in Trust Account(2)	$100	Net Debt	$165
Net Debt(3)	165	Seller Cash Proceeds	138
Leo Founder Shares	35	Leo Founder Shares	35
Shares of New DMS issued to DMS Equityholders(4)	357	Shares of New DMS issued to DMS Equityholders(4)	357
PIPE Investment	100	Repayment of Debt/Additional Cash on Balance Sheet	40
		Transaction Fees and Expenses(5)	22
Total Sources	$757	Total Uses	$757

(1)	Totals might be affected by rounding.
(2)	Assumes that 9,656,404 of Leo’s outstanding Class A ordinary shares are redeemed.
(3)	Does not include transaction bonus to be paid at Closing.

(4)	Shares issued to DMS are at a deemed value of $10.00 per share.
(5)	Includes deferred underwriting commission of $7.0 million from Leo’s IPO.

U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “U.S. Federal Income Tax Considerations.”

Expected Accounting Treatment

The Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Leo as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New DMS immediately following the Domestication will be the same as those of Leo immediately prior to the Domestication.

The Business Combination

The Business Combination will be accounted for as a reverse recapitalization in conformity with GAAP. Under this method of accounting, Leo has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing DMS stockholders comprising a majority of the voting power of the combined company, DMS operations comprising a majority of the ongoing operations of New DMS, and DMS’s senior management comprising a majority of the senior management of New DMS combined entity. Accordingly, for accounting purposes, the acquisition will be treated as the equivalent of DMS issuing stock for the net assets of Leo, accompanied by a recapitalization. Net assets of Leo will be stated at historical costs, with no goodwill or other intangible assets recorded.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Leo portion of the Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. Leo and DMS will file the required forms under the HSR Act with the Antitrust Division and the FTC and requesting early termination within five (5) Business Days following the date hereof.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New DMS’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Leo cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Leo cannot assure you as to its result.

None of Leo and DMS are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Emerging Growth Company

Leo is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Leo has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Leo, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Leo’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of Leo’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

Risk Factors

In evaluating the proposals to be presented at the Leo extraordinary general meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

SELECTED HISTORICAL FINANCIAL INFORMATION OF LEO

Leo is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

Leo’s balance sheet data as of December 31, 2019, and statement of operations data for the years ended December 31, 2019 are derived from Leo’s audited financial statements included elsewhere in this proxy statement/prospectus. Leo’s balance sheet data as of March 31, 2020 and statement of operations data for the three months ended March 31, 2020 and 2019 are derived from Leo’s unaudited interim financial statements included elsewhere in this proxy statement/prospectus. The information is only a summary and should be read in conjunction with Leo’s consolidated financial statements and related notes and “Leo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. Our historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

	As of
	March 31, 2020	December 31, 2019
	(unaudited)	(audited)
Balance Sheet Data:
Working Capital (deficiency)	$(6,252,113)	$(4,841,647)
Total Assets	$200,778,685	$207,230,550
Total Liabilities	$13,337,348	$11,881,457
Class A ordinary shares, $0.0001 par value; 18,244,133 and 19,034,909 shares subject to possible redemption as of March 31, 2020 and December 31, 2019, respectively	$182,441,330	$190,349,090
Total Shareholders’ Equity	$5,000,007	$5,000,003

	Three months ended March 31,		Year Ended December 31,	Year Ended December 31,
	2020	2019	2019	2018
	(unaudited)		(audited)
Statement of Operations Data:
General and administrative expenses	1,410,466	1,587,728	5,426,176	489,780

Interest Income	$633,249	$1,125,994	$4,108,987	$3,085,067

Net income/(loss)	$(777,217)	$(461,734)	$(1,317,189)	$2,595,287

SELECTED HISTORICAL FINANCIAL INFORMATION OF DMS

The following selected financial data is only a summary for DMS’s consolidated financial statements and should be read in conjunction with DMS’s consolidated financial statements and related notes and “DMS’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. DMS’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for the full fiscal year.

	Three Months Ended March 31,		Year Ended December 31,
	2020	2019	2019	2018	2017
	(U.S. dollars in thousands, except per unit amounts)
Net revenue	$72,728	$57,822	$238,296	$137,681	$66,794
Cost of revenue	50,159	39,118	161,575	81,496	35,665
Salaries and related costs	8,331	6,852	27,978	22,078	14,191
General and administrative expenses	5,297	4,303	19,927	12,104	9,758
Acquisition costs	27	2,896	19,234	10,388	2,271
Depreciation and amortization	4,315	1,928	9,745	5,295	2,145
Other income	—	—	—	—	(2,311)

Income (Loss) from operations	$4,599	$2,725	$(163)	$6,320	$5,075
Interest expense	3,790	2,119	10,930	4,614	800
Loss on extinguishment of debt	—	—	—	303	—

Net income (loss) before income taxes	$809	$606	$(11,093)	$1,403	$4,275
Income tax expense	52	—	137	—	—

Net income (loss)	$757	$606	$(11,230)	$1,403	$4,275

Basic and diluted weighted average units outstanding of Class A units	23,960,000	23,960,000	23,960,000	23,860,000	23,760,000
Basic and diluted net (loss) income per unit, Class A	$0.01	$0.01	$(0.25)	$0.02	$0.17
Basic and diluted weighted average units outstanding of Class B units	20,500,000	20,500,000	20,500,000	20,500,000	20,500,000
Basic and diluted net (loss) income per unit, Class B	$0.02	$0.01	$(0.26)	$0.05	$0.02

	Three Months Ended March 31,		Year Ended December 31,
	2020	2019	2019	2018	2017
	(U.S. dollars in thousands)
Statement of Cash Flows Data
Net cash provided by (used in) operating activities	$1,109	$(323)	$(9,555)	$18,642	$11,156
Net cash used in investing activities	(2,976)	(1,339)	(63,160)	(27,444)	(9,589)
Net cash provided by (used in) financing activities	8,771	(1,153)	71,134	12,592	(3,667)

	March 31, 2020	December 31, 2019	December 31, 2018
	(U.S. dollars in thousands)
ASSETS
Current assets:
Cash	$9,912	$3,008	$4,589
Accounts receivable, net	34,864	30,137	24,965
Prepaid and other current assets	3,388	2,217	961

Total current assets	$48,164	$35,362	$30,515
Property and equipment, net	10,929	8,728	3,511
Goodwill	41,826	41,826	12,103
Intangible assets, net	54,394	57,935	27,447
Other assets	271	254	284

Total assets	$155,584	$144,105	$73,860

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$26,550	$24,160	$21,532
Accrued expenses and other current liabilities	11,623	10,839	10,156
Current portion of long-term debt	4,150	4,150	1,985
Contingent consideration payable (current)	—	1,000	10,073

Total current liabilities	$42,323	$40,149	$43,746
Long-term debt	210,268	201,048	102,907
Deferred tax liability	8,185	8,675	—
Other non-current liabilities	479	491	610

Total liabilities	$261,255	$250,363	$147,263
Members’ deficit	(105,671)	(106,258)	(73,403)

Total liabilities and members’ deficit	$155,584	$144,105	$73,860

SUMMARY UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information has been derived from the unaudited pro forma condensed combined balance sheet as of March 31, 2020 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and the three months ended March 31, 2020, included in “Unaudited Pro Forma Condensed Combined Financial Information.”

The summary unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited pro forma combined balance sheet and the unaudited pro forma condensed combined statement of operations, and the accompanying notes. In addition, the unaudited condensed combined pro forma financial information was based on and should be read in conjunction with the historical financial statements of Leo, DMS and UE Authority, Co., including the accompanying notes, which are included elsewhere in this proxy statement/prospectus.

The Business Combination is accounted for as a reverse merger, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Leo is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of DMS issuing stock for the net assets of Leo, accompanied by a recapitalization. The net assets of Leo are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of DMS.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of Leo’s ordinary shares:

•

Assuming Minimum Redemptions: This presentation assumes that no current Leo’s public stockholders exercise redemption rights with respect to their shares for a pro rata portion of the fund in Leo’s trust account.

•

Assuming Maximum Redemption: This presentation assumes that $100 million is withdrawn from the Trust Account to fund the Leo public stockholders’ exercise of their redemption rights with respect to 9,689,769 Class A ordinary shares, which is the maximum number of shares redeemable that would allow Leo to maintain at least $200 million required as “Cash Proceeds” in order to close the Business Combination.

	As of March 31, 2020
Unaudited Pro Forma Condensed Balance Sheet Data (in thousands)			Pro Forma
	Leo	DMS	Minimum Redemptions	Maximum Redemptions
Total current assets	$86	$48,164	$77,350	$77,350
Total assets	$200,779	$155,584	$248,093	$223,967
Total liabilities	$13,338	$261,255	$311,418	$290,910
Total stockholders’ or members’ equity	$5,000	$(105,671)	$(63,326)	$(66,944)

					Pro Forma
Unaudited Pro Forma Condensed Combined Statement of Operations Data For the Fiscal Year Ended December 31, 2019 (in thousands, except per share data)	Leo		DMS		Minimum Redemptions		Maximum Redemptions
Total revenues	$0		$238,296		$305,310		$305,310
Operating loss	$(5,426)		$(163)		$(4,970)		$(4,970)
Net loss	$(1,317)		$(11,230)		$(15,107)		$(15,107)
Earnings (loss) per share or unit – basic and diluted	$0.21	(1)	$(0.25	) (3)	$(0.24	) (5)	$(0.23	) (5)
Loss per share or unit – basic and diluted	$(1.09	) (2)	$(0.26	) (4)	$(0.09	) (6)	$(0.17	) (6)

					Pro Forma
Unaudited Pro Forma Condensed Combined Statement of Operations Data For the Three Months Ended March 31, 2020 (in thousands, except per share or unit data)	Leo		DMS		Minimum Redemptions		Maximum Redemptions
Total revenues	$0		$72,728		$72,728		$72,728
Operating (loss) income	$(1,410)		$4,599		$3,509		$3,509
Net (loss) income	$(777)		$757		$(90)		$(90)
Earnings (loss) per share or unit – basic and diluted)	$0.03	(1)	$0.01	(3)	$(0.00	) (5)	$(0.00	) (5)
(Loss) earnings per share or unit – basic and diluted)	$(0.28	) (2)	$0.02	(4)	$(0.00	) (6)	$(0.00	) (6)

(1)	Class A ordinary shares
(2)	Class B ordinary shares
(3)	Class A units
(4)	Class B units
(5)	Class A common stock
(6)	Class C common stock

COMPARATIVE PER SHARE DATA

The following table sets forth:

•	historical per share information of Leo for the year ended December 31, 2019 and the three months ended March 31, 2020;

•	historical per unit information of DMS for the year ended December 31, 2019 and the three months ended March 31, 2020; and

•

unaudited pro forma per share information of the combined company for the year ended December 31, 2019 and the three months ended March 31, 2020 after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•

Assuming Minimum Redemptions: This presentation assumes that no current Leo’s public stockholders exercise redemption rights with respect to their shares for a pro rata portion of the fund in Leo’s trust account; and

•

Assuming Maximum Redemption: This presentation assumes that $100 million is withdrawn from the Trust Account to fund the Leo public stockholders’ exercise of their redemption rights with respect to 9,689,769 Class A ordinary shares, which is the maximum number of shares redeemable that would allow Leo to maintain at least $200 million required as “Cash Proceeds” in order to close the Business Combination.

The following table is also based on the following assumptions: (1) 1,500,000 Class B ordinary shares are surrendered and forfeited by Sponsor and the Leo independent directors pursuant to the Surrender Agreement and (2) 9,689,769 shares of New DMS Class A Common Stock are issued to the PIPE Investors upon the consummation of the PIPE Investment. If the actual facts are different than these assumptions, the below numbers will be different. These numbers also do not take into account public warrants to purchase New DMS Class A Common Stock that will be outstanding immediately following the completion of the Business Combination.

The historical information should be read in conjunction with “—Selected Historical Financial Information of Leo,” “—Selected Historical Financial Information of DMS,” “Leo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “DMS’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus and the historical financial statements and related notes of each of Leo and DMS contained elsewhere in this proxy statement/ prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined net income per share information below does not purport to represent what the actual results of operations of New DMS would have been had the Business Combination been completed or to project New DMS’s results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the book value of New DMS would have been had the Business Combination been completed nor the book value per share for any future date or period.

	For the year ended December 31, 2019				For the three months ended March 31, 2020
	DMS (Historical)		Leo (Historical)		DMS (Historical)		Leo (Historical)
	Class A units	Class B units	Class A ordinary shares	Class B ordinary shares	Class A units	Class B units	Class A ordinary shares	Class B ordinary shares
Book value per unit or share – basic and diluted	$(2.39) (1)	$(2.39) (1)	$10.01 (2)	$(0.97) (3)	$(2.38) (1)	$(2.38) (1)	$9.68 (2)	$(1.25) (3)
Weighted average units or shares outstanding – basic and diluted	23,960,000	20,500,000	20,000,000	5,000,000	23,960,000	20,500,000	20,000,000	5,000,000
(Loss) income available for unitholders or common shareholders per unit or share – basic and diluted	$(0.25)	$(0.26)	$0.21	$(1.09)	$0.01	$0.02	$0.03	$(0.28)

(1)	Book value per unit = (Total (deficit)/weighted average units outstanding)
(2)	Book value per share — Class A ordinary shares represents investments held in the trust account minus deferred underwriting commissions divided by total Class A ordinary shares outstanding.
(3)

Book value per share — Class B ordinary shares represents net assets except for investments held in the trust account and deferred underwriting commissions divided by total Class B ordinary shares outstanding.

	For the year ended December 31, 2019				As of and for the three months ended March 31, 2020
	Pro Forma Assuming Minimum Redemptions of Outstanding Class A ordinary shares		Pro Forma Assuming Maximum Redemptions of Outstanding Class A ordinary shares		Pro Forma Assuming Minimum Redemptions of Outstanding Class A ordinary shares		Pro Forma Assuming Maximum Redemptions of Outstanding Class A ordinary shares
	Class A Common Stock	Class C Common Stock	Class A Common Stock	Class C Common Stock	Class A Common Stock	Class C Common Stock	Class A Common Stock	Class C Common Stock
Book value per share (1a)					$(1.08)	$(0.41)	$(1.14)	$(0.85)
Weighted average shares outstanding – basic	31,793,529	27,726,735	22,103,760	19,538,906	31,793,529	27,726,735	22,103,760	19,538,906
Loss available for common stockholders per unit or share – basic	$(0.24)	$(0.09)	$(0.23)	$(0.17)	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Weighted average shares outstanding – diluted	46,926,180	27,726,735	43,181,438	19,538,906	46,926,180	27,726,735	43,181,438	19,538,906
Loss available for common stockholders per unit or share – diluted	$(0.24)	$(0.09)	$(0.23)	$(0.17)	$(0.00)	$(0.00)	$(0.00)	$(0.00)

(1a)	Book value per share — Total pro forma (deficit) minus non-controlling interests (deficit) divided by Class A and Class C pro forma shares outstanding

RISK FACTORS

Leo shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects.

Risks Related to DMS’s Business and to New DMS’s Business Following the Business Combination

Unless the context otherwise requires, any reference in the below sections of this proxy statement/prospectus to the “Company,” “we,” “us” or “our” refers to DMS and its consolidated subsidiaries prior to the consummation of the Business Combination and to New DMS and its consolidated subsidiaries following the Business Combination. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and accompanying notes, and other financial information included elsewhere within this proxy statement/prospectus. This discussion includes forward-looking information regarding our business, results of operations and cash flows and contractual obligations and arrangements that involves risks, uncertainties and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “DMS’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our business is dependent on our relationships with advertisers with few long-term contractual commitments. If advertisers stop purchasing consumer referrals from us, decrease the amount they are willing to spend per referral, or if we are unable to establish and maintain new relationships with advertisers, our business, results of operations and financial condition could be materially adversely affected.

A substantial majority of our revenue is derived from sales of consumer referrals to advertisers. Our relationships with advertisers are dependent on our ability to deliver quality referrals at attractive volumes and prices. If advertisers are not able to acquire their preferred referrals in our marketplaces and through our brand direct solutions, they may stop buying referrals from us or may decrease the amount they are willing to spend for referrals. Our agreements with advertisers are almost entirely short-term agreements, and advertisers can stop participating in our marketplaces and through our brand direct solutions at any time with no notice. As a result, we cannot guarantee that advertisers will continue to work with us or, if they do, the number of referrals they will purchase from us, the price they will pay per referral or their total spend with us. In addition, we may not be able to attract new advertisers to our marketplaces and our brand direct solutions or increase the amount of revenue we earn from advertisers over time.

If we are unable to maintain existing relationships with advertisers in our marketplaces and through our brand direct solutions or unable to add new advertisers, we may be unable to offer our consumers the experience they expect. This deficiency could reduce consumers’ confidence in our services, making us less popular with consumers. As a result, consumers could cease to use us or use us at a decreasing rate.

We depend on search engines, display advertising, social media, email, content-based online advertising and other online sources to attract consumers to our websites, marketplaces, or through our brand direct solutions and if we are unable to cost-effectively attract consumers and convert them into sales for our advertisers, our business and financial results may be harmed.

Our success depends on our ability to attract online consumers to our websites, marketplaces or through our brand direct solutions and convert those consumers into sales for our advertisers. We depend, in part, on search engines, display advertising, social media, email, content-based online advertising and other online sources for our website traffic. We are included in search results as a result of both paid search listings, where we purchase specific search terms that result in the inclusion of our advertisement and, separately, organic searches that depend upon the content on our sites.

Search engines, social media platforms and other online sources often revise their algorithms and introduce new advertising products. If one or more of the search engines or other online sources on which we rely for website traffic were to modify its general methodology for how it displays our advertisements, resulting in fewer consumers clicking through to our websites, our business could suffer. In addition, if our online display advertisements are no longer effective or are not able to reach certain consumers due to consumers’ use of ad-blocking software, our business could suffer.

If one or more of the search engines or other online sources on which we rely for purchased listings modifies or terminates its relationship with us, our expenses could rise, we could lose consumer traffic to our websites, and a decrease in consumer traffic to our websites, for any reason, could have a material adverse effect on our business, financial condition and results of operations. Consumer traffic to our websites and the volume of sales generated by consumer traffic varies and can decline from to time. Additionally, even if we are successful in generating traffic to our websites, we may not be able to convert these visits into consumer sales.

We currently compete with numerous other online marketing companies, and we expect that competition will intensify. Some of these existing competitors may have more capital or complementary products or services than we do, and they may leverage their greater capital or diversification in a manner that adversely affects our competitive position. In addition, other newcomers, including major search engines and content aggregators, may be able to leverage their existing products and services to our disadvantage. We may be forced to expend significant resources to remain competitive with current and potential competitors. If any of our competitors are more successful than we are at attracting and retaining consumers, or if we are unable to effectively convert visits into consumer sales, our business, financial condition and results of operations could be materially adversely affected.

We compete with other media for advertising spend from our advertisers, and if we are unable to maintain or increase our share of the advertising spend of our advertisers, our business could be harmed.

We compete for advertising spend with traditional offline media such as television, billboards, radio, magazines and newspapers, as well as online sources such as websites, social media and websites dedicated to providing information comparable to that provided in our websites, marketplaces and through our brand direct solutions. Our ability to attract and retain advertisers, and to generate advertising revenue from them, depends on a number of factors, including:

•	the ability of our advertisers to earn an attractive return on investment from their spending with us;

•	our ability to increase the number of consumers using our marketplaces and brand direct solutions;

•	our ability to compete effectively with other media for advertising spending; and

•	our ability to keep pace with changes in technology and the practices and offerings of our competitors.

We may not succeed in retaining or capturing a greater share of our advertisers’ advertising spending compared to alternative channels. If our current advertisers reduce or end their advertising spending with us and we are unable to increase the spending of our other advertisers or attract new advertisers, our revenue and business and financial results would be materially adversely affected.

In addition, advertising spend remains concentrated in traditional offline media channels. Some of our current or potential advertisers have little or no experience using the internet for advertising and marketing purposes and have allocated only limited portions of their advertising and marketing budgets to the internet. The adoption of online marketing may require a cultural shift among advertisers as well as their acceptance of a new way of conducting business, exchanging information and evaluating new advertising and marketing technologies and services. This shift may not happen at all or at the rate we expect, in which case our business could suffer. Furthermore, we cannot assure you that the market for online marketing services will continue to grow. If the market for online marketing services fails to continue to develop or develops more slowly than we anticipate, the success of our business may be limited, and our revenue may decrease.

If consumers do not find value in our services or do not like the consumer experience on our platform, the number of referrals in our marketplaces and through our brand direct solutions may decline, and our business, results of operations and financial condition could be materially adversely affected.

If we fail to provide a compelling experience to our consumers through our web platforms (i.e., our desktop and mobile experiences which include both tablets and phones), the number of consumer referrals purchased from us will decline, and advertisers may terminate their relationships with us or reduce their spending with us. If advertisers stop offering products in our marketplaces and through our brand direct solutions, we may not be able to maintain and grow our consumer traffic, which may cause other advertisers to stop using our marketplaces and our brand direct solutions. We believe that our ability to provide a compelling web platform experience is subject to a number of factors, including:

•

our ability to maintain marketplaces and brand direct solutions for consumers and advertisers that efficiently captures user intent and effectively delivers relevant information to each individual consumer;

•	our ability to continue to innovate and improve our marketplaces and our brand direct solutions;

•	our ability to launch new vertical offerings that are effective and have a high degree of consumer and advertiser engagement;

•	our ability to maintain the compatibility of our mobile applications with operating systems, such as iOS and Android, and with popular mobile devices running such operating systems; and

•	our ability to access a sufficient amount of data to enable us to provide relevant information to consumers.

If the use of our marketplaces and brand direct solutions declines or does not continue to grow, our business and operating results would be harmed.

We rely on the data provided to us by consumers and advertisers to improve our product and service offerings, and if we are unable to maintain or grow such data we may be unable to provide consumers with an experience that is relevant, efficient and effective, which could adversely affect our business.

Our business relies on the data provided to us by consumers and advertisers using our marketplaces brand direct solutions. The large amount of information we use in operating our marketplaces and brand direct solutions is critical to the web platform experience we provide for consumers. If we are unable to maintain or grow the data provided to us, the value that we provide to consumers and advertisers using our marketplaces and our brand direct solutions may be limited. In addition, the quality, accuracy and timeliness of this information may suffer, which may lead to a negative experience for consumers using our marketplaces and our brand direct solutions and could materially adversely affect our business and financial results.

If our emails are not delivered and accepted or are routed by email providers less favorably than other emails, or if our sites are not accessible or treated disadvantageously by internet service providers, our business may be substantially harmed.

If email providers or internet service providers, or ISPs, implement new or more restrictive email or content delivery or accessibility policies, including with respect to net neutrality, it may become more difficult to deliver emails to consumers or for consumers to access our websites and services. For example, certain email providers, including Google, may categorize our emails as “promotional,” and these emails may be directed to an alternate, and less readily accessible, section of a consumer’s inbox. If email providers materially limit or halt the delivery of our emails, or if we fail to deliver emails to consumers in a manner compatible with email providers’ email handling or authentication technologies, our ability to contact consumers through email could be significantly restricted. In addition, if we are placed on “spam” lists or lists of entities that have been involved in sending unwanted, unsolicited emails, our operating results and financial condition could be substantially harmed. Further, if ISPs prioritize or provide superior access to our competitors’ content, our business and results of operations may be adversely affected.

Advertisers who use our marketplaces and brand direct solutions can offer products and services outside of our marketplaces and brand direct solutions or obtain similar services from our competitors.

Because generally we do not have exclusive relationships with advertisers, consumers may purchase products from them without having to use our marketplaces and brand direct solutions. Advertisers can attract consumers directly through their own marketing campaigns or other traditional methods of distribution, such as referral arrangements, physical storefront operations or broker agreements. Advertisers also may offer information to prospective customers online directly, through one or more online competitors of our business, or both. If our advertisers determine to compete directly with us or choose to favor one or more of our competitors, they could cease providing us with information and terminate any direct interactions we have with their online workflows, customer relationship management systems and internal platforms, which would reduce the breadth of the information available to us and could put us at a competitive disadvantage against their direct marketing efforts or our competitors that retain such access. If consumers seek products directly from advertisers or through our competitors, or if advertisers cease providing us with access to their systems or information, the number of consumers searching for products on our marketplaces and through our brand direct solutions may decline, and our business, financial condition and results of operations could be materially adversely affected.

If we are unable to develop new offerings, achieve increased consumer adoption of those offerings or penetrate new vertical markets, our business and financial results could be materially adversely affected.

Our success depends on our continued innovation to provide product and service offerings that make our marketplaces, brand direct solutions and websites useful for consumers. These new offerings must be widely adopted by consumers in order for us to continue to attract advertisers to our marketplaces and brand direct solutions. Accordingly, we must continually invest resources in product, technology and development in order to improve the comprehensiveness and effectiveness of our marketplaces and brand direct solutions and their related product and service offerings and effectively incorporate new internet technologies into them. These product, technology and development expenses may include costs of hiring additional personnel and of engaging third-party service providers and other research and development costs.

Without innovative marketplaces and brand direct solutions and related product and service offerings, we may be unable to attract additional consumers or retain current consumers, which could adversely affect our ability to attract and retain advertisers who want to participate in our marketplaces and through our brand direct solutions, which could, in turn, harm our business and financial results. In addition, while we have historically concentrated our efforts on the home and auto insurance, consumer finance, education home services and health and wellness markets, we will need to penetrate additional vertical markets, such as health insurance, life insurance and charitable giving / non-profits, in order to achieve our long-term growth goals. Our success in the home and auto insurance, consumer finance, education home services and health and wellness markets depends on our deep understanding of these industries. In order to penetrate new vertical markets, we will need to develop a similar understanding of those new markets and the associated business challenges faced by participants in them. Developing this level of understanding may require substantial investments of time and resources and we may not be successful. In addition, these new vertical markets may have specific risks associated with them. If we fail to penetrate new vertical markets successfully, our revenue may grow at a slower rate than we anticipate and our financial condition could suffer.

If we fail to build and maintain our brand, our ability to expand the use of our marketplaces and brand direct solutions by consumers and advertisers may be adversely affected.

Our future success depends upon our ability to create and maintain brand recognition and a reputation for delivering easy, efficient and personal. A failure by us to build our brand and deliver on these expectations could harm our reputation and damage our ability to attract and retain consumers, which could adversely affect our business. If consumers do not perceive our marketplaces and brand direct solutions as a better web platform experience, our reputation and the strength of our brand may be adversely affected.

Some of our competitors have more resources than we do and can spend more advertising their brands and services. As a result, we are required to spend considerable money and other resources to create brand awareness and build our reputation. Should the need or competition for top-of-mind awareness and brand preference increase, we may not be able to build brand awareness, and our efforts at building, maintaining and enhancing our reputation could fail. Even if we are successful in our branding efforts, such efforts may not be cost-effective. If we are unable to maintain or enhance consumer awareness of our brand cost-effectively, our business, results of operations and financial condition could be materially adversely affected.

Complaints or negative publicity about our business practices, our marketing and advertising campaigns, our compliance with applicable laws and regulations, the integrity of the data that we provide to consumers, data privacy and security issues, and other aspects of our business, whether valid or not, could diminish confidence and participation in our marketplaces and brand direct solutions and could adversely affect our reputation and business. There can be no assurance that we will be able to maintain or enhance our brand, and failure to do so would harm our business growth prospects and operating results.

Our marketing efforts may not be successful.

We currently rely on performance marketing channels that must deliver on metrics that are selected by our advertisers and are subject to change at any time. We are unable to control how our advertisers evaluate our performance. Certain of these metrics are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and adversely affect our business. In addition, the metrics we provide may differ from estimates published by third parties or from similar metrics of our competitors due to differences in methodology. If our advertisers do not perceive our metrics to be accurate, or if we discover material inaccuracies in our metrics, it could adversely affect our online marketing efforts and business.

If we fail to manage future growth effectively, our business could be materially adversely affected.

We have at times experienced rapid growth and anticipate further growth. This growth has placed significant demands on management and our operational infrastructure. As we continue to grow, we must effectively integrate, develop and motivate a large number of new employees, while maintaining the beneficial aspects of our company culture. If we do not manage the growth of our business and operations effectively, the quality of our services and efficiency of our operations could suffer and we may not be able to execute on our business plan, which could harm our brand, results of operations and overall business.

Failure to increase our revenue or reduce our sales and marketing expense as a percentage of revenue would adversely affect our financial condition and profitability.

We expect to make significant future investments to support the further development and expansion of our business, and these investments may not result in increased revenue or growth on a timely basis or at all. Furthermore, these investments may not decrease as a percentage of revenue if our business grows. There can be no assurance that these investments will increase revenue or that we will eventually be able to decrease our sales and marketing expense as a percentage of revenue, and failure to do so would adversely affect our financial condition and profitability.

We participate in a highly competitive market, and pressure from existing and new companies may adversely affect our business and operating results.

We face significant competition from companies that provide information and services designed to help consumers shop for products comparable to those offered through our websites, marketplaces and through our brand direct solutions and to enable advertisers to reach these consumers. Our competitors offer various products and services that compete with us. Some of these competitors include:

•

companies that operate, or could develop, insurance search websites, consumer finance search websites, educational / career enhancement search websites, home services search websites, and other comparison search type websites in the verticals in which we compete with marketplace and brand direct solutions;

•	media sites, including websites dedicated to providing multiple quote insurance information and financial services information generally;

•	internet search engines; and

•	individual insurance providers, including through the operation of their own websites, physical storefront operations and broker arrangements.

We compete with these and other companies for a share of advertisers’ overall budget for online and offline media marketing and referral spend. To the extent that advertisers view alternative marketing and media strategies to be superior to our marketplaces and brand direct solutions, we may not be able to maintain or grow the number of advertisers using, and advertising on, our marketplaces and through our brand direct solutions, and our business and financial results may be harmed.

We also expect that new competitors will enter the industries in which we operate with competing marketplaces and brand direct solutions, products and services, which could have an adverse effect on our business and financial results.

Our competitors could significantly impede our ability to maintain or expand the number of consumers and advertisers using our marketplaces and brand direct solutions. Our competitors also may develop and market new technologies that render our marketplaces and brand direct solutions less competitive, unmarketable or obsolete. In addition, if our competitors develop marketplaces and brand direct solutions with similar or superior functionality to ours, and our web traffic declines, we may need to decrease our referral and advertising fees. If we are unable to maintain our current pricing structure due to competitive pressures, our revenue would likely be reduced and our financial results would be adversely affected.

Our existing and potential competitors may have significantly more financial, technical, marketing and other resources than we have, and the ability to devote greater resources to the development, promotion and support of their marketplaces and brand direct solutions, products and services. In addition, they may have more extensive industry relationships than we have, longer operating histories and greater name recognition. As a result, these competitors may be able to respond more quickly with new technologies and to undertake more extensive marketing or promotional campaigns than we can. In addition, to the extent that any of our competitors have existing relationships with advertisers for marketing or data analytics solutions, those advertisers may be unwilling to partner with us. If we are unable to compete with these competitors, the demand for our marketplaces and brand direct solutions and related products and services could substantially decline.

In addition, if one or more of our competitors were to merge or partner with another of our competitors, the change in the competitive landscape could adversely affect our ability to compete effectively. We may not be able to compete successfully against current or future competitors, and competitive pressures may harm our business and financial results.

Advertisers on our marketplaces and through our brand direct solutions may not provide competitive levels of service to consumers, which could materially adversely affect our brand and business and our ability to attract consumers.

Our ability to provide consumers with a high-quality and compelling web platform experience depends, in part, on consumers receiving competitive prices, convenience, customer service and responsiveness from advertisers with whom they are matched on our marketplaces and through our brand direct solutions. If these providers do not meet or exceed consumer expectations with competitive levels of convenience, customer service, price and responsiveness, the value of our brand may be harmed, our ability to attract consumers to our marketplaces and brand direct solutions may be limited and the number of consumers matched through our marketplaces and brand direct solutions may decline, which could have a material adverse effect on our business, financial condition and results of operations.

Our business depends on our ability to maintain and improve the technology infrastructure necessary to send marketing messages, which include emails, SMS and push notifications and operate our websites, and any significant disruption in service on our email network infrastructure or websites could result in a loss of consumers, which could harm our business, brand, operating results and financial condition.

Our brand, reputation and ability to attract consumers and advertisers depend on the reliable performance of our technology infrastructure and content delivery. We use messages to attract consumers to our marketplaces and brand direct solutions. Our systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be prolonged and harmful to our business. If our websites are unavailable when users attempt to access them, or if they do not load as quickly as expected, users may not return as often in the future, or at all. As our user base and the amount of information shared on our websites continue to grow, we will need an increasing amount of network capacity and computing power. We have spent and expect to continue to spend substantial amounts on our infrastructure and services to handle the traffic on our websites and to help shorten the length of or prevent system interruptions. The operation of these systems is expensive and complex and we could experience operational failures. Interruptions, delays or failures in these systems, whether due to earthquakes, adverse weather conditions, other natural disasters, power loss, computer viruses, cybersecurity attacks, physical break-ins, terrorism, errors in our software, architecture flaws or performance defects in our proprietary technology or otherwise, could be prolonged and could affect the security or availability of our websites and applications, and prevent consumers from accessing our services. Such interruptions also could result in third parties accessing our confidential and proprietary information, including our intellectual property or consumer information. Problems with the reliability or security of our systems could harm our reputation, our ability to protect our confidential and proprietary information, result in a loss of users of our marketplaces and brand direct solutions or result in additional costs. If we do not maintain or expand our network infrastructure successfully or if we experience operational failures or prolonged disruptions or delays in the availability of our systems or a significant search engine, we could lose current and potential consumers, which could harm our operating results and financial condition.

Substantially all of the communications, network and computer hardware used to operate our websites are located in the United States in Amazon Web Services data centers. Although we believe our systems are fully redundant, there may be exceptions for certain hardware. In addition, we do not own or control the operation of these facilities. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, terrorist attacks, acts of war, electronic and physical break-ins, computer viruses, earthquakes and similar events. The occurrence of any of these events could result in damage to our systems and hardware or could cause them to fail. In addition, we may not have sufficient protection or recovery plans in certain circumstances.

Problems faced by our third-party web hosting providers could adversely affect the experience of users of our marketplaces and through our brand direct solutions. Our third-party web hosting providers could close their facilities without adequate notice. Any financial difficulties, up to and including bankruptcy, faced by our third-

party web hosting providers or any of the service providers with whom they contract may have adverse effects on our business, the nature and extent of which are difficult to predict. If our third-party web hosting providers are unable to keep up with our growing capacity needs, our business could be harmed.

Any errors, defects, disruptions or other performance or reliability problems with our network operations could cause interruptions in access to our marketplaces and brand direct solutions as well as delays and additional expense in arranging new facilities and services and could harm our reputation, business, operating results and financial condition. Although we carry business interruption insurance, it may not be sufficient to compensate us for the potentially significant losses, including the potential harm to the future growth of our business that may result from interruptions in our service as a result of system failures.

We depend on third-party website publishers for a significant portion of our visitors, and any decline in the supply of media available through these websites or increase in the price of this media could cause our revenue to decline or our cost to reach visitors to increase.

A portion of our revenue is attributable to visitors originating from advertising placements that we purchase on third party websites. In some instances, website publishers may change the advertising inventory they make available to us at any time and, therefore, impact our revenue. In addition, website publishers may place restrictions on our offerings. These restrictions may prohibit advertisements from specific clients or specific industries, or restrict the use of certain creative content. If a website publisher decides not to make advertising inventory available to us, or decides to demand a higher revenue share or places significant restrictions on the use of such inventory, we may not be able to find advertising inventory from other websites that satisfy our requirements in a timely and cost-effective manner. In addition, the number of competing online marketing service providers and advertisers that acquire inventory from websites continues to increase. Consolidation of website publishers could eventually lead to a concentration of desirable inventory on a small number of websites or networks, which could limit the supply of inventory available to us or increase the price of inventory to us. If any of the foregoing occurs, our revenue could decline or our operating costs may increase.

We depend on key personnel to operate our business, and if we are unable to retain, attract and integrate qualified personnel, our ability to develop and successfully grow our business could be harmed.

We believe our success has depended, and continues to depend, on the efforts and talents of our executives and employees. Our future success depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. Qualified individuals are in high demand, and we may incur significant costs to attract and retain them. Experienced information technology personnel, who are critical to the success of our business, are in particularly high demand. This demand is particularly acute in the greater Tampa Bay, Florida area, where we are headquartered. Competition for their talents is intense, and retaining such individuals can be difficult. The loss of any of our executive officers or key employees could materially adversely affect our ability to execute our business plan and strategy, and we may not be able to find adequate replacements on a timely basis, or at all. Many of our executive officers and other employees are at-will employees, which means they may terminate their employment relationships with us at any time, and their knowledge of our business and industry would be extremely difficult to replace. We cannot ensure that we will be able to retain the services of any members of our senior management or other key employees. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business could be materially adversely affected.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws, rules and regulations that govern public companies. As a public company following completion of the Business Combination, we will be subject to significant obligations relating to reporting, procedures and internal controls, and our management team may not successfully or efficiently manage such obligations. These obligations and scrutiny will require significant attention from our management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations.

Our corporate culture has contributed to our success and, if we are unable to maintain it as we grow, our business, financial condition and results of operations could be harmed.

We have experienced and may continue to experience rapid expansion of our employee ranks. We believe our corporate culture has been a key element of our success. However, as our organization grows, it may be difficult to maintain our culture, which could reduce our ability to innovate and operate effectively. The failure to maintain the key aspects of our culture as our organization grows could result in decreased employee satisfaction, increased difficulty in attracting top talent, increased turnover and could compromise the quality of our client service, all of which are important to our success and to the effective execution of our business strategy. In the event we are unable to maintain our corporate culture as we grow to scale, our business, financial condition and results of operations could be harmed.

If we are unable to successfully respond to changes in the market, our business could be harmed.

While our business has grown rapidly as consumers and advertisers have increasingly accessed our marketplaces and brand direct solutions, we expect that our business will evolve in ways that may be difficult to predict. For example, we anticipate that over time we may reach a point when investments in new user traffic are less productive and the continued growth of our revenue will require more focus on developing new product and service offerings for consumers and advertisers, expanding our marketplaces and brand direct solutions into new international markets and new industries to attract new advertisers, and increasing our referral and advertising fees. It is also possible that consumers and advertisers could broadly determine that they no longer believe in the efficiency and effectiveness of our marketplaces and brand direct solutions. Our continued success will depend on our ability to successfully adjust our strategy to meet the changing market dynamics. If we are unable to do so, our business could be harmed and our results of operations and financial condition could be materially adversely affected.

We expect our results of operations to fluctuate on a quarterly and annual basis.

Our revenue and results of operations could vary significantly from period to period and may fail to match expectations as a result of a variety of factors, some of which are outside of our control. Our results may vary as a result of fluctuations in the number of consumers and advertisers using our marketplaces and brand direct solutions and the size and seasonal variability of the marketing budgets of our advertisers. In addition, our advertisers’ industries are each subject to their own cyclical trends and uncertainties. Fluctuations and variability across these different verticals may affect our revenue. As a result of the potential variations in our revenue and results of operations, period-to-period comparisons may not be meaningful and the results of any one period should not be relied on as an indication of future performance. In addition, our results of operations may not meet the expectations of investors or public market analysts who follow us, which may adversely affect our stock price.

Unfavorable global economic conditions, including as a result of health and safety concerns related to the coronavirus outbreak, could adversely affect our business, financial condition or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy, including conditions that are outside of our control, such as the impact of health and safety concerns from the current coronavirus (COVID-19) outbreak. The most recent global financial crisis caused by the coronavirus outbreak has resulted in extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn could result in a variety of risks to our business, including weakened demand for our marketplaces and brand direct solutions and related products and services or delays in advertiser payments. A weak or declining economy could also strain our media supply channels.

Additionally, our business relies heavily on people, and adverse events such as health-related concerns about working in our offices, the inability to travel and other matters affecting the general work environment could harm our business. While we do not anticipate any material impact to our business operations as a result of the coronavirus outbreak, in the event of a major disruption caused by the coronavirus outbreak, we may lose the services of a number of our employees or experience system interruptions, which could lead to diminishment of our regular business operations, inefficiencies and reputational harm. We are also unsure what actions our advertisers and other partners may take in response to the coronavirus outbreak. For example, to the extent our advertisers shift their workforces from offices to remote locations, we may see a decrease in demand while they relocate these operations. Any of the foregoing could harm our business and we cannot anticipate all the ways in which the current global health crisis and financial market conditions could adversely impact our business.

We have taken temporary precautionary measures intended to help minimize the risk of the coronavirus outbreak to our employees, our advertisers and the communities in which we participate, which could negatively impact our business. To this end, we have implemented mandatory closures of certain of our offices, encouraged all of our employees to telework, banned non-critical business travel, implemented a Coronavirus Communications Plan setting forth both internal and external communications strategies, implemented a 90-day furlough of 20% of the salaries of all of our employees at or above the director level, with such furloughed salaries to be repaid at a future date with a 5% bonus (subject to the satisfaction of certain conditions) and negotiated rent abatements at several of our leased locations for the months of April, May and June 2020. Our employees travel frequently to establish and maintain relationships with our advertisers and other partners. Although we continue to monitor the situation and may adjust our current policies as more information and guidance become available, temporarily suspending travel and limitations on doing business in-person could negatively impact our marketing and business development efforts, slow down our recruiting efforts or create operational or other challenges, any of which could harm our business, financial condition and results of operations.

We often have long sales cycles, which can result in significant time between initial contact with a prospect and execution of an advertiser agreement, making it difficult to project when, if at all, we will obtain new advertisers and when we will generate revenue from those advertisers.

Our sales cycle, from initial contact to contract execution and implementation can take significant time. Our sales efforts involve educating our advertisers about the use, technical capabilities and benefits of our marketplaces and brand direct solutions. Some of our advertisers undertake an evaluation process that frequently involves not only our marketplaces and brand direct solutions but also the offerings of our competitors. As a result, it is difficult to predict when we will obtain new advertisers and begin generating revenue from these new advertisers. Even if our sales efforts result in obtaining a new advertiser, under our usage-based pricing model, the advertiser controls when and to what extent it uses our marketplaces and brand direct solutions. As a result, we may not be able to add advertisers, or generate revenue, as quickly as we may expect, which could harm our revenue growth rates.

Our past growth may not be indicative of our future growth, and our revenue growth rate may decline in the future.

Our revenue grew from $67 million in 2017 to $138 million in 2018 and to $240 million in 2019, increases of 106% and 73%, respectively. This growth may not be indicative of our future growth, if any, and we will not be able to grow as expected, or at all, if we do not accomplish the following:

•	increase the number of consumers using our marketplaces and brand direct solutions;

•	maintain and expand the number of advertisers that use our marketplaces and brand direct solutions or our revenue per provider;

•	further improve the quality of our marketplaces and brand direct solutions, and introduce high-quality new products;

•	increase the number of shoppers acquired by advertisers on our marketplaces and brand direct solutions;

•	timely adjust marketing expenditures in relation to changes in demand for the underlying products and services offered by our advertisers;

•	maintain brand recognition and effectively leverage our brand; and

•	attract and retain management and other skilled personnel for our business.

Our revenue growth rates may also be limited if we are unable to achieve high market penetration rates as we experience increased competition. If our revenue or revenue growth rates decline, investors’ perceptions of our business may be adversely affected and the market price of our common stock could decline.

Our dedication to making decisions based primarily on the best interests of our company and stockholders may cause us to forgo short-term gains in pursuit of potential but uncertain long-term growth.

Our guiding principle is to build our business by making decisions based primarily upon the best interests of our entire marketplaces, including consumers and advertisers, which we believe has been essential to our success in increasing our user growth rate and engagement and best serves the long-term interests of our company and our stockholders. In the past, we have forgone, and we will in the future continue to forgo, certain expansion or short-term revenue opportunities that we do not believe are in the best interests of our marketplaces and brand direct solutions and its users, even if such decisions adversely affect our results of operations in the short term. However, this strategy may not result in the long-term benefits that we expect, in which case our user traffic and engagement, business and financial results could be harmed.

We collect, process, store, share, disclose and use consumer information and other data, and our actual or perceived failure to protect such information and data or respect users’ privacy could damage our reputation and brand and harm our business and operating results.

Use of our marketplaces and brand direct solutions involves the storage and transmission of consumers’ information, including personal information, and security breaches could expose us to a risk of loss or exposure of this information which could result in potential liability, litigation and remediation costs, as well as reputational harm, all of which could materially adversely affect our business and financial results. For example, unauthorized parties could steal our users’ names, email addresses, physical addresses, phone numbers and other information that we collect when providing referrals. While we use encryption and authentication technology licensed from third parties designed to effect secure transmission of such information, we cannot guarantee the security of the transfer and storage of the personal information we collect from advertisers.

Like all information systems and technology, our websites and information systems may be subject to computer viruses, break-ins, phishing impersonation attacks, attempts to overload our servers with denial-of-service or other attacks, ransomware and similar incidents or disruptions from unauthorized use of our computer systems, as well as unintentional incidents causing data leakage, any of which could lead to interruptions, delays or website shutdowns, or could cause loss of critical data or the unauthorized disclosure, access, acquisition, alteration or use of personal or other confidential information. Although we have a chief information officer who coordinates our cybersecurity measures, policies and procedures, and our chief information officer regularly reports to our board of directors regarding these matters, we cannot be certain that our efforts will be able to prevent breaches of the security of our information systems and technology. If we experience compromises to our security that result in websites performance or availability problems, the complete shutdown of our websites or the loss or unauthorized disclosure, access, acquisition, alteration or use of confidential information, consumers and advertisers may lose trust and confidence in us, and consumers and advertisers may decrease the use of our website or stop using our website entirely. Further, outside parties may attempt to fraudulently induce employees, consumers or advertisers to disclose sensitive information in order to gain access to our information or consumers’ or advertisers’ information. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, often are not recognized until launched against a target, and may originate from less regulated and remote areas around the world, we may be unable to proactively address these techniques or to implement adequate preventative measures.

Any or all of the issues above could adversely affect our ability to attract new users and increase engagement by existing users, cause existing users to curtail or stop use of our marketplaces and brand direct solutions, cause existing advertisers to cancel their contracts or subject us to governmental or third-party lawsuits, investigations, regulatory fines or other actions or liability, thereby harming our business, results of operations and financial condition. Although we are not aware of any material information security incidents to date, we have detected common types of attempts to attack our information systems and data using means that have included viruses and phishing.

There are numerous federal, state and local laws in the United States and around the world regarding privacy and the collection, processing, storing, sharing, disclosing, using, cross-border transfer and protecting of personal information and other data, the scope of which are changing, subject to differing interpretations, and which may be costly to comply with, may result in regulatory fines or penalties, and may be inconsistent between countries and jurisdictions or conflict with other rules.

We are subject to the terms of our privacy policies and privacy-related obligations to third parties. We strive to comply with all applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data protection, to the extent possible. However, it is possible that these obligations may be interpreted and applied in new ways or in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices or that new regulations could be enacted. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to consumers or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of sensitive information, which could include personally identifiable information or other user data, may result in governmental investigations, enforcement actions, regulatory fines, litigation or public statements against us by consumer advocacy groups or others, and could cause consumers and advertisers to lose trust in us, all of which could be costly and have an adverse effect on our business. In addition, new and changed rules and regulations regarding privacy, data protection and cross-border transfers of consumer information could cause us to delay planned uses and disclosures of data to comply with applicable privacy and data protection requirements. Moreover, if third parties that we work with violate applicable laws or our policies, such violations also may put consumer or advertiser information at risk and could in turn harm our reputation, business and operating results.

We may be unable to halt the operations of websites that aggregate or misappropriate our data.

From time to time, third parties may misappropriate our data through website scraping, robots or other means and aggregate this data on their websites with data from other companies. In addition, copycat websites may misappropriate data in our marketplaces and brand direct solutions and attempt to imitate our brand or the functionality of our website. If we become aware of such websites, we intend to employ technological or legal measures in an attempt to halt their operations. However, we may be unable to detect all such websites in a timely manner and, even if we could, technological and legal measures may be insufficient to halt their operations. In some cases, particularly in the case of websites operating outside of the United States, our available remedies may not be adequate to protect us against the effect of the operation of such websites. Regardless of whether we can successfully enforce our rights against the operators of these websites, any measures that we may take could require us to expend significant financial or other resources, which could harm our business, results of operations or financial condition. In addition, to the extent that such activity creates confusion among consumers or advertisers, our brand and business could be harmed.

We are subject to a number of risks related to the credit card and debit card payments we accept from advertisers.

We sometimes accept payments from advertisers through credit and debit card transactions. For credit and debit card payments, we pay interchange and other fees, which may increase over time. An increase in those fees may require us to increase the prices we charge and would increase our operating expenses, either of which could harm our business, financial condition and results of operations.

We currently rely on multiple third-party vendors to provide payment processing services, including the processing of payments from credit cards and debit cards, and our business may be disrupted if these vendors becomes unwilling or unable to provide these services to us and we are unable to find a suitable replacement on a timely basis. If our processing vendors fail to maintain adequate systems for the authorization and processing of credit card transactions, it could cause one or more of the major credit card companies to disallow our continued use of their payment products. In addition, if these systems fail to work properly and, as a result, we do not charge our advertisers’ credit cards on a timely basis or at all, our business, revenue, results of operations and financial condition could be harmed.

We may acquire other companies or technologies, which could divert our management’s attention, result in additional dilution to our stockholders and otherwise disrupt our operations and harm our operating results.

Our success will depend, in part, on our ability to grow our business in response to the demands of consumers, advertisers and other constituents within our advertisers’ industries as well as competitive pressures. In some circumstances, we may determine to do so through the acquisition of complementary businesses and technologies rather than through internal development. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete identified acquisitions. The risks we face in connection with acquisitions include:

•	regulatory hurdles;

•	failure of anticipated benefits to materialize;

•	diversion of management time and focus from operating our business to addressing acquisition integration challenges;

•	coordination of technology, research and development, and sales and marketing functions;

•	transition of the acquired company’s consumers and data to our marketplaces and brand direct solutions;

•	retention of employees from the acquired company;

•	cultural challenges associated with integrating employees from the acquired company into our organization;

•	integration of the acquired company’s products or technology;

•	integration of the acquired company’s accounting, management information, human resources and other administrative systems;

•	the need to implement or improve controls, procedures and policies at a business that prior to the acquisition may have lacked effective controls, procedures and policies;

•	potential write-offs of intangibles or other assets acquired in such transactions that may have an adverse effect on our operating results in a given period;

•

potential liabilities for activities of the acquired company before the acquisition, including patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities; and

•	litigation or other claims in connection with the acquired company, including claims from terminated employees, consumers, former stockholders or other third parties.

Our failure to address these risks or other problems encountered in connection with future acquisitions and investments could cause us to fail to realize the anticipated benefits of these acquisitions or investments, cause us to incur unanticipated liabilities and harm our business generally. Future acquisitions also could result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, amortization expense or impairment charges associated with acquired intangible assets or goodwill, any of which could harm our financial condition. Also, the anticipated benefits of any acquisitions may not be realized.

We have operations in Canada, which may subject us to additional cost and economic risks that can adversely affect our business, financial condition and results of operations.

Our Canadian operations create challenges associated with supporting a rapidly growing business across different legal and regulatory systems and commercial infrastructures.

We have limited personnel in Canada. To the extent we are unable to effectively manage and expand our Canadian operations due to our limited personnel, we may be unable to effectively grow in our Canadian operations.

Our Canadian operations subject us to a variety of additional risks, including:

•

risks related to compliance with local laws and regulations, including those relating to privacy, cybersecurity, data security, antitrust, data localization, anti-bribery, import and export controls, economic sanctions, tax and withholding (including overlapping of different tax regimes), varied labor and employment laws (including those relating to termination of employees); corporate formation and other regulatory limitations or obligations on our operations (such as obtaining requisite licenses), and the increased administrative costs and risks associated with such compliance; and

•

operational and execution risk, and other challenges caused by distance and cultural differences, which may burden management, increase travel, infrastructure and legal compliance costs, and add complexity to our enforcement of advertising standards across countries.

We may incur significant operating expenses as a result of our Canadian operations. Our Canadian operations also subject us to the impact of differing regulatory requirements, costs and difficulties in managing a distributed workforce, and potentially adverse tax consequences in the United States and abroad. If our Canadian operations were found to be in violation of any existing or future international laws or regulations or if interpretations of those laws and regulations were to change, our business in Canada could be subject to fines and other financial penalties, have licenses revoked, or be forced to restructure operations or shut down entirely. Any failure to successfully manage the risks and challenges related to our Canadian operations could adversely affect our business, financial condition and results of operations.

Exposure to foreign currency exchange rate fluctuations could negatively impact our results of operations.

While the majority of the transactions through our platforms are denominated in U.S. dollars, we have transacted minimally in the Canadian dollar, both for inventory and for payments by advertisers from use of our platforms. We also have expenses denominated in the Canadian dollar. While we generally require a fee from our advertisers that pay in non-U.S. currency, this fee may not always cover foreign currency exchange rate fluctuations. We may require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances. If capital is not available to us, our business, operating results and financial condition may be harmed.

We may require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances. If capital is not available to us, our business, operating results and financial condition may be harmed.

We intend to continue to make investments to support our growth and may require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, including to increase our marketing expenditures to improve our brand awareness, develop new product and service offerings or further improve our marketplaces and brand direct solutions and existing product and service offerings, enhance our operating infrastructure and acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. However, additional funds may not be available when we need them, on terms that are acceptable to us, or at all. Volatility in the credit markets also may have an adverse effect on our ability to obtain debt financing.

If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, operating results, financial condition and prospects could be materially adversely affected.

Litigation could distract management, increase our expenses or subject us to material money damages and other remedies.

We may be involved from time to time in various additional legal proceedings, including, but not limited to, actions relating to breach of contract, breach of federal and state privacy laws, and intellectual property infringement that might necessitate changes to our business or operations. Regardless of whether any claims against us have merit, or whether we are ultimately held liable or subject to payment of damages, claims may be expensive to defend and may divert management’s time away from our operations. If any legal proceedings were to result in an unfavorable outcome, it could have a material adverse effect on our business, financial position and results of operations. Any adverse publicity resulting from actual or potential litigation may also materially and adversely affect our reputation, which in turn could adversely affect our results.

We conduct marketing activities, directly and indirectly, via telephone, email and/or through other online and offline marketing channels, which general marketing activities are governed by numerous federal and state regulations, such as the Telemarketing Sales Rule, state telemarketing laws, federal and state privacy laws, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or CAN-SPAM Act, the Telephone Consumer Protection Act, or TCPA, and the Federal Trade Commission Act and its accompanying regulations and guidelines, among others. In addition to being subject to action by regulatory agencies, some of these laws, like the TCPA, allow private individuals to bring litigation against companies for breach of these laws. We are also dependent on our third-party partners to comply with applicable laws. For example, we often depend upon our third-party partners to obtain consent from consumers to receive telemarking calls in compliance with the TCPA. We may be alleged to have indemnification obligations to third-party for alleged breaches of privacy laws like the TCPA, which could increase our defense costs and require that we pay damages if there were an adverse ruling in any such claims. Any of these events may have a material adverse effect on our business, results of operations, financial condition and prospects.

Companies in the internet, technology and media industries are frequently subject to allegations of infringement or other violations of intellectual property rights. We plan to vigorously defend our intellectual property rights and our freedom to operate our business; however, regardless of the merits of the claims, intellectual property claims are often time consuming and extremely expensive to litigate or settle and are likely to continue to divert managerial attention and resources from our business objectives. Successful infringement claims against us could result in significant monetary liability or prevent us from operating our business or portions of our business. Resolution of claims may require us to obtain licenses to use intellectual property rights belonging to third parties, which may be expensive to procure, or we may be required to cease using intellectual property of third parties altogether. Many of our contracts require us to provide indemnification against third-party intellectual property infringement claims, which would increase our defense costs and may require that we pay damages if there were an adverse ruling in any such claims. Any of these events may have a material adverse effect on our business, results of operations, financial condition and prospects.

Our existing indebtedness, and any future indebtedness could adversely affect our ability to operate our business.

As of March 31, 2020, we had $15 million available for borrowing under our revolving line of credit, and in the future we could incur indebtedness beyond our revolving line of credit.

Borrowing on our revolving line of credit, combined with our other financial obligations and contractual commitments, could have significant adverse consequences, including:

•

requiring us to dedicate a portion of our cash resources to the payment of interest and principal, reducing money available to fund working capital, capital expenditures, product development and other general corporate purposes;

•	increasing our vulnerability to adverse changes in general economic, industry and market conditions;

•	subjecting us to restrictive covenants that may reduce our ability to take certain corporate actions or obtain further debt or equity financing;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt or better debt servicing options.

In addition, any indebtedness we incur under our current revolving line of credit will bear interest at a variable rate, which would make us vulnerable to increases in the market rate of interest. If the market rate of interest increases substantially, we would have to pay additional interest, which would reduce cash available for our other business needs. We intend to satisfy any future debt service obligations with our existing cash and cash equivalents and cash flows from operations. Under our credit agreement with Monroe Capital, our failure to make payments when due, comply with specified covenants, or undergo a Change of Control is an event of default. A Change of Control is deemed to occur under our credit agreement if, among other things, (1) the permitted holders (as defined under the credit agreement to include Clairvest and its affiliates, Joseph Marinucci and Fernando Borghese) cease to (x) directly or indirectly own and control at least 50.01% of our equity interests, whether voting or non-voting, and (y) possess the right to elect a majority of our board and to direct our management, or (2) either of Joseph Marinucci or Fernando Borghese cease to be employed by us in the roles as Chief Executive Officer and Chief Operating Officer, respectively, other than an event caused by the death or disability of either. If an event of default occurs and the lender accelerates any indebtedness then outstanding, we may need to seek additional financing, which may not be available on acceptable terms, in a timely manner or at all. In such event, we may not be able to make accelerated payments, and the lender could seek to enforce security interests in the collateral securing such indebtedness, which includes substantially all of our assets. In addition, the covenants under our existing debt instruments, the pledge of our assets as collateral and the negative pledge with respect to our intellectual property could limit our ability to obtain additional debt financing. Any of these events could have a material adverse effect on our results of operations or financial condition.

We may not be able to secure additional financing on favorable terms, or at all, to meet our future capital needs, which may in turn impair our growth.

We intend to continue to grow our business, which will require additional capital to develop new features or enhance our platforms, improve our operating infrastructure, finance working capital requirements, or acquire complementary businesses and technologies. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our existing credit facility in an amount sufficient to fund our working capital needs. Accordingly, we may need to engage in additional equity or debt financings to secure additional capital. We cannot assure you that we would be able to locate additional financing on commercially reasonable terms or at all. Any debt financing that we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. If our cash flows and credit facility borrowings are insufficient to fund our working capital requirements, we may not be able to grow at the rate we currently expect or at all. In addition, in the absence of sufficient cash flows from operations, we might be unable to meet our obligations under our credit facility, and we may therefore be at risk of default thereunder. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. If we are unable to secure additional funding on favorable terms, or at all, when we require it, our ability to continue to grow our business to react to market conditions could be impaired and our business may be harmed.

We have entered into, and may in the future enter into, credit facilities which may contain operating and financial covenants that restrict our business and financing activities.

We have entered into, and may in the future enter into, credit facilities which contain restrictions that limit our flexibility in operating our business. Our credit facility contains, and any future credit facility may contain, various covenants that limit our ability to engage in specified types of transactions. Subject to limited exceptions, these covenants limit our ability to, among other things:

•	sell assets or make changes to the nature of our business;

•	engage in mergers or acquisitions;

•	incur, assume or permit additional indebtedness;

•	make restricted payments, including paying dividends on, repurchasing, redeeming or making distributions with respect to our capital stock;

•	make specified investments;

•	engage in transactions with our affiliates; and

•	make payments in respect of subordinated debt.

Our obligations under our credit facility are collateralized by a pledge of substantially all of our assets, including accounts receivable, deposit accounts, intellectual property, and investment property and equipment. The covenants in our credit facility may limit our ability to take actions and, in the event that we breach one or more covenants, our lenders may choose to declare an event of default and require that we immediately repay all amounts outstanding, terminate the commitment to extend further credit and foreclose on the collateral granted to them to collateralize such indebtedness, which includes our intellectual property. In addition, if we fail to meet the required covenants, we will not have access to further draw-downs under our credit facility.

Risks Related to Our Intellectual Property

We may not be able to adequately protect our intellectual property rights.

Our business depends on our intellectual property, the protection of which is crucial to the success of our business. We rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect our intellectual property. In addition, we attempt to protect our intellectual property, technology and confidential information by requiring our employees and consultants to enter into confidentiality and assignment of inventions agreements and third parties to enter into nondisclosure agreements as we deem appropriate. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our website and market features, software and functionality or obtain and use information that we consider proprietary.

We may not be able to discover or determine the extent of any unauthorized use or infringement or violation of our intellectual property or proprietary rights. Third parties also may take actions that diminish the value of our proprietary rights or our reputation. The protection of our intellectual property may require the expenditure of significant financial and managerial resources. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation could be costly, time-consuming and distracting to management, result in a diversion of resources, the impairment or loss of portions of our intellectual property and could materially adversely affect our business, financial condition and operating results. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. These steps may be inadequate to protect our intellectual property. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Despite our precautions, it may be possible for unauthorized third parties to use information that we regard as proprietary to create product offerings that compete with ours. We also cannot be certain that others will not independently develop or otherwise acquire equivalent or superior technology or other intellectual property rights, which could materially adversely affect our business, financial condition and operating results.

Competitors may adopt service names similar to ours, thereby harming our ability to build brand identity and possibly leading to user confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the term “Digital Media Solutions.” We currently hold the “digitalmediasolutions.com” internet domain name as well as various other related domain names. The regulation of domain names in the United States is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars, or modify the requirements for holding domain names. As a result, we may not be able to acquire or maintain all domain names that use the name Digital Media Solutions.

We currently operate primarily in the United States. To the extent that we determine to expand our business internationally, we will encounter additional risks, including different, uncertain or more stringent laws relating to intellectual property rights and protection.

We may in the future be subject to intellectual property disputes, which are costly to defend and could harm our business and operating results.

We may from time to time face allegations or claims that we have infringed the trademarks, copyrights, patents and other intellectual property rights of third parties, including from our competitors or non-practicing entities. Such claims, regardless of their merit, could result in litigation or other proceedings and could require us to expend significant financial resources and attention by our management and other personnel that otherwise would be focused on our business operations, result in injunctions against us that prevent us from using material intellectual property rights, or require us to pay damages to third parties. Patent and other intellectual property litigation may be protracted and expensive, and the results are difficult to predict and may result in significant settlement costs or require us to stop offering some features, or purchase licenses or modify our products and features while we develop non-infringing substitutes, but such licenses may not be available on terms acceptable to us or at all, which would require us to develop alternative intellectual property.

Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our business, our operating results and our reputation.

As our business expands, we may be subject to intellectual property claims against us with increasing frequency, scope and magnitude. We may also be obligated to indemnify affiliates or other partners who are accused of violating third parties’ intellectual property rights by virtue of those affiliates or partners’ agreements with us, and this could increase our costs in defending such claims and our damages. For example, many of our agreements with advertisers and other partners require us to indemnify these entities against third-party intellectual property infringement claims. Furthermore, such advertisers and partners may discontinue their relationship with us either as a result of injunctions or otherwise. The occurrence of these results could harm our brand or materially adversely affect our business, financial position and operating results.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our technologies and processes, we rely in part on confidentiality agreements with our employees, independent contractors and other advisors. These agreements may not effectively prevent disclosure of confidential information, including trade secrets, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information, and in such cases we may not be able to assert our trade secret rights against such parties. To the extent that our employees, contractors or other third parties with whom we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights to related or resulting know-how and inventions. The loss of confidential information or intellectual property rights, including trade secret protection, could make it easier for third parties to compete with our products. In addition, any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection of our trade secrets or other proprietary information could harm our business, results of operations, reputation and competitive position.

Our use of “open source” software could adversely affect our ability to protect our proprietary software and subject us to possible litigation.

We use open source software in connection with our software development. From time to time, companies that use open source software have faced claims challenging the use of open source software and/or compliance with open source license terms. We could be subject to suits by parties claiming ownership of what we believe to be open source software or claiming non-compliance with open source licensing terms. Some open source licenses require users who distribute software containing open source to make available all or part of such software, which in some circumstances could include valuable proprietary code of the user. While we monitor our use of open source software and try to ensure that none is used in a manner that would require us to disclose our proprietary source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur, in part because open source license terms are often ambiguous. Any requirement to disclose our proprietary source code or pay damages for breach of contract could be harmful to our business, results of operations or financial condition, and could help our competitors develop services that are similar to or better than ours.

Risks Related to Government Regulation

Our businesses are heavily regulated. We are, and may in the future become, subject to a variety of international, federal, state, and local laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business.

Our activities are subject to extensive regulation under the laws of the United States and its various states and the other jurisdictions in which we operate. We are currently subject to a variety of, and may in the future become subject to additional, international, federal, state and local laws that are continuously evolving and developing, including laws regarding internet-based businesses and other businesses that rely on advertising, as well as privacy and consumer protection laws, including the TCPA, the Telemarketing Sales Rule, the CAN-SPAM Act, the Fair Credit Reporting Act, the Federal Trade Commission Act and employment laws, including those governing wage and hour requirements. In addition, there is increasing attention by state and other jurisdictions to regulation in this area. These laws are complex and can be costly to comply with, require significant management time and effort, and could subject us to claims, government enforcement actions, civil and criminal liability or other remedies, including suspension of business operations. These laws may conflict with each other, further complicating compliance efforts.

If we are alleged not to comply with these laws or regulations, we may be required to modify affected products and services, which could require a substantial investment and loss of revenue, or cease providing the affected product or service altogether. If we are found to have violated laws or regulations, we may be subject to significant fines, penalties and other losses.

We assess customer needs, collect customer contact information and provide other product offerings, which results in us receiving personally identifiable information. This information is increasingly subject to legislation and regulation in the United States. This legislation and regulation is generally intended to protect individual privacy and the privacy and security of personal information. We could be adversely affected if government regulations require us to significantly change our business practices with respect to this type of information or if the advertisers who use our marketplaces and brand direct solutions violate applicable laws and regulations.

Changes in applicable laws and regulations may materially increase our direct and indirect compliance and other expenses of doing business, having a material adverse effect on our business, financial condition and results of operations. If there were to be changes to statutory or regulatory requirements, we may be unable to comply fully with or maintain all required licenses and approvals. Regulatory authorities have relatively broad discretion to grant, renew and revoke licenses and approvals. If we do not have all requisite licenses and approvals, or do not comply with applicable statutory and regulatory requirements, the regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or monetarily penalize us, which could have a material adverse effect on our business, results of operations and financial condition.

We cannot predict whether any proposed legislation or regulatory changes will be adopted, or what impact, if any, such proposals or, if enacted, such laws could have on our business, results of operations and financial condition. If we are alleged to have failed to comply with applicable laws and regulations, we may be subject to investigations, criminal penalties or civil remedies, including fines, injunctions, loss of an operating license or approval, increased scrutiny or oversight by regulatory authorities, the suspension of individual employees, limitations on engaging in a particular business or redress to customers. The cost of compliance and the consequences of non-compliance could have a material adverse effect on our business, results of operations and financial condition. In addition, a finding that we have failed to comply with applicable laws and regulations could have a material adverse effect on our business, results of operations and financial condition by exposing us to negative publicity and reputational damage or by harming our customer or employee relationships.

In most jurisdictions, government regulatory authorities have the power to interpret and amend applicable laws and regulations, and have discretion to grant, renew and revoke the various licenses and approvals we need to conduct our activities. Such authorities may require us to incur substantial costs in order to comply with such laws and regulations. Regulatory statutes are broad in scope and subject to differing interpretation. In some areas of our businesses, we act on the basis of our own or the industry’s interpretations of applicable laws or regulations, which may conflict from jurisdiction to jurisdiction. In the event those interpretations eventually prove different from the interpretations of regulatory authorities, we may be penalized or precluded from carrying on our previous activities.

Federal, state and international laws regulating telephone and messaging marketing practices impose certain obligations on advertisers, which could reduce our ability to expand our business.

We, and the advertisers using our marketplaces and brand direct solutions, make telephone calls and send messages to consumers who request information through our marketplaces and through our brand direct solutions. The United States regulates marketing by telephone and messaging, including email, SMS and push messaging. The TCPA prohibits companies from making certain telemarketing calls to numbers listed in the Federal Do-Not-Call Registry and imposes other obligations and limitations on making phone calls and sending text messages to consumers. The CAN-SPAM Act regulates commercial email messages and specifies penalties for the transmission of commercial email messages that do not comply with certain requirements, such as providing an opt-out mechanism for stopping future emails from senders. We and the advertisers who use our marketplaces and brand direct solutions may need to comply with such laws and any associated rules and regulations. States and other countries have similar laws related to telemarketing and commercial emails. Additional or modified laws and regulations, or interpretations of existing, modified or new laws, regulations and rules, could prohibit or increase the cost of engaging with consumers and impair our ability to expand the use of our products, including our demand response solution, to more users. Alleged failure to comply with obligations and restrictions related to telephone, text message and email marketing could subject us to lawsuits, fines, statutory damages, consent decrees, injunctions, adverse publicity and other losses that could harm our business. Moreover, over the past several years there has been a sustained increase in litigation alleging violations of laws relating to telemarketing, which has increased the exposure of companies that operate telephone and text messaging campaigns to class action litigation alleging violations of the TCPA. If we or the advertisers who use our marketplaces and brand direct solutions become subject to such litigation, it could result in substantial costs to and materially adversely affect our business.

Changes in the regulation of the internet could adversely affect our business.

Laws, rules and regulations governing internet communications, advertising and e-commerce are dynamic and the extent of future government regulation is uncertain. Federal and state regulations govern various aspects of our online business, including intellectual property ownership and infringement, trade secrets, the distribution of electronic communications, marketing and advertising, user privacy and data security, search engines and internet tracking technologies. In addition, changes in laws or regulations that adversely affect the growth, popularity or use of the internet, including potentially the recent repeal in the United States of net neutrality, could decrease the demand for our offerings and increase our cost of doing business. Future taxation on the use of the internet or e-commerce transactions could also be imposed. Existing or future regulation or taxation could hinder growth in or adversely affect the use of the internet generally, including the viability of internet e-commerce, which could reduce our revenue, increase our operating expenses and expose us to significant liabilities.

U.S. (state and federal) and foreign governments are considering enacting additional legislation related to privacy and data protection and we expect to see an increase in, or changes to, legislation and regulation in this area. For example, in the United States, a federal privacy law is the subject of active discussion and several bills have been introduced. Additionally, industry groups in the United States and their international counterparts have self-regulatory guidelines that are subject to periodic updates. High profile incidents involving breaches of personal information or misuse of consumer information may increase the likelihood of new U.S. federal, state, or international laws or regulations in addition to those set out above, and such laws and regulations may be inconsistent across jurisdictions.

In addition to laws regulating the processing of personal information, we are also subject to regulation with respect to political advertising activities, which are governed by various federal and state laws in the United States, and national and provincial laws worldwide. Online political advertising laws are rapidly evolving, and in certain jurisdictions have varying transparency and disclosure requirements. We have already seen publishers impose varying restrictions on the types of political advertising and breadth of targeted advertising allowed on their platforms with respect to advertisements for the 2020 U.S. presidential election in response to political advertising scandals like Cambridge Analytica. The lack of uniformity and increasing requirements on transparency and disclosure could adversely impact the inventory made available for political advertising and the demand for such inventory on our platforms, and otherwise increase our operating and compliance costs.

Changes in data residency and cross-border transfer restrictions may also impact our operations. As the advertising industry evolves, and new ways of collecting, combining and using data are created, governments may enact legislation in response to technological advancements and changes that could result in our having to re-design features or functions of our platforms, therefore incurring unexpected compliance costs.

These laws and other obligations may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the features of our platforms. If so, in addition to the possibility of fines, lawsuits and other claims, we could be required to fundamentally change our business activities and practices or modify our products, which could have an adverse effect on our business. We may be unable to make such changes and modifications in a commercially reasonable manner or at all, and our ability to develop new products and features could be limited. All of this could impair our or our advertisers’ ability to collect, use, or disclose information relating to consumers, which could decrease demand for our platforms, increase our costs, and impair our ability to maintain and grow our client base and increase our revenue.

Risks from third-party products could adversely affect our businesses.

We offer third-party products and we provide marketing services with respect to other products. Certain of these products, by their nature, involve a transfer of risk. If risk is not transferred in the way the customer expects, our reputation may be harmed and we may become a target for litigation. In addition, if these products do not generate competitive risk-adjusted returns that satisfy clients in a variety of asset classes, we will have difficulty maintaining existing business and attracting new business. This risk may be heightened during periods when credit, equity or other financial markets are deteriorating in value or are particularly volatile, or when clients or investors are experiencing losses. Significant declines in the performance of these third-party products could subject us to reputational damage and litigation risk.

If we fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately or timely report our financial condition or results of operations. If our internal control over financial reporting is not effective, it may adversely affect investor confidence in us and the price of our common stock.

As a public company following completion of the Business Combination, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. Section 404 of the Sarbanes-Oxley Act will require that we evaluate and determine the effectiveness of our internal control over financial reporting and provide a management report on our internal control over financial reporting.

Our platform system applications are complex, multi-faceted and include applications that are highly customized in order to serve and support our advertisers, advertising inventory and data suppliers, as well as support our financial reporting obligations. We regularly make improvements to our platforms to maintain and enhance our competitive position. In the future, we may implement new offerings and engage in business transactions, such as acquisitions, reorganizations or implementation of new information systems. These factors will require us to develop and maintain our internal controls, processes and reporting systems, and we expect to incur ongoing costs in this effort. We may not be successful in developing and maintaining effective internal controls, and any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods.

If we identify material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective. If we are unable to assert that our internal control over financial reporting is effective, if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, or if we are unable to comply with the requirements of the Sarbanes-Oxley Act in a timely manner, then, we may be late with the filing of our periodic reports, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected. Such failures could also subject us to investigations by the New York Stock Exchange, the stock exchange on which our securities will be listed, the SEC or other regulatory authorities, and to litigation from stockholders, which could harm our reputation, financial condition or divert financial and management resources from our core business.

Risks Related to the Business Combination and Leo

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to the “Company,” “we,” “us” or “our” refers to Leo prior to the Business Combination and to New DMS and its subsidiaries following the Business Combination.

Our Class B Shareholders have entered into letter agreements with us to vote in favor of the Business Combination, regardless of how our public shareholders vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Class B Shareholders have agreed to vote all their public shares and Class B ordinary shares in favor of all the proposals being presented at the extraordinary general meeting, including the BCA Proposal. As of the date of this proxy statement/prospectus, our Class B Shareholders own 20.0% of the issued and outstanding ordinary shares.

Neither the Leo board of directors nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.

Neither the Leo board of directors nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price that Leo is paying for DMS is fair to Leo from a financial point of view. Neither the Leo board of directors nor any committee thereof obtained a third party valuation in connection with the Business Combination. In analyzing the Business Combination, the Leo board of directors and management conducted due diligence on DMS and researched the industry in which DMS operates. The Leo board of directors reviewed, among other things, financial due diligence materials prepared by professional advisors, including quality of earnings reports and tax due diligence reports, financial and market data information on selected comparable companies, the implied purchase price multiple of DMS and the financial terms set forth in the Business Combination Agreement, and concluded that the Business Combination was in the best interest of its shareholders. Accordingly, investors will be relying solely on the judgment of the Leo board of directors and management in valuing DMS, and the Leo board of directors and management may not have properly valued DMS’s business. The lack of a third-party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.

The COVID-19 pandemic triggered an economic crisis which may delay or prevent the consummation of the Business Combination.

In December 2019, a coronavirus (COVID-19) outbreak was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. Since being initially reported in China, the coronavirus has spread throughout the world and has resulted in unprecedented restrictions and limitations on operations of many businesses, educational institutions and governmental entities, including in the United States and Canada. Given the ongoing and dynamic nature of the COVID-19 crisis, it is difficult to predict the impact on the business of Leo, DMS and New DMS, and there is no guarantee that efforts by Leo, DMS and New DMS to address the adverse impact of COVID-19 will be effective. If Leo or DMS are unable to recover from a business disruption on a timely basis, the Business Combination and New DMS’s business and financial conditions and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by the coronavirus outbreak, and become more costly. Each of Leo and DMS may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect its financial condition and results of operations.

Since the Class B Shareholders, including Leo’s directors and executive officers, have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with DMS is appropriate as our initial business combination. Such interests include that Sponsor, as well as our executive officers and directors, will lose their entire investment in us if our business combination is not completed.

When you consider the recommendation of Leo’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Class B Shareholders, including Leo’s directors and executive officers, have interests in such proposal that are different from, or in addition to (which may conflict with), those of Leo shareholders and warrant holders generally.

These interests include, among other things, the interests listed below:

•

If Leo does not consummate a business combination by July 31, 2020 (unless such date is extended in accordance with the Existing Organizational Documents), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,000,000 Class B ordinary shares owned by the Class B Shareholders would be worthless because following the redemption of the public shares, Leo would likely have few, if any, net assets and because our Class B Shareholders have agreed to waive their rights to liquidating distributions from the trust account with respect to the Class B ordinary shares if we fail to complete a Business Combination within the required period. Sponsor purchased the Class B ordinary shares prior to our initial public offering for approximately $0.004 per share. The 3,500,000 Converted Founder Shares that the Class B Shareholders will hold following the Business Combination, if unrestricted and freely tradable, would have had aggregate market value of $10.41 based upon the closing price of $36,435,000 per share of public share on the NYSE on June 18, 2020, the most recent closing price. Given such Converted Founder Shares will be subject to such restrictions, we believe such shares have less value.

•

Sponsor paid $6,000,000 for its 4,000,000 private placement warrants to purchase Class A ordinary shares and such private placement warrants will expire worthless if a business combination is not consummated by July 31, 2020 (unless such date is extended in accordance with the Existing Organizational Documents).

•

Lyndon Lea, Leo’s Chairman and Chief Executive Officer, Robert Darwent, Leo’s Chief Financial Officer and member of Leo’s Board of Directors, and Mary E. Minnick, a member of Leo’s Board of Directors, are each expected to be directors of New DMS after the consummation of the Business Combination.

•	Leo’s existing directors and officers will be eligible for continued indemnification and continued coverage under Leo’s directors’ and officers’ liability insurance after the Business Combination.

•

In order to protect the amounts held in the trust account, Sponsor has agreed that it will be liable to Leo if and to the extent any claims by a vendor for services rendered or products sold to Leo, or a prospective target business with which Leo has discussed entering into a transaction agreement, reduce the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act.

•

Following the consummation of the Business Combination, Lion Capital would be entitled to the repayment of certain working capital loan and advances that have been made to Leo and remain outstanding unless such loans and advances constitute Transaction Costs (as defined in the Business Combination Agreement). If Leo does not complete an initial business combination by July 31, 2020 (unless such date is extended in accordance with the Existing Organizational Documents), Leo may use a portion of its working capital held outside the trust account to repay these working capital loans, but no proceeds held in the trust account would be used to repay the working capital loans.

•

Following consummation of the Business Combination, Sponsor, our officers and directors and their respective affiliates would be entitled to reimbursement for certain reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by Leo from time to time, made by Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. However, if Leo fails to consummate a business combination within the required period, Sponsor and Leo’s officers and directors and their respective affiliates will not have any claim against the trust account for reimbursement.

•	In connection with the PIPE Investment, assuming Sponsor PIPE Entity finances $72 million of the PIPE Investment, Sponsor PIPE Entity will receive 7,200,000 shares of New DMS Class A Common Stock.

•

Pursuant to the Director Nomination Agreement, Sponsor will have the right to designate one director to the New DMS Board, subject to certain conditions, Sponsor PIPE Entity will have the right to designate one director to the New DMS Board, subject to certain conditions, Prism and Clairvest will have the right to designate up to four directors to the New DMS Board, subject to certain conditions, and the Chief Executive officer of New DMS will be a member of the New DMS Board.

•

Pursuant to the Amended and Restated Registration Rights Agreement, Prism, Clairvest Direct Seller, Blocker Seller 1, Blocker Seller 2, Sponsor PIPE Entity and the holders of ordinary shares of Leo who are parties to the existing registration rights agreement in respect to ordinary shares held by such holders and certain other shareholders will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New DMS Class A Common Stock and warrants held by such parties.

•

The Proposed Certificate of Incorporation will contain provisions that have the same effect as Section 203, except that they provide that Sponsor, Seller, certain of their affiliates and respective transferees will not be deemed to be “interested stockholders.”

See “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” for additional information on interests of Leo’s directors and executive officers.

The personal and financial interests of the Class B Shareholders as well as Leo’s directors and executive officers may have influenced their motivation in identifying and selecting DMS as business combination targets, completing an initial business combination with DMS and influencing the operation of the business following the initial business combination. In considering the recommendations of Leo’s board of directors to vote for the proposals, its shareholders should consider these interests.

New DMS will be a holding company and its only material asset after completion of the Business Combination will be its indirect interest in DMS, and it is accordingly dependent upon distributions made by DMS and its subsidiaries to pay taxes, make payments under the Tax Receivable Agreement and pay dividends.

Upon completion of the Business Combination, New DMS will be a holding company with no material assets other than its ownership of equity interests of Blocker Corp (as a wholly-owned subsidiary of New DMS). Blocker Corp will be a holding company with no material assets other than its ownership of DMS Units. As a result, New DMS will have no independent means of generating revenue or cash flow. New DMS’s ability to pay taxes, make payments under the Tax Receivable Agreement and pay dividends will depend on the financial results and cash flows of DMS and its subsidiaries and the distributions it receives (via Blocker Corp) from DMS. Deterioration in the financial condition, earnings or cash flow of DMS and its subsidiaries for any reason could limit or impair DMS’s ability to pay such distributions. Additionally, to the extent that New DMS needs funds and DMS and/or any of its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or DMS is otherwise unable to provide such funds, it could materially adversely affect New DMS’s liquidity and financial condition.

DMS will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of DMS Units (including Blocker Corp). New DMS will include Blocker Corp as a corporate member on its consolidated federal corporate income tax returns. Accordingly, New DMS will be required to pay income taxes on Blocker Corp’s allocable share of any net taxable income of DMS. Under the terms of the Amended Partnership Agreement, DMS is obligated to make tax distributions pro rata to holders of DMS Units (including Blocker Corp) calculated at certain assumed tax rates. In addition to tax expenses, New DMS will also incur expenses related to its operations, including payment obligations under the Tax Receivable Agreement (and the cost of administering such payment obligations), which could be significant. See the section entitled “BCA Proposal—Related Agreements—Tax Receivable Agreement.” The Amended Partnership Agreement requires, and New DMS intends to cause, DMS to make “tax distributions” pro rata to holders of DMS Units (including Blocker Corp) in amounts sufficient for New DMS and Blocker Corp to cover all applicable taxes (calculated at assumed tax rates), relevant operating expenses, payments under the Tax Receivable Agreement and dividends, if any, declared by New DMS. However, as discussed below, DMS’s ability to make such distributions may be subject to various limitations and restrictions including, but not limited to, restrictions on distributions that would either violate any contract or agreement to which DMS is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering DMS insolvent. If New DMS’s cash resources are insufficient to pay taxes, meet its obligations under the Tax Receivable Agreement and to fund its other obligations, New DMS may be required to incur additional indebtedness from lenders to provide the liquidity needed to make such payments, which could materially adversely affect its liquidity and financial condition and subject New DMS to various restrictions imposed by any such lenders. To the extent that New DMS is unable to make payments under the Tax Receivable Agreement for any reason, such payments generally will be deferred and will accrue interest until paid; however, nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement.

Additionally, although DMS generally will not be subject to any entity-level U.S. federal income tax, it may be liable under recent federal tax legislation for adjustments to its tax return, absent an election to the contrary. In the event DMS’s calculations of taxable income are incorrect, its members, including Blocker Corp, in later years may be subject to material liabilities pursuant to this federal legislation and its related guidance.

New DMS anticipates that the distributions Blocker Corp will receive from DMS may, in certain periods, exceed New DMS’s and Blocker Corp’s actual tax liabilities and obligations to make payments under the Tax

Receivable Agreement. The New DMS Board, in its sole discretion, will make determinations from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, acquiring (or causing Blocker Corp to acquire) additional newly issued DMS Units from DMS at a per-unit price determined by reference to the market value of the shares of New DMS Class A Common Stock at such time (which DMS Units, if acquired by New DMS, are expected to be contributed to Blocker Corp); to pay dividends, which may include special dividends, on New DMS Class A Common Stock and New DMS Class C Common Stock; to fund repurchases of New DMS Class A Common Stock or New DMS Class C Common Stock; or any combination of the foregoing. New DMS will have no obligation to distribute such cash (or other available cash other than any declared dividend) to its stockholders. To the extent that New DMS does not distribute such excess cash as dividends on New DMS Class A Common Stock or otherwise undertake ameliorative actions between DMS Units and shares of New DMS Class A Common Stock and instead, for example, holds such cash balances, holders of DMS Units other than Blocker Corp may benefit from any value attributable to such cash balances as a result of their ownership of shares of New DMS Class A Common Stock following an exchange of their DMS Units, notwithstanding that such holders may previously have participated as holders of DMS Units in distributions by DMS that resulted in such excess cash balances at New DMS. We also expect, if necessary, to undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding DMS Units, to maintain one-for-one parity between DMS Units and shares of New DMS Class A Common Stock of DMS. See the section entitled “BCA Proposal—Related Agreements—Amended Partnership Agreement.”

Dividends on New DMS Class A Common Stock, if any, will be paid at the discretion of the New DMS Board, which will consider, among other things, New DMS’s business, operating results, financial condition, current and expected cash needs, plans for expansion and any legal or contractual limitations on its ability to pay such dividends. Financing arrangements may include restrictive covenants that restrict New DMS’s ability to pay dividends or make other distributions to its stockholders. In addition, DMS is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of DMS (with certain exceptions) exceed the fair value of its assets. DMS’s subsidiaries are generally subject to similar legal limitations on their ability to make distributions to DMS. If DMS does not have sufficient funds to make distributions, New DMS’s ability to declare and pay cash dividends may also be restricted or impaired.

Under the Tax Receivable Agreement, New DMS will be required to make payments to the Sellers in respect of certain tax benefits and certain refunds of pre-Closing taxes of DMS and Blocker Corp, and such payments may be substantial.

Pursuant to the Amended Partnership Agreement, the Sellers may redeem their DMS Units from DMS for cash, or, at New DMS’s option, New DMS may acquire such DMS Units (which DMS Units are expected to be contributed to Blocker Corp) in exchange for cash or shares of New DMS Class A Common Stock, subject to certain conditions and transfer restrictions as set forth therein and in the Investor Rights Agreement. DMS Units acquired by New DMS are expected to be contributed to Blocker Corp. These redemptions and exchanges are expected to result in increases in Blocker Corp’s allocable share of the tax basis of the tangible and intangible assets of DMS. These increases in tax basis may increase (for income tax purposes) depreciation and amortization deductions and therefore reduce the amount of income (or, if applicable, franchise) tax that New DMS and Blocker Corp would otherwise be required to pay in the future had such exchanges never occurred.

In connection with the Business Combination, New DMS will enter into the Tax Receivable Agreement, pursuant to which New DMS will be required to pay the Sellers (i) 85% of the amount of savings, if any, in U.S. federal, state and local income tax that New DMS and Blocker Corp actually realizes as a result of (A) certain existing tax attributes of Blocker Corp acquired in the Business Combination, and (B) increases in Blocker Corp’s allocable share of the tax basis of the tangible and intangible assets of DMS and certain other tax benefits the increases in tax basis and certain other tax benefits related to the payment of the cash consideration pursuant to the Business Combination Agreement and any redemptions of DMS Units or exchanges of DMS Units for cash or shares of New DMS Class A Common Stock after the Business Combination and (ii) 100% of certain refunds of pre-Closing taxes of DMS and Blocker Corp received during a taxable year beginning within two (2) years after the Closing. All such payments to the Sellers will be New DMS’s obligation, and not that of DMS. The actual increase in Blocker Corp’s allocable share of DMS’s tax basis in its assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of redemptions and exchanges, the market price of the shares of New DMS Class A Common Stock at the time of the redemption or exchange, the extent to which such redemptions or exchanges are taxable and the amount and timing of the recognition of New DMS’s or Blocker Corp’s taxable income. While many of the factors that will determine the amount of payments that New DMS will make under the Tax Receivable Agreement are outside of its control, New DMS expects that the payments it will make under the Tax Receivable Agreement will be substantial and could have a material adverse effect on New DMS’s financial condition. Any payments made by New DMS under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to New DMS. To the extent that New DMS is unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts generally will be deferred and will accrue interest until paid; however, nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement, as further described below. Furthermore, New DMS’s future obligation to make payments under the Tax Receivable Agreement could make it a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that may be deemed realized under the Tax Receivable Agreement. See the section entitled “BCA Proposal—Related Agreements—Tax Receivable Agreement.”

In certain cases, payments under the Tax Receivable Agreement may exceed the actual tax benefits New DMS or Blocker Corp realizes or may be accelerated.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that New DMS or Blocker Corp determines, and the Internal Revenue Service (the “IRS”) or another taxing authority may challenge all or any part of the tax basis increases, as well as other tax positions that New DMS or Blocker Corp takes, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by New DMS or Blocker Corp are disallowed (for example, due to adjustments resulting from examinations by taxing authorities), the Sellers will not be required to reimburse New DMS for any excess payments that may previously have been made under the Tax Receivable Agreement. Rather, excess payments made to such Sellers will be netted against any future cash payments otherwise required to be made by New DMS, if any, after the determination of such excess. However, a challenge to any tax benefits initially claimed by New DMS or Blocker Corp may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that New DMS might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments from which to net against. As a result, in certain circumstances New DMS could make payments under the Tax Receivable Agreement in excess of New DMS’s and Blocker Corp’s actual income (or, if applicable franchise) tax savings, which could materially impair New DMS’s financial condition.

Moreover, the Tax Receivable Agreement provides that, in the event that (i) New DMS exercise its early termination rights under the Tax Receivable Agreement, (ii) the Tax Receivable Agreement is rejected in a bankruptcy or similar proceeding, (iii) certain changes of control of New DMS occur (as described in the Tax Receivable Agreement) or (iv) New DMS is more than three months late in making of a payment due under the Tax Receivable Agreement (unless New DMS has insufficient funds to make such payment), New DMS’s obligations under the Tax Receivable Agreement could accelerate and New DMS could be required to make an immediate lump-sum cash payment to the Sellers equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to New DMS’s future taxable income. The lump-sum payment to the Sellers could be substantial and could exceed the actual tax benefits that New DMS or Blocker Corp realizes subsequent to such payment.

There may be a material negative effect on New DMS’s liquidity if the payments under the Tax Receivable Agreement exceed the actual income (or, if applicable franchise) tax savings that New DMS or Blocker Corp realizes. Furthermore, New DMS’s obligations to make payments under the Tax Receivable Agreement could also have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. New DMS may need to incur additional indebtedness to finance payments under the Tax Receivable Agreement to the extent its cash resources are insufficient to meet its obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise. Such indebtedness may have a material adverse effect on New DMS’s financial condition.

The exercise of Leo’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Leo’s shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require Leo to agree to amend the Business Combination Agreement, to consent to certain actions taken by DMS or to waive rights that Leo is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of DMS’s business, a request by DMS to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on DMS’s business and would entitle Leo to terminate the Business Combination Agreement. In any of such circumstances, it would be at Leo’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or they may believe is best for Leo and its shareholders and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Leo does not believe there will be any changes or waivers that Leo’s directors and executive officers would be likely to make after shareholder approval of the BCA Proposal has been obtained. While certain changes could be made without further shareholder approval, Leo will circulate a new or amended proxy statement/prospectus and resolicit Leo’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the BCA Proposal.

The Sellers and Sponsor will have significant influence over us after completion of the Business Combination.

Upon the completion of the Business Combination, Prism, Clairvest Direct Seller and Blocker Sellers will own approximately 43.9% of the outstanding New DMS Class A Common Stock on an as-converted and as-redeemed basis, representing approximately 67.4% of the total outstanding voting interests in New DMS capital stock, and the Class B Shareholders and Sponsor PIPE Entity will own approximately 18.3% of the outstanding New DMS Class A Common Stock on an as-converted and as-redeemed basis, representing approximately 10.6% of the total outstanding voting interests in New DMS capital stock, assuming that none of Leo’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination or approximately 60.7% and 18.2%, respectively, of the outstanding New DMS Class A Common Stock on an as-converted and as-redeemed basis (representing approximately 67.4% and 15.1%, respectively, of the total outstanding voting interests in New DMS capital stock), assuming that 9,656,404 of Leo’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination. As long as Prism, Clairvest Direct Seller, Sponsor and Blocker Sellers each own or control a significant percentage of outstanding voting power, they will have the ability to strongly influence all corporate actions requiring stockholder approval, including the election and removal of directors and the size of our board of directors, any amendment of our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets. In addition, pursuant to the Director Nomination Agreement, Sponsor will have the right to designate one director to the New DMS Board, subject to certain conditions, Sponsor PIPE Entity will have the right to designate one director to the New DMS Board, subject to certain conditions, Prism and

Clairvest will have the right to designate up to four directors to the New DMS Board, subject to certain conditions, and the Chief Executive officer of New DMS will be a member of the board of New DMS. For additional information, see “BCA Proposal—Related Agreements—Director Nomination Agreement.” Sponsor’s and Seller’s interests may not align with the interests of our other stockholders.

As a “controlled company” within the meaning of NYSE listing standards, New DMS will qualify for exemptions from certain corporate governance requirements. New DMS has the opportunity to elect any of the exemptions afforded a controlled company.

Because the Sellers will control more than a majority of the total voting power of New DMS’s common stock following the consummation of the Business Combination, New DMS will be a “controlled company” within the meaning of NYSE listing standards. Under NYSE rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a “controlled company” and may elect not to comply with the following NYSE rules regarding corporate governance:

•	the requirement that a majority of its board of directors consist of independent directors;

•

the requirement that the board have a nominating and governance committee that its compensation committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement that the board have a compensation committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

New DMS currently expects that upon consummation of the Business Combination, five of its seven directors will be independent directors, and it is expected that the New DMS Board will have an independent compensation committee (in addition to an independent audit committee). However it does not anticipate that its board will have a nominating and governance committee. Rather, actions with respect to director nominations and corporate governance will be taken by the full board. In addition, for as long as the “controlled company” exemption is available, the New DMS Board in the future may not consist of a majority of independent directors and may not have an independent compensation committee. As a result, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE rules regarding corporate governance.

Subsequent to consummation of the Business Combination, we may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to DMS has identified all material issues or risks associated with DMS, its business or the industry in which it competes. As a result of these factors, we may incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or New DMS. Accordingly, any shareholders of Leo who choose to remain New DMS stockholders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of New DMS, some of whom may be from Leo, DMS and some of whom may join New DMS following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of New DMS.

Our ability to successfully effect the Business Combination and be successful thereafter will be dependent upon the efforts of our key personnel. Although some of Leo’s key personnel may remain with the target business in senior management or advisory positions following our business combination, we expect DMS’s current management to remain in place. We cannot assure you that we will be successful in integrating and retaining such key personnel, or in identifying and recruiting additional key individuals we determine may be necessary following the Business Combination.

The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New DMS’s actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, DMS being considered the accounting acquiror in the Business Combination, the debt obligations and the cash and cash equivalents of DMS at the Closing and the number of Class A ordinary shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. Additionally, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented in this proxy statement/prospectus. Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact the operating results of New DMS following the Business Combination due to differences in the allocation of the purchase consideration, depreciation and amortization related to some of these assets and liabilities. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The ability of our public shareholders to exercise redemption rights with respect to a large number of our public shares may not allow us to complete the most desirable business combination or optimize the capital structure of New DMS.

At the time of entering into the Business Combination Agreement, we did not know how many shareholders may exercise their redemption rights, and therefore, we needed to structure the transaction based on our expectations as to the number of shares that will be submitted for redemption. The Business Combination Agreement provides that the parties’ obligations to consummate the Business Combination is conditioned on, among other things, (1) the approval of the BCA Proposal, the Domestication Proposal, the Security Issuance Proposal and certain of the Organizational Documents Proposals being obtained; (2) all required waiting periods or approvals under the HSR Act and all applicable antitrust laws shall have expired, been received or terminated; (3) the consummation of the Domestication immediately prior to the Closing; (4) the consummation of the PIPE Investment immediately prior to the Closing; (5) 1,500,000 Class B ordinary shares and 2,000,000 private placement warrants of Leo shall have been surrendered and forfeited by Sponsor and the Leo independent directors, as applicable, in accordance with the Surrender Agreement; (6) the absence of a Material Adverse Effect (as defined in the Business Combination Agreement); (7) the net tangible assets of New DMS (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001; (8) cash proceeds from the trust account established for the purpose of holding the net proceeds of Leo’s initial public offering and certain of the proceeds from its concurrent private placement of warrants, together with the proceeds from the PIPE Investment, net of any amounts paid to Leo shareholders that exercise their redemption rights in connection with the Business Combination, equaling no less than $200,000,000 at the Closing; and (9) the shares of New DMS Class A Common Stock to be issued in connection with the Business Combination Agreement will have been approved for listing on the NYSE. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the proposed business combination may not be consummated.

Sponsor, as well as our directors, executive officers, advisors and their affiliates may elect to purchase shares from public shareholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our Class A ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Class B Shareholders, DMS and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Class B Shareholders, DMS and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that that (1) holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Security Issuance Proposal, the Incentive Award Plan Proposal, Seller Nominee Appointment Proposal and the Adjournment Proposal, (2) holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) otherwise limit the number of public shares electing to redeem and (4) New DMS’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

In addition, if such purchases are made, the public “float” of our public shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

We are not registering the shares of New DMS Class A Common Stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants and causing such warrants to expire worthless.

We are not registering the shares of New DMS Class A Common Stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the warrant agreement, we have agreed, as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, to use our best efforts to file a registration statement under the Securities Act covering the issuance of such shares and maintain a current prospectus relating to the shares of New DMS Class A Common Stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current, complete or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, we will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if the New DMS Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of New DMS Class A Common Stock. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of New DMS Class A Common Stock for sale under all applicable state securities laws.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering).

Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we are unable to complete our business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per share initially held in the trust account, due to claims of such creditors. In order to protect the amounts held in the trust account, Sponsor has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduces the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether Sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that Sponsor would be able to satisfy those obligations. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we may not be able to return to our public shareholders $10.00 per share (which was the offering price in our initial public offering).

If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Class A ordinary shares held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.

The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies. DMS is not a publicly reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and New DMS management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to New DMS after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether its internal control over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of New DMS Class A Common Stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

The price of New DMS Class A Common Stock and New DMS’s warrants may be volatile.

Upon consummation of the Business Combination, the price of New DMS Class A Common Stock and New DMS’s warrants may fluctuate due to a variety of factors, including:

•	changes in the industries in which New DMS and its customers operate;

•	variations in its operating performance and the performance of its competitors in general;

•	material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

•	actual or anticipated fluctuations in New DMS’s quarterly or annual operating results;

•	publication of research reports by securities analysts about New DMS or its competitors or its industry;

•	the public’s reaction to New DMS’s press releases, its other public announcements and its filings with the SEC;

•	New DMS’s failure or the failure of its competitors to meet analysts’ projections or guidance that New DMS’s or its competitors may give to the market;

•	additions and departures of key personnel;

•	changes in laws and regulations affecting its business;

•	commencement of, or involvement in, litigation involving New DMS;

•	changes in New DMS’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of New DMS Class A Common Stock available for public sale; and

•

general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

These market and industry factors may materially reduce the market price of New DMS Class A Common Stock and New DMS’s warrants regardless of the operating performance of New DMS.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of New DMS Class A Common Stock to drop significantly, even if New DMS’s business is doing well.

Sales of a substantial number of shares of New DMS Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New DMS Class A Common Stock. Upon completion of the Business Combination, the Sellers and the Class B Shareholders and Sponsor PIPE Entity, collectively, will own approximately 43.9% and 18.3%, respectively, of the outstanding shares of New DMS Class A Common Stock on an as-converted and as-redeemed basis (representing approximately 67.4% and 10.6%, respectively, of the total outstanding voting interests in New DMS capital stock) assuming that none of Leo’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination, or approximately 60.7% and 18.2%, respectively, of the outstanding New DMS Class A Common Stock on an as-converted and as-redeemed basis (representing approximately 67.4% and 15.1%, respectively, of the total outstanding voting interests in New DMS capital stock) assuming that 9,656,404 of Leo’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination. While the Sellers will agree, and Sponsor will continue to be subject, to certain restrictions regarding the transfer of New DMS Class A Common Stock, these shares may be sold after the expiration of the respective applicable lock-up. Sponsor PIPE Entity will not be subject to any such restrictions. In addition, after the Business Combination, the PIPE Investors (other than Sponsor PIPE Entity) will hold approximately 4.8% of the outstanding shares of New DMS Class A Common Stock on an as-converted and as-redeemed basis (representing approximately 2.8% of the total outstanding voting interests in New DMS capital stock), assuming that none of Leo’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination, and will not be subject to any contractual restrictions or resale. We intend to file one or more registration statements prior to or shortly after the closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New DMS Class A Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The public stockholders will experience immediate dilution as a consequence of the issuance of New DMS Common Stock as consideration in the Business Combination and in the PIPE Investment.

It is anticipated that, upon completion of the Business Combination, (1) Leo’s public shareholders are expected to own approximately 33.0% of the outstanding New DMS Class A Common Stock on an as-converted and as-redeemed basis, representing approximately 19.2 % of the total outstanding voting interests in New DMS capital stock, (2) Prism and Clairvest Direct Seller (without taking into account any public shares held by such DMS equityholders prior to the consummation of the Business Combination), are expected to collectively own all of the outstanding New DMS Class B Common Stock, representing approximately 25.9% of the outstanding New DMS Class A Common Stock on an as-converted and as-redeemed basis and approximately 39.8% of the total outstanding voting interests of the New DMS capital stock, (3) Blocker Sellers (without taking into account any public shares held by Blocker Sellers prior to the consummation of the Business Combination), are expected to collectively own all of the New DMS Class C Common Stock, representing approximately 18% of the outstanding New DMS Class A Common Stock on an as-converted and as-redeemed basis and approximately 27.6% of the total outstanding voting interests of the New DMS capital stock, (4) the Class B Shareholders are expected to own approximately 6% of the outstanding New DMS Class A Common Stock on an as-converted and as-redeemed basis, representing approximately 3.5% of the total outstanding voting interests in New DMS capital stock and (5) the PIPE Investors (including Sponsor PIPE Entity) are expected to own approximately 17.1% of the outstanding New DMS Class A Common Stock on an as-converted and as-redeemed basis, representing approximately 9.9% of the total outstanding voting interests in New DMS capital stock. These percentages (i) assume that none of Leo’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination, (ii) reflect the surrender and forfeiture by Sponsor and the Leo independent directors of 1,500,000 Class B ordinary shares of Leo pursuant to the Surrender Agreement, but not the transfer of a to be determined number of New DMS Class A Common Stock from Sponsor to the Sponsor PIPE Entity, which will be effected by the surrender and forfeiture by Sponsor of such number of Class B ordinary shares and the issuance of New DMS Class A Common Stock to the Sponsor PIPE Entity pursuant to the Surrender Agreement and the Sponsor PIPE Entity’s Subscription Agreement, (iii) assume 10,000,000 shares of New DMS Class A Common Stock are issued to the PIPE Investors upon the consummation of the PIPE Investment, (iv) do not take into account public warrants or private placement warrants to purchase New DMS Class A Common Stock that will be outstanding immediately following the completion of the Business Combination and (v) do not assume the issuance of any shares upon completion of the Business Combination under the Incentive Plan. If the actual facts are different than these assumptions, the percentage ownership retained by the Company’s existing stockholders in New DMS will be different.

The issuance of additional common stock will significantly dilute the equity interests of existing holders of Leo securities; and may adversely affect prevailing market prices for the New DMS Class A Common Stock and/or the New DMS warrants.

Warrants will become exercisable for New DMS Class A Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

If the Business Combination is completed, outstanding warrants to purchase an aggregate of 14,000,000 shares of New DMS Class A Common Stock will become exercisable in accordance with the terms of the warrant agreement governing those securities. These warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of New DMS Class A Common Stock will be issued, which will result in dilution to the holders of New DMS Class A Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of New DMS Class A Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “ —Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.”

Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Leo. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of New DMS Class A Common Stock purchasable upon exercise of a warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the New DMS Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

The NYSE may not list New DMS’s securities on its exchange, which could limit investors’ ability to make transactions in New DMS’s securities and subject New DMS to additional trading restrictions.

An active trading market for New DMS’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In connection with the Business Combination, in order to continue to maintain the listing of our securities on the NYSE, we will be required to demonstrate compliance with the NYSE’s listing requirements. We will apply to have New DMS’s securities listed on the NYSE upon consummation of the Business Combination. We cannot assure you that we will be able to meet all listing requirements, and in October 2018, Leo received a notice from the NYSE that it was not in compliance with the NYSE requirement that the Class A ordinary shares be held by a minimum of 300 public shareholders. Even if New DMS’s securities are listed on the NYSE, New DMS may be unable to maintain the listing of its securities in the future.

If New DMS fails to meet the listing requirements and the NYSE does not list its securities on its exchange, DMS would not be required to consummate the Business Combination. In the event that DMS elected to waive this condition, and the Business Combination was consummated without New DMS’s securities being listed on the NYSE or on another national securities exchange, New DMS could face significant material adverse consequences, including:

•	a limited availability of market quotations for New DMS’s securities;

•	reduced liquidity for New DMS’s securities;

•

a determination that New DMS Class A Common Stock is a “penny stock” which will require brokers trading in New DMS Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New DMS’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New DMS’s securities were not listed on the NYSE, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common shares.

Securities research analysts may establish and publish their own periodic projections for New DMS following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of us, the market price and volume for our common shares could be adversely affected.

Risks Related to the Consummation of the Domestication

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to the “Company,” “we,” “us” or “our” refers to Leo prior to the Business Combination and to New DMS and its subsidiaries following the Business Combination.

The Domestication may result in adverse tax consequences for holders of public shares.

U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” beginning on page 143 of this proxy statement/prospectus) may be subject to U.S. federal income tax as a result of the Domestication. Because the Domestication will occur immediately prior to the redemption of public shares, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) may become subject to withholding tax on any dividends paid on New DMS public shares after the Domestication.

A U.S. Holder who on the day of the Domestication beneficially owns (actually and constructively) public shares with a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of Leo’s earnings in income in respect of the Domestication. A U.S. Holder who on the day of the Domestication beneficially owns (actually and constructively) public shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% or more of the total value of all classes of our stock, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its public shares for New DMS public shares in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to the public shares held directly by such U.S. Holder. A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock, will generally be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to the public shares held directly by such U.S. Holder; however, any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (participation exemption).

Additionally, proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants for newly issued warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Because Leo is a blank check company with no current active business, we believe that it is likely that Leo is classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of public shares to recognize gain on the exchange of public shares or warrants for New DMS public shares or New DMS public warrants pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s public shares. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of Leo. The same rule may also apply to a U.S. Holder who exchanges public warrants for newly issued New DMS public warrants; a U.S. Holder, however, cannot currently make the elections mentioned above with respect to such U.S. Holder’s public warrants. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.

All holders are urged to consult their tax advisor for the tax consequences of the Domestication to their particular situation. For a more detailed description of the U.S. federal income tax consequences associated with the Domestication, see “U.S. Federal Income Tax Considerations” (beginning on page 143 of this proxy statement/prospectus).

Upon consummation of the Business Combination, the rights of holders of New DMS Class A Common Stock arising under the DGCL as well as Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of Class A ordinary shares arising under Cayman Islands law as well as our current memorandum and articles of association.

Upon consummation of the Business Combination, the rights of holders of New DMS Class A Common Stock will arise under the Proposed Organizational Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in the Existing Organizational Documents and Cayman Islands law and, therefore, some rights of holders of New DMS Class A Common Stock could differ from the rights that holders of Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under the DGCL. This change could increase the likelihood that New DMS becomes involved in costly litigation, which could have a material adverse effect on New DMS.

In addition, there are differences between the new organizational documents of New DMS and the current constitutional documents of Leo. For a more detailed description of the rights of holders of New DMS Class A Common Stock and how they may differ from the rights of holders of Class A ordinary shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of New DMS are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus and we urge you to read them.

Delaware law and New DMS’s Proposed Organizational Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Organizational Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the New DMS Board and therefore depress the trading price of New DMS Class A Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the New DMS board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Organizational Documents include provisions regarding:

•

the ability of the New DMS Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, New DMS’s directors and officers;

•

a prohibition on stockholder action by written consent from and after the first date that Prism, Clairvest and any of their respective affiliates cease to collectively own, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of New DMS, which forces stockholder action to be taken at an annual or special meeting of stockholders after such date and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;

•

the requirement that a special meeting of stockholders may be called only by a majority of the entire New DMS Board or New DMS’s chief executive officer, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

•

the ability of the New DMS board of directors to amend the bylaws, which may allow the New DMS Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•

advance notice procedures with which stockholders must comply to nominate candidates to the New DMS Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the New DMS Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New DMS.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the New DMS Board or management.

In addition, the Proposed Certificate of Incorporation includes a provision substantially similar to Section 203 of the DGCL, which may prohibit certain stockholders holding 15% or more of New DMS’s outstanding capital stock from engaging in certain business combinations with us for a specified period of time.

New DMS’s Proposed Certificate of Incorporation will designate a state or federal court located within the State of Delaware as the sole and exclusive forum for substantially all disputes between New DMS and its stockholders, which could limit New DMS stockholders’ ability to obtain a favorable judicial forum for disputes with New DMS or its directors, officers, stockholders, employees or agents.

The Proposed Certificate of Incorporation, which will be in effect upon consummation of the Business Combination, provides that, unless New DMS consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of New DMS, (B) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of New DMS to New DMS or New DMS’s stockholders, (C) any action asserting a claim against New DMS or any current or former director, officer, stockholder, employee or agent of New DMS arising out of or relating to any provision of the General Corporation Law of Delaware, the Proposed Certificate of Incorporation or Proposed Bylaws (each, as in effect from time to time), or (D) any action asserting a claim against New DMS or any current or former director, officer, stockholder, employee or agent of New DMS governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless the Corporation gives an Alternative Forum Consent, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Proposed Certificate of Incorporation. If any action the subject matter of which is within the scope the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.

This choice of forum provision in our Proposed Certificate of Incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New DMS or any of New DMS’s directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, New DMS may incur additional costs associated with resolving such action in other jurisdictions, which could harm New DMS’s business, results of operations and financial condition.

Risks Related to the Redemption

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to the “Company,” “we,” “us” or “our” refers to Leo prior to the Business Combination and to New DMS and its subsidiaries following the Business Combination.

Public Shareholders who wish to redeem their public shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the trust account.

A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (1)(a) holds public shares, or (b) if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares and public warrants prior to exercising its redemption rights with respect to the public shares; (2) submits a written request to Continental, Leo’s transfer agent, in which it (i) requests that New DMS redeem all or a portion of its public shares for cash, and (ii) identifies itself as a beneficial holder of the public shares and provides its legal name, phone number and address; and (3) delivers its public shares to Continental, Leo’s transfer agent, physically or electronically through DTC. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on July 10, 2020 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and Continental, Leo’s transfer agent, will need to act to facilitate this request. It is Leo’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Leo does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Leo’s transfer agent, New DMS will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering, calculated as of two business days prior to the consummation of the Business Combination. Please see the section entitled “Extraordinary General Meeting of Leo—Redemption Rights” for additional information on how to exercise your redemption rights.

If a public shareholder fails to receive notice of Leo’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite Leo’s compliance with the proxy rules, a public shareholder fails to receive Leo’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that Leo is furnishing to holders of public shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of Leo—Redemption Rights” for additional information on how to exercise your redemption rights.

Leo does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination with which a substantial majority of Leo’s shareholders do not agree.

The Existing Organizational Documents do not provide a specified maximum redemption threshold, except that Leo will not redeem public shares in an amount that would cause Leo’s net tangible assets to be less than $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

As a result, Leo may be able to complete the Business Combination even though a substantial portion of public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by Leo or the persons described above have been entered into with any such investor or holder. Leo will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, Leo will require each public shareholder seeking to exercise redemption rights to certify to Leo whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to Leo at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which Leo makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over Leo’s ability to consummate the Business Combination and you could suffer a material loss on your investment in Leo if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if Leo consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. Leo cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge Leo’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, Leo’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.

Leo can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in Leo share price, and may result in a lower value realized now than a shareholder of Leo might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, Leo’s board of directors will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

Leo’s board of directors is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, Leo’s board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Risks if the Domestication and the Business Combination are not Consummated

References in this section to “we,” “us” and “our” refer to Leo.

If we are not able to complete the Business Combination with DMS nor able to complete another business combination by July 31, 2020, in each case, as such date may be extended pursuant to our Existing Organizational Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

If we are not able to complete the Business Combination with DMS nor able to complete another business combination by July 31, 2020, in each case, as such date may be extended pursuant to our Existing Organizational Documents we will (1) cease all operations except for the purpose of winding up, (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.

Our public shareholders will be entitled to receive funds from the trust account only upon the earliest of (1) the completion of a business combination (including the closing of the Business Combination), and then only in connection with those public shares that such public shareholder properly elected to redeem, (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Organizational Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if we do not complete a business combination by July 31, 2020, or (3) the redemption of all of the public shares if we are unable to complete an initial business combination by July 31, 2020 (unless such date is extended in accordance with the Existing Organizational Documents), subject to applicable law, and as further described in this proxy statement/prospectus. In no other circumstances will a public shareholder have any right or interest of any kind in the trust account. Accordingly, to liquidate your investment, you may be forced to sell your public shares or public warrants, potentially at a loss.

If we are unable to consummate our initial business combination, our public shareholders may be forced to wait until after July 31, 2020 before redemption from the trust account.

If we are unable to consummate our initial business combination by July 31, 2020 (as such date may be extended pursuant to our Existing Organizational Documents), we will distribute the aggregate amount then on deposit in the trust account (less up to $100,000 of the net interest earned thereon to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of the Existing Organizational Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with Cayman Islands law. In that case, investors may be forced to wait beyond July 31, 2020 (as such date may be extended pursuant to our Existing Organizational Documents), before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless we consummate our initial business combination prior thereto and only then in cases where investors have sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we are unable to complete our initial business combination.

If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through July 31, 2020, and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.

As of December 31, 2019, we had cash of approximately $200 held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of December 31, 2019, we had total current liabilities of approximately $4,881,000. The funds available to us outside of the trust account may not be sufficient to allow us to operate until July 31, 2020, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares and the public warrants will expire worthless.

EXTRAORDINARY GENERAL MEETING OF LEO

General

Leo is furnishing this proxy statement/prospectus to Leo’s shareholders as part of the solicitation of proxies by Leo’s board of directors for use at the extraordinary general meeting of Leo to be held on July 14, 2020, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to Leo’s shareholders on or about June 24, 2020 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides Leo’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place

The extraordinary general meeting will be held at 9:00 a.m., Eastern Time, on July 14, 2020 at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, unless the extraordinary general meeting is adjourned.

Purpose of the Leo Extraordinary General Meeting

At the extraordinary general meeting, Leo is asking holders of ordinary shares to:

•

consider and vote upon a proposal to approve by ordinary resolution and adopt the Business Combination Agreement (a copy of which is attached to this proxy statement/prospectus as Annex A) pursuant to which, among other things, following the Domestication of Leo to Delaware, Leo will effect the Equity Purchase in exchange for the Business Combination Consideration, certain related agreements and the transactions contemplated thereby (we refer to this proposal as the “BCA Proposal”);

•

consider and vote upon a proposal to approve by special resolution the change of Leo’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (we refer to this proposal as the “Domestication Proposal”);

•

consider and vote upon the following six separate proposals (we refer to these proposals, collectively, as the “Organizational Documents Proposals”) to approve by special resolution the following material differences between the Existing Organizational Documents and the Proposed Organizational Documents:

(A)

to authorize the change in the authorized capital stock of Leo from (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preferred shares, par value $0.0001 per share, to (ii) 600,000,000 shares of common stock, par value $0.0001 per share, of New DMS, consisting of (a) 500,000,000 shares of New DMS Class A Common Stock, (b) 60,000,000 shares of New DMS Class B Common Stock, (c) 40,000,000 shares of New DMS Class C common stock, and 100,000,000 shares of New DMS Preferred Stock (we refer to this as “Organizational Documents Proposal A”);

(B)

to authorize the New DMS Board to issue any or all shares of New DMS Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New DMS Board and as may be permitted by the DGCL (we refer to this as “Organizational Documents Proposal B”);

(C)	to provide that certain provisions of the certificate of incorporation of New DMS are subject to the Director Nomination Agreement (we refer to this as “Organizational Documents Proposal C”);

(D)	to authorize the removal of the ability of New DMS stockholders to take action by written consent in lieu of a meeting, from and after the first date that Prism, Clairvest and any of their respective affiliates ceases to collectively own, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of New DMS (we refer to this as “Organizational Documents Proposal D”); and

(E)

to authorize granting an explicit waiver regarding corporate opportunities to New DMS and its directors (we refer to this as “Organizational Documents Proposal E” and, together with Organization Documents Proposal A, the “Required Organizational Documents Proposals”);

(F)

to authorize all other changes in connection with the replacement of Existing Organizational Documents with the Proposed Organization Documents as part of the Domestication (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D), including (1) changing the post-Business Combination corporate name from “Leo Holdings Corp.” to “Digital Media Solutions, Inc.” (which is expected to occur upon the effectiveness of the Domestication), (2) making New DMS’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) electing to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders and (5) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which Leo’s board of directors believes is necessary to adequately address the needs of New DMS after the Business Combination (we refer to this as “Organizational Documents Proposal F” and, together with Organization Documents Proposal A, the “Required Organizational Documents Proposals”);

•

consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of shares of New DMS Class A Common Stock to the PIPE Investors, including an affiliate of Sponsor, and the issuance of the Seller Warrants, New DMS Class B Common Stock, including the New DMS Class A Common Stock into which the DMS Units are redeemable in accordance with the Amended Partnership Agreement, and New DMS Class C Common Stock, including the New DMS Class A Common Stock into which the New DMS Class C Common Stock is convertible in accordance with the Proposed Certificate of Incorporation, to the Sellers, to the extent such issuance would require a shareholder vote under NYSE Listing Rule 312.03 (we refer to this proposal as the “Security Issuance Proposal” and, collectively with the BCA Proposal, the Domestication Proposal, the Required Organizational Documents Proposals and the Security Issuance Proposal, the “Condition Precedent Proposals”);

•

consider and vote upon a proposal to approve on a non-binding, advisory basis by ordinary resolution the appointment of Robbie Isenberg, James Miller, Fernando Borghese and Mary Minnick to the New DMS Board as of the Closing (we refer to this proposal as the “Seller Nominee Appointment Proposal”);

•

consider and vote upon a proposal to approve by ordinary resolution the Plan, a copy of which is attached to this proxy statement/prospectus as Annex E (we refer to this proposal as the “Plan Proposal”); and

•

consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (we refer to this proposal as the “Adjournment Proposal”).

Each of the BCA Proposal, the Domestication Proposal, the Required Organizational Documents Proposals and the Security Issuance Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Organizational Documents Proposals that are not Required Organizational Documents Proposals, the Seller Nominee Appointment Proposal and the Incentive Award Plan Proposal, are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.

Recommendation of Leo Board of Directors

Leo’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Leo’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Security Issuance Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the Seller Nominee Appointment Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of Leo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Leo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Leo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

Leo shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on June 3, 2020, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 24,312,807 ordinary shares issued and outstanding, of which 19,312,807 were issued and outstanding public shares.

The Class B Shareholders have agreed to vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Class B Shareholders own approximately 20.0% of the issued and outstanding ordinary shares.

Quorum

A quorum of Leo shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 12,156,404 ordinary shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Leo but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the BCA Proposal or any of the other Condition Precedent Proposals.

Vote Required for Approval

The approval of the BCA Proposal requires ordinary resolution under Cayman Islands law, being the affirmative vote of holders of at least a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The approval of the Security Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The approval of the Seller Nominee Appointment Proposal on a non-binding, advisory basis requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Each of the BCA Proposal, the Domestication Proposal, the Required Organizational Documents Proposals and the Security Issuance Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Organizational Documents Proposals that are not Required Organizational Documents Proposals, the Seller Nominee Appointment Proposal and the Incentive Award Plan Proposal, are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.

Voting Your Shares

Each ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your ordinary shares at the extraordinary general meeting:

•

You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Leo’s board “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Security Issuance Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the Seller Nominee Appointment Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

•

You can attend the extraordinary general meeting and vote in person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way Leo can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a Leo shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Leo’s general counsel in writing before the extraordinary general meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing LHC.info@investor.morrowsodali.com.

Redemption Rights

Pursuant to the Existing Organizational Documents, a public shareholder may request of Leo that New DMS redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, Leo’s transfer agent, in which you (i) request that New DMS redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, Leo’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on July 10, 2020 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Leo’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Leo’s transfer agent, New DMS will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 18, 2020, this would have amounted to approximately $10.40 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New DMS Class A Common Stock that will be redeemed immediately after consummation of the Business Combination.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. New DMS public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the BCA Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the BCA Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, our agent, at least two business days prior to the vote at the extraordinary general meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Class B Shareholders have agreed to vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. The Class B ordinary shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Class B Shareholders own approximately 20.0% of the issued and outstanding ordinary shares.

Holders of the warrants will not have redemption rights with respect to the warrants.

The closing price of public shares on June 18, 2020, the most recent closing price, was $10.41. For illustrative purposes, as of June 18, 2020, funds in the trust account plus accrued interest thereon totaled approximately $200,763,670 million or $10.40 per issued and outstanding public share.

Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Leo cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

Proxy Solicitation Costs

Leo is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Leo and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Leo will bear the cost of the solicitation.

Leo has hired Morrow Sodali LLC to assist in the proxy solicitation process. Leo will pay that firm a fee of $22,500 plus disbursements. Such fee will be paid with non-trust account funds.

Leo will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Leo will reimburse them for their reasonable expenses.

Leo Initial Shareholders Agreements

As of the date of this proxy statement/prospectus, there are 24,312,807 ordinary shares issued and outstanding, which includes an aggregate of 5,000,000 Class B ordinary shares held by the Class B Shareholders, including Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 14,000,000 warrants to acquire ordinary shares, which comprise the 4,000,000 private placement warrants held by Sponsor and the 10,000,000 public warrants.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Class B Shareholders, DMS and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Class B Shareholders, DMS and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (1) holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Security Issuance Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal and on a non-binding, advisory basis, the Seller Nominee Appointment Approval, (2) holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) otherwise limit the number of public shares electing to redeem and (4) New DMS’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BCA PROPOSAL

We are asking our shareholders to approve by ordinary resolution and adopt the Business Combination Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). Leo shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “—The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a shareholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of ordinary shares that are voted at the extraordinary general meeting.

The Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Leo, Blocker Corp, Sponsor, DMS or any other matter.

Structure of the Business Combination

On April 23, 2020, Leo entered into the Business Combination Agreement, by and among Leo, Blocker Corp, DMS, the Sellers, Clairvest GP as a Seller Representative, and, solely for the limited purposes set forth therein, Sponsor, pursuant to which, among other things, following the Domestication, Leo will effect the Equity Purchase in exchange for the Business Combination Consideration.

Immediately prior to and as a condition of the Business Combination, pursuant to the Domestication, Leo will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Law and a domestication under Section 388 of the DGCL, pursuant to which Leo’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. For more information on the Domestication, see “Domestication Proposal.”

Business Combination Consideration and Post-Closing Structure

In accordance with the terms and subject to the conditions of the Business Combination Agreement, Leo will, in connection with the Equity Purchase, purchase all of the issued and outstanding equity interests of Blocker Corp from the Blocker Sellers and a portion of the DMS Units held by each of Prism and Clairvest Direct Seller (which DMS Units will be immediately contributed to the capital of Blocker Corp) and Clairvest Direct Seller and Prism will continue to hold DMS Units subject to and in accordance with the Amended Partnership Agreement (as described below). In exchange, Leo will pay or issue, as applicable, an amount equal to $757,000,000, subject to adjustment as described below, payment of $30,000,000 to the balance sheet of New DMS and $10,000,000 as a paydown of DMS’ current credit facility, through a combination of cash consideration, warrants of New DMS, New DMS Class B Common Stock and New DMS Class C Common Stock as further detailed herein (such shares of New DMS Class B Common Stock and New DMS Class C Common Stock, the “Equity Consideration”) as further described in the following sentence. Leo shall pay each Seller such Seller’s pro rata portion of cash consideration consisting of (i) the cash proceeds from the trust account established for the purpose of holding the net proceeds of Leo’s initial public offering and certain of the proceeds from its concurrent private placement of warrants, together with the proceeds from the PIPE Investment, net of any amounts paid to Leo shareholders that exercise their redemption rights in connection with the Business Combination, minus (ii) the amount of transaction costs to be paid by Leo pursuant to Section 9.5(a) of the Business Combination Agreement (which, for the avoidance of doubt, shall not include the amount of transaction costs of the Sellers paid prior to the Closing (“Previously Paid Seller Transaction Costs) and shall not exceed an amount equal to the difference of $22,500,000, minus the amount of Previously Paid Seller Transaction Costs), minus (iii) $40,000,000 (the “Cash Consideration”). Additionally, Leo shall issue (A) to each Seller such Seller’s pro rate portion of 2,000,000 warrants to purchase New DMS Class A Common Stock at an exercise price of $11.50 per share pursuant and subject to the Amended and Restated Warrant Agreement attached hereto as Annex M (“Seller Warrants”), (B) to each of Prism and Clairvest Direct Seller a number of shares of New DMS Class B Common Stock equal to the product of such Seller’s pro rata portion of the Equity Consideration (as defined above) multiplied by an Issuance Multiple to be determined at the Closing and (C) to Blocker Sellers, a number of shares of New DMS Class C Common Stock equal to the product of such Seller’s pro rata portion of the Equity Consideration multiplied by a Issuance Multiple to be determined at the Closing. The Cash Consideration, Seller Warrants and Equity Consideration collectively constitute the Business Combination Consideration.

The sum of (i) cash held in the trust account net of redemptions, plus (ii) gross proceeds of the PIPE Investment, less (iii) the transactions costs of the transactions contemplated under the Business Combination Agreement will be used to (a) to pay $30 million to DMS to be held on its balance sheet, (b) to pay down $10 million of DMS’s current credit facility, and (c) to pay the Cash Consideration as described above.

Following the Business Combination, New DMS as the combined company will be organized in an Up-C structure, in which substantially all of the assets and business of New DMS will be held by DMS and continue to operate through the subsidiaries of DMS and New DMS’s sole material asset will be equity interests of DMS indirectly held by it. At the Closing, DMS and its current equity holders will amend and restate the limited liability company agreement of DMS in its entirety as the Amended Partnership Agreement to, among other things, recapitalize DMS such that the total number of DMS Units is equal to the total number of issued and outstanding shares of New DMS Class A Common Stock on an as-converted and as-redeemed basis and provide Clairvest Direct Seller and Prism the right to redeem their DMS Units for cash or, at New DMS’s option, New DMS may acquire such DMS Units (which DMS Units are expected to be contributed to Blocker Corp) in exchange for cash or shares of New DMS Class A Common Stock, in each case subject to certain restrictions set forth therein. DMS Units acquired by New DMS are expected to be contributed to Blocker Corp.

The following table illustrates varying ownership levels in New DMS Class A Common Stock on an as-converted and as-redeemed basis immediately following the consummation of the Business Combination, assuming varying levels of redemptions by the public shareholders and that the Business Combination and the transactions contemplated by the Business Combination Agreement are consummated in accordance with the terms of the Business Combination Agreement. The following table does not take into account public warrants or private placement warrants to purchase New DMS Class A Common Stock that will be outstanding immediately following the completion of the Business Combination and does not assume the issuance of any shares upon completion of the Business Combination under the Plan.

	Share Ownership in New DMS
	No redemptions	Maximum redemptions(1)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
Prism(2)	23.7%	32.7%
Clairvest Direct Seller(3)	2.3%	3.1%
Blocker Sellers(4)	18.0%	24.8%
Leo’s public shareholders	33.0%	16.4%
Former Leo Class B Shareholders(5)	6.0%	5.9%
PIPE Investors(5)(6)	17.1%	17.0%

(1)	Assumes that 9,656,404 of Leo’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination.
(2)	Includes New DMS Class B Common Stock and DMS Units to be owned by Prism.
(3)	Includes New DMS Class B Common Stock and DMS Units to be owned by Clairvest Direct Seller.
(4)	Includes New DMS Class C Common Stock to be owned by Blocker Sellers.
(5)

Does not reflect the transfer of a to be determined number of New DMS Class A Common Stock from Sponsor to the Sponsor PIPE Entity, which will be effected by the surrender and forfeiture by Sponsor of such number of Class B ordinary shares and the issuance of New DMS Class A Common Stock to the Sponsor PIPE Entity pursuant to the Surrender Agreement and the Sponsor PIPE Entity’s Subscription Agreement.

(6)	Includes 7,200,000 shares to be owned by Sponsor PIPE Entity, a portion of which may be assigned at Closing.

The following table illustrates varying ownership levels in DMS Units immediately following the consummation of the Business Combination, assuming varying levels of redemptions by the public shareholders and that the Business Combination and the transactions contemplated by the Business Combination Agreement are consummated in accordance with the terms of the Business Combination Agreement.

	DMS Unit Ownership
	No redemptions	Maximum redemptions(1)
	Percentage of Outstanding Units	Percentage of Outstanding Units
Prism	23.7%	32.7%
Clairvest Direct Seller	2.3%	3.1%
Blocker Corp	74.0%	64.2%

(1)	Assumes that 9,656,404 of Leo’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination.

Post-Closing Adjustment

Within 60 days after the Closing, New DMS will prepare and deliver to the Seller Representatives its determination of the Actual Adjustment Amount (as defined in the Business Combination Agreement). If the final determination of the Actual Adjustment Amount results in an amount (such amount the “Shortfall Amount”) less than the estimate that was determined for the Closing, each of the Sellers shall forfeit to New DMS or DMS, as applicable, for no consideration, their respective pro rata portion of their New DMS Class B Common Stock, New DMS Class C Common Stock or DMS Units, as applicable, of an amount equal to the Shortfall Amount divided by an implied value of $10 per equity interest and New DMS or DMS, as applicable, will cancel such forfeited equity interests. If the final determination of the Actual Adjustment Amount results in an amount (such amount, the “Excess Amount”) greater than the estimate that was determined for the Closing, then New DMS will issue additional New DMS Class A Common Stock to Blocker Sellers and additional New DMS Class B Common Stock to Prism and Clairvest Direct Seller and DMS will issue DMS Units to Prism and Clairvest Direct Seller, in each case in an amount of such equity interests equal to such Seller’s pro rata portion of an amount equal to the Excess Amount divided by an implied value of $10 per equity interest, as applicable.

Closing

Subject to the terms and conditions of the Business Combination Agreement, the Closing will take place on a date that is no later than the third business day after the satisfaction or waiver of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or such other date as may be mutually agreed upon by the parties.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of DMS and Blocker Corp are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a material adverse effect with respect to DMS and Blocker Corp (“Material Adverse Effect”) means any event, change, development or effect that, individually or in the aggregate with all other events, changes, developments or effects, has had, or would reasonably be expected to have, a material adverse effect upon (a) the assets, liabilities, condition (financial or otherwise), the business or results of operations of DMS and its Subsidiaries (the “DMS Group”) and Blocker Corp, taken as a whole, or (b) the ability of the DMS Group and Blocker Corp, taken as a whole, to consummate the transactions contemplated by the Business Combination Agreement in accordance with the terms and subject to the conditions set forth therein; provided that the following, and any event, change, development or effect arising therefrom or related thereto, shall not be taken into account in determining whether a “Material Adverse Effect” shall have occurred:

(i) any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein) or events in general, including the results of any primary or general elections;

(ii) changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof);

(iii) changes in interest, currency or exchange rates or the price of any commodity, security or market index;

(iv) changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof;

(v) changes that are generally applicable to the industries or markets in which the DMS Group and Blocker Corp operates;

(vi) any change in the market price or trading volume of any indebtedness of any member of the DMS Group and Blocker Corp (it being understood that the underlying causes of such change may, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred);

(vii) any failure of the DMS Group or Blocker Corp to meet any internal or public projections, forecasts, budgets or estimates of or relating to the DMS Group or Blocker Corp for any period, including with respect to revenue, earnings, cash flow or cash position (it being understood that the underlying causes of such decline or failure may, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred);

(viii) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism, cyberattack or military conflicts, whether or not pursuant to the declaration of an emergency or war;

(ix) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, or any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic);

(x) any action required to occur pursuant the Business Combination Agreement or the transactions expressly contemplated by the Business Combination Agreement;

(xi) the execution, announcement, performance or existence of the Business Combination Agreement, in each case in accordance with the terms of the Business Combination Agreement, the identity of the parties or any of their respective affiliates, representatives or financing sources;

(xii) the taking of any action by the DMS Group or Blocker Corp expressly required by the terms of the Business Combination Agreement, including the failure to take any action restricted by the Business Combination Agreement (but excluding effects resulting from the Closing);

(xiii) any actions taken, or not taken, with the consent, waiver or at the request of Leo or any action taken to the extent expressly permitted by the Business Combination Agreement;

(xiv) any actions taken by Leo or any of its affiliates or any of their respective representatives or financing sources after the date of the Business Combination Agreement; and

(xv) any matters disclosed in the disclosure schedules of DMS and Blocker Corp;

provided, however, that, with respect to each of clauses (i) through (v) and (ix) above, any event, development, occurrence, fact, condition, or change referred to above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, development, occurrence, fact, condition, or change has a disproportionate effect on the DMS Group and Blocker Corp compared to other participants in the industries in which the DMS Group and Blocker Corp primarily conducts its business.

Material Adverse Effect on Leo or Material Adverse Effect on Sponsor

Under the Business Combination Agreement, certain representations and warranties of Leo and Sponsor are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a material adverse effect with respect to Leo and Sponsor (“Material Adverse Effect on Leo” or “Material Adverse Effect on Sponsor,” as applicable) means any event, change, development or effect that, individually or in the aggregate with all other events, changes, developments or effects, has had, or would reasonably be expected to have, a material adverse effect upon (a) the assets, liabilities, condition (financial or otherwise), the business or results of operations of Leo or Sponsor, as applicable, or (b) the ability of Leo or Sponsor, to consummate the transactions contemplated by the Business Combination Agreement in accordance with the terms and subject to the conditions set forth therein; provided that the following, and any event, change, development or effect arising therefrom or related thereto, shall not be taken into account in determining whether a “Material Adverse Effect on Leo” or “Material Adverse Effect on Sponsor” shall have occurred:

(i) any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein) or events in general, including the results of any primary or general elections;

(ii) changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof);

(iii) changes in interest, currency or exchange rates or the price of any commodity, security or market index;

(iv) changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof;

(v) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism, cyberattack or military conflicts, whether or not pursuant to the declaration of an emergency or war;

(vi) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, or any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic);

(vii) any action required to occur pursuant the Business Combination Agreement or the transactions expressly contemplated by the Business Combination Agreement;

(viii) the execution, announcement, performance or existence of the Business Combination Agreement, in each case in accordance with the terms of the Business Combination Agreement, the identity of the parties or any of its affiliates, representatives or financing sources;

(ix) the taking of any action by Leo or Sponsor expressly required by the terms of the Business Combination Agreement, including the failure to take any action restricted by the Business Combination Agreement (but excluding effects resulting from the Closing);

(x) any actions taken, or not taken, with the consent, waiver or at the request of the Seller Representatives, DMS or Blocker Corp or any action taken to the extent expressly permitted by the Business Combination Agreement;

(xi) any actions taken by the Sellers, Blocker Corp, DMS or any of their respective affiliates or any of their respective representatives or financing sources after the date of the Business Combination Agreement; and

(xii) any matters disclosed in the Leo Disclosure Schedules disclosure schedules of Leo and Sponsor;

provided, however, that, with respect to each of clauses (i) through (iv) and (vi) above, any event, development, occurrence, fact, condition, or change referred to above shall be taken into account in determining whether a Material Adverse Effect on Leo or Material Adverse Effect on Sponsor, as applicable, has occurred or would reasonably be expected to occur to the extent that such event, development, occurrence, fact, condition, or change has a disproportionate effect on Leo or Sponsor, as applicable, compared to other participants in the industries in which Leo or Sponsor, as applicable, primarily conducts their respective businesses.

Closing Conditions

The consummation of the Business Combination is conditioned upon the satisfaction or written waiver, in whole or in part, to the extent such conditions can be waived (to the extent permitted by applicable law) at or prior to the Closing by the applicable parties to the Business Combination Agreement of the conditions set forth below. Therefore, unless these conditions are satisfied or waived in writing by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could be terminated and the proposed Business Combination may not be consummated.

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to effect the Business Combination and the other transactions contemplated thereby are subject to the satisfaction or written waiver, in whole or in part, to the extent such conditions can be waived (to the extent permitted by applicable law) at or prior to the Closing of the following conditions:

•

all required waiting periods or approvals applicable to the Business Combination Agreement and the transactions contemplated thereby under the HSR Act and all applicable antitrust laws shall have expired, been received or terminated;

•

no applicable law or injunction enacted, entered, promulgated, enforced or issued by any governmental authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination Agreement shall be in effect;

•

the Surrender (and the waiver by Sponsor and the other holders party to the Surrender Agreement of any adjustment to the conversion ratio set forth in the Existing Organizational Documents or any other anti-dilution or similar protection with respect to the Class B ordinary shares of Leo held by them that may result from the PIPE Investment or the transactions contemplated by the Business Combination Agreement) on the terms and conditions set forth in the Surrender Agreement shall have been consummated;

•	the approval of the BCA Proposal, the Domestication Proposal, the Security Issuance Proposal and the Required Organizational Documents Proposals shall have been obtained;

•	the Domestication shall have been consummated; and

•	the PIPE Investment shall have been consummated materially in accordance with the terms set forth in the applicable Subscription Agreements.

Conditions to Leo’s Obligations

The obligations of Leo to consummate the Business Combination and the other transactions contemplated by the Business Combination Agreement are subject to the satisfaction (or written waiver by Leo, in whole or in part, to the extent such conditions can be waived) at or prior to the Closing Date of the following conditions:

•

(i) the representations and warranties of each Seller set forth in Sections 4.1(a), 4.2 (except for errors which are de minimis in aggregate), and 4.3 of the Business Combination Agreement shall be true and correct in all respects as of the Closing as though made on and as of the date of the Closing (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), and (ii) the other representations and warranties of each Seller set forth in Article IV of the Business Combination Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing as though made on and as of the date of the Closing (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect;

•

(i) the representations and warranties of DMS set forth in Sections 5.1(a), 5.2(a), 5.2(c) (except for errors which are de minimis in aggregate), 5.2(e), 5.3 and 5.19 of the Business Combination Agreement

shall be true and correct in all respects as of the date of the Closing as though made on and as of the Closing (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), (ii) the representations and warranties of DMS set forth in Section 5.2(b) of the Business Combination Agreement shall be true and correct in all material respects as of the Closing as though made on and as of the date of the Closing and (iii) the other representations and warranties of DMS set forth in Article V of the Business Combination Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing as though made on and as of the date of the Closing (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect;

•

(i) the representations and warranties of Blocker Corp set forth in Sections 6.1(a), 6.2(a), 6.2(c) 6.2(e) (except for errors which are de minimis in aggregate), 6.2(g), 6.3 and 6.4 of the Business Combination Agreement shall be true and correct in all respects as of the Closing as though made on and as of the date of the Closing (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), and (ii) the other representations and warranties of Blocker Corp set forth in Article VI of the Business Combination Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing as though made on and as of the date of the Closing (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect;

•

DMS, Blocker Corp and the Sellers shall have performed or complied in all material respects with all obligations and covenants required by the Business Combination Agreement to be performed or complied with by DMS, Blocker Corp or the Sellers prior to or at the time of the Closing;

•	from the date of the Business Combination Agreement, there shall not have occurred any Material Adverse Effect; and

•	Leo shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Closing.

Conditions to the Sellers’, Blocker Corp’s and DMS’s Obligations

The obligations of the Sellers, Blocker Corp and DMS to consummate the Business Combination and the transactions contemplated by the Business Combination Agreement are subject to the satisfaction (or written waiver by the Seller Representatives, in whole or in part, to the extent such conditions can be waived) at or prior to the Closing of the following conditions:

•

(i) the representations and warranties of Leo set forth in Sections 7.1(a), 7.2 (except for errors which are de minimis in aggregate), 7.3 and 7.20 of the Business Combination Agreement shall be true and correct in all respects as of the Closing as though made on and as of the date of the Closing (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified) and (ii) the other representations and warranties of Leo set forth in Article VII of the Business Combination Agreement shall be true and correct (without giving effect to any limitation as to “materiality,” “Material Adverse Effect on Leo” or similar qualifier) as of the Closing as though made on and as of the date of the Closing (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on Leo;

•

(i) the representations and warranties of Sponsor set forth in Sections 8.1(a), 8.2 and 8.3 of the Business Combination Agreement shall be true and correct in all respects as of the Closing as though made on and as of the date of the Closing (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), and (ii) the other representations and warranties of Sponsor set forth in Article VIII of the Business Combination Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect on Sponsor” or similar qualifier) as of the Closing as though made on and as of the date of the Closing (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on Sponsor’

•

Leo and Sponsor shall have performed or complied in all respects with all obligations and covenants required by the Business Combination Agreement to be performed or complied with by Leo and Sponsor prior to or at the time of the Closing;

•

at the Closing, the (a) the amount of cash available in the trust account for distribution at the Closing, after giving effect to the redemptions to which each holder of Leo Common Stock is entitled under the organizational documents of Leo, plus (b) the total aggregate proceeds of the PIPE Investments received by Leo, shall equal no less than $200,000,000;

•

shares of New DMS Class A Common Stock into which the shares of New DMS Class C Common Stock to be issued as Business Combination Consideration are convertible in accordance with the Surviving Company Certificate of Incorporation and the shares of New DMS Class A Common Stock into which the DMS Units held by Prism and Clairvest Direct Seller are redeemable under the Amended Partnership Agreement (collectively, the “Closing Shares”) shall have been approved for listing on the NYSE; and

•

(i) Leo shall have made all necessary arrangements to cause Continental to disburse all of the funds contained in the trust account available to Leo to be released to Leo at the Closing; (ii) all of such funds in the trust account available to Leo shall be released to Leo for payment of the Cash Consideration, Transaction Costs (as defined in the Business Combination Agreement), payment of $30 million to the balance sheet of DMS and the paydown of $10 million of DMS’s current credit facility at the Closing as provided for in the Business Combination Agreement; and (iii) there shall be no action (pending or threatened by any person (not including the Sellers and its affiliates) with respect to or against the trust account that would reasonably be expected to have a Material Adverse Effect on Leo’s ability to perform its obligations under the Business Combination Agreement.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of Leo, Sponsor, DMS, Blocker Corp and the Sellers, certain of which are qualified by materiality, material adverse effect, knowledge and other similar qualifiers and may be further modified and limited by the disclosure schedules. See “—Material Adverse Effect” above. Certain representations and warranties of Leo are also subject to and qualified by certain information included in Leo’s Form 10-K filing for the fiscal year ended December 31, 2019 or a Form 8-K made with the SEC since November 29, 2017 and prior to the date of the Business Combination Agreement.

Under the Business Combination Agreement, the Sellers have made customary representations and warranties relating to: standing, qualification and power; ownership; authority, execution and delivery and enforceability; brokers’ and finders’ fees; conflict and consents; litigation; related party transactions; seller information; securities law matters; solvency; and no additional representations.

Under the Business Combination Agreement, DMS has made customary representations and warranties relating to: standing, qualification and power; capitalization of DMS and DMS’s subsidiaries; authority,

execution and delivery and enforceability; no conflict and consents; financial statements; absence of certain changes; compliance with law, permits; litigation; no undisclosed liabilities; taxes; intellectual property, privacy and cybersecurity; employee and employee benefits; labor; environmental matters; material contracts; related person transactions; real and personal property; insurance; brokers’ and finders’ fees; customers, suppliers and vendors; company information; solvency; and no additional representations.

Under the Business Combination Agreement, Blocker Corp has made customary representations and warranties relating to: standing, qualification and power; ownership, capitalization of Blocker Corp; authority, execution and delivery and enforceability; brokers’ and finders’ fees, no conflict and consents; litigation; taxes; Blocker Corp information; assets, operations and liabilities, no additional representations.

Under the Business Combination Agreement, Leo made customary representations and warranties relating to: standing, qualification and power; capitalization; authority, execution and delivery, and enforceability; no conflict and consents; absence of certain changes; compliance with law, permits; litigation; SEC documents and financial statements; information supplied; NYSE stock market quotation; board approval and stockholder vote; material contracts; investment company act; trust account; employee benefit plans; assets and title to assets; securities laws matters; Leo’s business investigation, disclaimer regarding projections, no knowledge of misrepresentation; solvency; brokers’ and finders’ fees; taxes; PIPE Investments; related person transactions; and no additional representations.

Under the Business Combination Agreement, Sponsor has made customary representations and warranties relating to: standing, qualification and power; authority, execution and delivery and enforceability; brokers’ and finders’ fees, no conflict and consents; litigation; Sponsor information; and no additional representations.

Covenants

Covenants of DMS

DMS made certain covenants under the Business Combination Agreement, including, among others, the following:

•

Except (a) with the written consent of Leo, (b) as set forth in the disclosure schedules of DMS, (c) as otherwise expressly contemplated or permitted in the Business Combination Agreement or the Surrender Agreement, Director Nomination Agreement, Amended and Restated Registration Rights Agreement, Amended Warrant Agreement, Amended Partnership Agreement, Tax Receivable Agreement, Proposed Certificate of Incorporation or Proposed Bylaws (collectively, the “Related Documents”) or (d) as required by applicable law or contract (in existence on April 23, 2020), DMS will, until the earlier of (i) the Effective Time (as defined in the Business Combination Agreement) or (ii) the termination of the Business Combination Agreement in accordance with its terms, conduct its business in the ordinary course of business in all material respects and to use its reasonable best efforts to preserve intact its business organization and material permits, retain its current officers and key employees, and preserve its relationships with its material customers and suppliers.

•

Except with the written consent of Leo, as set forth in the disclosure schedules of DMS, as otherwise contemplated or permitted in the Business Combination Agreement or the Related Documents or as required by applicable law or contract (in existence on the date of the Business Combination Agreement), until the earlier of (i) the Effective Time or (ii) the termination of the Business Combination Agreement in accordance with its terms, DMS will not, and will not permit the other members of the DMS Group to:

•

transfer, issue, sell or dispose of any shares of capital stock or other equity interest of any member of the DMS Group, grant options, warrants, calls or other rights to purchase or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of the capital stock or other equity interests of any member of the DMS Group;

•	effect any recapitalization, reclassification, stock dividend, stock split or like change in the capitalization of the DMS Group;

•

make, set aside, declare or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock or other equity interest in the DMS Group, other than dividends and distributions by any member of the DMS Group to another member of the DMS Group;

•

(A) incur, create or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities (or warrants or other rights to acquire any debt securities) of any member of the DMS Group (other than (x) incurrence of indebtedness in an amount not to exceed $15 million or (y) under any of the DMS Group’s respective credit facilities entered into prior to April 23, 2020, including draws on the DMS Group’s revolving credit facility and refinancings or renewals of any such credit facility on standard market terms available at such time, reasonably satisfactory to Leo and other than loans, advances or capital contributions made by one member of the DMS Group to another member of the DMS Group) in excess of $250,000 individually or $500,000 in the aggregate (in each case, in excess of indebtedness paid off after April 23, 2020) other than indebtedness required to be incurred under any contract in existence on April 23, 2020 or leases entered into in the ordinary course of business (“Permitted Indebtedness”), or (B) make any loans, advances or capital contributions to, or investments in, any other person (other than loans, advances or capital contributions made by one member of the DMS Group to another member of the DMS Group);

•	amend the certificate of formation or operating agreement (or other comparable governing documents) of any member of the DMS Group;

•

grant any material encumbrances on any property or assets (whether tangible or intangible) of any member of the DMS Group other than as permitted in the Business Combination Agreement or permitted under DMS’s current credit facility;

•

(A) adopt, enter into, terminate or materially amend any benefit plan other than as required by applicable law or pursuant to the terms of any benefit plan in effect on April 23, 2020, (B) recognize any union or employee representative for purposes of collective bargaining or negotiate or enter into any collective bargaining agreement, works council agreement, labor union contract, trade union agreement or other similar agreement or understanding with any union, works council, trade union or other labor organization other than as required by applicable law, (C) waive any restrictive covenant obligation of any director, officer, service provider or employee of any member of the DMS Group, or (D) pay or agree to pay to any director, officer or employee, consultant, agent or individual independent contractor, whether past or present, any pension, retirement allowance or other employee benefit not required by any existing benefit plan (or any arrangement that would be a benefit plan if in effect as of the date hereof);

•

(A) grant any increase in the compensation, incentives or benefits payable or to become payable to any person who is a director or executive officer of any member of the DMS Group as of April 23, 2020, other than increases in base compensation of employees pursuant to any existing employment agreement as of April 23, 2020, (B) enter into any new, or materially amend any existing employment agreement with any current or former director, officer, employee or consultant whose base compensation would exceed, or exceeded, on an annualized basis, $300,000, (C) enter into any new, or materially amend existing severance or termination agreement with any current or former director, officer, employee or consultant, (D) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant or (E) hire any natural person or terminate any current or former director, officer, employee or consultant (other than for cause) whose base compensation would exceed, on an annualized basis, $300,000;

•	implement or announce any employee layoffs that could implicate the Worker Adjustment and Retraining Notification Act or any similar state or local law;

•	except as required by changes in GAAP, change any member of the DMS Group’s methods of accounting in any manner that would have a material adverse impact on the DMS Group;

•

make, change or revoke any material tax election; file any material amendment to any income tax Return; change any accounting method in respect of taxes; change any annual tax accounting period; enter into any material tax allocation agreement, tax sharing agreement or tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business a primary purpose of which is not related to taxes; enter into any material closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material taxes; apply for or enter into any material ruling from any tax authority with respect to taxes; surrender any right to claim a material tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

•

transfer, sell, lease or license to a third party, abandon, permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to transfer, sell, lease or license to a third party, abandon, permit to lapse or expire, dedicate to public, or otherwise dispose of, any material portion of the property or assets of any member of the DMS Group, other than any sale, lease or disposition in the ordinary course of business;

•

(A) merge, consolidate, combine or amalgamate with any person, (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof, or (C) purchase or otherwise acquire, or lease or license, any property or assets, other than (1) acquisitions of equipment or inventory in the ordinary course of business or (2) transactions as to which the aggregate consideration paid or payable (x) in any individual transaction is not in excess of $250,000 or (y) in the aggregate is not in excess of $500,000;

•	enter into any joint venture with a third party;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

•

enter into, renew, modify or revise any contract with any related person of any member of the DMS Group, other than contracts among members of the DMS Group, or with any former or present director or officer of any member of the DMS Group or with any affiliates of the foregoing persons (including the DMS Group) or any other person covered under Item 404 of Regulation S-K under the Securities Act;

•

waive, release, assign, settle or compromise any action pending or threatened against any member of the DMS Group or any of their respective directors or officers that would materially or adversely affect the DMS Group after the Closing;

•	except in the ordinary course of the DMS Group’s business, amend or modify in any manner materially adverse to any member of the DMS Group any material contracts, other than Permitted Indebtedness;

•	except in the ordinary course of the DMS Group’s business, make or enter into any contract to make any capital expenditures in excess of $2,000,000;

•

adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the transactions contemplated by the Business Combination Agreement; or

•	authorize, or commit or agree to take, any of the foregoing.

Covenants of Blocker Corp

Blocker Corp made certain covenants under the Business Combination Agreement, including, among others, the following:

•

Except with the written consent of Leo, as set forth in the disclosure schedules of Blocker Corp, as otherwise contemplated or permitted in the Business Combination Agreement or the Related Documents or as required by applicable law or any contract, until the earlier of (i) the Effective Time or (ii) the termination of the Business Combination Agreement in accordance with its terms, Blocker Corp will not, and will not permit any subsidiary to:

•	form any subsidiary;

•

issue any shares of capital stock or other equity interests or grant options, restricted stock units, performance stock awards, stock appreciation rights, phantom interests, other equity based awards, warrants, calls or other rights to purchase or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of the capital stock or other equity interests of Blocker Corp;

•	effect any recapitalization, reclassification, stock split, stock combination or like change in the capitalization of Blocker Corp or any subsidiary;

•	make, set aside, declare or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock;

•	incur, create or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities (or warrants or other rights to acquire any debt securities);

•	make any loans, advances or capital contributions to, or assume investments in, any other person;

•	amend its governing documents;

•	grant any material encumbrances on any property or assets (whether tangible or intangible) of Blocker Corp;

•

(A) adopt, enter into, terminate or amend any benefit plan other than as required by applicable law or pursuant to the terms of any benefit plan in effect as of April 23, 2020 or (B) increase the compensation of any person who is a director or executive officer of Blocker Corp;

•	except as required by changes in GAAP, change any of its methods of accounting in any manner;

•

make, change or revoke any material tax election; file any material amendment to any income tax return; adopt or change any accounting method in respect of taxes; change any annual tax accounting period; enter into any material tax allocation agreement, tax sharing agreement or tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business a primary purpose of which is not related to taxes with vendors, customers or landlords; enter into any closing agreement with respect to any tax; settle or compromise any claim, notice, audit report or assessment in respect of material taxes; apply for or enter into any ruling from any tax authority with respect to taxes; surrender any right to claim a material tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

•	purchase or otherwise acquire (whether by merger or otherwise), or lease or license, any property or assets;

•	enter into any joint venture with a third party;

•	except as reasonably necessary to consummate the transactions contemplated by the Business Combination Agreement, enter into, renew, modify or revise any contract;

•	enter into any transactions with affiliates;

•

waive, release, assign, settle or compromise any action pending or threatened against Blocker Corp or any of its directors or officers other than in the case of actions or claims either (A) for an amount not greater than $350,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $500,000 in the aggregate (determined in each case net of insurance proceeds) or (B) if the loss resulting from such waiver, release, assignment settlement or compromise is reimbursed to Blocker Corp by an insurance policy, in each case without the imposition of equitable relief on, or the admission of wrongdoing by Blocker Corp or any of its officers or directors;

•

adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the transactions as contemplated by the Business Combination Agreement; or

•	authorize or commit or agree to take, any of the foregoing.

Covenants of Leo

Leo made certain covenants under the Business Combination Agreement, including, among others, the following:

•

Except with the written consent of the Seller Representatives, as set forth in the disclosure schedules of Leo (as defined in the Business Combination Agreement), as otherwise contemplated or permitted in the Business Combination Agreement or the Related Documents or as required by applicable law or any contract, until the earlier of (i) the Effective Time and (ii) the termination of the Business Combination Agreement in accordance with its terms, Leo will not, and will not permit any subsidiary, to:

•	form any subsidiary;

•

issue any shares of capital stock or other equity interests or grant options, restricted stock units, performance stock awards, stock appreciation rights, phantom interests, other equity based awards, warrants, calls or other rights to purchase or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of the capital stock or other equity interests of Leo, other than the PIPE Investments, including the issuance of additional shares of Leo to third-party investors pursuant to additional agreements substantially in form to the Subscription Agreements solely for the purpose of satisfying, and to the extent necessary to satisfy the minimum cash closing condition, and the transactions contemplated under the Surrender Agreement (including the waiver of the Class B Share Conversion Rights (as defined below);

•

effect any recapitalization, reclassification, stock split, stock combination or like change in the capitalization of Leo or any subsidiary other than as required pursuant to the Surrender Agreement and the Domestication;

•	make, set aside, declare or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock;

•	incur, create or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities (or warrants or other rights to acquire any debt securities);

•	make any loans, advances or capital contributions to, or assume investments in, any other person;

•	amend its governing documents other than in connection with the Domestication;

•	grant any material encumbrances on any property or assets (whether tangible or intangible) of Leo;

•

(A) adopt, enter into, terminate or amend any benefit plan other than as required by applicable law or pursuant to the terms of any benefit plan in effect as of April 23, 2020 or (B) increase the compensation of any person who is a director or executive officer of Leo;

•	except as required by changes in GAAP, change any of its methods of accounting in any manner;

•

make, change or revoke any material tax election; file any material amendment to any income tax return; adopt or change any accounting method in respect of taxes; change any annual tax accounting period; enter into any material tax allocation agreement, tax sharing agreement or tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business a primary purpose of which is not related to taxes with vendors, customers or landlords; enter into any closing agreement with respect to any tax; settle or compromise any claim, notice, audit report or assessment in respect of material taxes; apply for or enter into any ruling from any tax authority with respect to taxes; surrender any right to claim a material tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

•	purchase or otherwise acquire (whether by merger or otherwise), or lease or license, any property or assets;

•	enter into any joint venture with a third party;

•	except as reasonably necessary to consummate the transactions contemplated by the Business Combination Agreement, enter into, renew, modify or revise any contract;

•

enter into, renew, modify or revise any contract with any related person of Leo or with any former or present director or officer of Leo or with any affiliates of the foregoing persons or any other person covered under Item 404 of Regulation S-K under the Securities Act;

•	waive, release, assign, settle or compromise any action pending or threatened against Leo or any of its directors or officers that would materially or adversely affect Leo after the Closing;

•

adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the transactions as contemplated by the Business Combination Agreement; or

•	authorize or commit or agree to take, any of the foregoing.

•

Upon satisfaction or waiver of the conditions to the Closing and upon notice to the trustee of the trust account, Leo will (i) cause the documents, opinions and notices required to be delivered to the trustee of the trust account pursuant to the trust agreement governing the trust account to be so delivered and (ii) use its commercially reasonable efforts to cause such trustee to, and such trustee shall thereupon be obligated to (A) pay all amounts due and payable to redeeming Leo stockholders (B) pay the IPO Underwriting Fees (as defined in the Business Combination Agreement) to Citigroup Global Markets Inc., as the underwriter of the initial public offering and (C) immediately thereafter, pay all remaining amounts then available in the trust account to Leo, subject to the Business Combination Agreement and the trust agreement, after which the trust account will be terminated, except as otherwise provided in the Business Combination Agreement.

•

Leo will, as soon as reasonably practicable following April 23, 2020, establish a record date for, duly call, give notice of, convene and hold the a shareholders meeting for the sole purpose of seeking the Leo Shareholder Approvals (as defined in the Business Combination Agreement). Leo shall use its reasonable best efforts to (i) cause this proxy statement to be mailed to its shareholders and to hold the shareholders meeting as soon as reasonably practicable after clearance by the SEC of this proxy statement and (ii) solicit the approval by the Leo shareholders of the Proxy Proposals. Leo shall, through its board of directors, recommend to its shareholders that they approve the Proxy Proposals and shall include such recommendation in this proxy statement. However, if on a date for which the shareholders meeting is scheduled, Leo has not received proxies representing a sufficient number of the ordinary shares of Leo to obtain the Leo Shareholder Approvals, whether or not a quorum is present, Leo shall have the right to make one or more successive postponements or adjournments of the shareholders meeting, provided that (excluding any adjournments or postponements required by applicable law) the shareholders meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the shareholders meeting was originally scheduled (excluding any adjournments or postponements required by applicable law).

•	Sponsor, as a shareholder of Leo, will vote in favor of the Proxy Proposals.

•

Prior to the Closing, Leo will obtain irrevocable resignations from all current directors on the board of directors of Leo other than Lyndon Lea and Robert Darwent and will appoint the Seller Nominees and the CEO of DMS as directors, in each case effective as of the Closing.

•

Leo will use its reasonable best efforts to cause the Closing Shares and will use its commercially reasonable efforts to cause the Seller Warrants, in each case to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing. From the date of the Business Combination Agreement through the Closing, Leo shall use its reasonable best efforts to remain listed as a public company on the NYSE and will take all steps necessary to ensure Leo remains listed on the NYSE following the Domestication. From the date of the Business Combination Agreement through the Closing, Leo will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities laws. From the date of the Business Combination Agreement through the Closing, if Leo receives any written or, to the knowledge of Leo, oral notice from NYSE that Leo has failed, or would reasonably be expected to fail, to meet the NYSE listing requirements as of the Closing or within six months thereafter for any reason, then Leo shall give prompt written notice of such NYSE notice to DMS, including a copy of any written notice received from NYSE or a summary of any oral notice received from NYSE.

•

Effective upon and following the Closing, Leo, on its own behalf and on behalf of New DMS, DMS, Blocker Corp and each of their respective affiliates and representatives, will generally, irrevocably, unconditionally and completely release and forever discharge the Sellers, their respective affiliates and each of their and their respective affiliates’ respective related parties, and each of their respective successors and assigns and each of their respective related parties (the “Seller Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any members of the DMS Group or Blocker Corp occurring prior to the Closing, except as otherwise contemplated by the Business Combination Agreement, including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-closing actions or failures to act by the aforementioned released parties; provided that the foregoing does not release the Seller Released Parties from their obligations under the Business Combination Agreement or the Related Documents.

•

Effective upon and following the Closing, Leo, on its own behalf and on behalf of its affiliates and representatives, will generally, irrevocably, unconditionally and completely release and forever discharge DMS, each of its affiliates and each of its affiliates and each of their respective affiliates’ respective related parties, and each of their respective successors and assigns and each of their respective related parties (the “Company Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any DMS occurring prior to the Closing, except as otherwise contemplated by the Business Combination Agreement, including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-closing actions or failures to act by the aforementioned released parties; provided that the foregoing does not release the Company Released Parties from their obligations under the Business Combination Agreement or the Related Documents.

•

Leo shall not, and shall cause its affiliates and their respective representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or group, concerning any business combination proposal, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any business combination proposal or (iii) commence, continue or renew any due diligence investigation regarding any business combination proposal. Leo shall, and shall cause each of its affiliates and their respective representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any business combination proposal. If Leo, its affiliates or any of their respective representatives receives any inquiry or proposal with respect to a business combination proposal at any time prior to the Closing, then Leo shall promptly (and in no event later than twenty-four (24) hours after Leo becomes aware of such inquiry or proposal) (A) advise the Seller Representatives orally and in writing of such inquiry or proposal (including the identity of the person making such inquiry or submitting such proposal, and the terms thereof) and (B) provide the Seller Representatives a copy of such inquiry or proposal, if in writing.

•

From and after the Closing, Leo and its affiliates shall have no right, title or interest in or to, and Leo shall not use, and shall not permit any of its affiliates to use, “Clairvest,” “CEP,” any derivative or variant thereof or any name or trademark confusingly similar to any of the foregoing, alone or as part of a combination (collectively, the “Clairvest Names”), in whole or in part, as the name of or otherwise in connection with the DMS Group or their respective businesses, except for the purpose of describing Clairvest Direct Seller’s, Blocker Sellers’ and their respective affiliates’ respective prior ownership, investment or interest in the DMS Group. Within sixty (60) days after the Closing, Leo shall change the name of Blocker Corp (and any other entity, if applicable) to remove any Clairvest Name.

•

Leo shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements in a manner materially adverse to the Sellers. Leo shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein. Without limiting the generality of the foregoing, Leo shall give the Sellers, prompt (and, in any event within one (1) Business Day) written notice: (A) of any amendment to any Subscription Agreement (together with a copy of such amendment); (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Leo; (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (D) if Leo does not expect to receive all or any portion of the PIPE Investment on the terms, in the manner or from the sources contemplated by the Subscription Agreements.

Covenants of the Sellers

•

Until the earlier of (i) the Closing and (ii) the termination of the Business Combination Agreement, the Sellers and DMS will not, and will cause their respective representatives and Blocker Corp not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or group, concerning any sale of any material assets of DMS or Blocker Corp or any of the outstanding DMS units or outstanding Blocker Corp capital stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving DMS or Blocker Corp, other than with Leo and its representatives, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any such alternative transaction or (iii) commence, continue or renew any due diligence investigation regarding any such alternative transaction. The Sellers will, and will cause their respective affiliates and respective representatives, to immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any alternative transaction. If any of the Sellers, DMS, Blocker Corp or any of their respective representatives receives any inquiry or proposal with respect to an alternative transaction at any time prior to the closing, then such Seller, Blocker Corp or DMS shall promptly (and in no event later than 24 hours after such Seller, Blocker Corp or DMS becomes aware of such inquiry or proposal) (1) advise Leo orally and in writing of such inquiry or proposal (including the identity of the person making such inquiry or submitting such proposal, and the terms thereof) and (2) provide Leo a copy of such inquiry or proposal, if in writing.

•

Other than the Related Documents and as set forth on the disclosure schedules of DMS and Blocker Corp or contracts entered into in compliance with the Business Combination Agreement prior to the Closing, at the Closing, the Sellers will cause all agreements between the Sellers or any affiliates of the Sellers and any member of the DMS Group to be terminated without any further liability.

•

Effective upon and following the Closing, each Seller, on its own behalf and on behalf of DMS, Blocker Corp and New DMS and each of its affiliates and representatives, will generally, irrevocably, unconditionally and completely release and forever discharge Leo, New DMS, Blocker Corp and DMS, their respective affiliates and each of their and their respective affiliates’ respective related parties, and each of their respective successors and assigns and each of their respective related parties (“Leo Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any member of the DMS Group occurring prior to the Closing, except as otherwise contemplated by the Business Combination Agreement, including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-closing actions or failures to act by the aforementioned released parties; provided that the foregoing does not release the Leo Released Parties from their obligations under the Business Combination Agreement or the Related Documents.

•

As required by the Business Combination Agreement, the Sellers have delivered the Company Member Consent (as defined in the Business Combination Agreement) to Leo prior to 5:00 p.m., New York City time on April 24, 2020.

•

DMS and the Sellers will use reasonable best efforts to deliver to Leo the audited consolidated balance sheet of DMS as of December 31, 2019 and December 31, 2018, and the related audited consolidated statements of operations, changes in members’ equity and cash flows for each of the three years in the period ended December 31, 2019, in each case each audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor, as promptly as reasonably practicable following the date hereof, but in any event no later than May 8, 2020.

Mutual Covenants

•	From the date of the Business Combination Agreement until the Closing, Leo will be subject to the terms and conditions of a confidentiality agreement between Leo and DMS.

•

Each of the parties to the Business Combination Agreement and their respective affiliates will use all reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by the Business Combination Agreement as promptly as practicable, including to (i) obtain from any governmental authority with regulatory jurisdiction over enforcement of any applicable antitrust laws, all authorizations, consents, notifications, certifications, registrations, declarations and filings as are necessary for the consummation of the transactions contemplated by the Business Combination Agreement and (ii) promptly (and, with respect to the HSR Act, in no event later than 5 Business Days after the date of this proxy statement/prospectus) make all necessary filings (and if required under applicable law, drafts thereof), and thereafter make any other required submissions, with respect to the transactions contemplated by the Business Combination Agreement required under the HSR Act or any other applicable antitrust law.

•

Subject to the confidentiality agreement, the parties to the Business Combination Agreement will coordinate and cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under the HSR Act. The parties to the Business Combination Agreement will each use its reasonable best efforts to respond to and comply with any request for information from any antitrust authority, including the Antitrust Division of the U.S. Department of Justice and the FTC and will use its reasonable best efforts to prevent the entry in any legal proceeding brought by an antitrust authority or any other governmental entity of an order that would prohibit, make unlawful or delay the consummation of the Business Combination. Notwithstanding the foregoing, no party nor any of its affiliates shall be required to (i) divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets or any portion of the business of any party or to otherwise propose, proffer or agree to any other requirement, obligation, condition or restriction on the conduct of the business of any party, or (ii) to litigate any suit, claim, action, investigation or proceeding challenging or seeking to restrain or prohibit the consummation of the Business Combination.

•

All costs and expenses incurred in connection with the Business Combination Agreement and the Related Documents and the transactions contemplated therein shall be paid (i) in the case of DMS, the Seller Representatives and the Sellers and any costs related to the Refinancing (as defined below), by DMS and (ii) in the case of Leo, by Leo; provided, that, in the event that the Closing is consummated, at the Closing, Leo shall pay all costs and expenses incurred related to the Refinancing, by Leo (other than certain excluded costs related to prior business combinations and Leo’s initial public offering which shall be paid by Sponsor), DMS, the Seller Representatives or the Sellers, the Related Documents and the transactions contemplated thereby in an amount not to exceed $22,500,000, which any excess to be paid by New DMS.

•	Leo, the Seller Representatives and DMS will reasonably cooperate in matters regarding the publicity of the Business Combination and the creation and implementation of a communications plans.

•

New DMS will, and will cause the members of the DMS Group, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing, following receipt of any undertakings required by applicable law) each of the D&O Indemnified Persons (as defined in the Business Combination Agreement) against any liabilities, losses, penalties, fines, claims, damages, reasonable out-of-pocket costs or expenses in connection with any actual or threatened, in writing, action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred in such indemnified person’s capacity as a director or officer of any member of the DMS Group, or in such indemnified person’s capacity as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of any member of the DMS Group, before the closing date, and will reasonably cooperate with the indemnified person in the defense of any such action.

•

New DMS will, for a period of six years following the Closing, maintain and fully pay for directors’ and officers’ liability insurance covering (as direct beneficiaries) all indemnified persons, in each case of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date of the Business Combination Agreement by, or for the benefit of, the DMS Group, and with such other terms as are no less favorable than those in such policies, subject to the limitations provided in the Business Combination Agreement.

•

Leo and DMS will each use its reasonable best efforts to jointly prepare and cause to be filed by Leo with the SEC as promptly as reasonably practicable a preliminary proxy statement/prospectus and Leo and DMS will use their respective reasonable best efforts to file a definitive proxy statement/prospectus to be sent to the shareholders of Leo, and Leo and DMS shall use their respective reasonable best efforts to have the definitive proxy statement/prospectus mailed to shareholders of Leo as promptly as reasonably practicable after such filing. Each of DMS and Leo will furnish all information concerning such person and its affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the proxy statement or any registration statement, and the proxy statement and any registration statement shall include all information reasonably requested by such other party to be included therein. Leo will promptly notify DMS or the Seller Representatives upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the proxy statement and shall provide DMS and the Seller Representatives with copies of all written correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Each of DMS and Leo will use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to this proxy statement. Prior to filing or mailing this proxy statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of DMS and Leo (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed.

•

If prior to the Closing, any event occurs with respect to Leo, or any change occurs with respect to other information supplied by Leo for inclusion in this proxy statement, which is required to be described in an amendment of, or a supplement to, this proxy statement, Leo shall promptly notify DMS of such event, and DMS and Leo shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to this proxy statement and, as required by law, in disseminating the information contained in such amendment or supplement to the Leo’s shareholders, and DMS’s unitholders.

•

If prior to the Closing, any event occurs with respect to DMS, or any change occurs with respect to other information supplied by DMS for inclusion in this proxy statement, which is required to be described in an amendment of, or a supplement to, this proxy statement, DMS will promptly notify Leo of such event, and DMS and Leo will cooperate in the prompt filing with the SEC of any necessary amendment or supplement to this proxy statement and, as required by law, in disseminating the information contained in such amendment or supplement to Leo’s shareholders, and DMS’s unitholders.

•

If either Leo or the Seller Representatives, acting reasonably and in good faith and after consultation with the other, reasonably believe that the Closing will not occur on or prior to July 31, 2020, but that the parties are reasonably capable of causing the Closing to occur reasonably promptly thereafter, (a) Leo shall seek the approval of Leo’s shareholders (in accordance with applicable law and the Leo’s amended and restated memorandum and articles of association) to extend the deadline, including by seeking a shareholder resolution to such effect, for Leo to consummate a business combination or wind up from July 31, 2020, to August 31, 2020, or such other earlier date as the parties shall mutually agree (such date, the “Extension Date”) (the “Extension Approval”), and (b) Leo shall use commercially reasonable efforts to obtain the Extension Approval and shall comply with applicable law in connection therewith.

•

Prior to the earlier of the Closing or the termination of the Business Combination Agreement, Leo, the Sellers and DMS agree to cooperate in good faith and use reasonable best efforts to arrange and obtain the proceeds of a refinancing of DMS’s current credit facility (the “Refinancing”) on or prior to the Closing, on terms and conditions (including but not limited to pricing, interest rate floors, discounts, fees, covenants (including financial maintenance covenants), prepayments or redemption premiums and events of default) that are no less favorable in the aggregate (as determined in the reasonable discretion of Leo and Seller Representatives) to the borrower thereunder and any of its affiliates than those under DMS’s current credit facility. In connection with the foregoing, DMS will provide customary financing cooperation. Except for an Intentional Breach (as defined in the Business Combination Agreement) of this covenant, this covenant shall not be taken into account for purposes of the performance of covenants closing condition.

Waiver; Amendment

No provision of the Business Combination Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is to be effective; provided that the signature of the Seller Representatives shall be on behalf of the Sellers. The Business Combination Agreement may be amended at any time before the Closing by an instrument in writing signed on behalf of each party thereto; provided that the signature of the Seller Representatives shall be on behalf of the Sellers.

Survival of Representations and Warranties

Under the Business Combination Agreement, parties to the agreement made customary representations and warranties for transactions of this type regarding themselves. The representations and warranties made under the Business Combination Agreement shall not survive the Closing. In addition, the parties to the Business Combination Agreement made covenants that are customary for transactions of this type.

Termination; Effectiveness

The Business Combination Agreement may be terminated and the Business Combination may be abandoned any time prior to the Closing, as follows:

•	by mutual written consent of the Seller Representatives and Leo;

•

by either the Seller Representatives or Leo, if the Closing has not occurred prior to 5:00 p.m. New York City time on July 31, 2020 (the “Outside Date”) (other than as a result of the terminating party’s failure to comply with its obligations under the Business Combination Agreement such that certain closing conditions are not satisfied); provided that if as of 5:00 p.m. New York City time on July 31, 2020, certain closing conditions have been met, the Subscription Agreements have been amended and shall be in full force and effect and the PIPE Investors are obligated to consummate the transaction on the Extension Date, the Extension Approval has been obtained and immediately following such Extension Approval, after giving effect to the redemptions to which each holder of Leo Common Stock is entitled under the Leo Governing Documents, there shall be no less than 10,000,000 Class A Ordinary Shares issued and outstanding, the Outside Date is automatically extended to the Extension Date;

•

by Leo, upon written notice to the Seller Representatives, if any of the Sellers, DMS or Blocker Corp breaches or fails to perform in any material respect any of its representations, warranties or covenants set forth in the Business Combination Agreement and such breach or failure to perform (i) would give rise to the failure of a condition to each party’s obligations or to Leo’s obligations to complete the Business Combination, (ii) cannot be or has not been cured within 30 days following delivery by Leo of written notice to the Seller Representatives of such breach or failure to perform and (iii) has not been waived by Leo; provided, that Leo shall not be entitled to terminate the Business Combination Agreement if, at the time of such termination, Leo is in breach of any representation, warranty, covenant or other agreement contained in the Business Combination Agreement in a manner such that the conditions to the Closing would not have been satisfied;

•

by the Seller Representatives, upon written notice to Leo, if Leo breaches or fails to perform in any respect any of its representations, warranties or covenants set forth in the Business Combination Agreement and such breach or failure to perform (i) would give rise to the failure of a condition to each party’s obligations or to DMS’s obligations or to the Sellers’ obligations to complete the Business Combination, (ii) cannot be or has not been cured within 30 days following delivery by the Seller Representatives of written notice to Leo of such breach or failure to perform and (iii) has not been waived by the Seller Representatives; provided, that the Seller Representatives shall not be entitled to terminate the Business Combination Agreement if, at the time of such termination, the Sellers, DMS or Blocker Corp is in breach of any representation, warranty, covenant or other agreement contained in the Business Combination Agreement in a manner such that the conditions to the Closing would not have been satisfied;

•

by either Leo or the Seller Representatives if there shall be in effect a final non-appealable law or injunction preventing the consummation of the transactions contemplated by the Business Combination Agreement;

•	by Leo, if the Company Member Consent is not delivered to it 5:00 p.m. New York City time on April 24, 2020; or

•

by the Seller Representatives or Leo, if the BCA Proposal, the Domestication Proposal, the Security Issuance Proposal and the Required Organizational Documents Proposals are not granted at the Leo shareholders meeting.

In the event of termination of the Business Combination Agreement, the Business Combination Agreement will become null and void and of no further force and effect, except for obligations relating to (i) confidentiality, (ii) certain expense related provisions, (iii) publicity, (iv) no claim against the trust amount and (v) miscellaneous provisions of the Business Combination Agreement, including those related to governing law. However, no such termination will relieve any party to the Business Combination Agreement from any liability resulting from any Intentional Breach of the Business Combination Agreement.

Trust Account Waiver

DMS and each of the Sellers have agreed that for each of themselves and their respective subsidiaries, affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and affiliates, to waive all rights, title, interest or claim of any kind to collect from the trust account any monies that may be owed to them by Leo for any reason whatsoever, including to a breach of the Business Combination Agreement by Leo or any negotiations, agreements or understandings with Leo (whether in the past, present or future), and will not seek recourse against the trust account at any time for any reason whatsoever, in each case except as expressly contemplated by the Business Combination Agreement.

Seller Representatives

Prism is serving as its own representative and Clairvest GP is serving as the representative of Clairvest Direct Seller, Blocker Seller 1, Blocker Seller 2 and Blocker Corp, in each case to represent the interests of the Sellers and Blocker Corp prior to and following the Closing with respect to certain matters under the Business Combination Agreement, including the determination of any Business Combination Consideration adjustments after the Closing.

Specific Performance

The parties have agreed that irreparable damage would occur in the event that any of the provisions of the Business Combination Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of the Business Combination Agreement and the Related Documents and to enforce specifically the terms and provisions of the Business Combination Agreement and the Related Documents.

Limitation on Damages

No party will be liable for any punitive damages relating to the breach of the Business Combination Agreement (except to the extent asserted against a party pursuant to a third party claim).

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The form of Subscription Agreement, the form of Director Nomination Agreement, the Surrender Agreement, the form of Amended and Restated Registration Rights Agreement, the form of Amended Partnership Agreement, the form of Tax Receivable Agreement, the form of Amended and Restated Warrant Agreement and the form of Lock-Up Agreement are attached hereto as Annex G, Annex H, Annex I, Annex J, Annex K, Annex L, Annex M, and Annex N respectively. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

PIPE Investment

Leo has entered into the Subscription Agreements, substantially in the form attached to this proxy statement/prospectus as Annex G, with the PIPE Investors pursuant to which the PIPE Investors have collectively subscribed for 10,000,000 shares of New DMS Class A Common Stock for an aggregate purchase price of $100.0 million, 7,200,000 shares of which will be subscribed for and $72.0 million of which will be funded by Sponsor PIPE Entity, a portion of which may be assigned at Closing. The closing of the PIPE Investment is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. Pursuant to the Subscription Agreements, the PIPE Investors will be entitled to certain customary shelf registration rights. The shares of New DMS Class A Common Stock to be offered and sold in connection with the PIPE Investment have not been registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder without any form of general solicitation or general advertising.

Director Nomination Agreement

At the Closing, New DMS will enter into the Director Nomination Agreement, substantially in the form attached to this proxy statement/prospectus as Annex H, with Sponsor, Sponsor PIPE Entity, Clairvest and Prism, pursuant to which, among other things, (i) each of Sponsor PIPE Entity, Clairvest and Prism will have certain rights to designate a certain number of individuals to be nominated for election to the New DMS Board as of and, subject to certain conditions, from and after, the Closing, (ii) Sponsor will have the right to designate one director to be nominated for election to the New DMS Board as of the Closing and (iii) the Chief Executive Officer of New DMS will be a member of the New DMS Board as of and, subject to certain conditions, from and after the Closing.

New DMS will take all necessary and desirable actions within its control such that, as of the Closing, (i) the size of the board of New DMS is set at seven (7) directors; (ii) sufficient existing directors resign or are removed from the Board such that five (5) director positions are vacant immediately prior to the nomination and appointment of the four directors nominated by Clairvest and Prism and the CEO Director (iii) Lyndon Lea and Robert Darwent will be retained as directors on the board of New DMS, with Robert Darwent being the nominee designated by Sponsor PIPE Entity; (iv) each of Robbie Isenberg and James Miller will be nominated and appointed by Clairvest; (v) Fernando Borghese will be nominated and appointed by Prism; (vi) Mary Minnick will be nominated and appointed by Clairvest and Prism; and (vii) the current Chief Executive Officer of New DMS will be nominated and appointed as a director on the board of New DMS (the “CEO Director”).

The Director Nomination Agreement entitles Clairvest or its permitted assigns to designate director nominees to the board of New DMS from and after the Closing as follows:

•

two individuals to be nominated for election to the New DMS Board, one of whom shall be independent under the applicable rules of the NYSE, for so long as Clairvest and Prism collectively Beneficially Own (as defined in the Director Nomination Agreement) or control, directly or indirectly, at least 40% of the total number of issued and outstanding shares of New DMS Class A Common Stock, New DMS Class B common stock and New DMS Class C common stock all considered together as a single class (the “Voting Interests”); or

•

one individual to be nominated for election to the New DMS Board for so long as Clairvest Beneficially Owns or controls, directly or indirectly, at least 8% of the total number of Voting Interests issued and outstanding.

The Director Nomination Agreement entitles Prism or its permitted assigns to designate one individual to be nominated for election to the New DMS Board from and after the Closing for so long as Prism Beneficially Owns or controls, directly or indirectly, at least 8% of the total number of Voting Interests issued and outstanding.

The Director Nomination Agreement entitles Clairvest and Prism to mutually designate one additional director nominee, who will be independent, and qualified to serve on the audit committee of the New DMS Board, under the applicable rules of the NYSE (or any applicable exchange on which New DMS’s securities may be listed) and the SEC (including Rule 10A-3 of the Exchange Act) (the “Independence Requirements”), for so long as Clairvest and Prism collectively Beneficially Own or control, directly or indirectly, at least fifty percent (50%) of the total number of Voting Interests issued and outstanding.

The Director Nomination Agreement entitles Sponsor PIPE Entity or its permitted assigns to designate one individual to be nominated for election to the New DMS Board, who will be independent, and qualified to serve on the audit committee of the board of New DMS, under the Independence Requirements, from and after the Closing for so long as Sponsor PIPE Entity Beneficially Owns or controls, directly or indirectly, at least 8% of the total number of Voting Interests issued and outstanding.

The Director Nomination Agreement requires New DMS to take all necessary and desirable actions, such that the CEO Director will serve on the New DMS Board for so long as Prism Beneficially Owns or controls, directly or indirectly, at least 8% of the total number of Voting Interests issued and outstanding or, if earlier, the CEO Director ceases to be the Chief Executive Officer of New DMS.

The Director Nomination Agreement requires each of Sponsor, Sponsor PIPE Entity, Clairvest and Prism to vote, or cause to be voted, all of their respective Voting Interests at any meeting (or written consent) of the stockholders of New DMS with respect to the election of directors in favor of each of the individuals designated to be nominated for election to the New DMS Board in accordance with the Director Nomination Agreement.

Surrender Agreement

Leo, Sponsor and the Leo independent directors entered into the Surrender Agreement on June 22, 2020, substantially in the form attached to this proxy statement/prospectus as Annex I, pursuant to which, as a condition to the Closing and the PIPE Investment, among other things, (a) Sponsor will surrender and forfeit to Leo 2,000,000 private placement warrants and, together with and the Leo independent directors, at least 1,500,000 Class B ordinary shares, in each case for no consideration and as a contribution to the capital of Leo, and (b) Sponsor and the Leo independent directors agreed to waive any adjustment to the conversion ratio set forth in the Existing Organizational Documents or any other anti-dilution or similar protection with respect to the rate that the Class B ordinary shares of Leo held by them convert into Class A ordinary shares of Leo in connection with the PIPE Investment or the transactions contemplated by the Business Combination Agreement. In addition, Sponsor will transfer a to be determined number of New DMS Class A Common Stock from Sponsor to the Sponsor PIPE Entity, which will be effected by the surrender and forfeiture by Sponsor of such number of Class B ordinary shares and the issuance of New DMS Class A Common Stock to the Sponsor PIPE Entity pursuant to the Surrender Agreement and the Sponsor PIPE Entity’s Subscription Agreement.

Amended and Restated Registration Rights Agreement

At the Closing, New DMS will enter into the Amended and Restated Registration Rights Agreement, substantially in the form attached to this proxy statement/prospectus as Annex J, with certain Holders (as defined in the Amended and Restated Registration Rights Agreement). Pursuant to the Amended and Restated Registration Rights Agreement, New DMS will register for resale, pursuant to Rule 415 under the Securities Act, certain New DMS Class A Common Stock and other equity securities of New DMS that are held by the parties thereto from time to time. Additionally, the Lion Holders (as defined in the Amended and Restated Registration Rights Agreement) or the Sellers may request to sell all or any portion of their shares of New DMS Class A Common Stock in an underwritten offering that is registered pursuant to the shelf registration statement filed by New DMS (each, an “Underwritten Shelf Takedown”); however, New DMS will only be obligated to effect an Underwritten Shelf Takedown if such offering will include securities with a total offering price reasonably expected to exceed, in the aggregate, $20,000,000 and will not be required to effect more than four Underwritten Shelf Takedowns in any six-month period. The Amended and Restated Registration Rights Agreement will also include customary piggy-back rights, subject to cooperation and cut-back provisions. New DMS will bear the expenses incurred in connection with the filing of any such registration statements. The Amended and Restated Registration Rights Agreement amends and restates the registration and shareholder rights agreement that was entered into by Leo, Sponsor and the Leo independent directors in connection with Leo’s initial public offering.

Amended Partnership Agreement

At the Closing and in connection with the reorganization of New DMS in an Up-C structure, DMS, Blocker Corp, Prism and Clairvest Direct Seller will enter into the Amended Partnership Agreement, substantially in the form attached to this proxy statement/prospectus as Annex K, to, among other things, recapitalize DMS such that the total number of DMS Units is equal to the total number of issued and outstanding shares of New DMS Class A Common Stock on an as-converted and as-redeemed basis. Under the Amended Partnership Agreement, DMS will be governed by a board of managers consisting of the same members as the New DMS Board and all of the DMS Units will be subject to restrictions on transfers and require prior consent of the board of managers of DMS for such transfers, other than certain transfers to permitted transferees under certain conditions and redemptions of DMS Units as described below.

Pursuant to the Amended Partnership Agreement, following the expiration of the lock-up period under the Lock-Up Agreement, the Non-Blocker Members will have the right to redeem their DMS Units for cash (based on the market price of the shares of New DMS Class A Common Stock) or, at New DMS’s option, New DMS may acquire such DMS Units (which DMS Units are expected to be contributed to Blocker Corp) in exchange for cash or New DMS Class A Common Stock (a “Redemption”) on a one-for-one basis (subject to customary conversion rate adjustments, including for stock splits, stock dividends and reclassifications), in each case subject to certain restrictions and conditions set forth therein, including that any such Redemption be for an amount no less than the lesser of 10,000 DMS Units or all of the remaining DMS Units held by such Non-Blocker Member. In the event of a change of control transaction with respect to a Non-Blocker Member, DMS will have the right to require such Non-Blocker Member to effect a Redemption with respect to all or any portion of the DMS Units transferred in such change of control transaction. In connection with any Redemption a number of shares of New DMS Class B Common Stock will automatically be surrendered and cancelled in accordance with the Proposed Certificate of Incorporation. For further details regarding the automatic surrender and cancellation of shares of New DMS Class B Common Stock, see “Description of New DMS Securities—New DMS Common Stock—Retirement of Class B Common Stock”.

Tax Receivable Agreement

At the Closing and in connection with the Business Combination and the reorganization of New DMS in an Up-C structure, New DMS and Blocker Corp will enter into the Tax Receivable Agreement, substantially in the form attached to this proxy statement/prospectus as Annex L with the Sellers. Pursuant to the Tax Receivable Agreement, New DMS will be required to pay the Sellers (i) 85% of the amount of savings, if any, in U.S. federal, state and local income tax that New DMS and Blocker Corp actually realize as a result of (A) certain existing tax attributes of Blocker Corp acquired in the Business Combination, and (B) increases in Blocker Corp’s allocable share of the tax basis of the tangible and intangible assets of DMS and certain other tax benefits related to the payment of the cash consideration pursuant to the Business Combination Agreement and any redemptions of DMS Units or exchanges of DMS Units for cash or shares of New DMS Class A Common Stock after the Business Combination and (ii) 100% of certain refunds of pre-Closing taxes of DMS and Blocker Corp received during a taxable year beginning within two (2) years after the Closing. All such payments to the Sellers will be New DMS’s obligation, and not that of DMS.

Amended and Restated Warrant Agreement

At the Closing and in connection with the issuance of the Seller Warrants to the Sellers as part of the Business Combination Consideration at the Closing, New DMS and Continental will enter into the Amended and Restated Warrant Agreement, substantially in the form attached to this proxy statement/prospectus as Annex M, to, among other things, set forth the terms and conditions with respect to the Seller Warrants.

Lock-Up Agreement

At the Closing, Sellers will execute and deliver to New DMS the Lock-Up Agreement, substantially in the form attached to this proxy statement/prospectus as Annex N, pursuant to which, among other things, Sellers agree not to, subject to certain exceptions set forth in the Lock-Up Agreement, during the period commencing from the Closing and through the one hundred and eightieth (180) day anniversary of the date of the Closing (the “Lock-Up Period”): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any New DMS Class A Common Stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of New DMS Class A Common Stock, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of New DMS Class A Common Stock or other securities, in cash or otherwise. Any waiver by New DMS of the provisions of the Lock-Up Agreement requires the approval of a majority of New DMS’s directors who qualify as “independent” for purposes of serving on the audit committee under the applicable rules of the SEC (including Rule 10A-3 of the Exchange Act).

Background to the Business Combination

Leo is a blank check company incorporated on November 29, 2017 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The potential Business Combination was the result of an extensive search for potential transactions utilizing the global network of Leo’s management team, including its board of directors. The terms of the Business Combination Agreement were the result of extensive negotiations among the representatives of Leo and DMS. Conversations on behalf of DMS were conducted with DMS management and individuals affiliated with Clairvest, as representatives and equityholders of DMS. DMS is owned by Prism Data, LLC (an entity owned by DMS founders and management) and by entities affiliated with Clairvest. Robbie Isenberg, a Managing Director of Clairvest, who was on DMS’s board of managers at the time of these conversations, assisted by other individuals affiliated with Clairvest, and Joseph Marinucci, chief executive officer of DMS, had primary responsibility for negotiating the Business Combination Agreement on DMS’s behalf.

On February 15, 2018, Leo completed its initial public offering of 20,000,000 units at a price of $10.00 per unit generating gross proceeds of $200.0 million before underwriting discounts and expenses. Each unit consisted of one Class A ordinary share and one-half of one public warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share for $11.50 per share, subject to certain adjustments. Simultaneous with the closing of the initial public offering, Leo completed the private sale of an aggregate of 4,000,000 private placement warrants at a price of $1.50 per private placement warrant to our Sponsor. The private placement warrants are substantially identical to the public warrants sold as part of the units in the initial public offering, except that Sponsor has agreed not to transfer, assign or sell any of the private placement warrants (except to certain permitted transferees) until 30 days after the completion of Leo’s initial business combination. In addition, the private placement warrants also are not redeemable by Leo so long as they are held by Sponsor or its permitted transferees, and they may be exercised by Sponsor and its permitted transferees on a cashless basis.

Since the completion of its initial public offering, Leo considered a number of potential target businesses with the objective of consummating its initial business combination. Representatives of Leo contacted and were contacted by a number of individuals and entities who offered to present ideas for business combination opportunities, including financial advisors and companies in the media, entertainment, consumer products and telecommunications sectors. Leo considered businesses that it believed could benefit from the substantial expertise, experience and network of its management team, have attractive growth prospects and exhibited industry leadership.

In the process that led to identifying DMS as an attractive investment opportunity, Leo’s management team evaluated over 65 potential business combination targets, entered into non-disclosure agreements with approximately 32 potential business combination targets (other than DMS), and submitted non-binding indications of interest or letters of intent with respect to 15 potential business combination targets (other than DMS).

On August 26, 2019, Mr. Isenberg, Fernando Borghese (Chief Operating Officer of DMS), Lyndon Lea (Chairman and Chief Executive Officer of Leo) and Lori Bush (director of Leo) had a telephone conversation in which they discussed a potential business combination between Leo and DMS.

By November 1, 2019, Leo had engaged in substantial due diligence and detailed discussions with shareholders of several target businesses across subsectors of retail and consumer, including consumer packaged goods, apparel, food & beverage, media/entertainment, and restaurant sectors. In addition, Leo executed a Business Combination Agreement with Queso Holdings Inc. (“Queso”) on April 7, 2019. The Business Combination Agreement with Queso was terminated on July 29, 2019.

On November 15, 2019, Rohan Sen, an investment banker with BofA Securities (“BofA”), reached out via email to Mr. Lea to discuss a potential business combination between DMS and Leo. Sherif Guirgis, a Partner of Lion Capital, then discussed the opportunity with Mr. Sen via telephone.

On November 18, 2019 Leo executed a non-disclosure agreement with DMS.

On November 22, 2019, the following representatives of Leo: Mr. Lea, Sherif Guirgis, and Miguel Hollander-Ho met with Messrs. Marinucci and Borghese. Mr. Sen was also present. Topics of the conversation included an overview of DMS, key investment highlights, drivers of business momentum, and certain financial projections.

On November 25, 2019 representatives of BofA and representatives of Leo had a phone conversation to share collective feedback from the November 22nd meeting and discuss next steps, including Leo preparing a proposal in response to questions provided by DMS’s management and board.

On November 27, 2019, representatives of BofA provided written questions to Leo to respond to in the form of a business combination proposal, which was requested to be delivered by December 6, 2019.

On November 29, 2019, representatives of Citigroup (“Citi”) and representatives of Leo had a phone conversation to share collective thoughts on the potential transaction and responses to the questions provided. Citi began a process with its equity capital markets and Media & Telecom teams to go through a detailed benchmarking and valuation exercise.

On December 6, 2019, Mr. Hollander-Ho submitted a presentation to BofA in order to respond to the questions posed. The presentation included an illustrative transaction overview at a range of valuation multiples.

On December 8, 2019, DMS agreed to move forward in preparing for and negotiating terms of a potential transaction with Leo.

On December 18, 2019, the following representatives of Leo: Mr. Lea, Robert Darwent, Mr. Guirgis, Mr. Hollander-Ho and representatives from Citi (Patrick Kosiek and Ryan Chandler) met with the following DMS management team members: Mr. Marinucci, Mr. Borghese, and Randall Koubek (chief financial officer of DMS), in DMS’s corporate offices in Clearwater, FL. Gus Garcia, Douglas Solomon, and Rachel Labarre of BofA were also in attendance.

On December 19, 2019, representatives of Leo, Citi and Kirkland & Ellis (“K&E”), counsel to Leo, discussed the prior day’s diligence session via telephone including a discussion on timeline, deal structure, and key workstreams.

On December 22, 2019, representatives of Leo and Citi discussed deal valuation, structure and PIPE raise via telephone. Citi presented updated thoughts after going through a detailed benchmarking and valuation exercise.

On December 24, 2019, Mr. Hollander-Ho sent Mr. Marinucci a term sheet and presentation reflecting thoughts on valuation and execution. The term sheet included a proposed valuation of $756 million, or 12x 2020 estimated adjusted EBTIDA of $63 million.

On December 26, 2019, representatives of Leo and Citi discussed the term sheet, deal execution timeline, and investor management presentation via telephone.

On December 27, 2019, representatives of Leo, Citi, DMS, Clairvest, and BofA had a call to discuss the term sheet, deal execution timeline, and investor management presentation.

On December 29, 2019, Mr. Garcia sent representatives of Citi a revised version of the term sheet. The term sheet included a proposed valuation of 12.5x 2020 estimated Combined Adjusted EBITDA. Combined adjusted EBITDA measures gave effect to the acquisition by DMS of UE Authority, Co. and other acquisitions during 2019 as if they occurred on January 1, 2019.

On December 30, 2019, representatives of Leo, Citi, DMS, Clairvest, and BofA had a call to discuss a working draft of the investor management presentation. Leo and DMS also each sent revised versions of the term sheet to the other side, with the proposed valuation remaining at 12.5x 2020 estimate adjusted EBITDA.

On January 2, 2020, representatives of Leo, Citi, and BofA had a call to discuss a working draft of the management presentation.

On January 3, 2020, representatives of Leo, Citi, DMS, Clairvest, and BofA had a call to discuss a working draft of the management presentation.

On January 3, 2020 Leo, DMS, and Clairvest agreed to and executed a non-binding term sheet, pursuant to which DMS agreed to a period of exclusivity until February 7, 2020 so that Leo could complete diligence. The contemplated enterprise valuation was based on 12.5x 2020 estimated adjusted EBITDA.

On January 5, 2020 representatives of Leo, Citi, DMS, Clairvest, and BofA had a call to discuss a working draft of the investor management presentation.

On January 6, 2020, Citi began outreach to potential PIPE investors.

On January 9, 2020, Citi provided to Leo, DMS, Clairvest, and BofA an update on investor outreach and which investors were interested in having a meeting with management. K&E shared with Leo and Citi a draft of the proxy statement to be provided to Leo shareholders in connection with a vote to extend the date by which Leo must consummate a business combination.

On January 10, 2020, representatives of Leo, Citi, Clairvest, and BofA participated in a telephonic dry-run investor outreach meeting with DMS management.

On January 13, 2020 in-person meetings with potential investors began with attendees from DMS, Mr. Lea, and representatives of BofA and Citi. K&E also shared a revised draft of the extension proxy statement with Leo and Citi.

On January 15, 2020 Citi provided an update on investor meetings to DMS, Clairvest, Leo, and BofA.

On January 17, 2020 Citi provided an update on investor meetings to DMS, Clairvest, Leo, and BofA.

On January 24, 2020 Leo sent a proxy statement for the extension vote to Leo shareholders.

On January 25, 2020 based on completion of business due diligence and investor feedback, Mr. Lea, Mr. Marinucci, and Mr. Isenberg agreed to a revised enterprise valuation of $757 million with no earnout shares to Sellers and with a surrender of 1,500,000 of the 5,000,000 founder shares by the Sponsor.

From January 25, 2020 to February 5, 2020 the parties negotiated the PIPE subscription agreements.

On February 6, 2020, the board of directors of Leo, including each member of the audit committee, unanimously approved the entry into agreements for the transaction including the issuance of common stock at $10.00 per share in the aggregate amount of up to $100 million of which 7.2 million shares may be issued to an affiliate of Lion Capital L.L.P. (an entity affiliated with Lyndon Lea, the chairman and chief executive officer of the Company and Robert Darwent, the Chief Financial Officer of the Company).

On February 6, 2020 Leo issued a press release to announce it signed a term sheet and was working on a definitive agreement with DMS. The total enterprise value of the proposed transaction was announced as $757 million, which represented a multiple of 12.0x 2020 estimated Combined Adjusted EBITDA of $63 million. Leo announced that DMS’s projected Combined Adjusted EBITDA for 2021 was $78 million.

On February 7, 2020, Leo received the results of its extension vote whereby 687,193 shares were redeemed, leaving 19,312,807 shares after redemptions.

On February 10, 2020 Leo and K&E sent a diligence request list to representatives of DMS.

On February 13, 2020 Leo, K&E, Citi, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) (counsel to DMS), DMS, and Clairvest had a phone call to discuss the investor presentation to be filed as an exhibit to a Current Report on Form 8-K.

On February 14, 2020 the investor presentation was filed with the SEC on a Current Report on Form 8-K.

On February 18, 2020, K&E provided a draft of the Business Combination Agreement to Skadden.

From and after February 18, 2020 the parties continued to negotiate the Business Combination Agreement and the related ancillary agreements.

On February 22, 2020, Leo, Citi and K&E had a phone call to discuss execution strategy for the transaction.

On February 26, 2020, Leo, Citi, K&E, DMS, Clairvest, BofA, and Skadden had a phone call to discuss execution strategy for the transaction.

On March 10, 2020, Leo, Citi and K&E were given access to a virtual data room for DMS.

On March 18, 2020 Leo, Citi and K&E had a phone call to discuss progress on diligence, documentation, and broader market performance. Leo and K&E also had a call with management to discuss diligence items.

On March 27, 2020, Leo, Citi, K&E, DMS, Clairvest, BofA, and Skadden had a phone call to discuss execution strategy for the transaction and broader market performance.

From and after March 27, 2020, the parties continued to negotiate the Business Combination Agreement and the related ancillary agreements.

On April 19, 2020, Leo, Citi, DMS and Clairvest had a phone call, and DMS provided updated financial results and projections.

Later on April 19, 2020, Leo held a telephonic board meeting attended by K&E and Maples & Calder, Cayman Islands counsel to Leo, at which Mr. Lea provided an overview of the proposed transaction, discussed the transaction and the reasons therefor, the financial performance of DMS for 2019 and the first quarter of 2020 and the latest projections shared by DMS earlier that day and also discussed the proposed transaction terms. The projections provided by DMS were $57 million of Combined Adjusted EBITDA for 2020 and $75 million of Combined Adjusted EBITDA for 2021.

On April 22, 2020, the board of directors of Leo, including each member of the audit committee, unanimously approved the entry into the Business Combination Agreement and related agreements. Leo’s board of directors also noted that it was not obtaining a third-party valuation or fairness opinion in connection with their determination to approve the business combination but felt that its officers and directors had substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Leo’s financial advisor, enabled them to make the necessary analyses and determinations regarding the business combination. The Leo board of directors also concluded that DMS has a fair market value equal to at least 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned), and would have such fair market value at the time of Leo’s signing of a definitive agreement for the Business Combination, and thus determined that this test was met in connection with the proposed Business Combination.

Prior to the open of market on April 23, 2022, Leo and DMS executed the Business Combination Agreement, Leo and DMS issued a joint press release announcing the execution of the transaction and Leo filed a Current Report on Form 8-K with an investor presentation providing information on DMS and the proposed Business Combination.

Leo’s Board of Directors’ Reasons for the Business Combination

On April 22, 2020, the Leo board of directors (i) approved the Business Combination Agreement and related transaction agreements and the transactions contemplated thereby, (ii) determined that the Business Combination is in the best interests of Leo and its shareholders, and (iii) recommended that Leo’s shareholders approve and adopt the Business Combination.

In evaluating the Business Combination and making these determinations and this recommendation, the Leo board of directors consulted with Leo’s management and considered a number of factors.

The Leo board of directors and management also considered the general criteria and guidelines that Leo believed would be important in evaluating prospective target businesses as described in the prospectus for Leo’s initial public offering. The Leo board of directors also considered that they could enter into a business combination with a target business that does not meet those criteria and guidelines. In the prospectus for its initial public offering, Leo stated that it intended to focus primarily on acquiring a company or companies with the following criteria and guidelines in part:

(i)	could benefit from the substantial expertise, experience and network of Leo’s management team;

(ii)	have attractive growth prospects;

(iii)	have a competitive advantage;

(iv)	exhibit barriers to entry;

(v)	exhibit industry leadership;

(vi)	exhibit potential for global expansion;

(vii)	are well positioned to participate in sector consolidation or would benefit from a public acquisition currency;

(viii)	demonstrate attractive valuation and limit Leo’s downside exposure; and/or

(ix)	demonstrate potential for free cash flow generation.

In considering the Business Combination, the Leo board of directors determined that the Business Combination was an attractive business opportunity that met the vast majority of the criteria and guidelines above, although not weighted or in any order of significance.

In particular, the Leo board of directors considered the following factors:

A.

Proprietary and Innovative Technology Platform. The Leo board of directors noted that DMS owns and operates all technology utilized in its business, which allows it to better optimize all facets of the digital performance marketing campaigns it runs on behalf of its clients.

B.

Services Adaptable to a Variety of Clients. The Leo board of directors noted DMS’s ability to provide digital performance marketing solutions that transcend verticals and channels, and are thus adaptable to the needs of a wide variety of clients, presenting a significant growth opportunity.

C.

Ability to Purchase at Scale. The Leo board of directors noted DMS’s ability to access diversified media across all digital channels, at scale, resulting in an ability to supply its marketplace and brand direct solutions at attractive media costs and margins.

D.

Database of Consumer Information. DMS has collected significant data (both demographic and behavioral) as consumers engage with its marketplace and brand direct solutions, the Leo board of directors believes that it uses this data to better target ad expenditures based on consumer demographics and behaviors to create improved experiences for consumers and attract higher intent consumers for DMS’s clients. The Leo board of directors noted that this effectively enables DMS to intelligently target ads now or in the future and allows for the development of deeper insights and the creation of new monetization opportunities.

E.

Strong Customer Retention. The Leo board of directors noted DMS’s results driven model is deeply embedded in its client’s marketing processes and creates a highly sticky revenue profile with significant switching costs and that in 2018, DMS had a 95% customer retention rate.

F.

History of Financial Performance and Successful Acquisitions. The Leo board of directors noted that DMS has completed nine M&A deals since 2016 with an average EV / LTM EBITDA of 5.1x and that its historical organic revenue has been approximately 25% from 2017 to 2019 (annualized), reflecting significant historical organic and inorganic growth.

G.

Proven and Experienced Management Team. Following the Business Combination, DMS’s current management team will remain in place. Led by Chief Executive Officer Joseph Marinucci, the Leo board of directors noted that DMS’s management team collectively has over 130 years of combined industry experience.

H.

Strategic Plan with Multiple Levers of Growth. The Leo board of directors believes that DMS’s strategic plan is attractive, by focusing on organic growth, investments into key areas of its business and brand awareness, and by pursuing new growth opportunities domestically and internationally.

(i) Organic Growth. DMS plans to expand the number of consumers reaching its marketplaces while simultaneously continuing to focus on curating engaging consumer experiences, customized by media channel and consumer interests. It also plans to continue expanding its reach across paid media, email, affiliate, SMS, display, native and other channels to engage more consumers on behalf of its clients’ brands and become our clients’ single point of entry into the digital performance marketing sector.

(ii) Investment. DMS intends to grow all key areas of its business including sales, data science and engineering and advertising operations, thus enabling it to improve the breadth and efficiency of its marketplace and brand direct solutions. In addition, DMS plans to invest in increasing its brand awareness to help it continue to grow inside of the verticals it currently serves, as well to help it realize its growth and expansion strategies with respect to new verticals and solutions.

(iii) Pursue New Growth Domestically and Internationally. DMS plans to continue evaluating potential acquisition targets, leveraging its historical success in integration and existing framework of criteria. As a public company, the combined company will have the added benefit and flexibility to use its public equity as a form of transaction consideration. In addition, DMS plans to selectively launch its marketplace and brand direct solutions in international markets over time. Currently, less than 1% of its revenue comes from outside of the United States.

I.

Financial Condition. The Leo board of directors also considered factors such as DMS’s historical financial results, outlook, financial plan and debt structure, as well as valuations and trading of publicly traded companies and valuations of precedent merger and acquisition targets in similar and adjacent sectors.

J.

Terms of Transaction. The Leo board of directors reviewed and considered the terms of the Business Combination Agreement and the related agreements, including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate the agreement. See “—The Business Combination Agreement” and “—Related Agreements” for detailed discussions of the terms and conditions of these agreements.

K.

Results of Review of Transactions. The Leo management team evaluated several companies which the Leo management team thought could add value through its relationships and expertise. The Leo board of directors considered that it was not aware of any alternative transactions that would be reasonably likely to be more favorable to the Leo shareholders than the terms of the Business Combination. In particular, since Leo’s initial public offering, representatives of Leo had considered over 65 potential acquisition targets, entered into nondisclosure agreements with approximately 32 potential acquisition targets (other than DMS) or their representatives, and submitted indications of interest or letters of intent with respect to 15 potential acquisition targets (other than DMS). Despite these efforts, the Leo board of directors was not aware of any transaction available to Leo that it believed was more favorable than the Business Combination. In addition, the Leo board of directors considered that the terms of the Business Combination had been negotiated on an arm’s-length basis in light of each party’s judgment about its ability to negotiate different or better terms. Based on the negotiations, the Leo board of directors considered that it believed that the terms of the Business Combination Agreement and related agreements were the best terms to which DMS were reasonably likely to agree. See “—Background to the Business Combination” for more information on Leo’s consideration of other transactions and the negotiations of the terms of the Business Combination. The Leo board of directors also considered that Leo could decide not to consummate an initial business combination and return to its shareholders their pro rata portion of the trust account, however, the Leo board of directors determined that, in light of the other factors considered by the board noted in this section, the Business Combination was more beneficial to Leo’s shareholders than not consummating an initial business combination.

L.

Continued Ownership By Sellers. The Leo board of directors considered that DMS’s equityholders would be receiving a majority of its consideration in equity in the combined company, which will be subject to certain restrictions. The Leo board of directors considered this as a sign of confidence in the combined company following the Business Combination and the benefits to be realized by each company as a result of the Business Combination.

M.

Results of Due Diligence. The Leo board of directors considered the scope of the due diligence investigation conducted by Leo’s management and outside advisors and evaluated the results thereof and information available to it related to DMS, including:

a.	multiple meetings and calls with the DMS management team regarding its operations and projections and the proposed transaction;

b.

review of materials related to DMS made available by DMS, including material contracts, strategic plans, key metrics and performance indicators, benefit plans, insurance policies, litigation information, financial statements, risk mitigation materials and other legal diligence;

c.	review of financial due diligence materials prepared by professional advisors, including quality of earnings reports and tax due diligence reports;

e.	other financial, tax, legal, environmental and accounting diligence; and

f.	discussions with industry experts.

The Leo board of directors also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

A.

Potential Inability to Complete the Business Combination. The Leo board of directors considered the possibility that the Business Combination may not be completed and the potential adverse consequences to Leo if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. In particular, they considered the uncertainty related to the Closing primarily outside of the control of the parties to the transaction, including the need for antitrust approval. In addition, the Leo board of directors considered the risk that the current public shareholders of Leo would redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to the combined company following the consummation of the Business Combination and potentially requiring DMS and the Sellers to waive certain conditions under the Business Combination Agreement in order for the Business Combination to be consummated. The Leo board of directors noted that the Business Combination Agreement includes a condition that, after giving effect to redemptions by holders of Leo Class A ordinary shares in connection with the Business Combination and the PIPE Investment, the combined company shall have net available cash equal to no less than $200,000,000. As of June 18, 2020, without giving effect to any future redemptions that may occur, the trust account has approximately $200,763,670. Further, the Leo board of directors considered the risk that current public shareholders would exercise their redemption rights is mitigated because DMS will be acquired at an attractive aggregate purchase price.

B.

DMS Business Risks. The Leo board of directors considered that Leo shareholders would be subject to the execution risks associated with the combined company if they retained their public shares following the Closing, which were different from the risks related to holding public shares of Leo prior to the Closing. In this regard, the Leo board of directors considered that there were risks associated with successful implementation of the combined company’s long term business plan and strategy, the combined company realizing the anticipated benefits of the Business Combination on the timeline expected or at all. The Leo board of directors considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that Leo shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For additional description of these risks, please see “Risk Factors.”

C.

Post-Business Combination Corporate Governance; Terms of the Director Nomination Agreement. The Leo board of directors considered the corporate governance provisions of the Business Combination Agreement, the Director Nomination Agreement and the Proposed Organizational Documents and the effect of those provisions on the governance of the company following the Closing. In particular, they considered that Sellers and Lion Capital will have the right to designate directors to the board of directors of the combined company for as long as they hold certain amounts of the voting interests in the combined company. The Leo board of directors was aware that these rights are not generally available to shareholders of Leo, including shareholders that may hold a large number of shares. See “—The Business Combination Agreement” and “—Related Agreements—Director Nomination Agreement” for detailed discussions of the terms and conditions of these agreements.

D.

Limitations of Review. The Leo board of directors considered that they were not obtaining an opinion from any independent investment banking or accounting firm that the price Leo is paying to acquire DMS is fair to Leo or its shareholders from a financial point of view. In addition, the senior management reviewed only certain materials in connection with its due diligence review of DMS. Accordingly, the Leo board of directors considered that Leo may not have properly valued DMS.

E.

No Survival of Remedies for Breach of Representations, Warranties or Covenants of DMS. The Leo board of directors considered that the terms of the Business Combination Agreement provide that Leo will have no surviving remedies against the majority shareholders of DMS after the Closing to recover for losses as a result of any inaccuracies or breaches of certain of DMS’s and the Sellers’ fundamental representations, warranties or post-closing covenants set forth in the agreement. As a result, Leo shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of DMS prior to the Closing, whether determined before or after the Closing, without any ability to reduce the consideration to be paid in the Business Combination or recover for the amount of any damages. The Leo board of directors determined that this structure was appropriate and customary, in light of the fact that several transactions include similar terms and the owners of DMS would continue to be equityholders in the combined company.

F.

Interests of Leo’s Directors and Executive Officers. The Leo board of directors considered the potential additional or different interests of Leo’s directors and executive officers, as described in the section entitled “—Interests of Leo’s Directors and Executive Officers in the Business Combination.” However, Leo’s board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for Leo’s initial public offering and are included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination by Leo with any other target business(es) and (iii) a significant portion of the consideration to Leo’s directors and executive officers was structured to be realized based on the future performance of the New DMS Common Stock.

Based on its review of the forgoing considerations, the Leo board of directors concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects Leo shareholders will receive as a result of the Business Combination.

The preceding discussion of the information and factors considered by the Leo board of directors is not intended to be exhaustive but includes the material factors considered by the Leo board of directors. In view of the complexity and wide variety of factors considered by the Leo board of directors in connection with its evaluation of the Business Combination, the Leo board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the different factors that it considered in reaching its decision. In addition, in considering the factors described above, individual members of the Leo board of directors may have given different weight to different factors. The Leo board of directors considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.

This explanation of the Leo board of directors’ reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Unaudited Projected Financial Information

DMS does not as a matter of course make public projections as to future sales, earnings or other results. However, DMS’s management has prepared the prospective, unaudited financial information set forth below for internal use, capital budgeting and other management purposes, which is referred to as the DMS projections. DMS provided the DMS projections to Leo in connection with Leo’s consideration of the Business Combination. The DMS projections are unaudited, do not necessarily comply with GAAP or the guidelines published by the SEC, and were not prepared with a view toward compliance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information but, in the view of DMS’s management, were prepared on a reasonable basis and reflects the best estimates and judgments available to DMS’s management as of April 19, 2020, and presented, to the best of DMS’s management’s knowledge and belief, the expected course of action and the expected future financial performance of DMS, in each case as of such date. Because the DMS projections were prepared solely for internal use, capital budgeting and other management purposes, they are therefore subjective in many respects and susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third party use when prepared, including by investors or holders. The DMS projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding DMS and LEO included in this proxy statement/prospectus and in Leo’s other filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the DMS projections, Leo shareholders are cautioned not to place undue reliance on the DMS projections.

The DMS projections reflect numerous assumptions including assumptions with respect to general business, economic, market, regulatory, and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond DMS’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” The DMS projections reflect the consistent application of accounting policies of DMS and should be read in conjunction with the accounting policies included in Note 1 accompanying the historical audited consolidated financial statement of DMS included elsewhere in this proxy statement/prospectus.

The DMS projections are forward-looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond DMS’s control. See “Cautionary Note Regarding Forward-Looking Statements.” While all projections are necessarily speculative, DMS believes that the DMS projections covering periods beyond 12 months from its date of preparation carries even higher levels of uncertainty and should be read in that context. There will be differences between actual and projected financial results, and actual results may be materially greater or materially less than those contained in the projections. The inclusion of the DMS projections in this proxy statement/prospectus should not be regarded as an indication that DMS, Leo or any of their respective representatives considered or consider the projections to be a reliable prediction of future events.

The DMS projections were requested by, and disclosed to, Leo for use as a component in its overall evaluation the Business Combination and are included in this proxy statement/prospectus to give Leo’s shareholders access to non-public information that was provided to Leo and its board of directors in the course of evaluating the Business Combination, and the DMS projections are not intended to influence the decision of any Leo shareholder whether to vote in favor of the Business Combination Proposal or any other proposal at the extraordinary general meeting of Leo. DMS has not represented or warranted as to the accuracy, reliability, appropriateness, achievability or completeness of the DMS projections to anyone, including Leo. Neither DMS’s management nor any of its representatives has made or makes any representation or warranty to any person regarding the ultimate performance of DMS compared to the information contained in the DMS projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect the circumstances existing after April 19, 2020 or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the DMS projections are shown to be in error. Accordingly, the DMS projections should not be looked at as “guidance” of any sort. DMS will not refer back to the DMS projections in its future periodic reports filed under the Exchange Act.

The DMS projections were prepared by, and are the responsibility of, DMS’s management. Neither Leo’s nor DMS’s auditors have examined, complied or performed any procedures with respect to the accompanying the DMS projections and none of them have they expressed any opinion or any other form of assurance on such information or its achievability and assume no responsibility for and disclaim any association with the DMS projections.

The key elements of the projections provided to Leo as of April 19, 2020 are summarized in the table below:

	Fiscal Year Ended December 31,
($ in millions)	2020E	2021E
Revenue	$340	$425
Combined Adjusted EBITDA(1)	$57	$75
Unlevered Free Cash Flow(2)	$50	$68
% Conversion(3)	88%	91%

(1)

See “Non-GAAP Financial Measures” for information about Combined Adjusted EBITDA and a reconciliation of net income to Combined Adjusted EBITDA. Projections reflect DMS’s management’s estimate of the additional costs of being a public company.

(2)

Calculated as Combined Adjusted EBITDA less capital expenditures. See “Non GAAP Financial Measures” for information about Unlevered Free Cash Flow and a reconciliation of net cash (used in) provided by operating activities to Unlevered Free Cash Flow.

(3)	% Conversion is calculated as (i) Combined Adjusted EBITDA minus capital expenditures, divided by (ii) Combined Adjusted EBITDA.

The reconciliation of forward-looking Unlevered Free Cash Flow and Combined Adjusted EBITDA to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures such as the impact of foreign exchange gains and losses, the effects of stock-based compensation, acquisition related costs, severance costs and asset write-offs. We expect the variability of these items to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

Satisfaction of 80% Test

It is a requirement under the Existing Organizational Documents that any business acquired by Leo have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of DMS generally used to approve the transaction, the Leo board of directors determined that this requirement was met. The board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of Leo and its shareholders and appropriately reflected DMS’s value. In reaching this determination, the board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as DMS’s historical growth rate and its potential for future growth in revenue and profits. Leo’s board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition of DMS met this requirement.

Interests of Leo’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of Leo’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Class B Shareholders, including Leo’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of Leo shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•

If Leo does not consummate a business combination by July 31, 2020 (unless such date is extended in accordance with the Existing Organizational Documents), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,000,000 Class B ordinary shares owned by the Class B Shareholders would be worthless because following the redemption of the public shares, Leo would likely have few, if any, net assets and because our Class B Shareholders have agreed to waive their rights to liquidating distributions from the trust account with respect to the Class B ordinary shares if we fail to complete a Business Combination within the required period. Sponsor purchased the Class B ordinary shares prior to our initial public offering for approximately $0.004 per share. The 3,500,000 Converted Founder Shares that the Class B Shareholders will hold following the Business Combination, if unrestricted and freely tradable, would have had aggregate market value of $36,435,000 based upon the closing price of $10.41 per share of public share on the NYSE on June 18, 2020, the most recent closing price. Given such Converted Founder Shares will be subject to such restrictions, we believe such shares have less value.

•

Sponsor paid $6,000,000 for its 4,000,000 private placement warrants to purchase Class A ordinary shares and such private placement warrants will expire worthless if a business combination is not consummated by July 31, 2020 (unless such date is extended in accordance with the Existing Organizational Documents).

•

Lyndon Lea, Leo’s Chairman and Chief Executive Officer, Robert Darwent, Leo’s Chief Financial Officer and member of Leo’s Board of Directors and Mary E. Minnick, a member of Leo’s Board of Directors, are each expected to be directors of New DMS after the consummation of the Business Combination.

•	Leo’s existing directors and officers will be eligible for continued indemnification and continued coverage under Leo’s directors’ and officers’ liability insurance after the Business Combination.

•

In order to protect the amounts held in the trust account, Sponsor has agreed that it will be liable to Leo if and to the extent any claims by a vendor for services rendered or products sold to Leo, or a prospective target business with which Leo has discussed entering into a transaction agreement, reduce the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act.

•

Following the consummation of the Business Combination, Lion Capital would be entitled to the repayment of certain working capital loan and advances that have been made to Leo and remain outstanding unless such loans and advances constitute Transaction Costs (as defined in the Business Combination Agreement). If Leo does not complete an initial business combination by July 31, 2020 (unless such date is extended in accordance with the Existing Organizational Documents), Leo may use a portion of its working capital held outside the trust account to repay these working capital loans, but no proceeds held in the trust account would be used to repay the working capital loans.

•

Following consummation of the Business Combination, Sponsor, our officers and directors and their respective affiliates would be entitled to reimbursement for certain reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by Leo from time to time, made by Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. However, if Leo fails to consummate a business combination within the required period, Sponsor and Leo’s officers and directors and their respective affiliates will not have any claim against the trust account for reimbursement.

•	In connection with the PIPE Investment, assuming Sponsor PIPE Entity finances $72 million of the PIPE Investment, Sponsor PIPE Entity will receive 7,200,000 shares of New DMS Class A Common Stock.

•

Pursuant to the Director Nomination Agreement, Sponsor will have the right to designate one director to the New DMS Board, subject to certain conditions, Sponsor PIPE Entity will have the right to designate one director to the New DMS Board, subject to certain conditions, Prism and Clairvest will have the right to designate up to four directors to the New DMS Board, subject to certain conditions, and the Chief Executive Officer of New DMS will be a member of the board of New DMS.

•

Pursuant to the Amended and Restated Registration Rights Agreement, Prism, Clairvest Direct Seller, Blocker Seller 1, Blocker Seller 2, Sponsor PIPE Entity and the holders of ordinary shares of Leo who are parties to the existing registration rights agreement in respect to ordinary shares held by such holders and certain other shareholders will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New DMS Class A Common Stock and warrants held by such parties.

•

The Proposed Certificate of Incorporation will contain provisions that have the same effect as Section 203 and prevent New DMS from engaging in a business combination with an “interested stockholder,” unless certain conditions are met.

Leo’s directors and executive officers have agreed to vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. The Class B ordinary shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, Leo’s directors and executive officers own approximately 20.0% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Class B Shareholders, DMS and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Class B Shareholders, DMS and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (1) holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Security Issuance Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal and on a non-binding, advisory basis, the Seller Nominee Appointment Approval, (2) holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) otherwise limit the number of public shares electing to redeem and (4) New DMS’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of Leo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Leo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Leo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “—Interests of Leo’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in conformity with GAAP. Under this method of accounting, Leo has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing DMS stockholders comprising a majority of the voting power of the combined company, DMS operations comprising a majority of the ongoing operations of New DMS, and DMS’s senior management comprising a majority of the senior management of New DMS combined entity. Accordingly, for accounting purposes, the acquisition will be treated as the equivalent of DMS issuing stock for the net assets of Leo, accompanied by a recapitalization. Net assets of Leo will be stated at historical costs, with no goodwill or other intangible assets recorded.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The DMS portion of the Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. Leo and DMS will file the required forms under the HSR Act with the Antitrust Division and the FTC and requesting early termination within five (5) Business Days following the date hereof.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New DMS’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Leo cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Leo cannot assure you as to its result.

None of Leo or DMS are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the BCA Proposal requires ordinary resolution under Cayman Islands law, being the affirmative vote of holders of at least a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as ordinary resolution, that the Company’s entry into the Business Combination Agreement, dated as of April 23, 2020, by and among the Company, Digital Media Solutions Holdings, LLC, a Delaware corporation (“DMS”), and the other parties thereto (a copy of which is attached to the proxy statement/prospectus as Annex A), pursuant to which, among other things, following the de-registration of the Company as an exempted company in the Cayman Islands and the domestication of the Company as a corporation in the State of Delaware with the name “Digital Media Solutions, Inc.,” Leo will purchase the equity interests of Blocker Corp and a portion of the units of DMS held by Prism Data, LLC and CEP V-A DMS AIV Limited Partnership (which units will be immediately contributed to the capital of CEP V DMS US Blocker Company) in exchange for a combination of (a) cash consideration, (b) 2,000,000 warrants of the Company, (c) shares of Class B common stock, par value $0.0001 per share, of Digital Media Solutions, Inc. (“New DMS”), which will have no economic value but will entitle the holder thereof to one vote per share, and (d) shares of Class C common stock, par value $0.0001 per share, of New DMS, which are convertible into shares of Class A common stock, par value $0.0001 per share, of New DMS pursuant to a conversion ratio to be determined at the closing of the business combination, certain related agreements (including the Subscription Agreements, the Amended Partnership Agreement, the Tax Receivable Agreement and the Surrender Agreement, each in the form attached hereto as Annex G, Annex K, Annex L and Annex I respectively) and the transaction contemplated thereby, be approved, ratified and confirmed in all respects.”

Recommendation of Leo’s Board of Directors

THE LEO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE LEO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of Leo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Leo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Leo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, Leo is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.

As a condition to closing the Business Combination, the board of directors of Leo has unanimously approved, and Leo shareholders are being asked to consider and vote upon a proposal to approve (the “Domestication Proposal”), a change of Leo’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, Leo will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Leo will be domesticated and continue as a Delaware corporation.

On the effective date of the Domestication, (1) the issued and outstanding Class A ordinary shares will convert automatically by operation of law, on a one-for-one basis, into shares of New DMS Class A Common Stock; (2) the issued and outstanding redeemable warrants that were registered pursuant to the IPO registration statement will become automatically redeemable warrants to acquire shares of New DMS Class A Common Stock (no other changes will be made to the terms of any issued and outstanding public warrants as a result of the Domestication); (3) each issued and outstanding unit will be cancelled and will entitle the holder thereof to one share of New DMS Class A Common Stock and one-half of one redeemable warrant to acquire one share of New DMS Class A Common Stock; (4) each issued and outstanding Class B ordinary share, par value $0.0001 per share, of Leo will convert automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections which adjustment and protections will have been waived by the holders of the Class B ordinary shares pursuant to the Surrender Agreement, into shares of New DMS Class A Common Stock; and (5) the issued and outstanding warrants of Leo issued in a private placement will become automatically warrants to acquire shares of New DMS Class A Common Stock (no other changes will be made to the terms of any issued and outstanding private placement warrants as a result of the Domestication).

The Domestication Proposal, if approved, will approve a change of Leo’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Leo is currently incorporated as an exempted company under the Cayman Islands Companies Law, upon the Domestication, New DMS will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then Leo will also ask its shareholders to approve the Organizational Documents Proposals (discussed below), which, if approved, will replace the Existing Organizational Documents with a new certificate of incorporation and bylaws of New DMS under the DGCL. The Proposed Organizational Documents differ in certain material respects from the Existing Organizational Documents and we encourage shareholders to carefully consult the information set out below under “Organizational Documents Proposals,” the Existing Organizational Documents of Leo, attached hereto as Annex B and the Proposed Organizational Documents of New DMS, attached hereto as Annex C and Annex D.

Reasons for the Domestication

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of Leo and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

•

Prominence, Predictability, and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

•

Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe, such clarity would be advantageous to New DMS, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New DMS’s stockholders from possible abuses by directors and officers.

•

Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New DMS’s incorporation in Delaware may make New DMS more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws—especially those relating to director indemnification (as discussed below)—draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable New DMS to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Leo as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New DMS immediately following the Domestication will be the same as those of Leo immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Domestication Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the Company be de-registered in the Cayman Islands pursuant to Article 47 of the Amended and Restated Articles of Association of Leo Holdings Corp. and be registered by way of continuation as a corporation in the State of Delaware and conditional upon, and with effect from, the registration of the Company as a corporation in the State of Delaware, the name of the Company be changed from “Leo Holdings Corp.” to “Digital Media Solutions, Inc.”.

Recommendation of the Leo Board of Directors

THE LEO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LEO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of Leo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Leo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Leo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSALS

If each of the following Organizational Documents Proposals and the Condition Precedent Proposals are approved and the Business Combination is to be consummated, Leo will replace the Existing Organizational Documents, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of New DMS, in each case, under the DGCL.

Leo’s shareholders are asked to consider and vote upon and to approve by special resolution six separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Existing Organizational Documents with the Proposed Organizational Documents. The Organizational Documents Proposals are conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the BCA Proposal. Therefore, if the BCA Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposals will have no effect, even if approved by holders of ordinary shares.

The Proposed Organizational Documents differ in certain material respects from the Existing Organizational Documents. The following table sets forth a summary of the principal changes proposed to be made between the Existing Organizational Documents and the Proposed Certificate of Incorporation and Proposed Bylaws for New DMS. This summary is qualified by reference to the complete text of the Existing Organizational Documents of Leo, attached to this proxy statement/prospectus as Annex B the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex D. All shareholders are encouraged to read each of the Proposed Organizational Documents in its entirety for a more complete description of its terms. Additionally, as the Existing Organizational Documents governed by Cayman Islands law and the Proposed Organizational Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

	Existing Organizational Documents	Proposed Organizational Documents
Authorized Shares (Organizational Documents Proposal A)	The Existing Organizational Documents authorize 221,000,000 shares, consisting of 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares and 1,000,000 preferred shares.	The Proposed Organizational Documents authorize 600,000,000 shares of common stock, par value $0.0001 per share, of New DMS, consisting of (a) 500,000,000 shares of New DMS Class A Common Stock, (b) 60,000,000 shares of New DMS Class B Common Stock, (c) 40,000,000 shares of New DMS Class C common stock, and 100,000,000 shares of New DMS Preferred Stock.

	See paragraph 5 of our Existing Organizational Documents	See Article Fourth of the Proposed Certificate of Incorporation.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Organizational Documents Proposal B)	The Existing Organizational Documents authorize the issuance of 1,000,000 preferred shares with such designation, rights and preferences as may be determined	The Proposed Organizational Documents authorize the board of directors to issue all or any shares of preferred stock in one or more series and to fix for each such

	Existing Organizational Documents	Proposed Organizational Documents
	from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing Organizational Documents, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.	series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the board of directors may determine.

	See paragraph 5 and Article 3 of our Existing Organizational Documents.	See Article Fourth subsection C of the Proposed Certificate of Incorporation.

Director Nomination Agreement (Organizational Documents Proposal C)	The Existing Organizational Documents are not subject to any director composition agreement.	The Proposed Organizational Documents provide that certain provisions therein are subject to the Director Nomination Agreement.

See Article Fifth subsections C, D and E of the Proposed Certificate of Incorporation.

Shareholder/Stockholder Written Consent In Lieu of a Meeting (Organizational Documents Proposal D)	The Existing Organizational Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Organizational Documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting from and after the first date that Prism, Clairvest and any of their respective affiliates cease to collectively own, in the aggregate, at least 50% of the outstanding voting stock of New DMS.

	See Article 22 of our Existing Organizational Documents.	See Article Sixth subsection B of the Proposed Certificate of Incorporation.

Waiver of Corporate Opportunities (Organizational Documents Proposal E)	The Existing Organizational Documents do not provide an explicit waiver of corporate opportunities for Leo or its directors.	The Proposed Organizational Documents will explicitly waive corporate opportunities to New DMS and its directors.

	Existing Organizational Documents	Proposed Organizational Documents

Corporate Name (Organizational Documents Proposal F)	The Existing Organizational Documents provide the name of the company is “Leo Holdings Corp.”	The Proposed Organizational Documents will provide that the name of the corporation will be “Digital Media Solutions, Inc.”

See paragraph 1 of our Existing Organizational Documents.

Perpetual Existence (Organizational Documents Proposal F)	The Existing Organizational Documents provide that if we do not consummate a business combination (as defined in the Existing Organizational Documents) by July 31, 2020, Leo shall cease all operations except for the purposes of winding up and shall redeem the shares issued in our initial public offering and liquidate our trust account.	The Proposed Organizational Documents do not include any provisions relating to New DMS’s ongoing existence; the default under the DGCL will make New DMS’s existence perpetual.

	See Article 49 of our Existing Organizational Documents.	This is the default rule under the DGCL.

Exclusive Forum (Organizational Documents Proposal F)	The Existing Organizational Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation.

See Section Eighth of the Proposed Certificate of Incorporation.

Takeovers by Interested Stockholders (Organizational Documents Proposal F)	The Existing Organizational Documents do not provide restrictions on takeovers of Leo by a related shareholder following a business combination.	The Proposed Organizational Documents will have New DMS elect not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but will provide other restrictions regarding takeovers by interested stockholders.

See Section Ninth subsections A and B of the Proposed Certificate of Incorporation.

See Section Tenth of the Proposed Certificate of Incorporation.

	Existing Organizational Documents	Proposed Organizational Documents

Provisions Related to Status as Blank Check Company (Organizational Documents Proposal F)	The Existing Organizational Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The Proposed Organizational Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

See Article 49 of our Existing Organizational Documents.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of the Company currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), with such principal changes as described in Organizational Documents Proposals A-E.”

ORGANIZATIONAL DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED CAPITAL STOCK, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

Organizational Documents Proposal A—to authorize the change in the authorized capital stock of Leo from (i) 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares and 1,000,000 preferred shares of Leo to (ii) 600,000,000 shares of common stock, par value $0.0001 per share, of New DMS, consisting of (a) 500,000,000 shares of New DMS Class A Common Stock, (b) 60,000,000 shares of New DMS Class B Common Stock, (c) 40,000,000 shares of New DMS Class C common stock, and 100,000,000 shares of New DMS Preferred Stock.

As of the date of this proxy statement/prospectus, there are 24,312,807 ordinary shares issued and outstanding, which includes an aggregate of 5,000,000 Class B ordinary shares held by the Class B Shareholders, including Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 14,000,000 warrants to acquire ordinary shares, which comprise the 4,000,000 private placement warrants held by Sponsor and the 10,000,000 public warrants.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, Leo will, in connection with the Equity Purchase purchase the equity interests of Blocker Corp and a portion of the units of DMS held by Prism and Clairvest Direct Seller (which units will be immediately contributed to the capital of Blocker Corp) in exchange for a combination of cash consideration, Seller Warrants, shares of New DMS Class B Common Stock, and shares of New DMS Class C Common Stock pursuant to a conversion ratio to be determined at the Closing. The cash consideration, Seller Warrants, shares of New DMS Class B Common Stock, and shares of New DMS Class C Common Stock constitute the Business Combination Consideration. For further details, see “BCA Proposal—The Business Combination Agreement—Business Combination Consideration.”

In order to ensure that New DMS has sufficient authorized capital for future issuances, our board of directors has approved, subject to stockholder approval, that the Proposed Organizational Documents of New DMS change in the authorized capital stock of Leo from (i) 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares and 1,000,000 preferred shares of Leo to (ii) 600,000,000 shares of common stock, par value $0.0001 per share, of New DMS, consisting of (a) 500,000,000 shares of New DMS Class A Common Stock, (b) 60,000,000 shares of New DMS Class B Common Stock, (c) 40,000,000 shares of New DMS Class C common stock, and 100,000,000 shares of New DMS Preferred Stock.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New DMS, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

The principal purpose of this proposal is to provide for an authorized capital structure of New DMS that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Vote Required for Approval

The approval of Organizational Documents Proposal A requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Organizational Documents Proposal A is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Recommendation of the Leo Board of Directors

THE LEO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LEO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL A.

The existence of financial and personal interests of one or more of Leo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Leo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Leo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL B—APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW DMS AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

Organizational Documents Proposal B—to authorize the New DMS Board to issue any or all shares of New DMS Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New DMS Board and as may be permitted by the DGCL.

Our shareholders are also being asked to approve Organizational Documents Proposal B, which is, in the judgment of our board of directors, necessary to adequately address the needs of New DMS after the Business Combination.

If Organizational Documents Proposal A is approved, the number of authorized shares of preferred stock of New DMS will be 100,000,000 shares. Approval of this Organizational Documents Proposal B will allow for issuance of any or all of these shares of preferred stock from time to time at the discretion of the board of directors, as may be permitted by the DGCL, and without further stockholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an anti-takeover defense.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New DMS, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Our board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of New DMS and thereby protect continuity of or entrench its management, which may adversely affect the market price of New DMS. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of New DMS, such preferred stock could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the New DMS Board to issue the authorized preferred stock on its own volition will enable New DMS to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New DMS currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Vote Required for Approval

The approval of Organizational Documents Proposal B requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Organizational Documents Proposal B is conditioned on the approval and adoption of the BCA Proposal, the Domestication Proposal, the Required Organizational Documents Proposals and the Security Issuance Proposal.

Recommendation of the Leo Board of Directors

THE LEO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LEO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL B.

The existence of financial and personal interests of one or more of Leo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Leo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Leo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL C—APPROVAL OF PROPOSAL REGARDING CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION BEING SUBJECT TO THE DIRECTOR NOMINATION AGREEMENT

Overview

Organizational Documents Proposal C—to provide that certain provisions of the certificate of incorporation of New DMS are subject to the Director Nomination Agreement

Our shareholders are also being asked to approve Organizational Documents Proposal C, which is, in the judgment of our board of directors, necessary to adequately address the needs of New DMS after the Business Combination.

Pursuant to the Director Nomination Agreement, Sponsor, Sponsor PIPE Entity, Prism and Clairvest will each have certain rights to designate individuals to be nominated for election to the New DMS Board. For additional information, see “BCA Proposal—Related Agreements—Director Nomination Agreement—Director Composition.”

This amendment would indicate that the terms of New DMS’s certificate of incorporation are subject to the terms of each Director Nomination Agreement when such terms are in conflict.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New DMS, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

These provisions are intended to ensure that the terms of New DMS’s certificate of incorporation do not conflict with the rights granted under the Director Nomination Agreement. See “BCA Proposal—Related Agreements—Director Nomination Agreement.”

Vote Required for Approval

The approval of Organizational Documents Proposal C requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Organizational Documents Proposal C is conditioned on the approval and adoption of the BCA Proposal, the Domestication Proposal, the Required Organizational Documents Proposals and the Security Issuance Proposal.

Recommendation of the Leo Board of Directors

THE LEO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LEO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL C.

The existence of financial and personal interests of one or more of Leo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Leo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Leo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL D—APPROVAL OF PROPOSAL REGARDING THE ABILITY OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

Organizational Documents Proposal D—to authorize the removal of the ability of New DMS stockholders to take action by written consent in lieu of a meeting, from and after the first date that Prism, Clairvest and any of their respective affiliates ceases to collectively own, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of New DMS.

Our shareholders are also being asked to approve Organizational Documents Proposal D, which is, in the judgment of our board of directors, necessary to adequately address the needs of New DMS after the Business Combination.

The Proposed Organizational Documents stipulate that any action required or permitted to be taken by the stockholders of New DMS must be effected at a duly called annual or special meeting of stockholders of New DMS, and may not be effected by any consent in writing by such stockholder, from and after the first date that Prism, Clairvest and any of their respective affiliates ceases to collectively own, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of New DMS.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New DMS, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Under the Proposed Organizational Documents, New DMS’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend New DMS’s organizational documents outside of a duly called special or annual meeting of the stockholders of New DMS. Further, our board of directors believes continuing to limit stockholders’ ability to act by written consent will reduce the time and effort our board of directors and management would need to devote to stockholder proposals, which time and effort could distract our directors and management from other important company business.

In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which Leo is aware to obtain control of New DMS, and Leo and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the board of directors does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of New DMS. Inclusion of these provisions in the Proposed Organizational Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Vote Required for Approval

The approval of Organizational Documents Proposal D requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Organizational Documents Proposal D is conditioned on the approval and adoption of the BCA Proposal, the Domestication Proposal, the Required Organizational Documents Proposals and the Security Issuance Proposal.

Recommendation of the Leo Board of Directors

THE LEO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LEO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL D.

The existence of financial and personal interests of one or more of Leo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Leo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Leo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL E—APPROVAL OF PROPOSAL REGARDING THE GRANT OF AN EXPLICIT WAIVER OF CORPORATE OPPORTUNITIES

Overview

Organizational Documents Proposal E—authorize granting an explicit waiver regarding corporate opportunities to New DMS and its directors, which Leo’s board of directors believes is necessary to adequately address the needs of New DMS after the Business Combination.

Our shareholders are also being asked to approve Organizational Documents Proposal E, which is, in the judgment of our board of directors, necessary to adequately address the needs of New DMS after the Business Combination.

The Proposed Certificate of Incorporation will provide an explicit waiver of corporate opportunities to New DMS and its directors.

Reasons for the Amendment

Our board of directors believes that granting this waiver is essential to our ability to retain and attract qualified directors. We expect that qualified directors would likely engage in business activities outside of New DMS and would anticipate that such outside experience would be beneficial to any such director’s board service for and management of New DMS. Our board of directors believes that without such a waiver, qualified directors could be dissuaded from serving on the New DMS Board if they are concerned that their directorship could foreclose them from, or expose them to potential liability for, pursuing commercial opportunities in their individual capacity (including in connection with other entities unrelated to New DMS and its affiliates). Our board of directors believes that the corporate opportunity waiver included in the Proposed Certificate of Incorporation provides a clear delineation between what constitutes a corporate opportunity for New DMS and what constitutes a commercial opportunity that a director may otherwise pursue in his or her individual capacity, and that such clarity will enable New DMS to attract and retain qualified directors.

Vote Required for Approval

The approval of Organizational Documents Proposal E requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Organizational Documents Proposal E is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Recommendation of the Leo Board of Directors

THE LEO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LEO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL E.

The existence of financial and personal interests of one or more of Leo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Leo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Leo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL F—APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

Organizational Documents Proposal F—authorize all other changes in connection with the replacement of Existing Organizational Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (1) changing the post-Business Combination corporate name from “Leo Holdings Corp.” to “Digital Media Solutions, Inc.” (which is expected to occur after the Domestication in connection with the Business Combination), (2) making New DMS’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) electing to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders and (5) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which Leo’s board of directors believes is necessary to adequately address the needs of New DMS after the Business Combination.

Our shareholders are also being asked to approve Organizational Documents Proposal F, which is, in the judgment of our board of directors, necessary to adequately address the needs of New DMS after the Business Combination.

The Proposed Organizational Documents will be further amended in connection with the Business Combination to provide that the name of the corporation will be “Digital Media Solutions, Inc.” However, as this name change will occur in connection with the Business Combination, and therefore, after the Domestication and associated adoption of the Proposed Organizational Documents, the name of the corporation as it appears in the Proposed Organizational Documents attached as Annex C and Annex D to this proxy statement/prospectus and to be in effect as of the Domestication will be “Leo Holdings Corp.” In addition, the Proposed Organizational Documents will make New DMS’s corporate existence perpetual.

The Proposed Certificate of Incorporation, which will be in effect upon consummation of the Business Combination, provides that, unless New DMS consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of New DMS, (B) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of New DMS to New DMS or New DMS’s stockholders, (C) any action asserting a claim against New DMS or any current or former director, officer, stockholder, employee or agent of New DMS arising out of or relating to any provision of the General Corporation Law of Delaware, the Proposed Certificate of Incorporation or Proposed Bylaws (each, as in effect from time to time), or (D) any action asserting a claim against New DMS or any current or former director, officer, stockholder, employee or agent of New DMS governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless the Corporation gives an Alternative Forum Consent, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Proposed Certificate of

Incorporation. If any action the subject matter of which is within the scope the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.

The Proposed Certificate of Incorporation of New DMS explicitly “opt out” of Section 203 of the DGCL and, instead, include a provision in the Proposed Certificate of Incorporation that is substantially similar to Section 203 of the DGCL, but carves out Sponsor and certain other exempted persons and, certain of their respective affiliates and respective transferees from the definition of “interested stockholder.” In general, Section 203 of the DGCL prevents a public company incorporated in Delaware from engaging in a “business combination” with any “interested stockholder” for three years following the time that the person became an interested stockholder, unless, among other exceptions, the interested stockholder attained such status with the approval of the board of directors. A business combination includes, among other things, a merger or consolidation involving the interested stockholder and the sale of more than 10% of the company’s assets. In general, an interested stockholder is any stockholder that, together with its affiliates, beneficially owns 15% or more of the company’s stock. A public company incorporated in Delaware is automatically subject to Section 203, unless it opts out in its original corporate charter or pursuant to a subsequent charter or bylaw amendment approved by stockholders.

The Proposed Certificate of Incorporation will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of our operations should we not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Existing Organizational Documents) because following the consummation of the Business Combination, New DMS will not be a blank check company.

Approval of each of the Organizational Documents Proposals, assuming approval of each of the other Condition Precedent Proposals, will result, upon the Domestication, in the wholesale replacement of Leo’s Existing Organizational Documents with New DMS’s Proposed Organizational Documents. While certain material changes between the Existing Organizational Documents and the Proposed Organizational Documents have been unbundled into distinct Organizational Documents Proposals or otherwise identified in this Organizational Documents Proposal F, there are other differences between the Existing Organizational Documents and the Proposed Organizational Documents (arising from, among other things, differences between Cayman Islands law and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Organizational Documents Proposal F. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Organizational Documents of New DMS, attached hereto as Annex C and Annex D as well as the information set under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

Reasons for the Amendments

Corporate Name

Our board of directors believes that changing the post-business combination corporate name from “Leo Holdings Corp.” to “Digital Media Solutions, Inc.” is desirable to reflect the Business Combination with DMS and to clearly identify New DMS as the publicly traded entity.

Perpetual Existence

Our board of directors believes that making New DMS’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for New DMS following the Business Combination.

Exclusive Forum

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New DMS in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that the after the Domestication, New DMS will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Takeovers by Interested Stockholders

The Proposed Certificate of Incorporation explicitly “opt out” of Section 203 of the DGCL, but our board of directors believes that it is in the best interest of stockholders to have protections similar to those afforded by Section 203. These provisions will encourage any potential acquiror to negotiate with the board of directors and therefore provide an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a non-negotiated, hostile or unsolicited proposed acquisition of New DMS. Such provisions may make it more difficult for an acquirer to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving the corporation that have not been approved by the board of directors. Our board of directors believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of stockholders and will also help to prevent a third party from acquiring “creeping control” of New DMS without paying a fair premium to all stockholders. Thus, our board of directors has determined that the provisions opting out of Section 203 included in Proposed Certificate of Incorporation are in the best interests of the post-combination company.

The Proposed Certificate of Incorporation will contain provisions that have the same effect as Section 203, except that they provide that Sponsor, Seller, certain of their respective affiliates and respective transferees will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions. The board of directors has determined to exclude Sponsor and Seller and such persons and entities from the definition of “interested stockholder” because of the interests such entities currently hold. As a result, the risk of “creeping control” without paying a fair premium to all stockholders, which Section 203 of the DGCL is intended to prevent, would not be applicable to such stockholders.

Provisions Related to Status as Blank Check Company

The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Certificate of Incorporation does not include the requirement to dissolve New DMS and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and our board of directors believes it is the most appropriate period for New DMS following the Business Combination. In addition, certain other provisions in our current certificate require that proceeds from the Leo’s initial public offering be held in the trust account until a business combination or liquidation of Leo has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Certificate of Incorporation.

Vote Required for Approval

The approval of Organizational Documents Proposal F requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Organizational Documents Proposal F is conditioned on the approval and adoption of the BCA Proposal, the Domestication Proposal, the Required Organizational Documents Proposals and the Security Issuance Proposal.

Recommendation of the Leo Board of Directors

THE LEO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LEO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL F.

The existence of financial and personal interests of one or more of Leo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Leo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Leo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

SECURITY ISSUANCE PROPOSAL

Overview

The Security Issuance Proposal—to consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of shares of New DMS Class A Common Stock to the PIPE Investors, including an affiliate of Sponsor, and the issuance of the Seller Warrants, New DMS Class B Common Stock, including the New DMS Class A Common Stock into which the DMS Units are redeemable in accordance with the Amended Partnership Agreement, and New DMS Class C Common Stock, including the New DMS Class A Common Stock into which the New DMS Class C Common Stock is convertible in accordance with the Proposed Certificate of Incorporation, to the Sellers, to the extent such issuance would require a shareholder vote under NYSE Listing Rule 312.03 (we refer to this proposal as the “Security Issuance Proposal”).

Our shareholders are also being asked to approve the Security Issuance Proposal.

Reasons for the Approval for Purposes of NYSE Listing Rule 312.03

Under NYSE Listing Rule 312.03, a company is required to obtain stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. If the Business Combination is completed pursuant to the Business Combination Agreement, Leo currently expects to issue an estimated 100,506,872 shares of New DMS Common Stock (assuming that none of Leo’s outstanding Class A ordinary shares are redeemed) in connection with the Business Combination, including shares issuable in connection with the PIPE Investment or the conversion of the founder shares, the public warrants, the private placement warrants (after the forfeiture of the 2,000,000 private placement warrants pursuant to the Surrender Agreement and after the issuance of the Seller Warrants to Sellers) or the Seller Warrants into shares of New DMS Class A Common Stock. For further details, see “BCA Proposal—The Business Combination Agreement—Business Combination Consideration.” Accordingly, the aggregate number of shares of New DMS Common Stock that Leo will issue in the Business Combination will exceed 20% of the shares of New DMS Common Stock outstanding before such issuance, and for this reason, Leo is seeking the approval of Leo shareholders for the issuance of shares of New DMS Common Stock pursuant to the Business Combination Agreement.

Additionally, pursuant to NYSE Listing Rule 312.03, when a NYSE-listed company proposes to issue securities in connection with the Business Combination of the stock or assets of another company, stockholder approval is required if a substantial stockholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock could result in an increase in outstanding shares of common stock or voting power of 5% or more. NYSE Listing Rule 312.03(e) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a NYSE-listed company. Because Sponsor currently owns greater than 5% of Leo’s ordinary shares, Sponsor and Sponsor PIPE Entity are considered a substantial shareholder of Leo under NYSE Listing Rule 312.03(e). In connection with the PIPE Investment, Sponsor PIPE Entity is expected to be issued 7,200,000 shares of New DMS Class A Common Stock.

In the event that this proposal is not approved by Leo shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by Leo shareholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New DMS Common Stock and Seller Warrants pursuant to the Business Combination Agreement, New DMS will not issue such shares of New DMS Common Stock and Seller Warrants.

Vote Required for Approval

The approval of the Security Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Security Issuance Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of New York Stock Exchange Listing Rule 312.03, the issuance of warrants to purchase shares of Class A Common Stock of New DMS (the “New DMS Class A Common Shares”) and shares of Class B Common Stock of New DMS (the “New DMS Class B Common Shares”), including the New DMS Class A Common Shares into which the DMS Units are redeemable in accordance with the Amended Partnership Agreement, and of Class C Common Stock of New DMS (the “New DMS Class C Common Shares”), including the New DMS Class A Common Shares into which New DMS Class C Common Shares are convertible in accordance with the Proposed Certificate of Incorporation, to the equityholders of DMS and of Class A Common Stock of New DMS to certain persons pursuant to the subscription agreements entered into by the Company and each of the investors (as named therein) be approved.”

Recommendation of the Leo Board of Directors

THE LEO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LEO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SECURITY ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of Leo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Leo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Leo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

SELLER NOMINEE APPOINTMENT PROPOSAL

Overview

The Seller Nominee Appointment Proposal—to consider and vote upon a proposal to approve on a non-binding, advisory basis by ordinary resolution for the purposes of complying with Section 9.14 of the Business Combination Agreement, the appointment of Robbie Isenberg, James Miller, Fernando Borghese and Mary Minnick to the New DMS Board as of the Closing (we refer to this proposal as the “Seller Nominee Appointment Proposal”).

Reasons for the Approval for Purposes of Section 9.14 of the Business Combination Agreement

Under Section 9.14(g)(i) of the Business Combination Agreement, the Sellers made a covenant to, as promptly as practicable following the date of the Business Combination Agreement, provide to Leo the names and biographies of (a) one individual nominated by Prism to the New DMS Board, (b) two individuals nominated by Clairvest to the New DMS Board, one of which shall be independent under the applicable rules of the NYSE, (c) one individual nominated mutually by Prism and Clairvest to the New DMS Board who shall be independent under the applicable rules of the NYSE and independent pursuant to the requirements of Rule 10A- 3 of the Exchange Act. Accordingly, Prism intends to nominate Fernando Borghese, Clairvest intends to nominate Robbie Isenberg and James Miller, and Prism and Clairvest intend to mutually nominate Mary Minnick (collectively, the “Seller Nominees”) to each serve on the New DMS Board as of the Closing.

Additionally, under Section 9.14(h) of the Business Combination Agreement, Leo made a covenant to, as of the Closing, cause the Seller Nominees to be elected as members of the New DMS Board.

Vote Required for Approval on a Non-Binding, Advisory Basis

The approval of the Seller Nominee Appointment Proposal on a non-binding, advisory basis requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Seller Nominee Appointment Proposal is conditioned on the approval and adoption of the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Security Issuance Proposal.

Only holders of founder shares are entitled to vote on the election of directors of Leo. If the Seller Nominee Appointment Proposal is not approved, but the Business Combination is consummated, Leo will still be obligated to appoint the Seller Nominees to the board of New DMS. Furthermore, in the event that the Seller Nominee Appointment Proposal is approved, but the Business Combination is not consummated, the Seller Nominees will not be elected to the Leo Board.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, on a non-binding, advisory basis, as an ordinary resolution, that for the purposes of complying with Section 9.14 of the Business Combination Agreement, the appointment of Robbie Isenberg, James Miller, Fernando Borghese and Mary Minnick to the board of directors of the Company effective as of the Closing be approved.”

Recommendation of the Leo Board of Directors

THE LEO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LEO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SELLER NOMINEE APPOINTMENT PROPOSAL.

The existence of financial and personal interests of one or more of Leo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Leo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Leo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

INCENTIVE AWARD PLAN PROPOSAL

Overview

The Incentive Award Plan Proposal—to consider and vote upon a proposal to approve by ordinary resolution the Digital Media Solutions, Inc. 2020 Omnibus Incentive Plan, which is referred to herein as the Plan, a copy of which is attached to this proxy statement/prospectus as Annex E (we refer to this proposal as the “Incentive Award Plan Proposal”).

Our shareholders are also being asked to approve, by ordinary resolution, the Incentive Award Plan Proposal.

A number of shares of New DMS Class A Common Stock equal to the lesser of 12 million and 20% of the number of shares of New DMS Class A Common Stock on an as-converted and as-redeemed basis that are outstanding as of immediately following the Closing will be reserved for issuance under the Plan. As of June 18, 2020, the closing price on the NYSE per Class A ordinary share, each of which shall be converted to one share of New DMS Class A Common Stock, was $10.41. The board of directors of Leo approved the Plan on June 24, 2020, subject to approval by Leo’s shareholders. If the Plan is approved by our shareholders, then the Plan will be effective upon the consummation of the Business Combination.

The following is a summary of the material features of the Plan. This summary is qualified in its entirety by the full text of the Plan, a copy of which is included as Annex E to this proxy statement.

Summary of the Digital Media Solutions, Inc. 2020 Omnibus Incentive Plan

Administration

The Plan will be administered by our board of directors or, if applicable, any committee or subcommittee of our board of directors, or a designee thereof (the “Administrator”). The Administrator by resolution may authorize one or more executive officers of the company to designate selected employees, directors, independent contractors, or consultants of the company or the company’s affiliates to receive awards and to determine the size and terms and conditions of any such awards, provided that the Administrator shall not delegate such responsibilities for awards to be granted to an eligible recipient who is an executive officer of the company, a non-employee director of the company, or a more than 10% beneficial owner of any class of the company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, and the resolution providing for such authorization shall set forth the total number of shares the designee may grant during any period. It is presently expected that the Compensation Committee of our board of directors will administer the Plan.

The Administrator shall, subject, in the case of the Committee or any committee or subcommittee our board of directors may in the future appoint to administer the Plan to any restrictions on the authority delegated to it by our board of directors, have the power and authority, without limitation, to:

•

determine which eligible recipients will be participants to whom awards will be granted, whether and to what extent awards will be granted and the number of shares (or amount of cash or other property) subject to each award;

•

determine the terms and conditions, not inconsistent with the terms of the Plan, of each award, including, the restrictions applicable to restricted share awards or restricted share units and the conditions under which such restrictions shall lapse, the other limitations, restrictions, terms and conditions applicable to the grant of awards, the performance goals and periods, if any, applicable to awards, the exercise price or base price, if any, of an award, the fair market value of an award, and the vesting schedule applicable to each award;

•

determine any amendments to the terms and conditions of outstanding awards, including equitable adjustments to performance goals in recognition of unusual or non-recurring events affecting the company or the company’s affiliates;

•	determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing awards;

•

determine the duration and purpose of leaves of absence which may be granted to a participant without constituting termination of employment or service for purposes of awards, and determine the impact of leaves of absence or other changes in the employment status or service status of a participant, on awards;

•	adopt, alter and repeal such administrative rules, regulations, guidelines and practices governing the Plan as it shall from time to time deem advisable;

•

prescribe, amend and rescind rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or qualifying for favorable tax treatment under applicable foreign laws; and

•

interpret the terms and provisions of the Plan or any award or award agreement in the manner and to the extent the Administrator deems desirable, and exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan.

The Plan and all determinations made and actions taken pursuant thereto shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles of conflicts of law.

Eligibility and Limitation on Awards to Participants

Eligibility under the Plan is limited to directors, employees, independent contractors and consultants of the company and any other corporation or other entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the company, and who have been selected as participants by the Administrator, subject to certain restrictions necessary to avoid adverse tax consequences under Internal Revenue Code Section 409A. With respect to an option award intended to qualify as and designated as, and that satisfies the requirements to be, an “incentive stock option” as defined in Section 422 of the Internal Revenue Code (an “ISO”), such ISO may only be granted to an employee of the company or a “parent corporation” or a “subsidiary corporation” of the company, as such terms are defined in Section 424 of the Internal Revenue Code, if any.

As of June 18, 2020, the number of such eligible employees was approximately 300, the number of such eligible directors was five, and the number of such eligible independent contractors and eligible consultants was approximately ten (other than directors, based upon the number of service providers to DMS). The Administrator, in its sole discretion, will determine which eligible recipients become participants in the Plan.

Subject to the Plan’s customary capitalization adjustment provisions, the aggregate grant date fair market value of awards that may be granted during any calendar year to any non-employee director, when aggregated with such non-employee director’s cash fees, will not exceed $500,000 ($750,000 for the Chairman of the board of directors).

Term

If approved by the shareholders, the Plan will be effective as of the later of (i) the date of shareholder approval, and (ii) the consummation of the Business Combination. No awards shall be granted under the Plan later than 10 years following the date of its approval by our board of directors.

Exercisability

In the event of the termination of employment or service with the company and its affiliates of a participant who has been granted one or more options, SARs, restricted share awards, or restricted share units, then such awards shall be exercisable at such time or times and subject to such terms and conditions as set forth in the respective award agreement (except that SARs granted in tandem with an option award shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related option award agreements). The Administrator may accelerate the vesting of or waive restrictions on awards, in whole or in part, for any reason.

Securities Subject to the Plan

Subject to customary capitalization adjustments, the number of shares that may be issued under the Plan may not exceed equal to the lesser of 12 million and 20% of the number of shares of New DMS Class A Common Stock on an as-converted and as-redeemed basis that are outstanding as of immediately following the Closing. All shares available for issuance under the Plan may be issued pursuant to the exercise of ISOs. Any shares of common stock subject to an award that are forfeited, cancelled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares, shares with respect to such awards shall again be available for grant under the Plan. In addition, with respect to an award that is denominated in shares but paid or settled in cash, the number of shares with respect to which such payment or settlement is made shall again be available for grant under the Plan. Shares underlying awards that can only be paid in cash do not count against the overall Plan limit.

The Plan provides that the following shares shall not be recycled and again made available for grant under the Plan: (i) shares exchanged by a participant or withheld as payment in connection with the exercise of an option or share appreciation right (“SAR”) or the payment of any purchase price with respect to any other award under the Plan; (ii) shares exchanged by a participant or withheld to satisfy the tax withholding obligations related to any award under the Plan; and (iii) the full number of shares underlying a SAR that is settled by the delivery of a net number of shares. Upon the exercise of any award granted in tandem with any other awards, such related awards shall be cancelled to the extent of the number of shares as to which the award is exercised.

An equitable substitution or proportionate adjustment shall be made in the event of a change in capitalization, including any (i) merger, amalgamation, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) special or extraordinary dividend or other extraordinary distribution (whether in the form of cash, shares of common stock or other property), stock split, reverse stock split, share subdivision or consolidation, (iii) combination or exchange of shares or (iv) other change in corporate structure, which, in any such case, the Administrator determines, in its sole discretion, affects the shares such that an adjustment is appropriate and necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be conferred under the Plan. The substitution or adjustment shall be made to: the aggregate number of shares reserved for issuance under the Plan; the kind, number of securities subject to, and the exercise price or base price subject to, outstanding stock options and SARs; and the kind, number and purchase price of shares or other property (including cash) subject to outstanding restricted shares, restricted share units, share bonuses and other share-based awards granted under the Plan. Any fractional shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments will be made as may be determined by the Administrator, in its sole discretion. Subject to compliance with Internal Revenue Code Section 409A, the Administrator may also make amendments to the terms and conditions of outstanding awards, including equitable adjustments to performance goals in recognition of unusual or infrequent events affecting the company or an affiliate, or the financial statements of the company or an affiliate, or in response to changes in applicable laws, regulations, or accounting principles. As determined by the Administrator in its sole discretion, other equitable substitutions or adjustments shall be made.

Subject to compliance with Internal Revenue Code Section 409A, the Administrator may, in connection with any event of a change in capitalization described above, also cancel any outstanding award in exchange for (i) consideration (paid in cash or other property) having an aggregate fair market value equal to the difference between (A) the fair market value of the shares, cash or other property covered by such award, less (B) the aggregate exercise price, base price or purchase price thereof, if any, or (ii) for no consideration if the exercise price, base price or purchase price of outstanding award is equal to or greater than the fair market value of the shares of common stock, cash or other property covered by such award.

Types of Awards

Stock Options

The Plan authorizes awards of stock options, which includes (i) an ISO, and (ii) an option that is not designated as an ISO or that otherwise does not satisfy the requirements to be an ISO (“Nonqualified Stock Option”). Subject to the limits of the Plan, the Administrator may grant options for such number of shares and having such terms as the Administrator designates.

Options shall vest and be exercisable in the timeframe determined by the Administrator. No option shall be exercisable after ten years from the date such option is granted.

The exercise price of shares under an option is determined by the Administrator but shall not be less than the fair market value of a share of common stock on the date of grant (exclusive of substitute awards).

Under the Plan, to the extent permitted under applicable law, the Administrator in its sole discretion may make available one or more of the following alternatives for the payment in whole or in part of the option exercise price (i) payment in cash or its equivalent, (ii) payment in unrestricted shares of common stock already owned by the participant, (iii) payment through, any means of cashless exercise procedure established with a securities brokerage firm approved by the Administrator, (iv) payment in shares of common stock less a number of shares of common stock with a fair market value equal to the aggregate exercise price for the number of shares of common stock as to which the option is being exercised, or (v) any other form of consideration approved by the Administrator and permitted by applicable laws (or any combination of the foregoing). Options may be exercised in whole or in part by giving written notice under the Plan.

If an option is intended to qualify as and is designated as an ISO, and satisfies the requirements to be an ISO, then the fair market value, determined as of the date of grant, of ISOs that can first become exercisable in any calendar year will not exceed $100,000 without such excess amount ceasing to constitute an ISO. Any ISO granted to an owner of more than 10% of the total combined voting power of all classes of company stock will have an exercise price that is not less than 110% of the fair market value of a share of the company’s common stock on the grant date, and the term of the ISO shall not exceed five years after the grant date.

Share Appreciation Rights (SARs)

The Plan authorizes awards of SARs that are freestanding from an option award or granted in tandem with all or part of an option award. The Administrator, in its sole discretion, will determine the terms and conditions of the SARs; provided, however, SARs granted in tandem with options will generally be exercisable only at such time or times and to the extent that the options to which they relate are exercisable under the Plan.

A freestanding SAR generally entitles the holder, upon exercise of the SAR, to receive payment up to, but not more than, an amount determined by multiplying (i) the excess of the fair market value of a share of common stock on the date of exercise over the base price established for such SAR on its grant date, by (ii) the number of shares as to which such SAR is being exercised. A SAR granted in tandem with an option award generally entitles the holder, upon exercise, to receive payment up to, but not more than, the number of shares equal in value to the number determined by multiplying (i) the excess of the fair market value of a share as of the date of exercise over the base price specified in the related option, by (ii) the number of shares in respect of which the related SAR is being exercised.

The base price for each SAR shall be not less than the fair market value of a share of common stock on the grant date of the SAR (exclusive of substitute awards). No SAR may be exercised after ten years from the date such SAR is granted.

Restricted Share Awards

The Administrator may, in its discretion, grant restricted share awards to participants, either alone or in addition to other awards granted under the Plan, providing shares of common stock subject to certain restrictions that lapse at the end of a specified period or periods of time and/or upon attainment of specified performance objectives.

The Administrator will determine the restricted period(s), the number of shares of restricted stock to be awarded, the price (if any) to be paid by the participant to acquire such shares, the period of time prior to which restricted share awards become vested and free of restrictions on transfer, the performance goals (if any) upon whose attainment the restricted period shall lapse in part or full and such other restrictions, terms and conditions as the Administrator determines. Each participant who is granted a restricted share award may, in the company’s sole discretion, be issued a share certificate, and the company may require that any such share certificates be held in the company’s possession until such time as all restrictions applicable to such shares have lapsed. A participant shall forfeit a restricted share award in accordance with the terms of the grant if the restrictions, performance goals and/or conditions established by the Administrator are not attained.

Except as otherwise provided in an award agreement relating to a restricted share award, the holder of such award shall generally have all rights as a company shareholder during the restricted period, including, but not limited to, voting rights and the right to receive dividends applicable to all holders of common stock. Notwithstanding the preceding sentence, any dividends declared during the restricted period with respect to the restricted share award shall only become nonforfeitable if (and to the extent) the underlying restricted shares vest.

Restricted Share Units

The Administrator may, in its discretion, grant restricted share units to participants, either alone or in addition to other awards granted under the Plan, providing the right to receive one share of common stock or, in lieu thereof and to the extent provided in the applicable award agreement or as determined thereafter by the Administrator, the amount of cash per unit that is determined by the Administrator in connection with the award, or a combination thereof, on the date or upon the occurrence of one or more events specified in the award agreement, including the attainment of applicable performance goals.

The Administrator will determine the restricted period(s), the number of restricted share units to be awarded, the price (if any) to be paid by the participant to acquire such restricted share units, the period of time prior to which restricted share units become vested and free of restrictions on transfer, the performance goals (if any) upon whose attainment the restricted period shall lapse in part or full, and such other restrictions, terms and conditions as the Administrator determines. At the expiration of the restricted period, restricted share units may, in the company’s sole discretion, be issued in uncertificated form. A participant shall forfeit a restricted share unit award in accordance with the terms of the grant if the restrictions, performance goals and/or conditions established by the Administrator are not attained.

The holder of a restricted share unit award shall generally have no rights of a shareholder during the restricted period, including voting or dividend or other distribution rights, with respect to any restricted share units prior to the date they are settled in shares, although, to the extent an award agreement provides for dividend-equivalent rights with respect to dividends declared during the restricted period applicable to a grant of restricted share units, any amount payable in respect of such dividend-equivalent rights will be payable at the time (and to the extent) the shares underlying such restricted share units are delivered to the participant.

Other Share-Based Awards

Subject to the limits described in the Plan, and in addition to the awards described above, the Administrator may issue other forms of awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the common stock (including unrestricted shares, restricted share units, dividend equivalents or performance units, each of which may be subject to the attainment of performance goals or a period of continued employment or other terms or conditions as permitted under the Plan), either alone or in addition to other awards (other than in connection with options and SARs), as it determines to be in the best interests of the company. Subject to the provisions of the Plan, the Administrator may determine the individuals to whom and the times at which such other share-based awards shall be granted, the number of shares of common stock to be granted pursuant to such other share-based awards, the manner in which such other share-based awards shall be settled (e.g., in shares of common stock, cash or other property), or the conditions to the vesting and/or payment or settlement of such other share-based awards (which may include achievement of performance goals) and all other terms and conditions of such other share-based awards.

Any dividend or dividend equivalent awarded in connection with such other share-based award shall be subject to the same conditions, restrictions and risks of forfeiture as the underlying awards to which they relate, and shall only become payable if (and to the extent) the underlying awards vest.

Share Bonuses

The Administrator may grant bonuses payable in fully vested shares of common stock, and the shares constituting such share bonuses shall be delivered to participants as soon as practicable after the date on which such bonuses are payable.

Cash Awards

The Administrator may grant awards that are denominated in, or payable solely in cash and subject to the terms, conditions, restrictions and limitations determined by the Administrator, in its sole discretion. Cash awards may be granted with value and payment contingent upon the achievement of performance goals.

Transfer of Awards

Generally, no award under the Plan may be transferred, except as provided in an award agreement or with prior written consent of the Administrator.

Amendment and Termination

Our board of directors can amend, alter or terminate the Plan at any time, but no amendment, alteration or termination shall be made that would impair the rights of a participant without the participant’s consent. Unless our board of directors determines otherwise, our board of directors will obtain approval of the company’s shareholders as required to comply with applicable law or the rules of any stock exchange on which the company’s shares of common stock is listed. The Administrator may amend the terms of any award granted, provided that no such amendment shall impair the rights of any participant under the Plan without the participant’s consent.

Change in Control

The Administrator may accelerate the vesting of or waive restrictions on awards in whole or in part at any time, for any reason. If the Administrator decides to accelerate the vesting of an award in connection with a Change in Control (as defined in the Plan), the Administrator shall also have discretion in connection with such action to provide that any outstanding award with an exercise price or base price exceeding the fair market value of the shares of common stock, cash or other property covered by such award may be cancelled without the payment of any consideration.

Clawback

Any award subject to recovery under any law, government regulation, stock exchange listing requirement, award agreement or company policy, will be subject to such deductions and clawback as may be required to be made pursuant thereto (or any award agreement or policy adopted by the company pursuant to any such law, government regulation, stock exchange listing requirement or otherwise).

Form S-8

Following the consummation of the Business Combination, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the New DMS Class A Common Stock issuable under the Plan.

Certain United States Federal Income Tax Aspects

The federal income tax consequences applicable to the company and grantees in connection with awards under the Plan are complex and depend, in large part, on the surrounding facts and circumstances. Under current federal income tax laws, a participant will generally recognize income, and the company will be entitled to a deduction, with respect to awards under the Plan as follows:

•

Incentive Stock Options. The grant of an ISO will not result in any immediate tax consequences to the company or the optionee. An optionee will not realize taxable income, and the company will not be entitled to any deduction, upon the timely exercise of an ISO, but the excess of the fair market value of the common stock acquired over the exercise price will be an item of tax preference for purposes of the alternative minimum tax. If the optionee does not dispose of the common stock acquired within one year after its receipt (or within two years after the date the option was granted), the gain or loss realized on the subsequent disposition of the common stock will be treated as long-term capital gain or loss and the company will not be entitled to any deduction. If the optionee disposes of the common stock acquired less than one year after its receipt (or within two years after the option was granted), the optionee will realize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the common stock acquired on the date of exercise over the exercise price, or (ii) if the disposition is a taxable sale or exchange, the amount of any gain realized. Upon such a disqualifying disposition, the company will be entitled to a deduction in the same amount and at the same time as the optionee realizes such ordinary income. Any amount realized by the optionee in excess of the fair market value of the common stock on the date of exercise will be taxed to the optionee as capital gain.

•

Nonqualified Stock Options and SARs. The grant of a Nonqualified Stock Option or SAR will not result in any immediate tax consequences to the company or the grantee. Upon the exercise of a Nonqualified Stock Option or SAR, the grantee will generally realize ordinary income equal to the excess of the fair market value of the common stock acquired over the exercise price or base price, as the case may be. The company will be entitled to a deduction at the same time as, and in an amount equal to, the income realized by the grantee.

•

Restricted Share Awards. A grantee generally will not realize taxable income upon an award of restricted share awards. However, a grantee who receives restricted shares will realize as ordinary income at the time of the lapse of the restrictions an amount equal to the fair market value of the common stock at the time of such lapse. Alternatively, and if permitted by the Administrator, a grantee may elect to realize ordinary income on the date of receipt of the restricted shares. The company will be entitled to a deduction at the same time as, and in an amount equal to, the income realized by the grantee.

•

Restricted Share Units. A grantee generally will not realize taxable income upon an award of restricted share units. A grantee will recognize ordinary income in the year in which the shares or cash equivalent subject to the awards are actually issued (or the amount of cash paid) to the grantee, in an amount equal to the fair market value of the shares on the issuance date and/or the amount of any cash payable on the payment date (and subject to income tax withholding in respect of an employee).

•

Other Share-Based Awards. A grantee who receives other share-based awards will realize as ordinary income at the time of the lapse of the restrictions (or, in the case of phantom stock awards, at the time of delivery) an amount equal to the fair market value of the common stock or cash delivered of such lapse. The company will be entitled to a deduction at the same time as, and in an amount equal to, the income realized by the grantee.

•

Share Bonuses and Cash Awards. A grantee who receives a share bonus or a cash award will realize as ordinary income an amount equal to the fair market value of the common stock or cash delivered, and the company will be entitled to a deduction at the same time as, and in an amount equal to, the income realized by the grantee.

•

Internal Revenue Code Section 409A. To the extent that any award under the Plan is or may be considered to involve a nonqualified deferred compensation plan or deferral subject to Internal Revenue Code Section 409A, the terms and administration of such award shall comply with the provisions of such section and final regulations issued thereunder.

New Plan Benefits

Future benefits under the Plan generally will be granted at the discretion of the Compensation Committee of our board of directors, and are therefore not currently determinable.

Vote Required for Approval

The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Incentive Award Plan Proposal is conditioned on the approval and adoption of the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Security Issuance Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Digital Media Solutions, Inc. 2020 Omnibus Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex E be adopted and approved.”

Recommendation of the Leo Board of Directors

THE LEO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LEO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE AWARD PLAN PROPOSAL.

The existence of financial and personal interests of one or more of Leo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Leo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Leo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL

The Adjournment Proposal allows Leo’s board of directors to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for Sponsor and DMS and the DMS stockholders to make purchases of ordinary shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the extraordinary general meeting. See “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, Leo’s board of directors may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Adjournment Proposal is not conditioned on any other proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”

Recommendation of the Leo Board of Directors

THE LEO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LEO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of Leo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Leo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Leo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of U.S. federal income tax considerations generally applicable to holders of our public shares or public warrants of the Domestication and exercise of redemption rights. This section applies only to holders that hold their public shares or public warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is a summary only and does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares;

•	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•	persons whose functional currency is not the U.S. dollar;

•	controlled foreign corporations;

•	accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code; or

•	passive foreign investment companies.

This discussion is based on current U.S. federal income tax law, which is subject to change, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws. We have not sought, and will not seek, a ruling from the U.S. Internal Revenue Service (“IRS”) as to any U.S. federal income tax consideration described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

This discussion does not consider the U.S. federal income tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our public shares or public warrants, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding our public shares or public warrants, we urge you to consult your tax advisor.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION AND AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

As used herein, a “U.S. Holder” is a beneficial owner of our public shares or public warrants and is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Effects of the Domestication on U.S. Holders

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, we will change our jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporate under the laws of the State of Delaware and will change our name to “Digital Media Solutions, Inc.”

It is intended that the Domestication qualify as an F Reorganization. Assuming the Domestication so qualifies, U.S. Holders of public shares or public warrants generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided under “—Effects of Section 367(b) to U.S. Holders” and “—PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if Leo (i) transferred all of its assets and liabilities to New DMS in exchange for all of the outstanding common stock and warrants of New DMS; and then (ii) distributed the common stock and warrants of New DMS to the shareholders and warrant holders of Leo in liquidation of Leo. The taxable year of Leo will be deemed to end on the date of the Domestication.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to our public shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to their public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Basis and Holding Period Considerations

Assuming the Domestication qualifies as an F Reorganization: (i) the tax basis of a New DMS public share or New DMS public warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the public share or public warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367(b) of the Code (as discussed below) and (ii) the holding period for a New DMS public share or New DMS public warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the public share or public warrant surrendered in exchange therefor.

Effects of Section 367(b) to U.S. Holders

Section 367(b) of the Code applies to certain transactions involving foreign corporations, including an inbound domestication of a foreign corporation in an F Reorganization. Section 367(b) of the Code imposes U.S.

federal income tax on certain United States persons in connection with transactions that would otherwise qualify as a “reorganization” within the meaning of Section 368 of the Code. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to our public shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication.

A. U.S. Holders That Hold 10 Percent or More of Leo

A U.S. Holder who on the date of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the public shares it directly owns, within the meaning of Treasury Regulations under Section 367(b) of the Code. A U.S. Holder’s ownership of public warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s “all earnings and profits amount” with respect to its public shares is the net positive earnings and profits of Leo (as determined under Treasury Regulations under Section 367 of the Code) attributable to such public shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such public shares. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

Leo does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication. If Leo’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a U.S. Holder should not be required to include in gross income an “all earnings and profits amount” with respect to its public shares. It is possible, however, that the amount of Leo’s cumulative net earnings and profits may be greater than expected through the date of the Domestication in which case a U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulations under Section 367(b) of the Code as a result of the Domestication. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (participation exemption).

B. U.S. Holders That Own Less Than 10 Percent of Leo

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually and constructively) public shares with a fair market value of $50,000 or more and is not a U.S. Shareholder will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder as described below.

Unless a U.S. Holder makes the “all earnings and profits” election as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to New DMS public shares received in the Domestication in an amount equal to the excess of the fair market value of such New DMS public shares over the U.S. Holder’s adjusted tax basis in the public shares deemed surrendered in exchange therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its public shares under Section 367(b) of the Code.

There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i) a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii) a complete description of the Domestication;

(iii) a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v) a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Leo establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s public shares and (B) a representation that the U.S. Holder has notified Leo (or New DMS) that the U.S. Holder is making the election; and

(vi) certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to New DMS no later than the date such tax return is filed. In connection with this election, we intend to provide each U.S. Holder eligible to make such an election with information regarding Leo’s earnings and profits upon written request.

Leo does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication. However, as noted above, if it were determined that Leo had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its public shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING THE ELECTION DESCRIBED HEREIN AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.

C. U.S. Holders that Own Public Shares with a Fair Market Value of Less Than $50,000

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually and constructively) public shares with a fair market value less than $50,000 should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and generally should not be required to include any part of the “all earnings and profits amount” in income.

Tax Consequences for U.S. Holders of Public Warrants

Subject to the considerations described above relating to a U.S. Holder’s ownership of public warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below relating to PFIC considerations, a U.S. Holder of public warrants should not be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued New DMS public warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367(b) OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

PFIC Considerations

In addition to the discussion under “—Effects of Section 367(b) to U.S. Holders,” the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.

A. Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, interest income earned by Leo would be considered to be passive income and cash held by Leo would be considered to be a passive asset.

B. PFIC Status of Leo

Because Leo is a blank check company with no current active business, based upon the composition of its income and assets, and upon a review of its financial statements, Leo believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2019 and will likely be considered a PFIC for its current taxable year which ends as a result of the Domestication.

C. Effects of PFIC Rules on the Domestication

As discussed above, Leo believes that it is likely classified as a PFIC for U.S. federal income tax purposes. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of public shares and public warrants upon the Domestication if (i) Leo were classified as a PFIC at any time during such U.S. Holder’s holding period in such public shares or public warrants and (ii) the U.S. Holder had not timely made (a) a QEF Election (as described below) for the first taxable year in which the U.S. Holder owned such public shares or in which Leo was a PFIC, whichever is later, or (b) a mark-to-market election (as described below) with respect to such public shares. Generally, neither election is available with respect to the public warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of Leo.

Under these rules:

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s public shares or public warrants;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Leo was a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the Domestication (discussed under “—Effects of Section 367(b) to U.S. Holders”) generally would be treated as gain subject to these rules.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, U.S. Holders of public shares that have not made a timely QEF Election or a mark-to-market election (both as defined and described below) and U.S. Holders of public warrants may, pursuant to the proposed Treasury Regulations, be subject to taxation on the Domestication to the extent their public shares or public warrants have a fair market value in excess of their tax basis therein. An Electing Shareholder (as described below) generally would not be subject to the adverse PFIC rules discussed above with respect to their public shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of Leo, whether or not such amounts are actually distributed.

D. QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of public shares will depend on whether the U.S. Holder has made a timely and effective election to treat Leo as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of public shares during which Leo qualified as a PFIC (a “QEF Election”). The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances. A U.S. Holder’s ability to make a QEF Election with respect to Leo is contingent upon, among other things, the provision by Leo of a “PFIC Annual Information Statement” to such U.S. Holder. Upon written request, we will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF Election. There is no assurance, however, that we will timely provide such required information. A U.S. Holder that made a QEF Election may be referred to as an “Electing Shareholder” and a U.S. Holder that did not make a QEF Election may be referred to as a “Non-Electing Shareholder.” A U.S. Holder is not able to make a QEF Election with respect to public warrants. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their public shares. As a result, such a U.S. Holder should not recognize gain or loss as a result of the Domestication except to the extent described under “—Effects of Section 367(b) to U.S. Holders.”

The impact of the PFIC rules on a U.S. Holder of public shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on an established exchange (a “mark-to-market election”). No assurance can be given that the public shares are considered to be regularly traded for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to public shares. A mark-to-market election is not available with respect to public warrants.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION.

Effects to U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a U.S. Holder of public shares (which will be exchanged for New DMS public shares in the Domestication) that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its New DMS public shares will depend on whether the redemption qualifies as a sale of the New DMS public shares redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s New DMS public shares redeemed, such U.S. Holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the New DMS public shares redeemed.

The redemption of New DMS public shares generally will qualify as a sale of the New DMS public shares redeemed if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only New DMS public shares actually owned by such U.S. Holder, but also shares of New DMS public shares that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to New DMS public shares owned directly, New DMS public shares owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any New DMS public shares such U.S. Holder has a right to acquire by exercise of an option, which would generally include New DMS public shares which could be acquired pursuant to the exercise of the public warrants.

The redemption of New DMS public shares generally will be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of our outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of our outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the New DMS public shares actually and constructively owned by such U.S. Holder are redeemed or (ii) all of the New DMS public shares actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the New DMS public shares owned by certain family members and such U.S. Holder does not constructively own any other of our shares. The redemption of New DMS public shares will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in us. Whether the redemption will result in a “meaningful reduction” in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to the New DMS public shares. Such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of New DMS’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of any such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its other New DMS public shares (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such redeemed shares. After the application of those rules, any remaining tax basis of the U.S. Holder in the New DMS public shares redeemed will generally be added to the U.S. Holder’s adjusted tax basis in its remaining

New DMS public shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its New DMS public warrants or possibly in other New DMS public shares constructively owned by such U.S. Holder.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication (discussed further above).

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR NEW DMS PUBLIC SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Non-U.S. Holders

As used herein, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of public shares or public warrants that is not a U.S. Holder.

The following describes U.S. federal income tax considerations relating to the ownership and disposition of New DMS public shares and New DMS public warrants by a non-U.S. Holder after the Domestication.

Distributions

In general, any distributions made to a non-U.S. Holder with respect to New DMS public shares, to the extent paid out of New DMS’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States, will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its New DMS public shares or New DMS public warrants and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such New DMS public shares or New DMS public warrants, which will be treated as described under “—Sale, Exchange or Other Disposition of New DMS Public Shares and New DMS Public Warrants.” Dividends paid by New DMS to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders.

Sale, Exchange or Other Disposition of New DMS Public Shares and New DMS Public Warrants

A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of New DMS public shares or New DMS public warrants unless:

(i) such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition (subject to certain exceptions as a result of the COVID pandemic) and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii) the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” may also apply; or

(iii) New DMS is or has been a “U.S. real property holding corporation” at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period and either (A) the New DMS public shares has ceased to be regularly traded on an established securities market or (B) such non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period more than 5% of outstanding New DMS public shares.

If paragraph (iii) above applies to a non-U.S. Holder, gain recognized by such non-U.S. Holder on the sale, exchange or other disposition of New DMS public shares or New DMS public warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such New DMS public shares or New DMS public warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a “U.S. real property holding corporation” if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual and in nature and subject to change and no assurance can be provided as to whether we are or will be a U.S. real property holding corporation with respect to a non-U.S. Holder following the Business Combination or at any future time.

Effects to Non-U.S. Holders of Exercising Redemption Rights

Because the Domestication will occur immediately prior to the redemption of non-U.S. Holders that exercise redemption rights with respect to our public shares, the U.S. federal income tax consequences to a non-U.S. Holder of New DMS public shares that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its New DMS public shares will depend on whether the redemption qualifies as a sale of the New DMS public shares redeemed, as described above under “—Effects to U.S. Holders of Exercising Redemption Rights.” If such a redemption qualifies as a sale of New DMS public shares, the U.S. federal income tax consequences to the non-U.S. Holder will be as described above under “—Sale, Exchange or Other Disposition of New DMS Public Shares and New DMS Public Warrants.” If such a redemption does not qualify as a sale of New DMS public shares, the non- U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described above under “—Distributions.”

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of New DMS public shares. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including public shares or public warrants and New DMS public shares or New DMS public warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non- U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which public shares or public warrants or New DMS public shares or New DMS warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, public shares or public warrants or New DMS public shares or New DMS public warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of our securities. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including public shares or public warrants and New DMS public shares or New DMS public warrants), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in public shares, public warrants, New DMS public shares or New DMS public warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

Leo is a blank check company incorporated as a Cayman Islands exempted company on November 29, 2017 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Leo is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

DMS is a leading provider of technology and digital performance marketing solutions.

The unaudited pro forma financial statements give effect to the Business Combination in accordance with the acquisition method of accounting for business combinations. The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination. The unaudited pro forma condensed combined balance sheet as of March 31, 2020 is based on the historical unaudited balance sheets of DMS and Leo as of March 31, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 combines the historical audited results of operations of DMS and Leo for the year ended December 31, 2019 and has been prepared to reflect the Business Combination as if it occurred on January 1, 2019. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2020 combines the historical unaudited results of operations of DMS and Leo for the three months ended March 31, 2020 and has been prepared to reflect the Business Combination as if it occurred on January 1, 2019.

On November 1, 2019, DMS acquired UE Authority, Co. (“UE”) for cash of approximately $56.6 million (the “UE Acquisition”), including preliminary closing purchase price adjustments. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 also reflects the impact of DMS’s acquisition of UE as if it had been completed on January 1, 2019.

The unaudited pro forma condensed combined statements of operations do not necessarily reflect what the combined company’s results of operations would have been had the UE Acquisition and the Business Combination occurred on the date indicated. The unaudited pro forma condensed combined statements of operations also may not be useful in predicting the future results of operations of the combined company. The actual financial results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes. See Note 1, Basis of Presentation, to the Unaudited Pro Forma Condensed Combined Financial Information for information about the sources used to derive the unaudited pro forma financial information. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•	historical audited financial statements of Leo Holdings Corp. as of, and for the years ended, December 31, 2019 and 2018;

•	historical unaudited interim condensed financial statements of Leo Holdings Corp. as of and for the three months ended, March 31, 2020;

•	historical audited consolidated financial statements of Digital Media Solutions Holdings, LLC as of December 31, 2019 and 2018, and for the years ended, December 31, 2019 and 2018, and 2017;

•	historical unaudited interim condensed financial statements of Digital Media Solutions Holdings, LLC as of and for the three months ended, March 31, 2020; and

•	historical audited financial statements of UE as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017, and 2016

The foregoing historical financial statements have been prepared in accordance with GAAP.

Further, unaudited pro forma condensed combined financial information should be read in conjunction with the sections of this proxy statement/prospectus entitled “Leo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “DMS’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Description of the Business Combination

On April 23, 2020, Leo entered into the Business Combination Agreement with DMS and the Sellers, pursuant to which, at the Closing, Leo will effect the Equity Purchase in exchange for the Business Combination Consideration. In connection with the consummation of the Business Combination, pursuant to the PIPE Investment, certain PIPE investors will purchase 10,000,000 shares of New DMS Class A Common Stock for an aggregate purchase price of $100.0 million. The sum of (i) cash held in the trust account net of redemptions, plus (ii) gross proceeds of the PIPE Investment, less (iii) the transactions costs of the transactions contemplated under the Business Combination Agreement will be used to (a) to pay $30 million to DMS to be held on its balance sheet, (b) to pay down $10 million of DMS’s current credit facility, and (c) to pay the cash portion of the consideration payable to the current DMS equity holders.

Following the Business Combination, New DMS, as the combined company, will be organized in an Up-C structure, in which substantially all of the assets and business of New DMS will be held by DMS and continue to operate through the subsidiaries of DMS and New DMS’s sole direct asset will be equity interests of DMS held by it. At Closing, DMS and its current equity holders will amend and restate the limited liability company agreement of DMS in its entirety to be the Amended Partnership Agreement, which, among other things, will recapitalize DMS such that the total number of DMS Units is equal to the total number of issued and outstanding New DMS Class A Common Stock on an as-converted and as redeemed basis and provide Clairvest Direct Seller and Prism the right to redeem their DMS Units for cash or, at New DMS’s option, New DMS may acquire such DMS Units in exchange for cash or shares of New DMS Class A Common Stock, in each case subject to certain restrictions set forth therein. DMS Units acquired by New DMS are expected to be contributed to Blocker Corp.

Accounting for the Business Combination

The Business Combination is accounted for as a reverse merger, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Leo is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of DMS issuing stock for the net assets of Leo, accompanied by a recapitalization. The net assets of Leo are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of DMS.

DMS has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	the Sellers will hold the majority voting interest in New DMS in the “Minimum Redemptions” and “Maximum Redemptions” scenarios, with approximately 67.4% voting interest;

•

upon Closing, New DMS’s board of directors will consist of seven directors, two of which will be nominated by Clairvest, one of which will be nominated by Prism, one of which will be DMS’s current chief executive officer and one of which will be nominated mutually by Prism and Clairvest; and

•	the current DMS management team will hold C-suite management roles in New DMS.

Other factors were considered, including size of the entities, noting that the preponderance of evidence as described above is indicative that DMS is the accounting acquirer in the Business Combination.

Basis of Pro Forma Presentation

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 is based on the historical financial statements of Leo and DMS and the pro forma statements of UE. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2020

(in thousands of United States Dollars, except share and per share amounts)

	DMS (Historical) As of March 31, 2020	Leo (Historical) As of March 31, 2020	Business Combination Adjustments Assuming Minimum Redemptions	Notes	Pro Forma Combined Assuming Minimum Redemptions	Additional Business Combination Adjustments Assuming Maximum Redemptions	Notes	Pro Forma Combined Assuming Maximum Redemptions
ASSETS
Current Assets
Cash	$9,912	$—			$39,637			$39,637
			200,693	(b.1)		(100,693)	(g)
			100,000	(b.2)
			(239,093)	(c.1)		100,693	(c.1)
			(10,000)	(c.1)
			(15,500)	(d.1)
			(6,375)	(d.2)
Accounts receivable, net	34,864	—			34,864			34,864
Prepaid expenses and other current assets	3,388	86	(625)	(d.2)	2,849			2,849

Total current assets	$48,164	$86	$29,100		$77,350	$—		$77,350
Investments held in Trust Account	—	200,693	(200,693)	(b.1)	—			—
Property and equipment, net	10,929	—			10,929			10,929
Goodwill	41,826	—			41,826			41,826
Intangible assets, net	54,394	—			54,394			54,394
Deferred tax assets, net	—	—	63,323	(f)	63,323	(24,126)	(f)	39,197
Other assets	271	—			271			271

Total assets	$155,584	$200,779	$(108,270)		$248,093	$(24,126)		$223,967
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	26,550	1,572			28,122			28,122
Accrued expenses and other current liabilities	11,623	3,730			15,353			15,353
Current portion of long-term debt	4,150	—			4,150			4,150
Contingent consideration payable	—	—			—			—

	DMS (Historical) As of March 31, 2020	Leo (Historical) As of March 31, 2020	Business Combination Adjustments Assuming Minimum Redemptions	Notes		Pro Forma Combined Assuming Minimum Redemptions	Additional Business Combination Adjustments Assuming Maximum Redemptions	Notes		Pro Forma Combined Assuming Maximum Redemptions
Current portion of payable under Tax Receivable Agreement	—	—	2,215	(f	)	2,215	(804)	(f	)	1,411
Due to related party	—	1,036				1,036				1,036

Total current liabilities	$42,323	$6,338	$2,215			$50,876	$(804)			$50,072
Long-term debt	210,268	—	(10,000)	(c.1)		200,268				200,268
Deferred underwriting commissions	—	7,000	(7,000)	(c.1)		—				—
Deferred tax liability	8,185	—				8,185				8,185
Long-term payable under Tax Receivable Agreement	—	—	51,610	(f)		51,610	(19,704)	(f	)	31,906
Other non-current liabilities	479	—				479				479

Total liabilities	$261,255	$13,338	$36,825			$311,418	$(20,508)			$290,910
Class A ordinary shares subject to possible redemption		182,441	(182,441)	(a.1)		—				—
Equity:
Preference shares	—	—				—				—
Class A ordinary shares	—	0.11				—				—
			18	(a.1)			(1)	(g)
			(0.11)	(c.2)			1	(c.2)
			(18)	(c.2)
Class B ordinary shares	—	0.50				—				—
			(0.15)	(a.2)
			(0.35)	(c.2)
Class A common stock	—	—				3				2
			1	(b.2)
			0.11	(c.2)
			0.35	(c.2)
			2	(c.2)			(1)	(c.2)
Class B common stock	—	—	4	(c.2)		4	(1)	(c.2)		3
Class C common stock	—	—	3	(c.2)		3	(0.82)	(c.2)		2

	DMS (Historical) As of March 31, 2020	Leo (Historical) As of March 31, 2020	Business Combination Adjustments Assuming Minimum Redemptions	Notes	Pro Forma Combined Assuming Minimum Redemptions	Additional Business Combination Adjustments Assuming Maximum Redemptions	Notes	Pro Forma Combined Assuming Maximum Redemptions
Additional paid-in capital	—	4,507			(55,823)			(52,733)
			182,423	(a.1)		(100,692)	(g)
			(15,000)	(a.2)
			99,999	(b.2)
			(239,093)	(c.1)		100,693	(c.1)
			45,703	(c.2)
			17	(c.2)
			399,669	(c.2)		(118,024)	(c.2)
			277,265	(c.2)		(81,877)	(c.2)
			(722,644)	(c.2)		199,904	(c.2)
			(8,500)	(d.1)
			(7,000)	(d.2)
			(71,702)	(e.2)		9,617	(e.2)
			9,498	(f)		(3,618)	(f)
			(10,965)	(h)		(2,912)	(h)
Members’ equity (deficit)	(105,671)	—			—			—
			8,917	(e.1)
			96,754	(e.2)
Retained earnings		492			8,884			9,770
			15,000	(a.1)
			(6,608)	(e.1)		886	(e.1)
Non-controlling interests (deficit)	—	—			(16,397)			(23,988)
			(2,309)	(e.1)		(886)	(e.1)
			(25,052)	(e.2)		(9,617)	(e.2)
			10,965	(h)		2,912	(h)

Total equity	$(105,671)	$5,000	$(145,095)		$(63,326)	$(3,618)		$(66,944)

Total liabilities and equity	$155,584	$200,779	$(108,270)		$248,093	$(24,126)		$223,967

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2019

(in thousands of United States Dollars, except share and per share amounts)

	DMS (Historical) Year Ended December 31, 2019	UE Acquisition Adjustments*	Notes		DMS (Pro Forma)	Leo (Historical) Year Ended December 31, 2019	Business Combination Adjustments Assuming Minimum Redemptions	Notes		Pro Forma Combined Assuming Minimum Redemptions	Additional Business Combination Adjustments Assuming Maximum Redemptions	Notes	Pro Forma Combined Assuming Maximum Redemptions
Net revenue	$238,296	$67,014			$305,310	$—				$305,310			$305,310
Cost of revenue	161,575	47,538			209,113	—				209,113			209,113
Salaries and related costs	27,978	6,562			34,540	—				34,540			34,540
General and administrative	19,927	5,895			25,822	5,426	(18)	(m	)	31,230			31,230
Acquisition costs	19,234	3,212			19,284	—				19,284			19,284
		(3,162)	(j	)
Depreciation and amortization	9,745	2,841			16,084	—				16,084			16,084
		3,498	(i	)
Other expense	—	29			29	—				29			29

(Loss) income from operations	$(163)	$601			$438	$(5,426)	$18			$(4,970)			$(4,970)
Interest expense (income)	10,930	127			14,422	(4,109)	4,109	(n	)	13,742			13,742
		3,365	(l	)			(680)	(p	)

Net (loss) income before taxes	$(11,093)	$(2,891)			$(13,984)	$(1,317)	$(3,411)			$(18,712)			$(18,712)

Income tax expense (benefit)	137	523			(752)	—	(2,853)	(o	)	(3,605)			(3,605)
		1,412	(k	)

Net (loss) income	$(11,230)	$(2,002)			$(13,232)	$(1,317)	$(558)			$(15,107)			$(15,107)

Plus: Non-controlling interests										4,845			6,705

Loss attributable to New DMS common shareholders										$(10,262)			$(8,402)

Net loss per share of Class A common stock – basic										$(0.24)			$(0.23)
Weighted average shares of Class A common stock outstanding – basic										31,793,529			22,103,760

	DMS (Historical) Year Ended December 31, 2019	UE Acquisition Adjustments*	Notes	DMS (Pro Forma)	Leo (Historical) Year Ended December 31, 2019	Business Combination Adjustments Assuming Minimum Redemptions	Notes	Pro Forma Combined Assuming Minimum Redemptions	Additional Business Combination Adjustments Assuming Maximum Redemptions	Notes	Pro Forma Combined Assuming Maximum Redemptions
Net loss per share of Class A common stock – diluted								$(0.24)			$(0.23)
Weighted average shares of Class A common stock outstanding – diluted								46,926,153			43,181,438
Net loss per share of Class C common stock – basic and diluted								$(0.09)			$(0.17)
Weighted average shares of Class C common stock outstanding – basic and diluted								27,726,735			19,538,906

*Represents the addition of ten months of UE activity to the historical DMS statement of operations and the related pro forma adjustments. Refer to notes (i) through (l) for further details.

UNAUDITED PRO FORMA INTERIM CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2020

(in thousands of United States Dollars, except share and per share amounts)

	DMS (Historical) Three Months Ended March 31, 2020	Leo (Historical) Three Months Ended March 31, 2020	Business Combination Adjustments Assuming Minimum Redemptions	Notes		Pro Forma Combined Assuming Minimum Redemptions	Additional Business Combination Adjustments Assuming Maximum Redemptions	Notes	Pro Forma Combined Assuming Maximum Redemptions
Net revenue	$72,728	$—				$72,728			$72,728
Cost of revenue	50,159	—				50,159			50,159
Salaries and related costs	8,331	—				8,331			8,331
General and administrative	5,297	1,410	(320)	(r	)	6,387			6,387
Acquisition costs	27	—				27			27
Depreciation and amortization	4,315	—				4,315			4,315

Income (loss) from operations	$4,599	$(1,410)	320			$3,509			$3,509
Interest expense (income)	3,790	(633)	633	(s	)	3,621			3,621
			(169)	(q	)

Net income (loss) before taxes	$809	$(777)	$(144)			$(112)			$(112)

Income tax expense (benefit)	52	—	(74)	(t	)	(22)			(22)

Net income (loss)	$757	$(777)	$70			$(90)			$(90)

Plus: Non-controlling interests						29			40

Loss attributable to New DMS common shareholders						$(61)			$(50)

Net income (loss) per share of Class A common stock – basic						$(0.00)			$(0.00)
Weighted average shares of Class A common stock outstanding – basic						31,793,529			22,103,760
Net income (loss) per share of Class A common stock – diluted						$(0.00)			$(0.00)
Weighted average shares of Class A common stock outstanding – diluted						46,926,153			43,181,438
Net income (loss) per share of Class C common stock – basic and diluted						$(0.00)			$(0.00)
Weighted average share of Class C common stock outstanding – basic and diluted						27,726,735			19,538,906

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The Business Combination is accounted for as a reverse merger, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Leo is treated as the “acquired” company for financial reporting purposes. This determination was primarily based on DMS comprising the ongoing operations of the combined company, DMS’s senior management comprising the senior management of the combined company, and DMS’s stockholders having a majority of the voting power of the combined company. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of DMS issuing stock for the net assets of Leo, accompanied by a recapitalization. The net assets of Leo are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of DMS.

The unaudited pro forma condensed combined balance sheet presents pro forma effects of the Business Combination and the related proposed equity commitments as of March 31, 2020. The condensed combined statements of operations for the year and three months ended December 31, 2019 and March 31, 2020, respectively, present pro forma effects to the Business Combination as if it had been completed on January 1, 2019. The pro forma information is presented as if Leo is the acquired entity.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 presents pro forma effects to the UE Acquisition as if it had been completed on January 1, 2019.

The unaudited pro forma condensed combined balance sheet as of March 31, 2020 has been prepared using and should be read in conjunction with the following:

•	Leo’s unaudited condensed balance sheet as of March 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus; and

•	DMS’s unaudited consolidated balance sheet as of March 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been prepared using and should be read in conjunction with the following:

•	Leo’s audited statement of operations for the year ended December 31, 2019 and the related notes, included elsewhere in this proxy statement/prospectus;

•	DMS’s audited consolidated statement of operations for the year ended December 31, 2019 and the related notes included elsewhere in this proxy statement/prospectus; and

•	UE’s audited statement of operations for the year ended December 31, 2019.

The unaudited pro forma interim condensed combined statement of operations for the three months ended March 31, 2020 has been prepared using and should be read in conjunction with the following:

•	Leo’s unaudited interim condensed statement of operations for the three months ended March 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus; and

•	DMS’s unaudited interim consolidated statement of operations for the three months ended March 31, 2020.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of Leo’s ordinary shares:

•

Assuming Minimum Redemptions: This presentation assumes that no current Leo’s public stockholders exercise redemption rights with respect to their shares for a pro rata portion of the fund in Leo’s trust account.

•

Assuming Maximum Redemption: This presentation assumes that $100.0 million is withdrawn from the Trust Account to fund the Leo public stockholders’ exercise of their redemption rights with respect to 9,689,769 Class A ordinary shares, which is the maximum number of shares redeemable that would allow Leo to maintain at least $200.0 million required as “Cash Proceeds” in order to close the Business Combination.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the UE Acquisition or the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination and the completion of related proposed equity commitments are based on certain currently available information and certain assumptions and methodologies that Leo believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the differences may be material. Leo believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related proposed equity commitments contemplated based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the UE Acquisition or the Business Combination taken place on the date indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the historical financial statements and notes thereto of Leo and DMS.

2.	Accounting Policies

Since Leo had substantially no business operations as a special purpose acquisition company, its limited accounting policies were not in conflict with those of DMS. Accordingly, the combined company uses the accounting policies of DMS as described in Note 1 to DMS’s audited consolidated financial statements as of and for the year ended December 31, 2019 included elsewhere in this proxy statement/prospectus. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2020 are as follows:

a)

Reflects (1) the restoration to capital of the 18,244,133 Class A Ordinary Shares deemed redeemable at March 31, 2020 and (2) the forfeiture of 1,500,000 Class B Ordinary Shares by the Sponsor and the Leo Independent Directors.

b)

Reflects cash funding as follows: (1) the transfer of approximately $200.7 million from the trust Account to fund the transaction and (2) the proceeds of $100.0 million from PIPE investors in exchange for combined company Class A Common Stock.

c)

Reflects the consideration for the Business Combination payable as follows (1) approximately $239.1 million in Cash Consideration to Sellers ($138.4 million in the “Maximum Redemptions” presentation) and approximately $40.0 million to the working capital of DMS and (2) Equity Consideration consisting of the issuance of approximately 39,967,330 shares of combined company Class B Common Stock and 27,726,735 shares of combined company Class C Common Stock (28,164,798 shares of Class B Common Stock, and 19,538,906 shares of Class C Common Stock in the “Maximum Redemptions” presentation) subject to adjustment at the option of the holder. The Class B Common Stock issued as part of the Equity Consideration will be voting, non-economic, Common Stock entitled to ownership interest in the Surviving Company. The Class C Common Stock issued as part of the Equity Consideration will be convertible into shares of Class A Common Stock. The Equity Consideration represents approximately 25.9% (approximately 35.8% in the “Maximum Redemptions” presentation) of the operations of the combined company and is treated as a non-controlling interest in the accompanying pro forma balance sheet as it is convertible at the option of the holder. Additionally, (2) reflects adjustments for the renaming of Leo’s Class A Ordinary Shares to combined company Class A Common Stock immediately following the close of the Business Combination (32,812,807 shares of Class A Common Stock and 23,123,038 shares of Class A Common Stock in the “Minimum Redemptions” and “Maximum Redemptions” presentations, respectively).

d)

Reflects the payment of transaction costs associated with the Business Combination which are estimated to be approximately $22.5 million in total for both parties, which includes (1) approximately $15.5 million of Leo transaction expenses and (2) approximately $7.0 million of estimated DMS transaction costs.

e)

Reflects other transaction effects including (1) the reclassification of DMS’s retained earnings out of the members’ deficit and (2) elimination of the residual members’ deficit of DMS, after reflecting the 25.9% non-controlling interest of DMS unitholders (35.8% in the “Maximum Redemptions” presentation).

f)

Reflects the deferred tax asset of approximately $63.3 million ($39.2 million in the “Maximum Redemptions” presentation) that results from the Section 743(b) step-up of certain assets of DMS created in connection with the Business Combination, along with existing Section 743(b) step-up of certain assets of DMS created prior to the Business Combination, and transaction costs capitalized in connection with the Business Combination. In addition, the adjustment reflects the Tax Receivable Agreement liability of approximately $53.8 million ($33.3 million in the “Maximum Redemptions” presentation), which represents 85% of the tax benefit from the deferred tax asset New DMS is expected to pay the Sellers. The portion of the Tax Receivable Agreement liability attributable to the Section 743(b) step-up created in connection with the Business Combination is treated as additional purchase price to the Sellers. The tax impacts of the acquisition were estimated based on the applicable law in effect on March 31, 2020.

g)	Reflects the withdrawal of funds from the Trust Account to fund the redemption of 9,689,769 shares of Class A Ordinary Shares.

h)	To adjust non-controlling interests to 25.9% (35.8% in the “Maximum Redemptions” presentation).

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The unaudited pro forma condensed combined statement of operations has been prepared to illustrate the effect of the UE Acquisition and the Business Combination and has been prepared for informational purposes only.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined statement of operations to give pro forma effect to events that are (1) directly attributable to the UE Acquisition and the Business Combination, (2) factually supportable, and (3) expected to have a continuing impact on the results of the combined company. DMS and Leo and DMS and UE had no historical relationships prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined consolidated provision for income taxes does not necessarily reflect the amounts that would have resulted had New DMS filed consolidated income tax returns during the periods presented.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma basic and diluted earnings (loss) per share amounts presented in the unaudited pro forma condensed combined consolidated statement of operations are based upon the number of New DMS’s shares outstanding, assuming the Business Combination had occurred on January 1, 2019 and related proposed equity commitments.

The UE Acquisition pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 are as follows:

i)	Adjustment to include 10 additional months of depreciation and amortization of the fair value of the acquired UE long-lived tangible and intangible assets

j)	Elimination of costs of the UE Acquisition incurred, approximately $3.2 million

k)	Represents the pro forma adjustment for income taxes, applying a statutory tax rate of 26% for the year ended December 31, 2019

l)	Adjustment to include the interest expense that would have been incurred to finance the UE Acquisition if it had occurred on January 1, 2019

The Business Combination pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 are as follows:

m)	Elimination of costs of the Business Combination, approximately $18 thousand

n)	Elimination of Leo’s Trust account interest income of approximately $4.1 million

o)	Represents the pro forma adjustment for income taxes, applying a statutory tax rate of 26% for the year ended December 31, 2019

p)	Adjustment to exclude interest expense of approximately $680 thousand, related to the paydown of debt, that would not have been incurred if the Business Combination had occurred on January 1, 2019

The Business Combination pro forma adjustments included in the unaudited pro forma interim condensed combined statement of operations for the three months ended March 31, 2020 are as follows:

q)	Adjustment to exclude interest expense of approximately $169 thousand, related to the paydown of debt, that would not have been incurred if the Business Combination had occurred on January 1, 2019

r)	Elimination of costs of the Business Combination, approximately $320 thousand

s)	Elimination of Leo’s Trust account interest income of approximately $633 thousand

t)	Represents the pro forma adjustment for income taxes, applying a statutory tax rate of 26% for the three months ended March 31, 2020

4.	Earnings (Loss) per Share

Represents the unaudited earnings (loss) per share calculated based on the recapitalization resulting from the Business Combination, assuming the shares were outstanding since January 1, 2019. As the Business Combination and related equity transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net earnings (loss) per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. The following tables set forth the computation of pro forma basic and diluted earnings (loss) per share for the year ended December 31, 2019 and the three months ended March 31, 2020; amounts are stated in thousands of United States Dollars, except for share/unit and per share/unit amounts.

	For the year ended December 31, 2019				For the three months ended March 31, 2020
	DMS (Historical)		Leo (Historical)		DMS (Historical)		Leo (Historical)
	Class A units	Class B units	Class A ordinary shares	Class B ordinary shares	Class A units	Class B units	Class A ordinary shares	Class B ordinary shares
Units or shares outstanding	23,960,000	20,500,000	20,000,000	5,000,000	23,960,000	20,500,000	20,000,000	5,000,000
Basic and diluted income (loss) available for common stockholders per unit or share	$(0.25)	$(0.26)	$0.21	$(1.09)	$0.01	$0.02	$0.03	$(0.28)

	For the year ended December 31, 2019
	Pro Forma Assuming Minimum Redemptions of Outstanding Class A Ordinary Shares		Pro Forma Assuming Maximum Redemptions of Outstanding Class A Ordinary Shares
Pro Forma Basic Loss per Share
Numerator in total
Net loss	(15,107)		(15,107)
Less: Loss attributable to non-controlling interest (1)	(4,931)		(6,823)

Loss attributable to common stockholders total - Basic EPS	(10,176)		(8,283)

	Class A Common Stock	Class C Common Stock	Class A Common Stock	Class C Common Stock
Numerator by class
Loss attributable to common stockholders by class - Basic EPS	(7,650)	(2,526)	(4,985)	(3,298)

Denominator
Basic historical weighted average shares outstanding	32,812,807	27,726,735	21,123,038	19,538,906
Pro forma adjustment for shares issued for cash used in general corporate purposes	(4,000,000)	—	(4,000,000)	—
Pro forma adjustment for shares issued to pay debt of $10 million	1,000,000	—	1,000,000	—

	Class A Common Stock	Class C Common Stock	Class A Common Stock	Class C Common Stock
Pro forma adjustment for distributions made in excess of earnings	1,980,722	—	1,980,722	—

Basic pro forma weighted average shares outstanding	31,793,529	27,726,735	22,103,760	19,538,906

Basic pro forma loss available for common stockholders per share	(0.24)	(0.09)	(0.23)	(0.17)

Pro Forma Diluted Loss per Share
Numerator
Loss attributable to common stockholders by class - Basic EPS	(7,650)	(2,526)	(4,985)	(3,298)
Undistributed loss reallocated to common stock from Class B Common Stock conversion, including tax effect	(3,649)	—	(5,049)	—

Loss attributable to common stockholders total - Diluted EPS	(11,299)	(2,526)	(10,035)	(3,298)

Denominator
Basic pro forma weighted average shares outstanding	31,793,529	27,726,735	22,103,760	19,538,906
Assumed conversion of Class B Common Stock	15,132,624	—	21,077,677	—

Diluted pro forma weighted average shares outstanding	46,926,153	27,726,735	43,181,438	19,538,906

Diluted pro forma loss available for common stockholders per share	(0.24)	(0.09)	(0.23)	(0.17)

	For the three months ended March 31, 2020
	Pro Forma Assuming Minimum Redemptions of Outstanding Class A Ordinary Shares		Pro Forma Assuming Maximum Redemptions of Outstanding Class A Ordinary Shares
Pro Forma Basic Loss per Share
Numerator in total
Net loss	(90)		(90)
Less: Loss attributable to non-controlling interest (1)	(30)		(41)

Loss attributable to common stockholders total - Basic EPS	(60)		(49)

	Class A Common Stock	Class C Common Stock	Class A Common Stock	Class C Common Stock
Numerator by class
Loss attributable to common stockholders by class - Basic EPS	(45)	(15)	(30)	(20)

Denominator
Basic historical weighted average shares outstanding	32,812,807	27,726,735	23,123,038	19,538,906
Pro forma adjustment for shares issued for cash used in general corporate purposes	(4,000,000)	—	(4,000,000)	—

	Class A Common Stock	Class C Common Stock	Class A Common Stock	Class C Common Stock
Pro forma adjustment for shares issued to pay debt of $10 million	1,000,000	—	1,000,000	—
Pro forma adjustment for distributions made in excess of earnings	1,980,722	—	1,980,722	—

Basic pro forma weighted average shares outstanding	31,793,529	27,726,735	22,103,760	19,538,906

Basic pro forma loss available for common stockholders per share	(0.00)	(0.00)	(0.00)	(0.00)

Pro Forma Diluted Loss per Share
Numerator
Loss attributable to common stockholders by class - Basic EPS	(45)	(15)	(30)	(20)
Undistributed loss reallocated to common stock from Class B Common Stock conversion, including tax effect	(22)	—	(30)	—

Loss attributable to common stockholders total - Diluted EPS	(67)	(15)	(60)	(20)

Denominator
Basic pro forma weighted average shares outstanding	31,793,529	27,726,735	22,103,760	19,538,906
Conversion of Class B Common Stock	15,132,624	—	21,077,677	—

Diluted pro forma weighted average shares outstanding	46,926,153	27,726,735	43,181,438	19,538,906

Diluted pro forma loss available for common stockholders per share	(0.00)	(0.00)	(0.00)	(0.00)

(1) The loss attributable to non-controlling interest differs from the one presented in the pro forma statements of operations for the year ended December 31, 2019 and the three months ended March 31, 2020 due to pro forma adjustments to the weighted average shares outstanding used in the earnings per share calculation.

There are 4,000,000 private placement warrants outstanding as of the date of this proxy statement/prospectus (of which 2,000,000 will be forfeited and surrendered pursuant to the Surrender Agreement and 2,000,000 will be the Seller Warrants issued to the Sellers as part of the Business Combination Consideration), which will be automatically converted by operation of law into warrants to acquire shares of New DMS Class A Common Stock in the Domestication. Because the exercise price of the Seller Warrants is greater than the average market price of Leo Common Stock for the periods presented above, the Seller Warrants are considered anti-dilutive and any shares that would be issued upon exercise of the Seller Warrants are not included in loss per share.

For the year ended December 31, 2019 and the three months ended March 31, 2020, the approximately 10,498,031 shares of Class A Common Stock (approximately 14,622,323 shares under the “Maximum Redemptions” presentation) that are issuable upon conversion of the Class C Common Stock are not considered in the calculation of loss per share because they are anti-dilutive.

INFORMATION ABOUT LEO

Unless the context otherwise requires, all references in this section to the “Company,” “Leo,” “we,” “us” or “our” refer to Leo prior to the consummation of the Business Combination.

General

We are a blank check company incorporated as a Cayman Islands exempted company on November 29, 2017 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Business Combination Agreement on April 23, 2020. We intend to finance the Business Combination through a combination of (i) shares of New DMS Class A Common Stock issued to the equityholders of DMS, (ii) cash held in the trust account net of redemptions and deferred underwriting discounts, and (iii) gross proceeds of the PIPE Investment.

Our company was founded by senior executives of, and advisors to, Lion Capital. We believe that we derive significant benefit from our affiliation with Lion Capital.

Lion Capital is a leading consumer focused private equity firm and its principals have invested over $9.0 billion in over 45 businesses since 1998, producing an attractive rate of return. Since it was founded in 2004 by Lyndon Lea and Robert Darwent, Lion Capital has focused exclusively on investing in branded consumer goods and retail businesses in North America and Europe. Every aspect of Lion Capital’s structure, team and approach has been designed to support this strategy, and Lion Capital has invested in some of the consumer industry’s best-known brands, including Weetabix, Orangina, Jimmy Choo and AllSaints.

Specializing in a single sector has enabled Lion Capital to develop a distinctive and successful investment approach, which Lion Capital believes provides it with a competitive advantage across all areas of the investment process and has enabled it to deliver attractive risk-adjusted returns. Through 15 years of operation, Lion Capital has invested in over 160 brands and reviewed thousands of investment opportunities in depth, all contributing to a rich base of experience and a broad network within the sector.

Lion Capital’s deep experience and network enables it to play a differentiated role at every stage of the private equity value chain:

•	in-depth coverage of key trends and assets across the consumer sector;

•	privileged access to attractive investment opportunities;

•	ability to have a like-minded and probing dialogue with management teams and prospective partners;

•	access to a broad pool of executives and advisors to support due diligence and recruitment needs; and

•	ability to retain dedicated, specialist expertise within the Lion Capital team to support both due diligence and portfolio monitoring.

Through its offices in Los Angeles and London, Lion Capital is well-placed to generate differentiated deal flow across North America and Europe, leveraging its global perspective on the consumer sector and in-depth, local knowledge and networks.

On February 15, 2018, we consummated the initial public offering of our units, with each unit consisting of one Class A ordinary share, par value $0.0001 per share, which we refer to as the “public shares,” and one-half of one warrant. Simultaneously with the closing of the initial public offering, we completed the private sale of 4,000,000 private placement warrants at a purchase price of $1.50 per private placement warrant, to Sponsor generating gross proceeds to us of $6,000,000. The private placement warrants are substantially identical to the warrants sold as part of the units in the initial public offering, except that Sponsor has agreed not to transfer, assign or sell any of the private placement warrants (except to certain permitted transferees) until 30 days after the completion of our initial business combination. The private placement warrants are also not redeemable by us so long as they are held by Sponsor or its permitted transferees, and they may be exercised by Sponsor and its permitted transferees on a cashless basis.

Following the closing of the initial public offering, a total of $200,000,000 from the net proceeds of the sale of the units in the initial public offering and the private placement warrants was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 180 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. As of June 18, 2020, funds in the trust account totaled approximately $200,763,670 and were held in money market funds.

On March 30, 2018, we announced that, commencing April 5, 2018, holders of the 20,000,000 units sold in the initial public offering of Leo may elect to separately trade the Class A ordinary shares and the public warrants included in the units. Those units not separated continued to trade on NYSE under the symbol “LHC.U,” and the Class A ordinary shares and public warrants that are separated trade on NYSE under the symbols “LHC” and “LHC WS,” respectively.

Extension Meeting

We mailed to our shareholders of record as of January 17, 2020, a definitive proxy statement for an extraordinary general meeting which was held on February 11, 2020 to approve an extension of time for us to complete an initial business combination through July 31, 2020 (the “Extension Proposal”). The Extension Proposal was approved, providing our shareholders with more time to evaluate the Business Combination.

In connection with the vote to approve the Extension Proposal, the holders of 687,193 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.38 per share, for an aggregate redemption amount of approximately $7.13 million. As such, only approximately 3.4% of the Class A ordinary shares were redeemed and approximately 96.6% of the Class A ordinary shares remain outstanding. After the satisfaction of such redemptions, the balance in our trust account will be approximately $200 million.

Financial Position

As of December 31, 2019, we had approximately $207.2 million held in the trust account, not taking into account payment of $7,000,000 of deferred underwriting fees. With the funds available, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because we are able to complete our initial business combination using Leo’s cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires.

Effecting Our Business Combination

Fair Market Value of Target Business

The NYSE listing rules require that our business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with our initial business combination. Our board of directors determined that this test was met in connection with the proposed Business Combination.

Lack of Business Diversification

For an indefinite period of time after the completion of the Business Combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may:

•

subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and

•	cause us to depend on the marketing and sale of a single product or limited number of products or services.

Redemption Rights for Public Shareholders upon Completion of the Business Combination

We are providing our public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the initial business combination, including interest (net of taxes payable), divided by the number of then outstanding public shares, subject to the limitations described herein. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. The amount in the trust account was approximately $10.40 per public share as of June 18, 2020. The per-share amount we will distribute to shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that we will pay to the underwriters. Redemptions referred to herein shall take effect as repurchases under the Existing Organizational Documents. Our sponsor, officers and directors have entered into a letter agreement with Leo, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and any public shares they may hold in connection with the completion of the Business Combination.

Limitations on Redemption Rights

Notwithstanding the foregoing, the Existing Organizational Documents provide that any individual public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group,” as defined under Section 13 of the Exchange Act, will be restricted from seeking redemption rights with respect to public shares held in excess of 15% of the total public shares issued as part of the units sold in the initial public offering of Leo (“Excess Shares”), or 2,896,921 public shares. However, Leo has not restricted public shareholders’ ability to vote all of their shares, including Excess Shares, for or against a business combination. Sponsor, officers and directors have, pursuant to a letter agreement entered into with Leo, waived their right to have any founder shares or public shares held by them redeemed in connection with a business combination. Unless any of Leo’s other affiliates acquires founder shares through a permitted transfer from our sponsor, officers and directors, and thereby becomes subject to the letter agreement, no such affiliate is subject to this waiver. However, to the extent any such affiliate acquires public shares, such affiliate would be a public shareholder and restricted from seeking redemption rights with respect to any Excess Shares.

Redemption of Public Shares and Liquidation if No Business Combination

We have until July 31, 2020 (unless such date is extended in accordance with the Existing Organizational Documents)to complete a business combination. If we are unable to consummate an initial business combination by July 31, 2020 (unless such date is extended in accordance with the Existing Organizational Documents), we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an initial business combination by July 31, 2020 (unless such date is extended in accordance with the Existing Organizational Documents).

Our sponsor, executive officers and directors entered into an agreement with us, pursuant to which it has waived its rights to liquidating distributions from the trust account with respect to its founder shares if we fail to consummate an initial business combination by July 31, 2020 (unless such date is extended in accordance with the Existing Organizational Documents). However, if our sponsor or executive officers and directors acquire public shares in or after our initial public offering, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to consummate an initial business combination by July 31, 2020 (unless such date is extended in accordance with the Existing Organizational Documents).

Our sponsor, executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Existing Organizational Documents that would affect the substance or timing of our obligation to redeem 100% of our public shares if we do not consummate an initial business combination by July 31, 2020, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (net of taxes payable), divided by the number of then outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we are not subject to the SEC’s “penny stock” rules).

We expect that all costs and expenses associated with implementing a plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds of our initial public offering held outside the trust account, although we cannot assure that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing a plan of dissolution, to the extent that there is any earned interest in the trust account, net of any funds required to pay taxes, we may request the trustee to release to us an additional amount of up to $100,000 of such earned interest to pay those costs and expenses.

If we were to expend all of the net proceeds of our initial public offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon our dissolution would be $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Citigroup Global Markets Inc. will not execute agreements with us waiving such claims to the monies held in the trust account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, our sponsor agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, provided that such liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under our indemnity of the underwriter of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our sponsor will not be responsible to the extent of any liability for such third-party claims. However, we have not asked our sponsor to reserve for such indemnification obligations, nor have we independently verified whether our sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and our sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.

We will seek to reduce the possibility that our sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Our sponsor will also not be liable as to any claims under our indemnity of the underwriter of our initial public offering against certain liabilities, including liabilities under the Securities Act. At December 31, 2019, we had access to up to $207.2 million from the proceeds of our initial public offering and the sale of the private placement warrants with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our trust account could be liable for claims made by creditors.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.00 per share to our public shareholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. See “Risk Factors—Risks Related to the Business Combination and Leo—If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.”

Employees

We currently have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Directors and Executive Officers

Our officers and directors are as follows:

Name	Age	Position
Lyndon Lea	51	Chairman and Chief Executive Officer
Robert Darwent	48	Chief Financial Officer and Director
Robert Bensoussan	62	Director
Lori Bush	63	Director
Mary E. Minnick	60	Director

Lyndon Lea, our Chairman and Chief Executive Officer, is a founder of Lion Capital and serves as its Managing Partner since its inception in 2004. Prior to founding Lion Capital, Mr. Lea was a partner of Hicks, Muse, Tate & Furst where he co-founded its European operations in 1998. From 1994 to 1998, Mr. Lea served at Glenisla, the former European affiliate of Kohlberg Kravis Roberts & Co., prior to which he was an investment banker at Schroders in London and Goldman Sachs in New York. Mr. Lea graduated with a BA in Honors Business Administration from the University of Western Ontario in Canada in 1990.

Mr. Lea has been active in the investment arena for 28 years, 24 of which have been exclusively focused on private equity. Mr. Lea has led the acquisitions of over 25 investments, including notable brands such as Weetabix, Jimmy Choo, Orangina, Kettle Foods, wagamama, Picard and Authentic Brands Group, amongst many others. Mr. Lea is currently Chairman of the contemporary fashion brand AllSaints where he served as Executive Chairman for the first 18 months of the investment, from May 2011 to October 2012. Under Mr. Lea’s guidance, AllSaints has seen a 62% increase in revenue. Mr. Lea is also a director of menswear brand, John Varvatos; French frozen food retailer, Picard; global brand development, marketing and entertainment company, Authentic Brands Group; Alain Afflelou, the French glasses retailer; premium skincare company, Perricone MD;

accessible jewelry company, Alex & Ani; luxury sneaker brand, Buscemi; Lenny & Larry’s, the US protein-enhanced cookie brand; Grenade, the UK protein product manufacturer; Global Franchise Group, the US restaurant franchise platform; the award-winning US beauty brand incubator HatchBeauty; Nutiva, the US healthy fats and nutrition company and premium apparel brand, Paige.

Mr. Lea previously led investments in, and sat on the board of, UK cereal company Weetabix; French food manufacturer Materne; restaurant chain wagamama; global, luxury shoe company, Jimmy Choo; private label razor business, Personna; soft drinks business, Orangina; snack business, Kettle Foods; Finnish bakery company, Vaasan; European frozen food brand, Findus; Dutch foodservice company, Ad Van Geloven; global hair accessories brand ghd; UK food company, Premier Foods (LON:PFD); UK biscuit business, Burton’s Foods; UK furniture company, Christie-Tyler; leading European automotive valuation guide, EurotaxGlass’s; Polish cable company, Aster City; champagne houses G.H. Mumm and Champagne-Perrier-Jouët; directories group, Yell; and clothing company, American Apparel. Mr. Lea also previously sat on the board of Aber, a diamond mining company which owned the luxury jewelry brand Harry Winston.

We believe Mr. Lea’s deep consumer industry background, coupled with broad operational and transactional experience, make him well qualified to serve as a Director.

Robert Darwent is our Chief Financial Officer and serves on our board of directors. Alongside Mr. Lea, Mr. Darwent is a founder of Lion Capital where he sits on the Investment Committee and Operating Committee of the firm. Prior to founding Lion Capital in 2004, Mr. Darwent worked with Mr. Lea in the European operations of Hicks, Muse, Tate & Furst since its formation in 1998. From 1995 to 1998, Mr. Darwent worked in the London office of Morgan Stanley in their investment banking and private equity groups. Mr. Darwent graduated from Cambridge University in 1995.

Mr. Darwent is currently a director of the following companies: Authentic Brands Group, the global brand licensing company; Blow Ltd, the online beauty services provider; Loungers, the UK bar and restaurant chain; Gordon Ramsay North America, the US restaurant franchise business and Spence Diamonds, a North American diamond jewelry retailer. Previously, Mr. Darwent has sat on the board of the following companies: AS Adventure, the leading European outdoor specialist retailer; Burton’s Foods, the UK biscuit business; Christie-Tyler, the UK furniture manufacturer; ghd, the global hair appliances business; Jimmy Choo, the luxury shoe and accessories brand; La Senza, the UK lingerie retailer; G.H. Mumm and Champagne Perrier-Jouët, the champagne houses; wagamama, the restaurant chain; Weetabix, the cereal company; and Young’s Seafood, the UK chilled and frozen food manufacturer.

We believe Mr. Darwent’s deep consumer industry background, coupled with broad operational and transactional experience, make him well qualified to serve as a Director.

Robert Bensoussan serves on our board of directors and has been a director and the majority owner of Sirius Equity LLP, a retail and branded luxury goods investment company, since 2008. Mr. Bensoussan also serves as a director on the board of feelunique.com, one of Europe’s largest online beauty retailers, since December 2012. He also is a member of the Advisory Board of Pictet Bank Premium Brands Fund and Chairman of Camaleu, the French retail conglomerate. Mr. Bensoussan also is an investor in feelunique.com, C.A.R.O.L, the AI driven fitness equipment, Hapy Sweet Bee Ltd, natural health food products, Zen Car, the Belgium based electric car rental company, and Eaglemoss Ltd, a UK part-works publisher. Previously, Mr. Bensoussan was a director at J. Choo Limited, a privately held luxury shoe wholesaler and retailer, from 2001 to 2011 and served as Jimmy Choo Limited’s Chief Executive Officer from 2001 to 2007. He also was previously a board member of Celio International, the French retail conglomerate, and Vivarte representing the GLG hedge fund. In 2019, Mr. Bensoussan resigned after 6 years as the only non-North American board member of lululemon athletica Inc. (NASDAQ:LULU). Mr. Bensoussan has a degree in business from ESSEC Business School in France, which he received in 1980.

We believe Mr. Bensoussan’s deep experience in the retail and branded luxury goods market, coupled with broad operational and transactional experience, make him well qualified to serve as a Director.

Lori Bush serves on our board of directors and is the Co-founder, Chairman and CEO of Solvasa, an early stage US beauty and wellness company operating a social selling model. She is the former President and Chief Executive Officer of Rodan + Fields, a US manufacturer and Social Commerce company specializing in skincare products, where she served from October 2007 until her retirement in January 2016. During her tenure as President and Chief Executive Officer, Ms. Bush helped grow the company from a start-up to one of the largest premium skincare brands in the United States with almost $1 billion annual sales. With more than 25 years’ experience in the consumer and health care products industries, Ms. Bush was responsible for overseeing the brand’s entrance into the direct selling arena. A seasoned direct selling leader, Ms. Bush previously served from February 2000 to March 2006 as President of the personal care segment of Nu Skin Enterprises, Inc. (NYSE:NUS), a $1 billion global direct selling company operating in more than 40 markets around the world. During her tenure with the company, Ms. Bush acted as a global spokesperson for the brand while leading the marketing, operations and research and development functions. Ms. Bush has also held several leadership positions, from 1993 to 2000, within the skincare franchise of Johnson & Johnson Consumer Products Companies, including Worldwide Executive Director Skin Care Ventures and Vice President of Professional Marketing at Neutrogena. Ms. Bush was also a director of Viveve Medical, Inc. (NASDAQ:VIVE), where she served from 2016 to 2018. From August 2018 until its sale in July 2019, Ms. Bush served as chairman of the board of managers of New Avon LLC, which specializes in cosmetic products. Ms. Bush has a Bachelor of Science in Medical Technology, which she received from The Ohio State University in 1978 and an MBA from Temple University Fox School of Business Management which she received in 1985, and is currently a member of the Board of Visitors.

We believe Ms. Bush’s deep consumer industry background, coupled with broad operational and transactional experience, make her well qualified to serve as a Director.

Mary E. Minnick serves on our board of directors and was a Partner of Lion Capital from 2007 until 2017. Previously, Ms. Minnick served in various capacities at The Coca-Cola Company (NYSE:KO), including as Chief Operating Officer of Asia and Global President of Marketing, Strategy and Innovation, from 1983 to 2007. During her tenure at The Coca-Cola Company, Ms. Minnick led the strategic planning process for all markets and held direct responsibility for strategic planning, marketing, new product development, product quality, advertising, media, environmental policies, sustainability, research and development, science and regulatory affairs, worldwide packaging and equipment. In her role as Chief Operating Officer of Asia from 2002 to 2005, Ms. Minnick was responsible for the management of 30 countries throughout Asia, over $6 billion in revenue and approximately $2 billion in net income. Ms. Minnick is a member of the board of directors of the Target Corporation (NYSE:TGT), which she joined in 2005 and Glanbia PLC, which she joined in 2019. Ms. Minnick has also served as a member of the board of directors of the global brewer Heineken (AMS:HEIA) from 2008 to 2015 and the consumer packaged food and beverage company WhiteWave Foods Co. (NYSE:WWAV) from 2012 to 2016. Ms. Minnick currently serves as a partner in Ocean 14 Capital, a newly formed investment fund to support the UN SDG GOAL 14: Life Below Water. Ms. Minnick has an MBA from Duke University and a BA in Business from Bowling Green State University.

We believe Ms. Minnick’s deep consumer industry background, coupled with broad operational and transactional experience, make her well qualified to serve as a Director.

Number and Terms of Office of Officers and Directors

Our board of directors is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual general meetings) serving a three-year term. In accordance with NYSE corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on NYSE. The term of office of the first class of directors, consisting of Robert Bensoussan and Lori Bush, will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Robert Darwent and Mary E. Minnick, will expire at our second annual general meeting. The term of office of the third class of directors, consisting of Lyndon Lea, will expire at our third annual general meeting.

Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our Class B ordinary shares. In addition, prior to the completion of an initial business combination, holders of a majority of our Class B ordinary shares may remove a member of the board of directors for any reason.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in the Existing Organizational Documents as it deems appropriate. The Existing Organizational Documents provide that our officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a nominating committee and a compensation committee. Each committee operates under a charter that has been approved by our board and has the composition and responsibilities described below. The charter of each committee is available on our website.

Audit Committee

Our board of directors has established an audit committee. Lori Bush, Robert Bensoussan and Mary E. Minnick serve as members of our audit committee. Our board of directors has determined that each of Lori Bush, Robert Bensoussan and Mary E. Minnick are independent. Mr. Bensoussan serves as the Chairman of the audit committee. Each member of the audit committee is financially literate and our board of directors has determined that Mr. Bensoussan qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee operates pursuant to a charter and is responsible for:

•	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•	monitoring the independence of the independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

•

determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•

monitoring compliance on a quarterly basis with the terms of our initial public offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of our initial public offering; and

•

reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee are reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Nominating Committee

Our board of directors has established a nominating committee. The members of our nominating committee are Lori Bush, Mary E. Minnick and Robert Bensoussan, and Ms. Bush serves as chairman of the nominating committee. Under the NYSE listing standards, we are required to have a nominating committee composed entirely of independent directors. Our board of directors has determined that each of Lori Bush, Mary E. Minnick and Robert Bensoussan are independent.

The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the nominating committee’s charter, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;

•

should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee

Our board of directors has established a compensation committee. The members of our compensation committee are Lori Bush, Mary E. Minnick and Robert Bensoussan, and Ms. Bush serves as chairman of the compensation committee.

Under the NYSE listing standards, we are required to have a compensation committee composed entirely of independent directors. Our board of directors has determined that each of Lori Bush, Mary E. Minnick and Robert Bensoussan are independent. The compensation committee operates pursuant to a charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other Section 16 executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NYSE and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics is available without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the year ended December 31, 2019 there were no delinquent filers.

Conflicts of Interest

Under Cayman Islands law, all of our directors owe three types of duties to us: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties: (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with the Existing Organizational Documents. We have the right to seek damages if a duty owed by any of our directors is breached. As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Existing Organizational Documents or alternatively by shareholder approval at general meetings.

Certain of our officers and directors presently have, and any of them in the future may have, additional fiduciary or contractual obligations to other entities, including entities that are affiliates of our sponsor, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.

Our sponsor, officers and directors have agreed, pursuant to a written letter agreement, not to participate in the formation of, or become an officer or director of, any other blank check company until we have entered into a definitive agreement regarding our initial business combination or we have failed to consummate an initial business combination by July 31, 2020 (unless such date is extended in accordance with the Existing Organizational Documents).

Potential investors should also be aware of the following other potential conflicts of interest:

•

Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

•

Our sponsor and each member of our management team entered into agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of our initial business combination. Additionally, our sponsor agreed to waive its rights to liquidating distributions from the trust account with respect to its founder shares if we fail to complete our initial business combination within the prescribed time frame. If we do not complete our initial business combination within the prescribed time frame, the private placement warrants will expire worthless. Except as described herein, our sponsor and our directors and executive officers have agreed not to transfer, assign or sell any of their founder shares until the earliest of (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the closing price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. The private placement warrants will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and director nominees will own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

•

Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

Accordingly, as a result of multiple business affiliations, Leo’s officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. If any of the above executive officers or directors become aware of a business combination opportunity which is suitable for any of the above entities to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to Leo if such entity rejects the opportunity, subject to their fiduciary duties under Cayman Islands law. Leo does not believe, however, that any of the foregoing fiduciary duties or contractual obligations will materially affect Leo’s ability to complete a business combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. The Existing Organizational Documents provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Executive Compensation and Director Compensation and Other Interests

The following disclosure concerns the compensation of Leo’s executive officers and directors for the fiscal year ended December 31, 2018 and 2019 (i.e., pre-business combination) and other interests Leo’s executive officers and directors have in Class B ordinary shares.

None of our executive officers or directors have received any cash compensation for services rendered to us. Since the consummation of our initial public offering and until the earlier of consummation of our initial business combination and our liquidation, we will reimburse an affiliate of our sponsor for office space, secretarial and administrative services provided to us in an amount not to exceed $10,000 per month. In addition, our sponsor, executive officers and directors, or any of their respective affiliates are being reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to our sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination are made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, is paid by Leo to our sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from New DMS. For more information on post-combination company executive compensation, see the section entitled “Management of New DMS Following the Business Combination—Executive Compensation.” All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by New DMS to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Certain Relationships and Related Transactions

On December 8, 2017, we issued an aggregate of 8,625,000 founder shares to our sponsor in exchange for a capital contribution of $25,000, or approximately $0.003 per share. In February 2018, our sponsor transferred 30,000 founder shares to each of Mss. Bush and Minnick, and Mr. Bensoussan, our independent directors. The shares held by our independent directors were not subject to forfeiture in after the underwriter’s overallotment option was not exercised. The number of founder shares issued was determined based on the expectation that such founder shares would represent 20% of the outstanding shares upon completion of our initial public offering. On February 9, 2018, our sponsor effected a surrender of 2,875,000 founder shares to the company for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding from 8,625,000 to 5,750,000, such that the total number of founder shares would represent 20% of the total number of ordinary shares outstanding upon completion of our initial public offering (of which 750,000 shares have been forfeited). The founder shares (including the Class A ordinary shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

Our sponsor purchased 4,000,000 private placement warrants for a purchase price of $1.50 per whole warrant in a private placement that occurred simultaneous to the closing of our initial public offering. Our sponsor’s interest in this transaction is valued at $6,000,000. Each private placement warrant entitles the holder to purchase one share of our Class A ordinary shares at $11.50 per share. The private placement warrants (including the Class A ordinary shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

If any of our officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. Our officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us. We currently maintain our executive offices at 21 Grosvenor Place, London, SW1X 7HF, United Kingdom. The cost for our use of this space is included in the $10,000 per month fee we pay to an affiliate of our sponsor for office space, administrative and support services, commencing on the date that our securities are first listed on the NYSE. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. During the years ended December 31, 2019 and 2018, an aggregate of $120,000 and $105,000 in connection with such services was recorded in general and administrative expenses in the accompanying Statements of Operations. As of December 31, 2019 and 2018, $50,000 and $105,000 were accrued on the accompanying balance sheets, respectively.

No compensation of any kind, including finder’s and consulting fees, will be paid to our sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to our sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

In order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our sponsor or an affiliate of our sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account. As of December 31, 2019 and 2018, no working capital loans were outstanding.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a shareholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

We entered into a registration and shareholder rights agreement pursuant to which our sponsor will be entitled to certain registration rights with respect to the private placement warrants, the warrants issuable upon conversion of working capital loans (if any) and the Class A ordinary shares issuable upon exercise of the foregoing and upon conversion of the founder shares, and, upon consummation of our initial business combination, to nominate one person for election to our board of directors.

Policy for Approval of Related Party Transactions

The audit committee of our board of directors operates pursuant to a charter that provides for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the audit committee. At its meetings, the audit committee is provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that the company has already committed to, the business purpose of the transaction, and the benefits of the transaction to the company and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.

Director Independence

NYSE listing standards require that a majority of our board of directors be independent. Our board of directors has determined that Lori Bush, Robert Bensoussan and Mary E. Minnick are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending or to our knowledge, threatened against us or any members of our management team in their capacity as such.

Properties

We currently maintain our executive offices at 21 Grosvenor Place, London, SW1X 7HF, United Kingdom. The cost for our use of this space is included in the $10,000 per month fee we pay to an affiliate of our sponsor for office space, administrative and support services. We consider our current office space adequate for our current operations.

Upon consummation of the Business Combination, the principal executive offices of New DMS will be located at 4800 140th Avenue N., Suite 101, Clearwater, Florida 33762.

Competition

If we succeed in effecting the Business Combination with DMS, there will be, in all likelihood, significant competition from their competitors. We cannot assure you that, subsequent to the Business Combination, we will have the resources or ability to compete effectively. Information regarding Leo’s competition is set forth in the section entitled “Information About DMS—Competition.”

Periodic Reporting and Audited Financial Statements

Leo has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, Leo’s annual reports contain financial statements audited and reported on by Leo’s independent registered public accounting firm. Leo recently filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2020.

We are required to evaluate our internal control procedures as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because a target business with which we seek to complete our initial business combination may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Cayman Islands Companies Law. As an exempted company, we applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Law (2020 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

LEO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “Leo,” “we,” “us” or “our” refer to Leo prior to the consummation of the Business Combination. The following discussion and analysis of Leo’s financial condition and results of operations should be read in conjunction with Leo’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

We are a blank check company incorporated as a Cayman Islands exempted company on November 29, 2017 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Business Combination Agreement on April 23, 2020. We intend to finance the Business Combination through a combination of (i) shares of New DMS Class A Common Stock issued to the equityholders of DMS, (ii) cash held in the trust account net of redemptions and deferred underwriting discounts, and (iii) gross proceeds of the PIPE Investment.

The issuance of additional shares in a business combination:

•

may significantly dilute the equity interest of investors in the initial public offering, which dilution would increase if the anti-dilution provisions in the Class B ordinary shares resulted in the issuance of public shares on a greater than one-to-one basis upon conversion of the Class B ordinary shares;

•	may subordinate the rights of holders of ordinary shares if preferred shares are issued with rights senior to those afforded our ordinary shares;

•

could cause a change in control if a substantial number of our ordinary shares are issued, which may affect, among other things, our ability to use our net operating loss carryforwards, if any, and could result in the resignation or removal of our present officers and directors;

•	may have the effect of delaying or preventing a change in control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us; and

•	may adversely affect prevailing market prices for our public shares and/or warrants to purchase our public shares.

Similarly, if we issue debt securities or otherwise incur significant indebtedness, it could result in:

•	default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•

acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•	our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•	our inability to pay dividends on our ordinary shares;

•

using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our ordinary shares, if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•

limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

As of March 31, 2020 and December 31, 2019, we held cash of $200 and $550,164, current liabilities of $4,881,457 and $6,337,348 and deferred underwriting compensation of $7 million, respectively. Further, we expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete the Business Combination will be successful.

Extension Meeting

We mailed to our shareholders of record as of January 17, 2020, a definitive proxy statement for an extraordinary general meeting which was held on February 11, 2020 to approve the Extension Proposal. The Extension Proposal was approved, providing our shareholders with more time to evaluate the Business Combination.

In connection with the vote to approve the Extension Proposal, the holders of 687,193 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.38 per share, for an aggregate redemption amount of approximately $7.13 million. As such, only approximately 3.4% of the Class A ordinary shares were redeemed and approximately 96.6% of the Class A ordinary shares remain outstanding. After the satisfaction of such redemptions, the balance in our trust account will be approximately $200 million.

Results of Operations

All activity during the three months ended March 31, 2020 and the year ended December 31, 2019 was in preparation for our initial public offering, and since the closing of our initial public offering, our activity has been limited to the search for a prospective initial business combination, and we will not be generating any operating revenues until the closing and completion of a business combination. We expect to continue to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the year ended December 31, 2019, we had net loss of approximately $1.3 million, which consisted of approximately $4.1 million of interest income, offset by approximately $5.4 million of general and administrative expenses. For the year ended December 31, 2018, we had net income of approximately $2.6 million, which consisted of approximately $3.1 million of interest income, offset by approximately $490,000 of general and administrative costs.

For the three months ended March 31, 2020, we had net loss of approximately $777,000 which consisted of approximately $633,000 in interest income, offset by approximately $1.4 million in general and administrative costs (of which approximately $786,000 was for merger expenses). For the three months ended March 31, 2019, we had net loss of approximately $462,000, which consisted of approximately $1.1 million in interest income, offset by approximately $1.6 million in general and administrative costs.

Liquidity and Capital Resources

On December 8, 2017, Sponsor purchased 8,625,000 shares of Leo’s Class B ordinary shares, par value $0.0001, for an aggregate price of $25,000. In February 2018, Sponsor transferred 30,000 founder shares to each of Mss. Bush and Minnick, and Mr. Bensoussan, the Leo’s independent directors. In February 2018, Sponsor effected a surrender of 2,875,000 Class B ordinary shares to us for no consideration, resulting in a decrease in the total number of Class B ordinary shares from 8,625,000 to 5,750,000. The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of our initial business combination and are subject to certain transfer restrictions. Sponsor had agreed to forfeit up to 750,000 Class B ordinary shares to the extent that the over-allotment option was not exercised in full by the underwriter. On March 29, 2018, the over-allotment option expired and an aggregate of 750,000 shares were subsequently forfeited by Sponsor.

On February 15, 2018, we consummated the initial public offering of 20,000,000 Units at a price of $10.00 per Unit generating gross proceeds of $200,000,000 before underwriting discounts and expenses. Prior to the Closing, we completed the private sale of an aggregate of 4,000,000 private placement warrants, each exercisable to purchase one Class A ordinary share for $11.50 per share, to Sponsor, at a price of $1.50 per private placement warrant.

We received gross proceeds from the initial public offering and the sale of the private placement warrants of $200,000,000 and $6,000,000, respectively, for an aggregate of $206,000,000. $200,000,000 of the gross proceeds were deposited in the trust account with Continental Stock Transfer and Trust Company acting as trustee. Sponsor and its affiliate had loaned Leo an aggregate of $300,000 to cover expenses related to the initial public offering pursuant to a promissory note. This loan was non-interest bearing and became payable upon the completion of the initial public offering. Leo repaid $300,000 on February 15, 2018. In addition, Sponsor and its affiliate loaned Leo another $25,000 for working capital. Leo fully repaid this amount on February 20, 2018.

On February 15, 2018, we invested the funds held in the trust account in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest solely in United States Treasuries. Due to the short-term nature of the money market fund’s investments, we do not believe that we are subject to material interest rate risk.

As of March 31, 2020 and December 31, 2019, funds held in the trust account consisted solely of cash and investments. As of March 31, 2020 and December 31, 2019, we had cash held outside of the trust account of $200 which is available to fund our working capital requirements.

As of March 31, 2020 and December 31, 2019, we had current liabilities of $6,337,348 and $4,881,457, respectively, largely due to due diligence fees related to identifying potential targets and amounts owed to professionals, consultants, advisors and others who performed services related to our initial public offering, the sale of the private placement warrants, identifying and evaluating a business combination and/or the negotiation of, or consummation of the transactions contemplated by, the Business Combination Agreement. Additional expenses will be incurred in connection with the consummation of the transactions contemplated by the Business Combination Agreement. Such expenses may be significant, and we expect some portion of these expenses to be paid upon the completion of a business combination, including the Business Combination with DMS. We may request additional loans from Sponsor, affiliates of Sponsor or certain of our executive officers and directors to fund our working capital requirements prior to completing a Business Combination. We may use working capital to repay such loans, but no proceeds from the trust account will be utilized for such repayment. Additional funds could also be raised through a private offering of debt or equity. Our Sponsor, affiliates of Sponsor, executive officers and directors are not obligated to make additional loans to us, and we may not be able to raise additional funds from unaffiliated parties. Considering these uncertainties, there is substantial doubt regarding our ability to continue as a going concern.

On April 23, 2020, we entered into the Business Combination Agreement with DMS and the other parties thereto. Pursuant to the Business Combination Agreement, among other things, Leo will domesticate as a Delaware corporation and following the Domestication, Leo will effectuate the Equity Purchase in exchange for the Business Combination Consideration.

We are required to complete a business combination by July 31, 2020 (unless such date is extended in accordance with the Existing Organizational Documents) (the “Business Combination Period”). If we do not complete a business combination within the Business Combination Period, we shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the board of directors, dissolve and liquidate, subject in each case to Leo’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our public warrants and private placement warrants, which will expire worthless if we fail to complete a business combination within the Business Combination Period. We intend to use substantially all of the funds then on deposit in the trust account, including any amounts representing interest earned on the trust account (which interest shall be net of taxes payable and excluding deferred underwriting commissions) to complete the Business Combination. Our annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the trust account. We expect the interest earned on the amount in the trust account will be sufficient to pay our taxes. To the extent that our ordinary shares or debt is used, in whole or in part, as consideration to complete the Business Combination, the remaining proceeds held in the trust account after completion of the Business Combination and redemptions of Class A ordinary shares, if any, will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategy.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our Business Combination. Moreover, we may need to obtain additional financing either to complete the Business Combination or because we become obligated to redeem a significant number of our public shares upon completion of the Business Combination, in which case we may issue additional securities or incur debt in connection with the Business Combination.

Off-Balance Sheet Financing Arrangements

As of March 31, 2020, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an administrative agreement to pay monthly recurring expenses of $10,000 for office space, utilities and secretarial and administrative services to an affiliate of Sponsor and the deferred underwriting compensation as further described in Note 5 to our unaudited financial statements included elsewhere in this joint proxy statement/prospectus. The agreement terminates upon the earlier of the consummation by Leo of a business combination or the liquidation of Leo.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:

Net Income (Loss) Per Ordinary Share

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per ordinary share is computed by dividing net income applicable to ordinary shareholders by the weighted average number of ordinary shares outstanding for the period. We have not considered the effect of the warrants sold in the initial public offering and private placement to purchase an aggregate of 14,000,000 Class A ordinary shares in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per ordinary share is the same as basic earnings per ordinary share for the periods presented.

Our statements of operations include a presentation of income (loss) per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per ordinary share, basic and diluted for Class A ordinary shares is calculated by dividing the interest income earned on the trust account, by the weighted average number of Class A ordinary shares outstanding for the periods. Net loss per ordinary share, basic and diluted for Class B ordinary shares is calculated by dividing the net income, less income attributable to Class A ordinary shares and any working capital loans, by the weighted average number of Class B ordinary shares outstanding for the periods presented.

Class A Ordinary Shares Subject to Possible Redemption

We account for its Class A ordinary shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. Our Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2020 and December 31, 2019, 18,244,133 and 19,034,909 Class A ordinary shares subject to possible redemption at the redemption amount are presented as temporary equity, outside of the shareholders’ equity section of our balance sheets, respectively.

Quantitative and Qualitative Disclosures About Market Risk

To date, our efforts have been limited to organizational activities and activities relating to the initial public offering and the identification and evaluation of prospective acquisition targets for a business combination. We have neither engaged in any operations nor generated any revenues. As of March 31, 2020 and December 31, 2019, the net proceeds from the initial public offering and the sale of the private placement warrants held in the trust account were comprised entirely of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest solely in United States Treasuries. Due to the short-term nature of the money market fund’s investments, we do not believe that there will be an associated material exposure to interest rate risk.

As of March 31, 2020 and December 31, 2019, $200.8 and $207.2 million (including accrued interest) were held in the trust account for the purposes of consummating a business combination. If we complete a business combination within the required period, funds then on deposit in the trust account will be used to pay for our initial business combination, redemptions of Class A ordinary shares, if any, deferred underwriting compensation of $7,000,000 and accrued expenses related to the business combination, as contemplated by the business combination agreement. Any funds remaining would be made available to us to provide working capital to finance our operations.

We have not engaged in any hedging activities since our inception. We do not expect to engage in any hedging activities with respect to the market risk to which we are exposed.

Independent Registered Public Accounting Firm’s Fees

The firm of WithumSmith+Brown, PC (“Withum”) acts as our independent registered public accounting firm. The following is a summary of fees paid to Withum for services rendered.

Audit Fees

Audit fees consist of fees for professional services rendered for the audit of our year-end financial statements and services that are normally provided by Withum in connection with regulatory filings. The aggregate fees of Withum related to audit and review totaled approximately $64,000 and $61,500 for the fiscal years ended December 31, 2019 and 2018, respectively. The above amounts include services in connection with interim review procedures and audit fees, as well as attendance at audit committee meetings.

Audit-Related Fees

During the years ended December 31, 2019 and 2018, audit-related fees for our independent registered public accounting firm were approximately $26,000 and $41,500, respectively. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our year-end financial statements and are not reported under “ —Audit Fees.” These services include attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards and review of the financial information included in our proxy statements.

Tax Fees

During the years ended December 31, 2019 and 2018, we had no fees for tax services.

All Other Fees

During the years ended December 31, 2019 and 2018, we had no fees for other services.

Pre-Approval Policy

Our audit committee was formed upon the consummation of our initial public offering. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our board of directors. Since the formation of our audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

INFORMATION ABOUT DMS

Business Summary

Unless otherwise indicated or the context otherwise requires, references in this Business Summary to the company, “we,” “us,” “our” and other similar terms refer to DMS and its subsidiaries prior to the Business Combination and to New DMS and its consolidated subsidiaries after giving effect to the Business Combination.

Our Business

DMS provides technology and digital performance marketing tools to help marketers with their most critical decision: how to optimize return on investment - i.e., the customers acquired relative to the marketing dollars spent.

DMS is a leading provider of technology and digital performance marketing solutions. We deliver a unique set of proprietary software, data assets and proven expertise to large global brands across verticals where consumer interaction is rapidly migrating online such as insurance, education, health & wellness, consumer finance and other direct-to-consumer businesses. Our primary objective is to enhance the performance and efficacy of the digital marketing dollars that brands spend to acquire customers, which has become increasingly harder for companies to do in digital and mobile environments. Our solutions are sector-agnostic, providing value to clients across multiple verticals, thereby reducing our exposure to any specific client or vertical-specific secular trends. We have proven our effectiveness and stand out as a mission-critical partner that improves client outcomes, with a 95% client retention rate across our business in 2018.

We are differentiated by the dynamic combination of solutions we provide to clients, the scale at which we operate, and the sector-agnostic approach that results in a more attractive financial profile. As media consumption has rapidly fragmented across disparate digital, mobile, social and traditional sectors, it has become more challenging for marketers to reach their target audiences at scale and to manage the costs to acquire new customers. To address this, marketers need a data-driven approach, leveraging technology to collect feedback in real-time, and quickly navigate across digital platforms. Our model stands out because we own the data assets to help deliver audiences more likely than not to take a specific action (i.e., high intent), the tools to track the success of spend in real-time, and the technology and expertise to deploy strategies regardless of the digital platform (e.g., search, social, mobile).

We operate one of the largest digital marketplace businesses, where companies in verticals like insurance and education seek to acquire new customers, who are more frequently shopping for these services entirely online. Our marketplace solutions allow brands to leverage our data assets to reach highly targeted audiences across a diverse portfolio of owned and operated websites, and deliver high-intent customers to brands looking to grow their businesses. Separately, we provide large brands with broad-based customer acquisition programs, whereby we utilize our data assets, proprietary technology and digital campaign expertise to acquire customers on behalf of brands (“brand direct” programs) and ultimately enhance the return on their marketing dollars spent. Both our marketplace and brand direct businesses leverage our unique database of 150 million consumer profiles, a high barrier to entry and key differentiator. This database has been curated based on the results of $1 billion of ad spend deployed on the DMS platform since 2012, and is constantly improving as more ad spend perpetuates more results into the database. We also provide software tools that large marketing customers use to track performance in real-time, and serve as a powerful retention tool in our business as our software becomes embedded as a critical platform used by large marketing departments. Furthermore, we use these tools to develop direct relationships with clients, with over 90% of our 2019 revenue generated directly from clients (vs. agency relationships) relative to 20% in 2014.

We believe we are the only operator to provide these services across several verticals at scale, as demonstrated by the 1.4 billion monthly ad impressions our networks delivers. Our sector-agnostic model has proven its effectiveness across industries, as our clients include a top 3 auto insurer, a Fortune 100 insurance agency, a top 3

U.S. mortgage lender, a leading home security firm, and a Top 100 ranked U.S. university. The diversification results in significant cross-sell opportunities - a potential mortgage is also likely a potential home insurance and/or home security lead - and better profitability by leveraging a single back-end platform. Our revenue diversity is evidenced by the fact that no customer represents more than 6% of revenue.

We have rapidly grown our business, driven by both a successful organic growth strategy and a proven M&A playbook. We generate highly recurring, diversified revenue streams that have been growing quickly as new and existing clients have increased their spend on DMS solutions. We have also completed 9 M&A transactions since 2016. In 2019, we generated $305 million of pro forma revenue (including the impact of acquisitions), versus reported revenue of approximately $67 million in 2017, with management’s estimate of like-for-like annualized growth of 25%. We have a model that generates profit on every client engagement, a highly flexible cost structure, and low capital expenditures that results in approximately 90% unlevered free cash flow (“UFCF”) conversion. In 2019, we generated $51.7 million of Combined Adjusted EBITDA, and $45 million of UFCF.

Our Market Opportunity

Today, marketers are confronted by the significant challenge of reaching consumers in meaningful ways through disparate media platforms. Legacy mediums of print or television represent a far smaller portion of media consumption than historically, as digital channels have proliferated, and in particular mobile devices. In an effort to adjust to this transition, digital advertising is supplanting traditional advertising to support customer acquisition efforts and has grown to an estimated $145 billion in the United States. We believe this total addressable market (“TAM”) of digital advertising in which we operate will continue to grow, as existing and new digital platforms continue this trend. However, this transition has presented new challenges as the diversity of digital platforms has grown exponentially. Meanwhile, marketers across consumer sectors (e.g. retail, automotive, insurance, financial services, CPG, healthcare and education) are constantly challenged by stakeholders to identify the return on investment (“ROI”) from advertising spend. To address this, performance-based advertising, or marketing campaigns where there is linear 1-for-1 accountability around dollars spent and customers acquired, have become increasingly important.

We are solving these issues with solutions that enable marketers to reach high-intent customers at great scale and efficiency across all digital channels. Our solutions are also uniquely designed to address the challenge of measuring ROI, as our performance-based advertising solutions deliver customers rather than leads and provide a real-time feedback loop for marketers to optimize how their ad spend is deployed.

The ecosystem within which we operate includes firms which are differentiated by the value-add they provide to large marketers, and increasingly so, on an ROI basis. Traditional Ad Agencies represent a legacy media cohort that cannot guarantee customer delivery and offer limited technology capabilities while focused on creative services. Digital Marketing Consultants act to implement digital advertising strategies, though outsource execution to third parties and cannot guarantee customer delivery. Digital Ad Platforms, though pervasive, operate as mass-market distribution platforms versus a partnership model and offer limited transparency of data and no guarantee of customer delivery. Performance Marketing, DMS’s segment, offers transparent ROI measurement, predictive capabilities, and clear attribution of ad spend and associated customers acquired, all via a tech-first scalable platform.

The importance of our unique ability to deliver results via Performance Marketing is particularly apparent in the current environment of COVID-19, where marketing teams want to ensure the dollars they spend are truly effective. In this environment where marketers still need to acquire new customers, our ability to quantify advertising spend effectiveness and institute real-time efficiency enhancements is differentiated.

Key trends impacting our market include:

Top Brands Are Transitioning Advertising Budgets From Traditional To Digital Channels

In recent years, marketers have been transitioning where marketing budgets are deployed from traditional media to digital media. We believe that this trend will continue into the foreseeable future, with digital ad expenditures growing steadily as traditional ad expenditures decline. Further, market data suggests that there is significant opportunity for continued digital ad expenditure growth among top media buyers in particular. For instance, analysis of TV ad spend versus internet ad spend reflects an under-indexing for Internet versus time spent. Currently TV ad spend is 33% over-indexed vs. time viewed while internet ad spend is 50% under-indexed vs. time viewed.

Top Digital Advertisers Are Transitioning Budgets To Performance-Based Models Where Data And Analytics Drive Decision Making

An Interactive Advertising Bureau (“IAB”) report from October 2019 categorized media spend based on pricing models and estimated that 62% of the ad spend during the first half of 2019 was purchased using performance-based revenue models. This share was up slightly from 61% the prior year, with performance-based ad spend up 19.1% during the same period. Affiliate marketing, a category of performance-based advertising where a business rewards an affiliate for visitors or customers brought by the affiliate’s own efforts, has seen significant growth over the past decade, with an estimated $6.4 billion in ad spend in 2019 and expected growth to $8.2 billion by 2022, according to available market data.

The shift to digital performance-based advertising models may be explained by mounting pressure on advertisers to demonstrate return on investment (“ROI”) and advertisers’ resulting shift of expenditures to channels that not only drive performance but also allow them to track tangible outcomes like sales. Salesforce research from 2019 shows an increase in the number of marketers planning to track customer acquisition cost (CAC), cost per lead and marketing ROI, among other marketing metrics. However, proving campaign ROI is the top challenge for marketers according to a 2020 NewsCred survey. By its very nature, digital performance-based marketing supports marketing campaign tracking objectives and solves the ROI tracking challenge by creating linear connections between digital marketing spend and campaign results.

Mobile Use Climbs And Advertising Budgets Follow

As consumers’ mobile device use has rapidly grown to surpass many traditional forms of media consumption, including television use, mobile devices are expected to comprise the dominant share of media consumption time in the years ahead. Following consumer usage trends, brands have been transitioning large shares of their advertising budgets to mobile. Based on available market data, we believe the shift to mobile – though already significant – has only just begun. We believe that we are well equipped for this shift as ~80% of our revenue is mobile originated.

New Digital Tools Enable Optionality in Shopping For Both Complex And Commodity Products

Research indicates that consumers prefer more choices over fewer choices. A large selection of choices can be ideal when consumers are making the “to buy or not to buy” decision, however, when actually selecting products to purchase, consumers often want selections narrowed and recommendations made to assist in the final decision making process.

Digital marketplaces allow consumers to see a wide array of choices when they are early in the decision making process. As consumers pinpoint their criteria, DMS’s technology allows for the narrowing of options presented, tailored using our propriety analytics platform, helping consumers make the right choices and allowing the connection of high-intent prospects with the brands that best match their needs.

With regard to insurance specifically, market data suggests that younger generations are more likely than older generations to research and purchase online. We believe that continued growth of online insurance research and purchases is likely, as consumers are increasingly willing to share personal data if it helps them get the insurance plans that match their needs.

Our Business Model

We are a provider of digital performance marketing solutions to our advertising clients. Our engagements are determined by our clients based on their desired customer outcomes. Examples of our clients’ desired outcomes and needs include new product installs, execution of new insurance policies and developing better brand exposure to capture market share from competitors. We have the capacity to build targeted solutions that meet the array of our clients’ desired outcomes through our technology and direct interaction with consumers. We deliver these consumers to our clients based on achieving metrics, measured through Key Performance Indicators (“KPIs”), which enable us and our clients with mutually understood measurability and accountability.

Our solutions create high intent, high conversion prospective customer leads for clients. These leads provide clients with a very detailed summary of a prospective customer and are comprised of a detailed accounting of that individual’s information and interest level in the offering that often has been validated by our call center; in some cases this actually represents a direct customer. The lead can be served to the client as a data lead (often call center verified) or as a warm transfer – comprised of a phone call to the client with a prospective customer (whose intent has also often been validated by our call center) on the phone.

Our model works because we own the tools that enhance the two-way marketing feedback loop of sending messages to a specific audience, then expecting a response or action from the consumer that viewed it. Our proprietary tools track success of ad campaigns measured against agreed upon KPIs, and prove to marketers what is working in real-time.

This level of perspective into prospective customers makes us highly valued partners to our clients as we provide a high degree of clarity on who the lead is and subsequent measurability of its conversion into a new customer. With so much of marketing spend moving to enhance the calculation of customer acquisition cost relative to lifetime customer value, our lead curation approach provides industry leading attribution perspective to our clients. We are integral partners to our diverse set of blue-chip clients, including five of the largest U.S. home and auto insurance firms, a top three mortgage lender, a top three consumer reporting firm, several top-tier universities and scaled learning software providers, two of the leading home security companies, and numerous brands within CPG, travel, retail, and health & wellness.

Marketplace Solutions

We build, host and maintain a portfolio of owned and operated websites in a variety of verticals, such as insurance, education, home services, consumer finance and automotive. Consumers value marketplace experiences because they enable product comparisons across the market in one spot and obtain multiple quotes on products or services. Advertisers value marketplace solutions because these platforms allow advertisers to competitively bid on consumers in real-time based on their desired ROIs.

We deploy our own media expenditures to engage consumers with our marketplace solutions and facilitate consumer activity on our owned and operated websites. Advertisers bid for interaction with consumers through our marketplace solutions and pay for such actions as clicks, leads or calls based on their specific criteria sets.

Brand Direct Solutions

We also build digital performance marketing solutions particularly tailored to one of our advertising clients’ brand-specific products or services. These solutions include websites that both we and our clients host and maintain.

Similar to our marketplace solutions, we deploy our own media expenditures to engage consumers. Unlike our marketplace solutions, where advertisers bid for interaction with consumers, brand direct solutions provide consumers with a 1-on-1 experience with the brand-specific products or services being offered. Also similar to our marketplace solutions, the advertisers only pay for prescribed actions such as clicks, leads or calls based on their specific criteria sets.

Software-as-a-Service and Managed Services

We make our proprietary marketing automation software available as a service to clients in the insurance, consumer finance and education verticals. We sell software as a service (“SaaS”) on a contract term and generally charge fees for set up, minimum monthly fees and transactional or volume based charges. Our SaaS offering helps our clients better understand their ad expenditures and thus enables them to make more efficient and effective buying decisions from us, which can enable us to scale their ad expenditures. We believe this embedded software makes our client relationships even stronger.

Our Proprietary Assets

At the core of our business is a proprietary and 1st party data-driven technology platform that allows us to help our clients acquire customers. Our key proprietary assets include the following:

Owned and Operated Websites – We possess vertical marketplaces in the form of owned and operated websites where we are able to attract consumer traffic via paid search placement and present relevant offers. As each customer begins their consumer journey, the complete experience when interacting with our clients’ brands, we use our engagement technology to track all user interactions and build a consumer profile. First party consumer interactions allow us to be more efficient in what leads, clicks and calls we deliver to our clients.

As an example, we own and operate a prominent website in the home security vertical. We pay to attract traffic to the site (i.e. paid search) where consumers enter basic personal information at their discretion including name, email and zip code. Leveraging our consumer profile database, we are able to classify the potential lead and match it with the appropriate offer from one of our advertiser providers.

Customer Database – We have had over $1 billion in ad expenditures flow through our marketplace and brand direct solutions since 2012. This has allowed us to build a proprietary data asset of over 150 million consumer profiles, which also represents a significant barrier to entry for our competitors. The database has allowed us to become more efficient with how we deploy dollars for our clients as we target specific consumer audiences based on millions of precedent interactions. The data warehouse also allows us to analyze the data that has already been aggregated in order to provide our clients with deeper insights into consumer habits as they continue to interact with our owned and operated websites.

As an example of how we would deploy this asset, a home insurance client may seek to acquire new customers though wants to expand their targeted audience to likely buyers with certain income attributes. We are uniquely positioned to provide an audience to target that meets certain attributes (e.g. homeowner, achieves income threshold, recent buyer of a home security system). The experience with which we can apply these audience targeting tools makes the leads, clicks and calls we provide highly valuable to our clients.

Importantly, our technology platform (including the customer database) has been developed with compliance and cybersecurity as a chief priority. As it pertains to the collection and use of first-party data, we operate in full compliance with relevant regulations and solicit consent for any personally identifiable data we collect and manage.

Software-as-a-Service (“SaaS”) Solutions – We are able to “white label” our SaaS solutions for clients in different verticals. With a specific solution in place, our clients are able to track KPIs in real time from all marketing channels. This allows them to have full transparency into how their ad translates into results with the agreed upon KPIs that we measure. We also give clients the tools to seamlessly integrate with multiple third parties, thus driving efficiency. As we develop a solution for specific clients we create an extremely sticky relationship due to the embedded nature of the product within their marketing processes. The exclusive, long-term contractual relationships on our software solutions also allow us the opportunity to cross-sell additional solutions.

As an example of a client’s SaaS solution, one leading insurance client has embedded our technology platform in order to closely track ad spend at scale across their nationwide network of thousands of insurance agents. This allows them to manage the critical task of deploying marketing dollars efficiently across a disparate network of affiliate agents. This is an exclusive arrangement we have negotiated, underpinned by a 10-year contract.

Our Strengths

We believe that we are uniquely positioned to leverage our core competitive strengths to help us continue to deliver a compelling service offering of digital performance marketing solutions. In doing so, we will continue to differentiate ourselves from our competition and, as a result, will continue to provide a compelling value proposition to our advertising clients.

We view our strengths as falling into the following categories:

Proprietary and Innovative Technology Platform – Our technology platform was built to enable us to deliver end-to-end digital performance marketing solutions. We own and operate all meaningful technology utilized in our business and we believe we have better information processing and feedback loops with our clients as a result. These systems enable us to make decisions in real time to better optimize all facets of the digital performance marketing campaigns we run on behalf of our clients to continually strive to meet or exceed our clients’ key performance indicators. In addition, our proprietary technology platform leverages machine-learning capabilities to build upon our media buying experience within various channels so that we can ensure the best possible outcomes for consumers and clients as we continually optimize our ad expenditures against our marketplace and brand direct solutions.

Vertical Agnostic and Channel Agnostic Service Offering – Our ability to provide digital performance marketing solutions transcends verticals and channels, making our business truly agnostic and, as a result, adaptable to the needs of a wide variety of clients. We view the entire TAM (over $150 billion in US digital ad spend projected for 2020) as an opportunity to provide our service offering and thus we believe there is substantial opportunity for growth in existing verticals with existing clients, as well as the opportunity to expand into new verticals where we can add new clients.

Scale in Purchasing Media – Our ability to access diversified media across all digital channels, at scale, that supply targeted media to our marketplace and brand direct solutions has been critical to our growth. Since our inception, we have deployed approximately $1 billion in media expenditures which have been tracked end-to-end through our proprietary technology platform. We believe the knowledge and experience our employees have gained through these data insights and feedback loops as well as the technology we possess enables us to more predictably generate higher levels of sustained profitability across each media source and customers at the most effective cost of media against our peers. The result is our ability to supply our marketplace and brand direct solutions at attractive media costs and margins.

Substantial Database of First-Party Consumer Information – As a result of the over $1 billion in ad spend that has flown through our marketplace and brand direct solutions, we have attracted and interacted with a substantial volume of consumers on our owned and operated media properties. As a result, we have collected significant data (both demographic and behavioral) as consumers engage with our marketplace and brand direct solutions. We use this data in a variety of ways which allow us to better target ad expenditures based on consumer demographics and behaviors to create improved experiences for consumers and attract higher intent consumers for our clients. This effectively enables us to intelligently target ads now or in the future. We also store this data so that it can be analyzed and enhanced as consumers return to our websites and continue to interact with us. Enhancing data already collected allows for the development of deeper insights and also creates new monetization opportunities.

Recurring Revenue Base – We employ a results driven model that provides accountability and transparency to the digital marketing process. Clients are able to see the return that is generated from each dollar spent across multiple distribution channels and we drive revenues based on that client success. This ROI model is deeply embedded in client’s marketing processes and creates a highly sticky revenue profile with significant switching costs. In 2018, we had a 95% customer retention rate.

Proven M&A Playbook – We have completed nine M&A deals since 2016 with an average EV / LTM EBITDA of 5.1x. All of the transactions have been self-sourced from strong industry relationships and were vetted during our thorough diligence processes. This has allowed us to completely integrate each acquisition target into our platform in order to extract synergies. From these acquisitions we have also been able to accelerate our growth. We have historically evaluated acquisition opportunities along three criteria: does the target add new verticals or strengthen existing verticals, does the target strengthen our technology platform, and is the target able to enhance our digital distribution capabilities. Most of our acquisition targets have satisfied and exceeded expectations for achieving targets along all three criteria.

Powerful Financial Engine – Throughout the history of our company we have continually outperformed internal expectations and benchmarked well against our peers. Historical organic revenue has been high at approximately 25% from 2017 to 2019 (annualized), accelerated due to significant investments in our platform. These investments have increased our ability to cross-sell leads, enhance our software capabilities and improve our proprietary technology systems. Organic revenue growth has also been paired with high UFCF conversion. Our UFCF conversion is almost 90% of EBITDA as capex needs for the business are minimal. The strong UFCF conversion provides us with the capital necessary for further investment in the business as well as pursuing M&A.

Best-in-Class Management Team – Our management team collectively has 130 years of combined industry experience. In the lifetime of our Company, there has been zero voluntary management attrition. As a result of this transaction our senior executive team will maintain a material ownership interest. At the core of the team is the commitment to strong compliance and monitoring initiatives that drive client collaboration and wins.

Our Growth Strategies

As a leading provider of digital performance marketing solutions, it is our mission to continue to find ways to help advertisers solve the biggest problems they have in the most important aspects of their ad expenditures. Simply put, we want to continue to help advertisers across a multitude of verticals deploy their ad expenditures more efficiently and effectively, while at the same time helping consumers make better and more informed decisions as quickly as they desire. Within our marketplace and brand direct solutions, we leverage proprietary technology and data to empower both advertisers and consumers to reach these goals.

We are working to build the most strategic and most trusted digital performance marketing company in the world. To achieve this goal, we intend to continue to grow our business by pursuing the following strategies:

•

Attract more consumers to our marketplace solutions. We plan to expand the number of consumers reaching our marketplaces while simultaneously continuing to focus on curating our engaging consumer experiences which are customized by media channel and consumer interests. Our growing data assets across our platform enable us to better target and scale all media channels and will power our expansion in developing channels like programmatic display and video.

•

Attract more consumers to our brand direct solutions. We plan to continue expanding our reach across paid media, email, affiliate, SMS, display, native and other channels to engage more consumers on behalf of our clients’ brands and become our clients’ single point of entry into the digital performance marketing sector.

•

Add more advertising clients in existing verticals. We plan to add new advertising clients by going deeper within existing vertical categories where we have a proven track record of delivering success with respect to our clients’ key performance indicators. We plan to do this by demonstrating the value proposition of our marketplace and brand direct solutions as highly accountable, scalable, and cost effective customer acquisition vehicles.

•

Invest in our people, process and technology. We plan to continue to invest in our people, processes and technology platform by growing all keys areas of our business including sales, data science and engineering and advertising operations, thus enabling us to improve the breadth and efficiency of our marketplace and brand direct solutions for advertisers and consumers.

•

Expand into new verticals. We plan to expand into additional marketplace solutions like health and life insurance for consumers and providers. We also plan to expand our brand direct solutions into the retail, e-commerce, home services and consumer packaged goods verticals. Over time, we have consistently demonstrated our ability to efficiently expand into new vertical markets by leveraging our expertise and platform.

•

Continue to invest in our brand awareness. We have been a recognized industry leader with respect to producing meaningful content and white papers on the advertising industry. Our corporate marketing team lead by our Chief Marketing Officer is highly efficient and effective at creating meaningful and engaging content that over time has raised our brand awareness. We believe that our continued investment in increasing our brand awareness will help us continue to grow inside of the verticals we currently serve with the solutions we currently offer, as well as helping us realize our growth and expansion strategies with respect to new verticals and solutions. Our continued investment in strengthening our brand will help to accelerate our projected growth.

•

Continue Executing on M&A Playbook. We believe executing on our proven playbook will continue to accelerate growth in our business. We plan to continue evaluating potential acquisition targets, leveraging our historical success in integration and our existing framework of criteria. We continuously update and foster relationships to maintain a robust pipeline of potential future inorganic opportunities. As a public company, we will have the added benefit and flexibility to offer shares in our public equity as a form of transaction consideration.

•

Grow internationally. We plan to selectively launch our marketplace and brand direct solutions in international markets over time. We expect to focus our efforts on those international markets with dynamics similar to the United States. Currently, less than 1% of our revenue comes from outside of the United States. We believe we can expand into these new markets by leveraging our existing technology platform and media expertise. Accordingly, there will be an accelerated growth opportunity as there are no additional development costs as a barrier to entry.

Employees

As of March 31, 2020, we had 372 employees in the U.S. and 14 in Toronto, Canada, for a combined workforce of 386 employees. Our employees were allocated across our groups as follows: 89 employees in Corporate and Shared Services, 55 in Product, Sales and Media, 126 in DMS Divisions and Solutions, 102 in DMS Call Center and 14 in DMS Toronto. None of our employees are represented by a labor union.

Technology and Infrastructure

We have developed an end-to-end marketing technology suite that connects, tracks and optimizes digital marketing spend to achieve financial success for DMS and to achieve desired outcomes for advertising clients. Our platform is a modular, expansive and API-integrated technology platform which is hosted on Amazon’s AWS cloud infrastructure, allowing the platform to scale rapidly with demand. Data security and redundancy are DMS priorities. We have a Security Operations and Compliance team focused on ensuring we comply with new regulations and policies, and continually providing new training materials for our team. Certain types of data are restricted from entering our ecosystem, including social security numbers, driver’s license numbers, credit card numbers and banking information. We utilize a distributed hosting strategy with virtualization that allows us to backup and redundantly deploy our technology across availability zones and regions. Backups include databases, operating code, and infrastructure configurations. We use a combination of open source technologies with our proprietary software to optimally match our users’ journeys with our advertising partners and marketing needs with the maximum yield. The engineering team at DMS partners with our business development, marketing and leadership teams in order to align our product roadmap and feature set with the ever changing demands of the marketplace. During fiscal years 2017, 2018, and 2019, we invested $0.4 million, $2 million, and $6 million, respectively, in product development, and we will continue to invest in our technology for DMS to remain at the forefront of the performance marketing ecosystem.

Intellectual Property

We rely on a combination of patent, trade secret, trademark and copyright laws in the United States and other jurisdictions together with confidentiality agreements and technical measures to protect the confidentiality of our proprietary rights. To protect our trade secrets, we control access to our proprietary systems and technology and enter into confidentiality and invention assignment agreements with our employees and consultants and confidentiality agreements with other third-parties. We also have registered and unregistered trademarks for the names of many of our websites, and we own the domain registrations for all of our website domains.

Government Regulation

We provide services through a number of different online and offline channels. As a result, we are subject to many federal and state laws and regulations, including restrictions on the use of unsolicited commercial email, such as the CAN-SPAM Act and state email marketing laws, and restrictions on the use of marketing activities conducted by telephone, including the Telemarketing Sales Rule and the Telephone Consumer Protection Act. Our business is also subject to federal and state laws and regulations regarding unsolicited commercial email, telemarketing, user privacy, search engines, Internet tracking technologies, direct marketing, data security, data privacy, pricing, sweepstakes, promotions, intellectual property ownership and infringement, trade secrets, export of encryption technology, acceptable content and quality of goods, and taxation, among others.

In addition, we provide services to a number of our clients that operate in highly regulated industries, particularly in our financial services and education verticals. In our financial services vertical, our websites and marketing services are subject to various federal, state and local laws, including state licensing laws, federal and state laws prohibiting unfair acts and practices, and federal and state advertising laws. In our education client vertical, nearly all of the revenue is generated from post-secondary education institutions. Post-secondary education institutions are subject to extensive federal and state regulations and accrediting agency standards, including the Higher Education Act of 1965 as amended (the “HEA”), Department of Education regulations under the HEA, individual state higher education regulations, as well as regulations of the Federal Trade Commission and Consumer Finance Protection Bureau and other federal agencies. Such state and federal regulations govern many aspects of these clients’ operations, including marketing and recruiting activities, as well as the school’s eligibility to participate in Title IV federal student financial aid programs, which is the principal source of funding for many of our education clients. Although we are not a higher education institution, we may be required to comply with such education laws and regulations as a result of our role as a vendor to higher education institutions, either directly or indirectly through our contractual arrangements with clients. Since 2010, there have been significant additions and changes to these regulations and increasing enforcement of them by regulators. In addition, Congress is considering changes to the HEA. These changes may place additional regulatory burdens on post-secondary schools generally, and specific initiatives may be targeted at companies like us that serve higher education institutions. In recent years, a particularly high level of regulatory and legislative scrutiny has been focused on for-profit higher education institutions, several of which are clients. The costs of compliance with these regulations and new laws may increase in the future and any failure on our part to comply with such laws may subject us to significant liabilities.

Legal Proceedings

From time to time, we may become involved in legal proceedings and claims arising in the ordinary course of business. Certain of our outstanding legal matters include claims for indeterminate amounts of damages. We record a liability when we believe that it is probable that a loss has been incurred and the amount can be reasonably estimated. Based on our current knowledge, we do not believe that there is a reasonable possibility that the final outcome of pending or threatened legal proceedings to which we are a party, either individually or in the aggregate, will have a material adverse effect on our financial position, results of operations and cash flows. However, the outcome of such legal matters is subject to significant uncertainties.

Executive Officers

The following sets forth the names, ages, and current positions of the executive officers of DMS as of the date of this proxy statement/prospectus:

Name	Age	Position
Joseph Marinucci	45	President and Chief Executive Officer and Manager
Fernando Borghese	41	Chief Operating Officer and Manager
Randall Koubek	60	Chief Financial Officer
Joey Liner	42	Chief Revenue Officer
Jonathan Katz	51	Chief Media Officer
Matthew Goodman	46	Chief Information Officer
Jason Rudolph	46	Chief Technology Officer
Ryan Foster	42	General Counsel and Executive Vice President of Compliance

Joseph Marinucci has served as Chief Executive Officer of DMS since co-founding DMS in 2012. Biographical information for Mr. Marinucci is set forth under “Management of New DMS Following the Business Combination—Executive Officers.”

Fernando Borghese has served as Chief Operating Officer of DMS since co-founding DMS in 2012. Biographical information for Mr. Borghese is set forth under “Management of New DMS Following the Business Combination—Executive Officers.”

Randall Koubek has served as Chief Financial Officer of DMS since 2018. Biographical information for Mr. Koubek is set forth under “Management of New DMS Following the Business Combination—Executive Officers.”

Joey Liner has served as the Chief Revenue Officer of DMS since 2018. Biographical information for Mr. Liner is set forth under “Management of New DMS Following the Business Combination—Executive Officers.”

Jonathan Katz has served as the Chief Media Officer of DMS since 2016. Biographical information for Mr. Katz is set forth under “Management of New DMS Following the Business Combination—Executive Officers.”

Matthew Goodman has served as the Chief Information Officer of DMS since co-founding DMS in 2012. Biographical information for Mr. Goodman is set forth under “Management of New DMS Following the Business Combination—Executive Officers.”

Jason Rudolph has served as Chief Technology Officer of DMS since 2019. Biographical information for Mr. Rudolph is set forth under “Management of New DMS Following the Business Combination—Executive Officers.”

Ryan Foster has served as General Counsel and Executive Vice President of Compliance of DMS since 2017. Biographical information for Mr. Foster is set forth under “Management of New DMS Following the Business Combination—Executive Officers.”

DMS’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to DMS, the “Company,” “we,” “us” or “our” refers to Digital Media Solutions Holdings, LLC and its consolidated subsidiaries prior to the consummation of the Business Combination. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and accompanying notes, and other financial information included elsewhere within this proxy statement/prospectus. This discussion includes forward-looking information regarding our business, results of operations and cash flows and contractual obligations and arrangements that involves risks, uncertainties and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Information” and “Risk Factors”. Amounts presented within this management’s discussion and analysis are presented in thousands of U.S. dollars, with the exception of percentages.

OVERVIEW

DMS is a leading provider of technology and digital performance technology solutions. DMS is headquartered in Clearwater, Florida with approximately 350 employees in total located at our headquarters and satellite offices throughout the United States and Canada. We are a major contributor to the structural shift from traditional media to the online and digital arena currently ongoing in the advertising industry. Through our cutting-edge technologies and multi-faceted platforms, DMS enables advertisers to more closely track, monitor and adjust campaigns based on their return on investment.

DMS operates as a performance marketing engine for companies across numerous industries, including consumer finance (mortgage), education (split between non-profit and for-profit), automotive (aftermarket auto warranty, auto insurance), insurance (health, homeowners), home services (home security), brand performance (consumer products), gig, health and wellness, and career (job pursuit). We also operate an agency business providing better access and control over the advertising spend, including marketing automation Software as a Service (“SaaS”) to customers.

We classify our operations into three reportable segments: Brand Direct, Marketplace and Other. Under the Brand Direct reportable segment, revenues are earned from fees we charge to our customers when we advertise directly for them under their brand name. In servicing our customers under this reportable segment, the end consumer of our customer interacts directly with our customer and does not interface with DMS at any point during the transaction process. Under the Marketplace reportable segment, we earn revenues from fees we charge to our customers when we advertise their business under our brand name. The end consumer interfaces directly with our brand and may be redirected to our customer based on information obtained during the transaction process. Under the Other reportable segment, we earn revenues from fees for other services provided to our customers. Services include the management of digital media services on behalf of our customers (i.e. agency services), as well as SaaS.

RECENT BUSINESS ACQUISITIONS

Over the past eight years, we have fine-turned our diversification strategy and have grown to become a multi-million dollar company made up of three reportable segments (described above) and eleven entities.

On November 1, 2019, we purchased substantially all assets and business of UE Authority Co. (“UE”) for cash of approximately $56,620. UE generates and purchases leads, clicks or calls for sale to its carriers and agent customers. Post-acquisition, UE was rebranded to DMS Insurance, a component of the Marketplace reportable segment. Through the acquisition of UE, we launched into the digital insurance advertising marketplace as a key player with a comprehensive suite of products that connect high-intent consumers with our nation’s largest auto, home, health and life insurance providers, allowing for continued expansion in the insurance vertical.

On November 1, 2018, we acquired Fosina Marketing Group, Inc. (“Fosina”) for cash of approximately $5,976. Fosina is an innovative and data-driven marketing firm which provides customers with direct to consumer agency services. The acquisition of Fosina allowed us to dive deeper into our relationships with consumer-facing e-commerce brands in order to perform competitively in the global direct-to-consumer subscription marketing business.

On August 31, 2018, we acquired Luav, LLC (“Luav”), a company engaged in the generation of fixed leads in the consumer finance vertical. Luav was acquired for cash of approximately $3,833. The acquisition of Luav expanded our consumer finance vertical as it broadened our exposure to potential customers in the consumer finance industry.

On June 29, 2018, DMS acquired W4 Holding Company, LLC (“W4”) for cash of approximately $12,988. W4 owns proprietary lead and campaign management technology and expansive lead distribution capacity. The acquisition expanded our reach across several online distribution channels, including email, search, display and social media platforms.

On April 30, 2018, we acquired substantially all of the assets and business of Avenue100 Media Solutions, LLC (“Avenue100”), a company engaged in the generation of education leads, for cash of approximately $2,000. The acquisition expanded our digital reach by increasing the number of domains accessible for our operations.

On December 1, 2017, we acquired GotConsumer LLC (“GotConsumer”), a company engaged in the generation of automotive and mortgage leads for cash of approximately $3,900. This strategic move enabled us to diversify our scope and reach into the automotive industry as well as the lending business via GotConsumer’s mortgage customer acquisition business.

On October 1, 2017, through our newly formed subsidiary, DMS Engage, we acquired Mocade Media LLC (“Mocade”) for cash of approximately $4,725. Mocade is an email marketing firm that delivers engaging content and increases return on investment of email programs. With Mocade’s sophisticated proprietary email optimization platform, we have continued to expand our omni-channel messaging capabilities that help drive meaningful engagement and business growth.

FACTORS AFFECTING OUR BUSINESS

Management of high quality targeted media sources

In the digital marketing solutions industry, it is essential that advertising service providers are able to acquire and retain high quality media sources that have the ability to attract targeted users for advertiser customers on a large scale at low cost. This can be particularly challenging given the dynamic nature of the media resources available to advertising service providers. Frequent updates in search engine algorithms and consolidation of media sources result in high costs of retaining high quality media sources. This, combined with high levels of competition by a larger number of service providers for less available media, drives up costs within the advertising industry.

In order to combat this challenge, we have formed strategic partnerships through acquisitions with other advertising and proprietary media marketing software providers in order to increase our access to high quality targeted media. Our acquisitions in the past few years have enabled us to expand our reach into high quality proprietary targeted media solutions in a wide range of industries. Our acquisitions of W4 and UE, for example, have given us access to proprietary software to drive meaningful engagement with advertising targets.

Regulation

Federal, state and industry-based regulations impact the businesses of our customers and in turn impact our revenues. Increased regulations can cause customers to reduce their expenditures and thus, their advertising budgets, which can potentially lower our revenues. For additional information, see “Information About DMS—Government Regulation.”

Macro-economic conditions

Macro-economic factors such as the level of interest rates, credit availability and the level of unemployment, including during economic downturns and global pandemics could all have an impact on our customers’ costs of services and their demand for our services and our revenues. Any difficulties faced by our customers due to hardships in the economy could cause a reduction in their advertising budgets as they seek to manage expenses in general.

Conversely, to an extent, the digital media advertising industry is also countercyclical to macro-economic conditions. Some customers increase their advertising and promotion efforts in times where customers are more difficult to acquire. This enables us to ease the downward impact on our revenues during a downturn in the economy.

COMPONENTS OF OUR RESULTS OF OPERATIONS

Net revenue

Our business generates revenue primarily through the delivery of a variety of performance-based marketing services, including customer acquisition, agency managed services and SaaS. We report revenue on a net basis which represents gross sales net of sales adjustments relating to a variety of costs of revenue.

Cost of revenue

Cost of revenue primarily includes media and related costs, which consist of the cost to acquire traffic through the purchase of impressions, clicks or actions from publishers or third-party intermediaries, such as advertising exchanges, and technology costs that enable media acquisition. These media costs are used primarily to drive user traffic to the Company’s and its customers’ media properties. Cost of revenue additionally consists of indirect costs such as data verification, hosting and fulfillment costs. Cost of revenue is presented exclusive of depreciation and amortization expenses, as well as salaries and related costs.

Salaries and related costs

These include salaries, commissions, bonuses, taxes and retirement benefits.

General and administrative expenses

General and administrative expenses consist of expenses we incur in our normal course of business relating to office supplies, computer and technology, rent and utilities, insurance, legal and professional fees, city, state and property taxes and licenses, penalties and settlements, and bad debt expense, as well as sales and marketing expenses relating to advertising and promotion. Within this category of expenses, we also include other expenses such as investment banking expenses, fundraising costs and expenses related to the advancement of our corporate social responsibility program.

Acquisition costs

Acquisition related costs are not considered part of the consideration and are expensed as incurred. “Acquisition costs” presented in the consolidated statement of operations include transaction costs, accretion of contingent consideration, and acquisition incentive compensation.

Depreciation and amortization

This component of our results of operations includes depreciation of property, plant and equipment we have on hand as well as amortization of other intangible assets. Our property, plant and equipment is made up of computers and office equipment, furniture and fixtures, leasehold improvements and internally developed software costs. Our intangible assets subject to amortization are technology, customer relationships, brand, and non-competition agreements.

Other income

Our other income consists primarily of one-time income and expense items such as gains/losses on disposals of assets as well as awards on legal settlements.

Interest expense

Interest expense is related primarily to our debt, which carries a variable interest rate based on the three-month LIBOR, or an alternate base rate, plus an agreed upon margin with the Company’s financial institution.

Loss on extinguishment of debt

This consists of losses incurred as a result of the refinancing of a new facility during 2018. This was a one-time non-recurring expense and was not incurred in the following year.

Income tax expense

Income tax expense primarily encompasses federal and state corporate income taxes on UE’s taxable earnings.

RESULTS OF OPERATIONS

Our consolidated results of operations and our consolidated results of operations as a percentage of net revenue for the periods indicated are as follows:

	Three Months Ended March 31,
	2020		2019
Net revenue	$72,728	100%	$57,822	100%
Cost of revenue	50,159	69%	39,118	68%
Salaries and related costs	8,331	11%	6,852	12%
General and administrative	5,297	7%	4,303	7%
Acquisition costs	27	0%	2,896	5%
Depreciation and amortization	4,315	6%	1,928	3%

Income from operations	$4,599	6%	$2,725	5%
Interest expense	3,790	5%	2,119	4%

Net income before income taxes	$809	1%	$606	1%
Income tax expense	52	—	—	—

Net income	$757	1%	$606	1%

	Year ended December 31,
	2019		2018		2017
Net revenue	$238,296	100%	$137,681	100%	$66,794	100%
Cost of revenue	161,575	68%	81,496	59%	35,665	53%
Salaries and related costs	27,978	12%	22,078	16%	14,191	21%
General and administrative	19,927	8%	12,104	9%	9,758	15%
Acquisition costs	19,234	8%	10,388	8%	2,271	3%
Depreciation and amortization	9,745	4%	5,295	4%	2,145	3%
Other income	—	—	—	—	(2,311)	(3)%

(Loss) income from operations	$(163)	0%	$6,320	5%	$5,075	8%
Interest expense	10,930	5%	4,614	3%	800	1%
Loss on extinguishment of debt	—	—	303	—	—	—

Net (loss) income before income taxes	$(11,093)	(5)%	$1,403	1%	$4,275	6%
Income tax expense	137	0%	—	—	—	—

Net (loss) income	$(11,230)	(5)%	$1,403	1%	$4,275	6%

Results for three months ended March 31, 2020 compared to three months ended March 31, 2019

The following table shows the results of operations for the three months ended March 31, 2020 and 2019, along with period on period changes in dollars (thousands) and percentages from 2019 to 2020.

	Three Months Ended March 31,		2020 vs. 2019
	2020	2019	Change	Change
Net revenue	$72,728	$57,822	$14,906	26%
Cost of revenue	50,159	39,118	11,041	28%
Salaries and related costs	8,331	6,852	1,479	22%
General and administrative	5,297	4,303	994	23%
Acquisition costs	27	2,896	(2,869)	(99)%
Depreciation and amortization	4,315	1,928	2,387	124%
Income from operations	$4,599	$2,725	$1,874	69%
Interest expense	3,790	2,119	1,671	79%
Net income before income taxes	$809	$606	$203	34%
Income tax expense	52	—	52	—

Net income	$757	$606	$151	25%

Net revenue

For the three months ended March 31, 2020, net revenue increased $14,906, or 26%, to $72,728 as compared to $57,822 for the three months ended March 31, 2019. The increase was driven primarily by an increase of $18,252, or 115% within the Marketplace segment, partially offset by a decrease of $4,191, or 9%, and $202, or 14% within the Brand Direct and Other segments respectively. The increase in net revenues of 115% within the Marketplace segment is due mainly to revenues derived from our expansion into the insurance business during the 4th quarter of the 2019 fiscal year.

Cost of revenue

Cost of revenue increased to $50,159 by $11,041, or 28%, for the three months ended March 31, 2020 as compared to $39,118 for the three months ended March 31, 2019. The increase was driven primarily by increases in the cost of revenue within the Marketplace segment and the Other segment partially offset by a decrease in cost of revenue within the Brand Direct segment. This increase in cost of revenue of 28% between the three months ended 2019 and the three months ended 2020 is in line with the increase in revenue during the same period of 26%. The increased cost as a percentage of revenue is primarily driven by the expansion of our business into the insurance space which is a lower gross margin sector.

Salaries and related costs

For the three months ended March 31, 2020, salaries and related costs increased to $8,331 by $1,479, or 22%, as compared to $6,852 for the three months ended March 31, 2019. The increase in salaries and related costs for the three months ended March 31, 2020 was driven primarily by our increase in headcount as a result of an expansion of our workforce in our Marketplace segment.

On November 1, 2019, we acquired UE, which accounts for $1,840 of salaries and related costs for the three months ended March 31, 2020. This increase was partially offset by reductions in salaries and related costs within the Brand Direct and Other segments.

General and administrative

General and administrative expenses increased $994, or 23%, from $4,303 for the three months ended March 31, 2019 to $5,297 for the three months ended March 31, 2020, due primarily to increases in general expenses associated with the business.

General expenses that increased in the three months ended March 31, 2020 as compared to the three months ended March 31, 2019 were mainly bank services charges, commissions, insurance, legal and professional fees, rent and lease expense, interest and bank charges, and taxes and licenses. In Q1 2020, there was an increase in commissions based on UE activity, an increase in legal and professional fees due to compliance related legal activity, and an increase in our bank service charges due to increased merchant activity.

Acquisition costs

For the three months ended March 31, 2020, acquisition costs decreased to $27 by $2,869, or 99%, as compared to $2,896 for the three months ended March 31, 2019.

Our acquisition costs balance is solely related to acquisition related costs that are not considered part of the consideration paid in an acquisition transaction. These include transaction costs, accretion of contingent consideration, and acquisition incentive compensation. There was no acquisition activity during the three months ended March 31, 2020. The amount of $27 relates to pre-acquisition costs which are expensed as incurred.

Depreciation and amortization

Depreciation and amortization expense increased $2,387, or 124%, from $1,928 for the three months ended March 31, 2019 to $4,315 for the three months ended March 31, 2020.

As a result of our acquisition of UE in the last quarter of the 2019 fiscal year, we assumed assets including property, plant and equipment, and intangible assets that are subject to depreciation and amortization. For the three months ended March 31, 2020 as compared to the three months ended March 31, 2019, our property, plant and equipment increased 142%. Other intangible assets also increased 110% for the three months ended March 31, 2020 as compared to the three months ended March 31, 2019.

The increase in our property, plant and equipment is also due to our investment in internally developed software, which was placed in service, contributing to the increase in depreciation and amortization.

Interest expense

For the three months ended March 31, 2020, interest expense was $3,790, up $1,671, or 79%, as compared to $2,119 for the three months ended March 31, 2019, due to the increase in our outstanding debt related to our acquisition activity.

Income tax expense

Prior to Q4 2019, we did not account for a provision for income taxes because the Company was established as a limited liability company and did not incur federal or state income taxes. However, the acquisition of UE in 2019 introduced a U.S. income tax paying corporation into the structure of the Company. As such, we are now required to pay federal and state corporate income taxes on UE’s taxable earnings. The estimated provision for income tax based on UE’s earnings for the three months ended March 31, 2020 is $52.

Results for year ended December 31, 2019 compared to year ended December 31, 2018

The following table shows the results of operations for the years ended December 31, 2019 and 2018, along with year on year changes in dollars (thousands) and percentages from 2018 to 2019.

	Year Ended December 31,		2019 vs. 2018
	2019	2018	Change	Change
Net revenue	$238,296	$137,681	$100,615	73%
Cost of revenue	161,575	81,496	80,079	98%
Salaries and related costs	27,978	22,078	5,900	27%
General and administrative	19,927	12,104	7,823	65%
Acquisition costs	19,234	10,388	8,846	85%
Depreciation and amortization	9,745	5,295	4,450	84%

(Loss) income from operations	$(163)	$6,320	$(6,483)	(103)%
Interest expense	10,930	4,614	6,316	137%
Loss on extinguishment of debt	—	303	(303)	(100)%

Net (loss) income before income taxes	$(11,093)	$1,403	$(12,496)	(891)%
Income tax expense	137	—	137	—

Net (loss) income	$(11,230)	$1,403	$(12,633)	(900)%

Net revenue

For the year ended December 31, 2019, net revenue increased by $100,615, or 73%, to $238,296 from $137,681 for the year ended December 31, 2018. The increase was driven primarily by an increase of $85,537 or 96% and $21,078, or 43% within the Brand Direct and Marketplace reportable segments respectively, and was partially offset by a decrease of $1,299 or 19% within the Other reportable segment.

The increase in net revenue within the Brand Direct and Marketplace reportable segments was due to an expansion of the business as a result of acquisitions (within the Brand Direct reportable segment in 2018 and the Marketplace reportable segment in 2019).

In combination with the implementation of our growth strategies in the year ended December 31, 2019, our acquisitions enabled us to increase our revenue by both expanding our reach in existing sectors and entering into new sectors.

Cost of revenue

Cost of revenue increased to $161,575 by $80,079, or 98%, for the year ended December 31, 2019 from $81,496 for the year ended December 2018. The increase was driven primarily by an increase in the cost of revenue within the Brand Direct reportable segment of $69,400, or 114%, and within the Marketplace reportable segment of $15,567, or 50%, partially offset by a decrease in the Other reportable segment of $44 or 28%. The increase in cost of revenue was in line with the increase in revenue during the same period.

Salaries and related costs

For the year ended December 31, 2019, salaries and related costs increased to $27,978 by $5,900, or 27%, from $22,078 for the year ended December 31, 2018. The increase was due primarily to our acquisitions of W4 and UE in 2018 and 2019 respectively. Salaries of employees of W4 and UE accounted for over $4,000 of the increase in salaries for the year ended December 31, 2019.

As we expanded our business, we also invested in the overall platform, with new hires in corporate functions including legal, compliance, corporate sales and marketing.

General and administrative

General and administrative expenses increased $7,823, or 65%, from $12,104 for the year ended December 31, 2018 to $19,927 for the year ended December 31, 2019, due primarily to increases in general expenses associated with the business.

Transition and recapitalization expenses as well as other expenses relating to our corporate social responsibility program, also contributed to the increase in our general and administrative expenses.

Other general expenses such as our business liability insurance, technology and computer expenses, credit card and bank fees increased between the years ended December 2018 and December 2019 due to the expansion of our business as a result of our acquisitions and other growth strategies.

Acquisition costs

For the year ended December 31, 2019, acquisition costs increased to $19,234 by $8,846, or 85%, from $10,388 for the year ended December 31, 2018. The increase was due to expenses incurred related to the various acquisitions transactions entered into by the Company.

These expenses include costs related to legal fees and related costs incurred in connection with our various acquisitions which are expensed as incurred.

Depreciation and amortization

Depreciation and amortization expense increased $4,450, or 84%, from $5,295 for the year ended December 31, 2018 to $9,745 for the year ended December 31, 2019. As a result of the completion of our acquisitions in 2018 and 2019, we assumed assets including property, plant and equipment, and intangible assets that are subject to depreciation and amortization. Between the years ended December 31, 2018 and December 31, 2019, our property plant and equipment and other intangible assets increased 149% and 111% respectively.

The increase in our property, plant and equipment is due primarily to our investment in internally developed software. The internally developed software was placed in service, contributing to the increase in depreciation and amortization.

Interest expense

For the year ended December 31, 2019, interest expense increased to $10,930 by $6,316, or 137%, from $4,614 for the year ended December 31, 2018. The increase was due primarily to the increase in outstanding debt related to our acquisition activity.

Our short-term and long-term debt accounts in total increased 96% between December 31, 2018 and December 31, 2019 due primarily to acquisition activity.

Loss on extinguishment of debt

During the year ended December 31, 2018, we incurred a loss on extinguishment of debt of $303 as a result of the refinancing of a new credit facility, which was not incurred in the following year.

Income tax expense

Prior to the year ended December 31, 2019, we did not account for a provision for income taxes because the Company was established as a limited liability company and did not incur federal or state income taxes. However, the acquisition of UE in 2019 introduced a U.S. income tax paying corporation into the structure of the Company. As such, the Company is required to pay federal and state corporate income taxes on UE’s taxable earnings. The estimated provision for income tax based on UE’s earnings for the year ended December 31, 2019 was $137.

Results for year ended December 31, 2018 compared to year ended December 31, 2017

The following table shows the results of operations for the years ended December 31, 2018 and 2017, along with year on year changes from 2017 to 2018.

	Year Ended December 31,		2018 vs. 2017
	2018	2017	Change	Change
Net revenue	$137,681	$66,794	$70,887	106%
Cost of revenue	81,496	35,665	45,831	129%
Salaries and related costs	22,078	14,191	7,887	56%
General and administrative	12,104	9,758	2,346	24%
Acquisition costs	10,388	2,271	8,117	357%
Depreciation and amortization	5,295	2,145	3,150	147%
Other income	—	(2,311)	2,311	(100)%

Income from operations	$6,320	$5,075	$1,245	25%
Interest expense	4,614	800	3,814	477%
Loss on extinguishment of debt	303	—	303	—

Net income (loss) before income taxes	$1,403	$4,275	$(2,872)	(67)%
Income tax benefit (expense)	—	—	—	—

Net income (loss)	$1,403	$4,275	$(2,872)	(67)%

Net revenue

Net revenue increased to $137,681 by $70,887, or 106%, for the year ended December 31, 2018 from $66,794 for the year ended December 2017. This increase was driven primarily by an increase in revenues within the Brand Direct reportable segment and Marketplace reportable segment of 210% and 50% respectively.

The increase in net revenue within the Brand Direct and Marketplace reportable segments was due primarily to an expansion of the business as a result of acquisitions completed in both reportable segments in 2018 and late 2017. These acquisitions expanded our distribution channels and customers, leading to an increase in our revenues for the year ended December 31, 2018, as compared to the year ended December 31, 2017.

Cost of revenue

For the year ended December 31, 2018, cost of revenue increased $45,831, or 129%, to $81,496 from $35,665 for the year ended December 31, 2017. This increase was driven primarily by increases in costs of revenues within the Brand Direct and Marketplace reportable segments of 230% and 49% respectively, and was partially offset by a decrease of 48% within our Other reportable segment.

The increase in cost of revenue was in line with the increase in revenue during the same period.

Salaries and related costs

For the year ended December 31, 2018, salaries and related costs increased to $22,078 by $7,887, or 56%, from $14,191 for the year ended December 31, 2017. This increase was due primarily to the completion of acquisitions in 2018 and late 2017.

As a result of our expanded business during this period, our employee base also expanded accordingly in order to sustain our increased volumes and demand. Compensation expense related to salaries and benefits therefore increased accordingly.

General and administrative expenses

General and administrative expenses increased $2,346, or 24%, from $9,758 for the year ended December 31, 2017 to $12,104 for the year ended December 31, 2018. The increase was due primarily to increases in general administrative expenses such as office expenses, computer and technology, premises and facilities, professional services, sales and marketing, as a result of acquisition transactions finalized during the year ended December 31, 2018 and late during the year ended December 31, 2017.

The growth of the Company was also accompanied by an increase in general expenses to manage the expanded business.

Acquisition costs

Between the years ended December 31, 2017 and December 31, 2018, acquisition costs increased $8,117, or 357%, from $2,271 to $10,388. This increase was due to our acquisitions of Avenue100, W4, Luav, and Fosina during the year ended December 31, 2018. Expenses related to pre-acquisition expenses and accretion of contingent consideration.

Depreciation and amortization

Depreciation and amortization expense increased $3,150, or 147%, from $2,145 for the year ended December 31, 2017 to $5,295 for the year ended December 31, 2018. The increase was due to our acquisition activity during the year ended December 31, 2018. We assumed property, plant and equipment, and intangible assets that are subject to depreciation and amortization as a result of our acquisitions.

Between December 31, 2017 and December 31, 2018, our property, plant and equipment, and other intangible assets increased 135% and 159% respectively, due to the Company’s acquisitions during those periods.

Other income

For the year ended December 31, 2017, other income was $2,311, which primarily consisted of lawsuit settlements and a gain upon settlement of litigation.

Interest expense

For the year ended December 31, 2018, interest expense was $4,614, up $3,814, or 477% from $800 for the year ended December 31, 2017 due primarily to the increase in outstanding debt related to our acquisition activity.

Our short-term and long-term debt accounts in total increased 402% between December 31, 2017 and December 31, 2018.

Loss on extinguishment of debt

During the year ended December 31, 2018, we incurred a loss on extinguishment of debt of $303 as a result of the refinancing of a new facility, which was not incurred in the year prior.

Segment results of operations

Segment results for three months ended March 31, 2020 compared to three months ended March 31, 2019

Brand Direct segment

The following table shows the profits of our Brand Direct reportable segment for the three months ended March 31, 2020 and the three months ended 2019, along with period on period changes in dollars (thousands) and percentages from 2019 to 2020.

	Three Months Ended March 31,		2020 vs. 2019
	2020	2019	Change	Change
Net revenue	$40,901	$45,092	$(4,191)	(9)%
Cost of revenue	30,888	33,601	(2,713)	(8)%

Segment gross profit	$10,013	$11,491	$(1,478)	(13)%

Segment gross profit margin	24%	25%	(1)%	(4)%

Net Revenue

For the three months ended March 31, 2020 net revenue decreased by $4,191, or 9%, to $40,901 as compared to $45,092 for the three months ended March 31, 2019. The decrease is primarily due to a decline in net revenues from our messaging service, partially offset by an increase in net revenues from our performance affiliate services.

Cost of revenue and segment gross profit

Cost of revenue decreased by $2,713, or 8%, to $30,888 for the three months ended March 31, 2020 as compared to $33,601 for the three months ended March 31, 2019. Cost of revenues decreased by a similar amount as the decrease in net revenue between the three months ended March 31, 2019 and 2020.

The decrease within this segment was primarily due to an 85% decrease in the cost of revenues related to our messaging services due to lower revenues.

Marketplace segment

The following table shows profits of our Marketplace reportable segment for the three months ended March 31, 2020 and three months ended March 31, 2019, along with period on period changes in dollars (thousands) and percentages from 2019 to 2020.

	Three Months Ended March 31,		2020 vs. 2019
	2020	2019	$ Change	% Change
Net revenue	$34,178	$15,926	$18,252	115%
Cost of revenue	22,899	10,149	12,750	126%

Segment gross profit	$11,279	$5,777	$5,502	95%

Segment gross profit margin	33%	36%	(3)%	(9)%

Net revenue

Net revenue increased by $18,252, or 115%, to $34,178 for the three months ended March 31, 2020 as compared to $15,926 for the three months ended March 31, 2019. The increase is primarily due to our successful penetration into the insurance industry in the last quarter of 2019. Net revenue from our insurance business for the three months ended March 31, 2020 was $21,414.

Cost of revenue and segment gross profit

For the three months ended March 31, 2020, cost of revenue was $22,899, up $12,750, or 126%, as compared to $10,149 for the three months ended March 31, 2019. This increase was primarily driven by the expansion of our business into the insurance space, a lower gross margin sector. Segment gross profit margin within the Marketplace segment decreased accordingly by 3% from 36% for the three months ended March 31, 2019 as compared to 33% for the three months ended March 31, 2020.

Other segment

The following table shows the profits of our Other reportable segment for the three months ended March 31, 2020 and three months ended March 31, 2019, along with period on period changes in dollars (thousands) and percentages from 2019 to 2020.

	Three Months Ended March 31,		2020 vs. 2019
	2020	2019	$ Change	% Change
Net revenue	$1,259	$1,461	$(202)	(14)%
Cost of revenue	31	25	6	24%

Segment gross profit	$1,228	$1,436	$(208)	(14)%

Segment gross profit margin	98%	98%	0%	0%

Net revenue

For the three months ended March 31, 2020, net revenue was $1,259, down $202, or 14%, compared to $1,461 for the three months ended March 31, 2019. The decrease in net revenue in this segment is insignificant to our net revenues as a whole.

Cost of revenue and segment gross profit margin

Our Other segment is comprised primarily of our provision of SaaS, revenues from which are fee-based. The segment is also characterized by minimal cost of revenues and high margins. Cost of revenue increased by $6, or

24%, to $31 for the three months ended March 31, 2020 compared to $25 for the three months ended March 31, 2019. There was an immaterial change in the results of our Other segment as a whole between the three months ended March 31, 2019 and the three months ended March 31, 2020. Segment gross profit margin also remained constant between the two periods at 98%.

Segment results for year ended December 31, 2019 compared to year ended December 31, 2018

Brand Direct segment

The following table shows the profits of our Brand Direct reportable segment for the years ended December 31, 2019 and 2018, along with year on year changes in dollars (thousands) and percentages from 2018 to 2019.

	For the year ended December 31,		2019 vs. 2018
	2019	2018	Change	Change
Net revenue	$174,738	$89,201	$85,537	96%
Cost of revenue	130,429	61,029	69,400	114%

Segment gross profit	$44,309	$28,172	$16,137	57%

Segment gross profit margin	25%	32%	(7)%	(22)%

Net revenue

Net revenue increased by $85,537, or 96%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. Revenue from our Brand direct reportable segment increased in 2019 primarily as a result of the Company’s acquisition of W4 and Fosina in 2018. In addition, the Company’s Short Messaging Service (“SMS”) revenues, under the Company’s Forte Media Solutions, LLC (“Forte”) subsidiary, also increased year-over-year.

Cost of revenue and segment gross profit margin

Cost of revenue increased by $69,400, or 114%, in the year ended December 31, 2019 compared to the year ended December 31, 2018. This increase was primarily driven by the increase in sales as a result of the Company’s 2018 acquisitions, with a comparatively lower W4 gross margin of 20%. Segment gross profit margin decreased accordingly from 32% to 25% between the years ended December 31, 2018 and December 31, 2019.

Marketplace segment

The profits of our Marketplace reportable segment for the years ended December 31, 2019 and 2018, along with year on year changes in dollars (thousands) and percentages from 2018 to 2019.

	For the year ended December 31,		2019 vs. 2018
	2019	2018	$ Change	% Change
Net revenue	$73,398	$52,320	$21,078	40%
Cost of revenue	46,613	31,046	15,567	50%

Segment gross profit	$26,785	$21,274	$5,511	26%

Segment gross profit margin	36%	41%	(5)%	(12)%

Net revenue

Net revenue increased by $21,078, or 40%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. Net revenue from our Marketplace reportable segment increased in 2019 primarily as a result of the Company’s acquisition of UE in 2019 and Avenue100 in 2018 respectively.

Cost of revenue and segment gross profit margin

Cost of revenue increased by $15,567, or 50%, in the year ended December 31, 2019 compared to the year ended December 31, 2018. This increase was primarily driven by the increase in sales as a result of the Company’s 2018 acquisitions, with a comparatively lower UE gross margin of 29%. Segment gross profit margin decreased accordingly from 41% to 36% between the years ended December 31, 2018 and December 31, 2019.

Other segment

The profits of our Other reportable segment for the years ended December 31, 2019 and 2018, along with year on year changes in dollars (thousands) and percentages from 2018 to 2019.

	For the year ended December 31,		2019 vs. 2018
	2019	2018	$ Change	% Change
Net revenue	$5,597	$6,896	$(1,299)	(19)%
Cost of revenue	113	157	(44)	(28)%

Segment gross profit	$5,484	$6,739	$(1,255)	(19)%

Segment gross profit margin	98%	98%	0%	(0)%

Net revenue

Net revenue decreased by $1,299, or 19%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. Revenue from our Other reportable segment decreased in 2018 primarily due to the loss of a customer that is no longer in business. The decrease in revenues is insignificant to our net revenues as a whole.

Cost of revenue and segment gross profit margin

Cost of revenue decreased by $44, or 28%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This decrease aligns largely to the reduction in our net revenue in the same period.

Segment results for year ended December 31, 2018 compared to year ended December 31, 2017

Brand Direct segment

The following table shows the profits of our Brand Direct reportable segment for the years ended December 31, 2018 and 2017, along with year on year changes in dollars (thousands) and percentages from 2017 to 2018.

	For the year ended December 31,		2018 vs. 2017
	2018	2017	$ Change	% Change
Net revenue	$89,201	$28,850	$60,351	209%
Cost of revenue	61,029	18,503	42,526	230%

Segment gross profit	$28,172	$10,347	$17,825	172%

Segment gross profit margin	32%	36%	(4)%	(11)%

Net revenue

Net revenue increased by $60,351, or 209%, in the year ended December 31, 2018 compared to the year ended December 31, 2017. Revenue from our Brand Direct reportable segment increased in 2018 primarily as a result of an increase from the Company’s acquisitions of Mocade in 2017, and an increase from the Company’s acquisition of W4 and Fosina in 2018 respectively.

Cost of revenue and segment gross profit margin

Cost of revenue increased by $42,526, or 230%, in the year ended December 31, 2018 compared to the year ended December 31, 2017. This increase was primarily driven by the increase in sales as a result of the Company’s 2018 acquisitions with a comparatively lower W4 gross margin of 20%.

Marketplace segment

The following table shows the profits of our Marketplace reportable segment for the years ended December 31, 2018 and 2017, along with year on year changes in dollars (thousands) and percentages from 2017 to 2018.

	For the year ended December 31,		2018 vs. 2017
	2018	2017	$ Change	% Change
Net revenue	$52,320	$34,799	$17,521	50%
Cost of revenue	31,046	20,859	10,187	49%

Segment gross profit	$21,274	$13,940	$7,334	53%

Segment gross profit margin	41%	40%	1%	2%

Net revenue

Net revenue increased by $17,521, or 50%, for the year ended December 31, 2018 compared to the year ended December 31, 2017. Revenue from our Marketplace reportable segment increased in 2018 primarily as a result of an increase from the Company’s acquisition of GotConsumer in 2017, Luav in 2018, and Avenue100 in 2018 respectively.

Cost of revenue and segment gross profit margin

Cost of revenue increased by $10,187, or 49%, for the year ended December 31, 2018 compared to the year ended December 31, 2017. This increase was primarily driven by the increase in sales as a result of the Company’s 2018 acquisitions.

Other segment

The following table shows the profits of our Other reportable segment for the years ended December 31, 2018 and 2017, along with year on year changes in dollars (thousands) and percentages from 2017 to 2018.

	For the year ended December 31,		2018 vs. 2017
	2018	2017	$ Change	% Change
Net revenue	$6,896	$7,152	$(256)	(4)%
Cost of revenue	157	301	(144)	(48)%

Segment gross profit	$6,739	$6,851	$(112)	(2)%

Segment gross profit margin	98%	96%	2%	2%

Net revenue

Net revenue decreased by $256, or 4%, for the year ended December 31, 2018 compared to the year ended December 31, 2017. This reflects relative stability in the net revenue of our Other reportable segment during the two years.

Cost of revenue and segment gross profit margin

Cost of revenue decreased by $144, or 48%, for the year ended December 31, 2018 compared to the year ended December 31, 2017. This decrease was driven by the decrease in software related costs due to a reduction in projects to develop software for internal use within this segment.

LIQUIDITY AND CAPITAL RESOURCES

The following table summarizes certain key measures of our liquidity and capital resources:

	March 31, 2020	December 31, 2019	$ Change	% Change
Cash	$9,912	$3,008	$6,904	230%
Availability under revolving credit facility	—	2,500	(2,500)	(100)%
Long-term debt, including current portion	214,418	205,198	9,220	4%

	December 31, 2019	December 31, 2018	$ Change	% Change
Cash	$3,008	$4,589	$(1,581)	(34)%
Availability under revolving credit facility	2,500	5,000	(2,500)	(50)%
Long-term debt, including current portion	205,198	104,892	100,306	96%

Our capital sources are focused on investments in our technology solutions, corporate infrastructure and strategic acquisitions to further expand into new business sectors and/or expand sales in existing sectors. The company generates sufficient cash flows for working capital and expects to do so for the foreseeable future.

We use the non- GAAP measure of unlevered free cash flow; see “Non GAAP Financial Measures” for information about unlevered free cash flow and a reconciliation of net cash (used in) provided by operating activities to unlevered free cash flow. For the years ended December 31, 2019, 2018 and 2017, our unlevered free cash flow conversion rate was 87%, 94% and 97% respectively. For the three months ended March 31, 2020 and the three months ended March 31, 2019, our unlevered free cash flow conversion rate was 75% and 91% respectively. The decrease in our unlevered free cash flow conversation rate in Q1 2020 as compared to Q1 2019 is due to our increase in non-recurring investment in capital expenditure as a result of the consolidation of our software development platforms. We are also internally developing our data messaging platform in order to enhance our messaging revenues.

We use our cash primarily to make payments to our distribution partners and internal staff as well as to make payments for general operating expenses and interest expense.

Our principal sources of liquidity on a short-term basis are cash and cash equivalents, and cash flows provided by operations. During the three months ended March 31, 2020, we increased the capacity on our revolving commitment and borrowed the remaining availability as a precautionary measure to reinforce our cash position and preserve financial flexibility in light of the current uncertainty in the global economy resulting from the COVID-19 pandemic.

On April 23, 2020, we entered into a definitive business combination agreement (the “Business Combination Agreement”) with Leo Holdings Corp. (NYSE: LHC) (“Leo”), a publicly traded special purpose acquisition company. Immediately following the closing of the business combination, our name will be changed to Digital Media Solutions, Inc. (“New DMS”) and we will trade on the New York Stock Exchange.

This business combination is expected to raise an amount of $40,000 in cash for the Company, $10,000 of which will be used to pay down debt.

Cash flows from operating activities

Net cash provided by operating activities increased for the three months ended March 31, 2020 as compared to the three months ended March 31, 2019 due primarily to changes in our working capital and adjustments for non-cash items. Accounts payable and other current liabilities doubled in Q1 2020 as compared to Q1 2019 while depreciation and amortization expense increased by 124% between Q1 2019 and Q1 2020, as a result of assets assumed from acquisitions and internally developed software placed in service. Therefore, while there was a decline in net income for the three months ended March 31, 2020 as compared to the three months ended March 31, 2019, there was also a significant increase in depreciation and amortization between the two periods, thus an overall increase in net cash provided by operating activities by over 400%, from $323 of cash used in operating activities to $1,109 of cash provided.

Net cash provided by operating activities decreased in 2019 from 2018 due primarily to $15,904 portion of the accelerated W4 earnout payment made in excess of the contingent consideration liability recognized at the acquisition date and an additional $4,400 performance-based payments associated with acquisitions in 2018 and prior.

Net cash provided by operating activities increased in 2018 from 2017 due primarily to operating income of $7,486. Our largest source of cash provided by our operating activities is revenues generated by our products. Our primary uses of cash from our operating activities include compensation and other employee-related costs, other general corporate expenditures, litigation settlements and contingencies.

Cash flows from investing activities

Net cash used in investing activities for the three months ended March 31, 2020 increased by $1,637, or 122% to $2,976 from $1,339 for the three months ended March 31, 2019 primarily due to increased investments in internally developed software.

Net cash used in investing activities in 2019 of $63,160 consisted primarily of the acquisition of UE.

Net cash used in investing activities in 2018 of $27,444 consisted primarily of the acquisitions $24,797, net of cash acquired, of Fosina, Luav, W4, and Avenue100, as well as capital expenditures of $2,636 respectively.

Cash flows from financing activities

Net cash provided by financing activities for the three months ended March 31, 2020 was $8,771, reflecting an increase of $9,924, or $861%, as compared to net cash used in financing activities of $1,153 for the three months ended March 31, 2019. This increase was mainly due to the increased borrowing on our revolving line of credit of $10,000 during the first quarter of 2020 offset by quarterly repayments of long-term debt.

Net cash used in financing activities in 2019 of $71,134 consisted primarily of $99,000 and $6,500 of net proceeds from our current credit facility primarily for the acquisition of UE and the accelerated payment of contingent liabilities associated with W4, partially offset by equity distribution payments to the Company’s shareholders and aggregate contingent consideration payments of $21,625 and $7,010 respectively.

Net cash provided by financing activities in 2018 of $12,592 consisted primarily of $108,514 of net proceeds from our current credit facility for the acquisitions of Fosina, Luav, W4 and Avenue100 offset by $70,894 of equity distribution payments to the Company’s shareholders.

Net cash used in financing activities attributable to operations in 2017 of $3,667 consisted primarily of $5,500 of net proceeds from our current credit facility for the acquisitions of GotConsumer and Mocade, partially offset by $8,007 of equity distribution payments to the Company’s shareholders.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any outstanding off-balance sheet guarantees, interest rate swap transactions or foreign currency forward contracts. In addition, we do not engage in trading activities involving non-exchange traded contracts. In our ongoing business, we do not enter into transactions involving, or otherwise form relationships with, unconsolidated entities or financial partnerships that are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

SUMMARY OF CONTRACTUAL OBLIGATIONS

In accordance with the terms of the business acquisitions of W4 and GotConsumer, we are required to make final contingent consideration and earnout payments conditioned on on-going employment during the 2020 fiscal year in the amount $1,000 and $3,000, respectively.

As at March 31, 2020, the future annual minimum lease payments for the Company were comprised of the following:

2020	$1,310
2021	1,685
2022	1,604
2023	1,475
2024	1,040
Thereafter	360

Total	$7,474

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We have prepared our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In doing so, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from these estimates. A number of the estimates and assumptions we are required to make relate to matters that are inherently uncertain as they pertain to future events. We base these estimates and assumptions on historical experience or on various other factors that we believe to be reasonable and appropriate under the circumstances. On an ongoing basis, we reconsider and evaluate our estimates and assumptions.

We believe that the accounting policies listed below involve our more significant judgments, estimates and assumptions and, therefore, could have the greatest potential impact on our consolidated financial statements. In addition, we believe that a discussion of these policies is necessary to understand and evaluate the consolidated financial statements included in this proxy statement/prospectus.

See Note 2, Presentation and Note 3, Summary of Significant Accounting Policies, to our consolidated financial statements for further information on our critical and other significant accounting policies.

Revenue recognition

The Company derives revenue primarily through the delivery of various types of services, including: customer acquisition, agency managed services and SaaS. Effective January 1, 2019, the Company adopted Accounting Standards Update (“ASU”) 2014-19, Revenue from Contracts with Customers (“ASC 606”), which governs how the Company recognizes revenues in these arrangements. Effective January 1, 2019, the Company adopted the new standard using the modified retrospective method. The adoption of ASC 606 did not have a material impact on the measurement, recognition and disclosure of revenue in the Company’s consolidated financial statements.

Under ASC 606, the Company recognizes revenue when the Company transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The Company recognizes revenue pursuant to the five-step framework contained in ASC 606: (i) identify the contract with a customer; (ii) identify the performance obligations in the contract, including whether they are distinct in the context of the contract; (iii) determine the transaction price, including the constraint on variable consideration; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies the performance obligations.

The transaction price is measured based on the consideration the Company expects to receive from a contract with a customer and for which it is probable the Company will collect substantially all of the consideration to which it is entitled under the contract. The Company’s contracts with customers contain variable consideration; however, uncertainty related to variable consideration is resolved on a monthly basis. Therefore, the transaction price for any given period is fixed and no estimation of variable consideration is required (except as discussed within the Customer Acquisition subsection).

The Company generally invoices customers monthly in arrears for the services delivered during the preceding month. The Company’s standard payment terms are typically 30 days. Consequently, the Company does not have significant financing components in its arrangements.

If a customer pays consideration before the Company’s performance obligations are satisfied, such amounts are recorded as a contract liability (i.e., deferred revenue) on the consolidated balance sheets.

The Company elected to use the practical expedient which allows the Company to record costs to obtain a contract (i.e. sales commissions) as expense as incurred when the amortization period would have been one year or less. Costs to fulfill a contract, including nominal configuration costs, are not material.

The Company elected the practical expedient to not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which revenue is recognized at the amount to which the Company has the right to invoice for services performed.

Customer acquisition

The Company’s performance obligation for Customer Acquisition contracts is to deliver an unspecified number of potential customers (leads) (i.e. number of clicks, emails, calls and applications to the customer in real-time, on a daily basis, based on predefined qualifying characteristics specified by the customer as the leads are generated. The contracts generally have a one-month term and the Company has an enforceable right to payment for all leads delivered to the customer. The Company’s customers simultaneously receive and consume the benefits provided, as the Company satisfies its performance obligations. The Company will recognize revenue as the performance obligations are satisfied over time.

When there is a delay between the period in which revenue is recognized and when a customer invoice is issued, revenue is recognized and the corresponding amounts are recorded as unbilled revenue (i.e., contract assets) within accounts receivable, net on the consolidated balance sheets. As of March 31, 2020, December 31, 2019 and December 31, 2018, unbilled revenue included in accounts receivable was $841, $768 and $979 respectively. In line with industry practice, the Company applies the constraint on variable consideration and records revenue based on internally tracked conversions (leads delivered), net of the amount tracked and subsequently confirmed by customers. Substantially all amounts included within the unbilled revenue balance are invoiced to customers within the month directly following the period of service. Historical estimates related to unbilled revenue have not been materially different from actual revenue billed.

Agency managed services contracts

The Company’s performance obligation for Agency Managed service contracts is to provide the continuous service of managing the customer’s media spend for the purpose of generating leads through a third-party supplier of leads, as demanded by the customer. Each month of service is distinct, and any variable consideration is allocated to a distinct month. Therefore, revenue is recognized as the performance obligation is satisfied each month and there is no estimation of revenue required at each reporting period for Agency Managed Services contracts.

The Company enters into agreements with Internet search companies, third-party publishers and strategic partners to generate customer acquisition services for their Agency Managed Service customers. The Company receives a fee from its customers and separately pays a fee to the Internet search companies, third-party publishers and strategic partners. The third-party supplier is primarily responsible for the performance and deliverable to the customer, and the Company solely arranges for the third-party supplier to provide services to the customer. Therefore, the Company acts as the agent and the net fees earned by the Company are recorded as revenue, with no associated costs of revenue attributable to the Company.

Software services contracts

The Company’s performance obligation for Software Services contracts is to provide the customer with continuous, daily access to the Company’s proprietary software. Service provided each month is distinct, and any variable consideration is allocated to a distinct month. Therefore, revenue is recognized as the performance obligations are satisfied each month and there is no estimation of revenue required at each reporting period for Software Services contracts.

Business combinations

Under the acquisition method of accounting, the Company recognizes, separately from goodwill, the identifiable assets acquired, and liabilities assumed at their estimated acquisition date fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill.

The Company performs valuations of assets acquired and liabilities assumed and allocates the purchase price to its respective assets and liabilities. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates, including the selection of valuation methodologies, estimates of future revenue, costs and cash flows, discount rates, and selection of comparable companies. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. As a result, actual results may differ from these estimates. During the measurement period, the Company may record adjustments to acquired assets and assumed liabilities, with corresponding offsets to goodwill. Upon the conclusion of a measurement period, any subsequent adjustments are recorded to earnings.

At the acquisition date, the Company measures the fair values of all assets acquired and liabilities assumed that arise from contractual contingencies. The Company also measures the fair values of all non-contractual contingencies if, as of the acquisition date, it is more likely than not that the contingency will give rise to an asset or a liability.

Acquisition related costs are not considered part of the consideration, and are expensed as operating expense as incurred.

Goodwill and other intangible assets

The Company measures and recognizes goodwill as of the acquisition date as the excess of: (a) the aggregate of the fair value of consideration transferred, the fair value of any non-controlling interest in the acquiree (if any), and the acquisition date fair value of the Company’s previously held equity interest in the acquiree (if any), over (b) the fair value of net assets acquired and liabilities assumed. Goodwill acquired in business combinations is assigned to the reporting units that are expected to benefit from the combination as of the acquisition date.

Effective January 1, 2019, the Company adopted ASU 2017-04, Intangibles—Goodwill and Other. On an annual basis, the Company performs a qualitative assessment of goodwill to determine whether it is necessary to perform a quantitative impairment test or more frequently upon the occurrence of certain triggering events or substantive changes in circumstances. The Company is only required to perform the annual quantitative goodwill impairment test if it is concluded that it is more likely than not that a reporting unit’s fair value is less than its carrying amount.

Finite-lived intangible assets primarily consist of software with related technology, customer relationships, non-competition agreements and capitalized licensing costs. These assets are initially capitalized based on actual costs incurred, acquisition cost, or fair value, if acquired as part of a business combination. The related costs are subsequently amortized on a straight-line basis over the estimated useful lives of the assets i.e. the periods over which the assets are expected to contribute directly or indirectly to the future cash flows of the Company. For the intangible assets listed above, the useful lives range from two years to five years.

Per ASC 350, intangible assets with finite useful lives must be tested for impairment when an event occurs, or circumstances change indicating that the fair value of the entity may be below its carrying amount (i.e., a triggering event occurs). If no triggering event occurs, further impairment testing is not necessary. The Company determined that there were no indicators of impairment for finite-lived intangible assets during any of the periods presented.

Segment reporting

Public companies are required to disclose certain information about their operating segments. Operating segments are defined as significant components of an enterprise for which separate financial information is available and is evaluated on a regular basis by the chief operating decision makers in deciding how to allocate resources to an individual operating segment and in assessing performance of the operating segment. The Company classifies its operations into three operating and reportable segments: Brand Direct, Marketplace and Other. Refer to Note 8, Reportable Segments, to the consolidated financial statements included in the proxy statement/prospectus for the fiscal year ended December 31, 2019, as well as Note 9, Reportable Segments, to our consolidated interim financial statements, for further detail on the Company’s segments.

Software development costs

Costs for software developed for internal use are accounted for in accordance with ASC 350-40 Internal-Use Software. ASC 350-40 requires the capitalization of certain costs incurred in connection with internal-use software development. Software development costs incurred during the preliminary stage and post-implementation stages along with maintenance costs are expensed as incurred. Costs incurred in the application development stage are capitalized once the capitalization criteria of ASC 350-40 have been met, and amortized over the estimated economic life of the software from the date of implementation.

The capitalization and ongoing assessment of recoverability of development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological and economic feasibility and estimated economic life. Capitalized software development costs are amortized over an estimated useful life of three to five years.

Contingent consideration

The Company recognizes the fair value of any contingent consideration that is transferred to the seller in a business combination on the date at which control of the acquiree is obtained. Contingent consideration is classified as a liability or as equity on the basis of the definitions of an equity instrument and a financial liability. If the contingent consideration is payable in cash, the Company classifies its contingent consideration as a liability. Contingent consideration payments related to acquisitions are measured at fair value each reporting period using Level 3 unobservable inputs. The Company’s estimates of fair value are based upon projected cash flow, estimated volatility and other inputs but which are uncertain and involve significant judgments by management. Any changes in the fair value of these contingent consideration payments are included in operating income in the consolidated statements of operations.

Income taxes

The majority of the consolidated entities within do not include a provision for income taxes because the entities do not incur federal or state income taxes. Instead, the members are taxed on their proportionate share of the Company’s taxable income.

For UE, the Company accounts for income taxes in accordance with ASC 740, Income Taxes, which requires the use of the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates or laws is recognized in income in the period that the change in tax rates or laws is enacted. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion or all of the deferred tax assets will not be realized based on management’s review of historical results and forecasts.

The Company recognizes in its financial statements the impact of a tax position, if that position is more likely than not of being sustained upon examination, based on the technical merits of the position. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company’s accounting policy is to accrue interest and penalties related to uncertain tax positions, if and when required, as interest expense and a component of other expenses, respectively, in the consolidated statements of operations.

RECENTLY ISSUED ACCOUNTING STANDARDS

See Note 2, Basis of Presentation and Summary of Significant Accounting Policies, to the consolidated financial statements included in the proxy statement/prospectus for the fiscal year ended December 31, 2019, as well as Note 3, Summary of Significant Accounting Policies, to our consolidated financial statements for recent accounting pronouncements and the related impact on our consolidated financial statements.

EXECUTIVE AND DIRECTOR COMPENSATION

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to the “Company,” “we,” “us” or “our” refers to DMS and its consolidated subsidiaries prior to the consummation of the Business Combination and to New DMS and its consolidated subsidiaries following the Business Combination.

Summary Compensation Table

The following Summary Compensation Table sets forth information regarding the compensation paid to, awarded to, or earned by our Chief Executive Officer and our two other most highly compensated executive officers in 2019 for services rendered in all capacities to us and our subsidiaries during 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Joseph Marinucci Chief Executive Officer	2019	260,000	—	—	260,000

Joseph Liner Chief Revenue Officer	2019	300,000	192,874	8,477(1)	501,351

Randall Koubek Chief Financial Officer	2019	250,000	70,833	—	320,833

(1)

Amount reflects Mr. Liner’s commission payments under our Direct Sales Commissions Plan, which entitles Mr. Liner to 6% of gross profits for direct sales introduced and closed by him, and 3% of gross profits for direct sales where Mr. Liner either introduced or closed the sale (but not both).

Narrative Disclosure to Summary Compensation Table

Employment Offer Letters

Mr. Marinucci is not party to an employment agreement or offer letter with DMS.

Messrs. Liner and Koubek are party to offer letters with DMS dated November 15, 2018 and October 23, 2018 respectively. These offer letters contain substantially similar terms and conditions and provide for at-will employment. The offer letters provide for an annual base salary of $300,000 for Mr. Liner and $250,000 for Mr. Koubek. The offer letter with Mr. Liner provided that, after one year, he and DMS would negotiate in good faith regarding his annual salary level, and it was increased to $400,000 effective January 9, 2020. Each of Messrs. Liner and Koubek are entitled to receive, pursuant to the terms of their offer letters, employee benefits provided to executives of DMS generally.

Pursuant to his offer letter, Mr. Liner was eligible to earn a $200,000 sign-on bonus with $50,000 accruing every three months (on December 15, 2018, March 15, 2019, June 14, 2019 and September 21, 2019), such that $150,000 accrued in 2019. Mr. Liner is also eligible to earn monthly performance incentives and annual performance incentives under our Performance Incentive Plan equal to a percentage of gross profits from direct sales introduced and/or closed by him and a percentage of DMS’ net revenues. Mr. Liner is also entitled to a bonus of at least $150,000 if DMS purchases substantially all of the stock or assets of Double Positive, payable within 30 days of the effective date of the closing of such purchase.

Pursuant to his offer letter, Mr. Koubek is eligible to earn an annual discretionary bonus of not less than 20% of his then-current base salary at the end of each calendar year. The annual bonus for Mr. Koubek’s service in 2018 and the first quarter of 2019 was paid in the second quarter of 2019. The annual bonus for the remainder of 2019 was paid during the first quarter of 2020.

Mr. Liner and Mr. Koubek are entitled under their offer letters to certain severance benefits in the event they are terminated without “cause,” as described in more detail below (see “—Potential Payments Upon Termination / Change in Control”).

Transaction Bonus Plan

Messrs. Liner and Koubek (but not Mr. Marinucci) also participate in a transaction-based cash bonus plan, the Digital Media Solutions, LLC Employee Incentive Plan (the “EIP”), which provides for a cash bonus pool payout to vested participants upon the occurrence of a “Sale of the Company” prior to December 31, 2024, in which the equity value (as determined by the board of directors in its sole discretion) exceeds $100,000,000. The aggregate bonus pool is calculated based on a percentage of the equity value exceeding the first $100,000,000. Each EIP participant is awarded a number of bonus pool units, and will be entitled to a pro rata share of the aggregate bonus pool based on the total number of vested bonus pool units held among all participants. Subject to continued employment, Messrs. Liner and Koubek vest in their respective bonus pool units over four years, with 50% cliff-vesting on the second anniversary of employment, and the remaining 50% vesting ratably over the successive two-year period following the second anniversary of employment, with 1/24th of such units vesting at the end of each month thereafter. Bonus pool units vest in full upon a “Sale of the Company,” and will be subject to partial acceleration upon a termination by DMS without “cause” or by the executive for “good reason” (see “—Potential Payments Upon Termination / Change in Control”). The Business Combination will not be a “Sale of the Company” for purposes of the EIP.

It is expected that, effective as of the Closing, Messrs. Liner and Koubek will waive their rights under the EIP in exchange for potential equity incentive compensation grants and a lump-sum cash payment that will be determined based on the cash consideration received by the Sellers in the Business Combination. No agreement in that regard has been reached as of the date of this proxy statement/prospectus, and as such, the amounts of the equity grants and lump-sum cash payments, if any, cannot be determined at this time. In the no redemption scenario, it is expected that the lump-sum cash payments would be equal to approximately $189,806 for Mr. Liner and $316,343 for Mr. Koubek. In the maximum redemption scenario, it is expected that the lump-sum cash payments would be equal to approximately $84,806 for Mr. Liner and $141,343 for Mr. Koubek.

Potential Payments Upon Termination / Change in Control

The offer letters with each of Messrs. Liner and Koubek provide for certain severance benefits upon a termination by DMS without “cause.” In the event of a termination without “cause” by DMS, Mr. Liner (for six months) and Mr. Koubek (for one year) would be entitled to (i) continued payment of their respective base salary, and (ii) payment of DMS’ portion of the premium for healthcare continuation coverage under COBRA at the same level of coverage they were entitled to at the time of termination of employment, subject to the timely election of continuation coverage. In the event Mr. Koubek is terminated in connection with a change in control of DMS, the base salary component of his severance entitlement will become payable immediately upon the change in control.

Messrs. Liner and Koubek are also participants in the EIP, and as described above, are entitled to certain accelerated vesting in connection with qualifying terminations. Under their award agreements, in the event either of Mr. Liner or Mr. Koubek is terminated without “cause” or for “good reason,” they will be entitled to partial accelerated vesting, such that their vested bonus pool units equal the product of (i) the total bonus pool units awarded under the award agreements, and (ii) a fraction, the numerator of which is (A) the number of full months of employment plus (B) an additional 12 months, and the denominator of which is 48. All bonus pool units shall vest in full upon the occurrence of a “Sale of the Company,” provided that the participant is still employed at the time.

As explained above, it is expected that, effective as of the Closing, Messrs. Liner and Koubek will waive their rights under the EIP in exchange for potential equity incentive compensation grants and a lump-sum cash payment that will be determined based on the cash consideration received by the Sellers in the Business Combination.

Interests of DMS Executive Officers in the Business Combination

Certain of the executive officers of DMS are entitled to severance benefits upon certain qualifying terminations of employment, but the amount of the severance benefits, if any, would not be affected by the Business Combination. Each of Messrs. Liner, Koubek, Foster and Rudolph participate in the EIP. It is expected that, effective as of the Closing, Messrs. Liner, Koubek, Foster and Rudolph will waive their rights under the EIP in exchange for potential equity incentive compensation grants and a lump-sum cash payment that will be determined based on the cash consideration received by the Sellers in the Business Combination. No agreement in that regard has been reached as of the date of this proxy statement/prospectus, and as such, the amounts of the equity grants and lump-sum cash payments, if any, cannot be determined at this time. In the no redemption scenario, it is expected that the approximate respective lump-sum cash payments for Messrs. Liner, Koubek, Foster and Rudolph would range from $189,806 to $316,343. In the maximum redemption scenario, it is expected that the approximate respective lump-sum cash payments for Messrs. Liner, Koubek, Foster and Rudolph would range from $84,806 to $141,343.

Director Compensation

Other than Richard Capezzali, who participates in the EIP described above and is reimbursed for out-of-pocket expenses, our directors do not receive compensation for services rendered in their capacity as members of the board of directors.

MANAGEMENT OF NEW DMS FOLLOWING THE BUSINESS COMBINATION

The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of New DMS following the consummation of the Business Combination.

Name	Age	Position
Joseph Marinucci	45	President, Chief Executive Officer and Director
Fernando Borghese(1)	41	Chief Operating Officer and Director
Randall Koubek	60	Chief Financial Officer
Joey Liner	42	Chief Revenue Officer
Jonathan Katz	51	Chief Media Officer
Matthew Goodman	46	Chief Information Officer
Jason Rudolph	46	Chief Technology Officer
Ryan Foster	42	General Counsel and Executive Vice President of Compliance
Robbie Isenberg(2)	38	Director
James Miller(2)	41	Director
Mary Minnick(3)	60	Director
Lyndon Lea(4)	51	Director
Robert Darwent(5)	48	Director

(1)	Nominated by Prism.
(2)	Nominated by Clairvest.
(3)	Nominated by Prism and Clairvest.
(4)	Nominated by Sponsor.
(5)	Nominated by Lion Capital (Guernsey) Bridgeco Limited.

Executive Officers

Joseph Marinucci has served as Chief Executive Officer of DMS since co-founding DMS in 2012. Previously, Mr. Marinucci co-founded Interactive Media Solutions, a direct response marketing firm, and served as its President from 2000 to 2012. From 2015 to 2019, Mr. Marinucci served as a Board Member of LeadsCouncil, an independent association whose members are companies in the online lead generation industry. Mr. Marinucci holds a Bachelor of Science in Accounting from Binghamton University. In light of our ownership structure and Mr. Marinucci’s extensive executive leadership and management experience, the Board believes it is appropriate for Mr. Marinucci to serve as our director.

Fernando Borghese has served as Chief Operating Officer of DMS since co-founding DMS in 2012. Prior to DMS, Mr. Borghese was Executive Vice President at DMi Partners, a digital marketing agency. Mr. Borghese has served as a Board Member of LeadsCouncil since 2019. Mr. Borghese holds a Bachelor of Arts in Political Science from Trinity College-Hartford. In light of our ownership structure and Mr. Borghese’s extensive experience as an operating executive officer and manager, and in-depth knowledge and understanding of digital marketing, the Board believes it is appropriate for Mr. Borghese to serve as our director.

Randall Koubek has served as Chief Financial Officer of DMS since 2018. Previously, Mr. Koubek served as the Chief Financial Officer of Spectrio LLC from 2014 to 2018. Mr. Koubek also served as the Chief Financial Officer of Bonnier Corporation and Thompson Media Group. He holds a Bachelor of Arts in Accounting and a Master of Business Administration from the University of South Florida.

Joey Liner has served as the Chief Revenue Officer of DMS since 2018. Prior to DMS, Mr. Liner co-founded DoublePositive, a performance marketing company specializing in call center services and strategic lead management agency services for big brands in mortgage and online education, and served as its President from 2015 to 2018. Mr. Liner earned his undergraduate degree in Business Management from Towson University.

Jonathan Katz has served as the Chief Media Officer of DMS since 2016. Prior to DMS, Mr. Katz served as Founder and Chief Executive Officer of Domain Development Studios, which developed original content across its portfolio of vertical and geo-focused brands with strategic emphasis in Healthcare solutions. Mr. Katz studied computer science at Florida State University.

Matthew Goodman has served as the Chief Information Officer of DMS since co-founding DMS in 2012. Previously, Mr. Goodman was Chief Information Officer of Interactive Marketing Solutions. Mr. Goodman attended the Master of Business Administration program at New York University’s Stern School of Business and earned his undergraduate degrees in Finance and Management Information System from Syracuse University.

Jason Rudolph has served as Chief Technology Officer of DMS since 2019. Prior to DMS, Mr. Rudolph was Chief Technology Officer at W4 Performance Ad Market from 2015 to 2018. Mr. Rudolph also served as Founder and Chief Executive Officer of Sound Advertising Group from 2008 to 2015.

Ryan Foster has served as General Counsel and Executive Vice President of Compliance of DMS since 2017. Prior to DMS, Mr. Foster was Chief Compliance Officer for Regional Management Corp. (NYSE: RM) from 2015 to 2017. Mr. Foster also served as General Counsel of Global Lending Services, LLC and Assistant General Counsel to the Securities Industry and Financial Markets Association. Mr. Foster holds a Bachelor of Arts from Southern Methodist University, studied comparative law and economics at the University of Oxford, and earned his Juris Doctor from Southern Methodist University Dedman School of Law.

Directors

Upon consummation of the Business Combination, we anticipate increasing the initial size of the New DMS Board from five (5) members to seven (7) members. In addition to Joseph Marinucci and Fernando Borghese, whose biographies appear above, the following individuals are expected to serve as directors of New DMS:

Robbie Isenberg is expected to serve as a director of New DMS. Mr. Isenberg serves as a Managing Director of Clairvest and participates in all areas of the investment process. Prior to joining Clairvest in 2010, Mr. Isenberg worked as a Senior Case Team Leader for the Monitor Group and in the investment banking group of Credit Suisse focusing on leveraged finance and mergers and acquisitions. In addition to DMS, Mr. Isenberg has served on the board of directors of Cieslok Media, KUBRA and Lyophilization Services of New England. Other portfolio companies include New Meadowlands Racetrack. Mr. Isenberg has an MBA from Northwestern University’s Kellogg School of Management and an HBA from the Richard Ivey School of Business.

James H. Miller is expected to serve as a director of New DMS. Mr. Miller serves as General Counsel and Corporate Secretary at Clairvest, where he is responsible for all Clairvest legal matters and plays an active transaction execution role in all of Clairvest’s investment transactions. Mr. Miller serves on the board of directors of Head Digital Works (Ace2Three). Prior to joining Clairvest in May 2015, Mr. Miller practiced mergers & acquisitions and capital markets law at Torys LLP in Toronto for close to ten years. Mr. Miller has a B.A. (Hons.) from Mount Allison University and an LL.B. from Dalhousie University.

Mary E. Minnick is expected to serve as a director of New DMS and chairperson of the Board. Ms. Minnick was a Partner of Lion Capital from 2007 until 2017. Previously, Ms. Minnick served in various capacities at The Coca-Cola Company (NYSE:KO), including as Chief Operating Officer of Asia and Global President of Marketing, Strategy and Innovation, from 1983 to 2007. Ms. Minnick is a member of the board of directors of the Target Corporation (NYSE:TGT), which she joined in 2005. Ms. Minnick has also served as a member of the board of directors of the global brewer Heineken (AMS:HEIA) from 2008 to 2015 and the consumer packaged food and beverage company WhiteWave Foods Co. (NYSE:WWAV) from 2012 to 2016. Ms. Minnick has an MBA from Duke University and a BA in Business from Bowling Green State University.

Lyndon Lea is expected to serve as a director of New DMS. Mr. Lea is a founder of Lion Capital and serves as its Managing Partner since its inception in 2004. Prior to founding Lion Capital, Mr. Lea was a partner of Hicks, Muse, Tate & Furst where he co-founded its European operations in 1998. From 1994 to 1998, Mr. Lea served at Glenisla, the former European affiliate of Kohlberg Kravis Roberts & Co., prior to which he was an investment banker at Schroders in London and Goldman Sachs in New York. Mr. Lea graduated with a BA in Honors Business Administration from the University of Western Ontario in Canada in 1990.

Mr. Lea previously led investments in, and sat on the board of, UK cereal company Weetabix; French food manufacturer Materne; restaurant chain wagamama; global, luxury shoe company, Jimmy Choo; private label razor business, Personna; soft drinks business, Orangina; snack business, Kettle Foods; Finnish bakery company, Vaasan; European frozen food brand, Findus; Dutch foodservice company, Ad Van Geloven; global hair accessories brand, ghd; French frozen retailer, Picard; global brand development, marketing and entertainment company, Authentic Brands Group; UK food company, Premier Foods (LON:PFD); UK biscuit business, Burton’s Foods; UK furniture company, Christie-Tyler; leading European automotive valuation guide, EurotaxGlass’s; Polish cable company, Aster City Cable; champagne houses G.H. Mumm and Champagne-Perrier-Jouët; directories group, Yell; and clothing company, American Apparel. Mr. Lea also previously sat on the board of Aber, a diamond mining company, which owned the luxury jewelry brand Harry Winston.

Robert Darwent is expected to serve as a director of New DMS. Alongside Mr. Lyndon Lea, Mr. Darwent is a founder of Lion Capital where he sits on the Investment Committee and Operating Committee of the firm. Prior to founding Lion Capital in 2004, Mr. Darwent worked with Mr. Lea in the European operations of Hicks, Muse, Tate & Furst since its formation in 1998. From 1995 to 1998, Mr. Darwent worked in the London office of Morgan Stanley in their investment banking and private equity groups. Mr. Darwent graduated from Cambridge University in 1995.

Mr. Darwent is currently a director of the following companies: Authentic Brands Group, the global brand licensing company; Blow Ltd, the online beauty services provider; Lenny & Larry’s, the US protein-enhanced cookie brand; Spence Diamonds, a North American diamond jewelry retailer; and Young’s Seafood, the UK chilled and frozen food manufacturer. Previously, Mr. Darwent has sat on the board of the following companies: Loungers, the UK bar and restaurant chain; AS Adventure, the leading European outdoor specialist retailer; Burton’s Foods, the UK biscuit business; Christie-Tyler, the UK furniture manufacturer; ghd, the global hair appliances business; Jimmy Choo, the luxury shoe and accessories brand; La Senza, the UK lingerie retailer; G.H. Mumm and Champagne Perrier-Jouët, the champagne houses; wagamama, the restaurant chain; and Weetabix, the cereal company.

Director Independence

The rules of the NYSE require that a majority of our Board be independent. An “independent director” is defined generally as a person that, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). It is anticipated that each individual expected to serve on our Board upon consummation of the Business Combination, other than Joseph Marinucci and Fernando Borghese, will qualify as an independent director under NYSE listing standards.

Committees of the Board of Directors

Following the consummation of the Business Combination, it is anticipated that the New DMS Board will have two standing committees: an audit committee and a compensation committee. Our audit committee will be composed of three independent directors, and it is anticipated that our compensation committee will be composed of at least three independent directors.

Audit Committee

Upon consummation of the Business Combination, it is anticipated that the members of our audit committee will consist of Robert Darwent, Lyndon Lea and Mary E. Minnick. Ms. Minnick is expected to serve as the chairperson of the audit committee. Under the NYSE listing rules and applicable SEC rules, we are required to have at least three members of the audit committee. The rules of the NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors, and it is anticipated that each will qualify as independent directors under applicable rules. Each of Messrs. Darwent and Lea and Ms. Minnick is financially literate and it is anticipated that Mr. Darwent will qualify as an “audit committee financial expert” as defined in applicable SEC rules.

Compensation Committee

Upon consummation of the Business Combination, our compensation committee will consist of at least three members of the Board, all of which will be independent directors. The members of the compensation committee will be appointed by the Board.

Guidelines for Selecting Director Nominees

Upon consummation of the Business Combination, New DMS will be subject to the terms of the Director Nomination Agreement. For further details, see “BCA Proposal—Related Agreements—Director Nomination Agreement.”

Director Compensation

Following the completion of the Business Combination, our compensation committee will determine the annual compensation to be paid to the members of the New DMS board.

Executive Compensation

Following the Closing, New DMS intends to develop an executive compensation program that is designed to align compensation with New DMS’s business objectives and the creation of stockholder value, while enabling the combined company to attract, motivate and retain individuals who contribute to the long-term success of the combined company. The executive compensation program may include an executive compensation plan for which the combined company would seek stockholder approval following the Closing.

Decisions on the executive compensation program will be made by the compensation committee of New DMS board.

BENEFICIAL OWNERSHIP OF SECURITIES

The following tables sets forth information regarding (1) the actual beneficial ownership of Leo ordinary shares as of June 11, 2020, without giving effect to the Business Combination, and (2) the expected beneficial ownership of shares of New DMS Common Stock immediately following the consummation of the Business Combination, assuming that none of Leo’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination and, alternatively, that 50% of Leo’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding Leo ordinary shares or the New DMS Common Stock, as applicable;

•	each of Leo’s current executive officers and directors;

•	each person who is expected to become an executive officer or director of New DMS immediately following the Business Combination; and

•	all of Leo’s current executive officers and directors as a group, and all of the expected executive officers and directors of New DMS as a group immediately following the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of Leo ordinary shares prior to the Business Combination is based on 24,312,807 ordinary shares issued and outstanding as of June 11, 2020, which includes an aggregate of 19,312,807 Class A ordinary shares and 5,000,000 Class B ordinary shares.

The expected beneficial ownership of shares of New DMS Common Stock immediately following the consummation of the Business Combination is based on 100,506,872 shares of New DMS Common Stock, assuming that none of Leo’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination, and 70,928,942 shares of New DMS Common Stock, assuming that 50% of Leo’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination, and in each case assumes (1) that an aggregate of 1,500,000 Class B ordinary shares are surrendered and forfeited by Sponsor and the Leo independent directors pursuant to the Surrender Agreement, (2) 10,000,000 shares of New DMS Common Stock are issued to the PIPE Investors upon consummation of the PIPE Investment and (3) net debt of DMS and Business Combination-related transaction costs, as of the closing of the Business Combination, in the amounts of $165 million and $21.6 million, respectively. If the actual facts are different than these assumptions, the numbers in the below table will be different. See “BCA Proposal—The Business Combination Agreement—Business Combination.”

The following tables do not reflect the beneficial ownership of any shares of New DMS Common Stock issuable upon exercise of public warrants or private placement warrants as such securities are not currently exercisable or convertible within 60 days.

Unless otherwise indicated, New DMS believes that all persons named in the table below have or will have as of immediately following the Business Combination, as applicable, sole voting and investment power with respect to the voting securities beneficially owned by them.

	Beneficial Ownership of Leo Prior to the Business Combination
	Class B ordinary shares		Class A ordinary shares
Name and Address of Beneficial Owners(1)	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class	Approximate Percentage of Voting Control
Leo Investors Limited Partnership (our sponsor)(2)	4,910,000	98.2%	—	—	20.2%
Glazer Capital, LLC(3)	—	—	1,401,872	7.2%	5.8%
Davidson Kempner Capital Management LP(4)	—	—	1,575,000	7.9%	6.5%
Weiss Asset Management LP and affiliates(5)	—	—	1,724,267	8.9%	7.1%
Governors Lane LP and affiliates(6)	—	—	1,500,000	7.8%	6.2%
OxFORD Asset Management LLP(7)	—	—	1,450,000	7.5%	6.0%
Lyndon Lea(8)	—	—	—	—
Robert Darwent	—	—	—	—	—
Lori Bush	30,000	*	—	—	*
Robert Bensoussan	30,000	*	—	—	*
Mary E. Minnick	30,000	*	—	—	*
All officers and directors as a group (pre-Business Combination) (five individuals)	90,000	1.8%	—	—	*

*	Less than one percent.
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 21 Grosvenor Place, London, SW1X 7HF.
(2)

Leo Investors Limited Partnership is controlled by its general partner, Leo Investors General Partner Limited, which is governed by a three member board of directors. Each director has one vote, and the approval of a majority of the directors is required to approve an action of our sponsor. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by two or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to our sponsor. Based upon the foregoing analysis, no individual director of the general partner of Leo Investors Limited Partnership exercises voting or dispositive control over any of the securities held by Leo Investors Limited Partnership, even those in which such director directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares.

(3)

Includes Class A ordinary shares beneficially held by Glazer Capital, LLC, based solely on the Schedule 13G filed by Glazer Capital, LLC (“Glazer Capital”) and Mr. Paul J. Glazer (“Mr. Glazer”) with the SEC on February 14, 2020. Investment Manager serves as investment manager to BSMA Limited, a Cayman Islands exempted company (the “Glazer Fund”). Mr. Glazer serves as the Managing Member of Glazer Capital, with respect to the ordinary shares held by the Glazer Funds. Each of the Investment Manager and Mr. Platt may be deemed the beneficial owner of the ordinary shares held for the account of the Glazer Fund. The business address of each of Glazer Capital and Mr. Glazer is 250 West 55th Street, Suite 30A, New York, New York 10019.

(4)

Includes Class A ordinary shares beneficially held by Davidson Kempner Capital Management LP, a Delaware limited partnership (“DKCM”), M. H. Davidson & Co., a New York limited partnership (“CO”), Davidson Kempner Partners, a New York limited partnership (“DKP”), Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership (“DKIP”), Davidson Kempner International, Ltd., a British Virgin Islands business company (“DKIL”), and Thomas L. Kempner, Jr. and Anthony A. Yoseloff, through DKCM, based solely on the Schedule 13G filed jointly by DKCM, CO, DKP, DKIP, DKIL, Thomas L. Kempner, Jr. and Anthony A. Yoseloff with the SEC on June 21, 2019. The business address of each of each of DKCM, CO, DKP, DKIP, DKIL, Thomas L. Kempner, Jr. and Anthony A. Yoseloff is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, New York 10022.

(5)

Includes Class A ordinary shares beneficially held by Weiss Asset Management LP, a Delaware limited partnership (“Weiss Asset Management”), BIP GP LLC, a Delaware limited liability company (“BIP GP”), WAM GP LLC, a Delaware limited liability company (“WAM GP”) and Andrew M. Weiss, Ph.D., a United States citizen (“Andrew Weiss”), based solely on the Schedule 13G filed jointly by Weiss Asset Management, BIP GP, WAM GP and Andrew Weiss with the SEC on February 15, 2019. The business address of each of BIP GP, Weiss Asset Management, WAM GP and Andrew Weiss is 222 Berkeley St., 16th floor, Boston, Massachusetts 02116.

(6)

Includes Class A ordinary shares beneficially held by Governors Lane Master Fund LP, Governors Lane LP, Governors Lane Fund General Partner LLC and Isaac Corre, based solely on the Schedule 13G filed jointly by Governors Lane Master Fund LP, Governors Lane LP, Governors Lane Fund General Partner LLC and Isaac Corre with the SEC on February 14, 2019. The address of the principal business office of Governors Lane LP is 510 Madison Avenue, 11th Floor, New York, NY 10022. The address of the principal business office of Governors Lane Master Fund LP, Governors Lane Fund General Partner LLC and Isaac Corre is c/o Governors Lane LP, 510 Madison Avenue, 11th Floor, New York, NY 10022.

(7)

Includes Class A ordinary shares beneficially held by OxFORD Asset Management LLP (“OxFORD”), based solely on the Schedule 13G filed by OxFORD with the SEC on February 13, 2019. The address of the principal business office of OxFORD is OxAM House, 6 George Street, Oxford, United Kingdom, OX1 2BW.

(8)	Does not include any shares indirectly owned by this individual as a result of his partnership interest in Leo Investors Limited Partnership or its affiliates.

	Beneficial Ownership of New DMS Following the Business Combination
	Assuming No Redemptions								Assuming Maximum Redemptions**
	Class A Common Stock			Class B Common Stock		Class C Common Stock			Class A Common Stock			Class B Common Stock		Class C Common Stock
Name and Address of Beneficial Owners(1)	Number of Shares		% of Class	Number of Shares	% of Class	Number of Shares	% of Class	Total Voting Control	Number of Shares		% of Class	Number of Shares	% of Class	Number of Shares	% of Class	Total Voting Control
Leo Investors Limited Partnership (our sponsor)(2)	3,437,000		10.5%	—	—	—	—	3.4%	3,437,000		14.8%	—	—	—	—	4.8%
Lion Capital (Guernsey) Bridgeco Limited(3)	7,200,000		21.9%	—	—	—	—	7.2%	7,200,000		31.1%	—	—	—	—	10.2%
Davidson Kempner Capital Management LP(4)	1,575,000		4.8%	—	—	—	—	1.6%	1,575,000		6.8%	—	—	—	—	2.2%
Weiss Asset Management LP and affiliates(5)	2,424,267		7.4%	—	—	—	—	2.4%	2,424,267		10.5%	—	—	—	—	3.4%
Governors Lane LP and affiliates(6)	1,500,000		4.6%	—	—	—	—	1.5%	1,500,000		6.5%	—	—	—	—	2.1%
OxFORD Asset Management LLP(7)	1,450,000		4.4%	—	—	—	—	1.4%	1,450,000		6.3%	—	—	—	—	2.0%
Glazer Capital, LLC(8)	1,401,872		4.3%	—	—	—	—	1.4%	1,401,872		6.1%	—	—	—	—	2.0%
Prism Data, LLC(9)	—		—	39,967,330	100%	27,726,735	100%	67.4%	—		—	28,205,439	100%	19,567,100	100%	67.4%
Clairvest Group Inc. and affiliates(10)	—		—	39,967,330	100%	27,726,735	100%	67.4%	—		—	28,205,439	100%	19,567,100	100%	67.4%
Joseph Marinucci(9)	—		—	39,967,330	100%	27,726,735	100%	67.4%	—		—	28,205,439	100%	19,567,100	100%	67.4%
Fernando Borghese(11)	—		—	8,811,227	22.0%	—	—	8.8%	—		—	6,218,912	22.0%	—	—	8.8%
Robert Darwent(12)	—		—	—	—	—	—	—	—		—	—	—	—	—	—
Robbie Isenberg	—		—	—	—	—	—	—	—		—	—	—	—	—	—
Lyndon Lea(13)	7,200,000	(12)	21.9%	—	—	—	—	7.2%	7,200,000	(12)	31.1%	—	—	—	—	10.2%
James H. Miller	—		—	—	—	—	—	—	—		—	—	—	—	—	—
Mary E. Minnick	21,000		*	21,000	*	—	—	*	21,000	*		—	—	—	—	*
Ryan Foster	—		—	—	—	—	—	—	—		—	—	—	—	—	—
Matthew Goodman(11)	—		—	3,965,052	9.9%	—	—	3.95%	—		—	2,798,186	9.9%	—	—	3.95%
Jonathan Katz(11)	—		—	302,793	*	—	—	*	—		—	213,685	*	—	—	*
Randall Koubek	—		—	—	—	—	—	—	—		—	—	—	—	—	—
Joey Liner	—		—	—	—	—	—	—	—		—	—	—	—	—	—
Jason Rudolph	—		—	—	—	—	—	—	—		—	—	—	—	—	—
All New DMS’s directors and executive officers as a group (thirteen individuals)	7,221,000		22.0%	39,967,330	100%	27,726,735	100%	74.5%	7,221,000		31.2%	28,205,439	100%	19,567,100	100%	77.5%
Luis Ruellas (11)	—		—	11,234,315	28.1%	—	—	11.2%	—		—	7,928,195	28.1%	—	—	11.2%

*	Less than one percent.
**	Assumes that 9,656,404 of Leo’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination.
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 21 Grosvenor Place, London, SW1X 7HF.
(2)

Interests shown consist of shares of New DMS Class A Common Stock owned by Leo Investors Limited Partnership upon conversion of its Class B ordinary shares into New DMS Class A Common Stock. Interests take into account the surrender and forfeiture of 1,437,000 Class B ordinary shares pursuant to the Surrender Agreement. Interests do not reflect the transfer of a to be determined number of New DMS Class A Common Stock from Leo Investors Limited Partnership to Lion Capital (Guernsey) Bridgeco Limited, which will be effected by the surrender and forfeiture by Leo Investors Limited Partnership of such number of Class B ordinary shares and the issuance of New DMS Class A Common Stock to the Lion Capital (Guernsey) Bridgeco Limited pursuant to the Surrender Agreement and the Subscription Agreement of Lion Capital (Guernsey) Bridgeco Limited. Leo Investors Limited Partnership is controlled by its general partner, Leo Investors General Partner Limited, which is governed by a three member board of directors. Each director has one vote, and the approval of a majority of the directors is required to approve an action of our sponsor. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by two or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to our sponsor. Based upon the foregoing analysis, no individual director of the general partner of Leo Investors Limited Partnership exercises voting or dispositive control over any of the securities held by Leo Investors Limited Partnership, even those in which such director directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares.
(3)

Interests shown consist of shares of New DMS Class A Common Stock to be acquired in the PIPE Investment. Interests do not reflect the transfer of a to be determined number of New DMS Class A common Stock from Leo Investors Limited Partnership to Lion Capital (Guernsey) Bridgeco Limited, which will be effected by the surrender and forfeiture by Leo Investors Limited Partnership of such number of Class B ordinary shares and the issuance of New DMS Class A Common Stock to Lion Capital (Guernsey) Bridgeco Limited pursuant to the Surrender Agreement and the Subscription Agreement of Leo Investors Limited Partnership. Lion Capital (Guernsey) Bridgeco Limited is owned by certain funds that are managed by Lion Capital LLP, which is controlled by Lyndon Lea. The address of the principal business office of Lion Capital (Guernsey) Bridgeco Limited is Trafalgar Court, Les Banques, St Peter Port, Guernsey.

(4)

Includes Class A ordinary shares beneficially held by Davidson Kempner Capital Management LP, a Delaware limited partnership (“DKCM”), M. H. Davidson & Co., a New York limited partnership (“CO”), Davidson Kempner Partners, a New York limited partnership (“DKP”), Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership (“DKIP”), Davidson Kempner International, Ltd., a British Virgin Islands business company (“DKIL”), and Thomas L. Kempner, Jr. and Anthony A. Yoseloff, through DKCM, based solely on the Schedule 13G filed jointly by DKCM, CO, DKP, DKIP, DKIL, Thomas L. Kempner, Jr. and Anthony A. Yoseloff with the SEC on June 21, 2019. The business address of each of each of DKCM, CO, DKP, DKIP, DKIL, Thomas L. Kempner, Jr. and Anthony A. Yoseloff is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, New York 10022.

(5)

Includes shares of New DMS Common Stock to be acquired in the PIPE Investment and Class A ordinary shares beneficially held by Weiss Asset Management LP, a Delaware limited partnership (“Weiss Asset Management”), BIP GP LLC, a Delaware limited liability company (“BIP GP”), WAM GP LLC, a Delaware limited liability company (“WAM GP”) and Andrew M. Weiss, Ph.D., a United States citizen (“Andrew Weiss”), based solely on the Schedule 13G filed jointly by Weiss Asset Management, BIP GP, WAM GP and Andrew Weiss with the SEC on February 15, 2019. The business address of each of BIP GP, Weiss Asset Management, WAM GP and Andrew Weiss is 222 Berkeley St., 16th floor, Boston, Massachusetts 02116.

(6)

Includes Class A ordinary shares beneficially held by Governors Lane Master Fund LP, Governors Lane LP, Governors Lane Fund General Partner LLC and Isaac Corre, based solely on the Schedule 13G filed jointly by Governors Lane Master Fund LP, Governors Lane LP, Governors Lane Fund General Partner LLC and Isaac Corre with the SEC on February 14, 2019. The address of the principal business office of Governors Lane LP is 510 Madison Avenue, 11th Floor, New York, NY 10022. The address of the principal business office of Governors Lane Master Fund LP, Governors Lane Fund General Partner LLC and Isaac Corre is c/o Governors Lane LP, 510 Madison Avenue, 11th Floor, New York, NY 10022.

(7)

Includes Class A ordinary shares beneficially held by OxFORD Asset Management LLP (“OxFORD”), based solely on the Schedule 13G filed by OxFORD with the SEC on February 13, 2019. The address of the principal business office of OxFORD is OxAM House, 6 George Street, Oxford, United Kingdom, OX1 2BW.

(8)

Includes Class A ordinary shares beneficially held by Glazer Capital, LLC, based solely on the Schedule 13G filed by Glazer Capital, LLC (“Glazer Capital”) and Mr. Paul J. Glazer (“Mr. Glazer”) with the SEC on February 14, 2020. Investment Manager serves as investment manager to BSMA Limited, a Cayman Islands exempted company (the “Glazer Fund”). Mr. Glazer serves as the Managing Member of Glazer Capital, with respect to the ordinary shares held by the Glazer Funds. Each of the Investment Manager and Mr. Platt may be deemed the beneficial owner of the ordinary shares held for the account of the Glazer Fund. The business address of each of Glazer Capital and Mr. Glazer is 250 West 55th Street, Suite 30A, New York, New York 10019.

(9)

Interests shown consist of the shares of New DMS Class B Common Stock to be owned directly by Prism Data, LLC upon consummation of the Business Combination. Interests shown also include (i) the shares of New DMS Class B Common Stock to be owned directly by CEP V-A DMS AIV Limited Partnership upon consummation of the Business Combination and (ii) the shares of New DMS Class C Common Stock to be owned directly Clairvest Equity Partners V Limited Partnership and CEP V Co-Investment Limited Partnership upon consummation of the Business Combination, in each case, over which Prism Data, LLC will have shared voting power as a result of the Director Nomination Agreement. See “BCA Proposal—Related Agreements—Director Nomination Agreement.” Joseph Marinucci, as the manager of Prism Data, LLC, is deemed to have beneficial ownership over the interests shown. The business address of each of Prism Data, LLC and Joseph Marinucci is c/o Digital Media Solutions Holdings, LLC, 4800 140th Avenue N., Suite 101, Clearwater, FL 33762.

(10)

Interests shown consist of shares of New DMS Class C Common Stock to be received in the Business Commination by Clairvest Equity Partners V Limited Partnership and CEP V Co-Investment Limited Partnership and shares of New DMS Class B Common Stock to be received in the Business Combination by CEP V-A DMS AIV Limited Partnership. Each of the foregoing entities has the power to make voting and dispositive decisions with respect to such shares and is an indirect subsidiary of Clairvest Group Inc. Interests shown also include the shares of New DMS Class B Common Stock to be owned directly by Prism Data, LLC upon consummation of the Business Combination, over which Clairvest Group Inc. and its affiliates will have shared voting power as a result of the Director Nomination Agreement. See “BCA Proposal—Related Agreements—Director Nomination Agreement.” The business address of each of the foregoing is c/o Clairvest Group Inc., 22 St. Clair Avenue East, Suite 1700, Toronto, Ontario, Canada M4T 2S3.

(11)

Interests shown are based upon such individual’s ownership interests in Prism Data, LLC. The business address of such individual is c/o Digital Media Solutions Holdings, LLC, 4800 140th Avenue N., Suite 101, Clearwater, FL 33762.

(12)	Does not include any shares indirectly owned by this individual as a result of his partnership interest in Leo Investors Limited Partnership or its affiliates.

(13)

Represents shares of New DMS Class A Common Stock to be acquired by Lion Capital (Guernsey) Bridgeco Limited in the PIPE Investment. Interests do not reflect the transfer of a to be determined number of New DMS Class A common Stock from Leo Investors Limited Partnership to Lion Capital (Guernsey) Bridgeco Limited, which will be effected by the surrender and forfeiture by Leo Investors Limited Partnership of such number of Class B ordinary shares and the issuance of New DMS Class A Common Stock to Lion Capital (Guernsey) Bridgeco Limited pursuant to the Surrender Agreement and the Subscription Agreement of Leo Investors Limited Partnership. Lion Capital (Guernsey) Bridgeco Limited is owned by certain funds that are managed by Lion Capital LLP, which is controlled by Lyndon Lea.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions—Leo

Class B ordinary shares

Prior to Leo’s initial public offering, in December 2017, Sponsor purchased 8,625,000 shares of the Company’s Class B ordinary shares, par value $0.0001, for an aggregate price of $25,000. In February 2018, Sponsor transferred 30,000 founder shares to each of Mss. Bush and Minnick, and Mr. Bensoussan, Leo’s independent directors. In February 2018, Sponsor effected a surrender of 2,875,000 Class B ordinary shares to us for no consideration, resulting in a decrease in the total number of Class B ordinary shares from 8,625,000 to 5,750,000. The Sponsor had agreed to forfeit up to 750,000 Class B ordinary shares to the extent that the over-allotment option was not exercised in full by the underwriter. On March 29, 2018, the over-allotment option expired and an aggregate of 750,000 shares were subsequently forfeited by Sponsor.

The Class B ordinary shares are identical to the public shares, and holders of Class B ordinary shares have the same shareholder rights as public shareholders, except that: (i) the Class B ordinary shares are subject to certain transfer restrictions; (ii) the Class B Shareholders have entered into letter agreements with Leo, pursuant to which they have agreed (a) to waive their redemption rights with respect to their Class B ordinary shares and public shares in connection with the completion of Leo’s business combination and (b) to waive their rights to liquidating distributions from the trust account with respect to their Class B ordinary shares if Leo fails to complete its business combination within the required time period, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if Leo fails to complete its business combination within such time period; (iii) the Class B ordinary shares are automatically convertible into Class A ordinary shares at the time of Leo’s business combination on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described in the Leo’s Existing Organizational Documents (which adjustment and anti-dilution rights were waived in connection with the Business Combination); and (iv) the Class B ordinary shares are subject to registration rights. If Leo submits its business combination to its public shareholders for a vote, the Class B Shareholders have agreed to vote their Class B ordinary shares and any public shares purchased during or after the initial public offering in favor of Leo’s business combination. Permitted transferees of the Class B Shareholders will be subject to the same obligations of Leo’s Class B Shareholders.

Pursuant to the Surrender Agreement, Sponsor and the Leo independent directors will among other things, surrender and forfeit to Leo at least 1,500,000 Class B ordinary shares for no consideration and as a capital contribution to Leo. For additional information, see “BCA Proposal—Related Agreements—Surrender Agreement.”

Private Placement Warrants

Simultaneously with the consummation of the initial public offering, Sponsor purchased 4,000,000 private placement warrants at a price of $1.50 per warrant, or $6,000,000 in the aggregate, in a private placement. Each private placement warrants entitles the holder to purchase one Class A ordinary share for $11.50 per share. A portion of the proceeds from the sale of the private placement warrants was placed in the trust account. The private placement warrants may not be redeemed by Leo so long as they are held by Sponsor or its permitted transferees. If the private placement warrants are held by holders other than Sponsor or its permitted transferees, the private placement warrants will be redeemable by Leo and exercisable by the holders on the same basis as the public warrants. Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis.

The private placement warrants (including the Class A ordinary shares issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of Leo’s initial business combination. If Leo does not complete a business combination within the required time period, the proceeds of the sale of the private placement warrants held in the trust account will be used to fund the redemption of the public shares, subject to the requirements of applicable law, and the private placement warrants will expire worthless.

Registration Rights

The holders of the Class B ordinary shares, private placement warrants, and public warrants that may be issued upon conversion of working capital loans (and any Class A ordinary shares issuable upon the exercise of the private placement warrants or public warrants issued upon conversion of the working capital loans) are entitled to registration rights pursuant to a registration and shareholder rights agreement signed on the closing of Leo’s initial public offering requiring us to register such securities for resale (in the case of the Class B ordinary shares, only after conversion to Leo’s Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of Leo’s initial business combination and rights to require Leo to register for resale such securities pursuant to Rule 415 under the Securities Act.

However, the registration and shareholder rights agreement provides that Leo will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs: (i) in the case of the Class B ordinary shares, on the earlier of (A) one year after the completion of Leo’s initial business combination or (B) if, subsequent to Leo’s initial business combination, (x) the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Leo’s business combination, or (y) the date following the completion of Leo’s business combination on which it completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of Leo’s public shareholders having the right to exchange their public shares for cash, securities or other property; and (ii) in the case of the private placement warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of Leo’s business combination except in the case of both (i) and (ii): (a) to Leo’s officers or directors, any affiliates or family members of any of Leo’s officers or directors, any partners of Sponsor, or any affiliates of Sponsor; (b) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of a business combination at prices no greater than the price at which the founder shares, private placement warrants or Class A ordinary shares were originally purchased; (f) by virtue of Sponsor’s organizational documents upon liquidation or dissolution of Sponsor; (g) to the Company for no value for cancellation in connection with the consummation of Leo’s initial business combination; (h) in the event of Leo’s liquidation prior to the completion of Leo’s initial business combination; or (i) in the event of Leo’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of Leo’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property subsequent to Leo’s completion of Leo’s initial business combination; provided, however, that in the case of clauses (a) through (f) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the letter agreements. We will bear the expenses incurred in connection with the filing of any such registration statements. In connection with the Business Combination, the registration and shareholder rights agreement will be amended and restated. For additional information, see “BCA Proposal—Related Agreements—Amended and Restated Registration Rights Agreement.”

Related Party Notes

Between inception and the closing of Leo’s initial public offering, Sponsor loaned Leo $300,000 in unsecured promissory notes. The funds were used to pay up-front expenses associated with Leo’s initial public offering. Leo repaid $300,000 on February 15, 2018. In addition, Sponsor and its affiliate loaned Leo another $25,000 for working capital. Leo fully repaid this amount on February 20, 2018.

Sponsor and Leo’s officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Leo’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

Leo’s audit committee will review on a quarterly basis all payments that were made to Sponsor or Leo’s officers or directors or Leo’s or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Leo’s behalf, although no such reimbursements will be made from the proceeds of the initial public offering held in the trust account prior to the completion of the initial business combination.

In addition, in order to finance transaction costs in connection with Leo’s business combination, Sponsor or an affiliate of Sponsor or certain of Leo’s officers and directors may, but are not obligated to, loan Leo funds as may be required. If Leo completes a business combination, it would repay such loaned amounts. In the event that Leo’s business combination does not close, Leo may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment.

Leo does not expect to seek loans from parties other than Sponsor or an affiliate of Sponsor as Leo does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in Leo’s trust account.

Leo is not prohibited from pursuing a business combination with a company that is affiliated with Sponsor or Leo’s officers or directors or making the acquisition through a joint venture or other form of shared ownership with Sponsor or Leo’s officers or directors. In the event Leo seeks to complete a business combination with a target that is affiliated with Sponsor or Leo’s officers or directors, Leo, or a committee of independent and disinterested directors, would obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm, that such an initial business combination is fair to Leo from a financial point of view. Leo is not required to obtain such an opinion in any other context.

Administrative Services Agreement

Effective February 15, 2018, Leo entered into an agreement to pay monthly expenses of $10,000 for office space, administrative services and support services to an affiliate of Sponsor. The agreement terminates upon the earlier of the completion of a business combination or the liquidation of Leo. During the years ended December 31, 2019 and 2018, an aggregate of $120,000 and $105,000 in connection with such services was recorded in general and administrative expenses in the accompanying Statements of Operations. As of December 31, 2019 and 2018, $50,000 and $105,000 were accrued on the accompanying balance sheets, respectively.

Director Nomination Agreement

At the Closing, New DMS, Sponsor, Sponsor PIPE Entity, Prism and Clairvest will enter into a Director Nomination Agreement, substantially in the form attached to this proxy statement/prospectus as Annex H, pursuant to which, among other things Sponsor, Sponsor PIPE Entity, Prism and Clairvest will each have certain rights to designate individuals to be nominated for election to the New DMS Board. For additional information, see “BCA Proposal—Related Agreements—Director Nomination Agreement.”

Certain Relationships and Related Person Transactions—DMS

Under the terms of the Limited Liability Company Agreement, dated as of July 3, 2018, of DMS (the “DMS LLC Agreement”), Clairvest Direct Seller and Blocker Corp (together, the “Clairvest Holders”) provide to DMS certain management services, including access to the corporate finance professionals, legal and financial expertise and select members of the board of directors of the Clairvest Holders as well as the benefits of the Clairvest Holders’ contacts and financial relationships. In consideration of such services, DMS pays an aggregate annual retainer fee of $200,000 to the Clairvest Holders. Upon consummation of the Business Combination, the DMS LLC Agreement will be amended and restated in its entirety as the Amended Partnership Agreement and the obligation for DMS to pay such fee to the Clairvest Holders for such management services will automatically terminate. For further information regarding the Amended Partnership Agreement, see “BCA Proposal—Related Agreements—Amended Partnership Agreement.”

Policies and Procedures for Related Party Transactions

Upon consummation of the Business Combination, New DMS will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which New DMS or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of New DMS’s officers or one of New DMS’s company’s directors;

•	any person who is known by New DMS to be the beneficial owner of more than five percent (5%) of its voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than five percent (5%) of its voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

New DMS will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee will have the responsibility to review related party transactions.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

Leo is an exempted company incorporated under the Cayman Islands Companies Law. The Cayman Islands Companies Law, Cayman Islands law generally and the Existing Organizational Documents govern the rights of its shareholders. The Cayman Islands Companies Law and Cayman Islands law generally differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Existing Organizational Documents differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of New DMS, your rights will differ in some regards as compared to when you were a shareholder of Leo.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of Leo and New DMS according to applicable law and/or the organizational documents of Leo and New DMS. You also should review the Proposed Certificate of Incorporation and the Proposed Bylaws of New DMS attached hereto as Annex C and Annex D to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Law, to understand how these laws apply to Leo and New DMS.

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations

Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval—there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.	Under Cayman Islands law and the Existing Organizational Documents, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

	Delaware	Cayman Islands
Appraisal Rights	Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Organizational Documents Proposal F).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

DESCRIPTION OF NEW DMS SECURITIES

The following summary of certain provisions of New DMS securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex C and Annex D, respectively.

Authorized Capitalization

General

The total amount of our authorized capital stock consists of 600,000,000 shares of common stock, par value $0.0001 per share, of New DMS, consisting of (a) 500,000,000 shares of New DMS Class A Common Stock, (b) 60,000,000 shares of New DMS Class B Common Stock, (c) 40,000,000 shares of New DMS Class C common stock, and 100,000,000 shares of New DMS Preferred Stock. We expect to have approximately 36,812,807 shares of common stock outstanding immediately after the consummation of the Business Combination, assuming no public shareholders exercise their redemption rights in connection with the Business Combination. We expect to have approximately 100,506,872 shares of New DMS Common Stock outstanding immediately after the consummation of the Business Combination, assuming that none of Leo’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination, and 70,928,942 shares of New DMS Common Stock outstanding immediately after the consummation of the Business Combination, assuming that 50% of Leo’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination.

The following summary describes all material provisions of our capital stock. We urge you to read the Proposed Certificate of Incorporation and the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively).

New DMS Common Stock

Voting rights. Each holder of New DMS Common Stock will be entitled to one (1) vote for each share of New DMS Common Stock held of record by such holder. The holders of shares of New DMS Common Stock will not have cumulative voting rights. Except as otherwise required in the Proposed Certificate of Incorporation or by applicable law, the holders of New DMS Class A Common Stock, New DMS Class B Common Stock and New DMS Class C Common Stock will vote together as a single class on all matters on which stockholders are generally entitled to vote (or, if any holders of Preferred Stock are entitled to vote together with the holders of New DMS Common Stock, as a single class with such holders of Preferred Stock). In addition to any other vote required in the Proposed Certificate of Incorporation or by applicable law, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock will each be entitled to vote separately as a class only with respect to amendments to the Proposed Certificate of Incorporation that increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Notwithstanding the foregoing, except as otherwise required by law, holders of New DMS Common Stock, as such, will not be entitled to vote on any amendment to the Proposed Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Proposed Certificate of Incorporation (including any Preferred Stock Designation (as defined in the Proposed Certificate of Incorporation) relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend rights. Subject to any other provisions of the Proposed Certificate of Incorporation, as it may be amended from time to time, holders of shares of New DMS Class A Common Stock will be entitled to receive ratably, in proportion to the number of shares of New DMS Class A Common Stock held by them, such dividends and other distributions in cash, stock or property of New DMS when, as and if declared thereon by the New DMS Board from time to time out of assets or funds of New DMS legally available therefor.

Except as provided in the Proposed Certificate of Incorporation, dividends and other distributions will not be declared or paid on the Class B Common Stock.

Subject to any other provisions of the Proposed Certificate of Incorporation, as it may be amended from time to time, holders of shares of New DMS Class C Common Stock will be entitled to receive ratably, in proportion to the number of shares held by them, the dividends and other distributions in cash, stock or property of New DMS payable or to be made on outstanding shares of New DMS Class A Common Stock that would have been payable on the shares of New DMS Class C Common Stock if each such share of New DMS Class C Common Stock had been converted into a fraction of a share of New DMS Class A Common Stock equal to the Conversion Ratio (as defined in the Proposed Certificate of Incorporation) immediately prior to the record date for such dividend or distribution. The holders of shares of New DMS Class C Common Stock will be entitled to receive, on a pari passu basis with the holders of the New DMS Class A Common Stock, such dividend or other distribution on the New DMS Class A Common Stock when, as and if declared by the New DMS Board from time to time out of assets or funds of New DMS legally available therefor.

Redemption. The holder of each DMS Unit other than Blocker Corp will, pursuant to the terms and subject to the conditions of Amended Partnership Agreement, have the right (the “Redemption Right”) to redeem each such DMS Unit for the applicable Cash Amount (as defined in the Amended Partnership Agreement), subject to New DMS’s right, in its sole and absolute discretion, to elect to acquire some or all of such DMS Units that such DMS Member has tendered for redemption for a number of shares of New DMS Class A Common Stock, an amount of cash or a combination of both (the “Exchange Option”), in the case of each of the Redemption Right and the Exchange Option, on and subject to the terms and conditions set forth in the Proposed Certificate of Incorporation and in the Amended Partnership Agreement.

Retirement of Class B Common Stock. In the event that (1) any DMS Unit is consolidated or otherwise cancelled or retired or (2) any outstanding share of New DMS Class B Common Stock held by a holder of a corresponding DMS Unit otherwise will cease to be held by such holder, in each case, whether as a result of exchange, reclassification, redemption or otherwise (including in connection with the Redemption Right and the Exchange Option as described above), then the corresponding share(s) of New DMS Class B Common Stock (which, for the avoidance of doubt, will be equal to such DMS Unit divided by the Conversion Ratio prior to and until the Effective Time (as defined below) (in the case of (1)) or such share of New DMS Class B Common Stock (in the case of (2)) will automatically and without further action on the part of New DMS or any holder of New DMS Class B Common Stock be transferred to New DMS for no consideration and thereupon will be retired and restored to the status of authorized but unissued shares of New DMS Class B Common Stock.

Rights upon liquidation. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of New DMS, after payments to creditors of New DMS that may at the time be outstanding, and subject to the rights of any holders of Preferred Stock that may then be outstanding, holders of shares of New DMS Class A Common Stock and New DMS Class C Common Stock will be entitled to receive ratably, in proportion to the number of shares held by them, all remaining assets and funds of New DMS available for distribution; provided, however, that, for purposes of any such distribution, each share of New DMS Class C Common Stock will be entitled to receive the same distribution as would have been payable if such share of New DMS Class C Common Stock had been converted into a fraction of a share of New DMS Class A Common Stock equal to the Conversion Ratio immediately prior to the record date for such distribution. The holders of shares of New DMS Class B Common Stock, as such, will not be entitled to receive any assets of New DMS in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of New DMS.

Automatic Conversion of New DMS Class B Common Stock. Immediately and automatically upon the earlier of (the “Effective Time”) (1) July 4, 2024 and (2) the date on which there are no amounts owed to any lender pursuant to the Credit Agreement, dated as of July 3, 2018, among DMS, Digital Media Solutions, LLC, each of the affiliates of Digital Media Solutions, LLC party thereto as borrowers, each of the guarantors party thereto, each of the lenders thereunder, the other financial institutions party thereto and Monroe Capital Management Advisors LLC, as administrative agent for the lenders (as amended, supplemented or otherwise modified from time to time), each share of New DMS Class B Common Stock will automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a reverse stock split, into a fraction of a share of New DMS Class B Common Stock equal to the Conversion Ratio.

Conversion of Class C Common Stock. Each holder of New DMS Class C Common Stock will have the right, at such holder’s option, at any time, to convert all or any portion of such holder’s shares of New DMS Class C Common Stock, and New DMS will have the right, at New DMS’s option, from and after the Effective Time, to convert all or any portion of the issued and outstanding shares of New DMS Class C Common Stock, in each case into shares of fully paid and non-assessable New DMS Class A Common Stock at the ratio of one (1) share of New DMS Class A Common Stock for the number of shares of New DMS Class C Common Stock equal to the Issuance Multiple (as defined in the Business Combination Agreement) so converted.

Transfers. The holders of shares of New DMS Class B Common Stock will not transfer such shares other than as part of a concurrent transfer of (1) if prior to the Effective Time, a number of DMS Units equal to the number of shares of New DMS Class B Common Stock being so Transferred multiplied by the Conversion Ratio or (2) if after the Effective Time, an equal number of DMS Units, in each case made to the same transferee in accordance with the restrictions on transfer contained in the Amended Partnership Agreement.

Other rights. No holder of shares of New DMS Common Stock will be entitled to preemptive or subscription rights. There are no redemption or sinking fund provisions applicable to the New DMS Common Stock. The rights, preferences and privileges of holders of the New DMS Common Stock will be subject to those of the holders of any shares of the Preferred Stock New DMS may issue in the future.

Preferred Stock

The New DMS Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of Preferred Stock of New DMS could have the effect of decreasing the trading price of New DMS Common Stock, restricting dividends on the capital stock of New DMS, diluting the voting power of the New DMS Common Stock, impairing the liquidation rights of the capital stock of New DMS, or delaying or preventing a change in control of New DMS.

Dividends

The payment of future dividends on the shares of New DMS Class A common stock or New DMS Class C Common Stock, as applicable, will depend on the financial condition of New DMS after the completion of the Business Combination subject to the discretion of the New DMS Board. It is presently expected that New DMS will retain all earnings for use in the business operations of New DMS and, accordingly, it is not expected that the board of directors of the New DMS will declare any dividends in the foreseeable future. The ability of New DMS to declare dividends may be limited by the terms of any other financing and other agreements entered into by New DMS or its subsidiaries from time to time

Upon completion of the Business Combination, New DMS will be a holding company with no material assets other than the equity interests in Blocker Corp held by it. Blocker Corp will be a wholly owned subsidiary of New DMS and a holding company with no material assets other than its ownership of DMS Units. The Amended Partnership Agreement requires DMS to make “tax distributions” pro rata to holders of DMS Units

(including Blocker Corp) in amounts sufficient for New DMS and Blocker Corp to cover applicable taxes and other obligations under the Tax Receivable Agreement as well as any cash dividends declared by New DMS. See the section entitled “BCA Proposal—Related Agreements—Amended Partnership Agreement.”

New DMS anticipates that the distributions Blocker Corp will receive from DMS may, in certain periods, exceed New DMS’s and Blocker Corp’s actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. The New DMS Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to acquire additional newly issued DMS Units from DMS at a per unit price determined by reference to the market value of the shares of New DMS Class A Common Stock at such time (which DMS Units are expected to be contributed to Blocker Corp); to pay dividends, which may include special dividends, on New DMS Class A Common Stock and New DMS Class C Common Stock; to fund repurchases of New DMS Class A Common Stock or New DMS Class C Common Stock; or any combination of the foregoing. New DMS will have no obligation to distribute such cash (or other available cash other than any declared dividend) to its stockholders. To the extent that New DMS does not distribute such excess cash as dividends on New DMS Class A Common Stock or otherwise undertake ameliorative actions between DMS Units and shares of New DMS Class A Common Stock and instead, for example, holds such cash balances, holders of DMS Units other than Blocker Corp may benefit from any value attributable to such cash balances as a result of their ownership of shares of New DMS Class A Common Stock following an exchange of their DMS Units, notwithstanding that such holders may previously have participated as holders of DMS Units in distributions by DMS that resulted in such excess cash balances at New DMS. We also expect, if necessary, to undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding DMS Units, to maintain one-for-one parity between DMS Units and shares of New DMS Class A Common Stock of DMS. See the section entitled “BCA Proposal—Related Agreements—Amended Partnership Agreement.” See also the risk factor entitled “Risk Factors—Risks Related to the Business Combination and Leo—The Company will be a holding company and its only material asset after completion of the Business Combination will be its interest in DMS, and it is accordingly dependent upon distributions made by its subsidiaries to pay taxes, make payments under the Tax Receivable Agreement or pay dividends.”

Election of Directors and Vacancies

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances and the terms and conditions of the Director Nomination Agreement, the number of directors which will constitute the New DMS Board will be not less than five (5) nor more than eleven (11), and the exact number of directors will be fixed from time to time, within the limits specified herein, by the New DMS Board.

Under the Proposed Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes cast will be sufficient to elect such directors to the New DMS Board.

Except as the DGCL or the Director Nomination Agreement may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the New DMS Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for a term expiring at the next annual meeting of stockholders and until his or her successor will have been elected and qualified.

Any director may be removed from office with or without cause by the affirmative vote of the holders of a majority of the outstanding voting stock (as defined below) of New DMS. Subject to the terms and conditions of the Director Nomination Agreement, in case the New DMS Board or any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and, to the fullest extent permitted by law, any contract or act that will be approved or be ratified by the affirmative vote of the holders of a majority of the total voting power of all of the then-outstanding shares of stock of New DMS, which is represented in person or by proxy at such meeting and entitled to vote thereon (provided that a lawful quorum of stockholders be there represented in person or by proxy), will be as valid and binding upon New DMS and upon all the stockholders as though it had been approved or ratified by every stockholder of New DMS, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, the Proposed Certificate of Incorporation and to any Proposed Bylaws adopted from time to time by the stockholders; provided, however, that no Bylaw so adopted will invalidate any prior act of the directors which would have been valid if such Bylaw had not been adopted.

Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of Preferred Stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant Preferred Stock Designation.

For more information on the Director Nomination Agreement, see the section entitled “BCA Proposal—Related Agreements—Director Nomination Agreement.”

Quorum

The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Proposed Certificate of Incorporation. If, however, such quorum will not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Anti-takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws

The Proposed Certificate of Incorporation and the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which would apply if and so long as the New DMS Class A common stock remains listed on NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of New DMS Class A common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable New DMS Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New DMS by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of New DMS Class A Common Stock at prices higher than prevailing market prices.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

Unless otherwise required by law, and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of New DMS, for any purpose or purposes, may be called only (i) by a majority of the New DMS board or the Chief Executive Officer of New DMS or (ii) at any time when Prism, Clairvest and any of their respective affiliates (as defined in the Proposed Certificate of Incorporation) (including any Affiliated Companies (as defined in the Proposed Certificate of Incorporation) of Clairvest) (collectively, the “DMS Group”) collectively own, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of New DMS, by the holders of a majority of the outstanding voting stock of New DMS. Subject to the rights of the holders of any series of Preferred Stock, at any time when the DMS Group collectively owns, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of New DMS, any action required or permitted to be taken by the stockholders of New DMS may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the actions so taken, shall be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to New DMS in accordance with Section 228 of the DGCL and the Bylaws; provided that, from and after the first date that the DMS Group ceases to collectively own, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of New DMS, any action required or permitted to be taken by the stockholders of New DMS shall be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.

The Proposed Bylaws also provide that unless otherwise restricted by the Proposed Certificate of Incorporation or the Proposed Bylaws, any action required or permitted to be taken at any meeting of the New DMS board or of any committee thereof may be taken without a meeting, if all members of the New DMS board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the New DMS board or committee.

In addition, the Proposed Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

The Proposed Certificate of Incorporation will provide that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66-2/3% in voting power all the then outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class:

•	the provisions regarding the size of the New DMS board and the election of directors pursuant to the Director Nomination Agreement;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding the limited liability of directors of New DMS;

•	the provisions regarding the election not to be governed by Section 203 of the DGCL;

•	the provision regarding the votes necessary to amend the Proposed Bylaws; and

•	the amendment provision requiring that the above provisions be amended only with an 662/3% supermajority vote.

Further, the provision regarding the waiver of the corporate opportunity doctrine may only be amended by the affirmative vote of at least eighty percent (80%) of the outstanding voting stock of New DMS.

As long as there are any shares of New DMS Class B Common Stock issued and outstanding, the existence of the New DMS Class A Common Stock and the New DMS Class B Common Stock, and the rights, preferences and privileges conferred upon the holders of New DMS Class A Common Stock and New DMS Class B Common Stock in the Proposed Certificate of Incorporation, including those related to the Redemption Right and the Exchange Option, may not be amended, altered, repealed or rescinded, in whole or in part, or any provision inconstant therewith or herewith may be adopted, only by the unanimous affirmative vote of all of the holders of the New DMS Class B Common Stock.

The Proposed Bylaws may be amended (A) by the affirmative vote of a majority of the entire New DMS board (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the New DMS board) or (B) without the approval of the New DMS board, by the affirmative vote of the holders of a majority of the outstanding voting stock of New DMS.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:

(1)    the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;

(2)    the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or

(3)     the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

Under the Proposed Certificate of Incorporation, New DMS opted out of Section 203 of the DGCL and therefore is not subject to Section 203. However, the Proposed Certificate of Incorporation contains similar provisions providing that New DMS may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

The Proposed Certificate of Incorporation provides that Sponsor, Seller, any Affiliated Company (as defined in the Proposed Certificate of Incorporation), any of their respective direct or indirect transferees of at least 15% of our outstanding common stock and any group as to which such persons are party to, do not constitute “interested stockholders” for purposes of this provision.

Corporate Opportunity

The Proposed Certificate of Incorporation provides that New DMS renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may from time to time be presented to each of the stockholders and directors of New DMS or any of their respective affiliates and all of their respective partners, principals, directors, officers, members, managers, equityholders and/or employees, including any of the foregoing who serve as directors of New DMS (other than New DMS and its subsidiaries and other than directors that are employees of New DMS or any of its subsidiaries) (the “Exempted Person”) and that may be a business opportunity for New DMS, even if the opportunity is one that we might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. No such person will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person, pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to us unless, in the case of any such person who is our director, any such business opportunity is expressly offered to such director solely in his or her capacity as our director. Each of the Exempted Person will not have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries. The provision regarding the waiver of the corporate opportunity doctrine in the Proposed Certificate of Incorporation may only be amended by the affirmative vote of at least eighty percent (80%) of the outstanding voting stock of New DMS.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Certificate of Incorporation limits the liability of the directors of New DMS to the fullest extent permitted by the DGCL, and the Proposed Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of New DMS or any of its subsidiaries or was serving at New DMS’s request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within 10 days of such request all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Jurisdiction of Certain Actions

The Proposed Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in the name of New DMS, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits New DMS by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Warrants

New DMS Public Warrants

Each New DMS public warrant entitles the registered holder to purchase one share of New DMS Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our Business Combination, provided that we have an effective registration statement under the Securities Act covering the New DMS Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of New DMS Class A Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of New DMS Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of New DMS Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of New DMS Class A Common Stock upon exercise of a warrant unless the New DMS Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We have agreed that as soon as practicable, but in no event later than twenty business days after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the New DMS Class A Common Stock issuable upon exercise of the warrants. We will use our commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the New DMS Class A Common Stock issuable upon exercise of the warrants is not effective by the sixtieth day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the reported closing price of the New DMS Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the New DMS Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of New DMS Class A Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of New DMS Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New DMS Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported closing price of the New DMS Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New DMS Class A Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the Business Combination. If we call our warrants for redemption and our management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of New DMS Class A Common Stock issued and outstanding immediately after giving effect to such exercise.

If the number of shares of outstanding New DMS Class A Common Stock is increased by a share dividend payable in New DMS Class A Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of New DMS Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of New DMS Class A Common Stock. A rights offering to holders of New DMS Class A Common Stock entitling holders to purchase New DMS Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of New DMS Class A Common Stock equal to the product of (i) the number of shares of New DMS Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New DMS Class A Common Stock) and (ii) the quotient of (x) the price per share of New DMS Class A Common Stock paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for New DMS Class A Common Stock, in determining the price payable for New DMS Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of New DMS Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the New DMS Class A Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of New DMS Class A Common Stock on account of such New DMS Class A Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends or (c) to satisfy the redemption rights of the holders of

Class A ordinary shares in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New DMS Class A Common Stock in respect of such event.

If the number of outstanding shares of New DMS Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of New DMS Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of New DMS Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding New DMS Class A Common Stock.

Whenever the number of shares of New DMS Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New DMS Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Class A ordinary shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding New DMS Class A Common Stock (other than those described above or that solely affects the par value of the New DMS Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding New DMS Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of New DMS Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of New DMS Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of New DMS Class A Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding New DMS public warrants to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of New DMS Class A Common Stock and any voting rights until they exercise their warrants and receive New DMS Class A Common Stock. After the issuance of shares of New DMS Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of New DMS Class A Common Stock to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants (including the shares of New DMS Class A Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination, except pursuant to limited exceptions, and they will not be redeemable by us so long as they are held by Sponsor or its permitted transferees. Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the New DMS public warrants. If the private placement warrants are held by holders other than Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the New DMS public warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of New DMS Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New DMS Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported closing price of the New DMS Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the New DMS Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants.

Transfer Agent and Warrant Agent

The transfer agent for New DMS Class A Common Stock and warrant agent for the New DMS public warrants and private placement warrants will be Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW DMS CLASS A COMMON STOCK

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New DMS Class A Common Stock or New DMS warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New DMS at the time of, or at any time during the three months preceding, a sale and (ii) New DMS is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as New DMS was required to file reports) preceding the sale.

Persons who have beneficially owned restricted New DMS Class A Common Stock shares or New DMS warrants for at least six months but who are affiliates of New DMS at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of New DMS Class A Common Stock then outstanding; or

•	the average weekly reported trading volume of the New DMS Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New DMS under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New DMS.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial shareholders will be able to sell their Class B ordinary shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.

We anticipate that following the consummation of the Business Combination, New DMS will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

See “BCA Proposal—Related Agreements—Amended and Restated Registration Rights Agreement” above.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

New DMS’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. New DMS’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the New DMS Board, (ii) otherwise properly brought before such meeting by or at the direction of the New DMS Board, or (iii) otherwise properly brought before such meeting by a stockholder who is a stockholder of record on the date of giving of the notice and on the record date for determination of stockholders entitled to vote at such meeting who has complied with the notice procedures specified in New DMS’s Proposed Bylaws. To be timely for New DMS’s annual meeting of stockholders, New DMS’s secretary must receive the written notice at New DMS’s principal executive offices:

•	not earlier than the 60th day; and

•	not later than the 90th day before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year or New DMS holds its annual meeting of stockholders more than 30 days before or after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be received no later than the 10th day following the earlier of the day on which such notice of the date of such meeting was mailed and the day the public disclosure of such date was made. Accordingly, for New DMS’s 2020 annual meeting, notice of a nomination or proposal must be delivered to New DMS no later than such 10th day. Nominations and proposals also must satisfy other requirements set forth in the bylaws. The Chairperson of the New DMS Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2020 annual general meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before New DMS begins to print and send out its proxy materials for such 2020 annual meeting (and New DMS will publicly disclose such date when it is known).

Stockholder Director Nominees

New DMS’s Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by New DMS’s Proposed Bylaws. In addition, the stockholder must give timely notice to New DMS’s secretary in accordance with New DMS’s Proposed Bylaws, which, in general, require that the notice be received by New DMS’s secretary within the time periods described above under “—Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with Leo’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Leo Holdings Corp., 21 Grosvenor Place, London, SW1X 7HF, United Kingdom. Following the Business Combination, such communications should be sent in care of New DMS, 1707 Market Place Blvd, Suite 200, Irving, Texas 75063. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Kirkland & Ellis LLP, New York, NY, has passed upon the validity of the securities of New DMS offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of Leo Holdings Corp. as of December 31, 2019 and 2018, and for the years ended December 31, 2019, 2018 and for the period from November 29, 2017 (date of inception) through December 31, 2017, have been included in this proxy statement/prospectus in reliance upon the report of WithumSmith+Brown, PC, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Digital Media Solutions Holdings, LLC at December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019, appearing in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of W4 LLC as of June 28, 2018 and December 31, 2017, and for the six month period ended June 28, 2018 and for the year ended December 31, 2017 included in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of UE Authority, Co. for the period from January 1, 2019 through October 31, 2019 and the years ended December 31, 2018 and 2017 included in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Leo and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Leo’s annual report to shareholders and Leo’s proxy statement. Upon written or oral request, Leo will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that Leo delivers single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that Leo delivers single copies of such documents in the future. Shareholders may notify Leo of their requests by calling or writing Leo at its principal executive offices at 21 Grosvenor Place, London, SW1X 7HF, United Kingdom or +44 20 7201 2200.

ENFORCEABILITY OF CIVIL LIABILITY

Leo is a Cayman Islands exempted company. If Leo does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon Leo. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Leo in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Leo may be served with process in the United States with respect to actions against Leo arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Leo’s securities by serving Leo’s U.S. agent irrevocably appointed for that purpose.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Leo’s securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Leo has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

Leo files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Leo at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, Leo’s corporate website at https://www.lioncapital.com/leo. Leo’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to Leo has been supplied by Leo, and all such information relating to DMS has been supplied by DMS. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Tel: (800) 662-5200

Banks and brokers call collect: (203) 658-9400

E-mail: LHC.info@investor.morrowsodali.com

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meetings, or no later than July 7, 2020.

All information contained in this document relating to Leo has been supplied by Leo and all such information relating to DMS has been supplied by the Sellers. Information provided by Leo or DMS does not constitute any representation, estimate or projection of the other.

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements of Leo Holdings Corp.:

Page No.
Report of Independent Registered Public Accounting Firm	F-3
Balance Sheets as of December 31, 2019 and 2018	F-4
Statements of Operations for the years ended December 31, 2019 and 2018	F-5
Statements of Changes in Shareholders’ Equity for the years ended December 31, 2019 and 2018	F-6
Statements of Cash Flows for the years ended December 31, 2019 and 2018	F-7
Notes to Financial Statements	F-8

Report of Independent Registered Public Accounting Firm	F-20
Balance Sheets as of December 31, 2018 and 2017	F-21
Statements of Operations for the year ended December 31, 2018 and for the period from November 29, 2017 (inception) to December 31, 2017	F-22
Statements of Changes in Shareholders’ Equity for the year ended December 31, 2018 and for the period from November 29, 2017 (inception) to December 31, 2017	F-23
Statements of Cash Flows for the year ended December 31, 2018 and for the period from November 29, 2017 (inception) to December 31, 2017	F-24
Notes to Financial Statements	F-25

Unaudited Condensed Interim Financial Statements of Leo Holdings Corp.
Condensed Balance Sheets as of March 31, 2020 (Unaudited) and December 31, 2019	F-36
Unaudited Condensed Statements of Operations for the three months ended March 31, 2020 and 2019	F-37
Unaudited Condensed Statements of Changes in Shareholders’ Equity for the three months ended March 31, 2020 and 2019	F-38
Unaudited Condensed Statements of Cash Flows for the three months ended March 31, 2020 and 2019	F-39
Notes to Unaudited Condensed Interim Financial Statements	F-40

Audited Financial Statements of Digital Media Solutions Holdings, LLC:
Report of Independent Registered Public Accounting Firm	F-55
Consolidated Balance Sheets as of December 31, 2019 and 2018	F-56
Consolidated Statements of Operations for the years ended December 31, 2019, 2018 and 2017	F-57
Consolidated Statements of Changes in Members’ Equity for the years ended December 31, 2019, 2018 and 2017	F-58
Consolidated Statements of Cash Flows for the years ended December 31, 2019, 2018 and 2017	F-59
Notes to Financial Statements	F-60

Unaudited Financial Statements of Digital Media Solutions Holdings, LLC:
Consolidated Balance Sheets as of March 31, 2020 (Unaudited) and December 31, 2019	F-83
Consolidated Statements of Operations for the three months ended March 31, 2020 and 2019	F-84
Consolidated Statements of Changes in Members’ Equity for the three months ended March 31, 2020 and 2019	F-85
Consolidated Statements of Cash Flows for the three months ended March 31, 2020 and 2019	F-86
Notes to Unaudited Condensed Interim Financial Statements	F-87

Audited Financial Statement of W4 LLC and its subsidiaries
Independent Auditors’ Report	F-98
Consolidated Balance Sheets as of June 28, 2018 and December 31, 2017	F-99
Consolidated Statements of Income for the six month period ended June 28, 2018 and for the year ended December 31, 2017	F-101
Consolidated Statements of Equity for the six month period ended June 28, 2018 and for the year ended December 31, 2017	F-102
Consolidated Statements of Cash Flows for the six month period ended June 28, 2018 and for the year ended December 31, 2017	F-103
Notes to Consolidated Financial Statements	F-105

Page No.

Audited Financial Statements of UE Authority, Co.
Independent Auditors’ Report	F-114
Balance Sheets as of October 31, 2019, December 31, 2018, and December 31, 2017	F-115
Statements of Operations for the period from January 1, 2019 through October 31, 2019, and the years ended December 31, 2018 and 2017	F-117
Statements of Stockholders’ Equity (Deficit) for the period from January 1, 2019 through October 31, 2019, and the years ended December 31, 2018 and 2017	F-118
Statements of Cash Flows for the period from January 1, 2019 through October 31, 2019, and the years ended December 31, 2018 and 2017	F-119
Notes to Financial Statements	F-121

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Leo Holdings Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Leo Holdings Corp. (the “Company”) as of December 31, 2019 and 2018, the related statements of operations, changes in shareholders’ equity and cash flows, for the years ended December 31, 2019 and 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years ended December 31, 2019 and 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by July 31, 2020, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the U.S. Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2017.

New York, New York

March 13, 2020

LEO HOLDINGS CORP.

BALANCE SHEETS

	December 31,
	2019	2018
Assets
Current assets:
Cash	$243	$550,164
Prepaid expenses	39,567	143,675

Total current assets	39,810	693,839
Investments held in Trust Account	207,190,740	203,081,753

Total Assets	$207,230,550	$203,775,592

Liabilities and Shareholders’ Equity
Current liabilities:
Accrued expenses	$2,860,900	$—
Accrued expenses—related party	50,000	105,000
Due to related party	386,687	—
Accounts payable	1,583,870	4,310

Total current liabilities	4,881,457	109,310
Deferred underwriting commissions	7,000,000	7,000,000

Total liabilities	11,881,457	7,109,310
Commitments
Class A ordinary shares, $0.0001 par value; 19,034,909 and 19,166,628 shares subject to possible redemption as of December 31, 2019 and 2018, respectively	190,349,090	191,666,280
Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 965,091 and 833,372 shares issued and outstanding (excluding 19,034,909 and 19,166,628 shares subject to possible redemption) as of December 31, 2019 and 2018, respectively	97	83
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,000,000 shares issued and outstanding	500	500
Additional paid-in capital	3,730,127	2,412,951
Retained earnings	1,269,279	2,586,468

Total shareholders’ equity	5,000,003	5,000,002

Total Liabilities and Shareholders’ Equity	$207,230,550	$203,775,592

The accompanying notes are an integral part of these financial statements.

LEO HOLDINGS CORP.

STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2019	2018
General and administrative expenses	$5,426,176	$489,780

Loss from operations	(5,426,176)	(489,780)
Interest income	4,108,987	3,085,067

Net income (loss)	$(1,317,189)	$2,595,287

Basic and diluted weighted average shares outstanding of Class A ordinary shares	20,000,000	20,000,000

Basic and diluted net income per share, Class A	$0.21	$0.15

Basic and diluted weighted average shares outstanding of Class B ordinary shares	5,000,000	5,000,000

Basic and diluted net loss per share, Class B	$(1.09)	$(0.10)

The accompanying notes are an integral part of these financial statements.

LEO HOLDINGS CORP.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY FOR THE

YEARS ENDED DECEMBER 31, 2019 and 2018

	Ordinary Shares				Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—December 31, 2017	—	$—	5,750,000	$575	$24,425	$(8,819)	$16,181

Sale of units in initial public offering, gross	20,000,000	2,000	—	—	199,998,000	—	200,000,000
Offering costs					(11,945,186)		(11,945,186)
Sale of private placement warrants to Sponsor in private placement	—	—	—	—	6,000,000	—	6,000,000
Forfeiture of Class B ordinary shares	—	—	(750,000)	(75)	75	—	—
Common stock subject to possible redemption	(19,166,628)	(1,917)	—	—	(191,664,363)	—	(191,666,280)
Net income	—	—	—	—	—	2,595,287	2,595,287

Balance—December 31, 2018	833,372	83	5,000,000	500	2,412,951	2,586,468	5,000,002
Common stock subject to possible redemption	131,719	14	—	—	1,317,176	—	1,317,190
Net loss	—	—	—	—	—	(1,317,189)	(1,317,189)

Balance—December 31, 2019	965,091	$97	5,000,000	$500	$3,730,127	$1,269,279	$5,000,003

The accompanying notes are an integral part of these financial statements.

LEO HOLDINGS CORP.

STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2019	2018
Cash Flows from Operating Activities:
Net (loss) income	$(1,317,189)	$2,595,287
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Interest income held in Trust Account	(4,108,987)	(3,081,753)
Changes in operating assets and liabilities:
Prepaid expenses	104,108	(143,675)
Accounts payable	1,579,560	560
Accrued expenses	2,860,900	—
Accrued expenses—related party	(55,000)	105,000
Due to related party	386,687	—

Net cash used in operating activities	(549,921)	(524,581)
Cash Flows from Investing Activities
Proceeds deposited in Trust Account	—	(200,000,000)

Net cash used in investing activities	—	(200,000,000)
Cash Flows from Financing Activities:
Funds borrowed from related parties	—	170,000
Repayment of loans to related parties	—	(325,000)
Proceeds received from initial public offering, gross	—	200,000,000
Offering costs paid	—	(4,882,936)
Proceeds received from private placement	—	6,000,000

Net cash provided by financing activities	—	200,962,064

Net (decrease) increase in cash	(549,921)	437,483
Cash—beginning of the period	550,164	112,681

Cash—end of the period	$243	$550,164

Supplemental disclosure of noncash investing and financing activities:
Deferred underwriting commissions charged to equity in connection with the initial public offering	$—	$7,000,000
Deferred offering costs charged to equity upon completion of the initial public offering	$—	$276,511
Initial value of Class A ordinary shares subject to possible redemption	$—	$189,101,450
(Decrease) increase in value of Class A ordinary shares subject to possible redemption	$(1,317,190)	$2,564,830

The accompanying notes are an integral part of these financial statements.

LEO HOLDINGS CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1. Description of Organization and Business Operations

Leo Holdings Corp. (the “Company”) is a blank check company incorporated in the Cayman Islands on November 29, 2017. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company focuses its search on companies in the consumer sector. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies. As of December 31, 2019, the Company had not commenced any operations. All activity for the period from November 29, 2017 (inception) to December 31, 2019 relates to the Company’s formation, the Initial Public Offering (as defined below), and since the closing of the offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is Leo Investors Limited Partnership, a Cayman Island exempted limited partnership (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 12, 2018. On February 15, 2018, the Company consummated its initial public offering (the “Initial Public Offering”) of 20,000,000 units (each, a “Unit” and collectively, the “Units”) sold to the public at a price of $10.00 per Unit, generating gross proceeds of $200.0 million, and incurring offering costs of approximately $11.9 million, inclusive of $7.0 million in deferred underwriting commissions (Note 5). The underwriter was granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at $10.00 per Unit. The over-allotment option was not exercised prior to its expiration. Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (the “Private Placement”) of 4,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, and generating gross proceeds of $6 million (Note 4).

Upon the closing of the Initial Public Offering and Private Placement, $200.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (the “Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

LEO HOLDINGS CORP.

NOTES TO FINANCIAL STATEMENTS

The Company will provide holders of its outstanding Class A ordinary shares, par value $0.0001 (“Class A ordinary shares”), sold in the Initial Public Offering (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares (as defined below in Note 3) upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially at $10.00 per Public Share). The per-share amount to be distributed to public shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon consummation of such Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of a Business Combination is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor and the Company’s officers and directors agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Sponsor and the Company’s officers and directors agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Company’s amended and restated memorandum and articles of association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor and the Company’s directors and executive officers agreed not to propose an amendment to the Company’s amended and restated memorandum and articles of association that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or July 31, 2020 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes (less up to $100,000 of interest to pay dissolution expenses),

LEO HOLDINGS CORP.

NOTES TO FINANCIAL STATEMENTS

divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s officers and directors agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or the Company’s officers and directors acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriter of the Initial Public Offering agreed to waive its rights to its deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, the deferred underwriting commission will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On April 7, 2019, the Company entered into a Business Combination Agreement (as amended on June 27, 2019, the “Transaction Agreement”), by and among Queso Holdings Inc., a Delaware corporation (“Queso”), AP VIII CEC Holdings, L.P., a Delaware limited partnership (the “Seller”), and solely for purposes of Section 7.14(f) and 10.2(i) of the Transaction Agreement, the Sponsor, pursuant to which the Company would have acquired Queso. The parties jointly determined to terminate the Transaction Agreement pursuant to a Termination Agreement, dated as of July 29, 2019, by and among such parties, effective as of such date.

On February 6, 2020, the Company announced that it signed a term sheet and is working on a definitive agreement (the “Business Combination Agreement”) with Digital Media Solutions LLC (“DMS”). In connection with the proposed business combination with DMS (the “Proposed Business Combination”), the Company has obtained $100 million in commitments from a number of institutional investors to purchase common equity in the post-combination company at $10.00 per share in support of the Proposed Business Combination. Once the Proposed Business Combination closes, the post-combination company is expected to trade on the NYSE under ticker “DMS.”

The DMS management team owns 54% of DMS with private equity funds managed by Clairvest Group, Inc. (TSX: CVG) (“Clairvest”), owning the remaining 46%. The board of directors of the Company has unanimously

LEO HOLDINGS CORP.

NOTES TO FINANCIAL STATEMENTS

approved the Proposed Business Combination. Clairvest is supportive of management and the Proposed Business Combination. The sellers are expected to retain a significant continuing equity interest in the post-combination company, representing over 40% of the company on a combined basis. This percentage is subject to change depending on the number of the Company’s Class A ordinary shares that are redeemed by its public shareholders.

The completion of the Proposed Business Combination is subject to the negotiation and execution of a Business Combination Agreement, providing for the Proposed Business Combination, satisfaction of the closing conditions included therein and approval of the Proposed Business Combination by the Company’s shareholders and Clairvest’s board of directors. Accordingly, there can be no assurance that a Business Combination Agreement will be entered into or that the Proposed Business Combination will be consummated.

The Company mailed to its shareholders of record as of January 17, 2020, a definitive proxy statement for a special meeting of shareholders to be held on February 11, 2020 (the “General Meeting”) to approve an extension of time for the Company to complete an initial business combination through July 31, 2020. The Extension Proposal was approved, providing the Company’s shareholders with more time to evaluate the Proposed Business Combination.

In connection with the vote to approve the Extension Proposal, the holders of 687,193 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.38 per share, for an aggregate redemption amount of approximately $7.13 million. As such, only approximately 3.4% of the Class A ordinary shares were redeemed and approximately 96.6% of the Class A ordinary shares remain outstanding. After the satisfaction of such redemptions, the balance in our Trust Account will be approximately $200.4 million.

Going Concern Consideration

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of December 31, 2019, the Company had approximately $200 in its operating bank account, approximately $7.2 million of interest income available in the Trust Account to pay for taxes, and a working capital deficit of approximately $4.8 million. Further, the Company has incurred and expect to continue to incur significant costs in pursuit of its acquisition plans.

Through December 31, 2019, the Company’s liquidity needs have been satisfied through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of the Founder Shares (Note 4) to the Sponsor, $325,000 in loans from the Sponsor, and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the loans from the Sponsor on February 20, 2018. During the year ended December 31, 2019, the Sponsor also paid for certain general and administrative expenses of approximately $387,000 on behalf of the Company. These advances were due on demand, non-interest bearing, and were fully outstanding as of December 31, 2019.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”) of up to $1.5 million (Note 4).

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the working capital deficit, mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a

LEO HOLDINGS CORP.

NOTES TO FINANCIAL STATEMENTS

going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after July 31, 2020.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Net Income (Loss) Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per ordinary share is computed by dividing net income (loss) applicable to ordinary shareholders by the weighted average number of ordinary shares outstanding for the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 14,000,000 Class A ordinary shares in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per ordinary share is the same as basic earnings per ordinary share for the periods presented.

The Company’s statements of operations (the “Statements of Operations”) include a presentation of income (loss) per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per ordinary share, basic and diluted for Class A ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A ordinary shares outstanding for the periods. Net loss per ordinary share, basic and diluted for Class B ordinary shares is calculated by dividing the net income, less income attributable to Class A ordinary shares and any working capital loans, by the weighted average number of Class B ordinary shares outstanding for the periods presented.

Reconciliation of Net Income (Loss) per Ordinary Share

The Company’s net income (loss) is adjusted for the portion of income that is attributable to Class A ordinary shares subject to redemption, as these shares only participate in the earnings of the Trust Account (less applicable

LEO HOLDINGS CORP.

NOTES TO FINANCIAL STATEMENTS

taxes) and not the income or losses of the Company. Accordingly, basic and diluted loss per Class A ordinary shares is calculated as follows:

	For the years ended December 31,
	2019	2018
Interest income held in Trust Account	$4,108,987	$3,081,753

Net income available to holders of Class A ordinary shares	$4,108,987	$3,081,753

Net income (loss)	$(1,317,189)	$2,595,287
Less: Income attributable to Class A ordinary shares	(4,108,987)	(3,081,753)

Net loss attributable to holders of Class B ordinary shares	$(5,426,176)	$(486,466)

Basic and diluted weighted average shares outstanding of Class A ordinary shares	20,000,000	20,000,000

Basic and diluted net income per share, Class A	$0.21	$0.15

Basic and diluted weighted average shares outstanding of Class B ordinary shares	5,000,000	5,000,000

Basic and diluted net loss per share, Class B	$(1.09)	$(0.10)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2019 and 2018, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the Balance Sheets.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

LEO HOLDINGS CORP.

NOTES TO FINANCIAL STATEMENTS

ASC Topic 820, Fair Value Measurement and Disclosures, requires all entities to disclose the fair value of financial instruments, both assets and liabilities for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 2019 and 2018, the recorded values of cash, prepaid expenses, accounts payable, and accrued expenses approximate the fair values due to the short-term nature of the instruments.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

Offering costs consisted of legal, accounting, underwriting fees and other costs that were directly related to the Initial Public Offering totaled approximately $11.9 million, inclusive of $7.0 million in deferred underwriting commissions, and were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2019 and 2018, 19,034,909 and 19,166,628 Class A ordinary shares subject to possible redemption at the redemption amount are presented as temporary equity, outside of the shareholders’ equity section of the Company’s Balance Sheets, respectively.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax

LEO HOLDINGS CORP.

NOTES TO FINANCIAL STATEMENTS

jurisdiction; therefore no income tax has been recorded. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2019 and 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its current tax position.

The Company may be subject to potential examination by U.S. federal, U.S. state or foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

The Company’s management does not believe that there are any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3—Initial Public Offering

On February 15, 2018, the Company sold 20,000,000 Units at a price of $10.00 per Unit in the Initial Public Offering. Each Unit consists of one Class A ordinary share (such Class A ordinary shares included in the Units being offered, the “Public Shares”), and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4—Related Party Transactions

Founder Shares

On December 8, 2017, the Sponsor purchased 8,625,000 shares (the “Founder Shares”) of the Company’s Class B ordinary shares, par value $0.0001 (the “Class B ordinary shares”), for an aggregate price of $25,000. In February 2018, the Sponsor effected a surrender of 2,875,000 Founder Shares to the Company for no consideration, resulting in a decrease in the total number of Founder Shares from 8,625,000 to 5,750,000. The Founder Shares will automatically convert into Class A ordinary shares at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described in Note 6. The Sponsor had agreed to forfeit up to 750,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter. On March 29, 2018, the over-allotment option expired and an aggregate of 750,000 shares were subsequently forfeited by the Sponsor.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

LEO HOLDINGS CORP.

NOTES TO FINANCIAL STATEMENTS

Private Placement Warrants

Concurrently with the closing of the Initial Public Offering, the Sponsor purchased 4,000,000 Private Placement Warrants at $1.50 per Private Placement Warrant, and generating gross proceeds of $6.0 million in the Private Placement.

Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Initial Public Offering and deposited in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

The Sponsor and its affiliate had loaned the Company an aggregate of $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note. This loan was non-interest bearing and became payable upon the completion of the Initial Public Offering. The Company repaid $300,000 on February 15, 2018. In addition, the Sponsor and its affiliate loaned the Company another $25,000 for working capital. The Company fully repaid this amount on February 20, 2018.

During the year ended December 31, 2019, the Sponsor also paid for certain general and administrative expenses on behalf of the Company. These advances were due on demand and were non-interest bearing. As of December 31, 2019 and 2018, approximately $387,000 and $0 for these advances were recorded on the accompanying Balance Sheets, respectively.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, lend the Company Working Capital Loans. If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2019 and 2018, no Working Capital Loans were outstanding.

Administrative Support Agreement—Related Party Expenses

The Company has agreed, commencing on the effective date of the Initial Public Offering through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. During the years ended December 31, 2019 and 2018, an aggregate of $120,000 and $105,000 in connection with such services was recorded in general and administrative expenses in the accompanying Statements of Operations, respectively. As

LEO HOLDINGS CORP.

NOTES TO FINANCIAL STATEMENTS

of December 31, 2019 and 2018, $50,000 and $105,000 was accrued on the accompanying Balance Sheets, respectively.

Note 5—Commitments & Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to Class A ordinary shares) pursuant to a registration and shareholder rights agreement.

These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less underwriting discounts and commissions. This option expired on March 29, 2018 without being exercised.

The underwriter was entitled to underwriting discounts of $0.20 per Unit, or $4.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per Unit, or $7.0 million in the aggregate, will be payable to the underwriter for deferred underwriting commissions. The deferred underwriting commissions will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 6—Shareholders’ Equity

Ordinary Shares

Class A Ordinary Shares—The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2019 and 2018, there were 20,000,000 Class A ordinary shares issued or outstanding, including 19,034,909 and 19,166,628 Class A ordinary shares subject to possible redemption, respectively.

Class B Ordinary Shares—The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. In December 2017, the Company initially issued 8,625,000 Class B ordinary shares to the Sponsor. In February 2018, in connection with the decrease of the size of the Initial Public Offering, the Sponsor effected a surrender of 2,875,000 Class B ordinary shares to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares from 8,625,000 to 5,750,000. Of the 5,750,000 Class B ordinary shares outstanding, up to 750,000 shares were subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriter’s over-allotment option was not exercised in full or in part, so that the Founder Shares would represent 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. On March 29, 2018, the over-allotment option expired and an aggregate of 750,000 shares were subsequently forfeited by the Sponsor. As of December 31, 2019 and 2018, there were 5,000,000 Class B ordinary shares issued or outstanding.

LEO HOLDINGS CORP.

NOTES TO FINANCIAL STATEMENTS

Holders of Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of Class A ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the sum of (a) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any warrants issued to the Sponsor upon conversion of Working Capital Loans, minus (b) the number of Public Shares redeemed by public shareholders in connection with the initial Business Combination.

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2019 and 2018, there were no preference shares issued or outstanding.

Warrants—The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the Public Warrants is not effective by the sixtieth day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation and may only be exercised for a whole number of shares.

The Private Placement Warrants are identical to the Public Warrants included in the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private

Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

LEO HOLDINGS CORP.

NOTES TO FINANCIAL STATEMENTS

The Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported closing price of the ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Class A ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrant shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7. Fair Value Measurements

The following table presents information about the Company’s assets that are measured on a recurring basis as of December 31, 2019 and 2018 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account at December 31, 2019	$207,190,740	$—	$—

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account at December 31, 2018	$203,081,753	$—	$—

No cash was held in the Trust Account as of December 31, 2019 and 2018.

Note 8—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the Balance Sheet date up to the date that the financial statements were available to be issued. Based upon this review, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements, except as disclosed in Note 1.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Leo Holdings Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Leo Holdings Corp. (the “Company”) as of December 31, 2018 and 2017, the related statements of operations, changes in shareholders’ equity and cash flows, for the year ended December 31, 2018 and for the period November 29, 2017 (date of inception) to December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the year ended December 31, 2018 and for the period November 29, 2017 (date of inception) to December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements if the Company is unable to complete a business combination by February 15, 2020, the Company will cease all operations except for the purpose of liquidating. This mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the U.S. Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2017.

New York, New York

March 25, 2019

LEO HOLDINGS CORP.

BALANCE SHEETS

	December 31,
	2018	2017
Assets
Current assets:
Cash	$550,164	$112,681
Prepaid expenses	143,675	—

Total current assets	693,839	112,681
Investments held in Trust Account	203,081,753	—
Deferred offering costs associated with initial public offering	—	276,511

Total assets	$203,775,592	$389,192

Liabilities and Shareholders’ Equity
Current liabilities:
Accrued expenses	$—	$214,261
Accrued expenses - related party	105,000	—
Accounts payable	4,310	3,750
Notes payable - related parties	—	155,000

Total current liabilities	109,310	373,011
Deferred underwriting commissions	7,000,000	—

Total liabilities	7,109,310	373,011

Commitments
Class A ordinary shares, $0.0001 par value; 19,166,628 and 0 shares subject to possible redemption as of December 31, 2018 and 2017, respectively	191,666,280	—

Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 833,372 and 0 shares issued and outstanding (excluding 19,166,628 and 0 shares subject to possible redemption) as of December 31, 2018 and 2017, respectively	83	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,000,000 and 5,750,000 shares issued and outstanding as of December 31, 2018 and 2017, respectively	500	575
Additional paid-in capital	2,412,951	24,425
Retained earnings (accumulated deficit)	2,586,468	(8,819)

Total shareholders’ equity	5,000,002	16,181

Total Liabilities and Shareholders’ Equity	$203,775,592	$389,192

The accompanying notes are an integral part of these financial statements.

LEO HOLDINGS CORP.

STATEMENTS OF OPERATIONS

	For the year ended December 31, 2018	For the period from November 29, 2017 (inception) through December 31, 2017
General and administrative expenses	$489,780	$8,830

Loss from operations	(489,780)	(8,830)
Interest income	3,085,067	11

Net income (loss)	$2,595,287	$(8,819)

Basic and diluted weighted average shares outstanding of Class A ordinary shares	20,000,000	—

Basic and diluted net income per share, Class A	$0.15	$—

Basic and diluted weighted average shares outstanding of Class B ordinary shares	5,000,000	5,000,000 (1)

Basic and diluted net loss per share, Class B	$(0.10)	$(0.00)

(1)

Excludes an aggregate of up to 750,000 shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter. On March 29, 2018, the over-allotment option expired, and 750,000 Class B ordinary shares were forfeited.

The accompanying notes are an integral part of these financial statements.

LEO HOLDINGS CORP.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary Shares				Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance - November 29, 2017 (Inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B ordinary shares to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	—	—	(8,819)	(8,819)

Balance - December 31, 2017	—	$—	5,750,000	$575	$24,425	$(8,819)	$16,181

Sale of units in initial public offering, gross	20,000,000	2,000	—	—	199,998,000	—	200,000,000
Offering costs					(11,945,186)		(11,945,186)
Sale of private placement warrants to Sponsor in private placement	—	—	—	—	6,000,000	—	6,000,000
Forfeiture of Class B ordinary shares	—	—	(750,000)	(75)	75	—	—
Common stock subject to possible redemption	(19,166,628)	(1,917)	—	—	(191,664,363)	—	(191,666,280)
Net income	—	—	—	—	—	2,595,287	2,595,287

Balance - December 31, 2018	833,372	$83	5,000,000	$500	$2,412,951	$2,586,468	$5,000,002

The accompanying notes are an integral part of these financial statements.

LEO HOLDINGS CORP.

STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2018	For the period from November 29, 2017 (inception) through December 31, 2017
Cash Flows from Operating Activities:
Net income (loss)	$2,595,287	$(8,819)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest income held in Trust Account	(3,081,753)	—
Formation costs paid by related parties	—	5,000
Changes in operating assets and liabilities:
Prepaid expenses	(143,675)	—
Accounts payable	560	—
Accrued expenses	—	3,750
Accrued expenses - related party	105,000	—

Net cash used in operating activities	(524,581)	(69)

Cash Flows from Investing Activities
Proceeds deposited in Trust Account	(200,000,000)	—

Net cash used in investing activities	(200,000,000)	—

Cash Flows from Financing Activities:
Funds borrowed from related parties	170,000	150,000
Repayment of loans to related parties	(325,000)	—
Proceeds from issuance of Class B ordinary shares to Sponsor	—	25,000
Proceeds received from initial public offering, gross	200,000,000	—
Offering costs paid	(4,882,936)	—
Proceeds received from private placement	6,000,000	—
Payment of deferred offering costs	—	(62,250)

Net cash provided by financing activities	200,962,064	112,750

Net increase in cash	437,483	112,681

Cash - beginning of the period	112,681	—

Cash - end of the period	$550,164	$112,681

Supplemental disclosure of noncash investing and financing activities:
Deferred underwriting commissions charged to equity in connection with the initial public offering	$7,000,000	$—

Deferred offering costs charged to equity upon completion of the initial public offering	$276,511	$—

Deferred offering costs included in accrued expenses	$—	$214,261

Change in value of Class A ordinary shares subject to possible redemption	$191,666,280	$—

The accompanying notes are an integral part of these financial statements.

Note 1. Description of Organization and Business Operations

Leo Holdings Corp. (the “Company”) is a blank check company incorporated in the Cayman Islands on November 29, 2017. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company focuses its search on companies in the consumer sector. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2018, the Company had not commenced any operations. All activity for the period from November 29, 2017 (inception) to December 31, 2018 relates to the Company’s formation, the Initial Public Offering (as defined below), and since the closing of the offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is Leo Investors Limited Partnership, a Cayman Island exempted limited partnership (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 12, 2018. On February 15, 2018, the Company consummated its initial public offering (the “Initial Public Offering”) of 20,000,000 units (each, a “Unit” and collectively, the “Units”) sold to the public at a price of $10.00 per Unit, generating gross proceeds of $200.0 million, and incurring offering costs of approximately $11.9 million, inclusive of $7.0 million in deferred underwriting commissions (Note 5). The underwriter was granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at $10.00 per Unit. The over-allotment option was not exercised prior to its expiration.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (the “Private Placement”) of 4,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, and generating gross proceeds of $6 million (Note 4).

Upon the closing of the Initial Public Offering and Private Placement, $200.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (the “Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide holders of its outstanding Class A ordinary shares, par value $0.0001 (“Class A ordinary shares”), sold in the Initial Public Offering (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares (as defined below in Note 3) upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially at $10.00 per Public Share). The per-share amount to be distributed to public shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon consummation of such Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of a Business Combination is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor and the Company’s officers and directors agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Sponsor and the Company’s officers and directors agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Company’s amended and restated memorandum and articles of association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor and the Company’s directors and executive officers agreed not to propose an amendment to the Company’s amended and restated memorandum and articles of association that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or February 15, 2020 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s officers and directors agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or the Company’s officers and directors acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriter of the Initial Public Offering agreed to waive its rights to its deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, the deferred underwriting commission will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern Consideration

As of December 31, 2018, the Company had approximately $550,000 in its operating bank account, approximately $3.1 million of interest income available in the Trust Account to pay for taxes, and working capital of approximately $585,000.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”) of up to $1.5 million (Note 4).

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 15, 2020.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Net Income Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income per ordinary share is computed by dividing net income applicable to ordinary shareholders by the weighted average number of ordinary shares outstanding for the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 14,000,000 Class A ordinary shares in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per ordinary share is the same as basic earnings per ordinary share for the periods presented.

The Company’s statements of operations (the “Statements of Operations”) include a presentation of income per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per ordinary share, basic and diluted for Class A ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A ordinary shares outstanding for the period. Net loss per ordinary share, basic and diluted for Class B ordinary shares is calculated by dividing the net income, less income attributable to Class A ordinary shares and any working capital loans, by the weighted average number of Class B ordinary shares outstanding for the periods presented.

Reconciliation of Net Income (Loss) per Ordinary Share

The Company’s net income (loss) is adjusted for the portion of income that is attributable to Class A ordinary shares subject to redemption, as these shares only participate in the earnings of the Trust Account (less applicable taxes) and not the income or losses of the Company. Accordingly, basic and diluted loss per Class A ordinary shares is calculated as follows:

	For the Year Ended December 31, 2018	For the period from November 29, 2017 (inception) through December 31, 2017
Interest income	$3,081,753	$—
Expenses available to be paid with interest income from Trust	—	—

Net income available to holders of Class A ordinary shares	3,081,753	—

Net income (loss)	$2,595,287	$(8,819)
Less: Income attributable to Class A ordinary shares	(3,081,753)	—

Net income (loss) attributable to holders of Class B ordinary shares	$(486,466)	$(8,819)

Basic and diluted weighted average shares outstanding of Class A ordinary shares	20,000,000	—

Basic and diluted net income per share, Class A	$0.15	$—

Basic and diluted weighted average shares outstanding of Class B ordinary shares	5,000,000	5,000,000

Basic and diluted net loss per share, Class B	$(0.10)	$—

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2018, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the Balance Sheets.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

ASC Topic 820, Fair Value Measurement and Disclosures, requires all entities to disclose the fair value of financial instruments, both assets and liabilities for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 2018 and 2017, the recorded values of cash, prepaid expenses, accounts payable, and accrued expenses approximate the fair values due to the short-term nature of the instruments.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs that were directly related to the Initial Public Offering totaled approximately $11.9 million, inclusive of $7.0 million in deferred underwriting commissions, and were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2018, 19,166,628 Class A ordinary shares subject to possible redemption at the redemption amount are presented as temporary equity, outside of the shareholders’ equity section of the Company’s Balance Sheets.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction; therefore no income tax has been recorded. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2018 and 2017. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its current tax position.

The Company may be subject to potential examination by U.S. federal, U.S. state or foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

In August 2018, the SEC adopted the final rule under SEC Release No. 33-10532, “Disclosure Update and Simplification,” amending certain disclosure requirements that were redundant, duplicative, overlapping, outdated or superseded. In addition, the amendments expanded the disclosure requirements on the analysis of shareholders’ equity for interim financial statements. Under the amendments, an analysis of changes in each caption of shareholders’ equity presented in the balance sheet must be provided in a note or separate statement. The analysis should present a reconciliation of the beginning balance to the ending balance of each period for which a statement of income is required to be filed. The Company anticipates its first presentation of the revised presentation of changes in shareholders’ equity, under the new guidance, will be included in its Form 10-Q for the quarter ended March 31, 2019.

The Company’s management does not believe that there are any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3—Initial Public Offering

On February 15, 2018, the Company sold 20,000,000 Units at a price of $10.00 per Unit in the Initial Public Offering. Each Unit consists of one Class A ordinary share (such Class A ordinary shares included in the Units being offered, the “Public Shares”), and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4—Related Party Transactions

Founder Shares

On December 8, 2017, the Sponsor purchased 8,625,000 shares (the “Founder Shares”) of the Company’s Class B ordinary shares, par value $0.0001 (the “Class B ordinary shares”), for an aggregate price of $25,000. In February 2018, the Sponsor effected a surrender of 2,875,000 Founder Shares to the Company for no consideration, resulting in a decrease in the total number of Founder Shares from 8,625,000 to 5,750,000. The Founder Shares will automatically convert into Class A ordinary shares at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described in Note 6. The Sponsor had agreed to forfeit up to 750,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter. On March 29, 2018, the over-allotment option expired and an aggregate of 750,000 shares were subsequently forfeited by the Sponsor.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Warrants

Concurrently with the closing of the Initial Public Offering, the Sponsor purchased 4,000,000 Private Placement Warrants at $1.50 per Private Placement Warrant, and generating gross proceeds of $6.0 million in the Private Placement.

Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Initial Public Offering and deposited in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

The Sponsor and its affiliate had loaned the Company an aggregate of $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note. This loan was non-interest bearing and became payable upon the completion of the Initial Public Offering. The Company repaid $300,000 on February 15, 2018. In addition, the Sponsor and its affiliate loaned the Company another $25,000 for working capital. The Company fully repaid this amount on February 20, 2018.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, lend the Company Working Capital Loans. If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2018 and 2017, no Working Capital Loans were outstanding.

Administrative Support Agreement

The Company has agreed, commencing on the effective date of the Initial Public Offering through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. As of December 31, 2018, an aggregate of $105,000 in connection with such services was accrued on the accompanying Balance

Sheets. During the year ended December 31, 2018, an aggregate of $105,000 in connection with such services was recorded in general and administrative expenses in the accompanying Statements of Operations. As of December 31, 2018, the full amount of $105,000 was accrued on the accompanying Balance Sheet.

Note 5—Commitments & Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to Class A ordinary shares) pursuant to a registration and shareholder rights agreement.

These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less underwriting discounts and commissions. This option expired on March 29, 2018 without being exercised.

The underwriter was entitled to underwriting discounts of $0.20 per Unit, or $4.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per Unit, or $7.0 million in the aggregate, will be payable to the underwriter for deferred underwriting commissions. The deferred underwriting commissions will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 6—Shareholders’ Equity

Ordinary Shares

Class A Ordinary Shares—The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2018, there were 20,000,000 Class A ordinary shares issued or outstanding, including 19,166,628 Class A ordinary shares subject to possible redemption. As of December 31, 2017, there were no Class A ordinary shares issued or outstanding.

Class B Ordinary Shares—The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. In December 2017, the Company initially issued 8,625,000 Class B ordinary shares to the Sponsor. In February 2018, in connection with the decrease of the size of the Initial Public Offering, the Sponsor effected a surrender of 2,875,000 Class B ordinary shares to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares from 8,625,000 to 5,750,000. Of the 5,750,000 Class B ordinary shares outstanding, up to 750,000 shares were subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriter’s over-allotment option was not exercised in full or in part, so that the Founder Shares would represent 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. On March 29, 2018, the over-allotment option expired and an aggregate of 750,000 shares were subsequently forfeited by the Sponsor. As of December 31, 2018 and 2017, there were 5,000,000 and 5,750,000 Class B ordinary shares issued or outstanding, respectively.

Holders of Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of Class A ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the sum of (a) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any warrants issued to the Sponsor upon conversion of Working Capital Loans, minus (b) the number of Public Shares redeemed by public shareholders in connection with the initial Business Combination.

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2018 and 2017, there were no preference shares issued or outstanding.

Warrants—The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the Public Warrants is not effective by the sixtieth day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation and may only be exercised for a whole number of shares.

The Private Placement Warrants are identical to the Public Warrants included in the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported closing price of the ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Class A ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrant shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7. Fair Value Measurements

The following table presents information about the Company’s assets that are measured on a recurring basis as of December 31, 2018 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account	$203,081,753	$0	$0

Note 8—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to March 25, 2019. Based upon this review, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

LEO HOLDINGS CORP.

CONDENSED BALANCE SHEETS

	March 31, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash	$243	$243
Prepaid expenses	84,992	39,567

Total current assets	85,235	39,810
Investments held in Trust Account	200,693,450	207,190,740

Total Assets	$200,778,685	$207,230,550

Liabilities and Shareholders’ Equity
Current liabilities:
Accrued expenses	$3,649,900	$2,860,900
Accrued expenses - related party	80,000	50,000
Due to related party	1,035,809	386,687
Accounts payable	1,571,639	1,583,870

Total current liabilities	6,337,348	4,881,457
Deferred underwriting commissions	7,000,000	7,000,000

Total liabilities	13,337,348	11,881,457

Commitments
Class A ordinary shares, $0.0001 par value; 18,244,133 and 19,034,909 shares subject to possible redemption as of March 31, 2020 and December 31, 2019, respectively	182,441,330	190,349,090

Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 1,068,674 and 965,091 shares issued and outstanding (excluding 18,244,133 and 19,034,909 shares subject to possible redemption) as of March 31, 2020 and December 31, 2019, respectively	107	97
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,000,000 shares issued and outstanding	500	500
Additional paid-in capital	4,507,338	3,730,127
Retained earnings	492,062	1,269,279

Total shareholders’ equity	5,000,007	5,000,003

Total Liabilities and Shareholders’ Equity	$200,778,685	$207,230,550

The accompanying notes are an integral part of these unaudited condensed interim financial statements.

LEO HOLDINGS CORP.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2020	2019
General and administrative expenses	$1,410,466	$1,587,728

Loss from operations	(1,410,466)	(1,587,728)
Interest income	633,249	1,125,994

Net loss	$(777,217)	$(461,734)

Basic and diluted weighted average shares outstanding of Class A ordinary shares	20,000,000	20,000,000

Basic and diluted net income per share, Class A	$0.03	$0.06

Basic and diluted weighted average shares outstanding of Class B ordinary shares	5,000,000	5,000,000

Basic and diluted net loss per share, Class B	$(0.28)	$(0.32)

The accompanying notes are an integral part of these unaudited condensed interim financial statements.

LEO HOLDINGS CORP.

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	For the Three Months Ended March 31, 2020
	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in		Shareholders’
	Shares	Amount	Shares	Amount	Capital	Retained Earnings	Equity
Balance - December 31, 2019	965,091	$97	5,000,000	$500	$3,730,127	$1,269,279	$5,000,003

Common stock subject to possible redemption (1)	103,583	10	—	—	777,211	—	777,221
Net loss	—	—	—	—	—	(777,217)	(777,217)

Balance - March 31, 2020 (unaudited)	1,068,674	$107	5,000,000	$500	$4,507,338	$492,062	$5,000,007

(1) Including the redemption of 687,193 Class A ordinary shares on February 11, 2020

	For the three months ended March 31, 2019
	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in		Shareholders’
	Shares	Amount	Shares	Amount	Capital	Retained Earnings	Equity
Balance - December 31, 2018	833,372	$83	5,000,000	$500	$2,412,951	$2,586,468	$5,000,002

Common stock subject to possible redemption	46,174	5	—	—	461,735	—	461,740
Net loss	—	—	—	—	—	(461,734)	(461,734)

Balance - March 31, 2019 (unaudited)	879,546	$88	5,000,000	$500	$2,874,686	$2,124,734	$5,000,008

The accompanying notes are an integral part of these unaudited condensed interim financial statements.

LEO HOLDINGS CORP.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,
	2020	2019
Cash Flows from Operating Activities:
Net loss	$(777,217)	$(461,734)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income held in Trust Account	(633,249)	(1,125,994)
Changes in operating assets and liabilities:
Prepaid expenses	(45,425)	(39,794)
Accounts payable	(12,231)	27,385
Accrued expenses	789,000	892,296
Accrued expenses - related party	30,000	586,102
Due to related party	649,122	—

Net cash used in operating activities	—	(121,739)

Cash Flows from Investing Activities
Withdrawal from Trust Account upon redemption	7,130,539	—

Net cash provided by investing activities	7,130,539	—

Cash Flows from Financing Activities:
Redemption of Class A ordinary shares	(7,130,539)	—

Net cash used in financing activities	(7,130,539)	—

Net decrease in cash	—	(121,739)

Cash - beginning of the period	243	550,164

Cash - end of the period	$243	$428,425

Supplemental disclosure of noncash investing and financing activities:
Decrease in value of Class A ordinary shares subject to possible redemption	$777,221	$461,740

The accompanying notes are an integral part of these unaudited condensed interim financial statements.

LEO HOLDINGS CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1. Description of Organization and Business Operations

Leo Holdings Corp. (the “Company”) is a blank check company incorporated in the Cayman Islands on November 29, 2017. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company focuses its search on companies in the consumer sector. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies. As of March 31, 2020, the Company had not commenced any operations. All activity for the period from November 29, 2017 (inception) to March 31, 2020 relates to the Company’s formation, the Initial Public Offering (as defined below), and since the closing of the offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is Leo Investors Limited Partnership, a Cayman Island exempted limited partnership (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 12, 2018. On February 15, 2018, the Company consummated its initial public offering (the “Initial Public Offering”) of 20,000,000 units (each, a “Unit” and collectively, the “Units”) sold to the public at a price of $10.00 per Unit, generating gross proceeds of $200.0 million, and incurring offering costs of approximately $11.9 million, inclusive of $7.0 million in deferred underwriting commissions (Note 5). The underwriter was granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at $10.00 per Unit. The over-allotment option was not exercised prior to its expiration. Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (the “Private Placement”) of 4,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, and generating gross proceeds of $6 million (Note 4).

Upon the closing of the Initial Public Offering and Private Placement, $200.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (the “Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

LEO HOLDINGS CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The Company will provide holders of its outstanding Class A ordinary shares, par value $0.0001 (“Class A ordinary shares”), sold in the Initial Public Offering (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares (as defined below in Note 3) upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially at $10.00 per Public Share). The per-share amount to be distributed to public shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon consummation of such Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of a Business Combination is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor and the Company’s officers and directors agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Sponsor and the Company’s officers and directors agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Company’s amended and restated memorandum and articles of association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor and the Company’s directors and executive officers agreed not to propose an amendment to the Company’s amended and restated memorandum and articles of association that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

The Company had 24 months from the closing of the Initial Public Offering, or February 15, 2020 to complete a Business Combination. On February 11, 2020, the Company held a special meeting of shareholders (the “General Meeting”) to approve an extension of time for the Company to complete an initial Business Combination through July 31, 2020 (the “Extension”). The Extension was approved, and in connection with the vote to approve the Extension, the holders of 687,193 Class A ordinary shares properly exercised their right to redeem their shares

LEO HOLDINGS CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

for cash at a redemption price of approximately $10.38 per share, for an aggregate redemption amount of approximately $7.13 million.

If the Company is unable to complete a Business Combination by July 31, 2020 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s officers and directors agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or the Company’s officers and directors acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriter of the Initial Public Offering agreed to waive its rights to its deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, the deferred underwriting commission will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

The DMS Business Combination

On April 23, 2020, the Company entered into a business combination agreement (the “Business Combination Agreement”) by and among the Company, Digital Media Solutions Holdings, LLC (“DMS”), CEP V DMS US Blocker Company, a Delaware corporation (“Blocker Corp”), Prism Data, LLC, a Delaware limited liability company (“Prism”), CEP V-A DMS AIV Limited Partnership, a Delaware limited partnership (“Clairvest Direct Seller”), Clairvest Equity Partners V Limited Partnership, an Ontario, Canada limited partnership (“Blocker Seller 1”), CEP V Co-Investment Limited Partnership, a Manitoba, Canada limited partnership (“Blocker Seller 2”, and together with Prism, Clairvest Direct Seller and Blocker Seller 1, the “Sellers”), Clairvest GP Manageco

LEO HOLDINGS CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Inc., an Ontario corporation as a Seller Representative, and, solely for the limited purposes set forth therein, the Sponsor.

The Business Combination Agreement provides for the consummation of the following transactions in the following order (collectively, the “DMS Business Combination”), in each case conditional upon each prior transaction having been consummated: (a) pursuant to the Surrender Agreement (as defined below) the Sponsor will surrender and forfeit 2,000,000 Private Placement warrants and, together with certain other holders, an aggregate of 1,500,000 Class B ordinary shares of the Company (collectively, the “Surrender”); (b) the Company will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which the Company will change its name to “Digital Media Solutions, Inc.” (“New DMS”); (c) the Company will consummate the PIPE Investment (as defined below); and (d) the Company will purchase the equity interests of Blocker Corp and a portion of the units of DMS from the Sellers, which units will be immediately contributed to the capital of Blocker Corp, in exchange for a combination of cash consideration, 2,000,000 Private Placement Warrants that will be issued to the Sellers, shares of Class B common stock, par value $0.001 per share, of New DMS, which will have no economic value but will entitle the holder thereof to one vote per share (the “Class B Shares”), and shares of Class C common stock, par value $0.001 per share, of New DMS (the “Class C Shares”), which are convertible into shares of Class A common stock, par value $0.0001 per share, of New DMS (the “Class A Shares” and, together with the Class B Shares and Class C Shares, the “New DMS Common Stock”) pursuant to a conversion ratio to be determined at the closing of the transactions contemplated by the DMS Business Combination (the “Closing”). Immediately prior to the consummation of Closing, the Company will effect the foregoing transactions, Domestication and the Class A ordinary shares and Class B ordinary shares of the Company will be exchanged for Class A Shares and the outstanding warrants to purchase Class A ordinary shares of the Company will automatically become exercisable for Class A Shares. Clairvest Direct Seller and Prism will continue to hold membership interests in DMS (the “DMS Units”) subject to and in accordance with the Amended Partnership Agreement (as defined below).

Following the DMS Business Combination, the combined company will be organized in an “Up-C” structure, in which substantially all of the assets and business of New DMS will be held by DMS and continue to operate through the subsidiaries of DMS and New DMS’s sole material asset will be equity interests of DMS indirectly held by it. At the Closing, DMS and its current equity holders will amend and restate the limited liability company agreement of DMS in its entirety as the Amended Partnership Agreement to, among other things, recapitalize DMS such that the total number of DMS Units is equal to the total number of issued and outstanding New DMS Class A Common Stock (assuming the conversion of all shares of New DMS Class C Common Stock into shares of New DMS Class A Common Stock in accordance with the Proposed Certificate of Incorporation) and provide Clairvest Direct Seller and Prism the right to redeem their DMS Units for cash or, at New DMS’s option, New DMS may acquire such DMS Units (which DMS Units are expected to be contributed to Blocker Corp) in exchange for cash or shares of New DMS Class A Common Stock, in each case subject to certain restrictions set forth therein. DMS Units acquired by New DMS are expected to be contributed to Blocker Corp.

Concurrent with the Closing, New DMS and Blocker Corp will enter into the tax receivable agreement (the “Tax Receivable Agreement”) with the Sellers. Pursuant to the Tax Receivable Agreement, New DMS will be required to pay the Sellers (i) 85% of the amount of savings, if any, in U.S. federal, state and local income tax that New DMS and Blocker Corp actually realize as a result of (A) certain existing tax attributes of Blocker Corp acquired in the DMS Business Combination, and (B) increases in Blocker Corp’s allocable share of the tax basis of the tangible and intangible assets of DMS and certain other tax benefits related to the payment of the cash consideration pursuant to the Business Combination Agreement and any redemptions of DMS Units or exchanges of DMS Units for cash or shares of New DMS Class A Common Stock after the Business

LEO HOLDINGS CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Combination and (ii) 100% of certain refunds of pre-Closing taxes of DMS and Blocker Corp received during a taxable year beginning within two years after the Closing. All such payments to the Sellers will be New DMS’s obligation, and not that of DMS.

In addition, in connection with the consummation of the transactions contemplated by the Business Combination Agreement, the Company will, among other things, (a) amend and restate its certificate of incorporation and bylaws immediately following the Domestication and (b) enter into, at the Closing, with the applicable Sellers or other parties, (i) a director nomination agreement relating to the composition of the board of directors of New DMS (the “New DMS Board”), (ii) an amended and restated registration rights agreement providing for certain registration rights with respect to the New DMS Common Stock and warrants, and (iii) a lock-up agreement restricting the Sellers from certain transfers of New DMS Common Stock during the lock-up period described therein.

Sponsor Shares and Warrant Surrender Agreement

Concurrent with the execution of the Business Combination Agreement, Sponsor, the Company and certain holders of Class B ordinary shares entered into a Sponsor Shares and Warrant Surrender Agreement (the “Surrender Agreement”), pursuant to which (a) the Surrender will be effectuated in connection with the consummation of the DMS Business Combination and (b) Sponsor and other holders party thereto agreed to waive any adjustment to the conversion ratio set forth in the Company’s amended and restated memorandum and articles of association or any other anti-dilution or similar protection with respect to the Class B ordinary shares held by them.

The PIPE Investment

The Company entered into subscription agreements (the “Subscription Agreements”) with certain investors, pursuant to which, among other things, such investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to such investors, including funds managed by Lion Capital LLP, an affiliate of the Sponsor, immediately following the Domestication, an aggregate of 10,000,000 shares of Class A Shares for $10.00 per share, which will generate aggregate proceeds of $100.0 million (the “PIPE Investment”). The closing of the PIPE Investment is contingent upon, among other things, the substantially concurrent consummation of the DMS Business Combination. The Subscription Agreements provide that New DMS will grant the investors in the PIPE Investment certain customary registration rights. The Class A Shares to be offered and sold in connection with the PIPE Investment have not been registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder without any form of general solicitation or general advertising.

The consummation of the transactions contemplated by the Business Combination Agreement is subject to the satisfaction or waiver of certain closing conditions. Accordingly, there can be no assurance that the Business Combination will be consummated.

Going Concern Consideration

The accompanying unaudited condensed financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of March 31, 2020, the Company had approximately $200 in its operating bank account, approximately $693,000 of interest income available in the Trust Account to pay for taxes, and a working capital deficit of approximately $6.3 million. Further, the Company has incurred and expect to continue to incur significant costs in pursuit of its acquisition plans.

LEO HOLDINGS CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Through March 31, 2020, the Company’s liquidity needs have been satisfied through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of the Founder Shares (Note 4) to the Sponsor, $325,000 in loans from the Sponsor, and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the loans from the Sponsor on February 20, 2018. The Sponsor also paid for certain general and administrative expenses on behalf of the Company. As of March 31, 2020 and December 31 2019, an aggregate of approximately $1.0 million and approximately $387,000 of these advances were due on demand, non-interest bearing, and were fully outstanding.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”) of up to $1.5 million (Note 4).

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). On March 11, 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected.

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the working capital deficit, mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after July 31, 2020.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed interim financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, the unaudited condensed interim financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three months ended March 31, 2020 are not necessarily indicative of the results that may be expected for the year ending December 31, 2020, or any future period. These unaudited condensed interim financial statements should be read in conjunction with the audited financial statements contained in the Company’s Annual Report on Form 10-K filed with the SEC on March 13, 2020.

LEO HOLDINGS CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Net Income (Loss) Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per ordinary share is computed by dividing net income (loss) applicable to ordinary shareholders by the weighted average number of ordinary shares outstanding for the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 14,000,000 Class A ordinary shares in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per ordinary share is the same as basic earnings per ordinary share for the periods presented.

The Company’s statements of operations (the “Statements of Operations”) include a presentation of income (loss) per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per ordinary share, basic and diluted for Class A ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A ordinary shares outstanding for the periods. Net loss per ordinary share, basic and diluted for Class B ordinary shares is calculated by dividing the net income, less income attributable to Class A ordinary shares and any working capital loans, by the weighted average number of Class B ordinary shares outstanding for the periods presented.

LEO HOLDINGS CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Reconciliation of Net Income (Loss) per Ordinary Share

The Company’s net income (loss) is adjusted for the portion of income that is attributable to Class A ordinary shares subject to redemption, as these shares only participate in the earnings of the Trust Account (less applicable taxes) and not the income or losses of the Company. Accordingly, basic and diluted loss per Class A ordinary shares is calculated as follows:

	For the Three Months Ended March 31,
	2020	2019
Interest income held in Trust Account	$633,249	$1,125,994

Net income available to holders of Class A ordinary shares	$633,249	$1,125,994

Net loss	$(777,217)	$(461,734)
Less: Income attributable to Class A ordinary shares	(633,249)	(1,125,994)

Net loss attributable to holders of Class B ordinary shares	$(1,410,466)	$(1,587,728)

Basic and diluted weighted average shares outstanding of Class A ordinary shares	20,000,000	20,000,000

Basic and diluted net income per share, Class A	$0.03	$0.06

Basic and diluted weighted average shares outstanding of Class B ordinary shares	5,000,000	5,000,000

Basic and diluted net loss per share, Class B	$(0.28)	$(0.32)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At March 31, 2020 and December 31, 2019, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed Balance Sheets.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

LEO HOLDINGS CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

ASC Topic 820, Fair Value Measurement and Disclosures, requires all entities to disclose the fair value of financial instruments, both assets and liabilities for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of March 31, 2020 and December 31, 2019, the recorded values of cash, prepaid expenses, accounts payable, and accrued expenses approximate the fair values due to the short-term nature of the instruments.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

Offering costs consisted of legal, accounting, underwriting fees and other costs that were directly related to the Initial Public Offering totaled approximately $11.9 million, inclusive of $7.0 million in deferred underwriting commissions, and were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2020 and December 31, 2019, 18,244,133 and 19,034,909 Class A ordinary shares subject to possible redemption at the redemption amount are presented as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets, respectively.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be

LEO HOLDINGS CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction; therefore no income tax has been recorded. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its current tax position.

The Company may be subject to potential examination by U.S. federal, U.S. state or foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

The Company’s management does not believe that there are any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3—Initial Public Offering

On February 15, 2018, the Company sold 20,000,000 Units at a price of $10.00 per Unit in the Initial Public Offering. Each Unit consists of one Class A ordinary share (such Class A ordinary shares included in the Units being offered, the “Public Shares”), and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4—Related Party Transactions

Founder Shares

On December 8, 2017, the Sponsor purchased 8,625,000 shares (the “Founder Shares”) of the Company’s Class B ordinary shares, par value $0.0001 (the “Class B ordinary shares”), for an aggregate price of $25,000. In February 2018, the Sponsor effected a surrender of 2,875,000 Founder Shares to the Company for no consideration, resulting in a decrease in the total number of Founder Shares from 8,625,000 to 5,750,000. The Founder Shares will automatically convert into Class A ordinary shares at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described in Note 6. The Sponsor had agreed to forfeit up to 750,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter. On March 29, 2018, the over-allotment option expired and an aggregate of 750,000 shares were subsequently forfeited by the Sponsor.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the

LEO HOLDINGS CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Warrants

Concurrently with the closing of the Initial Public Offering, the Sponsor purchased 4,000,000 Private Placement Warrants at $1.50 per Private Placement Warrant, and generating gross proceeds of $6.0 million in the Private Placement.

Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Initial Public Offering and deposited in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

The Sponsor and its affiliate had loaned the Company an aggregate of $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note. This loan was non-interest bearing and became payable upon the completion of the Initial Public Offering. The Company repaid $300,000 on February 15, 2018. In addition, the Sponsor and its affiliate loaned the Company another $25,000 for working capital. The Company fully repaid this amount on February 20, 2018.

The Sponsor also paid for certain general and administrative expenses on behalf of the Company. These advances were due on demand and were non-interest bearing. As of March 31, 2020 and December 31, 2019, approximately $1.0 million and $387,000 for these advances were recorded on the accompanying unaudited condensed balance sheets, respectively.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, lend the Company Working Capital Loans. If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business

LEO HOLDINGS CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of March 31, 2020 and December 31, 2019, no Working Capital Loans were outstanding.

Administrative Support Agreement—Related Party Expenses

The Company has agreed, commencing on the effective date of the Initial Public Offering through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. During the three months ended March 31, 2020 and 2019, an aggregate of $30,000 for each period in connection with such services was recorded in general and administrative expenses in the accompanying unaudited condensed statements of operations, respectively. As of March 31, 2020 and December 31, 2019, $80,000 and $50,000 was accrued on the accompanying unaudited condensed balance sheets, respectively.

Note 5—Commitments & Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to Class A ordinary shares) pursuant to a registration and shareholder rights agreement.

These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less underwriting discounts and commissions. This option expired on March 29, 2018 without being exercised.

The underwriter was entitled to underwriting discounts of $0.20 per Unit, or $4.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per Unit, or $7.0 million in the aggregate, will be payable to the underwriter for deferred underwriting commissions. The deferred underwriting commissions will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 6—Shareholders’ Equity

Ordinary Shares

Class A Ordinary Shares—The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of March 31, 2020 and December 31, 2019, there were 20,000,000 Class A ordinary shares issued or outstanding, including 18,244,133 and 19,034,909 Class A ordinary shares subject to possible redemption, respectively.

Class B Ordinary Shares—The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. In

LEO HOLDINGS CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

December 2017, the Company initially issued 8,625,000 Class B ordinary shares to the Sponsor. In February 2018, in connection with the decrease of the size of the Initial Public Offering, the Sponsor effected a surrender of 2,875,000 Class B ordinary shares to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares from 8,625,000 to 5,750,000. Of the 5,750,000 Class B ordinary shares outstanding, up to 750,000 shares were subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriter’s over-allotment option was not exercised in full or in part, so that the Founder Shares would represent 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. On March 29, 2018, the over-allotment option expired and an aggregate of 750,000 shares were subsequently forfeited by the Sponsor. As of March 31, 2020 and December 31, 2019, there were 5,000,000 Class B ordinary shares issued or outstanding.

Holders of Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of Class A ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the sum of (a) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any warrants issued to the Sponsor upon conversion of Working Capital Loans, minus (b) the number of Public Shares redeemed by public shareholders in connection with the initial Business Combination.

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 20202 and December 31, 2019, there were no preference shares issued or outstanding.

Warrants—The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the Public Warrants is not effective by the sixtieth day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation and may only be exercised for a whole number of shares.

LEO HOLDINGS CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The Private Placement Warrants are identical to the Public Warrants included in the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported closing price of the ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Class A ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrant shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7—Fair Value Measurements

The following table presents information about the Company’s assets that are measured on a recurring basis as of March 31, 2020 and December 31, 2019 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

March 31, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account at March 31, 2020	$200,693,450	$—	$—

LEO HOLDINGS CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

December 31, 2019

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)

Investments held in Trust Account at December 31, 2019	$207,190,740	$—	$—

No cash was held in the Trust Account as of March 31, 2020 and December 31, 2019.

Note 8—Subsequent Events

Management has performed an evaluation of subsequent events through the date of issuance of the unaudited condensed financial statements, noting no items which require adjustment or disclosure other than those set forth in the preceding notes to the unaudited condensed financial statements.

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Digital Media Solutions Holdings, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Digital Media Solutions Holdings, LLC (the Company) as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in members’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2018.

Tampa, Florida

May 9, 2020

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2018
	(U.S. dollars in thousands)
ASSETS
Current assets:
Cash	$3,008	$4,589
Accounts receivable, net	30,137	24,965
Prepaid and other current assets	2,217	961

Total current assets	$35,362	$30,515
Property and equipment, net	8,728	3,511
Goodwill	41,826	12,103
Intangible assets, net	57,935	27,447
Other assets	254	284

Total assets	$144,105	$73,860

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$24,160	$21,532
Accrued expenses and other current liabilities	10,839	10,156
Current portion of long-term debt	4,150	1,985
Contingent consideration payable	1,000	10,073

Total current liabilities	$40,149	$43,746
Long-term debt	201,048	102,907
Deferred tax liability	8,675	—
Other non-current liabilities	491	610

Total liabilities	$250,363	$147,263

Commitments and contingencies (Note 12)
Members’ deficit	(106,258)	(73,403)

Total liabilities and members’ deficit	$144,105	$73,860

The accompanying notes are an integral part of the consolidated financial statements.

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2019	2018	2017
	(U.S. dollars in thousands, except per share amounts)
Net revenue	$238,296	$137,681	$66,794
Cost of revenue	161,575	81,496	35,665
Salaries and related costs	27,978	22,078	14,191
General and administrative expenses	19,927	12,104	9,758
Acquisition costs	19,234	10,388	2,271
Depreciation and amortization	9,745	5,295	2,145
Other income	—	—	(2,311)

(Loss) income from operations	$(163)	$6,320	$5,075
Interest expense	10,930	4,614	800
Loss on extinguishment of debt	—	303	—

Net (loss) income before income taxes	$(11,093)	$1,403	$4,275
Income tax expense	137	—	—

Net (loss) income	$(11,230)	$1,403	$4,275

Basic and diluted weighted average units outstanding of Class A units	23,960,000	23,860,000	23,760,000
Basic and diluted net (loss) income per unit, Class A	$(0.25)	$0.02	$0.17
Basic and diluted weighted average units outstanding of Class B units	20,500,000	20,500,000	20,500,000
Basic and diluted net (loss) income per unit, Class B	$(0.26)	$0.05	$0.02

The accompanying notes are an integral part of the consolidated financial statements.

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

	Class A		Class B
	Units	Amount	Units	Amount	Total
	(U.S. dollars in thousands, except per unit amounts)
Balance—January 1, 2017	23,760,000	$(21,614)	20,500,000	$21,234	$(380)
Net income	—	2,295	—	1,980	4,275
Member distributions	—	(5,947)	—	(2,059)	(8,006)

Balance—December 31, 2017	23,760,000	$(25,266)	20,500,000	$21,155	$(4,111)
Net income	—	756	—	647	1,403
Capital contributions	200,000	200	—	—	200
Member distributions	—	(37,795)	—	(33,100)	(70,895)

Balance—December 31, 2018	23,960,000	$(62,105)	20,500,000	$(11,298)	$(73,403)
Net loss	—	(6,052)	—	(5,178)	(11,230)
Member distributions	—	(11,709)	—	(9,916)	(21,625)

Balance—December 31, 2019	23,960,000	$(79,866)	20,500,000	$(26,392)	$(106,258)

The accompanying notes are an integral part of the consolidated financial statements.

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2019	2018	2017
	(U.S. dollars in thousands)
Cash flows operating activities
Net (loss) income	$(11,230)	$1,403	$4,275
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Depreciation and amortization	9,745	5,295	2,145
Amortization of debt issuance costs	629	295	109
Loss on extinguishment of debt	—	303	—
Loss on sale of property, plant and equipment, net	—	—	90
Payment of contingent consideration	(15,904)	—	—
Change in accounts receivable, net	207	(2,807)	883
Change in prepaid expenses and other current assets	(776)	2,114	976
Change in accounts payable and other current liabilities	(5,662)	8,818	3,229
Change in contingent consideration payable	13,841	3,063	—
Change in other liabilities	(405)	158	(551)

Net cash (used in) provided by operating activities	$(9,555)	$18,642	$11,156
Cash flows from investing activities
Additions to property and equipment	(6,533)	(2,636)	(891)
Acquisition of businesses, net of cash acquired	(56,620)	(24,797)	(8,625)
Other	(7)	(11)	(73)

Net cash used in investing activities	$(63,160)	$(27,444)	$(9,589)
Cash flows from financing activities
Proceeds from issuance of long-term debt	99,000	108,514	3,500
Proceeds from borrowings on revolving credit facilities	6,500	—	2,000
Repayments of long-term debt and revolving credit facilities	(4,275)	(22,759)	(1,160)
Payment of debt issuance costs	(1,456)	(2,469)	—
Capital contributions	—	200	—
Distributions to members	(21,625)	(70,894)	(8,007)
Payment of contingent consideration payable	(7,010)	—	—

Net cash provided by (used in) financing activities	$71,134	$12,592	$(3,667)

Net (decrease) increase in cash during the year	$(1,581)	$3,789	$(2,100)
Cash—beginning of period	4,589	800	2,900

Cash—end of period	$3,008	$4,589	$800

Supplemental cash flow information
Cash paid for interest	$10,213	$4,230	$608

The accompanying notes are an integral part of the consolidated financial statements.

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS

Digital Media Solutions Holdings, LLC and subsidiaries (“DMS” or “the Company”), is a performance marketing company offering a diversified lead and software delivery platform that drives high value and high intent leads to its customers. The Company is headquartered in Clearwater, Florida, with satellite offices throughout the United States and Canada. The Company primarily operates and derives most of its revenues in the United States.

The Company operates as a performance marketing engine for companies across numerous industries, including consumer finance (mortgage), education (split between non-profit and for-profit), automotive (aftermarket auto warranty, auto insurance), insurance (health, homeowners), home services (home security), brand performance (consumer products), gig, health and wellness, and career (job pursuit). Through its agency business, DMS provides access and control over the advertising spend of clients, and also offers marketing automation software as a service (SaaS) to clients.

The Company has organized its operations into three reportable segments. The Brand Direct reportable segment consists of services delivered against an advertiser’s brand, while the Marketplace reportable segment is made up of services delivered directly against the DMS brand. In the Other reportable segment, services offered by DMS include software services, and digital media services that are managed on behalf of the customer (i.e. agency services).

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation and basis of presentation

The consolidated financial statements include the accounts of Digital Media Solutions Holdings, LLC and its wholly-owned subsidiaries (collectively, the “Company”): Digital Media Solutions, LLC, Forte Media Solutions, LLC, School Advisor, LLC, Pure Flow Marketing, LLC, DMS Digital Agency, Underground Elephant, Co., Car Loan Pal Holdings, LLC, Advertise Pals, LLC, Best Rate Holdings, LLC, DMS Engage, LLC, and W4 Holding, LLC.

The consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”).

The Company does not have any components of other comprehensive income recorded within its consolidated financial statements, and, therefore, does not separately present a statement of comprehensive income in its consolidated financial statements.

All intercompany activity and balances have been eliminated as part of the consolidation. Amounts presented within the consolidated financial statements and accompanying notes are presented in thousands of U.S. dollars, with the exception of percentages, unit, and per unit amounts.

Limited liability companies

The members of the limited liability companies are not liable for the debts, obligations, or liabilities of the Company, whether arising in contract, tort, or otherwise, unless a member has signed a specific guaranty. Profit and losses are allocated among the members in accordance with their respective limited liability company (“LLC”) agreement.

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and footnotes thereto. Actual results could differ from those estimates. Significant estimates inherent in the preparation of the consolidated financial statements include accounting for allowances for doubtful accounts, depreciation and amortization, business combinations, loss contingencies, and asset impairments.

Revenue recognition

The Company derives revenue primarily through the delivery of various types of services, including: customer acquisition, agency managed services and software as a service (SaaS). Effective January 1, 2019, the Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“ASC 606”), which governs how the Company recognizes revenues in these arrangements. Effective January 1, 2019, the Company adopted the new standard using the modified retrospective method. The adoption of ASC 606 did not have a material impact on the measurement, recognition and disclosure of revenue in the Company’s consolidated financial statements.

Under ASC 606, the Company recognizes revenue when the Company transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The Company recognizes revenue pursuant to the five-step framework contained in ASC 606: (i) identify the contract with a client; (ii) identify the performance obligations in the contract, including whether they are distinct in the context of the contract; (iii) determine the transaction price, including the constraint on variable consideration; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies the performance obligations.

The transaction price is measured based on the consideration the Company expects to receive from a contract with a customer and for which it is probable the Company will collect substantially all of the consideration to which it is entitled under the contract. The Company’s contracts with customers contain variable consideration; however, uncertainty related to variable consideration is resolved on a monthly basis. Therefore, the transaction price for any given period is fixed and no estimation of variable consideration is required (except as discussed within the Customer Acquisition subsection).

The Company generally invoices clients monthly in arrears for the services delivered during the preceding month. The Company’s standard payment terms are typically 30 days. Consequently, the Company does not have significant financing components in its arrangements.

If a customer pays consideration before the Company’s performance obligations are satisfied, such amounts are recorded as a contract liability (i.e. deferred revenue) and classified within “Accrued expenses and other current liabilities” on the consolidated balance sheets.

The Company elected to use the practical expedient which allows the Company to record costs to obtain a contract (i.e. sales commissions) as expense as incurred when the amortization period would have been one year or less. Costs to fulfill a contract, including nominal configuration costs, are not material.

The Company elected the practical expedient to not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which revenue is recognized at the amount to which the Company has the right to invoice for services performed.

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Customer acquisition

The Company’s performance obligation for customer acquisition contracts is to deliver an unspecified number of leads (i.e. number of clicks, emails, calls, applications, etc.) to the customer in real-time, on a daily basis, based on predefined qualifying characteristics specified by the customer as the leads are generated. The contracts generally have a one-month term and the Company has an enforceable right to payment for all leads delivered to the customer. The Company’s customers simultaneously receive and consume the benefits provided, as the Company satisfies its performance obligations. The Company will recognize revenue as the performance obligations are satisfied over time.

When there is a delay between the period in which revenue is recognized and when a customer invoice is issued, revenue is recognized and the corresponding amounts are recorded as unbilled revenue (i.e. contract assets) within accounts receivable, net on the consolidated balance sheets. As of December 31, 2019 and 2018, unbilled revenue included in accounts receivable was $768 and $979, respectively. In line with industry practice, the Company applies the constraint on variable consideration and records revenue based on internally tracked conversions (leads delivered), net of the amount tracked and subsequently confirmed by customers. Substantially all amounts included within the unbilled revenue balance are invoiced to customers within the month directly following the period of service. Historical estimates related to unbilled revenue have not been materially different from actual revenue billed.

Agency managed services contracts

The Company’s performance obligation for agency managed service contracts is to provide the continuous service of managing the customer’s media spend for the purpose of generating leads through a third-party supplier of leads, as demanded by the customer. Each month of service is distinct, and any variable consideration is allocated to a distinct month. Therefore, revenue is recognized as the performance obligation is satisfied each month and there is no estimation of revenue required at each reporting period for agency managed services contracts.

The Company enters into agreements with Internet search companies, third-party publishers and strategic partners to generate customer acquisition services for their agency managed service customers. The Company receives a fee from its customers and separately pays a fee to the Internet search companies, third-party publishers and strategic partners. The third-party supplier is primarily responsible for the performance and deliverable to the customer, and the Company solely arranges for the third-party supplier to provide services to the customer. Therefore, the Company acts as the agent and the net fees earned by the Company are recorded as revenue, with no associated costs of revenue attributable to the Company.

Software services contracts

The Company’s performance obligation for software services contracts is to provide the customer with continuous, daily access to the Company’s proprietary software. Service provided each month is distinct, and any variable consideration is allocated to a distinct month. Therefore, revenue is recognized as the performance obligations are satisfied each month and there is no estimation of revenue required at each reporting period for Software Services contracts.

Cost of revenue

Cost of revenue primarily includes media and related costs, which consist of the cost to acquire traffic through the purchase of impressions, clicks or actions from publishers or third-party intermediaries, such as advertising

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

exchanges, and technology costs that enable media acquisition. These media costs are used primarily to drive user traffic to the Company’s and its clients’ media properties. Cost of revenue additionally consists of indirect costs such as data verification, hosting and fulfillment costs. Cost of revenue is presented exclusive of depreciation and amortization expenses, as well as salaries and related costs.

Accounts receivables, net

Accounts receivables are stated at the amount the Company expects to collect. On a periodic basis, the Company evaluates its trade receivables and establishes an allowance for doubtful accounts based on a history of past write-offs and collections and current credit conditions. Accounts are written off as uncollectible when management determines that collection is unlikely. As of December 31, 2019 and 2018, the allowance for doubtful accounts was $941 and $952, respectively and bad debts expense for the years ended December 31, 2019, 2018 and 2017 was $1,550, $1,804, and $654, respectively.

Property and equipment, net

Property and equipment are recorded at cost, net of accumulated depreciation and amortization. Property and equipment consist of computer and office equipment, furniture and fixtures and leasehold improvements, which are depreciated on a straight-line basis over the estimated useful lives of the assets, which are three years, five years, and five years, respectively.

In accordance with ASC 360, Property, Plant and Equipment, the Company regularly assesses the carrying value of its long-lived assets to be held and used, including property and equipment and intangible assets, for impairment when events or changes in circumstances indicate that their carrying value may not be recoverable. If such events or circumstances are present, a loss is recognized to the extent the carrying value of the asset is in excess of estimated fair value.

Software development costs

Costs for software developed for internal use are accounted for in accordance with ASC 350-40, Internal-Use Software. ASC 350-40 requires the capitalization of certain costs incurred in connection with internal-use software development. Software development costs incurred during the preliminary stage and post-implementation stages along with maintenance costs are expensed as incurred. Costs incurred in the application development stage are capitalized once the capitalization criteria of ASC 350-40 have been met and are then amortized over the estimated economic life of the software from the date of implementation.

The capitalization and ongoing assessment of recoverability of development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological and economic feasibility and estimated economic life. Capitalized software development costs are amortized over an estimated useful life of three to five years.

Segment reporting

Public companies are required to disclose certain information about their operating segments. Operating segments are defined as significant components of an enterprise for which separate financial information is available and is evaluated on a regular basis by the chief operating decision makers in deciding how to allocate resources to an individual operating segment and in assessing performance of the operating segment. The Company classifies its operations into three operating and reportable segments: Brand Direct, Marketplace, and Other. Refer to Note 8, Reportable Segments, for further detail on the Company’s segments.

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Goodwill and other intangible assets, net

The Company measures and recognizes goodwill as of the acquisition date as the excess of: (a) the aggregate of the fair value of consideration transferred, the fair value of any non-controlling interest in the acquiree (if any), and the acquisition date fair value of the Company’s previously held equity interest in the acquiree (if any), over (b) the fair value of net assets acquired and liabilities assumed. Goodwill acquired in business combinations is assigned to the reporting units that are expected to benefit from the combination as of the acquisition date.

Effective January 1, 2019, the Company adopted ASU 2017-04, Intangibles—Goodwill and Other. On an annual basis, the Company performs a qualitative assessment of goodwill to determine whether it is necessary to perform a quantitative impairment test or more frequently upon the occurrence of certain triggering events or substantive changes in circumstances. The Company is only required to perform the annual quantitative goodwill impairment test if it is concluded that it is more likely than not that a reporting unit’s fair value is less than its carrying amount.

Finite-lived intangible assets primarily consist of software with related technology, customer relationships, non-competition agreements and capitalized licensing costs. These assets are initially capitalized based on actual costs incurred, acquisition cost, or fair value, if acquired as part of a business combination. The related costs are subsequently amortized on a straight-line basis over the estimated useful lives of the assets i.e. the periods over which the assets are expected to contribute directly or indirectly to the future cash flows of the Company.

Per ASC 350, intangible assets with finite useful lives must be tested for impairment when an event occurs, or circumstances change indicating that the fair value of the entity may be below its carrying amount (i.e., a triggering event occurs). If no triggering event occurs, further impairment testing is not necessary. The Company determined that there were no indicators of impairment for finite-lived intangible assets during the years ended December 31, 2019, 2018, and 2017.

Business combinations

Under the acquisition method of accounting, the Company recognizes, separately from goodwill, the identifiable assets acquired, and liabilities assumed at their estimated acquisition date fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill.

The Company performs valuations of assets acquired and liabilities assumed and allocates the purchase price to its respective assets and liabilities. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates, including the selection of valuation methodologies, estimates of future revenue, costs and cash flows, discount rates, and selection of comparable companies. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. As a result, actual results may differ from these estimates. During the measurement period, the Company may record adjustments to acquired assets and assumed liabilities, with corresponding offsets to goodwill. Upon the conclusion of a measurement period, any subsequent adjustments are recorded to earnings.

At the acquisition date, the Company measures the fair values of all assets acquired and liabilities assumed that arise from contractual contingencies. The Company also measures the fair values of all non-contractual contingencies if, as of the acquisition date, it is more likely than not that the contingency will give rise to an asset or a liability.

Acquisition related costs are not considered part of the consideration, and are expensed as incurred. “Acquisition costs” presented in the consolidated statement of operations include transaction costs, accretion of contingent consideration, and acquisition incentive compensation.

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair value measurements

In accordance with ASC 820, Fair Value Measurement, the Company categorizes assets and liabilities measured at fair value into a fair value hierarchy that prioritizes the assumptions used in pricing the asset or liability as follows:

•	Level 1: Observable inputs, such as quoted prices for identical assets and liabilities in active markets obtained from independent sources.

•

Level 2: Other inputs that are observable directly or indirectly, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active and inputs that are derived principally from or corroborated by observable market data.

•

Level 3: Unobservable inputs for which there is little or no market data and which require the Company to develop its own assumptions, based on the best information available under the circumstances, about the assumptions market participants would use in pricing the asset or liability.

The fair value of the Company’s cash, accounts receivable, accounts payable and accrued liabilities approximate their carrying values because of the short-term nature of these instruments.

Contingent consideration

The Company recognizes the fair value of any contingent consideration that is transferred to the seller in a business combination on the date at which control of the acquiree is obtained. Contingent consideration is classified as a liability or as equity on the basis of the definitions of an equity instrument and a financial liability. If the contingent consideration is payable in cash, the Company classifies its contingent consideration as a liability. Contingent consideration payments related to acquisitions are measured at fair value each reporting period using Level 3 unobservable inputs. The Company’s estimates of fair value are based upon projected cash flow, estimated volatility and other inputs but which are uncertain and involve significant judgments by management. Any changes in the fair value of these contingent consideration payments are included in operating income in the consolidated statements of operations.

Income taxes

The Company and the majority of the Company’s consolidated entities do not include a provision for income taxes because the entities do not incur federal or state income taxes. Instead, the members are taxed on their proportionate share of the Company’s taxable income.

For UE Authority Co. (“UE”), a wholly-owned subsidiary subject to income taxes, the Company accounts for income taxes in accordance with ASC 740, Income Taxes, which requires the use of the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates or laws is recognized in income in the period that the change in tax rates or laws is enacted. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion or all of the deferred tax assets will not be realized based on management’s review of historical results and forecasts.

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company recognizes in its financial statements the impact of a tax position, if that position is more likely than not of being sustained upon examination, based on the technical merits of the position. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company’s accounting policy is to accrue interest and penalties related to uncertain tax positions, if and when required, as interest expense and a component of other expenses, respectively, in the consolidated statements of operations.

Advertising costs

All advertising, promotional and marketing costs are expensed when incurred. Advertising, promotional and marketing costs for the years ended December 31, 2019, 2018 and 2017 were $1,571, $1,377, and $1,084, respectively.

Earnings (loss) per unit

The Company applies the two-class method when computing net income (loss) per unit. The two-class method determines net income (loss) per unit for each class of units according to participation rights in undistributed earnings. Net income (loss) per unit is computed by dividing net income (loss) applicable to unitholders by the weighted average number of units outstanding for the period. The Company’s consolidated statements of operations include a presentation of net (loss) income per unit class.

Contingencies

The Company is subject to legal, regulatory and other proceedings and claims that arise in the ordinary course of business. An estimated liability is recorded for those proceedings and claims when the loss from such proceedings and claims becomes probable and reasonably estimable. Outstanding claims are reviewed with internal and external counsel to assess the probability and the estimates of loss, including the possible range of an estimated loss. The risk of loss is reassessed each period and as new information becomes available and liabilities are adjusted as appropriate. The actual cost of resolving a claim may be substantially different from the amount of the liability recorded. Differences between the estimated and actual amounts determined upon ultimate resolution, individually or in the aggregate, are not expected to have a material adverse effect on the consolidated financial position but could possibly be material to the consolidated results of operations or cash flows for any one period.

Recently issued accounting pronouncements not yet adopted

The Company will qualify as an “emerging growth company” and thus, has elected to adhere to the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows the Company to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.

On February 25, 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-02, “Leases”. The new standard applies a right-of-use (“ROU”) model that requires a lessee to record, for all leases with a lease term of more than 12 months, an asset representing its right to use the underlying asset and a liability to make lease payments. Similar to the existing standard, the lessee will classify leases as either finance or operating. This classification will involve more judgement on the part of the lessee. The pattern of expense recognition in the statement of operations as well the effect on the statement of cash flows differs depending on the lease classification.

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In March 2019, the FASB issued ASU 2019-01, “Leases (842): Codification Improvements”. This update clarified that entities are exempt from disclosing the effect of the change on income from continuing operations, net income, and related per-share amounts, if applicable, for the interim periods after adoption of ASC 842.

Lessor accounting is similar to the current lease standard; however, updated to align with changes to the lessee model and the new revenue recognition standard. Similar to current leases standard, lessors will classify leases as operating, direct financing, or sales-type.

Lessees and lessors are required to provide certain qualitative and quantitative disclosures to enable users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases.

The standard was initially effective for annual and interim reporting periods beginning after December 15, 2019. However, in November 2019, the FASB issued ASU 2019-10, “Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates”, which deferred the effective date of ASU 2016-02 by an additional year. As such, the Company is required to adopt the new leases standard for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted. The standard must be adopted using a modified retrospective transition. The Company is currently evaluating the impact of adopting the new standard. The adoption of this standard will require the recognition of a ROU asset and liability on the Company’s financial position and is expected to have a material impact on the Company’s consolidated balance sheet and related disclosures. The Company does not anticipate that adoption will have a significant impact on its consolidated statement of operations or cash flows.

NOTE 3. PROPERTY AND EQUIPMENT, NET

Property and equipment at December 31, 2019 and 2018 consisted of the following:

	December 31, 2019	December 31, 2018
Computers and office equipment	$1,750	$1,219
Furniture and fixtures	901	593
Leasehold improvements	503	346
Software development costs	8,798	2,880

Less: accumulated depreciation and amortization	(3,224)	(1,527)

Property and equipment, net	$8,728	$3,511

Depreciation and amortization expense for the years ended December 31, 2019, 2018, and 2017 amounted to $1,697, $770, and $481, respectively.

As of December 31, 2019, and 2018, the unamortized balance of capitalized software development costs was $7,149 and $2,398, respectively. Amortization of capitalized software development costs for the years ended December 31, 2019, 2018 and 2017 was $1,168, $317 and $165, respectively, in our consolidated statements of operations.

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. GOODWILL AND INTANGIBLE ASSETS

Goodwill

Changes in the carrying value of goodwill, by reporting segment, were as follows:

	Brand Direct	Marketplace	Other	Total
January 1, 2017	$310	$754	$550	$1,614
Acquisitions (See Note 6)	485	922	—	1,407

December 31, 2017	795	1,676	550	3,021
Acquisitions (See Note 6)	7,821	1,261	—	9,082

December 31, 2018	8,616	2,937	550	12,103
Acquisitions (See Note 6)	—	29,723	—	29,723

December 31, 2019	$8,616	$32,660	$550	$41,826

The carrying amount of goodwill for all reporting units had no accumulated impairments as of December 31, 2019 and 2018. The Company determined there were no indicators of impairment to goodwill during the years ended December 31, 2019, 2018 and 2017.

Intangible assets, net

Finite-lived intangible assets consisted of the following:

		December 31, 2019			December 31, 2018
	Amortization Period (Years)	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Intangible assets subject to amortization:
Technology	3 to 5	$47,946	$(9,751)	$38,195	$21,945	$(4,841)	$17,104
Customer relationships	1 to 12	19,583	(3,078)	16,505	9,283	(1,441)	7,842
Brand	1 to 5	4,187	(2,556)	1,631	3,472	(1,237)	2,235
Non-competition agreements	3	1,815	(211)	1,604	295	(29)	266

Total		$73,531	$(15,596)	$57,935	$34,995	$(7,548)	$27,447

During 2019, intangible assets, net increased $30,489 primarily due to the recognition of $38,510 of finite-lived intangible assets in connection with business acquisitions (see Note 6), partially offset by amortization expense. Amortization expense for finite-lived intangible assets is recorded on a straight-line basis in the pattern in which the assets’ economic benefits are consumed over their estimated useful lives. Amortization expense related to finite-lived intangible assets was $8,048, $4,524 and $1,663 for 2019, 2018 and 2017, respectively

Amortization expense relating to intangible assets subject to amortization for each of the next five years and thereafter is estimated to be as follows:

	2020	2021	2022	2023	2024	Thereafter
Amortization expense	$13,983	$12,465	$11,561	$8,588	$6,085	$5,253

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amount and timing of the estimated expenses in the above table may vary due to future acquisitions, dispositions, impairments, or changes in estimated useful lives.

Impairment Analysis

The Company performed a qualitative goodwill impairment assessment for all goodwill reporting units. This assessment included, but was not limited to, consideration of macroeconomic conditions, industry and market conditions, cost factors, projected cash flows, changes in key personnel and the Company’s estimated enterprise value. Based on this assessment, the Company determined that the fair value of those reporting units exceeded their carrying values and that there were no indicators of impairment in any fiscal year. Therefore, no goodwill impairment was recorded during 2019, 2018, and 2017.

NOTE 5. DEBT

The table below presents the components of outstanding debt:

	December 31, 2019	December 31, 2018
Term loan	$194,810	$98,500
Revolving credit facility	5,000	—
Delayed draw term loan	8,429	8,514
Total debt	208,239	107,014
Unamortized debt issuance costs	(3,041)	(2,122)

Debt, net	$205,198	$104,892
Current portion of debt	(4,150)	(1,985)

Noncurrent portion of debt	$201,048	$102,907

Monroe Facility

On July 3, 2018, DMS entered into a Credit Agreement (“Monroe Facility”) with Monroe Capital Management Advisors (as administrative agent and lender). The Monroe Facility includes a $5,000 revolving commitment, as well as a $100,000 term loan commitment and a $15,000 delayed draw term loan, for a total available capacity of $120,000 as of December 31, 2018.

During the year ended December 31, 2019 the Monroe Facility’s capacity was extended to include an additional $99,000 term loan commitment to $199,000 and increased capacity on the revolver by $2,500 for a total amended capacity of $221,500, which had an effective interest rate of 6.8% and 7.5% per annum for the years ended December 31, 2019 and 2018, respectively. The Company used the funds to finance a portion of UE (See Note 6), accelerate contingent consideration payments, and to add to general working capital. The loans bear interest at a variable rate equal to the three-month LIBOR, or an alternate base rate, plus an agreed upon margin with the Company’s financial institution and matures in full in July 2023.

As of December 31, 2019 and December 31, 2018, the fair value of the Company’s long-term debt approximates its carrying value.

Covenants

The Monroe Facility contains covenants that require the Company to meet certain financial ratios and place restrictions on the payment of dividends, sale of assets, borrowing level, mergers, and purchases of capital stock, assets, and investments.

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Long-term Debt Repayment Schedule

Current maturities of the credit facilities with defined repayment terms are as follows:

Year ending December 31:
2020	$4,150
2021	4,150
2022	4,150
2023	190,789

NOTE 6. ACQUISITIONS

UE Authority, Co.

On November 1, 2019, the Company acquired UE for cash of approximately $56,620 including closing purchase price adjustments. The acquisition of UE supports the Company’s strategy of broadening its reach in the insurance industry.

The Company primarily used an income method, or discounted cash flow (“DCF”) analysis, which represent Level 3 fair value measurements, to assess the components of its purchase price allocation. The table below presents the preliminary fair value allocation of the purchase price to the assets acquired, and liabilities assumed:

November 1, 2019
Goodwill	$29,723
Technology	26,000
Brand	690
Non-competition agreements	1,520
Customer relationships	10,300
Other assets acquired	6,393
Liabilities assumed	(9,045)
Deferred tax liability	(8,961)

Net assets acquired	$56,620

The goodwill reflects the workforce and synergies expected from combining the operations of UE. The goodwill recorded as part of this acquisition is included in the Marketplace reportable segment. Intangible assets primarily consist of customer relationships, technology, non-competition agreements and brand with an estimated useful life of nine years, five years, three years and one year respectively.

The acquisition was accounted for as a business combination, whereby the excess of the fair value of the business over the fair value of identifiable net assets was allocated to goodwill. The results of operations of the acquired businesses for the two months ended December 31, 2019 have been included in the Company’s results of operations as of the acquisition date. The fair value of the acquired technology and customer relationships was determined using the multi period excess earnings approach. The fair value of the acquired brand was determined using the Relief from Royalty (“RFR”) method. The fair value of the non-competition agreement was determined using the income approach. As of December 31, 2019, the purchase accounting measurement period has not been finalized primarily due to open tax contingencies and the valuation of intangibles.

Fosina Marketing Group, Inc.

On November 1, 2018, the Company acquired Fosina Marketing Group (“Fosina”) for cash of approximately $5,976 and a potential earnout of up to $800 based on the achievement of certain revenue milestones over two

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

one-year periods, beginning November 1, 2018. The fair value of the earnout on the date of the acquisition was $141. The acquisition of Fosina supports the Company’s strategic priority of increasing its distribution efficiencies, as well as widening its audience segmentation and targeting.

The Company primarily used an income method, or DCF analysis, which represent Level 3 fair value measurements, to assess the components of its purchase price allocation. The table below presents the fair value allocation of the purchase price to the assets acquired, and liabilities assumed:

November 1, 2018
Goodwill	$2,351
Technology	740
Non-competition agreements	222
Customer relationships	2,450
Other assets acquired	1,830
Liabilities assumed	(1,476)

Net assets acquired	$6,117

The goodwill reflects the workforce and synergies expected from combining the operations of Fosina. The goodwill recorded as part of this acquisition is included in the Brand Direct reportable segment and is amortizable for tax purposes. Intangible assets primarily consist of technology, non-competition agreements, and customer relationships with an estimated useful life of three years, three years, and eight years, respectively.

The acquisition was accounted for as business combination, whereby the excess of the fair value of the business over the fair value of identifiable net assets was allocated to goodwill. The results of operations of the acquired businesses have been included in the Company’s results of operations as of the acquisition date. The fair value of the acquired technology was determined using the RFR method. The fair value of the acquired customer relationships was determined using the Multi-Period Excess Earnings (“MPEE”) approach. The fair value of the acquired non-competition agreement was determined using the income approach. For tax purposes, the goodwill is deductible over 15 years.

Luav, LLC

On August 31, 2018, the Company acquired Luav, LLC (“Luav”) for cash of approximately $3,833 and a potential earnout of up to $1,300 based on the achievement of certain revenue milestones over two one-year periods beginning August 31, 2019. The fair value of the earnout on the date of acquisition was $5. The acquisition of Luav supports the Company’s strategic priority of broadening its reach in customer acquisition services in the financial services industry.

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company primarily used an income method, or discounted cash flow DCF analysis, which represent Level 3 fair value measurements, to assess the components of its purchase price allocation. The table below presents the fair value allocation of the purchase price to the assets acquired, and liabilities assumed:

August 31, 2018
Goodwill	$705
Technology	580
Brand	770
Customer relationships	1,570
Other assets acquired	581
Liabilities assumed	(368)

Net assets acquired	$3,838

The goodwill reflects the workforce and synergies expected from combining the operations of Luav. The goodwill recorded as part of this acquisition is included in the Marketplace reportable segment and is amortizable for tax purposes. Intangible assets primarily consist of customer relationships, technology, and brand with an estimated useful life of five years, three years, and five years, respectively.

The acquisition was accounted for as business combination, whereby the excess of the fair value of the business over the fair value of identifiable net assets was allocated to goodwill. The results of operations of the acquired businesses have been included in the Company’s results of operations as of the acquisition date. The fair value of the acquired technology and brand was determined using the RFR method. The fair value of the acquired customer relationships was determined using the MPEE approach. For tax purposes, the goodwill is deductible over 15 years.

W4 Holding Company, LLC

On June 30, 2018, the Company acquired W4 Holding Company, LLC (“W4”) for cash of approximately $12,988 and a potential earnout of up to $28,500 based on the achievement of certain revenue milestones over four one-year periods beginning June 30, 2018. The fair value of the earnout on the date of acquisition was $6,864. The acquisition of W4 supports the Company’s strategic priority of increasing its distribution capabilities.

The Company primarily used an income method, or discounted cash flow DCF analysis, which represent Level 3 fair value measurements, to assess the components of its purchase price allocation. The table below presents the fair value allocation of the purchase price to the assets acquired, and liabilities assumed:

June 30, 2018
Goodwill	$5,471
Technology	11,900
Brand	1,340
Customer relationships	290
Other assets acquired	5,048
Liabilities assumed	(4,197)

Net assets acquired	$19,852

The goodwill reflects the workforce and synergies expected from combining the operations of W4. The goodwill recorded as part of this acquisition is included in the Brand Direct reportable segment and is amortizable for tax

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

purposes. Intangible assets primarily consist of technology, brand, and customer relationships with an estimated useful life of four years, five years, and five years, respectively.

The acquisition was accounted for as business combination, whereby the excess of the fair value of the business over the fair value of identifiable net assets was allocated to goodwill. The results of operations of the acquired businesses have been included in the Company’s results of operations as of the acquisition date. The fair value of the acquired technology and customer relationships were determined using the MPEE approach. The fair value of the acquired brand was determined using the relief from royalty method. For tax purposes, the goodwill is deductible over 15 years.

Avenue100 Media Solutions, LLC

On April 30, 2018, the Company acquired the Avenue100 Media Solutions, LLC (“Avenue100”) for cash of approximately $2,000 including closing purchase price adjustments. The acquisition of Avenue100 supports the Company’s strategic priority of enhancing the scalability of its domain assets.

The Company primarily used an income method, or discounted cash flow DCF analysis, which represent Level 3 fair value measurements, to assess the components of its purchase price allocation. The table below presents the fair value allocation of the purchase price to the assets acquired, and liabilities assumed:

April 30, 2018
Goodwill	$555
Technology	223
Non-competition agreements	73
Customer relationships	1,200
Other assets acquired	1,064
Liabilities assumed	(1,115)

Net assets acquired	$2,000

The goodwill reflects the workforce and synergies expected from combining the operations of Avenue100. The goodwill recorded as part of this acquisition is included in the Marketplace reportable segment and is amortizable for tax purposes. Intangible assets primarily consist of customer relationships and technology with an estimated useful life of eight years and three years, respectively.

The acquisition was accounted for as business combination, whereby the excess of the fair value of the business over the fair value of identifiable net assets was allocated to goodwill. The results of operations of the acquired businesses have been included in the Company’s results of operations as of the acquisition date. The fair value of the acquired technology was determined using the RFR method. The fair value of the acquired customer relationships was determined using the MPEE approach and the non-competition agreement was valued using the income approach. For tax purposes, the goodwill is deductible over 15 years.

GotConsumer, LLC

On December 1, 2017, the Company acquired GotConsumer, LLC (“GotConsumer”) for cash of approximately $3,900 and a potential earnout of up to $6,000 based on the achievement of certain revenue milestones over two one-year periods, beginning December 1, 2017. The earnout was conditioned on the seller’s on-going employment and was recorded as compensation expense and is reflected within Acquisition incentive compensation on the consolidated statements of operations. The acquisition of GotConsumer supports the Company’s strategic priority of increasing its distribution capabilities.

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company primarily used an income method, or DCF analysis, which represents Level 3 fair value measurements, to assess the components of its purchase price allocation. The table below presents the fair value allocation of the purchase price to the assets acquired, and liabilities assumed:

December 1, 2017
Goodwill	$922
Technology	790
Brand	238
Customer relationships	1,950
Liabilities assumed	—

Net assets acquired	$3,900

The goodwill reflects the workforce and synergies expected from combining the operations of GotConsumer. The goodwill recorded as part of this acquisition is included in the Marketplace reportable segment and is amortizable for tax purposes. Intangible assets primarily consist of technology, brand, and customer relationships with an estimated useful life of three years, five years, and five years, respectively.

The acquisition was accounted for as business combination, whereby the excess of the fair value of the business over the fair value of identifiable net assets was allocated to goodwill. The results of operations of the acquired businesses have been included in the Company’s results of operations as of the acquisition date. The fair value of the acquired technology and brand were determined using the RFR method. The fair value of the acquired customer relationships was determined using the MPEE method. For tax purposes, the goodwill is deductible over 15 years.

Mocade Media, LLC

On October 1, 2017, the Company acquired Mocade Media, LLC (“Mocade”) for cash of approximately $4,725. The acquisition of Mocade supports the Company’s strategic priority of increasing its distribution capabilities.

The Company primarily used an income method, or DCF analysis, which represents Level 3 fair value measurements, to assess the components of its purchase price allocation. The table below presents the fair value allocation of the purchase price to the assets acquired, and liabilities assumed:

October 1, 2017
Goodwill	$485
Technology	4,200
Customer relationships	40

Net assets acquired	$4,725

The goodwill reflects the workforce and synergies expected from combining the operations of Mocade. The goodwill recorded as part of this acquisition is included in the Brand Direct reportable segment and is amortizable for tax purposes. Intangible assets primarily consist of technology and customer relationships with an estimated useful life of five years and two years, respectively.

The acquisition was accounted for as business combination, whereby the excess of the fair value of the business over the fair value of identifiable net assets was allocated to goodwill. The results of operations of the acquired businesses have been included in the Company’s results of operations as of the acquisition date. The fair value of

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the acquired technology was determined using the RFR method. The fair value of the acquired customer relationships was determined using the MPEE method. For tax purposes, the goodwill is deductible over 15 years.

Pro forma financial information

The following table presents unaudited pro forma consolidated results of operations for DMS for the years ended December 31, 2019 and 2018 as though the UE acquisition had been completed as of January 1, 2018:

	Pro Forma Year Ended December 31,
	2019	2018
Net revenue	$305,310	$207,431
Net (loss) income	$(13,021)	$3,438

The following table presents unaudited pro forma consolidated results of operations for DMS for the years ended December 31, 2018 and 2017 as though the W4 acquisition had been completed as of January 1, 2017:

	Pro Forma Year Ended December 31,
	2018	2017
Net revenue	$167,681	$122,106
Net income	$1,333	$3,458

The amounts included in the pro forma information are based on the historical results and do not necessarily represent what would have occurred if all the business combinations had taken place as of January 1, 2018 and 2017, nor do they represent the results that may occur in the future. Accordingly, the pro forma financial information should not be relied upon as being indicative of the results that would have been realized had the acquisition occurred as of the date indicated or that may be achieved in the future.

NOTE 7. FAIR VALUE MEASUREMENTS

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures.

The following is a description of the valuation methodology used for contingent consideration which are recorded at fair value.

Contingent Consideration Related to Acquisitions

Contingent consideration consists of estimated future payments related to the Company’s acquisition of Fosina, Luav, and W4. The fair value of the contingent consideration was determined using a Monte Carlo fair value analysis based on estimated performance and the probability of achieving the targets. As certain inputs are not observable in the market, the contingent consideration is classified as a Level 3 instrument.

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below presents assets and liabilities measured at fair value on a recurring basis:

	Balance Sheet Location	December 31, 2019
Category		Level 1	Level 2	Level 3	Total
Liabilities:
Contingent consideration	Contingent consideration payable	$—	$—	$1,000	$1,000

Total		—	—	1,000	1,000

	Balance Sheet Location	December 31, 2018
Category		Level 1	Level 2	Level 3	Total
Liabilities:
Contingent consideration	Contingent consideration payable	$—	$—	$10,073	$10,073

Total		—	—	10,073	10,073

The following table represents the change in the contingent consideration (in thousands):

Level 3
January 1, 2017	$—
Additions	7,010
Changes in fair value	3,063
Settlements	—

December 31, 2018	10,073
Additions	—
Changes in fair value	13,841
Settlements	(22,914)

December 31, 2019	$1,000

The assumptions used in the Monte Carlo simulation are summarized in the following table:

	Acquisition Date
Risk-free interest rate	W4	June 30, 2018	2.63%
Discount Rate	W4	June 30, 2018	24.75%
Expected volatilities	W4	June 30, 2018	95%
Risk-free interest rate	Fosina	November 1, 2018	2.67%
Discount Rate	Fosina	November 1, 2018	13.25%
Expected volatilities	Fosina	November 1, 2018	45%
Risk-free interest rate	Luav	August 31, 2018	2.95%
Discount Rate	Luav	August 31, 2018	49%
Expected volatilities	Luav	August 31, 2018	30%

The Company adjusts the previous fair value estimate of contingent consideration at each reporting period while considering changes in forecasted financial performance and overall change in risk based on the period of time elapsed.

NOTE 8. REPORTABLE SEGMENTS

The Company’s operating segments are determined based on the financial information reviewed by its chief operating decision maker (“CODM”) i.e. the Chief Executive Officer (“CEO”), and the basis upon which the

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CEO makes resource allocation decisions and assesses the performance of the Company’s segments. The Company evaluates the operating performance of its segments based on financial measures such as net revenue, cost of revenue, and gross profit. Given the nature of the digital marketing solutions business, the amount of assets does not provide meaningful insight into the operating performance of the Company. As a result, the amount of the Company’s assets is not subject to segment allocation and total assets is not included within the disclosure of the Company’s segment financial information.

The following tables are a reconciliation of net revenue, cost of revenue, and segment profit to (loss) income from operations. “Corporate and other” represents other business activities and includes eliminating entries.

The Company’s segment information is as follows:

	For the year ended December 31, 2019
	Brand Direct	Marketplace	Other	Corporate and other	Total
Net revenue	$174,738	$73,398	$5,597	$(15,437)	$238,296
Cost of revenue	(130,429)	(46,613)	(113)	15,580	(161,575)

Total segment gross profit	$44,309	$26,785	$5,484	$143	$76,721
Salaries and related costs					27,978
General and administrative expenses					19,927
Acquisition costs					19,234
Depreciation and amortization					9,745
Other income					—

(Loss) from operations					$(163)

	For the year ended December 31, 2018
	Brand Direct	Marketplace	Other	Corporate and other	Total
Net revenue	$89,201	$52,320	$6,896	$(10,736)	$137,681
Cost of revenue	(61,029)	(31,046)	(157)	10,736	(81,496)

Total segment gross profit	$28,172	$21,274	$6,739	$—	$56,185
Salaries and related costs					22,078
General and administrative expenses					12,104
Acquisition costs					10,388
Depreciation and amortization					5,295
Other income					—

Income from operations					$6,320

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	For the year ended December 31, 2017
	Brand Direct	Marketplace	Other	Corporate and other	Total
Net revenue	$28,850	$34,799	$7,152	$(4,007)	$66,794
Cost of revenue	(18,503)	(20,859)	(301)	3,998	(35,665)

Total segment gross profit	$10,347	$13,940	$6,851	$(9)	$31,129
Salaries and related costs					14,191
General and administrative expenses					9,758
Acquisition costs					2,271
Depreciation and amortization					2,145
Other income					(2,311)

Income from operations					$5,075

NOTE 9. REVENUES

Disaggregation of Revenue

The tables below present summarized financial information for each of the Company’s net revenue disaggregated by reportable segment. “Corporate and other” represents other business activities and includes eliminating entries.

The Company’s net revenue disaggregated by reportable segment is as follows:

	For the year ended December 31, 2019
	Brand Direct	Marketplace	Other	Corporate and other	Total
Net revenue:
Customer acquisition	$162,648	$73,398	$—	$(15,437)	$220,609
Agency managed services	12,090	—	2,533	—	14,623
Software services	—	—	3,064	—	3,064

Total net revenue	$174,738	$73,398	$5,597	$(15,437)	$238,296

	For the year ended December 31, 2018
	Brand Direct	Marketplace	Other	Corporate and other	Total
Net revenue:
Customer acquisition	$86,461	$52,320	$—	$(10,736)	$128,045
Agency managed services	2,740	—	3,734	—	6,474
Software services	—	—	3,162	—	3,162

Total net revenue	$89,201	$52,320	$6,896	$(10,736)	$137,681

	For the year ended December 31, 2017
	Brand Direct	Marketplace	Other	Corporate and other	Total
Net revenue:
Customer acquisition	$28,850	$34,799	$—	$(3,494)	$60,155
Agency managed services	—	—	3,247	(513)	2,734
Software services	—	—	3,905	—	3,905

Total net revenue	$28,850	$34,799	$7,152	$(4,007)	$66,794

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Management uses these categories of revenue to evaluate the performance of its businesses and to assess its financial results and forecasts.

Contract Balances

The Company’s contract liabilities result from payments received in advance of revenue recognition and advance consideration received from clients, which precede the Company’s satisfaction of the associated performance obligation. If a customer pays consideration before the Company’s performance obligations are satisfied, such amounts are classified as deferred revenue on the consolidated balance sheets. As of December 31, 2019, and 2018, the balance of deferred revenue was $1,247 and $534, respectively. The majority of the deferred revenue balance as of December 31, 2019 will be recognized into revenue during the first quarter of 2020.

NOTE 10. RELATED PARTY TRANSACTIONS

In consideration for various management and advisory services, the Company pays to one of its members a quarterly retainer of $50 plus out-of-pocket expenses. The total expense for the year ended December 31, 2019, 2018, and 2017 was $214, $229, and $203, respectively; these expenses are included in the accompanying consolidated statements of operations as “General and administrative” expenses. As at December 31, 2019, 2018, and 2017, $100, $50, and $200, respectively, remains in “Accrued expenses and other current liabilities”.

NOTE 11. BENEFIT PLANS

The Company offers a 401(k) plan with a mandatory match and a discretionary bonus contribution to all of its eligible employees. The Company matches employees’ contributions based on a percentage of salary contributed by the employees. The Company’s match cost for the year ended December 31, 2019, 2018 and 2017 was $515, $349 and $249, respectively, recorded within “Salaries and related costs” on the consolidated statements of operations. There was no bonus contribution.

The Company also instituted a transaction-based cash bonus plan, the Digital Media Solutions, LLC Employee Incentive Plan (“the EIP”), on January 31, 2019. The EIP provides for a cash bonus pool payout to vested participants upon the occurrence of an identified milestone event. Each EIP participant is awarded a number of bonus pool units, and will be entitled to a pro rata share of the aggregate bonus pool based on the total number of vested bonus pool units held among all participants. As no such milestone events have been considered probable, the Company has not recorded an accrued liability related to the EIP as of December 31, 2019.

NOTE 12. COMMITMENTS AND CONTINGENCIES

Lease agreements

The Company leases office space in 15 different locations. The leases entered into by the Company are made up of both long-term and short-term leases. Lease agreements in two locations provide the option to extend for three years upon the provision of nine-month notice.

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As at December 31, 2019, the future annual minimum lease payments for the Company were comprised of the following:

For the year ending December 31:
2020	$1,776
2021	1,685
2022	1,604
2023	1,475
2024	1,040
Thereafter	360

Total	$7,940

Rent expense under all leases for the year ended December 31, 2019, 2018, and 2017 was $2,161, $1,565 and $1,598, respectively.

Legal proceedings

In the ordinary course of business, we are involved from time to time in various claims and legal actions incident to our operations, both as a plaintiff and defendant. In the opinion of management, after consulting with legal counsel, none of these other claims are currently expected to have a material adverse effect on the results of operations, financial position or cash flows.

We intend to vigorously defend ourselves in all of the above matters.

Gain on settlement

During the year ended December 31, 2017, the Company settled prior litigation, which has been recorded within Other Income in the consolidated statement of operations.

NOTE 13. MEMBERS’ EQUITY (DEFICIT)

In accordance with the DMS amended and restated LLC agreement dated March 1, 2016, the Company authorized an unlimited number of Class A and Class B member units of which 23,960,000 Class A units and 20,500,000 Class B units are issued and outstanding. In addition, 663,900, 442,600, and 442,600 Class C, Class D, and Class E units were authorized respectively, none of which are issued and outstanding.

Profits, losses and distributions of the Company are allocated among the member units, as provided for in the LLC agreement. The Company made cash distributions resulting from earnings to its members pursuant to its LLC agreement in 2017, 2018, and 2019, which are a reduction to members’ equity (deficit). Upon a sale of the Company, there is a preferential distribution to Class B members equal to their initial investment reduced by prior distributions, plus any unpaid special distributions, all as defined in the LLC Agreement.

NOTE 14. EARNINGS (LOSS) PER UNIT

In calculating earnings per unit, the Company follows the two-class method, which distinguishes between the classes of securities based on the proportionate participation rights of each security type in the Company’s undistributed income. The Company’s Series A and B common stock are treated as one class for purposes of applying the two-class method, because they have substantially equal rights.

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below sets forth the computation of the Company’s basic and diluted earnings per unit:

	For the year ended December 31,
	2019		2018		2017
Numerator
Net (loss) income	$(11,230)		$1,403		$4,275
Less: Distributions to Class A unitholders	(11,709)		(37,795)		(5,948)
Less: Distributions to Class B unitholders	(9,916)		(33,100)		(2,059)
Undistributed (loss) income to unitholders	$(32,855)		$(69,492)		$(3,732)

	Class A	Class B	Class A	Class B	Class A	Class B
Numerator by class
Undistributed (loss) income attributable to unitholders	$(17,706)	$(15,149)	$(37,378)	$(32,114)	$(2,003)	$(1,729)
Plus: Distributed loss (earnings) attributable to unitholders	11,709	9,916	37,795	33,100	5,948	2,059
(Loss) income attributable to common stockholders	(5,997)	(5,233)	417	986	3,945	330
Basic and diluted (loss) income per unit attributable to unitholders	$(0.25)	$(0.26)	$(0.02)	$0.05	$0.17	$0.02

NOTE 15. INCOME TAXES

The Company is set up as a “partnership” for U.S. federal and state and local income tax purposes. As a U.S. partnership, generally the Company will not be subject to corporate income taxes. Instead, each of the ultimate partners are taxed on their proportionate share of the Company’s taxable income.

The acquisition of UE introduced a U.S. income tax paying corporation into the structure. As such, the Company will be required to pay federal and state corporate income taxes on UE’s taxable earnings. As of December 31, 2019, the Company has not yet completed its accounting for the tax effects of the acquisition; however, the Company established an estimated net deferred tax liability of $8,675. This deferred tax liability primarily relates to intangible assets acquired in the UE acquisition. The Company has recorded $137 and $0 for the years ended December 31, 2019 and December 31, 2018, respectively. The $137 for the year ended December 31, 2019 reflects the statutory tax expense of UE.

NOTE 16. SUBSEQUENT EVENTS

Subsequent events have been evaluated through May 9, 2020, which is the date the consolidated financial statements were available to be issued.

Coronavirus

On March 11, 2020, the World Health Organization declared the coronavirus (“COVID-19”) outbreak a pandemic, which continues to spread throughout North America and worldwide. The extent of COVID-19’s impact on the Company’s operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, it is not currently possible to ascertain the overall impact of COVID-19 on the Company’s business. However, if the pandemic continues to evolve into a severe worldwide

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

health crisis, the disease could have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows.

Business Combination

On April 23, 2020, DMS entered into a business combination agreement with Leo Holdings Corp. (NYSE: LHC) (“Leo”), a publicly traded special purpose acquisition company.

Immediately following the closing of the transaction (the “Business Combination”), Leo intends to change its name to Digital Media Solutions, Inc. (“New DMS”). The current DMS executive management team will lead New DMS, which is expected to trade on the New York Stock Exchange.

The DMS management team currently owns 54% of the Company, with private equity funds managed by Clairvest Group, Inc. (TSX: CVG) (“Clairvest”) owning the remaining 46%. The DMS management team and the Clairvest private equity funds are expected to retain a significant continuing equity interest in New DMS, representing over 40% of the New DMS economic interests and over 50% of the voting interests in New DMS, assuming no redemptions by Leo’s public shareholders. This percentage is subject to change depending on the number of Class A ordinary shares of Leo that are redeemed by Leo’s public shareholders in connection with the Business Combination.

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2020	December 31, 2019
	(U.S. dollars in thousands)
ASSETS
Current assets:
Cash	$9,912	$3,008
Accounts receivable, net	34,864	30,137
Prepaid and other current assets	3,388	2,217

Total current assets	$48,164	$35,362
Property and equipment, net	10,929	8,728
Goodwill	41,826	41,826
Intangible assets, net	54,394	57,935
Other assets	271	254

Total assets	$155,584	$144,105

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$26,550	$24,160
Accrued expenses and other current liabilities	11,623	10,839
Current portion of long-term debt	4,150	4,150
Contingent consideration payable	—	1,000

Total current liabilities	$42,323	$40,149
Long-term debt	210,268	201,048
Deferred tax liability	8,185	8,675
Other non-current liabilities	479	491

Total liabilities	$261,255	$250,363
Commitments and contingencies (Note 12)

Members’ deficit	(105,671)	(106,258)

Total liabilities and members’ deficit	$155,584	$144,105

The accompanying notes are an integral part of the consolidated financial statements.

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2020	2019
	(U.S. dollars in thousands, except per unit amounts)
Net revenue	$72,728	$57,822
Cost of revenue	50,159	39,118
Salaries and related costs	8,331	6,852
General and administrative expenses	5,297	4,303
Acquisition costs	27	2,896
Depreciation and amortization	4,315	1,928

Income from operations	$4,599	$2,725
Interest expense	3,790	2,119

Net income before income taxes	$809	$606
Income tax expense	52	—

Net income	$757	$606

Basic and diluted weighted average units outstanding of Class A units	23,960,000	23,960,000
Basic and diluted net income per unit, Class A	$0.01	$0.01
Basic and diluted weighted average units outstanding of Class B units	20,500,000	20,500,000
Basic and diluted net income per unit, Class B	$0.02	$0.01

The accompanying notes are an integral part of the consolidated financial statements

.

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

(Unaudited)

	Class A		Class B
	Units	Amount	Units	Amount	Total
	(U.S. dollars in thousands, except per unit amounts)
Balance – December 31, 2019	23,960,000	$(79,866)	20,500,000	$(26,392)	$(106,258)
Net income	—	409	—	348	757
Member distributions	—	(38)	—	(132)	(170)

Balance – March 31, 2020	23,960,000	$(79,495)	20,500,000	$(26,176)	$(105,671)

	Class A		Class B
	Units	Amount	Units	Amount	Total
	(U.S. dollars in thousands, except per unit amounts)
Balance – December 31, 2018	23,960,000	$(62,105)	20,500,000	$(11,298)	$(73,403)
Net income	—	327	—	279	606
Member distributions	—	(1,158)	—	(990)	(2,148)

Balance – March 31, 2019	23,960,000	$(62,936)	20,500,000	$(12,009)	$(74,945)

The accompanying notes are an integral part of the consolidated financial statements

.

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2020	2019
	(U.S. dollars in thousands)
Cash flows operating activities
Net income	$757	$606
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	4,315	1,928
Amortization of debt issuance costs	280	120
Payment of contingent consideration	(1,000)	—
Change in deferred tax liability	(490)	—
Change in accounts receivable, net	(4,727)	(4,215)
Change in prepaid expenses and other current assets	(1,188)	(18)
Change in accounts payable and accrued expenses	3,174	1,270
Change in other liabilities	(12)	(14)

Net cash provided by (used in) operating activities	$1,109	$(323)
Cash flows from investing activities
Additions to property and equipment	$(2,976)	$(1,339)
Net cash used in investing activities	$(2,976)	$(1,339)

Cash flows from financing activities
Repayments of long-term debt and revolving credit facilities	$(1,037)	$(2,000)
Payment of debt issuance costs	$(22)	$(5)
Proceeds from borrowings on revolving credit facilities	10,000	3,000
Distributions to members	(170)	(2,148)

Net cash provided by (used in) financing activities	$8,771	$(1,153)

Net increase (decrease) in cash during the year	$6,904	$(2,815)
Cash – beginning of period	3,008	4,589

Cash – end of period	$9,912	$1,774

Supplemental cash flow information
Cash paid for interest	$3,612	$2,066
Capital expenditures included in accounts payable	258	107

The accompanying notes are an integral part of the consolidated financial statements

.

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS

Digital Media Solutions Holdings, LLC and subsidiaries (“DMS” or “the Company”), is a performance marketing company offering a diversified lead and software delivery platform that drives high value and high intent leads to its customers. The Company is headquartered in Clearwater, Florida, with satellite offices throughout the United States and Canada. The Company primarily operates and derives most of its revenues in the United States.

The Company operates as a performance marketing engine for companies across numerous industries, including consumer finance (mortgage), education (split between non-profit and for-profit), automotive (aftermarket auto warranty, auto insurance), insurance (health, homeowners), home services (home security), brand performance (consumer products), gig, health and wellness, and career (job pursuit). Through its agency business, DMS provides access and control over the advertising spend of clients, and also offers marketing automation software as a service (SaaS) to clients.

The Company has organized its operations into three reportable segments. The Brand Direct reportable segment consists of services delivered against an advertiser’s brand, while the Marketplace reportable segment is made up of services delivered directly against the DMS brand. In the Other reportable segment, services offered by DMS include software services, and digital media services that are managed on behalf of the customer (i.e. agency services).

NOTE 2. BASIS OF PRESENTATION

Principles of consolidation and basis of presentation

The consolidated financial statements include the accounts of Digital Media Solutions Holdings, LLC and its wholly-owned subsidiaries (collectively, the “Company”): Digital Media Solutions, LLC, Forte Media Solutions, LLC, School Advisor, LLC, Pure Flow Marketing, LLC, DMS Digital Agency, Underground Elephant, Co., Car Loan Pal Holdings, LLC, Advertise Pals, LLC, Best Rate Holdings, LLC, DMS Engage, LLC, and W4 Holding, LLC.

The Company does not have any components of other comprehensive income recorded within its consolidated financial statements, and, therefore, does not separately present a statement of comprehensive income in its consolidated financial statements.

All intercompany activity and balances have been eliminated as part of the consolidation. Amounts presented within the consolidated financial statements and accompanying notes are presented in thousands of U.S. dollars, with the exception of percentages, unit, and per unit amounts.

Unaudited interim financial information

The accompanying condensed consolidated financial statements and the notes to the condensed consolidated financial statements as of March 31, 2020 and for the three months ended March 31, 2020 and 2019 are unaudited. These unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the S-4 registration statement of Leo Holdings Corp. (“Leo”),

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

as filed with the SEC on May 11, 2020. The condensed consolidated balance sheet at December 31, 2019 included herein was derived from the audited financial statements as of that date, but does not include all disclosures, including notes, required by GAAP. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of the Company’s condensed consolidated balance sheet at March 31, 2020, its condensed consolidated statements of operations and changes in members’ equity for the three months ended March 31, 2020 and 2019 and condensed consolidated statements of cash flows for the three months ended March 31, 2020 and 2019. The results of operations for the three months ended March 31, 2020 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2020, or any other future period.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies are described in Note 2, Basis of Presentation and Summary of Significant Accounting Policies, to the consolidated financial statements included in the S-4 registration statement filed by Leo for the fiscal year ended December 31, 2019. There have been no material changes to our significant accounting policies as of and for the three months ended March 31, 2020.

Limited liability companies

The members of the limited liability companies are not liable for the debts, obligations, or liabilities of the Company, whether arising in contract, tort, or otherwise, unless a member has signed a specific guaranty. Profit and losses are allocated among the members in accordance with their respective limited liability company (“LLC”) agreement.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and footnotes thereto. Actual results could differ from those estimates. Significant estimates inherent in the preparation of the consolidated financial statements include accounting for allowances for doubtful accounts, depreciation and amortization, business combinations, loss contingencies, and asset impairments.

Impact of coronavirus

On March 11, 2020, the World Health Organization declared the coronavirus (“COVID-19”) outbreak a pandemic, which continues to spread throughout North America and worldwide. The extent of COVID-19’s impact on the Company’s operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, it is not currently possible to ascertain the overall impact of COVID-19 on the Company’s business. However, if the pandemic continues to evolve into a severe worldwide health crisis, the disease could have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows.

Recently issued accounting pronouncements adopted

The Company will qualify as an “emerging growth company” and thus, has elected to adhere to the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Act. This election allows the Company to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.

The Company maintains a Credit Agreement (“Monroe Facility”) with Monroe Capital Management Advisors (as administrative agent and lender) that includes a $100,000 and $99,000 term loan commitment. The loans bear interest at a variable rate equal to the three-month LIBOR, or an alternate base rate, plus an agreed upon margin with the Company’s financial institution. Due to reference rate reform, LIBOR is expected to be discontinued at the end of the year 2021. In March 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-04, Reference Rate Reform (Topic 848), which provides optional guidance for a limited period of time to ease the potential burden in accounting for the effects of the transition away from LIBOR and other reference rates. The Company adopted the standard effective March 31, 2020 and elected the expedient to prospectively adjust the effective interest rate as LIBOR is replaced. The Company does not expect this ASU to have a material impact on its consolidated financial statements.

Recently issued accounting pronouncements not yet adopted

On February 25, 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-02, “Leases”. The new standard applies a right-of-use (“ROU”) model that requires a lessee to record, for all leases with a lease term of more than 12 months, an asset representing its right to use the underlying asset and a liability to make lease payments. Similar to the existing standard, the lessee will classify leases as either finance or operating. This classification will involve more judgment on the part of the lessee. The pattern of expense recognition in the statement of operations as well the effect on the statement of cash flows differs depending on the lease classification.

In March 2019, the FASB issued ASU 2019-01, “Leases (842): Codification Improvements”. This update clarified that entities are exempt from disclosing the effect of the change on income from continuing operations, net income, and related per-share amounts, if applicable, for the interim periods after adoption of ASC 842.

Lessor accounting is similar to the current lease standard; however, updated to align with changes to the lessee model and the new revenue recognition standard. Similar to current leases standard, lessors will classify leases as operating, direct financing, or sales-type.

Lessees and lessors are required to provide certain qualitative and quantitative disclosures to enable users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases.

The standard was initially effective for annual and interim reporting periods beginning after December 15, 2019. However, in November 2019, the FASB issued ASU 2019-10, “Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates”, which deferred the effective date of ASU 2016-02 by an additional year. As such, the Company is required to adopt the new leases standard for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted. The standard must be adopted using a modified retrospective transition. The Company is currently evaluating the impact of adopting the new standard. The adoption of this standard will require the recognition of a ROU asset and liability on the Company’s financial position and is expected to have a material impact on the Company’s consolidated balance sheet and related disclosures. The Company does not anticipate that adoption will have a significant impact on its consolidated statement of operations or cash flows.

NOTE 4. REVENUES

The Company derives revenue primarily through the delivery of various types of services, including: customer acquisition, agency managed services and software as a service (SaaS). Under ASC 606, the Company

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

recognizes revenue when the Company transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

Disaggregation of revenue

The tables below present summarized financial information for each of the Company’s net revenue disaggregated by reportable segment and service type. “Corporate and other” represents other business activities and includes eliminating entries.

The Company’s net revenue disaggregated by reportable segment and service type is as follows:

	Three Months Ended March 31, 2020
	Brand Direct	Marketplace	Other	Corporate and other	Total
Net revenue:
Customer acquisition	$38,453	$34,178	$—	$(3,610)	$69,021
Agency managed services	2,448	—	450	—	2,898
Software services	—	—	809	—	809

Total net revenue	$40,901	$34,178	$1,259	$(3,610)	$72,728

	Three Months Ended March 31, 2019
	Brand Direct	Marketplace	Other	Corporate and other	Total
Net revenue:
Customer acquisition	$42,058	$15,926	$—	$(4,657)	$53,327
Agency managed services	3,034	—	687	—	3,721
Software services	—	—	774	—	774

Total net revenue	$45,092	$15,926	$1,461	$(4,657)	$57,822

Management uses these categories of revenue to evaluate the performance of its businesses and to assess its financial results and forecasts.

The Company has elected the practical expedient to not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which revenue is recognized in the amount to which the Company has the right to invoice for services performed.

Contract balances

The Company’s contract liabilities result from payments received in advance of revenue recognition and advance consideration received from clients, which precede the Company’s satisfaction of the associated performance obligation. If a customer pays consideration before the Company’s performance obligations are satisfied, such amounts are classified as deferred revenue on the consolidated balance sheets. As of March 31, 2020 and December 31, 2019, the balance of deferred revenue was $958 and $1,247 respectively, as classified within “Accrued expenses and other current liabilities” on the consolidated balance sheets. During the three months ended March 31, 2020 and March 31, 2019, $1,136 and $380 of deferred revenue recorded at December 31, 2019 and 2018 was recognized as revenue respectively. The majority of the deferred revenue balance as of March 31, 2020 will be recognized into revenue during the second quarter of 2020.

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

When there is a delay between the period in which revenue is recognized and when a customer invoice is issued, revenue is recognized and the corresponding amounts are recorded as unbilled revenue (i.e. contract assets) within accounts receivable, net on the consolidated balance sheets. As of March 31, 2020 and December 31, 2019, unbilled revenue included in accounts receivable was $841 and $768 respectively. In line with industry practice, the Company applies the constraint on variable consideration and records revenue based on internally tracked conversions (leads delivered), net of the amount tracked and subsequently confirmed by customers. Substantially all amounts included within the unbilled revenue balance are invoiced to customers within the month directly following the period of service. Historical estimates related to unbilled revenue have not been materially different from actual revenue billed.

NOTE 5. GOODWILL AND INTANGIBLE ASSETS

Goodwill

There were no changes in the carrying value of goodwill at either the reporting segment or consolidated financial statement levels for the three months ended March 31, 2020.

The carrying amount of goodwill for all reporting units had no accumulated impairments as of March 31, 2020 and December 31, 2019.

Intangible assets, net

Finite-lived intangible assets consisted of the following:

		March 31, 2020			December 31, 2019
	Amortization Period (Years)	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Intangible assets subject to amortization:
Technology	3 to 5	$47,946	$(13,037)	$34,909	$47,946	$(9,751)	$38,195
Customer relationships	1 to 12	19,583	(3,722)	15,861	19,583	(3,078)	16,505
Brand	1 to 5	4,187	(2,016)	2,171	4,187	(2,556)	1,631
Non-competition agreements	3	1,815	(362)	1,452	1,815	(211)	1,604

Total		$73,531	$(19,137)	$54,394	$73,531	$(15,596)	$57,935

During the three months ended March 31, 2020, intangible assets, net decreased $3,541 due to amortization expense. Amortization expense for finite-lived intangible assets is recorded on a straight-line basis in the pattern in which the assets’ economic benefits are consumed over their estimated useful lives. Amortization expense related to finite-lived intangible assets was $3,541 and $1,601 for the three months ended March 2020 and 2019 respectively.

Impairment analysis

For the three months ended March 31, 2020, there were no events or changes in circumstances to indicate that goodwill or intangible assets are impaired.

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. DEBT

The table below presents the components of outstanding debt:

	March 31, 2020	December 31, 2019
Term loan	$193,815	$194,810
Revolving credit facility	15,000	5,000
Delayed draw term loan	8,386	8,429

Total debt	217,201	208,239
Unamortized debt issuance costs	(2,783)	(3,041)

Debt, net	$214,418	$205,198
Current portion of debt	(4,150)	(4,150)

Noncurrent portion of debt	$210,268	$201,048

Monroe Facility

On July 3, 2018, DMS entered into the Monroe Facility with Monroe Capital Management Advisors (as administrative agent and lender). The Monroe Facility included a $5,000 revolving commitment, as well as a $100,000 term loan commitment and a $15,000 delayed draw term loan, for a total available capacity of $120,000 as of December 31, 2018.

During the year ended December 31, 2019 the Monroe Facility’s capacity was extended to include an additional $99,000 term loan commitment to $199,000 and increased capacity on the revolver by $2,500 for a total amended capacity of $221,500, which had an effective interest rate of 6.8% and 7.5% per annum for the years ended December 31, 2019 and 2018 respectively. The Company used the funds to finance a portion of UE (See Note 7), accelerate contingent consideration payments, and to add to general working capital. The loans bear interest at a variable rate equal to the three-month LIBOR, or an alternate base rate, plus an agreed upon margin with the Company’s financial institution and matures in full in July 2023.

During the three months ended March 31, 2020, the Monroe Facility’s capacity was increased to include an additional $7,500 on the revolver and added borrowings of $10,000.

As of March 31, 2020 and December 31, 2019, the fair value of the Company’s long-term debt approximates its carrying value.

Covenants

The Monroe Facility contains covenants that require the Company to meet certain financial ratios and place restrictions on the payment of dividends, sale of assets, borrowing level, mergers, and purchases of capital stock, assets, and investments.

NOTE 7. ACQUISITIONS

UE Authority, Co.

On November 1, 2019, the Company acquired UE for cash of approximately $56,620 including closing purchase price adjustments. The acquisition of UE supports the Company’s strategy of broadening its reach in the insurance industry.

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company primarily used an income method, or discounted cash flow (“DCF”) analysis, which represent Level 3 fair value measurements, to assess the components of its purchase price allocation. The table below presents the preliminary fair value allocation of the purchase price to the assets acquired, and liabilities assumed:

November 1, 2019
Goodwill	$29,723
Technology	26,000
Brand	690
Non-competition agreements	1,520
Customer relationships	10,300
Other assets acquired	6,393
Liabilities assumed	(9,045)
Deferred tax liability	(8,961)

Net assets acquired	$56,620

The goodwill reflects the workforce and synergies expected from combining the operations of UE. The goodwill recorded as part of this acquisition is included in the Marketplace reportable segment. Intangible assets primarily consist of customer relationships, technology, non-competition agreements and brand with an estimated useful life of nine years, five years, three years and one year respectively.

The acquisition was accounted for as a business combination, whereby the excess of the fair value of the business over the fair value of identifiable net assets was allocated to goodwill. The results of operations of the acquired business have been included in the Company’s results of operations since the acquisition date of November 1, 2019. The fair value of the acquired technology and customer relationships was determined using the multi period excess earnings approach. The fair value of the acquired brand was determined using the Relief from Royalty (“RFR”) method. The fair value of the non-competition agreement was determined using the income approach. As of March 31, 2020, the purchase accounting measurement period has not been finalized primarily due to open tax contingencies and the valuation of intangibles.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures.

The following is a description of the valuation methodology used for contingent consideration which are recorded at fair value.

Contingent consideration related to acquisitions

The fair value of the contingent consideration was determined using a Monte Carlo fair value analysis based on estimated performance and the probability of achieving the targets. As certain inputs are not observable in the market, the contingent consideration is classified as a Level 3 instrument.

The table below presents assets and liabilities measured at fair value on a recurring basis:

		December 31, 2019
Category	Balance Sheet Location	Level 1	Level 2	Level 3	Total
Liabilities:
Contingent consideration	Contingent consideration payable	$—	$—	$1,000	$1,000

Total		$—	$—	$1,000	$1,000

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table represents the change in the contingent consideration (in thousands):

Level 3
December 31, 2019	1,000
Additions	—
Changes in fair value	—
Settlements	(1,000)

March 31, 2020	—

NOTE 9. REPORTABLE SEGMENTS

The Company’s operating segments are determined based on the financial information reviewed by its chief operating decision maker (“CODM”) i.e. the Chief Executive Officer (“CEO”), and the basis upon which the CEO makes resource allocation decisions and assesses the performance of the Company’s segments. The Company evaluates the operating performance of its segments based on financial measures such as net revenue, cost of revenue, and gross profit. Given the nature of the digital marketing solutions business, the amount of assets does not provide meaningful insight into the operating performance of the Company. As a result, the amount of the Company’s assets is not subject to segment allocation and total assets is not included within the disclosure of the Company’s segment financial information.

The following tables are a reconciliation of net revenue, cost of revenue, and segment profit to (loss) income from operations. “Corporate and other” represents other business activities and includes eliminating entries.

The Company’s segment information is as follows:

	Three Months Ended March 31, 2020
	Brand Direct	Marketplace	Other	Corporate and Other	Total
Net revenue	$40,901	$34,178	$1,259	$(3,610)	$72,728
Cost of revenue	(30,888)	(22,899)	(31)	3,659	(50,159)

Total segment gross profit	$10,013	$11,279	$1,228	$49	$22,569
Salaries and related costs					8,331
General and administrative expenses					5,297
Acquisition costs					27
Depreciation and amortization					4,315

Income from operations					$4,599

	Three Months Ended March 31, 2019
	Brand Direct	Marketplace	Other	Corporate and Other	Total
Net revenue	$45,092	$15,926	$1,461	$(4,657)	$57,822
Cost of revenue	(33,601)	(10,149)	(25)	4,657	(39,118)

Total segment gross profit	$11,491	$5,777	$1,436	$—	$18,704
Salaries and related costs					6,852
General and administrative expenses					4,303
Acquisition costs					2,896
Depreciation and amortization					1,928

Income from operations					$2,725

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. RELATED PARTY TRANSACTIONS

In consideration for various management and advisory services, the Company pays to one of its members a quarterly retainer of $50 plus out-of-pocket expenses. The total expense for the three months ended March 31, 2020 and 2019 was $50 and $59 respectively. These expenses are included in the accompanying consolidated statements of operations as “General and administrative” expenses. As at March 31, 2020 and 2019, $50 and $0 respectively remain in “Accrued expenses and other current liabilities”.

For the three months ended March 31, 2020 and 2019, tax distributions to members amount to $170 and $2,148 respectively.

NOTE 11. BENEFIT PLANS

The Company instituted a transaction-based cash bonus plan, the Digital Media Solutions, LLC Employee Incentive Plan (“the EIP”), on January 31, 2019. The EIP provides for a cash bonus pool payout to vested participants upon the occurrence of a “Sale of the Company” prior to December 31, 2024, in which the equity value (as determined by the board of directors) exceeds $100,000. Each EIP participant is awarded a number of bonus pool units, and will be entitled to a pro rata share of the aggregate bonus pool based on the total number of vested bonus pool units held among all participants. DMS also instituted a second transaction-based cash bonus plan on November 1, 2019 which mirrors the first plan, except that the equity value was raised to $325,000. The Company has not recorded an accrued liability related to the EIP as of March 31, 2020.

On April 23, 2020, DMS entered into a business combination agreement with Leo Holdings Corp. (NYSE: LHC) (“Leo”), a publicly traded special purpose acquisition company. Although this business combination is not considered a “Sale of the Company” for purposes of the EIP, the board of directors may at its discretion elect to make a payment under the plan as it deems fit upon consummation of the business combination.

NOTE 12. COMMITMENTS AND CONTINGENCIES

Legal proceedings

The Company is subject to legal, regulatory and other proceedings and claims that arise in the ordinary course of business. An estimated liability is recorded for those proceedings and claims when the loss from such proceedings and claims becomes probable and reasonably estimable. Outstanding claims are reviewed with internal and external counsel to assess the probability and the estimates of loss, including the possible range of an estimated loss. The risk of loss is reassessed each period and as new information becomes available and liabilities are adjusted as appropriate. The actual cost of resolving a claim may be substantially different from the amount of the liability recorded. Differences between the estimated and actual amounts determined upon ultimate resolution, individually or in the aggregate, are not expected to have a material adverse effect on the consolidated financial position but could possibly be material to the consolidated results of operations or cash flows for any one period.

Lease agreements

The Company leases office space in 15 different locations. The leases entered into by the Company are made up of both long-term and short-term leases. Lease agreements in two locations provide the option to extend for three years upon the provision of nine-month notice.

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As at March 31, 2020, the future annual minimum lease payments for the Company were comprised of the following:

Year Ending December 31:
2020	$1,310
2021	1,685
2022	1,604
2023	1,475
2024	1,040
Thereafter	360

Total	$7,474

Rent expense under all leases for the three months ended March 31, 2020 and 2019 was $610 and $500 respectively.

NOTE 13. EARNINGS PER UNIT

In calculating earnings per unit, the Company follows the two-class method, which distinguishes between the classes of securities based on the proportionate participation rights of each security type in the Company’s undistributed earnings. Net income (loss) per unit is computed by dividing net income (loss) applicable to unitholders by the weighted average number of units outstanding for the period.

The table below sets forth the computation of the Company’s basic and diluted earnings per unit:

	Three Months Ended March 31,
	2020	2019
Numerator
Net income	$757	$606
Less: Distributions to Class A unitholders	(38)	(1,158)
Less: Distributions to Class B unitholders	(132)	(990)
Undistributed income (loss) to unitholders	$587	$(1,542)

	Class A	Class B	Class A	Class B
Numerator by class
Undistributed income (loss) attributable to unitholders	$316	$271	$(831)	$(711)
Plus: Distributed earnings attributable to unitholders	38	132	1,158	990
Income attributable to unitholders	354	403	327	279
Basic and diluted income per unit attributable to unitholders	$0.01	$0.02	$0.01	$0.01

NOTE 14. INCOME TAXES

The Company is set up as a “partnership” for U.S. federal and state and local income tax purposes. As a U.S. partnership, generally the Company will not be subject to corporate income taxes. Instead, each of the ultimate partners are taxed on their proportionate share of the Company’s taxable income. The acquisition of UE in November 2019 introduced a U.S. income tax paying corporation into the structure. As such, the Company will be required to pay federal and state corporate income taxes on UE’s taxable earnings.

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s tax provision or benefit from income taxes for interim periods is determined using an estimate of its annual effective tax rate, adjusted for discrete items, if any. Each quarter the Company updates its estimate of the annual effective tax rate and makes a year-to-date adjustment to the provision. The Company recorded no income tax benefit/expense for the three months ended March 31, 2019.

For the three months ended March 31, 2020, the Company’s effective income tax rate of 7% differed from the statutory federal income tax rate of 21%, with such differences resulting from the vast majority of 2020 earnings not being subjected to corporate income taxes because each of the ultimate partners are taxed on their proportionate share of the Company’s taxable income.

On March 27, 2020, the “Coronavirus Aid, Relief and Economic Security (CARES) Act” was signed into law. The Act includes income tax provisions relating to net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The implications of these provisions did not have a material impact to the consolidated financial statements.

NOTE 15. SUBSEQUENT EVENTS

Subsequent events have been evaluated through June 9, 2020, which is the date the consolidated financial statements were available to be issued.

Business combination

On April 23, 2020, DMS entered into a business combination agreement with Leo, a publicly traded special purpose acquisition company. Immediately following the closing of the transaction (the “Business Combination”), Leo intends to change its name to Digital Media Solutions, Inc. (“New DMS”). The current DMS executive management team will lead New DMS, which is expected to trade on the New York Stock Exchange.

The DMS management team currently owns 54% of the Company, with private equity funds managed by Clairvest Group, Inc. (TSX: CVG) (“Clairvest”) owning the remaining 46%. The DMS management team and the Clairvest private equity funds are expected to retain a significant continuing equity interest in New DMS, representing over 40% of the New DMS economic interests and over 50% of the voting interests in New DMS, assuming no redemptions by Leo’s public shareholders. This percentage is subject to change depending on the number of Class A ordinary shares of Leo that are redeemed by Leo’s public shareholders in connection with the Business Combination.

INDEPENDENT AUDITORS’ REPORT

To the Members of

W4 LLC

Report on the Financial Statements

We have audited the accompanying financial statements of W4 LLC (the “Company”), which comprise the consolidated balance sheet as of June 28, 2018, and the related consolidated statements of income, equity, and cash flows for the six month period ended June 28, 2018, and the consolidated balance sheet as of December 31, 2017, and the related consolidated statements of income, equity, and cash flows for the year ended December 31, 2017, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of W4 LLC as of June 28, 2018, and the consolidated results of its operations and its cash flows for the six month period ended June 28, 2018, and the consolidated financial position of W4 LLC as of December 31, 2017, and the consolidated results of its operations and its cash flows for the year ended December 31, 2017, in accordance with accounting principles generally accepted in the United States of America.

Costa Mesa, CA

April 28, 2020

Marcum LLP ◾ 600 Anton Boulevard ◾ Suite 1600 ◾ Costa Mesa, California 92626 ◾ Phone 949.236.5600 ◾ Fax 949.236.5601 ◾ www.marcumllp.com

W4 LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

JUNE 28, 2018 AND DECEMBER 31, 2017

	June 28, 2018	December 31, 2017
Assets

Current Assets
Cash*	$2,508,190	$575,653
Accounts receivable, net	4,813,458	2,701,426
Prepaid expenses and other current assets	319,517	1,757,003
Receivables from affiliates	295,613	345,618
Due from members	165,060	165,060

Total Current Assets	8,101,838	5,544,760

Noncurrent Assets
Fixed assets, net	166,381	179,597
Computer software	1,902,788	2,126,132
Equity method investment	66,844	66,844
Cost method investments*	100,000	75,000
Other assets	134,493	75,049

Total Noncurrent Assets	2,370,506	2,522,622

Total Assets	$10,472,344	$8,067,382

*

The above accounts include cash held by a consolidated variable interest entity (W4 Ventures) of $3,295 and $8,118 at June 28, 2018 and December 31, 2017, respectively, and cost method investments held by W4 Ventures of $50,000 and $25,000 at June 28, 2018 and December 31, 2017, respectively. Such assets can only be used to settle obligations of the consolidated variable interest entity.

The accompanying notes are an integral part of these consolidated financial statements.

W4 LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

JUNE 28, 2018 AND DECEMBER 31, 2017

	June 28, 2018	December 31, 2017
Liabilities and Equity

Current Liabilities
Accounts payable and accrued expenses	$4,627,175	$2,052,635
Due to member*	200,000	200,000
Line of credit	2,300,000	2,599,969

Total Current Liabilities	7,127,175	4,852,604

Commitments and Contingencies—See Note 9

Equity
Members’ equity	3,848,245	3,722,860
Non-controlling interests	(503,076)	(508,082)

Total Equity	3,345,169	3,214,778

Total Liabilities and Equity	$10,472,344	$8,067,382

*

The above account represents the amount owed to a member by a consolidated variable interest entity (W4 Ventures). Such liability represent obligations of the consolidated variable interest entity for which the creditor does not have recourse to the general credit of the primary beneficiary, unless specifically guaranteed.

The accompanying notes are an integral part of these consolidated financial statements.

W4 LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE SIX MONTH PERIOD ENDED JUNE 28, 2018

AND YEAR ENDED DECEMBER 31, 2017

	Six Month Period Ended June 28, 2018	Year Ended December 31, 2017
Net Revenue	$32,698,915	$53,890,857
Cost of Revenue	26,676,032	42,716,332

Gross Profit	6,022,883	11,174,525
Other Operating Expenses	5,639,580	9,801,001

Operating Income	383,303	1,373,524

Other Income (Expense)
Interest income	919	1,442
Interest expense	(236,938)	(324,596)
Other income (expense)	(1,148)	9,352

Total Other Expense	(237,167)	(313,802)

Income Before Income Taxes	146,136	1,059,722
Income Tax Provision	3,800	7,600

Net Income	142,336	1,052,122
Net Income (Loss) Attributed to Non-controlling Interests	5,006	(14,855)

Net Income Attributed to W4 LLC	$137,330	$1,066,977

The accompanying notes are an integral part of these consolidated financial statements.

W4 LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

FOR THE SIX MONTH PERIOD ENDED JUNE 28, 2018

AND YEAR ENDED DECEMBER 31, 2017

	Members’ Equity	Non-controlling Interests	Total Equity
Balance—January 1, 2017	$2,668,042	$(493,227)	$2,174,815
Distributions	(12,159)	—	(12,159)
Net income	1,066,977	(14,855)	1,052,122

Balance—December 31, 2017	3,722,860	(508,082)	3,214,778
Distributions	(11,945)	—	(11,945)
Net income	137,330	5,006	142,336

Balance—June 28, 2018	$3,848,245	$(503,076)	$3,345,169

The accompanying notes are an integral part of these consolidated financial statements.

W4 LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTH PERIOD ENDED JUNE 28, 2018

AND YEAR ENDED DECEMBER 31, 2017

	Six Month Period Ended June 28, 2018	Year Ended December 31, 2017
Cash Flows From Operating Activities
Net income	$142,336	$1,052,122
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	242,561	226,774
Provision for bad debts	—	536,374
Provision for bad debts—related party	—	(82,270)
Changes in operating assets and liabilities:
Accounts receivable	(2,112,032)	16,559
Prepaid expenses and other current assets	1,437,486	(1,286,189)
Other assets	(59,444)	5,150
Accounts payable and accrued expenses	2,574,540	(593,626)

Total adjustments	2,083,111	(1,177,228)

Net Cash Provided by (Used in) Operating Activities	2,225,447	(125,106)

Cash Flows From Investing Activities
Capitalized Software	—	(510,960)
Investment in cost method investment	(25,000)	—
Purchase of fixed assets	(6,001)	(84,667)
Advances to affiliates	—	(155,526)
Repayment of advances to affiliates	50,005	—
Advances to members	—	(165,060)

Net Cash Provided by (Used in) Investing Activities	$19,004	$(916,213)

The accompanying notes are an integral part of these consolidated financial statements.

W4 LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

FOR THE SIX MONTH PERIOD ENDED JUNE 28, 2018

AND YEAR ENDED DECEMBER 31, 2017

	Six Month Period Ended June 28, 2018	Year Ended December 31, 2017
Cash Flows From Financing Activities
Borrowings under line of credit	$1,956,723	$1,737,031
Repayments of line of credit	(2,256,692)	(1,856,184)
Cash distributions	(11,945)	(12,159)

Net Cash Used in Financing Activities	(311,914)	(131,312)

Net Increase (Decrease) in Cash	1,932,537	(1,172,631)
Cash—Beginning	575,653	1,748,284

Cash—Ending	$2,508,190	$575,653

Supplemental Disclosure of Cash Flow Information

Cash paid during the years for:
Income taxes	$3,800	$7,600
Interest	$236,938	$324,596

The accompanying notes are an integral part of these consolidated financial statements.

W4 LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTH PERIOD ENDED JUNE 28, 2018

AND THE YEAR ENDED DECEMBER 31, 2017

NOTE 1—NATURE OF BUSINESS

W4 LLC (“W4”) was formed on April 17, 2009 in Delaware as a limited liability company and is headquartered in Los Angeles, California. W4 distributes Internet advertising campaigns through a network of publishers via social media, display advertising, e-mail advertising and mobile advertising. W4 LLC shall continue in perpetuity until dissolution of the entity in accordance with the operating agreement.

Venice Data LLC (“Venice”) was formed by W4 on September 24, 2009 in California as a limited liability company. Venice is an online publisher that advertises primarily through e-mail media advertising campaigns. It is a wholly-owned subsidiary of W4. Venice shall continue in perpetuity until dissolution of the entity in accordance with the operating agreement.

W4 Ventures (“Ventures”) was formed by the members of W4 in California as a general partnership. W4 Ventures invest in various media properties and sell data to third parties.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting

The accompanying consolidated financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). At the end of June 28, 2018, W4 entered into an acquisition agreement pursuant to which certain of its assets were acquired and liabilities were assumed by W4 Holding Company, LLC. The financial statements as of and for the six months ended June 28, 2018 reflect the consolidated activity of W4 through the date of acquisition. See also discussion at Note 11.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of W4, Venice, and Ventures (collectively, the “Company”) as of June 28, 2018 and December 31, 2017. Ventures is consolidated because it is a variable interest entity for which W4 is the primary beneficiary (Note 3). All significant intercompany balances and transactions have been eliminated in consolidation.

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of the consolidated balance sheets and statements of cash flows, the Company considers all highly liquid investments, which are readily convertible into known amounts of cash and have a maturity of three months or less when acquired, to be cash equivalents. At June 28, 2018 and December 31, 2017, the Company did not hold any cash equivalents. At times, cash deposits may be in excess of the Federal Deposit Insurance Corporation insurance limits.

W4 LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTH PERIOD ENDED JUNE 28, 2018

AND THE YEAR ENDED DECEMBER 31, 2017

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Accounts receivables

The Company carries its trade accounts receivable at invoiced amounts less an allowance for doubtful accounts. The Company extends credit to a variety of customers in the normal course of business and performs ongoing credit evaluations of its customers. Management evaluates the ability to collect accounts receivable based on a combination of factors. An allowance for doubtful accounts is maintained based on the length of time receivables are past due, the status of customer’s financial position and other factors. At June 28, 2018 and December 31, 2017, the Company had an allowance for doubtful accounts of $752,486 and $752,486, respectively.

Fixed assets

The Company’s fixed assets are recorded at cost less accumulated depreciation. Depreciation is recognized using the straight-line method. Expenditures for major additions and improvements are capitalized while minor replacements, maintenance, and repairs are charged to expense as incurred. When fixed assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in the results of operations for the respective period. The useful lives of fixed assets are as follows:

Computers	3 years
Automobiles	5 years
Furniture and Equipment	7 years
Leasehold improvements	Shorter of 7 years and lease term

Depreciation of fixed assets is provided using the straight-line method over the assets’ estimated useful lives, except that leasehold improvements are depreciated over their estimated useful lives or the lease term, whichever is shorter. Depreciation expense for the six month period ended June 28, 2018 and the year ended December 31, 2017 was $19,217 and $75,799, respectively.

Computer software

The Company capitalizes software development costs incurred for internal use during the application development stage, and amortizes such costs using the straight-line method over the software’s estimated useful life of 5 years once the software is ready for its intended use. During 2017, the Company capitalized $510,960 in software development costs. The software was ready for its intended use as of August 31, 2017. Amortization expense for the six month period ended June 28, 2018 and the year ended December 31, 2017 was $223,344 and $150,975, respectively.

Impairment of long-lived assets

When facts and circumstances indicate that the carrying values of long-lived assets may not be recoverable, the Company evaluates whether impairment has occurred. If estimated undiscounted future cash flows from the use of an asset are less than the carrying value, the Company records an impairment charge to reduce the related asset to its estimated fair value. No impairment charges were recorded for the six month period ended June 28, 2018 or for the year ended December 31, 2017.

W4 LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTH PERIOD ENDED JUNE 28, 2018

AND THE YEAR ENDED DECEMBER 31, 2017

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Equity method and cost method investments

Investees the Company exercises significant influence over, but does not have a controlling financing interest in, are accounted for under the equity method. Income from equity method investments is recognized for our proportionate share of net income generated by the equity method investees and is reflected in other income in our consolidated statements of income. Investees the Company does not exercise significant influence over are accounted for under the cost method, and measured at cost. Income from equity method investments is recognized for dividends received. Whether or not the Company exercises significant influence with respect to an investee depends on an evaluation of several factors, including representation on the investee company’s board of directors and ownership level. Generally a 20% to 50% interest in the investee company is considered to convey significant influence. Equity and cost method investments are included as noncurrent assets on the consolidated balance sheet. The Company evaluates its investments for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable.

Customer deposits

Customer deposits represent cash collected from customers in advance of services being provided. These balances are unsecured and non-interest bearing. The company includes these balances under accounts payable.

Revenue recognition

The Company recognizes revenue on a fee-per-action basis. Revenue is recognized when persuasive evidence of arrangement exists, the price is fixed or determinable, collection is reasonably assured, and delivery of the service has occurred. As a result, revenue is typically recognized when the underlying action has occurred.

Cost of revenue

Cost of revenue on the accompanying consolidated statements of income includes amounts earned by publishers for placing advertisements and providing search and data services. Cost of revenue also includes commissions paid to account managers handling the Company’s relationship with publishers, which are calculated as a percentage of gross margin.

Advertising

Advertising costs are expensed as incurred. Advertising expense for the six month period ended June 28, 2018 amounted to $63,437 and for the year ended December 31, 2017 amounted to $508,710.

Income taxes

W4 and Venice are limited liability companies (“LLCs”) that have elected to be treated as partnerships for tax purposes. Ventures is a general partnership. As a result, profits and losses of the consolidated entities are taxed at the member and partner level, and no provision for federal income taxes is included in the accompanying consolidated financial statements.

W4 LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTH PERIOD ENDED JUNE 28, 2018

AND THE YEAR ENDED DECEMBER 31, 2017

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income taxes (continued)

California imposes an annual fee on LLCs, the amount of which is based on gross revenue. California also charges an $800 minimum tax. General partnerships are not subject to the annual fee or the minimum tax. The accompanying consolidated financial statements include a provision for the LLC fees and minimum tax imposed by California. The Company distributes funds to its members in order to satisfy their tax liabilities arising from its operations, in accordance with the provisions of its operating agreement.

On November 2, 2015, the Bipartisan Budget Act of 2015 (“Act”) was signed into law. Among other things, the Act made significant changes to the rules for partnership audits and adjustments for taxable years beginning after January 1, 2018. Under the revised rules, a partnership (or entity treated as a partnership for tax purposes) may pay the tax, interest and penalties resulting from adjustments in the event of an Internal Revenue Service (IRS) examination. Certain qualifying partnerships may make an election to opt-out of these new rules and a “push-out” election may also be made to push such adjustments directly to the partners. The Company is ineligible to make the election to opt-out of these new audit rules and has not yet made a determination whether any push-out election will be made. These rules were enacted as an administrative convenience for the IRS. Any liability continues to be attributable to the partners and not the partnership. Therefore, the Company determined that there was no significant impact to its consolidated financial statements as a result of this Act.

Concentration of credit risk

Financial instruments that may potentially subject the Company to concentrations of credit risk consist primarily of trade receivables. Concentrations of risk with respect to receivables are limited due to the diversity of the Company’s customer base. The Company does not require collateral on its trade receivables. Management believes its credit policies do not result in significant adverse risk, and historically the Company has not experienced significant credit related losses. As of and for the six month period ended June 28, 2018 and the year ended December 31, 2017, the Company did not have a customer concentration.

NOTE 3—VARIABLE INTEREST ENTITIES

In general, a variable interest entity (“VIE”) is an entity where either (1) equity is insufficient to carry out the entity’s principal activities without additional subordinated financial support, or (2) the equity holders as a group do not have the power to direct activities that most significantly impact the entity’s economic performance, possess nonsubstantive voting rights, lack an obligation to absorb the entity’s expected losses, or lack the right to receive the entity’s expected residual returns. A VIE should be consolidated if an entity has variable interests in the VIE and is the VIE’s primary beneficiary, as evidenced by (a) holding the power to direct the activities of the VIE that most significantly impact its economic performance and (b) holding an obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could be significant to the VIE. Based on the above, Ventures is a VIE and W4 is its primary beneficiary.

As of June 28, 2018 and December 31, 2017, W4 had provided advances of $366,200 to Ventures. Ventures has insufficient equity to carry out its operating activities without additional financial support from W4. Accordingly, the accounts of Ventures have been included in the accompanying consolidated financial statements.

W4 LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTH PERIOD ENDED JUNE 28, 2018

AND THE YEAR ENDED DECEMBER 31, 2017

NOTE 3—VARIABLE INTEREST ENTITIES (CONTINUED)

The consolidated financial statements include the below select financial information of Ventures, shown on a standalone basis before eliminating entries:

	June 28, 2018	December 31, 2017
Assets	$53,295	$33,118
Liabilities	200,000	200,000
Revenues	19,825	338,522
Expenses	14,819	353,377
Net income	5,006	14,855

NOTE 4—FIXED ASSETS

Fixed assets consisted of the following at June 28, 2018 and December 31, 2017:

	June 28, 2018	December 31, 2017
Computers	$129,140	$126,291
Automobiles	86,224	86,224
Furniture and Equipment	372,410	368,996
Leasehold Improvements	53,733	53,733
Accumulated Depreciation	(475,126)	(455,647)

Total	$166,381	$179,597

NOTE 5—COMPUTER SOFTWARE

Capitalized software development costs consisted of the following at June 28, 2018 and December 31, 2017:

	June 28, 2018	December 31, 2017
Capitalized Software Development costs	$2,277,107	$2,277,107
Accumulated Amortization	(374,319)	(150,975)

Total	$1,902,788	$2,126,132

NOTE 6—EQUITY METHOD AND COST METHOD INVESTMENTS

The Company holds a 30% interest in Golden Tote LLC, an e-commerce apparel business. The Company also has a board seat on this entity, but not a majority voting interest. Quoted market values for ownership interests in this business are not available since it is privately-held. As of June 28, 2018 and December 31, 2017, the balance of the Company’s equity method investment in this entity was $66,844 and $66,844, respectively. Golden Tote had no significant activity in the six month period ended June 28, 2018 or the year ended December 31, 2017.

W4 LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTH PERIOD ENDED JUNE 28, 2018

AND THE YEAR ENDED DECEMBER 31, 2017

NOTE 6—EQUITY METHOD AND COST METHOD INVESTMENTS (CONTINUED)

The Company also holds minority interests in the below entities that were accounted for under the cost method. As of June 28, 2018 and December 31, 2017, the balances of the Company’s cost method investments in these entities were as follows:

	June 28, 2018	December 31, 2017
Splash Wines LLC	$50,000	$50,000
Neurogum LLC	25,000	25,000
Titan Gaming LLC	25,000	—

Total	$100,000	$75,000

NOTE 7—RELATED PARTY TRANSACTIONS AND BALANCES

Receivables from affiliates

The Company has made advances to certain entities with which it has equity and cost method investments. As of June 28, 2018 and December 31, 2017, the balances of such advances was $295,613 and $345,618, respectively. These advances are unsecured, non-interest bearing, and due on demand.

Due from members

In 2017, the Company made advances of $165,060 to three of its members. As of June 28, 2018 and December 31, 2017, the balances of such advances were $165,060 and $165,060, respectively. These advances are unsecured, non-interest bearing, and due on demand.

Due to member

W4 Ventures had received advances from members of $200,000 and $200,000 at June 28, 2018 and December 31, 2017. These advances are unsecured, non-interest bearing and due on demand.

Insurance

The Company insures its exposure for business interruption risks, disability, litigation, loss of key contracts or employees, regulatory change, administrative actions, and other casualty coverage through a Series LLC captive insurance entity owned by the Company’s members. For the six month period ended June 28, 2018 and for the year ended December 31, 2017, the Company paid $0 and $1,025,544 in premiums to the captive insurance entity, respectively. As of June 28, 2018 and December 31, 2017, included in prepaid expenses and other current assets on the accompanying consolidated balance sheet is $0 and $455,957, respectively, in prepaid insurance premiums to this entity.

NOTE 8—LINE OF CREDIT

The Company had a $5,000,000 revolving line of credit with Silicon Valley Bank. The monthly interest payments on outstanding borrowings were equal to the Wall Street Journal prime rate plus 2.00% (or 1.75%

W4 LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTH PERIOD ENDED JUNE 28, 2018

AND THE YEAR ENDED DECEMBER 31, 2017

NOTE 8—LINE OF CREDIT (CONTINUED)

in periods where certain streamline criteria have been met), resulting in interest rates of 6.50% and 6.25% at June 28, 2018 and December 31, 2017, respectively. The line of credit matured June 26, 2018 and was repaid after June 28, 2018. The line of credit was secured by substantially all assets of the Company. The line of credit had certain covenants with which the Company was in compliance as of June 28, 2018 and December 31, 2017, except that repayment of the matured loan balance did not occur after June 28, 2018.

NOTE 9—COMMITMENTS AND CONTINGENCIES

Leases

The Company leases office space, automobiles, and computer equipment under non-cancelable operating lease agreements expiring at various dates through September 2023. Total rent expense for the six month period ended June 28, 2018 and the year ended December 31, 2017 amounted to $198,154 and $484,622, respectively.

Future minimum payments under the non-cancelable operating leases are as follows:

For the Twelve Months Ended June 28,	Amounts
2019	$325,164
2020	334,884
2021	344,892
2022	355,212
2023	365,832
Thereafter	94,191

Total	$1,820,175

Litigation

Feel Good Ventures, LLC v. W4 Holding Co., LLC, et al.

In July 2019, Feel Good Ventures, LLC and its principal, Kyle Gibson, were sued in connection with unsolicited commercial emails they allegedly sent advertising Feel Good Ventures’ products. Plaintiffs claim this is in violation of California’s anti-spam law and seek statutory liquidated damages of $1,000 per email, in addition to statutory attorneys’ fees and costs.

In September 2019, Feel Good Ventures filed a cross-complaint against W4 LLC and the Company’s former CEO stating that W4 LLC breached the parties’ insertion order by failing to ensure that the emails at issue complied with federal and state law, and by failing to indemnify Feel Good Ventures in connection with the complaint. That cross-complaint was amended in November 2019 to replace W4 LLC with W4 Holding Company, LLC. In the cross-complaint, Feel Good Ventures seeks $328,122 in compensatory damages as well as attorneys’ fees and costs, and punitive damages.

The complaint and cross-complaint are currently set for trial on August 17, 2020. W4 disputes the allegations in the cross-complaint and disputes that it is liable to Feel Good Ventures in any amount. As a result, no amounts have been accrued for this matter in the consolidated financial statements as of June 28, 2018 or December 31, 2017.

W4 LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTH PERIOD ENDED JUNE 28, 2018

AND THE YEAR ENDED DECEMBER 31, 2017

NOTE 9—COMMITMENTS AND CONTINGENCIES (CONTINUED)

Litigation (continued)

Robert Clough v. Revenue Frontier, LLC et al.

In July 2017 an individual named Robert Clough sent a demand letter to a customer of the Company, Revenue Frontier LLC, claiming that Revenue Frontier allegedly violated the Telephone Consumer Protection Act by sending an unsolicited text message. In June 2017, Revenue Frontier demanded defense and indemnity from the Company. The Company agreed to defend and indemnify Revenue Frontier. In September 2017, the consumer filed a lawsuit in New Hampshire federal court against Revenue Frontier and certain other parties, not including W4 LLC.

In February 2020, Revenue Frontier and the Company entered into a class action settlement agreement that the Court preliminarily approved in March 2020. Under the settlement agreement, Revenue Frontier and the Company, through their insurers, are obligated to pay a total of $2,100,000. The insurers for Revenue Frontier and the Company agreed to make all payments due under the settlement agreement. The Court scheduled a final approval hearing for September 2020.

The class action settlement agreement also identifies a dispute between Revenue Frontier and the Company over the payment of Revenue Frontier’s $150,000 insurance deductible. The Company has paid Revenue Frontier $150,000 but demanded the return of the funds. The Company and Revenue Frontier have agreed to arbitrate the matter. No amounts have been accrued for this matter in the consolidated financial statements as of June 28, 2018 or December 31, 2017.

Margie Barr et al. Demand

Approximately 14 consumers sent a demand to the Company in June 2014 requesting that the Company pay damages for emails that allegedly violated California’s anti-spam statute. Certain of the consumers involved in the initial demand settled their claims, and additional consumers later joined the demand resulting in about 28 consumers seeking damages for approximately 1,979 emails as of April 16, 2018. Statutory damages for these emails may be up to $1,000 per email. Insurance coverage of approximately $1,000,000 exists that could cover some or all of the settlement if one is reached. However, counsel for the plaintiffs has not pursued this demand for over one year. As a result, no amounts have been accrued for this matter in the consolidated financial statements as of June 28, 2018 or December 31, 2017.

NOTE 10—EMPLOYEE BENEFIT PLAN

The Company maintains a defined contribution 401(k) Profit Sharing Plan (the “Plan”) for the benefit of its employees. The Plan covers employees as specified by the Plan document. Participating employees may elect to defer a portion of their compensation subject to certain Internal Revenue Code limitations. The Company makes discretionary profit sharing contributions to the Plan, which amounted to $1,062 for the six month period ended June 28, 2018 and $57,032 for the year ended December 31, 2017.

NOTE 11—SUBSEQUENT EVENTS

The Company entered into an acquisition agreement effective June 28, 2018. The agreement entailed the purchase of certain W4 LLC assets and the assumption of certain W4 LLC liabilities by W4 Holding

W4 LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTH PERIOD ENDED JUNE 28, 2018

AND THE YEAR ENDED DECEMBER 31, 2017

NOTE 11—SUBSEQUENT EVENTS (CONTINUED)

Company, LLC for $12.5 million. The agreement also provided for certain earnout payments to be made to the former owners of W4 LLC based on the gross profit of W4 Holding Company, LLC from July 2018 through 2021.

The Company has evaluated subsequent events through April 28, 2020, which is the date the consolidated financial statements were issued.

INDEPENDENT AUDITORS’ REPORT

To the Stockholders of

UE Authority, Co.

Report on the Financial Statements

We have audited the accompanying balance sheets of UE Authority, Co. (the “Company”) as of October 31, 2019, December 31, 2018, and December 31, 2017, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the period from January 1, 2019 through October 31, 2019, and the years ended December 31, 2018 and 2017, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of UE Authority, Co. as of October 31, 2019, December 31, 2018, and December 31, 2017, and the results of its operations and its cash flows for the period from January 1 2019 through October 31, 2019, and the years ended December 31, 2018 and 2017, in accordance with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP

Costa Mesa, CA

June 11, 2020

UE AUTHORITY, CO.

BALANCE SHEETS

OCTOBER 31, 2019 AND DECEMBER 31, 2018 AND 2017

	October 31, 2019	December 31, 2018	December 31, 2017
Assets
Current Assets
Cash	$1,089,783	$2,840,454	$488,427
Accounts receivable, net of allowance	5,789,126	5,380,122	2,766,567
Due from employees	51,839	104,039	162,000
Note receivable from related party	71,355	165,631	62,957
Prepaid expenses and other current assets	292,805	236,238	108,988

Total Current Assets	7,294,908	8,726,484	3,588,939

Property and Equipment, Net of Accumulated Depreciation and Amortization	413,690	849,787	2,381,478

Intangible Assets, Net of Accumulated Amortization	2,105,666	2,036,164	1,826,205

Other Assets
Restricted Cash	—	1,175,793	1,175,000
Deposits	56,613	16,969	16,969
Deferred income taxes, net	74,052	440,399	1,050,339

Total Other Assets	130,665	1,633,161	2,242,308

Total Assets	$9,944,929	$13,245,596	$10,038,930

The accompanying notes are an integral part of these financial statements

UE AUTHORITY, CO.

BALANCE SHEETS

OCTOBER 31, 2019 AND DECEMBER 31, 2018 AND 2017

	October 31, 2019	December 31, 2018	December 31, 2017
Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable and accrued expenses	$10,474,227	$5,377,718	$6,563,165
Deferred revenue	757,290	560,561	804,724
Current portion of deferred rent	—	107,649	151,868
Line of credit	—	2,322,866	1,238,637
Current maturities of long-term debt	—	1,750,000	517,874

Total Current Liabilities	11,231,517	10,118,794	9,276,268

Noncurrent Liabilities
Deferred rent, net of current portion	54,402	—	101,486
Long-term debt, net of current maturities	—	—	1,770,108

Total Noncurrent Liabilities	54,402	—	1,871,594

Total Liabilities	11,285,919	10,118,794	11,147,862

Commitment and Contingencies (Note 8)
Stockholders’ Equity (Deficit)
Series A common stock, $0.01 par value; 25,000,000 shares authorized; 5,250,000 shares issued and outstanding	52,500	52,500	52,500
Series B common stock, $0.01 par value; 25,000,000 shares authorized; 5,477,032 , 5,421,983, and 5,380,401 shares issued as of October 31, 2019, December 31, 2018, and December 31, 2017; 5,154,295, 5,421,983, and 5,380,401 shares outstanding as of October 31, 2019, December 31, 2018, and December 31, 2017.	54,770	54,220	53,804
Series B treasury stock at cost	(598,195)	—	—
Stock subscribed	—	—	100,000
Additional paid-in capital	2,387,931	2,599,183	2,309,822
Retained earnings (accumulated deficit)	(3,237,996)	420,899	(3,625,058)

Total Stockholders’ Equity (Deficit)	(1,340,990)	3,126,802	(1,108,932)

Total Liabilities and Stockholders’ Equity (Deficit)	$9,944,929	$13,245,596	$10,038,930

The accompanying notes are an integral part of these financial statements

UE AUTHORITY, CO.

STATEMENTS OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2019 THROUGH OCTOBER 31, 2019,

AND THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	January 1, 2019 through October 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017
Net Revenue	$67,014,449	$69,750,695	$37,153,093
Cost of Revenue	28,807,969	23,398,277	13,420,582

Gross Profit	38,206,480	46,352,418	23,732,511
Operating Expenses	35,601,196	38,657,154	23,510,415

Income from Operations	2,605,284	7,695,264	222,096

Interest Expense, net	(127,403)	(215,166)	(348,981)

Income (Loss) Before Provision for Income Taxes	2,477,881	7,480,098	(126,885)
Provision for Income Taxes	540,348	2,014,396	81,851

Net Income (Loss)	$1,937,533	$5,465,702	$(208,736)

The accompanying notes are an integral part of these financial statements

UE AUTHORITY, CO.

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE PERIOD FROM JANUARY 1, 2019 THROUGH OCTOBER 31, 2019 AND THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	Series A Common Stock		Series B Common Stock		Series B Treasury Stock		Stock Subscription	Additional Paid in Capital	Retained Earnings (Accumulated Deficit)	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance—January 1, 2017	5,250,000	$52,500	5,279,175	$52,792	—	$—	$—	$2,259,529	$(2,778,498)	$(413,677)
Stock Issued in Connection with Exercise of Stock Options	—	—	101,226	1,012	—	—	—	9,111	—	10,123
Stock Subscription Payments Received in Advance	—	—	—	—	—	—	100,000	—	—	100,000
Stock-Based Compensation Expense	—	—	—	—	—	—	—	41,182	—	41,182
Dividends	—	—	—	—	—	—	—	—	(637,824)	(637,824)
Net Loss	—	—	—	—	—	—	—	—	(208,736)	(208,736)

Balance—December 31, 2017	5,250,000	52,500	5,380,401	53,804	—	—	100,000	2,309,822	(3,625,058)	(1,108,932)

Stock Issued in Connection with Exercise of Stock Options	—	—	1,582	16	—	—	—	3,148	—	3,164
Stock Issued in Connection with Stock Sale Agreement	—	—	40,000	400	—	—	(100,000)	99,600	—	—
Stock-Based Compensation Expense	—	—	—	—	—	—	—	186,613	—	186,613
Dividends	—	—	—	—	—	—	—	—	(1,419,745)	(1,419,745)
Net Income	—	—	—	—	—	—	—	—	5,465,702	5,465,702

Balance—December 31, 2018	5,250,000	52,500	5,421,983	54,220	—	—	—	2,599,183	420,899	3,126,802

Stock Issued in Connection with Exercise of Stock Options	—	—	55,049	550	—	—	—	181,989	—	182,539
Stock-Based Compensation Expense	—	—	—	—	—	—	—	16,000	—	16,000
Repurchase of Series B Common Stock	—	—	—	—	(322,737)	$(598,195)	—	—	—	(598,195)
Adjustment Due to Reclassification of Options	—	—	—	—	—	—	—	(409,241)	—	(409,241)
Dividends	—	—	—	—	—	—	—	—	(5,596,428)	(5,596,428)
Net Income	—	—	—	—	—	—	—	—	1,937,533	1,937,533

Balance—October 31, 2019	5,250,000	$52,500	5,477,032	$54,770	(322,737)	$(598,195)	$—	$2,387,931	$(3,237,996)	$(1,340,990)

The accompanying notes are an integral part of these financial statements

UE AUTHORITY, CO.

STATEMENTS OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 1, 2019 THROUGH OCTOBER 31, 2019,

AND THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	January 1, 2019 through October 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017
Cash Flows From Operating Activities
Net income (loss)	$1,937,533	$5,465,702	$(208,736)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for allowance for doubtful accounts	72,108	290,249	134,199
Stock-based compensation expense	16,000	186,613	41,182
Depreciation and amortization	1,564,179	2,322,706	2,522,138
Loss on disposal of property and equipment	29,094	—	—
Deferred income taxes	366,347	609,940	71,107
Changes in operating assets and liabilities:
Accounts receivable	(481,112)	(2,903,805)	34,588
Due from employees	52,200	57,961	(53,800)
Prepaid expenses and other current assets	(56,567)	(127,250)	237,032
Deposits	(39,644)	—	—
Accounts payable and accrued expenses	4,687,268	(1,185,449)	(1,226,370)
Deferred revenue	196,729	(244,163)	(192,360)
Deferred rent	(53,247)	(145,705)	(99,057)

Total Adjustments	6,353,355	(1,138,903)	1,468,659

Net Cash Provided by Operating Activities	8,290,888	4,326,799	1,259,923

Cash Flows From Investing Activities
Purchase of property and equipment	(367,776)	(58,093)	(13,421)
Capitalization of intangible assets	(858,902)	(942,879)	(794,833)
Proceeds from repayment of note receivable from a related party	150,865	137,499	931,550
Issuance of note receivable to a related party	(56,589)	(240,172)	(484,150)

Net Cash Used in Investing Activities	(1,132,402)	(1,103,645)	(360,854)

The accompanying notes are an integral part of these financial statements

UE AUTHORITY, CO.

STATEMENTS OF CASH FLOWS (CONTINUED)

FOR THE PERIOD FROM JANUARY 1, 2019 THROUGH OCTOBER 31, 2019,

AND THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	January 1, 2019 through October 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017
Cash Flows From Financing Activities
Net (repayments) borrowings under revolving line of credit	$(2,322,866)	$1,084,229	$(2,118,130)
Borrowings under term loan	—	—	2,500,000
Repayments of term loan	(1,750,000)	(537,982)	(260,244)
Dividends paid to shareholders	(5,596,428)	(1,419,745)	—
Stock Subscription Payments Received in Advance	—	—	100,000
Proceeds from exercise of stock options	182,539	3,164	10,123
Repurchase of common stock	(598,195)	—	—

Net Cash (Used in) Provided by Financing Activities	(10,084,950)	(870,334)	231,749

Net (Decrease) Increase in Cash and Restricted Cash	(2,926,464)	2,352,820	1,130,818
Cash and Restricted Cash—Beginning	4,016,247	1,663,427	532,609

Cash and Restricted Cash—Ending	$1,089,783	$4,016,247	$1,663,427

Reconciliation to Balance Sheet Line Items
Cash	$1,089,783	$2,840,454	$488,427
Restricted Cash	—	1,175,793	1,175,000

Total Cash and Restricted Cash	$1,089,783	$4,016,247	$1,663,427

Supplemental Disclosure of Cash Flow Information
Cash paid during the years for:
Income taxes	$1,304,372	$17,789	$438,757
Interest	$132,053	$216,459	$409,793
Non-cash investing and financing activities:
Reclassification of options from equity to liabilities (Note 6)	$409,241	$—	$—
Repayment of note receivable from stock dividend declared	$—	$—	$519,519
Dividend declared but not paid	$—	$—	$118,305

The accompanying notes are an integral part of these financial statements

UE AUTHORITY, CO.

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM JANUARY 1, 2019 THROUGH OCTOBER 31, 2019

AND THE YEARS ENDED DECEMBER 31, 2018 AND 2017

NOTE 1 - DESCRIPTION OF BUSINESS

UE Authority, Co. (the “Company,” formerly Underground Elephant, Inc.) is an interactive marketing and technology firm that provides clients in the insurance industry with software solutions to manage their marketing and customer acquisition programs. Additionally, the Company helps large national brands and small and medium-sized businesses facilitate efficient and cost-effective marketing campaigns to drive customer traffic. Underground Elephant, Inc. amended its articles of incorporation and changed its name to UE Authority, Co. on November 2, 2017. The Company’s principal market is the United States. The Company was founded in 2008, is incorporated in the state of California, and maintains operations in San Diego, California.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements.

USE OF ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities, certain disclosures at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Significant estimates affecting the financial statements such as accounts receivable, intangible assets, and accrued expenses have been prepared on the basis of the most current and best available information. However, actual results from the resolution of such estimates and assumptions may vary from those used in the preparation of the financial statements.

FAIR VALUE MEASUREMENTS

The Company’s significant financial instruments consist of cash, accounts receivable, notes receivable, line of credit, and term loan. Unless otherwise indicated, the fair values of all reported assets and liabilities that represent financial instruments approximate the carrying values of such amounts. The amounts shown for accounts receivable, notes receivable, line of credit, and long-term debt approximate their fair value as interest rates are at current market rates.

REVENUE RECOGNITION

Revenue Recognition after Adoption of ASC 606

Effective January 1, 2019, the Company recognizes revenue from product sales in accordance with ASC 606—Revenue from Contracts with Customers. ASC 606 requires the Company to recognize revenue so as to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. The Company adopted ASC 606 on January 1, 2019 using the modified retrospective approach and applied ASC 606 only to contracts not completed as of January 1, 2019. The impact of adopting ASC 606 was not material to the financial statements.

UE AUTHORITY, CO.

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM JANUARY 1, 2019 THROUGH OCTOBER 31, 2019

AND THE YEARS ENDED DECEMBER 31, 2018 AND 2017

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION (CONTINUED)

Revenue is measured based on consideration specified in a contract with a customer, and excludes any sales incentives and amounts collected on behalf of third parties. The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product or service to a customer.

The Company has the following significant revenue streams.

	January 1, 2019 through October 31, 2019	2018	2017
Agent	$26,065,313	$29,097,329	$20,126,751
Enterprise	36,656,137	37,129,732	16,366,959
Aged Data	4,170,671	6,602,686	3,352,554
Other	4,584,451	2,274,482	1,268,510
Returns and Discounts	(4,462,123)	(5,353,534)	(3,961,681)

Total	$67,014,449	$69,750,695	$37,153,093

For each revenue stream above, the Company recognizes revenue by providing marketing leads to customers. Revenue associated with such performance obligations is recognized at a point in time when the leads are provided to customers.

Agent revenue represents sales made to insurance agents. The Company receives cash in advance for agent revenue, resulting in a deferred revenue balance of $757,290, $560,561, and $804,724 as of October 31, 2019, December 31, 2018, and December 31, 2017, respectively. Substantially all of the deferred revenue amounts at each balance sheet date were recognized in revenue in the immediately succeeding year.

Enterprise revenue represents sales made to insurance companies. The Company bills enterprise revenue in arrears, typically on a monthly basis.

Aged data revenue represents sales of older leads that may have been previously provided to a different customer. The Company bills aged data revenue in arrears, typically on a monthly basis.

There are no material costs to obtain contracts with customers. The Company does not have significant financing components since payment is typically due within forty-five days of billing, or else received in advance. The Company typically provides a return policy that allows customers to return leads within 10 days in exchange for a refund.

Revenue Recognition before Adoption of ASC 606

Prior to the adoption of ASC 606, the Company recognized revenue in accordance with ASC 605—Revenue Recognition when all of the following criteria were met:

-    Persuasive evidence of an arrangement exists

-    The sales price is fixed or determinable

-    Collection of the relevant receivable is probable at the time of sale

-    Delivery has occurred or services have been rendered

UE AUTHORITY, CO.

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM JANUARY 1, 2019 THROUGH OCTOBER 31, 2019

AND THE YEARS ENDED DECEMBER 31, 2018 AND 2017

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH CONCENTRATION

The Company maintains its cash in bank depository accounts with major financial institutions. At times cash balances may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes cash balances are not exposed to significant credit risk.

RESTRICTED CASH

Restricted cash is comprised of a restricted deposit and merchant collateral account to the Company’s lenders, Pacific Mercantile Bank and Silicon Valley Bank, respectively. These restricted funds are subject to supervision and disbursement approval by the Company’s lenders. The balance of restricted cash as of October 31, 2019 and December 31, 2018 and 2017 was $0, $1,175,793 and $1,175,000, respectively.

ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

Accounts receivable are stated at amounts due from customers. As a general policy, management’s periodic evaluation of the allowance for doubtful accounts is based upon a consideration of number of factors including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they become uncollectible. As of October 31, 2019 and December 31, 2018 and 2017, the Company had an allowance for doubtful accounts of $84,141, $291,583 and $155,150, respectively.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization expense is calculated using the straight-line method over the estimated useful lives of the related assets, which is approximately three years. Leasehold improvements are amortized on a straight-line basis over the shorter of their lease term or the estimated useful life of the leased asset.

Betterments, renewals, and extraordinary repairs that materially extend the useful lives of assets are capitalized; other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation and amortization applicable to assets retired are removed from the accounts, and the gain or loss on disposition, if any, is reflected in operations.

INTANGIBLE ASSETS

Capitalized Software Development Costs

In accordance with FASB ASC Subtopic 350-40, Intangibles – Goodwill and Other—Internal-Use, the Company capitalizes certain costs incurred in connection with developing internal-use software. The Company expenses all costs that relate to the planning and post-implementation phases of development as operating expenses. Costs incurred in the development phase including direct payroll, benefits and server costs are capitalized and presented on the balance sheet as part of intangible assets, net. Costs associated with the repair or maintenance of existing software are included in operating expenses. Amortization expense for capitalized internal use software development costs is calculated using the straight-line method over the estimated useful life of the software, which is approximately three years.

UE AUTHORITY, CO.

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM JANUARY 1, 2019 THROUGH OCTOBER 31, 2019

AND THE YEARS ENDED DECEMBER 31, 2018 AND 2017

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTANGIBLE ASSETS (CONTINUED)

Capitalized Software Development Costs (continued)

The Company’s net capitalized software development costs (Note 5), including the portion not yet placed in service, amounted to approximately $2,102,000, $2,011,000 and $1,797,000 at October 31, 2019, December 31, 2018 and 2017, respectively. The Company’s capitalized software development costs amortization is included in operating expenses on the accompanying statements of operations, and amounted to approximately $767,000, $678,000 and $479,000, for the period ended October 31, 2019, and years ended December 31, 2018 and 2017, respectively.

Acquired Domain Name

The Company purchased the Company’s website domain name and recorded the website domain name at cost, net of accumulated amortization, on the balance sheet as part of intangible assets, net. Amortization is calculated using the straight-line method over the estimated useful life of approximately 3 years.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the asset’s carrying value exceeds its fair value. The Company did not record impairment charges related to any long-lived assets in the period ended October 31, 2019, and years ended December 31, 2018 and 2017.

DEFERRED RENT AND TENANT ALLOWANCES

Rent expense is charged to monthly operations on the straight-line basis through the term of the related lease. Deferred rent represents the difference between rent expenses charged to operations and the actual cash payments made, including rent adjustments and scheduled rent increases, since the inception of the leases. Deferred rent amounted to $54,402, $107,649, and $253,354 at October 31, 2019 and December 31, 2018 and 2017, respectively.

Certain lease agreements provide for the Company to receive tenant allowances from landlords to assist in the build-out of certain property. These are recorded as a component of deferred rent and amortized as a reduction of rent expense over the term of the related lease.

ADVERTISING

Advertising costs are expensed as incurred and included in operating expenses on the accompanying statements of operations. Advertising costs incurred were $19,249,945, $26,621,284 and $11,921,265 for the period ended October 31, 2019, and years ended December 31, 2018 and 2017, respectively.

UE AUTHORITY, CO.

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM JANUARY 1, 2019 THROUGH OCTOBER 31, 2019

AND THE YEARS ENDED DECEMBER 31, 2018 AND 2017

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

The Company uses the asset and liability method of accounting for income taxes in accordance with FASB ASC Topic 740, Income Taxes (“ASC 740”).

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards.

In November 2015, FASB issued ASU No. 2015-17, Income Taxes (Topic 740)—Balance Sheet Classification of Deferred Taxes. This ASU requires all deferred tax assets and liabilities to be presented in the balance sheet as noncurrent. This amendment in the update is effective for financial statements issued for annual periods beginning after December 15, 2017. The company early adopted in 2017.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities for a change in tax rates is recognized in income in the period that includes the enactment date.

The Company files income tax returns in the United States federal jurisdiction and various state jurisdictions. The Company follows the provisions of FASB ASC Subtopic 740-10, which clarifies the accounting for uncertainty in income taxes by prescribing the application of a more likely than not threshold to the recognition and derecognition of uncertain tax positions. The Company had no material uncertain tax positions at October 31, 2019, December 31, 2018 and 2017. The Company had no accruals for penalties or interest and no such penalties or interest were recognized related to unrecognized tax benefits as of and for the period ended October 31, 2019 and as of and for the years ended December 31, 2018 and 2017.

STOCK-BASED COMPENSATION

The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718, Compensation–Stock Compensation (“ASC 718”), which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statements of operations based on the fair value of those awards on the grant date. The Company calculates the fair value of such awards using the Black-Scholes model and recognizes the related expense over their vested period.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record an ROU asset and a lease liability, measured on a discounted basis, on the balance sheet for all leases with terms greater than twelve months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statements of operations. A modified retrospective transition approach is required for capital and operating leases existing at the date of adoption, with certain practical expedients available.

On May 2020, FASB has extended the effective date of Topic 842 for private companies and private not-for-profit entities. For these entities, the effective date of Topic 842 will be for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early application will continue to be permitted. The Company is currently in the process of evaluating the potential impact of this new accounting guidance.

UE AUTHORITY, CO.

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM JANUARY 1, 2019 THROUGH OCTOBER 31, 2019

AND THE YEARS ENDED DECEMBER 31, 2018 AND 2017

NOTE 3 - ADOPTION OF NEW ACCOUNTING STANDARD

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, which requires a five-step analysis of contracts to determine when and how revenue is recognized and replaces most existing revenue recognition guidance in US GAAP. The core principle of ASC 606 is that an entity should recognize revenue to reflect the transfer of goods and services to customers in an amount equal to the consideration the entity receives or expects to receive. ASC 606 is effective for annual reporting periods beginning after December 15, 2018, and interim periods within fiscal years beginning after December 31, 2019. The Company adopted ASC 606 with a date of the initial application of January 1, 2019.

The Company applied ASC 606 using the modified retrospective method, which requires that the cumulative effect of initially applying the new guidance be recognized as an adjustment to the opening balance of shareholders’ equity (deficit) at January 1, 2019.

As part of the adoption of ASC 606, the Company elected to use the following transition practical expedients: (1) all contract modifications that occurred prior to the date of initial application when identifying the satisfied and unsatisfied performance obligations, determining the transaction price, and allocating the transaction price have been reflected in the aggregate; and (2) ASC 606 is applied only to contracts that are not completed at the initial date of application.

Adoption of the new revenue standard did not have a material impact on the Company’s financial statements. The Company’s revenue is recognized at a point in time based on the transfer of control. In addition, the Company’s contracts do not typically contain variable consideration and contract modifications are generally minimal.

See Note 1 for further discussion on the effects of the adoption of ASC 606 on the Company’s significant accounting policies.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	October 31, 2019	December 31, 2018	December 31, 2017
Automobiles	$—	$116,385	$116,385
Computer Hardware	1,183,424	1,069,302	1,016,209
Furniture	379,930	212,988	212,988
Tenant Improvements	68,588	4,145,913	4,145,913
Construction in Progress	18,124	—	—

Total	1,650,066	5,544,588	5,491,495
Less: Accumulated Depreciation and Amortization	(1,236,376)	(4,694,801)	(3,110,017)

Property and Equipment, Net	$413,690	$849,787	$2,381,478

Depreciation and amortization expense related to property and equipment amounted to $774,779, $1,589,784 and $2,014,547 for the period ended October 31, 2019, and years ended December 31, 2018 and 2017, respectively.

UE AUTHORITY, CO.

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM JANUARY 1, 2019 THROUGH OCTOBER 31, 2019

AND THE YEARS ENDED DECEMBER 31, 2018 AND 2017

NOTE 5 - INTANGIBLE ASSETS

Intangible assets consist of the following:

	October 31, 2019	December 31, 2018	December 31, 2017
Technology and Domain Names	$138,172	$138,172	$86,355
Capitalized Software Costs	5,185,826	4,314,372	1,639,447
Software in Development	239,550	252,102	2,035,963

Total	5,563,548	4,704,646	3,761,765
Less: Accumulated Amortization	(3,457,882)	(2,668,482)	(1,935,560)

Intangible Assets, Net	$2,105,666	$2,036,164	$1,826,205

Amortization expense related to intangible assets amounted to $789,400, $732,922 and $507,591 for the period ended October 31, 2019, and years ended December 31, 2018 and 2017, respectively.

NOTE 6 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following:

	October 31, 2019	December 31, 2018	December 31, 2017
Accounts payable	$4,661,294	$3,614,693	$5,726,505
Income taxes payable	256,296	1,386,667	—
Accrued transaction costs	2,894,863	—	—
Cash settlement of outstanding options	2,022,637	—	—
Other accrued expenses	639,137	376,358	836,660

Total	$10,474,227	$5,377,718	$6,563,165

As of October 31, 2019, the Company accrued $2,894,863 of transaction costs and $2,022,637 for cash settlement of options related to the merger agreement discussed in Note 10 and 15.

NOTE 7 - LONG-TERM DEBT

REVOLVING LINE OF CREDIT AND TERM LOAN

In May 2017, the Company entered into a credit agreement (the “Credit Agreement”) with Pacific Mercantile Bank that includes a term loan of $2,500,000. The borrowings were payable as follows: monthly installments of $41,667, commencing on June 30, 2017 and continuing on the last day of each month thereafter until the maturity date, May 31, 2022.

The Credit Agreement also provides for a revolving line of credit with borrowings up to $5,000,000. Any principal amounts outstanding under the revolving line of credit are due on demand. If no demand is made all outstanding principal and interest are due on the expiration date of May 31, 2019.

In 2018, the Credit Agreement was amended. The amendment extended the line of credit’s maturity to May 31, 2021 and increased the maximum balance of the line to $10,000,000. The amendment also

UE AUTHORITY, CO.

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM JANUARY 1, 2019 THROUGH OCTOBER 31, 2019

AND THE YEARS ENDED DECEMBER 31, 2018 AND 2017

NOTE 7 - LONG-TERM DEBT (CONTINUED)

REVOLVING LINE OF CREDIT AND TERM LOAN (CONTINUED)

accelerated the term loan’s maturity date to December 31, 2019, requiring that it be repaid in monthly installments of $62,500 commencing on January 31, 2019 and continuing until December 31, 2019. This amendment was accounted for as a debt modification with no gain or loss recognized, since the present value of the resulting cash flows was not substantially different from before.

All outstanding borrowings under the Credit Agreement are secured by substantially all assets of the Company. The credit agreement contains certain restrictive covenants with which the Company was in compliance with as of December 31, 2018 and December 31, 2017. The term loan and line of credit were repaid in the period ended October 31, 2019.

AUTO LOAN

In February 2015, the Company entered into a financing agreement in connection with a vehicle purchase. The vehicle was capitalized and is included in property and equipment on the accompanying balance sheet as of December 31, 2017. As of December 31, 2018, the financing agreement was paid in full by the Company.

The following is a summary of long-term debt:

	October 31, 2019	December 31, 2018	December 31, 2017
Pacific Mercantile Bank revolving line of credit – maximum balance of $5,000,000 (raised to $10,000,000 in 2018), bearing interest at 1.00% and 1.25% above the prime rate (5.90% and 5.75% at December 31, 2018 and 2017, respectively), repaid in 2019.	$—	$2,322,866	$1,238,637
Pacific Mercantile Bank term loan – original balance of $2,500,000, bearing interest at 1.00% above the prime rate (5.90% and 5.50% at December 31, 2018 and 2017, respectively), subject to monthly repayments of principal and interest in the amount of $62,500, repaid in 2019.	—	1,750,000	2,250,000
Land Rover auto loan – original balance of $77,895, bearing interest at 4.69%, subject to monthly repayments of principal and interest in the amount of $1,463, maturing January 2020, repaid October 2018.	—	—	37,982

Total long-term debt	—	4,072,866	3,526,619
Less: current maturities	—	(4,072,866)	(1,756,511)

Long-term debt, net of current maturities	$—	$—	$1,770,108

Interest expense related to the revolving line of credit, term loan, and auto loan amounted to $132,053, $216,459 and $409,793 for the period ended October 31, 2019 and the years ended December 31, 2018 and 2017, respectively, and is included in interest expense, net in the accompanying statements of operations.

UE AUTHORITY, CO.

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM JANUARY 1, 2019 THROUGH OCTOBER 31, 2019

AND THE YEARS ENDED DECEMBER 31, 2018 AND 2017

NOTE 8 - COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

The Company was obligated under certain non-cancellable operating leases for its facilities, which expired in May 2018 and June 2019. The original leases had terms of five years and required monthly payments that ranged from $15,529 to $35,274. After expiration of the aforementioned leases, the Company began a new operating lease at a new site. The terms of the new lease are for six years beginning in August 2019 and require monthly payments that range from $41,336 to $51,466.

Each of the above facility leases contained predetermined fixed escalation of minimum rents. The Company recognizes rent expense on a straight-line basis for these leases and records the difference between recognized rental expense and the amounts payable under the lease agreement as deferred rent. The deferred rent liability totaled $54,402, $107,649 and $253,354 as of October 31, 2019 and December 31, 2018 and 2017. Total rental expense amounted to $391,669, $433,214 and $422,087 for the period ended October 31, 2019, and years ended December 31, 2018 and 2017, respectively, and is included in operating expenses on the accompanying statements of operations.

Future minimum lease payments under the non-cancellable leases are as follows:

For the Twelve Months Ended October 31,	Amounts
2020	$501,621
2021	524,328
2022	548,085
2023	572,184
2024	597,684
Thereafter	463,194

Total	$3,207,096

LITIGATION

The Company is subject to certain legal proceedings and claims that arise in the normal course of business. The Company does not believe that the amount of liability, if any, as a result of these proceedings and claims will have a materially adverse effect on the Company’s financial position, results of operations, and cash flows.

In November 2017, the Company entered into a settlement agreement with a former supplier requiring that the Company pay $175,000 immediately and make additional monthly payments of $10,417 (totaling $125,000) from January 2018 through December 2018. The unpaid legal settlement amount is included in accrued expenses on the accompanying balance sheet as of December 31, 2017 and was paid off in 2018.

NOTE 9 - STOCKHOLDERS’ EQUITY (DEFICIT)

COMMON STOCK

The Company’s certificate of incorporation authorizes the issuance of one class of shares designated as common stock. The total number of shares authorized is 50,000,000, of which, 25,000,000 shall be Series A Voting stock and 25,000,000 shall be Series B Non-Voting Stock.

UE AUTHORITY, CO.

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM JANUARY 1, 2019 THROUGH OCTOBER 31, 2019

AND THE YEARS ENDED DECEMBER 31, 2018 AND 2017

NOTE 9 - STOCKHOLDERS’ EQUITY (DEFICIT) (CONTINUED)

COMMON STOCK (CONTINUED)

The rights, preference, privileges and restrictions of the Series A shares and the Series B shares are equal in all respects except that, unless otherwise provided by law, the holders of Series A shares have and possess the exclusive voting rights and power. The holders of Series B shares are not entitled to vote upon the election of directors or upon other matters.

In the year ended December 31, 2017, the Company received $100,000 in cash for 40,000 shares of Series B common stock that were issued in the year ended December 31, 2018.

DIVIDENDS

In the period ended October 31, 2019 and the years ended December 31, 2018 and 2017, the Company declared $5,596,428, $1,419,745, and $637,824 in dividends on a pro-rata basis. The $637,824 in dividends declared in 2017 included $519,519 that was applied to a repayment of a related party note receivable as a non-cash transaction.

TREASURY STOCK

In 2019, the Company repurchased 322,737 shares of series B common stock from shareholders for $598,195.

NOTE 10 - SHARE-BASED COMPENSATION

In June 2010, the Company adopted the 2010 Equity Incentive Plan (the “Plan”), pursuant to which the Company’s board of directors may grant stock options (“Options”) to certain employees, directors, and consultants. The Company recognized employee and non-employee share-based compensation expense under the Plan of $16,000, $186,613 and $41,182 for the period ended October 31, 2019 and years ended December 31, 2018 and 2017, respectively, which is included in operating expenses. As of October 31, 2019 and December 31, 2018 and 2017, there remains $0, $4,186,024 and $3,458,976, respectively, of unrecognized compensation expense with an estimated forfeiture rate of 20% related to unvested Options. The weighted average period over which the compensation was expected to be recognized is 1.5 years and 2.4 years as of December 31, 2018 and 2017, respectively. No remaining compensation cost is expected to be recognized as of October 31, 2019, since the Options have been reclassified to liabilities as discussed in the following paragraph. The Company granted zero, 65,000 and zero Options to non-employees for the period ended October 31, 2019, and years ended December 31, 2018 and 2017, respectively.

As of October 31, 2019, the Company had substantially completed negotiations with Digital Media Solutions, LLC (“DMS”) to enter into an agreement and plan of merger (the “Merger Agreement”) that closed November 1, 2019. The Merger Agreement required that the Company exercise its right to cash-settle all outstanding options to purchase the Company’s common stock. As a result, all outstanding options were reclassified from equity to liabilities. Through October 31, 2019, the Company had recognized cumulative stock-based compensation expense of $409,241 related to all options outstanding at October 31, 2019. The Company therefore reclassified the corresponding $409,241 balance in additional paid-in capital to liabilities and adjusted the resulting liability balance to its fair value of $2,022,637.

UE AUTHORITY, CO.

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM JANUARY 1, 2019 THROUGH OCTOBER 31, 2019

AND THE YEARS ENDED DECEMBER 31, 2018 AND 2017

NOTE 10 - SHARE-BASED COMPENSATION (CONTINUED)

The following is an analysis of the Options issued and outstanding:

	Options	Weighted Average Exercise Price
Options outstanding, January 1, 2017	2,765,005	$3.90
Granted	415,750	$2.00
Exercised	(101,226)	$0.10
Forfeited	(530,411)	$2.71
Expired	(49,484)	$3.35

Options outstanding, December 31, 2017	2,499,634	$3.87
Granted	315,646	$3.00
Exercised	(1,582)	$2.00
Forfeited	(172,315)	$3.70
Expired	(15,923)	$2.45

Options outstanding, December 31, 2018	2,625,460	$3.91
Granted	72,450	$2.62
Exercised	(55,049)	$3.32
Forfeited	(68,014)	$2.61
Expired	(1,442,933)	$4.17

Options outstanding, October 31, 2019	1,131,914	$3.88

	Options	Weighted Average Exercise Price
Options exercisable, December 31, 2017	167,178	$4.06
Options exercisable, December 31, 2018	246,391	$3.87
Options exercisable, October 31, 2019	1,131,914	$3.88

Pursuant to the Plan, eligible employees are granted stock option awards that vest over a period between two and three years. Time vesting Options vest in equal installments on the first anniversary of the grant date and on each of the two to three anniversaries thereafter (ranging from 33% to 50% per year over two to three years). Notwithstanding the foregoing, to the extent not previously forfeited, the Options become fully exercisable upon a change in control. Shares are issued from the pool of shares reserved for issuance under the plan when options are exercised.

The fair value of the Options granted to employees was estimated on the grant date using the Black-Scholes option pricing model.

UE AUTHORITY, CO.

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM JANUARY 1, 2019 THROUGH OCTOBER 31, 2019

AND THE YEARS ENDED DECEMBER 31, 2018 AND 2017

NOTE 10 - SHARE-BASED COMPENSATION (CONTINUED)

The range of assumptions used and the weighted average calculated values of the Options is as follows. If the Company had used actual dividend yield the resulting stock-based compensation expense and additional paid-capital amounts would not have been materially different.

	October 31, 2019	December 31, 2018	December 31, 2017
Expected term (years)	3.5	3.5	3.5
Volatility	67.19% - 64.17%	49.9% - 54.7%	53.7% - 55.4%
Dividend yield	0%	0%	0%
Risk-free interest rate	1.67	2.65	1.69
Weighted average calculated value	$2.32	$1.20	$2.00

NOTE 11 - RELATED PARTY TRANSACTIONS

The Company has non-interest bearing receivables for employee advances that are secured by each employee’s stock in the Company and have various repayment terms. The outstanding balance on the receivables from employees amounted to $51,839, $104,039 and $162,000 as of October 31, 2019 and December 31, 2018 and 2017.

The Company has a note receivable from the Chief Executive Officer that is secured by equity in the Company. The note bears interest at 4.0% per annum. Accrued interest as of October 31, 2019 and December 31, 2018 and 2017 was immaterial to the overall financial statements. The outstanding balance on the note receivable is $71,355, $165,631 and $62,957 as of October 31, 2019 and December 31, 2018 and 2017.

NOTE 12 - EMPLOYEE BENEFIT PLAN

The Company sponsors an employee benefit plan pursuant to Section 401(k) of the Internal Revenue Code (the “Code”), whereby participants may contribute a percentage of their compensation, but not in excess of the maximum allowed under the Code. The plan allows the Company to make discretionary matching contributions. The Company provided matching contributions of $40,760, $22,242 and $19,929 for the period ended October 31, 2019 and years ended December 31, 2018 and 2017, respectively.

NOTE 13 - MAJOR CUSTOMER AND SUPPLIERS

Customer concentrations for the period ended October 31, 2019 and years ended December 31, 2018 and 2017 consisted of three, three, and two customers that accounted for $34,216,685, $33,157,353 and $16,949,114, or 51%, 48% and 46%, of total net revenues. The same customers accounted for $2,214,382, $2,289,744 and $1,170,539, or 40%, 43% and 42%, of the Company’s total gross accounts receivable, respectively.

Supplier concentrations for the period ended October 31, 2019, and years ended December 31, 2018 and 207 consisted of two, one, and two suppliers that accounted for $19,086,264, $22,448,662 and $11,605,411, or 33%, 38% and 34%, of total purchases. The same suppliers accounted for $1,070,903, $1,416,006 and $3,375,328, or 23%, 40% and 59%, of the Company’s total accounts payable, respectively.

UE AUTHORITY, CO.

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM JANUARY 1, 2019 THROUGH OCTOBER 31, 2019

AND THE YEARS ENDED DECEMBER 31, 2018 AND 2017

NOTE 14 - INCOME TAXES

The income tax provision (benefit) consists of the following:

	2019	2018	2017
Current:
Federal	$173,200	$1,403,656	$10,744
State	800	800	—

	174,000	1,404,456	10,744
Deferred:
Federal	356,588	196,375	43,537
State	9,760	413,565	27,570

	366,348	609,940	71,107

Total Income Tax Provision	$540,348	$2,014,396	$81,851

Temporary differences comprising deferred income tax assets, net are as follows:

	2019	2018	2017
Deferred Tax Assets:
Accrued expenses	$99,355	$27,364	$72,424
Allowances and reserves	21,240	74,120	38,987
Stock-based compensation	—	38,068	33,435
State income taxes	—	34,811	—
Property and equipment	—	261,387	—
Tax credits	132,287	4,649	882,106
Contributions	—	—	7,068
Net operating losses	—	—	409,525

Total deferred tax assets	252,882	440,399	1,443,545

Deferred Tax Liabilities:
State income taxes	32,761	—	36,879
Property and equipment	146,069	—	356,327

Total deferred tax liabilities	178,830	—	393,206

Net Deferred Tax Asset	$74,052	$440,399	$1,050,339

The Tax Cuts and Jobs Act of 2017 (“2017 Tax Act”) was signed into law on December 22, 2017. The 2017 Tax Act significantly revises the United States corporate income taxes, by among other things, lowering the statutory corporate tax rate from 35% to 21%, and eliminating certain deductions. The 2017 Tax Act also enhanced and extended through 2026 the option to claim accelerated depreciation deductions on qualified property.

At October 31, 2019 and December 31, 2018 and 2017, based on the projections for future taxable income over the periods in which the deferred tax assets are deductible, there is sufficient evidence to conclude that it is more likely than not that the results of future operations will generate sufficient taxable income to realize all of the net deferred tax assets. Therefore, there were no valuation allowances for deferred tax

UE AUTHORITY, CO.

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM JANUARY 1, 2019 THROUGH OCTOBER 31, 2019

AND THE YEARS ENDED DECEMBER 31, 2018 AND 2017

NOTE 14 - INCOME TAXES (CONTINUED)

assets as of October 31, 2019 and December 31, 2018 and 2017. The Company is subject to US federal and state income tax examinations for all open years. No examinations are currently pending.

As of October 31, 2019 and December 31, 2018 and 2017, the Company had federal net operating loss carryforwards of $0, $0, and $1,889,080, and California net operating loss carryforwards of $0, $0, and $966,666, respectively. As of October 31, 2019 and December 31, 2018 and 2017, the Company had federal research credit carryforwards of $0, $0, and $343,008. As of October 31, 2019 and December 31, 2018 and 2017, the Company had California research credit carryforwards of $132,286, $4,649, and $539,098, respectively, which begin to expire in 2024. For the period ended October 31, 2019 and the year ended December 31, 2018, effective tax rates approximated statutory tax rates. For the year ended December 31, 2017, the statutory tax rate exceeded the effective tax rate, primarily because of an immaterial return-to-provision adjustment.

NOTE 15 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events through June 11, 2020, which is the date that the financial statements were available to be issued, and no subsequent events requiring disclosure were identified, except for the following.

On November 1, 2019, the Company closed on its Merger Agreement with DMS mentioned in Note 10, pursuant to which the Company was acquired by DMS for cash of approximately $56.6 million.

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) to be a pandemic spreading throughout the United States and the world. The Company is monitoring the outbreak of COVID-19 and the related business and travel restrictions and changes to behavior intended to reduce its spread, and its impact on operations, financial position, cash flows, customer purchasing trends, and customer payments, in addition to the impact on its employees. Due to the rapid development and fluidity of this situation, the magnitude and duration of the pandemic and its impact on the Company’s operations and liquidity is uncertain as of the date of this report. While there could ultimately be a material impact on operations and liquidity of the Company, at the time of issuance, the impact could not be determined.

The Coronavirus Aid, Relief, and Economic Security (CARES) Act, was enacted March 27, 2020. Among the business provisions, the CARES Act provided for various payroll tax incentives, changes to net operating loss carryback and carryforward rules, business interest expense limitation increases, and bonus depreciation on qualified improvement property. The Company is evaluating the impact of the CARES Act on its financial statements.

ANNEXES

Annex A

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

LEO HOLDINGS CORP.,

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC,

CEP V DMS US BLOCKER COMPANY,

PRISM DATA, LLC,

CEP V-A DMS AIV LIMITED PARTNERSHIP,

CLAIRVEST EQUITY PARTNERS V LIMITED PARTNERSHIP,

CEP V CO-INVESTMENT LIMITED PARTNERSHIP,

CLAIRVEST GP MANAGECO INC., AS A SELLER REPRESENTATIVE,

AND

LEO INVESTORS LIMITED PARTNERSHIP (SOLELY FOR PURPOSES OF THE SPECIFIC SECTIONS IDENTIFIED HEREIN)

April 23, 2020

A-i

A-ii

A-iii

EXHIBITS

Exhibit A	Sponsor Shares and Warrant Surrender Agreement
Exhibit B	Director Nomination Agreement
Exhibit C	Registration Rights Agreement
Exhibit D	Lock-Up Agreement
Exhibit E	Amended Warrant Agreement
Exhibit F	Amended Partnership Agreement
Exhibit G	Tax Receivables Agreement
Exhibit H	Surviving Company Certificate of Incorporation
Exhibit I	Surviving Company Bylaws
Exhibit J	FIRPTA Certificate
Exhibit K	Transaction Costs

Schedules

Company Disclosure Schedules
Leo Disclosure Schedules

A-iv

BUSINESS COMBINATION AGREEMENT, dated as of April 23, 2020 (this “Agreement”), by and among Leo Holdings Corp., a Cayman Islands exempted company (“Leo”), Digital Media Solutions Holdings, LLC, a Delaware limited liability company (the “Company”), CEP V DMS US Blocker Company, a Delaware corporation (“Blocker Corp”), Prism Data, LLC, a Delaware limited liability company (“Prism”), CEP V-A DMS AIV Limited Partnership, a Delaware limited partnership (“Clairvest Direct Seller”), Clairvest Equity Partners V Limited Partnership, an Ontario, Canada limited partnership (“Blocker Seller 1”), CEP V Co-Investment Limited Partnership, a Manitoba, Canada limited partnership (“Blocker Seller 2“ and, together with Blocker Seller 1, “Blocker Sellers“ and, together with Prism and Clairvest Direct Seller, the “Sellers”), Clairvest GP Manageco Inc., an Ontario corporation (“Clairvest”) as a Seller Representative, and, solely for purposes of Section 1.1, Article VIII, Section 9.5(a)Section 9.14(f), Section 9.14(i), Section 9.24, Article X and Article XI (and any corresponding definitions set forth in Annex I), Leo Investors Limited Partnership, a Cayman limited partnership (“Sponsor“ and, together with Leo, the Company, Blocker Corp, Prism, Clairvest Direct Seller, Blocker Sellers and Clairvest, the “Parties”).

RECITALS

WHEREAS, Leo is a blank check company incorporated as a Cayman Islands exempted company on November 29, 2017, and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one (1) or more businesses;

WHEREAS, (a) Prism is the beneficial owner of record of 23,960,000 Class A Units, which are all of the outstanding Class A Units (the “Outstanding Class A Units”), (b) Clairvest Direct Seller is the beneficial owner of record of 2,289,679 Class B Units (the “Outstanding Class B Units“ and, together with the Outstanding Class A Units, the “Outstanding Company Units”), (c) Blocker Corp is the beneficial owner of record of 18,210,321 Class B Units (the “Outstanding Blocker Corp Company Units”) and (d) the Outstanding Company Units and Outstanding Blocker Corp Company Units constitute all of the outstanding equity interests of the Company;

WHEREAS, Blocker Sellers are, collectively, the beneficial owners of record of all of the outstanding shares of Blocker Corp Common Stock (the “Outstanding Blocker Corp Shares”);

WHEREAS, prior to the Closing and subject to the conditions set forth in this Agreement, Leo shall domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and Article 206 of the Cayman Islands Companies Law (2018 Revision) (the “Domestication”), and after the Domestication, Leo sometimes may be referred to herein as the “Surviving Company“

WHEREAS, the respective boards of directors or managers, as applicable, of each of Leo, the Company and Blocker Corp have duly approved and declared advisable this Agreement and the transactions contemplated by this Agreement;

WHEREAS, the respective boards of directors or managers, as applicable, of Leo, the Company and Blocker Corp have each (a) determined that it is fair to, advisable to and in the best interests of Leo (including its public shareholders), the Company and Blocker Corp, respectively, to enter into this Agreement and consummate the transactions contemplated by this Agreement, including in the case of Leo (including its public shareholders), the Domestication, (b) in the case of Leo and Blocker Corp, directed that the adoption of this Agreement be submitted to a vote of their respective shareholders and (c) resolved and agreed to recommend to their respective shareholders that they vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, including, with respect to Leo, the Domestication and the other Leo Shareholder Approvals, in each case on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Clairvest Direct Seller, Blocker Corp and Prism have approved by written consent this Agreement and the transactions contemplated hereby in accordance with the Company LLC Agreement, thereby waiving any and all rights under the Delaware Limited Liability Company Act, the Company LLC Agreement or otherwise to assert dissenters’ rights or demand appraisal of their respective Outstanding Company Units (the “Company Member Consent”), and concurrently with, or immediately following, the execution of this Agreement, Clairvest Direct Seller, Blocker Corp and Prism will deliver to Leo the Company Member Consent;

WHEREAS, as a condition to the consummation of the transactions contemplated by this Agreement and in accordance with the terms hereof, Leo shall provide an opportunity to its shareholders to have their Leo Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and Leo’s amended and restated memorandum and articles of association (as the same may be amended from time to time as permitted hereby and including through the Domestication, “Leo Governing Documents”) in conjunction with, inter alia, obtaining approval from the shareholders of Leo for the transactions contemplated by this Agreement;

WHEREAS, concurrently with and conditional upon the execution of this Agreement, on the date of this Agreement, Sponsor, the Leo Independent Directors and Leo are entering into a letter agreement substantially in the form attached hereto as Exhibit A (the “Sponsor Shares and Warrant Surrender Agreement”) pursuant to which, as a condition to the Closing and the PIPE Investment, (a) Sponsor and the Leo Independent Directors agree to surrender to Leo, for no consideration and as a contribution to the capital of Leo, an aggregate of 1,500,000 Class B Ordinary Shares, representing 30% of the total shares of Leo Common Stock owned by Sponsor and the Leo Independent Directors, collectively, as of immediately prior to the Closing (the “Surrendered Shares”), whereupon such shares shall be cancelled, (b) Sponsor agrees to surrender to Leo, for no consideration and as a contribution to the capital of Leo, 2,000,000 Leo Warrants (“Surrendered Warrants”) and (c) Sponsor and the Leo Independent Directors waive any adjustment to the conversion ratio set forth in Article 17.2 of the Leo Governing Documents and any rights to other anti-dilution protections with respect to the Class B Ordinary Shares held by Sponsor and the Leo Independent Directors that may result from the PIPE Investment and the transactions contemplated by this Agreement on the terms and conditions set forth in the Sponsor Shares and Warrant Surrender Agreement (the “Class B Share Conversion Rights”);

WHEREAS, in connection with the transactions contemplated by this Agreement, Leo has entered into subscription agreements (collectively, the “Subscription Agreements”) with certain third-party investors (the “PIPE Investors”) pursuant to which the PIPE Investors have committed to make a private investment in public equity in the form of Surviving Company Class A Common Stock in an aggregate amount of $100,000,000 (the

“PIPE Investment”);

WHEREAS, at the Closing, Leo intends to enter into a director nomination agreement with the Seller Representatives in substantially the form set forth in Exhibit B (the “Director Nomination Agreement”);

WHEREAS, at the Closing, Leo and certain of its equityholders, including the Sellers and the holders of shares of Leo Common Stock as of the date of this Agreement who are parties to an existing registration rights agreement in respect of the shares of Leo Common Stock held by such holders intend to enter into a registration rights agreement in substantially the form set forth in Exhibit C (the “Registration Rights Agreement”);

WHEREAS, at the Closing, each of the Sellers shall enter into an applicable lock-up agreement with Leo substantially in the form attached hereto as Exhibit D (as the same may be amended, restated, or otherwise modified from time to time after the Closing in accordance with its terms, the “Lock-Up Agreement”), which shall be effective as of the Closing and pursuant to which each such Person will, subject to the terms and conditions thereof, agree not to effect any sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any shares of Leo Common Stock or any other securities of Leo during the lock-up period described therein;

WHEREAS, at the Closing, Leo and the Trustee shall enter into an amended and restated warrant agreement substantially in the form attached hereto as Exhibit E (as the same may be amended, restated, or otherwise modified from time to time after the Closing in accordance with its terms, the

“Amended Warrant Agreement”);

WHEREAS, at the Closing, Leo, Blocker Corp, Prism, Clairvest Direct Seller and the Prism Members (as defined therein) shall enter into an amended and restated limited liability company agreement of the Company substantially in the form attached hereto as Exhibit F (as the same may be amended, restated, or otherwise modified from time to time after the Closing in accordance with its terms and with such changes required by the New Option Plan, the “Amended Partnership Agreement”) and the Company shall continue as a limited liability company (the “Surviving Partnership”);

WHEREAS, at the Closing, Leo, Blocker Corp, Prism, Clairvest Direct Seller and Blocker Sellers shall enter into a tax receivables agreement substantially in the form attached hereto as Exhibit G (as the same may be amended, restated, or otherwise modified from time to time after the Closing in accordance with its terms, the “Tax Receivables Agreement”);

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that the Domestication will qualify as a “reorganization” under Section 368(a)(1)(F) of the Code, (b) it is intended that the Surviving Partnership will be treated as a continuation of the Company under Section 708(a) of the Code and that the amendment and restatement of the Company LLC Agreement will be treated as nontaxable under Revenue Ruling 84-52, (c) it is intended that the Contribution will be treated as a transfer pursuant to Section 351 of the Code and (d) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Domestication within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder (collectively, the “Tax Treatment of the Transactions”).

NOW, THEREFORE, in consideration of the benefits to be derived from this Agreement and the transactions contemplated by this Agreement, and the representations, warranties, covenants, agreements and conditions set forth herein, the Parties hereby agree as follows:

ARTICLE I

PRE-CLOSING TRANSACTIONS

1.1         Pre-Closing Transactions. Immediately prior to the Closing, the following transactions shall be consummated in the following order, in each case, conditional upon each prior transaction having been consummated, upon the terms and subject to the conditions of this Agreement:

(a)        Sponsor, the Leo Independent Directors and Leo shall consummate the transactions contemplated by the Sponsor Shares and Warrant Surrender Agreement, including (A) the surrender and forfeiture to, and subsequent cancelation thereof by, Leo, for no consideration and as a contribution to the capital of Leo, of the Surrendered Shares, (B) the surrender and forfeiture to, and subsequent cancelation thereof by, Leo, for no consideration and as a contribution to the capital of Leo, of the Surrendered Warrants and (C) the waiver of the Class B Share Conversion Rights, in each case, pursuant to and in accordance with the terms of the Sponsor Shares and Warrant Surrender Agreement;

(b)        Leo shall consummate the Domestication in accordance with Section 388 of the DGCL and Article 206 of the Cayman Islands Companies Law (2018 Revision); provided that, in connection with the Domestication, (A) each share of Leo Common Stock that is issued and outstanding immediately prior to the Domestication shall become one (1) share of Surviving Company Class A Common Stock and each Leo Warrant that is issued and outstanding immediately prior to the Domestication (for the avoidance of doubt, excluding any Surrendered Warrant) shall remain outstanding, entitling the holder thereof to purchase one (1) share of Surviving Company Class A Common Stock at an exercise price of $11.50 per share, (B) the certificate of incorporation of Leo immediately following the Domestication shall be in the form attached hereto as Exhibit H (the “Surviving Company Certificate of Incorporation”) and (C) the bylaws of Leo immediately following the Domestication shall be in the form attached hereto as Exhibit I (the “Surviving Company Bylaws”); and

(c)        Leo shall cause the PIPE Investment to be consummated pursuant to and in accordance with the terms of the applicable Subscription Agreements.

ARTICLE II

CLOSING TRANSACTIONS

2.1        Sale of Outstanding Blocker Corp Shares. On the terms and subject to the conditions hereof, at the Closing, Blocker Sellers shall sell, assign, transfer, convey and deliver to Leo, and Leo shall purchase from Blocker Sellers, all right, title and interest in and to the Outstanding Blocker Corp Shares, free and clear of all Encumbrances.

2.2        Sale of Outstanding Company Units. On the terms and subject to the conditions hereof, at the Closing:

(a)        Prism shall sell, assign, transfer, convey and deliver to Leo, and Leo shall purchase from Prism, all right, title and interest in and to a number of Class A Units equal to the Cash Percentage, multiplied by the number of Outstanding Class A Units (the “Purchased Class A Units”); and

(b)        Clairvest Direct Seller shall sell, assign, transfer, convey and deliver to Leo, and Leo shall purchase from Clairvest Direct Seller, all right, title and interest in and to a number of Class B Units equal to the Cash Percentage, multiplied by the number of Outstanding Class B Units (the “Purchased Class B Units” and, together with the Purchased Class A Units, the “Purchased Company Units”).

ARTICLE III

CLOSING

3.1        The Closing. The closing of the transactions contemplated by Article II (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 2049 Century Park East, 37th Floor, Los Angeles, California 90067 on a date that is no later than three (3) Business Days after all of the conditions precedent set forth in Article X have been satisfied or waived (other than those conditions which by their terms are intended to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible under applicable Law and the terms of this Agreement, waiver of those conditions), or such other date as may be mutually agreed upon by the Parties (the “Closing Date”).

3.2        Closing Deliverables.

(a)        Not less than three (3) Business Days prior to the Closing Date and in no event more than five (5) Business Days prior to the Closing Date, the Company and Blocker Corp shall deliver to Leo a written statement (the “Payment Statement”) setting forth the following:

(i)        the Company’s good-faith estimate of (A) the Closing Date Cash of the Company Group (the “Estimated Closing Date Company Cash”) and (B) the Closing Date Indebtedness of the Company Group

(the “Estimated Closing Date Company Indebtedness”), in each case, together with reasonable supporting detail showing each component thereof and such work papers and other documents and information supporting the Payment Statement and the calculations therein as Leo may reasonably request;

(ii)        Blocker Corp’s good-faith estimate of (A) the Closing Date Cash of Blocker Corp (the “Estimated Closing Date Blocker Corp Cash” and, together with the Estimated Closing Date Company Cash, the “Estimated Closing Date Cash”) and (B) Blocker Corp’s good-faith estimate of the Closing Date Indebtedness of Blocker Corp (the “Estimated Closing Date Blocker Corp Indebtedness” and, together with the Estimated Closing Date Company Indebtedness, the “Estimated Closing Date Indebtedness”), in each case, together with reasonable supporting detail showing each component thereof and such work papers and other documents and information supporting the Payment Statement and the calculations therein as Leo may reasonably request; and

(iii)        wire instructions for the payments contemplated by Section 3.2(c)(i)(A), Section 3.2(e) and Section 3.2(g).

(b)        Each of the Sellers, the Seller Representatives, Blocker Corp and/or the Company, as applicable, shall deliver or cause to be delivered to Leo:

(i)        at the Closing, a counterpart to each Related Document to which it is to be a party, duly executed by a duly authorized representative of such Person;

(ii)        at the Closing, a certificate, executed by an authorized officer of each Seller, the Company and Blocker Corp and dated as of the Closing Date, solely in his or her capacity as such and not in his or her personal capacity, stating that the conditions specified in Sections 10.2(a)–10.2(e) to the extent that they relate to such Seller, the Company or Blocker Corp, respectively, have been satisfied;

(iii)        at the Closing, a certificate, executed by an authorized officer of the Company, dated as of the Closing Date, solely in his or her capacity as such and not in his or her personal capacity, setting forth (A) each Seller’s Company Pro Rata Portion and (B) the percentage of the outstanding limited liability company interests of Prism held collectively by Joe Marinucci and Fernando Borghese (the “Prism Percentage”);

(iv)        not less than two (2) Business Days prior to the Closing, a certificate signed by an authorized officer of the Company, solely in his or her capacity as such and not in his or her personal capacity, setting forth (A) all Seller Transaction Costs that have not been paid as of immediately prior to the Closing, along with final invoices from the applicable service providers to the Company, Blocker Corp, the Seller Representatives or the Sellers, as applicable, and (B) all Seller Transactions Costs that were paid by the Company prior to immediately prior to the Closing (the “Previously Paid Seller Transaction Costs”), along with final invoices from the applicable service providers to the Company, Blocker Corp, the Seller Representatives or the Sellers, as applicable;

(v)        at the Closing, (A) a certificate of Blocker Corp in compliance with Treasury Regulation Sections 1.1445-2(c) and 1.897-2(h), that Blocker Corp is not a “United States real property holding corporation,” in the form attached hereto as Exhibit J, and reasonably satisfactory proof that the Company has provided notice of such certification to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) and (B) an IRS Form W-9 claiming a complete exemption from backup withholding, duly executed by each of Prism and Clairvest Direct Seller;

(vi)        at the Closing, an instrument of assignment selling, assigning, transferring, conveying and delivering to Leo the Purchased Company Units, duly executed by Prism and Clairvest Direct Seller; and

(vii)        at the Closing, certificates evidencing all of the Outstanding Blocker Corp Shares, together with stock powers or assignments duly executed in blank by the applicable Blocker Seller.

(c)        Leo shall pay, issue or deliver or cause to be delivered, as applicable:

(i)        at the Closing, to each Seller:

(A)        an amount in cash equal to the product of (1) such Seller’s Company Pro Rata Portion, multiplied by (2) the Cash Consideration, by wire transfer of immediately available funds in accordance with the applicable wire instructions set forth in the Payment Statement; and

(B)        a number of warrants (rounded to the nearest whole number of warrants) to purchase one (1) share of Surviving Company Class A Common Stock at an exercise price of $11.50 per share, on the terms and conditions set forth in the Amended Warrant Agreement, equal to the product of (1) such Seller’s Company Pro Rata Portion, multiplied by (2) 2,000,000 (collectively, the “Seller Warrants”), together with evidence of such delivery reasonably acceptable in form and substance to Seller Representatives.

(ii)        at the Closing, to each Blocker Seller, a number of shares of Surviving Company Class C Common Stock (rounded to the nearest whole number of shares) equal to the product of (A) the Issuance Multiple, multiplied by (B) the product of (1) such Blocker Seller’s Company Pro Rata Portion, multiplied by (2) the Equity Consideration, together with evidence of such delivery reasonably acceptable in form and substance to Clairvest; provided that the issuance of such shares of Surviving Company Class C Common Stock shall occur immediately prior to the assignment, transfer, conveyance and delivery to Leo of the Outstanding Blocker Corp Shares under Section 2.1;

(iii)        at the Closing, to each of Prism and Clairvest Direct Seller, a number of shares of Surviving Company Class B Common Stock (rounded to the nearest whole number of shares) equal to the product of (A) the Issuance Multiple, multiplied by (B) the product of (1) such Seller’s Company Pro Rata Portion, multiplied by (2) the Equity Consideration, together with evidence of such delivery reasonably acceptable in form and substance to Seller Representatives; provided that the issuance of such shares of Surviving Company Class B Common Stock shall occur immediately prior to the assignment, transfer, conveyance and delivery to Leo of the Purchased Company Units under Section 2.2;

(iv)        at the Closing, to the Seller Representatives, evidence of the Domestication and a certified copy of the Domestication Certificate of Incorporation as filed with the Secretary of State of the State of Delaware at the Domestication;

(v)        at the Closing, to the Seller Representatives, a counterpart to each Related Document to which Leo is to be a party, duly executed and delivered by a duly authorized representative of Leo and, in the case of the Amended Warrant Agreement, duly executed and delivered by the Continental Stock Transfer & Trust Company;

(vi)        not less than two (2) Business Days prior to the Closing, to the Seller Representatives, a certificate signed by an authorized officer of Leo, solely in his or her capacity as such and not in his or her personal capacity, setting forth all Leo Transaction Costs, along with final invoices from the applicable service providers to Leo;

(vii)        not less than two (2) Business Days prior to the Closing, to the Seller Representatives, a certificate signed by an authorized officer of Leo, solely in his or her capacity as such and not in his or her personal capacity, setting forth the number of shares of Surviving Company Class A Common Stock that will be issued and outstanding immediately following the consummation of the transactions contemplated by Section 1.1 (the “Outstanding Surviving Company Class A Shares Number”);

(viii)        at the Closing, to the Seller Representatives, a certificate, executed by an authorized officer of Leo and dated as of the Closing Date, solely in his or her capacity as such and not in his or her personal capacity, stating that the conditions specified in Section 10.3 have been satisfied; and

(ix)        at the Closing, to the Seller Representatives, evidence, reasonably acceptable to the Seller Representatives and Leo, that Leo has no liabilities or obligations to Lion Capital LLP with respect to the working capital loans set forth on Section 7.2(e) of the Leo Disclosure Schedules to the extent that such amounts do not constitute Transaction Costs hereunder, as of immediately prior to the Domestication.

(d)        At the Closing and immediately following the transactions contemplated by Article II, Section 3.2(c)(i), Section 3.2(c)(ii) and Section 3.2(c)(iii), without any further action by any Party:

(i)        Leo hereby contributes the Purchased Company Units to the capital of Blocker Corp for no consideration (the “Contribution”);

(ii)        immediately following the Contribution, the Outstanding Blocker Corp Company Units and the Purchased Company Units shall be converted in accordance with the Amended Partnership Agreement into a number of Surviving Partnership Common Units equal to the sum of (A) the Outstanding Surviving Company Class A Shares Number, plus (b) the number of shares of Surviving Company Class A Common Stock issuable upon the conversion thereinto, in accordance with the Surviving Company Certificate of Incorporation, of all shares of Surviving Company Class C Common Stock issued under Section 3.2(c)(ii);

(iii)        the Class A Units held by Prism shall be converted in accordance with the Amended Partnership Agreement into a number of Surviving Partnership Common Units equal to the product of (A) Prism’s Company Pro Rata Portion, multiplied by (B) the Equity Consideration; and

(iv)        the Class B Units held by Clairvest Direct Seller shall be converted in accordance with the Amended Partnership Agreement into a number of Surviving Partnership Common Units equal to the product of (A) Clairvest Direct Seller’s Company Pro Rata Portion, multiplied by (B) the Equity Consideration.

(e)        At the Closing, Leo shall pay on behalf of the Company, Blocker Corp, the Seller Representatives, the Sellers and Leo, as applicable, by wire transfer of immediately available funds, the Transaction Costs to the service providers designated on the certificates delivered under Section 3.2(b)(iv) and Section 3.2(c)(vi), in each case, subject to Section 9.5(a).

(f)        At or promptly following the Closing, the Surviving Company shall pay down, on behalf of the Company Group, the obligations in respect of the Funded Indebtedness of the Company Group in an amount equal to $10,000,000 (the “Paydown Amount”).

(g)        At the Closing, Leo shall pay to the Company, by wire transfer of immediately available funds in accordance with the applicable wire instructions set forth in the Payment Statement, for cash on its balance sheet, subject to the Balance Sheet Purposes, an amount equal to the Balance Sheet Cash Amount; provided that the Surviving Company, Blocker Corp and the Sellers hereby agree and acknowledge that the Balance Sheet Cash Amount shall only be used for the Balance Sheet Purposes.

3.3        Post-Closing Adjustment.

(a)        Promptly, but in any event within sixty (60) days after the Closing Date, Sponsor shall deliver to the Seller Representatives a written statement setting forth the Surviving Company’s good-faith determination of (i) the Closing Date Cash of the Company Group, (ii) the Closing Date Cash of Blocker Corp, (iii) the Closing Date Indebtedness of the Company Group and (iv) the Closing Date Indebtedness of Blocker Corp, together with the balance sheet of the Company Group and Blocker Corp, in each case, from which such determinations were derived and other reasonable supporting detail showing (such statement, together with such accompanying balance sheet and other detail, the “Closing Statement”). The Surviving Company shall deliver such work papers and other documents and information supporting the Closing Statement and the calculations therein as the Seller Representatives or Sponsor may reasonably request.

(b)        Sponsor and the Seller Representatives shall have reasonable access to all books and records and work papers (including those of the Company’s and Blocker Corp’s accountants and auditors) relating to the Closing Statement (including with respect to Sponsor, for the preparation of the Closing Statement) and all other items reasonably requested by Sponsor or the Seller Representatives related thereto. If the Seller Representatives disagree with the Surviving Company’s determination of the Closing Date Cash of the Company Group, Closing Date Cash of Blocker Corp, Closing Date Indebtedness of the Company Group and/or Closing Date Indebtedness of Blocker Corp, as reflected on the Closing Statement, the Seller Representatives may, within forty-five (45) days after receipt of the Closing Statement, collectively deliver a written notice (the “Dispute Notice”) to Sponsor setting forth the Seller Representatives’ calculation of each disputed amount (each an “Item of Dispute”). For the avoidance of doubt, no Dispute Notice shall be valid unless it is delivered by or on behalf of both of the Seller Representatives. If Sponsor does not receive a Dispute Notice from both Seller Representative within forty-five (45) days after delivery by Sponsor of the Closing Statement, the Closing Statement shall be conclusive and binding upon each of the Parties. If Sponsor receives a Dispute Notice from both the Seller Representatives within forty-five (45) days after delivery by Sponsor of the Closing Statement, the Seller Representatives and Sponsor shall use commercially reasonable efforts to resolve each Item of Dispute, and, if any Item of Dispute is so resolved, the Closing Statement shall be modified to the extent necessary to reflect such resolution. If any Item of Dispute remains unresolved as of the 20th day after delivery by the Seller Representatives of the Dispute Notice, the Seller Representatives and Sponsor shall jointly retain KPMG LLP to resolve such remaining disagreement; provided that, if KPMG LLP is then unavailable for such purposes, Sponsor and the Seller Representatives shall jointly retain an independent valuation firm of recognized national standing to resolve such remaining disagreement; provided, further, that, in such case, if Sponsor and the Seller Representatives are unable to agree on the choice of such firm, then such firm will be a nationally recognized valuation firm selected by lot (after the Seller Representatives, on one hand, and Sponsor, on the other hand, shall have each submitted two proposed firms and then excluded one firm designated by the other Party) (the firm actually retained pursuant to this sentence, the “Valuation Firm”). The Valuation Firm shall act as an expert and not as an arbitrator. Sponsor and the Seller Representatives shall request that the Valuation Firm render a determination as to each unresolved Item of Dispute within thirty (30) days after its retention, and Sponsor, the Surviving Company and the Seller Representatives shall, and shall cause each of their respective agents and representatives to, cooperate fully with the Valuation Firm so as to enable it to make such determination as quickly and accurately as reasonably practicable, including the provision by the Surviving Company of all books and records and work papers (including those of their respective accountants and auditors) relating to the Closing Statement and all other items reasonably requested by the Valuation Firm (in each case in such a manner so as not to waive or eliminate any privilege applicable to any such information). The Valuation Firm shall consider only those items and amounts that were set forth on the Closing Statement and the Dispute Notice and that remain unresolved by Sponsor and the Seller Representatives. In resolving any Item of Dispute, the Valuation Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party, or less than the smallest value for such item claimed by either Party, on the Closing Statement or the Dispute Notice, as applicable. The Valuation Firm’s determination shall be based upon the definitions of Cash and Cash Equivalents and Indebtedness included herein. The Valuation Firm’s determination of each Item of Dispute submitted to it shall be in writing, shall conform to this Section 3.3 and shall be conclusive and binding upon each of the Parties, and the Closing Statement shall be modified to the extent necessary to reflect such determination(s). The Valuation Firm shall allocate its fees, costs and expenses between Sponsor, on the one hand, and the Seller Representatives, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each such Party bears to the amount actually contested by such Party. The Closing Date Cash of the Company Group as finally determined pursuant to this Section 3.3(b) is referred to herein as the “Actual Closing Date Cash of the Company Group” the Closing Date Cash of Blocker Corp as finally determined pursuant to this Section 3.3(b) is referred to herein as the “Actual Closing Date Cash of Blocker Corp” and, together with the Actual Closing Date Cash of the Company Group, the “Actual Closing Date Cash“ the Closing Date Indebtedness of the Company Group as finally determined pursuant to this Section 3.3(b) is referred to herein as the “Actual Closing Date Indebtedness of the Company Group” and the Closing Date Indebtedness of Blocker Corp as finally determined pursuant to this Section 3.3(b) is referred to herein as the “Actual Closing Date Indebtedness of Blocker Corp” and, together with the Actual Closing Date Indebtedness of the Company Group, the “Actual Closing Date Indebtedness.”

(c)        If the Actual Adjustment Amount as finally determined pursuant to this Section 3.3 is less than the Estimated Adjustment Amount (the absolute value of such difference, the “Shortfall Amount”), within five (5) Business Days after the determination of the Actual Adjustment Amount pursuant to Section 3.3, each Seller shall each forfeit to the Surviving Company for no consideration a number of shares of Surviving Company Class A Common Stock (in the case of Blocker Sellers) or Surviving Company Class B Common Stock (in the case of Prism and Clairvest Direct Seller), and Prism and Clairvest Direct Seller shall each forfeit to the Surviving Partnership for no consideration a number of Surviving Partnership Common Units, in each case, rounded to the nearest whole number of shares or units, equal to the quotient of (A) the product of (1) such Seller’s Company Pro Rata Portion, multiplied by (2) the Shortfall Amount, divided by (B) the Implied Value of Leo Common Stock.

(d)        If the Actual Adjustment Amount as finally determined pursuant to this Section 3.3 exceeds the Estimated Adjustment Amount (such excess, the “Excess Amount”), within five (5) Business Days after the determination of the Actual Adjustment Amount pursuant to Section 3.3, (i) the Surviving Company shall issue to each Seller a number of shares of Surviving Company Class A Common Stock (in the case of Blocker Sellers) or Surviving Company Class B Common Stock (in the case of Prism and Clairvest Direct Seller) and (ii) the Surviving Partnership shall issue to Prism and Clairvest Direct Seller a number of Surviving Partnership Common Units, in each case, rounded to the nearest whole number of shares or units, equal to the quotient of (A) the product of (1) such Seller’s Company Pro Rata Portion, multiplied by (2) the Excess Amount, divided by (B) the Implied Value of Leo Common Stock.

(e)        All adjustment payments made pursuant to this Section 3.3 shall be treated as adjustments to the consideration for Tax purposes.

(f)        This Section 3.3 shall be the Parties’ sole and exclusive remedy with respect to the calculation of the Actual Closing Date Cash, the Estimated Closing Date Cash, Actual Closing Date Indebtedness, Estimated Closing Date Indebtedness and the respective components thereof, including any disputes arising therefrom.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Company Disclosure Schedules, each Seller hereby, severally and not jointly, and solely with respect to itself, represents and warrants to Leo as follows:

4.1        Standing; Qualification and Power.

(a)        Each Seller is duly organized, validly existing and in good standing (or has the equivalent status) under the laws of the jurisdiction of its organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted, in each case, in all material respects.

(b)        Each Seller is duly qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not prevent or materially impair or materially delay such Seller’s performance of its obligations hereunder.

4.2        Ownership. Prism has good, valid and marketable title to, and owns beneficially and of record, the Outstanding Class A Units, (b) Clairvest Direct Seller has good, valid and marketable title to, and owns beneficially and of record, the Outstanding Class B Units and (c) each Blocker Seller has good, valid and marketable title to, and owns beneficially and of record, the number of Outstanding Blocker Corp Shares set forth opposite such Blocker Seller’s name on Section 4.2 of the Company Disclosure Schedules, in each case, free and clear of all Encumbrances. Other than this Agreement, the Company LLC Agreement and the Amended Partnership Agreement, the Outstanding Company Units and the Outstanding Blocker Corp Shares are not subject to any stockholder agreement, investor rights agreement, registration rights agreement, voting agreement or trust, proxy or other similar Contract (including any Contract relating to rights of first refusal, co-sale rights or drag-along rights).

4.3        Authority; Execution and Delivery; Enforceability. Such Seller has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery by such Seller of this Agreement has been and, in the case of the Related Documents to which it is or will be a party, will be when delivered, and the consummation of the transactions contemplated hereby has been and the consummation of the transactions contemplated by the Related Documents to which it is or will be a party will be when delivered, duly authorized by all requisite action of such Seller, and no other proceeding on the part of such Seller is necessary to authorize the entry into this Agreement by such Seller or the entry into the Related Documents to which such Seller is or will be a party or the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and upon its execution and delivery, each of the Related Documents to which such Seller is or will be a party will be, duly and validly executed and delivered by such Seller and, assuming this Agreement and the Related Documents have been duly authorized, executed and delivered by the other Parties or parties thereto, as applicable, this Agreement constitutes, and upon its execution and delivery each of the Related Documents to which such Seller is or will be a party will constitute, a legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity) (collectively, the “Enforceability Exceptions”).

4.4        Brokers’ and Finders’ Fees. Other than any Person to which Seller Transaction Costs are payable, such Seller has not employed, nor is it subject to any valid claim of liability or obligation to, any broker, finder, investment banker, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to any fee or commission in connection therewith.

4.5        No Conflict; Consents.

(a)        The execution, delivery and performance of this Agreement by such Seller, and the consummation by such Seller of the transactions contemplated hereby, do not and will not, as applicable, (i) violate or conflict with any provision of the articles of incorporation or bylaws (or other comparable governing documents) of such Seller, (ii) result in a violation or breach of, or constitute (with or without the giving of notice or, the lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration, suspension, revocation or cancellation of obligations or any penalty or modification of any obligation) under, any material Contract to which such Seller is a party or by which any of their respective properties or assets are bound, (iii) assuming that all Approvals have been obtained and all filings, registrations and notifications have been made, each as contemplated by Section 4.5(b), Section 5.4(b), Section 6.5(b), Section 7.4(b) and/or Section 8.4(b), violate or conflict with any Law applicable to such Seller or by which any of their respective properties or assets are bound or (iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon the material properties or material assets of such Seller, except as would not, in the case of clauses (ii) through (iv) above, individually or in the aggregate, materially impair or materially delay such Seller’s ability to consummate the transactions contemplated hereby.

(b)        The execution, delivery and performance of this Agreement by such Seller, and the consummation by such Seller of the transactions contemplated hereby, will not require any waiver, authorization or other Permit of, or filing or registration with or notification to, any Governmental Authority, other than (i) compliance with all applicable Antitrust Laws and (ii) such Approvals, filings, registrations or notifications which, if not made or obtained, would not, individually or in the aggregate, materially impair or materially delay such Seller’s ability to consummate the transactions contemplated hereby.

4.6        Litigation. As of the date of this Agreement, (a) there are no Actions pending or, to the knowledge of such Seller, threatened against such Seller that and (b) such Seller is not subject to (nor are any properties or assets of such Seller bound by or subject to) any outstanding Orders that, if not complied with, in the case of either clause (a) or (b) above, would prevent or materially delay or materially impair, the ability of such Seller to perform its obligations under this Agreement and the Related Documents to which it is or will be a party or to consummate the transactions contemplated hereby or thereby.

4.7        Related Party Transactions. Other than the Company LLC Agreement and the Amended Partnership Agreement, there are no transactions or Contracts, or series of related transactions or Contracts (each, a “Seller Related Party Transaction”), between such Seller, on the one hand, and any member of the Company Group, any officer, director, manager or Affiliate of any member of the Company Group or, to the knowledge of such Seller, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand. The Sellers have made available to Leo true, correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) available as of the date of this Agreement with respect to any Seller Related Party Transaction.

4.8        Seller Information. The information relating to the Sellers which is provided to Leo for inclusion in the Form S-4 or the Proxy Statement, will not at the date the Form S-4 is filed or declared effective, the Proxy Statement is first mailed to Leo’s shareholders or at the time of the Leo Shareholders Meeting contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Sellers that is included in the Form S-4 or the Proxy Statement). Notwithstanding the foregoing, such Seller does not make any representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by Leo, the Company, Blocker Corp, Sponsor or any of the other Sellers for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement or (b) any projections or forecasts included in the Form S-4 or the Proxy Statement.

4.9        Securities Law Matters. Each Seller acknowledges that the shares of Leo Common Stock comprising the Equity Consideration being acquired by the Sellers pursuant to this Agreement and the Related Documents have not been registered under the Securities Act or under any state or foreign securities Laws. Each Seller is acquiring such shares of Leo Common Stock for its own account solely for investment purposes and not with a view to any public resale or other distribution thereof, except in compliance with applicable securities Laws. Each Seller acknowledges that such shares of Leo Common Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to state or foreign securities Laws, as applicable. Each Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the shares of Leo Common Stock and is capable of bearing the economic risks of such investment. Each Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4.10        Solvency. None of the Sellers is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors.

4.11        No Additional Representations. NEITHER THE SELLERS NOR ANY OF THEIR RESPECTIVE AFFILIATES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE

WHATSOEVER WITH RESPECT TO THE SELLERS, THE COMPANY GROUP OR BLOCKER CORP, INCLUDING ANY OF THEIR RESPECTIVE ASSETS, RIGHTS, PROPERTIES OR LIABILITIES AND INCLUDING THE PHYSICAL OR ENVIRONMENTAL CONDITION OF ANY PAST OR CURRENT PROPERTY OR FACILITY OF ANY OF THE FOREGOING, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED DOCUMENT, EXCEPT, IN EACH CASE, FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV. THE SELLERS DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE AFFILIATES’ RESPECTIVE REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, THE SELLERS (ON BEHALF OF THEMSELVES AND THEIR RESPECTIVE AFFILIATES) HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING, IN THE CONFIDENTIAL INFORMATION MEMORANDUM OR OTHERWISE) TO LEO OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO LEO BY ANY REPRESENTATIVE OF THE SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES). NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, THE SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES TO LEO REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF THE COMPANY GROUP OR BLOCKER CORP.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to Leo as follows:

5.1        Standing; Qualification and Power.

(a)        The Company is duly organized, validly existing and in good standing (or has the equivalent status) under the laws of the jurisdiction of its organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on the Businesses, as applicable, in each case, in all material respects. Each member of the Company Group is duly organized and validly existing under the laws of the jurisdiction of its organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on the Businesses, as applicable, in each case, in all material respects.

(b)        Each member of the Company Group is in good standing (or has the equivalent status) under the laws of the jurisdiction of its organization, in all material respects. Each member of the Company Group is duly qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. True and complete copies of the certificate of formation, operating agreement, certificate of incorporation and bylaws (or other comparable governing documents), as applicable, of each member of the Company Group, as in effect as of the date of this Agreement, have been heretofore made available to Leo.

5.2        Capitalization of the Company Group.

(a)        The Outstanding Company Units and the Outstanding Blocker Corp Company Units constitute all of the issued and outstanding equity interests of the Company.

(b)        All issued and outstanding equity interests of each member of the Company Group have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of any preemptive, rights of first refusal or similar rights, and at the Closing will be free and clear of all Encumbrances, except, in the case of any member of the Company Group other than the Company, for Permitted Encumbrances.

(c)        As of the date of this Agreement, there are no outstanding (i) securities convertible into or exchangeable for the capital stock of the Company, (ii) options, restricted stock units, performance stock units, stock appreciation rights, phantom stock, warrants, calls or other rights to purchase or subscribe for capital stock of the Company or (iii) other than the Company LLC Agreement and the Amended Partnership Agreement, Contracts of any kind to which the Company is subject or bound requiring the issuance after the date of this Agreement of (A) any capital stock of the Company, (B) any convertible or exchangeable security of the type referred to in clause (i) above or (C) any options, restricted stock units, performance stock units, stock appreciation rights, phantom stock, warrants, calls or rights of the type referred to in clause (ii) above. Other than the Outstanding Class A Units, no equity or equity-based compensation has been granted by the Company or any of its Affiliates to any existing or former employees or other service providers of the Company Group.

(d)        Other than the Company LLC Agreement, the Amended Partnership Agreement and the certificate of formation, operating agreement, certificate of incorporation and bylaws (or other comparable governing documents) of the Company Subsidiaries, of which a true and complete copy of each has been made available to Leo, there are no voting trusts, proxies, stockholder, partnership or other Contracts with an equityholder of any member of the Company Group, investors’ rights Contracts, right of first refusal or co-sale Contract, or registration rights Contracts or other agreements or understandings to which any member of the Company Group is bound with respect to voting of any shares of capital stock or any other equity interest of any member of the Company Group.

(e)        Section 5.2(e) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of the Company Subsidiaries and the issued and outstanding capital stock or other equity interests, as the case may be, of the Company Subsidiaries and the record owners thereof and number or percentage of equity interests of each class owned by each such record owner. There are no outstanding (i) securities convertible into or exchangeable for the capital stock or other ownership interests of any of the Company Subsidiaries, (ii) options, restricted stock units, performance stock units, stock appreciation rights, phantom stock, warrants, calls or other rights to purchase or subscribe for capital stock or other ownership interests of any of the Company Subsidiaries or (iii) Contracts of any kind by which any member of the Company Group is subject or bound requiring the issuance after the date of this Agreement of (A) any capital stock or any other ownership interests of any of the Company Subsidiaries, (B) any convertible or exchangeable security of the type referred to in clause (i) above or (C) any options, restricted stock units, performance stock units, stock appreciation rights, phantom stock, warrants, calls or rights of the type referred to in clause (ii) above.

(f)        Except for the Company’s direct and indirect interests in the Company Subsidiaries, no member of the Company Group owns, directly or indirectly, any interest or investment in the form of equity in, and no member of the Company Group is subject to any obligation or requirement to provide for or make any investment in, any Person.

(g)        No member of the Company Group is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

5.3        Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the Related Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. Subject to the receipt of the Company Member Consent, the execution and delivery by the Company of this Agreement has been and, in the case of the Related Documents to which it is or will be a party, will be when delivered, and the consummation of the transactions contemplated hereby has been and the consummation of the transactions contemplated by the Related Documents to which it is or will be a party will be when delivered, duly authorized by all requisite action of the Company and its equityholders, and no other proceeding on the part of the Company is necessary to authorize the entry into this Agreement or the Related Documents to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and upon its execution and delivery, each of the Related Documents to which the Company is or will be a party will be, duly and validly executed and delivered by the Company and, assuming this Agreement and the Related Documents have been duly authorized, executed and delivered by the other Parties or parties thereto, as applicable, this Agreement constitutes, and upon its execution and delivery each of the Related Documents to which the Company is or will be a party will constitute, a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, in each case subject to the Enforceability Exceptions.

5.4        No Conflict; Consents.

(a)        The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not, as applicable, (i) violate or conflict with any provision of the certificate of formation or operating agreement, certificate of incorporation or bylaws (or other comparable governing documents), as applicable, of any member of the Company Group, (ii) result in a material violation or breach of, or constitute (with or without the giving of notice, the lapse of time or both) a material default (or give rise to any right of termination, amendment, acceleration, suspension, revocation or cancellation of obligations or any penalty or modification of any obligation) under, any Material Contract to which any member of the Company Group is a party or by which any of its properties or assets are bound, (iii) assuming that all Approvals have been obtained and all filings, registrations and notifications have been made, each as contemplated by Section 4.5 (b), Section 5.4(b), Section 6.5(b), Section 7.4(b) and/or Section 8.4(b), materially violate or materially conflict with any Law applicable to any member of the Company Group or by which any of its properties or assets are bound, or (iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon the material properties or material assets of any member of the Company Group.

(b)        The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, will not require any material waiver, material authorization or other material Permit of, or filing or registration with or notification to, any Governmental Authority, other than (i) compliance with all applicable Antitrust Laws, (ii) any consents, waivers, approvals, authorizations, designations, declarations, filings or notifications, the absence of which would not prevent or materially delay or materially impair, or reasonably be expected to prevent or materially delay or materially impair, individually or in the aggregate, the ability of the Company Group, taken as a whole, to perform its obligations under this Agreement and the Related Documents to which it is a party or to consummate the transactions contemplated hereby and thereby.

5.5        Financial Statements.

(a)        Section 5.5(a) of the Company Disclosure Schedules contains true and complete copies of (i) the audited consolidated balance sheet of Digital Media Solutions, LLC as of December 31, 2018, and December 31, 2017, and the related audited consolidated statements of income, changes in members’ equity and cash flows for the years ended December 31, 2018 and December 31, 2017, and (ii) the unaudited consolidated balance sheet of the Company as of December 31, 2019, and the related unaudited consolidated income statements and statement of cash flows for the year ended December 31, 2019 (collectively, the “Financial Statements”). Except as otherwise indicated in the Financial Statements (including the notes thereto), the Financial Statements have been based upon the books and records of the Company Group, have been prepared in accordance with GAAP consistently applied during the periods involved and present fairly, in all material respects, the consolidated balance sheet of Digital Media Solutions, LLC or the Company, as applicable, as at December 31, 2019, December 31, 2018, and December 31, 2017, respectively, and the consolidated results of their operations and cash flows for the applicable year then ended; provided that, for the avoidance of doubt, the

Financial Statements have not been audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor. During the periods presented, the Company had no material operations, assets or liabilities other than Indebtedness under the Current Credit Facility and holding its one asset, equity in Digital Media Solutions, LLC.

(b)        The Company Group maintains materially accurate and complete books and records reflecting its revenues, expenses, assets and liabilities and maintains proper and adequate internal accounting controls. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course of business consistent with past practice and in accordance with applicable Laws. No member of the Company Group has been subject to or involved in any fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any member of the Company Group. Since the Lookback Date, no member of the Company Group or, to the Knowledge of the Company, any of its officers, directors or employees has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any member of the Company Group or its internal accounting controls (including any notification of any “significant deficiency” or “material weakness”), including any written complaint, allegation, assertion or claim that any member of the Company Group has engaged in questionable accounting or auditing practices.

(c)        Section 5.5(c) of the Company Disclosure Schedules describes all of the Indebtedness of the Company Group in respect of borrowed money, including the identity of any obligor and/or guarantor, the aggregate principal and interest owed in respect thereof and the maturity of each such instrument, as of the applicable date indicated in Section 5.5(c) of the Company Disclosure Schedules.

5.6        Absence of Certain Changes. Since December 31, 2019, (a) the Business has been conducted in accordance with the ordinary course of business consistent with past practices in all material respects, and (b) each member of the Company Group has not taken or omitted to take any action that, if taken following the date hereof and prior to the Closing Date, would require the consent of Leo pursuant to Sections 9.1(b)(i), 9.1(b)(ii), 9.1(b)(iii), 9.1(b)(iv), 9.1(b)(vii), 9.1(b)(viii), 9.1(b)(ix), 9.1(b)(xi), 9.1(b)(xiii), 9.1(b)(xv) and 9.1(b)(xix) (in each case, subject to the exceptions contained therein), or authorized, committed or agreed to take any such action and (c)  there have not been any changes, developments or events that has or have had a Material Adverse Effect.

5.7         Compliance with Law; Permits.

(a)        Each member of the Company Group is, and since the Lookback Date, has been, in compliance in all material respects with all Laws applicable to such member of the Company Group. Since the Lookback Date, no member of the Company Group has received written notice from any Governmental Authority alleging any material violation or violations under any applicable Law. Notwithstanding anything herein to the contrary, this Section 5.7 shall not apply to infringement or other violation of Intellectual Property, or matters concerning Personal Information, which are addressed solely in Section 5.11 hereof.

(b)        The Company Group has all material Permits required under applicable Laws for the operation of the Business and is in material compliance with the terms of such Permits.

(c)        Each member of the Company Group has been, since the Lookback Date, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., the UK Bribery Act 2010, and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Sanctions Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(d)        None of the members of the Company Group, nor any director or officer, nor, to the Knowledge of the Company, any employee or agent of the Company Group (acting on behalf of the Company Group), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by a Sanctions Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Sanctions Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Governmental Authority or public international organization, or officer of a political party or candidate for political office. Since the Lookback Date, none of the members of the Company Group, nor any director or officer, nor, to the Knowledge of the Company, any employee or agent of the Company Group (acting on behalf of the Company Group) (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(e)        None of the members of the Company Group has received written notice of, nor, to the Knowledge of the Company, any of their respective officers, employees, agents or third-party representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

5.8        Litigation. Except with respect to any investigation under the HSR Act or applicable Antitrust Laws relating to the transactions contemplated hereby, there is no Action pending or, to the Knowledge of the Company, threatened in writing against any member of the Company Group that (a) involves a claim in excess of $500,000, (b) involves a claim for an unspecified amount which would, if adversely determined, be reasonably likely to materially and adversely impact the Company Group’s Business, (c) seeks injunctive relief, which would, if granted, be reasonably likely to materially and adversely impact the Company Group’s Business or (d) is reasonably likely to materially impair the ability of the Company to perform its obligations under this Agreement. There are no material outstanding Orders by which any of the members the Company Group or any of its assets or properties are bound.

5.9        No Undisclosed Liabilities. Except as set forth in the Financial Statements (or the notes thereto), no member of the Company Group has any material Indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due), which is not accrued or reserved against in the December 30, 2019 balance sheet (or the notes thereto) included in each of the Financial Statements, other than (a) liabilities or obligations otherwise specifically disclosed in this Agreement or in such of the Company Disclosure Schedules, (b) liabilities and obligations arising under this Agreement and any

Related Document or the performance by the Company of its obligations in accordance with the terms of this Agreement (including Section 9.1(b)) and any Related Document and (c) liabilities or obligations incurred since December 30, 2019, in the ordinary course of such Business none of which results from or arises out of a material breach of or a material default under any Contracts, material breach of warranty, tort, material infringement or material violation of Law.

5.10        Taxes.

(a)        All material Tax Returns required to be filed by or on behalf of any member of the Company Group have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, correct and complete in all material respects when filed.

(b)        All material amounts of Taxes due and payable by any member of the Company Group have been fully and timely paid.

(c)        No member of the Company Group has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency.

(d)        Each of the members of the Company Group has complied in all material respects with all applicable Laws relating to the collection or withholding of material Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state or non-U.S. Laws) and have duly and timely withheld and paid over to the appropriate Tax Authorities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(e)        No member of the Company Group (i) has been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes; or (ii) has any liability for material Taxes of any other Person (other than another member of the Company Group) under Treasury Regulations 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise.

(f)        No member of the Company Group is a party to any Tax allocation or sharing agreement (other than any commercial agreement entered into in the ordinary course of business that does not primarily relate to Taxes).

(g)        No claim has been made in writing by any Tax Authority in a jurisdiction in which a member of the Company Group does not file Tax Returns or pay Taxes that such member of the Company Group is or may be subject to taxation by that jurisdiction or required to file Tax Returns in that jurisdiction.

(h)        No audit, examination, investigation, dispute or other proceeding by any Tax Authority with respect to material Taxes owed by any member of the Company Group is currently pending, and no Tax Authority has given written notice of any intention to commence such an audit, examination, investigation, dispute or other proceeding or assert any deficiency or claim for material additional Taxes against any member of the Company Group, nor has any such deficiency or claim for material additional Taxes been proposed or assessed in writing, which deficiency or claim has not been settled.

(i)        No member of the Company Group has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(j)        The Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897 (c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k)        In the two (2) years prior to the date of this Agreement, no member of the Company Group has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(l)        There are no material Encumbrances for Taxes upon any property or assets of any member of the Company Group except for Permitted Encumbrances.

(m)        No member of the Company Group has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution qualifying (or purporting to qualify) for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(n)        From its formation, each member of the Company Group other than DMS UE Acquisition Holdings Inc. and UE Authority Co. has been classified as either a partnership or a “disregarded entity” for all U.S. federal, and applicable state and local, income Tax purposes and will be so classified for all periods through and including the Closing Date.

(o)        No member of the Company Group has made an election to apply the provisions of Section 1101(g)(4) of the Bipartisan Budget Act of 2015 to any taxable period.

(p)        The Company, and each member of the Company Group that is classified as a partnership for U.S. federal income Tax purposes currently has in effect an election under Section 754 of the Code, and such election will remain in effect for all periods through and including the Closing Date.

5.11        Intellectual Property; Privacy; Cybersecurity.

(a)        Section 5.11(a) of the Company Disclosure Schedules sets forth a true and complete list, as of the date of this Agreement, of (i) all material Intellectual Property that is owned by any member of the Company Group that is registered or the subject of a pending application for registration (“Owned Intellectual Property”); (ii) each Contract material to the Business, pursuant to which any member of the Company Group uses or has the right to use any Licensed Intellectual Property (excluding licenses for commercial “shrink wrap,” “click through,” “browse wrap” or other off-the-shelf software that has not been modified or customized (other than commercially available configurations)); and (iii) each Contract material to the Business, pursuant to which any member of the Company Group licenses or sublicenses any material rights to Owned Intellectual Property or Licensed Intellectual Property to third parties. The Owned Intellectual Property is subsisting, and to the Knowledge of the Company, valid and enforceable.

(b)        To the Knowledge of the Company, one (1) or more members of the Company Group exclusively own or have a valid and enforceable license or other right to use all material Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted. One (1) or more members of the Company Group (i) exclusively own all right, title and interest in and to the Owned Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances and non-exclusive licenses entered into in the ordinary course of such Business), and (ii) have the valid and enforceable right to use the Licensed Intellectual Property.

(c)        The Company Group has used commercially reasonable efforts and taken reasonable steps to maintain and protect all of the Owned Intellectual Property, including such steps to maintain the confidentiality, integrity, and security of the Company Computer Systems and confidential information of the Company Group. Except as would not be material to the Company Group, taken as a whole, the consultants and independent contractors of the Company Group who have created, authored, conceived or developed Intellectual Property for or on behalf of, or under the direction or supervision of the Company Group or otherwise arising out of such person’s engagement or contract with the Company Group has entered into a valid and enforceable written agreement with the Company Group assigning all such Intellectual Property to the Company Group to the extent such Intellectual Property otherwise has not vested in the Company Group by operation of law. To the Knowledge of the Company, no material confidential information of the Company Group has been disclosed or authorized to be disclosed to any Person, other than in the ordinary course of business pursuant to a written confidentiality agreement. To the Knowledge of the Company, no Person has materially breached any agreement referenced in this Section 5.11(c).

(d)        (i) To the Knowledge of the Company, the operation of the Business, as currently conducted, does not, directly or indirectly, infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party in any material respect; (ii) since the Lookback Date, no member of the Company Group has received any written communication from any Person alleging a member of the Company Group directly or indirectly, infringes, misappropriates or otherwise violates the Intellectual Property rights of any such Person in any material respect; (iii) there is no material Action pending or threatened in writing against any member of the Company Group alleging that a member of the Company Group is, directly or indirectly, infringing, misappropriating or otherwise violating any Intellectual Property rights of any Person; (iv) there is no Action pending or threatened in writing by any member of the Company Group alleging that a third party has, directly or indirectly, infringed, misappropriated or otherwise violated any Intellectual Property rights of a member of the Company Group in any material respect; and (v) to the Knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating any Intellectual Property owned by any member of the Company Group and that is material to the Business.

(e)        Except as would not be material to the Company Group, each member of the Company Group has established and implemented, and is operating in compliance with, policies, programs and procedures that are commercially reasonable and consistent with reasonable industry practices, including administrative, technical and physical safeguards, intended to protect the confidentiality and security of Sensitive Data in their possession, custody or control against unauthorized access, use, modification, disclosure or other misuse, including maintaining security controls for all information technology systems owned by a member of the Company Group or relied upon in the operation of the Business as currently conducted, including computer hardware, software, networks, information technology systems, electronic data processing systems, telecommunications networks, network equipment, interfaces, platforms, peripherals, and data or information contained therein or transmitted thereby, including any outsourced systems and processes (collectively, the “Company Computer Systems”) that are intended to safeguard the Company Computer Systems against the risk of business disruption arising from attacks (including virus, worm and denial-of-service attacks), unauthorized activities or access of any employee, hackers or any other person (which security controls, for clarity, may consist, to the extent such Company Computer Systems are not under the direct control of a member of the Company Group, of commercially reasonable diligence of applicable third-party vendors). The software and databases owned by a member of the Company Group are reasonably sufficient in all material respects for operation of the Business as currently conducted and, to the Knowledge of the Company, are free from any material bug, virus, malware, and the like. The Company Group uses commercially reasonable efforts to protect the confidentiality, integrity and security of the Company Computer Systems and to prevent any unauthorized use, access, interruption, or modification of the Company Computer Systems. Except as would not be material to the Company Group, such Company Computer Systems (i) are sufficient for the needs of the Company Group, including as to capacity, scalability and ability to process current peak volumes in a timely manner, and (ii) are in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of license seats for all software as necessary for the operation of the Business as currently conducted. Since the Lookback Date, the Company Computer Systems have not suffered any material failures, breakdowns, continued substandard performance, unauthorized intrusions, or other adverse events affecting any such Company Computer Systems that have caused any substantial disruption of or interruption in or to the use of such Company Computer Systems in the Business. The Company has remedied in all material respects any material privacy or data security issues raised in any privacy or data security audits of its businesses (including third-party audits of the Company Computer Systems), or, with respect to any such issues pertaining to third-party service providers or

Company Computer Systems outside of the Company’s control, has used commercially reasonable efforts to cause the applicable third party to do so.

(f)        The Company Group has in place commercially reasonable policies (including a privacy policy), rules, and procedures (the “Privacy Policy”) regarding the collection, use, processing, disclosure, disposal, dissemination, storage and protection of personally identifiable customer information.

(g)        Except as would not be material to the Company Group, taken as a whole, the Company Group is, and since the Lookback Date, has been, in compliance with (A) all applicable Laws and (B) the Company Group’s Privacy Policy, (C) the Payment Card Industry Data Security Standard, and (D) material terms in contracts to which a member of the Company Group is party, in each case, regarding the collection, use, processing, disclosure, disposal, dissemination, storage and protection of personally identifiable customer or employee information and payment card information

(“Personal Information“) and other Sensitive Data.

(h)        Since the Lookback Date, to the Knowledge of the Company, there has been no material unauthorized access or use of Personal Information stored by any member of the Company Group.

(i)        The Company Group has commercially reasonable security measures in place intended to protect Personal Information stored in their computer systems from unlawful access or use by any third party or any other use by a third party that would materially violate the Privacy Policy.

(j)        No material Actions are pending or, to the Knowledge of the Company, threatened in writing against any member of the Company Group relating to the collection, use, dissemination, storage and protection of Personal Information.

5.12        Employees and Employee Benefits.

(a)        Section 5.12(a) of the Company Disclosure Schedules contains a correct and complete list of all material Benefit Plans as of the date of this Agreement.

(b)        With respect to each material Benefit Plan, if applicable, the Company has made available to Leo true and complete copies of (i) the plan document, including any related trust document, insurance contract or other funding arrangement, and all amendments thereto, (ii) the most recent summary plan description, or (iii) the most recent annual audited financial statements and opinion and (iv) if the Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination or opinion letter received from the Internal Revenue Service (the “IRS”).

(c)        No member of the Company Group nor any ERISA Affiliate thereof has or could reasonably expect to have any liability with respect to (i) any employee benefit plan subject to Section 412 or 4971 of the Code or Title IV or Section 302 of ERISA, (ii) a “multiple employer plan” as defined in Section 413(c) of the Code, (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (iv) a “multiemployer plan” as defined in Section 3(37) of ERISA. For purposes hereof, “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any member of the Company Group, is treated as a single-employer under Section 414 of the Code.

(d)        Each Benefit Plan is in compliance, and has been established, maintained, funded and administered in compliance, with its terms, ERISA, the Code and other applicable Law in all material respects. With respect to each Benefit Plan that is intended to qualify under Section 401(a) of the Code (i) a favorable determination letter has been issued by the IRS with respect to such qualification, (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and (iii) except as would not result in material liability to the Company Group, no event has occurred since the date of such qualification or exemption that would reasonably be expected to adversely affect such qualification or exemption (including any violations of Sections 410(a) or 410(b) of the Code).

(e)        No Benefit Plan provides health, medical, life insurance or death benefits to current or former employees of any member of the Company Group beyond their retirement or other termination of service, other than coverage mandated by the COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law, the cost of which is fully paid by such current or former employees or their dependents. No member of the Company Group has incurred or could reasonably expect to incur any material penalty or Tax (whether or not assessed) under Sections 4980D, 4980H, 6721 or 6722 of the Code.

(f)        With respect to any Benefit Plan, no material Actions (other than routine claims for benefits in the ordinary course) are pending, or to the Knowledge of the Company, threatened against any Benefit Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Benefit Plan with respect to the operation thereof. To the Knowledge of the Company, no Benefit Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority.

(g)        Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby (either alone or in combination with any other event) could give rise to the payment of any amount that would not be deductible by Leo, any member of the Company Group or any of their respective Subsidiaries or Affiliates by reason of Section 280G of the Code or any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(h)        Each contract, arrangement or plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A of the Code) (if any) is in documentary and operational compliance in all material respects with Section 409A of the Code and the applicable guidance issued thereunder, such that no Taxes or interest will be due and owing after the Closing in respect of such arrangement failing to be in compliance therewith.

(i)        No member of the Company Group has any obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual in respect of a Benefit Plan, including under Sections 409A or 4999 of the Code or otherwise.

(j)        The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event) (i) result in any payment or benefit from any member of the Company Group becoming due, or increase the amount of any compensation due, to any current or former director, officer, employee or natural person consultant of any member of the Company Group, (ii) increase any benefits otherwise payable under any Benefit Plan or otherwise or (iii) result in the acceleration of the time of payment, vesting or funding of, or increase the amount of, any compensation or benefits from any member of the Company Group to any current or former director, officer, employee or natural person consultant of any member of the Company Group under any Benefit Plan or otherwise.

(k)        (i) Each material Benefit Plan that is not subject to United States Law maintained primarily in respect of any current or former director, officer, employee or consultant of any member of the Company Group who is located outside the United States (a “Foreign Benefit Plan”) has been established, maintained and administered in all material respects in accordance with its terms and applicable Laws, and if intended to qualify for special tax treatment, meets all the requirements for such treatment; (ii) all employer and employee contributions to each material Foreign Benefit Plan required by its terms or by applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction and any other payments (including insurance premiums) otherwise due in respect of a material Foreign Benefit Plan have been paid in full; (iii) the fair market value of the assets of each funded material Foreign Benefit Plan, the liability of each insurer for any material Foreign Benefit Plan funded through insurance or the book reserve established for any material Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iv) each material Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

5.13        Labor.

(a)        No member of the Company Group is a party to or bound by any collective bargaining agreements, works council agreements, labor union contracts, trade union agreements or other similar Contracts or understandings or bargaining relationships with any union, works council, trade union or other labor organization.

(b)        Since the Lookback Date, (i) to the Knowledge of the Company, no labor organization or group of employees of any member of the Company Group has sought to organize any employees for the purposes of collective bargaining, made a demand for recognition or certification, sought to bargain collectively with any member of the Company Group, or filed a petition for recognition with any Governmental Authority, (ii) there is no material unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to any member of the Company Group or an employee thereof, and (iii) there has not been any strike, walkout or lockout, or other material labor dispute against or affecting any member of the Company Group, and no such activity is currently ongoing or, to the Knowledge of the Company, threatened.

(c)        Since the Lookback Date, (i) each member of the Company Group has been, and is in, material compliance with all applicable Laws relating to labor or employment; (ii) except as permitted by Section 9.1(b), no member of the Company Group has incurred any liability under the Worker Adjustment and Retraining Notification Act or any similar state or local Law (the “WARN Act”); (iii) except as could not result in material liability for the Company Group, (A) each member of the Company Group has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, expense reimbursements, severance and other compensation that has come due and payable to its current and former employees and other service providers under applicable Law, Contract, or Company Group policy, and (B) each individual who is providing, and has provided services to the Company Group, and who is or was classified and treated by the Company Group as an independent contractor, consultant, or other non-employee service provider is and was properly classified for all applicable purposes; and (iv) each member of the Company Group has investigated all material allegations of employment discrimination and sexual harassment, of which it has been made aware, made against any employee, and has taken reasonable corrective action calculated to prevent further harassment and discrimination, and no member of the Company Group reasonably expects to incur any material liability with respect to any such allegations.

5.14        Environmental Matters. Each member of the Company Group is, and, since the Lookback Date, has been, in compliance in all material respects with applicable Laws relating to (i) human health and safety, (ii) pollution, contamination, protection, remediation or reclamation of the environment or natural resources, (iii) emissions, discharges, disseminations, Releases or threatened Releases of Hazardous Substances into or through the environment, including air (indoor or outdoor), surface water, groundwater, soil or land surface or subsurface or (iv) the management, manufacture, processing, labeling, distribution, use, treatment, storage, disposal, transport, recycling or handling of, or exposure to, Hazardous Substances (collectively, “Environmental Laws”), (b) the Company Group possesses, and, to the extent applicable, has filed timely applications to renew, all material Permits required under Environmental Laws necessary for its operations, and such operations are in compliance with applicable Permits in all material respects, (c) no material Action arising under or pursuant to Environmental Laws is pending or, to the Knowledge of the Company, threatened in writing, against any member of the Company Group and there are no material outstanding Orders arising under or pursuant to Environmental Laws by which any member of the Company Group or any of its assets or properties are bound, (d) no member of the Company Group has received any written notice, report or other information regarding any material violation of, or material liability under, Environmental Laws, (e) no member of the Company Group has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material liabilities of any other Person arising under Environmental Law, (f) there has been no treatment, storage, disposal of, arrangement for or permission to dispose of, transportation, handling, Release or threatened Release of, exposure of any Person to, any Hazardous Substances by any member of the Company Group, or by any other Person at, on, under, from or through any property currently or formerly owned, leased, occupied or operated by any member of the Company Group, in each case so as to result in material liability under Environmental Law of the Company Group, taken as a whole and (g) the Company has made available to Leo all environmental assessments, reports, audits and other material environmental documents relating to any member of the Company Group, any property currently or formerly owned, leased, occupied or operated by any member of the Company Group, or the Business, in each case, to the extent such materials are in the possession, custody or control of any member of the Company Group.

5.15        Material Contracts.

(a)        Section 5.15(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of all of the following types of Contracts (other than any Benefit Plan listed on Section 5.12(a) of the Company Disclosure Schedules) (x) to which any member of the Company Group is a party as of the date of this Agreement or (y) by which any member of the Company Group or any of their respective properties or assets are bound as of the date of this Agreement (collectively, the “Material Contracts”):

(i)        any Contract containing a covenant limiting the right of any member of the Company Group to engage in any line of business in any geographic area or to compete with any Person that materially limits such Business, taken as a whole, other than the Real Property Leases;

(ii)        any Contract that grants to any Person, other than a member of the Company Group, (A) most favored pricing provisions or (B) any exclusive rights, rights of first refusal, rights of first negotiation or other similar rights;

(iii)        any Contract under which any member of the Company Group has borrowed any money or incurred any

Indebtedness from, or issued any note, bond, debenture or other evidence of Indebtedness to, or material continuing indemnification or other material contingent payment obligations to, any Person (other than any member of the Company Group) in which the outstanding balance or amount is in excess of $250,000 individually or $500,000 in the aggregate;

(iv)        any Contract that requires the future acquisition by any member of the Company Group from another Person, or future disposition to another Person by the Company Group, of assets, properties or capital stock or other equity interest of another Person, and any Contract that relates to an acquisition or similar transaction which contains “earn-out” or other continuing obligations of any member of the Company Group, in any such case, that would reasonably be expected to result in payments in excess of $500,000 in the aggregate after the date of this Agreement or any merger or business combination with respect to any member of the Company Group other than the transaction contemplated hereunder;

(v)        Contracts relating to the formation, creation, operation, management or control of any partnership, joint venture, strategic alliance or similar Contract with a third party;

(vi)        Contracts (excluding non-continuing purchase orders and statements of work under any master Contract) with any of the Material Customers and Material Suppliers and Vendors of the Company and the members of the Company Group;

(vii)        collective bargaining agreements or other Contracts with any labor union, works council or other labor organization;

(viii)        any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority;

(ix)        Contracts pursuant to which the Company received or paid more than $3,000,000 during the twelve (12)-month period commencing January 1, 2019, other than Contracts relating to Indebtedness.

(x)        all Contracts requiring or providing for any capital expenditure in excess of $2,000,000 other than capital expenditures made in the ordinary course of the Company Group’s Business;

(xi)        settlement, conciliation or similar Contract entered into by any member of the Company Group in the last 12 months providing for payment by any member of the Company Group in excess of $500,000 individually or imposing any material non-monetary obligations on any member of the Company Group;

(xii)        Contracts, the primary purposes of which concerns a license, covenant not to sue, escrow, settlement, co-existence, concurrent use, consent to use, or other grant of material rights in Intellectual Property material to the Business, including any such (A) Contract pursuant to which third-party Intellectual Property that is material to the Business is licensed to, or a covenant not to sue with respect to such Intellectual Property is granted to, any member of the Company Group (excluding any software licenses for software generally available on “shrink wrap” or other standard terms for less than $500,000 in total), (B) Contracts pursuant to which any member of the Company Group has granted any license under, a covenant not to sue, or otherwise transferred or conveyed a material right or interest in (whether or not currently exercisable), any material Intellectual Property owned by a member of the Company Group to any third party (excluding any non-exclusive licenses of Intellectual Property granted to customers in the ordinary course of business), (C) Contracts for the acquisition, creation, or development of material Intellectual Property for the Company Group, except for assignment of inventions or Intellectual Property agreements entered into with employees and contractors in the ordinary course of business consistent with past practice, and (D) Contracts entered into in connection with the resolution of any material claim or dispute related to Intellectual Property, including any such agreements affecting the Company Group’s ability to own, enforce, use, license or disclose Intellectual Property.

(b)        The Company has made available to Leo true and complete copies of all Material Contracts, including any amendments thereto. Each Material Contract is, subject to the Enforceability Exceptions, a valid and binding agreement of the applicable member of the Company Group in all material respects and, to the Knowledge of the Company, each other party thereto in all material respects. As of the date of this Agreement, no member of the Company Group or, to the Knowledge of the Company, any other party thereto, is in or has received written notice of any material breach or material default under any such Material Contract.

5.16        Related Person Transactions. Except for any Benefit Plan listed on Section 5.12(a) of the Company Disclosure Schedules, the Company LLC Agreement, the Amended Partnership Agreement and any transaction among the Company Group, no Related Person of the Company Group:

(a)        has engaged in any transaction with the Company or any member of the Company Group during the twelve (12)-month period ending on the date of this Agreement;

(b)        is a party to any Contract with the Company or any member of the Company Group (or operates under or otherwise receives the benefit of any such Contract);

(c)        owns directly or indirectly (other than through any direct or indirect equity interest in the Company) in whole or in part, or has any other direct or indirect interest (other than through any direct or indirect equity interest in the Company) in, any tangible property that any member of the Company Group owns or leases; or

(d)        has outstanding any Indebtedness to or from any member of the Company Group.

(e)        All agreements and other relationships between any member of the Company Group, on the one hand, and any of its Related Persons or Affiliates of the Company Group (other than the other members of the Company Group), on the other hand, are conducted on terms and conditions that approximate those terms and conditions had such arrangements been negotiated on an arm’s-length basis. There are no agreements or other relationships between any member of the Company Group, on the one hand, and any Seller or its affiliated investment funds, alternative investment vehicles or related management or advising entities, on the other hand.

5.17        Real and Personal Property.

(a)        The Company does not own in fee any real property.

(b)        Section 5.17(b) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of all material leases, subleases, licenses and other occupancy agreements relating to real property to which any member of the Company Group is a party as lessee, sublessee, licensee or occupant with anticipated annual rental payments in excess of $500,000 (the “Real Property Leases”). The applicable member of the Company Group has a valid leasehold estate in all real property occupied pursuant to the Real Property Leases, free and clear of all Encumbrances, other than Permitted Encumbrances. Each Real Property Lease to which any member of the Company Group is a party is, subject to the Enforceability Exceptions, in full force and effect and is a valid and binding agreement of the applicable member of the Company Group in all material respects.

(c)        No member of the Company Group, or to the Knowledge of the Company, any other person or party thereto, is in breach or default, in any material respect, under any of the Real Property Leases, and to the Knowledge of the Company, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a breach or default under any of the Real Property Leases.

(d)        The Company has made available to Leo true and complete copies of all Real Property Leases (including all modifications and amendments thereto and guaranties and renewals thereof), and none of the Real Property Leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies of same made available by the Company to Leo.

(e)        The applicable member of the Company Group has good title to, or holds a valid leasehold interest in, or a valid license to use, all of the tangible assets and tangible personal property used by such member of the Company Group in the operation of its respective Business and which are material to such member of the Company Group, free and clear of any Encumbrances (other than Permitted Encumbrances).

5.18        Insurance. Section 5.18 of the Company Disclosure Schedules contains a list of all material insurance policies, covering the Company Group, taken as a whole, in effect at the date of this Agreement. With respect to each material insurance policy covering the Company Group, in all material respects, (a) such insurance policy is in full force and effect and all premiums with respect thereto covering all periods up to the Closing will be paid in the ordinary course of business consistent with past practice, (b) there is no material claim pending under any of such insurance policies as to which coverage has been questioned, denied or disputed, in each case, in writing by the underwriters of such policies and (c) no member of the Company Group has received written notice of cancellation, termination, material reduction in coverage or disallowance or material increase in premium (other than ordinary course increases that are not material to the Company Group taken as a whole) of any insurance policy that is held by, or for the benefit of, any member of the Company Group.

5.19        Brokers’ and Finders’ Fees. Other than any Person to which Seller Transaction Costs are payable, no member of the Company Group has employed, nor is any member of the Company Group subject to any valid claim of liability or obligation to, any broker, finder, investment banker, consultant or other intermediary in connection with the transactions contemplated by this Agreement.

5.20        Customers, Suppliers and Vendors. Section 5.20 of the Company Disclosure Schedules sets forth a list of the twenty (20) largest customers (the “Material Customers”) and the twenty (20) largest suppliers and vendors (“Material Suppliers and Vendors”) of the Company Group, taken as a whole, as measured by the dollar amount of purchases thereby or therefrom, for the Company’s fiscal year ending December 31, 2019, showing the approximate total purchases by such customer from the Company during each such period and the approximate total purchases by the Company Group from each such supplier or vendor during each such period. No such customer, supplier or vendor listed on Section 5.20 of the Company Disclosure Schedules has on or prior to the date of this Agreement (a) threatened in writing to terminate, cancel or, other than in the ordinary course of Business, materially limit or materially and adversely modify any of its existing or planned business with any member of the Company Group or (b) to the Knowledge of the Company, been involved in or threatened in writing a material dispute against any member of the Company Group or become insolvent or subject to bankruptcy proceedings.

5.21        Company Information. The information relating to the Company and the members of the Company Group which is or will be provided to Leo for inclusion in the Form S-4 or the Proxy Statement will not, at the date the Form S-4 is filed or declared effective, the Proxy Statement is first mailed to Leo’s shareholders or at the time of the Leo Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by Leo, the Sellers, Blocker Corp or Sponsor for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement or (b) any projections or forecasts included in the Form S-4 or the Proxy Statement.

5.22        Solvency. None of the Company or any member of the Company Group is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors.

5.23        No Additional Representations. NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE SELLERS, ANY MEMBER OF THE COMPANY GROUP OR BLOCKER CORP, INCLUDING ANY OF THEIR RESPECTIVE ASSETS, RIGHTS, PROPERTIES OR LIABILITIES AND INCLUDING THE PHYSICAL OR ENVIRONMENTAL CONDITION OF ANY PAST OR CURRENT PROPERTY OR FACILITY OF ANY OF THE FOREGOING, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED DOCUMENT, EXCEPT, IN EACH CASE, FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V, AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V, THE CONDITION OF THE ASSETS, PROPERTIES AND RIGHTS OF THE MEMBERS OF THE COMPANY GROUP AND BLOCKER CORP SHALL BE “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.” THE COMPANY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE COMPANY OR ANY OTHER MEMBER OF THE COMPANY GROUP OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR OR THEIR AFFILIATES’ RESPECTIVE REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE V, THE COMPANY (ON BEHALF OF ITSELF AND THE OTHER MEMBERS OF THE COMPANY GROUP) HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING, IN THE CONFIDENTIAL INFORMATION MEMORANDUM OR OTHERWISE) TO LEO OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO LEO BY ANY REPRESENTATIVE OF THE COMPANY, ANY OTHER MEMBER OF THE COMPANY GROUP OR ANY OF THEIR RESPECTIVE AFFILIATES). NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, NO MEMBER OF THE COMPANY GROUP MAKES ANY REPRESENTATIONS OR WARRANTIES TO LEO REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS,

BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF THE COMPANY AND/OR ANY OTHER MEMBER OF THE COMPANY GROUP OR BLOCKER CORP.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BLOCKER CORP

Except as set forth in the Company Disclosure Schedules, Blocker Corp hereby represents and warrants to Leo as follows:

6.1        Standing; Qualification and Power.

(a)        Blocker Corp is duly organized, validly existing and in good standing (or has the equivalent status) under the laws of the jurisdiction of its organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted, in each case, in all material respects.

(b)        Blocker Corp is duly qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not prevent or materially impair or materially delay Blocker Corp’s performance of its obligations hereunder.

6.2        Ownership; Capitalization of Blocker Corp.

(a)        Blocker Corp has good, valid and marketable title to, and owns beneficially and of record, the Outstanding Blocker Corp Company Units, free and clear of all Encumbrances.

(b)        Other than this Agreement, the Company LLC Agreement and the Amended Partnership Agreement, the Outstanding Blocker Corp Company Units are not subject to any stockholder agreement, investor rights agreement, registration rights agreement, voting agreement or trust, proxy or other similar Contract (including any Contract relating to rights of first refusal, co-sale rights or drag-along rights).

(c)        The Outstanding Blocker Corp Shares constitute all of the issued and outstanding equity interests of Blocker Corp.

(d)        All of the Outstanding Blocker Corp Shares have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of any preemptive, rights of first refusal or similar rights, and at the Closing will be free and clear of all Encumbrances.

(e)        As of the date of this Agreement, there are no outstanding (i) securities convertible into or exchangeable for the capital stock of Blocker Corp, (ii) options, restricted stock units, performance stock units, stock appreciation rights, phantom stock, warrants, calls or other rights to purchase or subscribe for capital stock of Blocker Corp or (iii) Contracts of any kind to which Blocker Corp is subject or bound requiring the issuance after the date of this Agreement of (A) any capital stock of Blocker Corp, (B) any convertible or exchangeable security of the type referred to in clause (i) above or (C) any options, restricted stock units, performance stock units, stock appreciation rights, phantom stock, warrants, calls or rights of the type referred to in clause (ii) above.

(f)        There are no voting trusts, proxies, stockholder, partnership or other Contracts with an equityholder of Blocker Corp, investors’ rights Contracts, right of first refusal or co-sale Contract, or registration rights Contracts or other agreements or understandings to which Blocker Corp is bound with respect to voting of any shares of capital stock or any other equity interest of Blocker Corp.

(g)        Other than the Outstanding Blocker Corp Company Units and the resulting indirect interest in the Company Group, Blocker Corp does not own, directly or indirectly, any interest or investment in the form of equity in, and is not is subject to any obligation or requirement to provide for or make any investment in, any Person.

6.3        Authority; Execution and Delivery; Enforceability. Blocker Corp has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery by Blocker Corp of this Agreement has been and, in the case of the Related Documents to which it is or will be a party, will be when delivered, and the consummation of the transactions contemplated hereby has been and the consummation of the transactions contemplated by the Related Documents to which it is or will be a party will be when delivered, duly authorized by all requisite action of Blocker Corp, and no other proceeding on the part of Blocker Corp is necessary to authorize the entry into this Agreement by Blocker Corp or the entry into the Related Documents to which Blocker Corp is or will be a party or the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and upon its execution and delivery, each of the Related Documents to which Blocker Corp is or will be a party will be, duly and validly executed and delivered by Blocker Corp and, assuming this Agreement and the Related Documents have been duly authorized, executed and delivered by the other parties hereto or thereto, as applicable, this Agreement constitutes, and upon its execution and delivery each of the Related Documents to which Blocker Corp is or will be a party will constitute, a legal, valid and binding obligation of Blocker Corp, enforceable against it in accordance with its terms, in each case subject to the Enforceability Exceptions.

6.4        Brokers’ and Finders’ Fees. Other than any Person to which Seller Transaction Costs are payable, Blocker Corp has not employed, nor is it subject to any valid claim of liability or obligation to, any broker, finder, investment banker, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to any fee or commission in connection therewith.

6.5        No Conflict; Consents.

(a)        The execution, delivery and performance of this Agreement by Blocker Corp, and the consummation by Blocker Corp of the transactions contemplated hereby, do not and will not, as applicable, (i) violate or conflict with any provision of the articles of incorporation or bylaws (or other comparable governing documents) of Blocker Corp, (ii) result in a violation or breach of, or constitute (with or without the giving of notice or, the lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration, suspension, revocation or cancellation of obligations or any penalty or modification of any obligation) under, any material Contract to which Blocker Corp is a party or by which any of its respective properties or assets are bound, (iii) assuming that all Approvals have been obtained and all filings, registrations and notifications have been made, each as contemplated by Section 4.5(b), Section 5.4(b), Section 6.5(b), Section 7.4(b) and/or Section 8.4(b), violate or conflict with any Law applicable to Blocker Corp or by which any of its respective properties or assets are bound, or (iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon the material properties or material assets of Blocker Corp, other than, in the case of clauses (ii) through (iv) above, any such violations, breaches, defaults or rights of termination or cancellation of obligations which would not, individually or in the aggregate, materially impair or materially delay Blocker Corp’s ability to consummate the transactions contemplated hereby.

(b)        The execution, delivery and performance of this Agreement by Blocker Corp, and the consummation by Blocker Corp of the transactions contemplated hereby, will not require any waiver, authorization or other Permit of, or filing or registration with or notification to, any Governmental Authority, other than (i) compliance with all applicable Antitrust Laws and (ii) such Approvals, filings, registrations or notifications which, if not made or obtained, would not, individually or in the aggregate, materially impair or materially delay Blocker Corp’s ability to consummate the transactions contemplated hereby.

6.6        Litigation. As of the date of this Agreement, (a) there are no Actions pending or, to the knowledge of Blocker Corp, threatened against Blocker Corp and (b) Blocker Corp is not subject to (nor are any properties or assets of Blocker Corp bound by or subject to) any outstanding material Orders.

6.7        Taxes.

(a)        All material Tax Returns required to be filed by or on behalf of Blocker Corp have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, correct and complete in all material respects when filed.

(b)        All material amounts of Taxes due and payable by Blocker Corp have been fully and timely paid.

(c)        Blocker Corp has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency.

(d)        Blocker Corp has complied in all material respects with all applicable Laws relating to the collection or withholding of material Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state or non-U.S. Laws) and has duly and timely withheld and paid over to the appropriate Tax Authorities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(e)        Blocker Corp (i) has not been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes; and (ii) has no liability for material Taxes of any other Person (other than a member of the Company Group) under Treasury Regulations 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise.

(f)        Blocker Corp is not a party to any Tax allocation or sharing agreement (other than any commercial agreement entered into in the ordinary course of business that does not primarily relate to Taxes).

(g)        No claim has been made in writing by any Tax Authority in a jurisdiction in which Blocker Corp does not file Tax Returns or pay Taxes that Blocker Corp is or may be subject to taxation by that jurisdiction or required to file Tax Returns in that jurisdiction.

(h)        No audit, examination, investigation, dispute or other proceeding by any Tax Authority with respect to material Taxes owed by Blocker Corp is pending and no Tax Authority has given written notice of any intention to commence such an audit, examination, investigation, dispute or other proceeding or assert any deficiency or claim for material additional Taxes against Blocker Corp, nor has any such deficiency or claim for material additional Taxes been proposed or assessed in writing, which deficiency or claim has not been settled.

(i)        Blocker Corp has not engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(j)        Blocker Corp is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c) (2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k)        In the two (2) years prior to the date of this Agreement, Blocker Corp has not entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(l)        There are no material Encumbrances for Taxes upon any property or assets of Blocker Corp except for Permitted Encumbrances.

(m)        Blocker Corp has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution qualifying (or purporting to qualify) for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(n)        From its formation, Blocker Corp has been classified as a corporation for all U.S. federal, and applicable state and local, income Tax purposes and will be so classified for all periods through and including the Closing Date.

6.8        Blocker Corp Information. The information relating to Blocker Corp which is provided to Leo for inclusion in the Form S-4 or the Proxy Statement, will not at the date the Form S-4 is filed or declared effective, the Proxy Statement is first mailed to Leo’s shareholders or at the time of the Leo Shareholders Meeting contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Blocker Corp that is included in the Form S-4 or the Proxy Statement). Notwithstanding the foregoing, Blocker Corp does not make any representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by Leo, Sponsor, the Sellers or the Company for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement or (b) any projections or forecasts included in the Form S-4 or the Proxy Statement.

6.9        Assets; Operations; Liabilities.

(a)        Blocker Corp does not have any material assets or operations, except for this Agreement and the Outstanding Blocker Corp Company Units. Blocker Corp was formed for the sole purpose of owning equity interests in the Company and transactions incidental thereto, and Blocker Corp has conducted no business, except for owning equity interests in the Company and entering into, and complying with its covenants and agreements under, this Agreement and transactions incidental to the foregoing.

(b)        Blocker Corp does not have any material liability, except for liabilities in connection with Taxes payable by Blocker Corp and liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

6.10        No Additional Representations. NEITHER BLOCKER CORP NOR ANY OF ITS AFFILIATES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE SELLERS, ANY MEMBER OF THE COMPANY GROUP OR BLOCKER CORP, INCLUDING ANY OF THEIR RESPECTIVE ASSETS, RIGHTS, PROPERTIES OR LIABILITIES AND INCLUDING THE PHYSICAL OR ENVIRONMENTAL CONDITION OF ANY PAST OR CURRENT PROPERTY OR FACILITY OF ANY OF THE FOREGOING, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED DOCUMENT, EXCEPT, IN EACH CASE, FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V, AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V, THE CONDITION OF THE ASSETS, PROPERTIES AND RIGHTS OF THE MEMBERS OF THE COMPANY GROUP AND BLOCKER CORP SHALL BE “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.” BLOCKER CORP DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY BLOCKER CORP OR ANY OF ITS AFFILIATES OR ANY OF ITS OR ITS AFFILIATES’ RESPECTIVE REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE VI, BLOCKER CORP HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION,

FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING, IN THE CONFIDENTIAL INFORMATION MEMORANDUM OR OTHERWISE) TO LEO OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO LEO BY ANY REPRESENTATIVE OF BLOCKER CORP, ANY MEMBER OF THE COMPANY GROUP OR ANY OF THEIR RESPECTIVE AFFILIATES). NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, BLOCKER CORP DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO LEO REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF THE COMPANY AND/OR ANY OTHER MEMBER OF THE COMPANY GROUP OR BLOCKER CORP.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF LEO

Except as set forth in the Leo Disclosure Schedules, Leo represents and warrants to each Seller, the Company and Blocker Corp as follows (it being understood that each representation and warranty contained in this Article VII is qualified by the disclosures in Leo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Leo Form 10-K”) (including by incorporation therein, each of the exhibits as listed in Item 15 (Exhibits, Financial Statements Schedules) therein, but other than any disclosures in the “Risk Factors,” “Forward-Looking Statements” or “Qualitative or Quantitative Disclosure About Market Risks” sections of the Leo Form 10-K or other forward-looking statements or disclosures to the extent they are cautionary, predictive or forward-looking in nature) or a Form 8-K of Leo filed with the SEC since November 29, 2017, and prior to the date hereof; provided that it is understood that any matter disclosed in a Leo Form 10-K will not be deemed to be disclosed for purposes of, or to modify or qualify, Sections 7.1, Section 7.2 (other than Section 7.2(d)), Section 7.3, Section 7.4, Section 7.16 and Section 7.19):

7.1        Standing; Qualification and Power of Leo.

(a)        Leo is duly organized, validly existing and in good standing (or has the equivalent status) under the Laws of the jurisdiction of its organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted, except where the failure to be so validly existing and in good standing (in such jurisdictions where such status is recognized) or to have such power or authority would not have a Material Adverse Effect on Leo or prevent or materially impair or materially delay Leo’s ability to consummate the transactions contemplated hereby.

(b)        Leo is duly qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Leo.

7.2        Capitalization of Leo.

(a)        As of the date hereof and without taking into effect the PIPE Investment and the Domestication, the authorized capital stock of Leo consists of (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share (“Class A Ordinary Shares”), (ii) 20,000,000 shares of Class B ordinary shares, par value $0.0001 per share (“Class B Ordinary Shares”), and (iii) 1,000,000 preference shares, par value $0.0001 per share. Section 7.2(a) of the Leo Disclosure Schedules sets forth, as of the date hereof, the record holders of more than 5% of the outstanding shares of Leo (without taking into effect the PIPE Investment and the Domestication). All issued and outstanding shares of capital stock of Leo have been duly authorized and validly issued, are fully paid and nonassessable under applicable Law and were not issued in violation of any preemptive rights, rights of first refusal or similar rights. Immediately following the Closing, assuming no shares of Leo Common Stock are redeemed in connection with the transactions contemplated by this Agreement and disregarding the Equity Consideration, the issued and outstanding capital stock of the Surviving Company will consist solely of 32,812,807 shares of Surviving Company Class A Common Stock.

(b)        As of the date hereof, Leo has issued 14,000,000 warrants that entitle the holder thereof to purchase one (1) Class A Ordinary Share at an exercise price of $11.50 per share (the “Leo Warrants”) on the terms and conditions set forth in the applicable warrant agreement. Immediately following the Closing, Leo will have 14,000,000 Leo Warrants issued and outstanding, of which 2,000,000 shall be issued to Sponsor and 2,000,000 shall be issued to the Sellers. As of the close of business on the Business Day immediately prior to the date hereof, Leo has 19,312,807 Class A Ordinary Shares issued and outstanding, 5,000,000 Class B Ordinary Shares issued and outstanding (4,910,000 of which are owned by Sponsor and 90,000 of which are owned by the Leo Independent Directors) and no preference shares issued or outstanding (without taking into effect the Surrendered Shares, Surrendered Warrants, the PIPE Investment and the Domestication). As of the date of this Agreement, Sponsor and the Leo Independent Directors do not own any equity interests of Leo, other than 5,000,000 Class B Ordinary Shares and 4,000,000 Leo Warrants, and as of immediately following the Closing, Sponsor and the Leo Independent Directors shall not own any equity interests of Leo, other than 3,500,000 shares of Surviving Company Class A Common Stock, and 2,000,000 Leo Warrants.

(c)        Except for the Leo Warrants, as of the date of this Agreement, there are no outstanding (i) securities convertible into or exchangeable for the capital stock of Leo, (ii) options, restricted stock units, performance stock units, stock appreciation rights, phantom stock, warrants, calls or other rights to purchase or subscribe for capital stock of Leo or (iii) other than the Subscription Agreements, Contracts of any kind to which Leo is subject or bound requiring the issuance after the date of this Agreement of (A) any capital stock of Leo, (B) any convertible or exchangeable security of the type referred to in clause (i) above or (C) any options, restricted stock units, performance stock units, stock appreciation rights, phantom stock, warrants, calls or rights of the type referred to in clause (ii) above. No equity or equity-based compensation has been granted by Leo or any of its Affiliates to any existing or former employees or other service providers of Leo other.

(d)        There are no voting trusts, proxies, stockholder, partnership or other Contracts with an equityholder of Leo, investors’ rights Contracts, right of first refusal or co-sale Contract, or registration rights Contracts or other agreements or understandings to which Leo is bound with respect to voting of any shares of capital stock or any other equity interest of any member of Leo.

(e)        Section 7.2(e) of the Leo Disclosure Schedules sets forth a true and complete summary of the identity of any obligor and/or guarantor and the principal amount and maturity of each such instrument, as of the close of business on the date immediately preceding the date of this Agreement, of all Indebtedness of Leo.

(f)        The Equity Consideration, when issued in accordance with the terms of this Agreement and the Related Documents, as applicable, shall be duly authorized, validly issued, fully paid and non-assessable, issued to the Sellers, free and clear of all Encumbrances.

7.3        Authority; Execution and Delivery; Enforceability. Leo has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which it is or will be a party and, subject to the receipt of the Leo Shareholder Approvals, to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. Subject to the receipt of the Leo Shareholder Approvals, the execution and delivery of this Agreement have been and, in the case of the Related Documents to which it is or will be a party will be when delivered, and the consummation of the transactions contemplated hereby has been and the consummation of the transactions contemplated by the Related Documents to which it is or will be a party, will be when delivered, duly authorized by all requisite action by Leo. This Agreement has been, and upon its execution and delivery each of the Related Documents to which Leo is or will be a party will be, duly and validly executed and delivered by each of Leo and, assuming this Agreement and the

Related Documents have been duly authorized, executed and delivered by the other Parties or parties thereto, as applicable, this Agreement constitutes, and upon its execution and delivery each of the Related Documents to which Leo is or will be a party will constitute, a legal, valid and binding obligation of each of Leo enforceable against it in accordance with their respective terms, in each case subject to the Enforceability Exceptions.

7.4        No Conflict; Consents.

(a)        The execution, delivery and performance of this Agreement by Leo, and the consummation by each of Leo of the transactions contemplated hereby, will not (i) violate or conflict with any provision of the Leo Governing Documents, (ii) result in a violation or breach of, or constitute (with or without the giving of notice or, the lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration, suspension, revocation or cancellation of obligations or any penalty or modification of any obligation) under, any material Contract to which Leo is a party or by which any of its properties or assets are bound or (iii) assuming that all Approvals have been obtained and all filings, registrations and notifications have been made, each as contemplated by Section 4.5(b), Section 5.4(b), Section 7.4(b) and/or Section 8.4(b) violate or conflict with any Law applicable to Leo or by which any of its respective properties or material assets are bound, other than, in the case of clauses (ii) and (iii) above, any such violations, breaches, defaults or rights of termination or cancellation of obligations which would not have a Material Adverse Effect on Leo.

(b)        The execution, delivery and performance of this Agreement by each of Leo, and the consummation by each of Leo of the transactions contemplated hereby, will not require any waiver, authorization or other Permit of, or filing or registration with or notification to, any Governmental Authority, other than (i) compliance with all applicable Antitrust Laws, (ii) filings and Approvals required by the Securities and Exchange Commission, and (iii) such Approvals, filings, registrations or notifications which, if not made or obtained, would not have a Material Adverse Effect on Leo.

(c)        Leo does not own interests in any Person and is not aware of any facts or circumstances (including any possible other transaction pending or under consideration by Leo or any of its Affiliates) which (i) reasonably could be expected to prohibit or materially impair or materially delay the ability of Leo to obtain the consents, authorizations, Orders or approvals of the applicable Governmental Antitrust Authorities without any structural or conduct relief or (ii) could cause a Governmental Antitrust Authority to seek to prohibit or materially delay consummation of the transactions contemplated by this Agreement or impose a condition or conditions that would have a Material Adverse Effect on Leo and prevent or materially impair or materially delay Leo’s ability to consummate the transactions contemplated hereby.

7.5        Absence of Certain Changes. Since September 30, 2019, there has not been any event, change, development or effect that, individually or in the aggregate with all other events, changes, developments or effects, has had, or would reasonably be expected to have, a Material Adverse Effect on Leo.

7.6        Compliance with Law; Permits.

(a)        Leo is, and since the Lookback Date, has been, in compliance in all material respects with all Laws applicable to Leo. Since the Lookback Date, Leo has not received written notice from any Governmental Authority alleging any material violation or violations under any applicable Law.

(b)        Leo has all material Permits required under applicable Laws for the operation of its business and is in material compliance with the terms of such Permits.

7.7        Litigation. Except with respect to any investigation under the HSR Act or applicable Antitrust Laws relating to the transactions contemplated hereby, (a) there are no Actions pending or, to the Knowledge of Leo, threatened against Leo in writing, and (b) Leo is not subject to (nor are any properties or assets of Leo bound by or subject to) any outstanding material Order.

7.8        Leo SEC Reports; Financial Statements.

(a)        Leo has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Leo with the SEC under the Exchange Act or the Securities Act since Leo’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Leo SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional Leo SEC Reports”). All Leo SEC Reports, any correspondence from or to the SEC or NYSE (other than such correspondence in connection with the initial public offering of Leo or the annual meeting) and all certifications and statements required by (i) Rule 13a-14 or 15d-14 under the Exchange Act, or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on EDGAR in full without redaction or have otherwise been made available to the Sellers. Leo has heretofore furnished to the Sellers true and correct copies of all amendments and modifications that have not been filed by Leo with the SEC to all agreements, documents and other instruments that previously had been filed by Leo with the SEC and are currently in effect. The Leo SEC Reports were, and the Additional Leo SEC Reports will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Leo SEC Reports did not, and the Additional Leo SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications are each true and correct in all material respects. Leo maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. As used in this Section 7.8(a), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or the NYSE. There are no unresolved comments received in writing from the SEC staff with respect to the Leo SEC Reports on or prior to the date hereof. To the Knowledge of Leo, none of the Leo SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation.

(b)        The financial statements and notes contained or incorporated by reference in the Leo SEC Reports fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Leo SEC Reports will fairly present, in all material respects, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of Leo as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with (i) GAAP and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Leo has no off-balance sheet arrangements and no Indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due), which is not accrued or reserved against in the Leo SEC Reports, other than (a) liabilities or obligations otherwise specifically disclosed in this Agreement or the Leo Disclosure Schedules, and (b) liabilities and obligations arising under this Agreement and any Related Document or the performance by Leo of its obligations in accordance with the terms of this Agreement (including Section 9.1(c)) and any Related Document. No financial statements other than those of Leo are required by GAAP to be included in the consolidated financial statements of Leo.

7.9        Information Supplied. None of the information supplied or to be supplied by Leo for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement will, at the date the Form S-4 is filed or declared effective, the Proxy Statement is first mailed to Leo’s shareholders or at the time of the Leo Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Leo makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by the Sellers, the Company, Blocker Corp or Sponsor for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement or (b) any projections or forecasts included in the Form S-4 or the Proxy Statement.

7.10        NYSE Stock Market Quotation. The issued and outstanding Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “LHC.” The issued and outstanding Leo Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “LHC WS.” Leo is in compliance with the rules of the NYSE and there is no action or proceeding pending or, to the Knowledge of Leo, threatened against Leo by the NYSE or the SEC with respect to any intention by such entity to deregister the Leo Common Stock or Leo Warrants or terminate the listing of Leo on the NYSE. None of Leo or any of its Affiliates has taken any action in an attempt to terminate the registration of the Leo Common Stock or the Leo Warrants under the Exchange Act.

7.11        Board Approval; Stockholder Vote. The board of directors of Leo (including any required committee or subgroup of the board of directors of Leo) has, as of the date of this Agreement, unanimously (a) approved and declared the advisability of this Agreement, the Related Documents and the consummation of the transactions contemplated hereby, including the Domestication, (b) determined that the consummation of the transactions contemplated hereby is in the best interest of the shareholders of Leo and (c) resolved and agreed to recommend to the shareholders of Leo that they vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, including the Domestication and the other Leo Shareholder Approvals, in each case on the terms and subject to the conditions set forth in this Agreement. Other than the Leo Shareholder Approvals, no other further corporate proceedings on the part of Leo are necessary to approve the consummation of the transactions contemplated hereby.

7.12        Leo Material Contracts. Leo has filed as an exhibit to a Leo SEC Report each “material contract” (as such term is defined in Regulation S-K) to which Leo is a Party and each Contract or other relevant documentation (including any amendments or modifications thereto) with respect to any Sponsor Related Party Transaction (collectively, the “Leo Material Contracts”). Each Leo Material Contract is, subject to the Enforceability Exceptions, a valid and binding agreement of Leo in all material respects and, to the Knowledge of Leo, each other party thereto in all material respects. As of the date of this Agreement, neither Leo nor, to the Knowledge of Leo, any other party thereto, is in or has received written notice of any material breach or material default under any such Leo Material Contract.

7.13        Investment Company Act. Leo is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. Leo constitutes an “emerging growth company” within the meaning of the JOBS Act.

7.14        Trust Account.

(a)        As of the date hereof, Leo has at least $200,000,000 in the account established by Leo for the benefit of its public shareholders (the “Trust Account”), with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of February 15, 2018, by and between Leo and the Trustee (the “Trust Agreement”). Other than pursuant to the Trust Agreement and the Subscription Agreements, the obligations of Leo under this Agreement are not subject to any conditions regarding Leo’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

(b)        The Trust Agreement has not been amended or modified, is valid and in full force and effect and is enforceable in accordance with its terms, except as limited by the Enforceability Exceptions. Leo has performed all material obligations required to be performed by it under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute a material default thereunder by Leo or, to the Knowledge of Leo, the Trustee. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) (i) between Leo and the Trustee that would cause the description of the Trust Agreement in the Leo SEC Reports to be inaccurate in any material respect or (ii) to the Knowledge of Leo, that would entitle any Person (other than (1) shareholders of Leo holding Class A Ordinary Shares sold in Leo’s initial public offering who shall have elected to redeem their Class A Ordinary Shares pursuant to the Leo Governing Documents and (2) the IPO Underwriter for the IPO Underwriter Fees) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income taxes from any interest income earned in the Trust Account and (B) to redeem Class A Ordinary Shares in accordance with the provisions of the Leo Governing Documents. There are no Actions pending or, to the Knowledge of Leo, threatened with respect to the Trust Account.

7.15        Employee Benefit Plans. Leo has never had any employees, and other than reimbursement of any out-of-pocket expenses incurred by Leo’s officers and directors in connection with activities on Leo’s behalf in an aggregate amount not in excess of the amount of cash held by Leo outside of the Trust Account, Leo does not have any unsatisfied material liability with respect to any employee thereof. Leo does not maintain or have any direct or indirect liability under any employee benefit plan.

7.16        Assets; Title to Assets. Other than this Agreement, general working capital and the Trust Agreement and the applicable rights and interests in and to the Trust Account as set forth therein, Leo does not own any assets. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, Leo owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by Leo in the operation of its business and which are material to Leo, in each case, free and clear of any Encumbrances (other than Permitted Encumbrances).

7.17        Securities Laws Matters. Leo acknowledges that the Outstanding Company Units and the Outstanding Blocker Corp Shares being acquired pursuant to this Agreement and the Related Documents have not been registered under the Securities Act or under any state or foreign securities Laws. Leo is acquiring the Outstanding Company Units and the Outstanding Blocker Corp Shares for its own account solely for investment purposes and not with a view to any public resale or other distribution thereof, except in compliance with applicable securities Laws. Leo acknowledges that the Outstanding Company Units and the Outstanding Blocker Corp Shares will not be registered under the Securities Act or any applicable state or foreign securities Laws and that the Outstanding Company Units and the Outstanding Blocker Corp Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to state or foreign securities Laws, as applicable. Leo has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Outstanding Company Units and the Outstanding Blocker Corp Shares and is capable of bearing the economic risks of such investment. Leo is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

7.18        Leo’s Business Investigation; Disclaimer Regarding Projections; No Knowledge of Misrepresentation.

(a)        Leo has conducted such investigations of the Company Group and the Business as it has deemed necessary in order to make an informed decision concerning the transactions contemplated hereby. For the purpose of conducting these investigations, Leo has employed the services of its own Representatives. In all matters affecting the condition of the properties, assets, rights, liabilities of the Company Group and Blocker Corp and the contents of the documents, records, reports or other materials made available or provided to Leo in connection with the transactions contemplated hereby, and in making its decision to enter into this Agreement and the Related Documents and consummate the transactions contemplated hereby and thereby, Leo is relying solely upon the advice and opinion offered by its own Representatives and the representations and warranties set forth in Article IV, Article V and Article VI or in any Related Document. Without limiting the foregoing, Leo disclaims reliance on any representations and warranties except as expressly set forth in Article IV, Article V and Article VI or in any Related Document. Except as set forth herein, neither the Company, the Seller nor any of their respective Related Parties shall have or be subject to any liability to Leo or any other Person resulting from the distribution to Leo, or Leo’s use of, any such information, including any information, documents or material made available to the other Parties and their Representatives in the electronic data room maintained on Intralinks.com entitled “Project Denali” (the “Data Room”), confidential information memorandum, management presentation or in any other form in expectation of the transactions contemplated hereby. Leo has reviewed all of the documents, records, reports and other materials made available in the Data Room prior to 5:30 p.m. New York City time, on April 22, 2020.

(b)        Except as and to the limited extent expressly set forth in Article IV, Article V and Article VI or in any Related Document, Leo acknowledges and agrees that no member of the Company Group, nor the Sellers, Blocker Corp nor any other Person is making or has made, and that none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, of any nature whatsoever, with respect to the Outstanding Company Units and the Outstanding Blocker Corp Shares or any member of the Company Group, or any of their respective assets, rights or properties, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Company Group’s business by the Surviving Company after the Closing in any manner or (iii) the probable success or profitability of the Business after the Closing, and Leo specifically disclaims that it is relying on or has relied on any such representation or warranty as an inducement to enter into this Agreement or otherwise.

(c)        In connection with Leo’s investigation of the Outstanding Company Units and the Outstanding Blocker Corp Shares, the Company Group and the Business, Leo has received from the Company and/or its Affiliates and their respective Representatives certain projections and other forecasts, including projected financial statements, cash flow items, certain business plan information and other data related to the Company Group and/or such Business. Leo acknowledges that (i) there are uncertainties inherent in attempting to make such projections, forecasts and plans and, accordingly, is not relying on them, (ii) Leo is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to it and (iii) Leo shall have no claim against anyone with respect to any of the foregoing, except with respect to claims of Fraud. Accordingly, Leo acknowledges that neither the Sellers, the Company nor any of their respective Affiliates nor any of its or their respective Related Parties has made any representation or warranty with respect to such projections or other forecasts or plans.

7.19        Solvency. Leo is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Each of Leo, the Surviving Company and each member of the Company Group shall be Solvent following the Closing, immediately after giving effect to the transactions contemplated by this Agreement and the PIPE Investment, assuming (a) the accuracy of the representations and warranties in Article IV, Article V and Article VI, (b) the performance by the Company, Blocker Corp and Sellers of their respective obligations under this Agreement and the other Related Documents and (c) that the Company Group and Blocker Corp are Solvent immediately prior to the Closing.

7.20        Brokers’ and Finders’ Fees. Other than any Person to which Leo Transaction Costs are payable, Leo has not employed, nor is Leo subject to, any valid claim of liability or obligation to, any broker, finder, consultant, investment banker or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to any fee or commission in connection therewith.

7.21        Taxes.

(a)        All material Tax Returns required to be filed by or on behalf of Leo have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, correct and complete in all material respects when filed.

(b)        All material amounts of Taxes due and payable by Leo have been fully and timely paid.

(c)        Leo has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency.

(d)        Leo has complied in all material respects with all applicable Laws relating to the collection or withholding of material Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state or non-U.S. Laws) and has duly and timely withheld and paid over to the appropriate Tax Authorities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(e)        Leo (i) has not been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes (other than a group the common parent of which was Leo) and (ii) does not have any liability for material Taxes of any other Person under Treasury Regulations 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise.

(f)        Leo is not a party to any Tax allocation or sharing agreement (other than a commercial agreement entered into in the ordinary course of business that does not primarily relate to Taxes).

(g)        No claim has been made in writing by any Tax Authority in a jurisdiction in which Leo does not file Tax Returns or pay Taxes that Leo is or may be subject to taxation by that jurisdiction or required to file Tax Returns in that jurisdiction.

(h)        No audit, examination, investigation, dispute or other proceeding by any Tax Authority with respect to material Taxes owed by Leo is pending and no Tax Authority has given written notice of any intention to commence such an audit, examination, investigation, dispute or other proceeding or assert any deficiency or claim for material additional Taxes against Leo, nor has any such deficiency or claim for material additional Taxes been proposed or assessed in writing, which deficiency or claim has not been settled.

(i)        Leo has not engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(j)        Leo is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k)        In the two (2) years prior to the date of this Agreement, Leo has not entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(l)        There are no material Encumbrances for Taxes upon any property or assets of Leo except for Permitted Encumbrances.

(m)        Leo has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a) (1)(A) of the Code) in a distribution qualifying (or purporting to qualify) for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(n)        From its formation, Leo has been classified as a corporation for all U.S. federal, and applicable state and local, income Tax purposes and will be so classified for all periods through and including the Closing Date.

7.22        PIPE Investments. Leo has made available to the Company and the Seller true, correct and complete copies of the Subscription Agreements. As of the date of this Agreement, the Subscription Agreements (a) are in full force and effect without amendment or modification, (b) are the valid, binding and enforceable obligations of Leo (or its applicable Affiliate) and, to the Knowledge of Leo, each other party thereto (except, in any case, as may be limited by Enforceability Exceptions) and (c) have not been withdrawn, terminated or rescinded in any respect. The PIPE Investment, together with the amount in the Trust Account at the Closing, will be in the aggregate sufficient to enable Leo to (i) pay all cash amounts required to be paid by Leo under or in connection with this Agreement and (ii) pay any and all Transaction Costs required to be paid by Leo under or in connection with this Agreement. There are no other Contracts between Leo and any PIPE Investor relating to any Subscription Agreement, that would reasonably be expected to affect the obligations of the PIPE Investors to contribute to Leo the applicable portion of the PIPE Investment set forth in the Subscription Agreements, and, to the Knowledge of Leo, no facts or circumstances exist that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment not being available to Leo, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Leo under any material term or condition of any Subscription Agreement and, as of the date hereof, Leo has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of Closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement or the Related Documents) to the obligations of the PIPE Investors to contribute to Leo the applicable portion of the PIPE Investment set forth in the Subscription Agreements on the terms therein.

7.23        Related Person Transactions. Except as set forth in Section 7.23 of the Leo Disclosure Schedules, and other than the private placement of securities in connection with Leo’s initial public offering, there are no transactions or Contracts, or series of related transactions of Contracts (each, a “Sponsor Related Party Transaction”), between Sponsor or its Related Persons, on the one hand, and Leo, any officer, director, manager or Affiliate of Leo or, to the Knowledge of Leo, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, required to be disclosed by Leo in the Leo SEC Reports pursuant to Item 404 of Regulation S-K. Leo has made available to Seller true, correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) available as of the date of this Agreement with respect to any Sponsor Related Party Transaction.

7.24        No Additional Representations. NONE OF LEO OR ANY OF ITS AFFILIATES IS MAKING ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER, EXCEPT WITH RESPECT TO LEO OR SPONSOR, INCLUDING ANY OF THEIR RESPECTIVE ASSETS, RIGHTS, PROPERTIES OR LIABILITIES, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED DOCUMENT, EXCEPT, IN EACH CASE, FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VII. EACH OF LEO AND ITS AFFILIATES DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY LEO OR ANY OF ITS AFFILIATES OR ANY OF ITS OR ITS AFFILIATES’ RESPECTIVE REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE VII, LEO (ON BEHALF OF ITSELF AND ITS AFFILIATES) HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE SELLERS, BLOCKER CORP, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE SELLERS, BLOCKER CORP, THE COMPANY OR ANY MEMBER OF THE COMPANY GROUP BY ANY REPRESENTATIVE OF LEO OR ANY OF ITS AFFILIATES). NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, NONE OF LEO OR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE SELLERS, BLOCKER CORP, THE COMPANY OR ANY MEMBER OF THE COMPANY GROUP

REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF SPONSOR, LEO OR ANY OF THEIR RESPECTIVE AFFILIATES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VII, THE CONDITION OF THE ASSETS, PROPERTIES AND RIGHTS OF LEO SHALL BE “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.”

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF SPONSOR

Sponsor hereby represents and warrants to each Seller and the Company as follows:

8.1        Standing; Qualification and Power.

(a)        Sponsor is duly organized, validly existing and in good standing (or has the equivalent status) under the laws of the jurisdiction of its organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted, in each case, in all material respects.

(b)        Sponsor is duly qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not prevent or materially impair or materially delay Sponsor’s performance of its obligations hereunder.

8.2        Authority; Execution and Delivery; Enforceability. Sponsor has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery by Sponsor of this Agreement has been and, in the case of the Related Documents to which it is or will be a party, will be when delivered, and the consummation of the transactions contemplated hereby has been and the consummation of the transactions contemplated by the Related Documents to which it is or will be a party will be when delivered, duly authorized by all requisite action of Sponsor, and no other proceeding on the part of Sponsor is necessary to authorize the entry into this Agreement by Sponsor or the entry into the Related Documents to which Sponsor is or will be a party or the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and upon its execution and delivery, each of the Related Documents to which Sponsor is or will be a party will be, duly and validly executed and delivered by Sponsor and, assuming this Agreement and the Related Documents have been duly authorized, executed and delivered by the other parties hereto or thereto, as applicable, this Agreement constitutes, and upon its execution and delivery each of the Related Documents to which Sponsor is or will be a party will constitute, a legal, valid and binding obligation of Sponsor, enforceable against it in accordance with its terms, in each case subject to the Enforceability Exceptions.

8.3        Brokers’ and Finders’ Fees. Other than any Person to which Leo Transaction Costs are payable, Sponsor has not employed, nor is it subject to any valid claim of liability or obligation to, any broker, finder, investment banker, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to any fee or commission in connection therewith.

8.4        No Conflict; Consents.

(a)        The execution, delivery and performance of this Agreement by Sponsor, and the consummation by Sponsor of the transactions contemplated hereby, do not and will not, as applicable, (i) violate or conflict with any provision of the articles of incorporation or bylaws (or other comparable governing documents) of Sponsor,

(ii) result in a violation or breach of, or constitute (with or without the giving of notice or, the lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration, suspension, revocation or cancellation of obligations or any penalty or modification of any obligation) under, any material Contract to which Sponsor is a party or by which any of its respective properties or assets are bound, (iii) assuming that all Approvals have been obtained and all filings, registrations and notifications have been made, each as contemplated by Section 4.5(b), Section 5.4(b), Section 6.5(b), Section 7.4(b) and/or Section 8.4(b) violate or conflict with any Law applicable to Sponsor or by which any of its respective properties or assets are bound, or (iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon the material properties or material assets of Sponsor, other than, in the case of clauses (ii) through (iv) above, any such violations, breaches, defaults or rights of termination or cancellation of obligations which would not, individually or in the aggregate, materially impair or materially delay Sponsor’s ability to consummate the transactions contemplated hereby.

(b)        The execution, delivery and performance of this Agreement by Sponsor, and the consummation by Sponsor of the transactions contemplated hereby, will not require any waiver, authorization or other Permit of, or filing or registration with or notification to, any Governmental Authority, other than (i) compliance with all applicable Antitrust Laws and (ii) such Approvals, filings, registrations or notifications which, if not made or obtained, would not, individually or in the aggregate, materially impair or materially delay Sponsor’s ability to consummate the transactions contemplated hereby.

8.5        Litigation. As of the date of this Agreement, (a) there are no Actions pending or, to the knowledge of Sponsor, threatened against Sponsor that and (b) Sponsor is not subject to (nor are any properties or assets of Sponsor bound by or subject to) any outstanding material Order.

8.6        Sponsor Information. The information relating to Sponsor which is provided to Leo for inclusion in the Form S-4 or the Proxy Statement, will not at the date the Form S-4 is filed or declared effective, the Proxy Statement is first mailed to Leo’s shareholders or at the time of the Leo Shareholders Meeting contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Sponsor that is included in the Form S-4 or the Proxy Statement). Notwithstanding the foregoing, Sponsor does not make any representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by Leo, the Sellers, the Company or Blocker Corp for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement or (b) any projections or forecasts included in the Form S-4 or the Proxy Statement.

8.7        No Additional Representations. NONE OF SPONSOR OR ANY OF ITS AFFILIATES IS MAKING ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER, WITH RESPECT TO LEO OR SPONSOR, INCLUDING ANY OF THEIR RESPECTIVE ASSETS, RIGHTS, PROPERTIES OR LIABILITIES, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED DOCUMENT, EXCEPT, IN EACH CASE, FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VIII. EACH OF SPONSOR AND ITS AFFILIATES DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SPONSOR OR ANY OF ITS AFFILIATES OR ANY OF ITS OR ITS AFFILIATES’ RESPECTIVE REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE VIII, SPONSOR (ON BEHALF OF ITSELF AND ITS AFFILIATES) HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE SELLERS, BLOCKER CORP, THE COMPANY, ANY MEMBER OF THE COMPANY GROUP OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE SELLERS, BLOCKER CORP, COMPANY OR ANY MEMBER OF THE COMPANY GROUP BY ANY REPRESENTATIVE OF SPONSOR

OR ANY OF ITS AFFILIATES). NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, NONE OF SPONSOR OR ANY OF ITS AFFILIATES MAKES ANY

REPRESENTATIONS OR WARRANTIES TO THE SELLERS, THE COMPANY, BLOCKER CORP OR ANY MEMBER OF THE COMPANY GROUP REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF LEO, SPONSOR OR ANY OF THEIR RESPECTIVE AFFILIATES.

ARTICLE IX

COVENANTS

9.1        Conduct of Business Prior to Closing.

(a)        Except (i) with the written consent of Leo (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in Section 9.1(a) of the Company Disclosure Schedules, (iii) as otherwise expressly contemplated or permitted by the terms of this Agreement or the Related Documents or (iv) as required by any applicable Law or any Contract (in existence on the date hereof), during the Interim Period, the Company shall, and shall cause the other members of the Company Group to, conduct the Business in the ordinary course of business in all material respects and shall use commercially reasonable efforts to preserve intact their business organization and material Permits, retain its current officers and key employees, and preserve its relationships with its material customers and suppliers; provided that (1) no action expressly permitted by an exception to a subclause of Section 9.1(b) shall be deemed a failure to perform or comply with this Section 9.1(a) and (2) the failure of any member of the Company Group to take any action prohibited by Section 9.1(b) shall not be a failure to perform or comply with this Section 9.1(a).

(b)        Without limiting the generality of this Section 9.1(a), during the Interim Period, except (w) with the written consent of Leo (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as set forth in Section 9.1(b) of the Company Disclosure Schedules, (y) as otherwise contemplated or permitted by the terms of this Agreement or the Related Documents or (z) as required by applicable Law or any Contract in existence on the date hereof, the Company shall not, and shall not permit the other members of the Company Group, to:

(i)        transfer, issue, sell or dispose of any shares of capital stock or other equity interests of any member of the Company Group, grant options, restricted stock units, performance stock awards, stock appreciation rights, phantom interests, other equity-based awards, warrants, calls or other rights to purchase or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of the capital stock or other equity interests of any member of the Company Group;

(ii)        effect any recapitalization, reclassification, stock split, stock combination or like change in the capitalization of the Company Group;

(iii)        make, set aside, declare or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock or other equity interest in the Company Group, other than (A) dividends and distributions by any member of the Company Group to another member of the Company Group and (B) Tax distributions in accordance with the Company LLC Agreement;

(iv)        (A) incur, create or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities (or warrants or other rights to acquire any debt securities) of any member of the Company Group (other than (1) the incurrence of Indebtedness (x) in an amount not to exceed $15,000,000 or (y) under any of the Company Group’s respective credit facilities entered into prior to the date of this Agreement, including draws on the Company Group’s revolving credit facility, and refinancings or renewals (of an equivalent or lesser principal amount except any increase in the principal amount by an amount equal to unpaid accrued interest and premium thereon plus undrawn revolving commitments under any such credit facility plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing or renewal) of any such credit facility on standard market terms available at such time, reasonably satisfactory to Leo; provided that, in each case, any such Indebtedness that is outstanding as of the Closing Calculation Time will be Closing Date Indebtedness of the Company Group) and (2) loans, advances or capital contributions made by one (1) member of the Company Group to another member of the Company Group) in excess of $250,000 individually or $500,000 in the aggregate (in each case, in excess of Indebtedness paid off after the date of this Agreement) other than Indebtedness required to be incurred under any Contract in existence on the date hereof or leases entered into in the ordinary course of business, or (B) make any loans, advances or capital contributions to, or investments in, any other Person (other than loans, advances or capital contributions made by one (1) member of the Company Group to another member of the Company Group);

(v)        amend the certificate of formation or operating agreement, certificate of incorporation or bylaws (or other comparable governing documents) of any member of the Company Group;

(vi)        grant any material Encumbrances on any material property or assets (whether tangible or intangible) of any member of the Company Group, other than Permitted Encumbrances and Encumbrances created or incurred under any of the Company Group’s respective credit facilities entered into prior to the date of this Agreement or similar Encumbrances under any other permitted Indebtedness under Section 9.1(b)(iv)(A);

(vii)        (A) adopt, enter into, terminate or materially amend any Benefit Plan, other than as required by applicable Law or pursuant to the terms of any Benefit Plan in effect as of the date of this Agreement, (B) recognize any union or employee representative body for purposes of collective bargaining or negotiate or enter into any collective bargaining agreement, works council agreement, labor union Contract, trade union agreement or other similar Contract or understanding with any union, works council, trade union or other labor organization other than as required by applicable Law, (C) waive any restrictive covenant obligation of any director, officer, employee or individual service provider of any member of the Company Group, or (D) pay or agree to pay to any current or former director, officer or employee, consultant, agent or individual service provider, whether past or present, any pension, retirement allowance or other employee benefit not required by any existing Benefit Plan (or any arrangement that would be a Benefit Plan if in effect as of the date hereof),

(viii)        (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of any member of the Company Group as of the date of this Agreement, other than increases in base compensation of employees pursuant to any existing employment agreement as of the date of this Agreement, (B) enter into any new, or materially amend any existing employment agreement with any current or former director, officer, employee or consultant whose base compensation would exceed, or exceeded, on an annualized basis, $300,000, (C) enter into any new, or materially amend any existing severance or termination agreement with any current or former director, officer, employee or consultant, (D) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant or (E) hire any natural person or terminate any current or former director, officer, employee or consultant (other than for cause) whose base compensation would exceed, on an annualized basis, $300,000;

(ix)        implement or announce any employee layoffs that could implicate the WARN Act;

(x)        except as required by changes in GAAP, change any member of the Company Group’s methods of accounting in any manner that would have a material adverse impact on the Company Group;

(xi)        make, change or revoke any material Tax election; file any material amendment to any income Tax Return; change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any material Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business a primary purpose of which is not related to Taxes; enter into any material closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any material ruling from any Tax Authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xii)        transfer, sell, lease or license to a third party, abandon, permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to transfer, sell, lease or license to a third party, abandon, permit to lapse or expire, dedicate to public, or otherwise dispose of, any material portion of the property or assets of any member of the Company Group, other than any sale, lease or disposition in the ordinary course of business;

(xiii)        (A) merge, consolidate, combine or amalgamate with any Person, (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof, or (C) purchase or otherwise acquire, or lease or license, any property or assets, other than (1) acquisitions of equipment or inventory in the ordinary course of business or (2) transactions as to which the aggregate consideration paid or payable (x) in any individual transaction is not in excess of $250,000 or (y) in the aggregate is not in excess of $500,000;

(xiv)        enter into any joint venture with a third party;

(xv)        authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(xvi)        enter into, renew, modify or revise any Contract with any Related Person of any member of the Company Group (other than Contracts among members of the Company Group) or with any former or present director or officer of any member of the Company Group or with any Affiliates of the foregoing Persons (including the Company Group) or any other Person covered under Item 404 of Regulation S-K under the Securities Act;

(xvii)        waive, release, assign, settle or compromise any Action pending or threatened against any member of the Company Group or any of their respective directors or officers that would materially or adversely affect the Company Group after the Closing Date;

(xviii)        except in the ordinary course of business, amend or modify in any manner materially adverse to any member of the Company Group any Material Contracts, other than in connection with permitted Indebtedness under Section 9.1(b)(iv)(A);

(xix)        except in the ordinary course of business, make or enter into any contract to make any capital expenditures in excess of $2,000,000;

(xx)        adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the consummation of the transactions contemplated by this Agreement; or

(xxi)        authorize, or commit or agree to take, any of the foregoing actions.

(c)        During the Interim Period, except (w) with the written consent of the Seller Representatives (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as set forth in Section 9.1(c) of the Leo Disclosure Schedules, (y) as otherwise contemplated or permitted by the terms of this Agreement or the Related Documents, including, for the avoidance of doubt, the PIPE Investments, the Domestication and the transactions contemplated under the Sponsor Shares and Warrant Surrender Agreement (including the waiver of the Class B Share Conversion Rights) or (z) as required by applicable Law or any Contract, Leo shall not, and shall not permit any Subsidiary to:

(i)        form any Subsidiary;

(ii)        issue any shares of capital stock or other equity interests or grant options, restricted stock units, performance stock awards, stock appreciation rights, phantom interests, other equity based awards, warrants, calls or other rights to purchase or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of the capital stock or other equity interests of Leo, other than (A) the PIPE Investments, including the issuance of additional shares of Leo to third-party investors pursuant to additional agreements substantially in form to the Subscription Agreements solely for the purpose of satisfying, and to the extent necessary to satisfy, the condition set forth in Section 10.3 (d), (B) and the transactions contemplated under the Sponsor Shares and Warrant Surrender Agreement (including the waiver of the Class B Share Conversion Rights);

(iii)        effect any recapitalization, reclassification, stock split, stock combination or like change in the capitalization of Leo or any Subsidiary, other than as required pursuant to the Sponsor Shares and Warrant Surrender Agreement and the Domestication;

(iv)        make, set aside, declare or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock;

(v)        incur, create or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities (or warrants or other rights to acquire any debt securities)

(vi)        make any loans, advances or capital contributions to, or investments in, any other Person;

(vii)        amend the Leo Governing Documents, other than the Surviving Company Certificate of Incorporation and the Surviving Company Bylaws;

(viii)        grant any material Encumbrances on any property or assets (whether tangible or intangible) of Leo;

(ix)        (A) adopt, enter into, terminate or amend any Benefit Plan other than as required by applicable Law or pursuant to the terms of any Benefit Plan in effect as of the date of this Agreement or (B) increase the compensation of any Person who is a director or officer of Leo;

(x)        except as required by changes in GAAP, change any of its methods of accounting in any manner;

(xi)        make, change or revoke any material Tax election; file any material amendment to any income Tax Return; change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any material Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business a primary purpose of which is not related to Taxes; enter into any material closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any material ruling from any Tax Authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xii)        purchase or otherwise acquire (whether by merger or otherwise), or lease or license, any property or assets;

(xiii)        enter into any joint venture with a third party;

(xiv)        except as is reasonably necessary to consummate the transactions contemplated hereby, enter into, renew, modify or revise any Contract;

(xv)        enter into, renew, modify or revise any Contract with any Related Person of Leo or with any former or present director or officer of Leo or with any Affiliates of the foregoing Persons or any other Person covered under Item 404 of Regulation S-K under the Securities Act;

(xvi)        waive, release, assign, settle or compromise any Action pending or threatened against Leo or any of their respective directors or officers that would materially and adversely affect Leo after the Closing Date;

(xvii)        adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the transactions contemplated by this Agreement; or

(xviii)        authorize, or commit or agree to take, any of the foregoing actions.

(d)        During the Interim Period, except (w) with the written consent of Leo (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as set forth in Section 9.1(d) of the Company Disclosure Schedules, (y) as otherwise contemplated or permitted by the terms of this Agreement or the Related Documents or (z) as required by applicable Law or any Contract, Blocker Corp shall not, and shall not permit any Subsidiary, if any, to:

(i)        form any Subsidiary;

(ii)        issue any shares of capital stock or other equity interests or grant options, restricted stock units, performance stock awards, stock appreciation rights, phantom interests, other equity based awards, warrants, calls or other rights to purchase or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of the capital stock or other equity interests of Blocker Corp;

(iii)        effect any recapitalization, reclassification, stock split, stock combination or like change in the capitalization of Blocker Corp or any of its Subsidiary;

(iv)        make, set aside, declare or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock, other than any cash dividend payable in full prior to the Closing;

(v)        incur, create or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities (or warrants or other rights to acquire any debt securities)

(vi)        make any loans, advances or capital contributions to, or investments in, any other Person;

(vii)        amend the certificate of incorporation or bylaws (or other comparable governing documents) of Blocker Corp;

(viii)        grant any material Encumbrances on any property or assets (whether tangible or intangible) of Blocker Corp;

(ix)        (A) adopt, enter into, terminate or amend any Benefit Plan other than as required by applicable Law or pursuant to the terms of any Benefit Plan in effect as of the date of this Agreement or (B) increase the compensation of any Person who is a director or officer of Blocker Corp, if any;

(x)        except as required by changes in GAAP, change any of its methods of accounting in any manner;

(xi)        make, change or revoke any material Tax election; file any material amendment to any income Tax Return; change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any material Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business a primary purpose of which is not related to Taxes; enter into any material closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any material ruling from any Tax Authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xii)        purchase or otherwise acquire (whether by merger or otherwise), or lease or license, any property or assets;

(xiii)        enter into any joint venture with a third party;

(xiv)    except as is reasonably necessary to consummate the transactions contemplated hereby, enter into, renew, modify or revise any Contract;

(xv)        enter into any transactions with any of its Affiliates;

(xvi)        waive, release, assign, settle or compromise any Action pending or threatened against Blocker Corp or any of its directors or officers other than in the case of Actions or claims either (A) for an amount not greater than $350,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $500,000 in the aggregate (determined in each case net of insurance proceeds) or (B) if the loss resulting from such waiver, release, assignment settlement or compromise is reimbursed to Blocker Corp by an insurance policy, in each case without the imposition of equitable relief on, or the admission of wrongdoing by Blocker Corp or any of its officers or directors;

(xvii)        adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the transactions contemplated by this Agreement; or

(xviii)        authorize, or commit or agree to take, any of the foregoing actions.

9.2        Access to Information. During the Interim Period, the Company and Blocker Corp shall, and shall cause the members of the Company Group to, afford to the other Parties and their respective Representatives reasonable access, upon reasonable advance notice, during normal business hours to all the senior management, properties, books, Contracts, commitments, Tax Returns and records of the Company Group and Blocker Corp and, during such period, shall furnish as promptly as practicable to the other Parties any information concerning the Company Group and Blocker Corp as the other Parties may reasonably request; provided, however, that (a) such access or furnishing of information shall be conducted during normal business hours, under the supervision of the Company’s or Blocker Corp’s, as applicable, personnel, and in such a manner as to not unreasonably disrupt the normal operations of the Company Group or Blocker Corp, as applicable, (b) neither the Company nor any member of the Company Group nor Blocker Corp is under any obligation to disclose to the other Parties or their respective Representatives any information the disclosure of which is restricted by a Contract in effect as of the date of this Agreement or applicable Law or would result in the waiver of any attorney-client, work product or other applicable privilege and (c) neither Leo nor its Representatives shall conduct any invasive or subsurface environmental sampling or analysis with respect to any real property owned, used or occupied by any member of the Company Group or Blocker Corp, including of the nature commonly referred to as a “Phase II Environmental Assessment”; provided, further, that the Company or Blocker Corp may designate certain portions of such information as being provided on an outside-counsel basis only. All information concerning the Company provided to Leo or any of its Representatives pursuant to this Section 9.2 shall be considered “Evaluation Material” (as defined in the Confidentiality Agreement and subject to the second paragraph of Section 1 therein) and shall be subject to the terms and conditions of the Confidentiality Agreement and Section 9.3(a).

9.3        Confidentiality.

(a)        Leo acknowledges that the information concerning the Company being provided to it or any of its Affiliates or any of its or its Affiliates’ Representatives in connection with the consummation of the transactions contemplated hereby, including any information provided under Section 9.2, is being provided as “Evaluation Material” (as defined in the Confidentiality Agreement and subject to the second paragraph of Section 1 therein) subject to the terms of a confidentiality agreement dated as of November 18, 2019, between Lion Capital LLP and the Company (the “Confidentiality Agreement”). Leo acknowledges that it is, and shall remain (unless the Closing occurs), subject to the terms of the Confidentiality Agreement, which are incorporated herein by reference, as if Leo was Lion Capital LLP thereunder. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b)        Effective upon, and only upon, the Closing, the confidentiality obligations under the Confidentiality Agreement shall terminate, except with respect to the provisions regarding disclosure and use of confidential information not related to the Company Group or the Business, which shall continue in accordance with the terms of the Confidentiality Agreement.

9.4        Efforts to Consummate; Consents and Filings.

(a)        Subject to the terms and conditions of this Agreement, each of the Parties and their respective Affiliates shall use all reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to (i) obtain from any Governmental Authority with regulatory jurisdiction over enforcement of any applicable Antitrust Laws (“Governmental Antitrust Authority”) all Approvals as are necessary for the consummation of the transactions contemplated by this Agreement and (ii) promptly (and, with respect to the HSR Act, in no event later than ten (10) Business Days after the date hereof) make all necessary filings (and, if required under applicable Law, drafts thereof), and thereafter make any other required submissions, with respect to the transactions contemplated by this Agreement required under the HSR Act or any other applicable Antitrust Law.

(b)        Without limiting the generality of the Parties’ undertaking pursuant to Section 9.4(a), each Party agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Antitrust Authority or any other Party so as to enable the Parties to expeditiously close the transactions contemplated by this Agreement no later than the Outside Date. Each Party shall use reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Antitrust Authority with respect to the transactions contemplated hereby. In connection therewith, if any Action is instituted (or threatened to be instituted) challenging such transactions, and if, by mutual agreement, the Parties decide that litigation is in their best interests, each Party shall cooperate and use reasonable best efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order that is in effect and that prohibits, prevents, or restricts consummation of such transactions. Notwithstanding the foregoing, no Party or any of its Affiliates shall be required to (i) divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets or any portion of the business of any Party or to otherwise propose, proffer or agree to any other requirement, obligation, condition or restriction on the conduct of the business of any Party, or (ii) to litigate any suit, claim, action, investigation or proceeding challenging or seeking to restrain or prohibit the consummation of the transaction.

(c)        Each of the Parties shall promptly notify the other Parties of any substantive communication it or any of its Affiliates receives from any Governmental Antitrust Authority and of any substantive communication received or given in connection with any proceeding by a private party relating to the matters that are the subject of this Agreement, and consult each other Party prior to any substantive communication with any Governmental Antitrust Authority to permit the other Parties to review in advance any proposed communication by such Party to any Governmental Antitrust Authority. No Party shall agree to participate in any substantive meeting with any Governmental Antitrust Authority in respect of any filings, investigation or other inquiry (including in connection with any proceeding by a private party) unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Antitrust Authority, gives the other Parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. Subject to the Confidentiality Agreement, the Parties will provide each other with copies of all correspondence, filings (except for Item 4(c) and 4(d) documents and filings pursuant to the HSR Act) or communications between them or any of their Representatives, on the one hand, and any Governmental Antitrust Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(d)        During the Interim Period, except with the prior written consent of the Company or Leo, as applicable, neither Leo nor its Affiliates or the Company or its Affiliates shall do anything, including entering into any transaction (or making any antitrust or competition law filing in connection with such transaction), that could reasonably be expected to prevent or delay any filings or Approvals required under the HSR Act or other applicable Antitrust Laws.

9.5        Expenses; Transfer Taxes.

(a)        All costs and expenses incurred in connection with this Agreement and the Related Documents and the transactions contemplated hereby and thereby shall be paid (i) in the case of the Company, the Seller Representatives and the Sellers and any costs and expenses related to the Refinancing under Section 9.27 (the “Refinancing Costs”), by the Company and (ii) in the case of Leo, by Leo; provided, however, that, in the event that the Closing is consummated, at the Closing, Leo shall pay the Refinancing Costs, all costs and expenses set forth on Exhibit K under the heading “Leo Transaction Costs” incurred by Leo in connection with this Agreement, the Related Documents or the transactions contemplated hereby (the “Leo Transaction Costs”) (provided that any costs and expenses incurred by Leo (other than the Leo Legal Expenses and IPO Underwriter Fees) in connection with or related to the IPO or the Prior Proposed Business Combinations (“Excluded Leo Costs”) shall not be considered Leo Transaction Costs) and under the heading “Seller Transaction Costs” incurred by any Seller or the Company in connection with this Agreement, the Related Documents or the transactions contemplated hereby (the “Seller Transaction Costs” and, together with the Leo Transaction Costs and Refinancing Costs, the “Transaction Costs”), other than Previously Paid Seller Transaction Costs; provided, further, however, that (i) Leo’s aggregate payment of Transaction Costs under this Section 9.5(a) shall not exceed an amount equal to the difference of the Transaction Costs Cap, minus the amount of Previously Paid Seller Transaction Costs, (ii) the Surviving Company shall be solely responsible for paying or otherwise satisfying any Transaction Costs in excess of the Transaction Costs Cap and (iii) Sponsor shall be solely responsible for paying or otherwise satisfying any Excluded Leo Costs.

(b)        All transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes and including any filing and recording fees) incurred by the Company (or any of its Subsidiaries), Blocker Corp or Leo in connection with this Agreement, the Related Documents, and the transactions contemplated hereby and thereby (“Transfer Taxes“) shall be borne by Leo or the Surviving Company, as applicable (including any Transfer Taxes incurred in connection with the Domestication and the transactions contemplated by the Sponsor Shares and Warrant Surrender Agreement, which shall also be paid by Leo or the Surviving Company, as applicable). Leo shall file, or cause to be filed, all Tax Returns required to be filed in connection with any such Transfer Taxes. Each Party shall use commercially reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes, and to cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions.

9.6        Tax Matters.

(a)        Tax Returns. Leo shall control the preparation and filing of all Tax Returns of Blocker Corp that are due after the Closing Date. Any such Tax Return that relates to a Pre-Closing Tax Period shall be prepared in a manner consistent with past practice (unless otherwise required by a change in applicable Law or otherwise contemplated by this Agreement). Leo shall submit any such Tax Return for a Pre-Closing Tax Period to the Blocker Sellers at least thirty (30) days prior to the due date (including extensions) of such Tax Return for the Blocker Sellers’ review and comment, and shall include any reasonable comments provided by the Blocker Sellers in the Tax Return filed. Leo and the Company shall prepare and file all income Tax Returns consistent with, and shall not take any income Tax reporting position inconsistent with, the Tax Treatment of the Transactions for U.S. federal, state and other relevant income Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b)        Cooperation. Notwithstanding anything herein to the contrary, the Parties shall provide to the other Parties and their Representatives such cooperation, documentation and information as either of them may reasonably request in connection with (a) filing any Tax Return, amending any Tax Return or filing any claim for refund, (b) determining a liability for Taxes or a right to a refund of Taxes or (c) preparing for, assisting with, or conducting any Tax proceeding. Such cooperation and information shall include, to the extent reasonable, providing copies of relevant portions of Tax Returns, together with relevant portions of relevant accompanying schedules, relevant documents relating to rulings or other determinations by Tax Authorities, and relevant records concerning the ownership and Tax basis of property and other relevant information, which any such Party may possess. Each Party agrees, upon request, to use reasonable efforts to obtain any certificate or other document from any Tax Authority as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including related to the transactions contemplated hereunder).

(c)        Cash Consideration Allocation. Within ninety (90) days following the Closing, Leo shall prepare or cause to be prepared an allocation of the Cash Consideration in respect of Prism and the Clairvest Direct Seller and the applicable portion of any liabilities of the Company Group, or other relevant items, treated as amounts realized by Prism and Clairvest Direct Seller for applicable income Tax purposes among the assets of the Company for U.S. federal income Tax purposes in accordance with the rules under Section 755 of the Code and the applicable Treasury Regulations (the “Allocation”), and shall deliver such Allocation to the Seller Representatives for the Seller Representatives’ review and comment. Leo shall incorporate any reasonable comments provided by the Seller Representatives in writing within thirty (30) days following their receipt thereof. The Parties and their respective Affiliates agree to (i) be bound by the Allocation as prepared in accordance with the terms of this Section 9.6(c), (ii) act in accordance with the Allocation in the preparation and the filing of all Tax Returns and in the course of any Tax audit, Tax review or Tax litigation relating thereto and (c) take no position and cause their Affiliates to take no position inconsistent with the Allocation for all Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (and any corresponding or similar provision of state or local Law).

(d)        Transaction Tax Deductions. Notwithstanding anything in the Amended Partnership Agreement to the contrary, for purposes of preparing any Tax Return of or with respect to the Company or the Surviving Partnership (or any of their respective Subsidiaries) all Transaction Tax Deductions shall be allocated solely to Prism, the Clairvest Direct Seller and Blocker Corp to the extent permitted by applicable Law at a “more likely than not” or higher standard of confidence.

9.7        Section 280G. At least three (3) Business Days prior to the Closing, the Company shall (i) use commercially reasonable efforts to secure from each person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated herein that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) a waiver of such person’s rights to some or all of such payments and/or benefits (the “Section 280G Payments”) applicable to such person so that all remaining payments and/or benefits applicable to such person shall not be deemed to be “excess parachute payments” that would not be deductible under Section 280G of the Code and (ii) solicit from its equityholders approval of (in a manner designed to meet the requirements of Section 280G(b)(5) (B) of the Code and the applicable rulings and final regulations thereunder) Section 280G Payments to “disqualified individuals” (within the meaning of Section 280G of the Code). Prior to the Closing, the Company shall provide Leo with evidence of the result of the equityholder vote, indicating with respect to the Section 280G Payments for each person that the required equityholder approval was received or that such equityholder approval was not obtained. At least five (5) Business Days prior to soliciting the equityholder vote described above, the Company shall deliver to Leo for its review copies of all documents prepared by the Company in connection with this Section 9.7, including the parachute payment calculations prepared by the Company and/or its advisors, and the Company shall take reasonable steps to consider and accommodate comments received from Leo.

9.8        Publicity. The Seller Representatives, the Company and Leo shall reasonably cooperate to (a) prepare and make a public announcement regarding the transactions contemplated by this Agreement as promptly as practicable after the execution and delivery hereof and (b) create and implement a communications plan regarding the transactions contemplated hereby (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, the Related Documents or the transactions contemplated hereby or any matter related to the foregoing, without the prior written consent of the Seller Representatives, in the case of a public announcement by Leo, or Leo, in the case of a public announcement by any Seller, Blocker Corp or the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except (i) if such announcement or other communication is required by applicable Law or the rules of any securities exchange on which the securities of such Party or any of such Party’s Affiliates are listed, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow such other Parties to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) in the case of the Sellers, Leo and their respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities or continuous disclosure documents and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality, (iii) to the extent provided for in the Communications Plan, internal announcements to employees of the Company, (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 9.8, and (v) announcements and communications to Governmental Authorities in connection with filings or Permits relating to the transactions contemplated hereby required to be made under this Agreement.

9.9        Directors’ and Officers’ Indemnification and Insurance.

(a)        The Parties acknowledge and agree that all rights to indemnification, exculpation and advancement existing in favor of the current or former directors, officers, managers, employees and agents of any member of the Company Group or Leo and each Person who served at the request of the Company or Leo, as applicable, as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (the “D&O Indemnified Persons”), as provided in the certificate of formation or operating agreement, certificate of incorporation, articles of organization, or bylaws (or other comparable governing documents) of any member of the Company Group or Leo in effect on the date of this Agreement, or in any indemnification agreement or arrangement as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Closing, shall survive the Closing and shall continue in full force and effect and that any member of the Company Group or the Surviving Company (on behalf of Leo) will perform and discharge such member of the Company Group’s or Leo’s respective obligations to provide such indemnity and exculpation from and after the Closing for a period of six (6) years or until the settlement or final adjudication of any Action commenced during such period. The Surviving Company shall cause the Surviving Company Certificate of Incorporation and the Surviving Company Bylaws to contain provisions with respect to indemnification, exculpation and advancement of the D&O Indemnified Persons no less favorable to the D&O Indemnified Persons than set forth in the Company LLC Agreement and Leo Governing Documents, as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights of any D&O Indemnified Person thereunder except as is required under applicable Law. From and after the Closing, the Surviving Company shall assume, guarantee and stand surety for, and shall cause the members of the Company Group to honor, in accordance with their respective terms, each of the covenants contained in this Section 9.9.

(b)        From and following the Closing Date, the Surviving Company, shall, and shall cause the members of the Company Group to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing, following receipt of any undertakings required by applicable Law) each of the D&O Indemnified Persons against any liabilities, losses, penalties, fines, claims, damages, reasonable and documented out-of-pocket costs or expenses in connection with any actual or threatened, in writing, Action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred in such D&O Indemnified Person’s capacity as a director or officer of any member of the Company Group, or in such D&O Indemnified Person’s capacity as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of any member of the Company Group, before the Closing Date (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of any member of the Company Group). In the event of any such Action, the Surviving Company and the members of the Company Group, as applicable, shall reasonably cooperate with the D&O Indemnified Person in the defense of any Action; provided that none of the Surviving Company and the members of the Company Group shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Each of Leo and the Company hereby acknowledges that certain D&O Indemnified Persons may have rights to indemnification and advancement of expenses provided by one (1) or more current direct or indirect equityholders of the Company or Leo, as applicable, or their respective Affiliates (each, a “Separate Indemnitor”) (directly or through insurance obtained by any such entity). Each of Leo and the Company hereby agrees and acknowledges that (i) the Surviving Company is the indemnitor of first resort with respect to the D&O Indemnified Persons, (ii) the Surviving Company shall be required to advance the full amount of expenses incurred by the D&O Indemnified Persons, as required by Law, the terms of the Surviving Company’s organizational documents, any applicable agreement, vote of stockholders or disinterested directors, or otherwise, without regard to any rights the D&O Indemnified Persons may have against any Separate Indemnitors and (iii) to the extent permitted by Law, the Surviving Company irrevocably waives, relinquishes and releases the Separate Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. Each of Leo and the Company further agrees no advancement or payment by any Separate Indemnitor with respect to any claim for which the D&O Indemnified Persons have sought indemnification pursuant hereto shall affect the foregoing, and such Separate Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the D&O Indemnified Persons against the Surviving Company.

(c)        For a period of six (6) years from the Closing Date, the Surviving Company shall maintain directors’ and officers’ liability insurance covering (as direct beneficiaries) all D&O Indemnified Persons, in each case of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date of this Agreement by, or for the benefit of, the Company Group (the “Current Policies”), and with such other terms as are no less favorable than those in the Current Policies; provided, however, that (i) in no event shall the Surviving Company be obligated to pay annual premiums greater than 300% of such premiums paid or payable as of the date of this Agreement and (ii) if the annual premium for such coverage and amount of insurance would exceed 300% of such current annual rate, the Surviving Company shall provide the maximum coverage which shall then be available at an annual premium not exceeding 300% of such rate. The Surviving Company shall maintain any such directors’ and officers’ liability insurance in full force and effect for its full term, and honor all obligations thereunder (including the payment of any applicable premiums). Without limiting the foregoing, the Company shall obtain prior to the Closing a fully paid six (6) year “tail” insurance policy (the “D&O Tail”) with respect to directors’ and officers’ liability insurance of the type and with the amount of coverage and such other terms as are no less favorable in the aggregate than those in the Current Policies, and the cost of the D&O Tail shall be included as a Transaction Cost. The Surviving Company shall maintain the D&O Tail in full force and effect for its full term and will honor all obligations thereunder.

(d)        If the Surviving Company or any of its respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Company shall assume all of the obligations of the Surviving Company set forth in this Section 9.9.

(e)        The provisions of this Section 9.9 shall survive the Closing and are (i) intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Person, and each D&O Indemnified Person’s heirs, legatees, representatives, successors and assigns, and shall be binding on all successors and assigns of Leo and may not be terminated or amended in any manner adverse to such D&O Indemnified Person without its prior written consent and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

9.10        Employee Matters.

(a)        The Surviving Company shall, or shall cause one (1) of its Subsidiaries to, continue to employ, immediately following the Closing, each individual employed by the Surviving Company or any of its respective Company Subsidiaries immediately prior to the Closing, including those on vacation, sick leave, maternity leave, military service, lay-off, disability or other approved leave of absence (such employees, collectively, the “Company Group Employees”). During the twelve (12)-month period following the Closing (the “Benefit Period”), the Surviving Company shall, or shall cause one (1) of its Subsidiaries to, provide the Company Group Employees who continue to be actively employed by the Surviving Company (or any of its Subsidiaries) during the Benefit Period with base salary and base wages and annual target cash bonus opportunities (excluding, for the avoidance of doubt, equity or equity based compensation, deferred compensation, or transaction bonuses) that are substantially similar to those provided to the Company Group Employees immediately prior to the Closing and 401(k) and group health and other group welfare benefits that are substantially similar in the aggregate to those provided to the similarly situated Company Group Employees immediately prior to the Closing Date.

(b)        With respect to any employee benefits that are provided to the Company Group Employees under employee benefits plans of the Surviving Company or its Subsidiaries (the “Surviving Company Plans”) that replace the Benefit Plans (as provided by the Company Group immediately prior to the Closing), the Surviving Company shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to provide that any applicable pre-existing condition exclusions and actively-at-work requirements (except to the extent not satisfied under the comparable Benefit Plan as of such time) shall be waived, and any expenses incurred before such time under the comparable Benefit Plan shall be taken into account under such the Surviving Company Plan for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

(c)        Nothing herein shall (i) be construed to establish or be treated as an amendment or modification of any Benefit Plan or Surviving Company Plan, (ii) alter or limit the Surviving Company’s ability to amend, modify or interpret or terminate any Surviving Company Plan at any time in accordance with the terms of such plan and applicable Law or (iii) give any third party, including any Company Group Employee, any right to continued employment or any particular term or condition of employment following the Closing or to rely upon or demand or enforce the provisions of this Section 9.10.

9.11        Control of Operations.

(a)        Nothing contained in this Agreement shall give Leo, directly or indirectly, the right to control or direct any of the Company Group’s operations prior to the Closing.

(b)        Prior to the Closing, the Company Group shall exercise, consistent with the terms and conditions set forth in this Agreement, complete control and supervision over its operations.

9.12        Exclusivity.

(a)        From the date of this Agreement and ending on the earlier of (i) the Closing and (ii) the termination of this Agreement pursuant to Article XI in accordance with its terms (the “Interim Period”), the Sellers and the Company shall not, and shall cause their respective Representatives and Blocker Corp not to, directly or indirectly, (A) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or group, concerning any sale of any material assets of the Company or Blocker Corp or any of the Outstanding Company Units or Outstanding Blocker Corp Shares or any conversion, consolidation, liquidation, dissolution or similar transaction involving the Company or Blocker Corp other than with Leo and its Representatives (an “Alternative Transaction”), (B) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (C) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby shall not be deemed a violation of this Section 9.12. The Sellers shall, and shall cause their respective Affiliates and respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction. If any of the Sellers, the Company, Blocker Corp or any of their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such Seller, Blocker Corp or the Company shall promptly (and in no event later than twenty-four (24) hours after such Seller, Blocker Corp or the Company becomes aware of such inquiry or proposal) (1) advise Leo orally and in writing of such inquiry or proposal (including the identity of the Person making such inquiry or submitting such proposal, and the terms thereof) and (2) provide Leo a copy of such inquiry or proposal, if in writing. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 9.12(b) by any Affiliate or Representative of any Seller, Blocker Corp or the Company shall be deemed to be a breach of this Section 9.12(b) by such Seller, Blocker Corp or the Company, respectively.

(b)        Leo shall not, and shall cause its Affiliates and their respective Representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or group, concerning any Business Combination Proposal, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Business Combination Proposal or (iii) commence, continue or renew any due diligence investigation regarding any Business Combination Proposal. Leo shall, and shall cause each of its Affiliates and their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Business Combination Proposal. If Leo, its Affiliates or any of their respective Representatives receives any inquiry or proposal with respect to a Business Combination Proposal at any time prior to the Closing, then Leo shall promptly (and in no event later than twenty-four (24) hours after Leo becomes aware of such inquiry or proposal) (A) advise the Seller Representatives orally and in writing of such inquiry or proposal (including the identity of the Person making such inquiry or submitting such proposal, and the terms thereof) and (B) provide the Seller Representatives a copy of such inquiry or proposal, if in writing. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 9.12(b) by any of Leo’s Affiliates or Representatives shall be deemed to be a breach of this Section 9.12(b) by Leo.

(c)        Prior to Closing, the Company shall require the prompt destruction or return of any confidential information provided to any third party in connection with an Alternative Transaction and shall refrain from waiving or modifying any rights under any confidentiality or standstill agreement relating to an Alternative Transaction.

9.13        Trust Account. Upon satisfaction or waiver of the conditions set forth in Article X and provision of notice thereof to the Trustee (which notice Leo shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Leo (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, (1) pay as and when due all amounts payable to shareholders of Leo holding shares of the Class A Ordinary Shares sold in Leo’s initial public offering who shall have previously validly elected to redeem their Class A Ordinary Shares pursuant to Leo Governing Documents, (2) pay the IPO Underwriter Fees to the IPO Underwriter and (3) immediately thereafter, pay all remaining amounts then available in the Trust Account to Leo for immediate use, subject to this Agreement and the Trust Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

9.14        Proxy Statement; SEC Filings.

(a)        Leo and the Company shall use reasonable best efforts to jointly prepare and cause to be filed by Leo with the SEC, as promptly as reasonably practicable following the availability of the audited financial statements of the Company (including the audited financial statements of businesses acquired by the Company and the PCAOB Financial Statements) required to be included therein, a Registration Statement on Form S-4 (the “Form S-4”), containing a preliminary proxy statement/prospectus relating to the Domestication, the other Leo Shareholder Approvals and the Leo Shareholders Meeting, and Leo and the Company shall use their respective reasonable best efforts to cause the Form S-4 to be declared effective and to cause a definitive proxy statement/prospectus relating to the Domestication, the other Leo Shareholder Approvals and the Leo Shareholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) to be mailed as promptly as reasonably practicable after such effectiveness to the shareholders of Leo (but in any event, such mailing shall commence within three (3) Business Days of (i) in the event the SEC does not review the Form S-4 and the Proxy Statement, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, or (ii) in the event the SEC does review the Form S-4 and the Proxy Statement, receipt of written notice that the Form S-4 has been declared effective). The Form S-4 and the Proxy Statement shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of the Company and Leo shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution, as applicable, of the Form S-4 and the Proxy Statement, and the Form S-4 and the Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Leo shall promptly notify the Company and the Seller Representatives upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 and the Proxy Statement and shall provide the Company and the Seller Representatives with copies of all written correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Leo shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Form S-4 and the Proxy Statement. If the Form S-4 has not been declared effective as of prior to May 14, 2020, the Company shall, as soon as reasonably practicable following May 14, 2020, provide to Leo an unaudited SAS-100 reviewed consolidated balance sheet of the Company as of March 31, 2020, and the related unaudited consolidated statements of income, members’ equity and cash flows. Notwithstanding the foregoing, prior to filing the Form S-4 or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company and Leo (A) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (B) shall include in such document or response all comments reasonably proposed by the other and (C) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. Leo shall advise the Company and the Seller Representatives, promptly after receipt of notice thereof, of the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, if the SEC does not review the Form S-4 and the Proxy Statement, or the receipt of any oral or written notification of the completion of review of the Form S-4 and the Proxy Statement by the SEC, the issuance of any stop order relating thereto or the suspension of the qualification of the Equity Consideration for offering or sale in any jurisdiction, and the Company and Leo shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Leo shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” laws and the rules and regulations thereunder in connection with the transactions contemplated hereby. In connection with the Form S-4 and the Proxy Statement, Leo will also file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable proxy solicitation rules set forth in Leo Governing Documents and the rules and regulations of the SEC and NYSE.

(b)        The Company agrees to promptly provide Leo with all information concerning each member of the Company Group and the management, operations and financial condition of each member of the Company Group, in each case, reasonably requested by Leo for inclusion in the Form S-4 and the Proxy Statement. The Company shall cause the officers and employees of each member of the Company Group to be reasonably available to Leo and its counsel in connection with the drafting of the Form S-4 and the Proxy Statement and responding in a timely manner to comments on the Form S-4 and the Proxy Statement from the SEC.

(c)        If prior to the Closing, any event occurs with respect to Leo, or any change occurs with respect to other information supplied by Leo for inclusion in the Form S-4 and the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Form S-4 and the Proxy Statement, Leo shall promptly notify the Company of such event, and the Company and Leo shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Form S-4 and the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Leo’s shareholders and the Company’s unitholders. Nothing in this Section 9.14(c) shall limit the obligations of any Party under Section 9.14(a).

(d)        If prior to the Closing, any event occurs with respect to any member of the Company Group, or any change occurs with respect to other information supplied by the Company for inclusion in the Form S-4 and the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Form S-4 and the Proxy Statement, the Company shall promptly notify Leo of such event, and the Company and Leo shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Form S-4 and the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Leo’s shareholders and the Company’s unitholders. Nothing in this Section 9.14(d) shall limit the obligations of any Party under Section 9.14(a).

(e)        Leo shall, as soon as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Leo Shareholders Meeting for the sole purpose of seeking the Leo Shareholder Approvals. Leo shall use its reasonable best efforts to (i) cause the Proxy Statement to be mailed to Leo’s shareholders and to hold the Leo Shareholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective and (ii) solicit the Leo Shareholder Approvals (including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the Leo Shareholder Approvals). Leo shall, through the board of directors of Leo, recommend to its shareholders that they give the Leo Shareholder Approvals and shall include such recommendation in the Proxy Statement.

Notwithstanding the foregoing provisions of this Section 9.14(e), (A) the Leo Shareholders Meeting shall in any event be held not more than thirty (30) days after the date on which the Proxy Statement is mailed to Leo’s shareholders and (B) Leo shall have the right to make one (1) or more successive postponements or adjournments of the Leo Shareholders Meeting (1) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Leo has determined in good faith is required by applicable Law is disclosed to Leo’s shareholders and for such supplement or amendment to be promptly disseminated to the Leo’s shareholders prior to the Leo Shareholders Meeting, (2) if on a date for which the Leo Shareholders Meeting is scheduled, Leo has not received proxies representing a sufficient number of shares of Leo Common Stock to obtain the Leo Shareholder Approvals, whether or not a quorum is present, (3) if, as of the time for which the Leo Shareholders Meeting is scheduled (as set forth in the Proxy Statement), there are insufficient shares of Leo Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Leo Shareholders Meeting or (4) if, as of the deadline for electing redemption by holders of Class A Ordinary Shares in accordance with the Leo Governing Documents, the number of shares being redeemed would cause the condition to Closing set forth in Section 10.3(d) to not be satisfied; provided that (excluding any adjournments or postponements required by applicable Law) the Leo Shareholders Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Leo Shareholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law).

(f)        Sponsor, as a shareholder of Leo, shall vote in favor of the Leo Shareholder Approvals.

(g)        As promptly as practicable following the date hereof, the Sellers shall (after reasonable consultation with Leo) provide to Leo:

(i)        the names and biographies of (A) one (1) individual nominated by Prism to the board of directors of the Surviving Company, (B) two (2) individuals nominated by Clairvest to the board of directors of the Surviving Company, one of which shall be independent under the applicable rules of the NYSE, (C) one (1) individual nominated mutually by Seller Representatives to the board of directors of the Surviving Company who shall be independent under the applicable rules of the NYSE and independent pursuant to the requirements of Rule 10A-3 of the Exchange Act (collectively, the “Seller Nominees”); and

(ii)        the names and offices of the individuals to serve as the officers of the Surviving Company as of the Closing (the “Surviving Company Officers”).

(h)        (i) Prior to the Closing, Leo shall obtain irrevocable resignations from all current directors and officers on the board of directors of Leo (other than of the Sponsor Director and the Lion Director), and (ii) as of the Closing, Leo shall cause (A) the size of the board of directors of the Surviving Company to be set at seven (7), (B) the Seller Nominees and the chief executive officer of the Surviving Company to be elected as members of the board of directors of the Surviving Company and (C) the Surviving Company Officers to be appointed as the officers of the Surviving Company, in each case, effective as of the Closing.

(i)        As promptly as practicable following the date hereof, (i) Sponsor shall (after reasonable consultation with Leo) provide to Leo the biography of one (1) individual nominated by Sponsor to the board of directors of the Surviving Company to remain as a director of the Surviving Company as of immediately following the Closing (the “Sponsor Director”) and (ii) Lion Capital (Guernsey) Bridgeco Limited or an Affiliate thereof (“Lion”) shall (after reasonable consultation with Leo) provide to Leo the biography of one (1) individual nominated by Lion to the board of directors of the Surviving Company to remain as a director of the Surviving Company as of immediately following the Closing (the “Lion Director”); provided that each of the Sponsor Director and the Lion Director shall be independent under the applicable rules of the NYSE and independent pursuant to the requirements of Rule 10A-3 of the Exchange Act.

9.15        Listing of Leo Common Stock. Leo will use its reasonable best efforts to cause the shares of Surviving Company Class A Common Stock into which the shares of Surviving Company Class C Common

Stock to be issued under Section 3.2(c)(ii) are convertible in accordance with the Surviving Company Certificate of Incorporation and the shares of Surviving Company Class A Common Stock into which the Surviving Partnership Common Units held by Prism and Clairvest Direct Seller are redeemable under the Amended Partnership Agreement (collectively, the “Closing Shares”), and will use its commercially reasonable efforts to cause the Seller Warrants, in each case, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing. During the Interim Period, Leo shall use its reasonable best efforts to remain listed as a public company on the NYSE and will take all steps necessary to ensure the Surviving Company Class A Common Stock remains listed on the NYSE following the Domestication. During the Interim Period, Leo will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws. During the Interim Period, if Leo receives any written or, to the Knowledge of Leo, oral notice from NYSE that Leo has failed, or would reasonably be expected to fail, to meet the listing requirements of the NYSE as of the Closing or within six (6) months thereafter for any reason, then Leo shall give prompt written notice of such NYSE notice to the Company, including a copy of any written notice received from NYSE or a summary of any oral notice received from NYSE.

9.16        Section 16 of the Exchange Act. Prior to the Closing, the board of directors of Leo, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the issuance of Leo Common Stock by Leo, in each case, pursuant to this Agreement and the Related Documents to any officer, director or shareholder (by reason of “director by deputization”) of the Company who is expected to become a “covered person” of Leo for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16“) shall be an exempt transaction for purposes of Section  16.

9.17        Notification of Certain Matters. During the Interim Period, each of the Parties shall give prompt notice to the other Parties if such Party or its Affiliates discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article X not being satisfied or the satisfaction of those conditions being materially delayed. No such notice shall constitute an acknowledgment or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

9.18        Affiliate Agreements. Other than the Related Documents and Contracts set forth on Section 9.18 of the Company Disclosure Schedules or entered into in compliance with Section 9.1(b) prior to the Closing, at the Closing, the Sellers shall cause all agreements between the Sellers or any Affiliate of the Sellers and any member of the Company Group to be terminated without any further liability.

9.19        Release.

(a)        Effective upon and following the Closing, Leo, on its own behalf and on behalf of the Surviving Company, the Company, Blocker Corp and each of their respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges the Sellers, their respective Affiliates and each of their and their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Seller Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any member of the Company Group or Blocker Corp occurring prior to the Closing, including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Seller Released Parties; provided, however, that nothing in this Section 9.19 shall release the Seller Released Parties from their obligations under this Agreement or the other Related Documents.

(b)        Effective upon and following the Closing, each Seller, on its own behalf and on behalf of the Company, Blocker Corp and the Surviving Company and each of its Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges Leo, the Surviving Company, Blocker Corp and the Company, each of their respective Affiliates and each of their and their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Leo Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any member of the Company Group or Blocker Corp occurring prior to the Closing; provided, however, that nothing in this Section 9.19 shall release the Leo Released Parties from (i) obligations under this Agreement or the Related Documents, (ii) any right to indemnification or exculpation under any agreements or organizational documents of the Company or Blocker Corp or (iii) with respect to any salary, bonuses, vacation pay or employee benefits accrued pursuant to a Benefit Plan in effect as of the date of this Agreement or any expense reimbursement pursuant to a policy of the Company in effect as of the date of this Agreement and consistent with past practice.

(c)        Effective upon and following the Closing, Leo, on its own behalf and on behalf of its Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges the Company, each of its Affiliates and each of their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Company Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning the Company occurring prior to the Closing, including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Company Released Parties; provided, however, that nothing in this Section 9.19 shall release the Company Released Parties from their obligations under this Agreement or the other Related Documents.

9.20        Company Member Consent. The Sellers shall deliver to Leo the Company Member Consent no later than 5:00 p.m., New York City time, on the day after the date hereof.

9.21        No Claim Against Trust Amount. Notwithstanding anything else in this Agreement, the Company and each of the Sellers acknowledge that they have read the Prospectus and understand that Leo has established the Trust Account for the benefit of Leo’s public shareholders and that Leo may disburse monies from the Trust Account only (a) to Leo’s public shareholders in the event they elect to have their shares redeemed in accordance with Leo Governing Documents and/or the liquidation of Leo, (b) to Leo after, or concurrently with, the consummation of a Business Combination, (c) to Leo in limited amounts for its Tax obligations incurred in the ordinary course of business, (d) as repayment of loans and reimbursement of expenses to directors, officers and founding shareholders of Leo and (e) to third parties (e.g., professionals, printers, etc.) who have rendered services to Leo in connection with its operations and efforts to effect a Business Combination. All liabilities and obligations of Leo due and owing or incurred at or prior to the Closing shall be paid from the Trust Account as and when due, including all amounts payable (i) to Leo’s public shareholders in the event they elect to have their shares redeemed in accordance with Leo Governing Documents and/or the liquidation of Leo, (ii) to Leo after, or concurrently with, the consummation of a Business Combination, and (iii) to Leo in limited amounts for its Tax obligations incurred in the ordinary course of business. The Company and the Sellers further acknowledge that, if the transactions contemplated by this Agreement (or, upon termination of this Agreement, another Business Combination) are not consummated by July 31, 2020, Leo will be obligated to return to its shareholders the amounts being held in the Trust Account, unless such date is otherwise extended. Upon the Closing, Leo shall cause the Trust Account to be disbursed to Leo and as otherwise contemplated by this Agreement. Accordingly, the Company and each Seller, for each of themselves and their respective subsidiaries, affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and Affiliates, hereby waive all rights, title, interest or claim of any kind to collect from the Trust Account any monies that may be owed to them by Leo for any reason whatsoever, including to a breach of this Agreement by Leo or any negotiations, agreements or understandings with Leo (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever, in each case except as expressly contemplated by this Agreement. This paragraph will survive the termination of this Agreement for any reason.

9.22        Subscription Agreements. Leo shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements in a manner materially adverse to the Sellers; provided that any amendment that reduces the amount of the commitment, or increases the conditionality of the commitment, under any Subscription Agreement shall be deemed materially adverse to the Sellers. Leo shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and using its commercially reasonable efforts to (a) satisfy in all material respects on a timely basis all conditions and covenants applicable to Leo in the Subscription Agreements and otherwise comply with its obligations thereunder, (b) in the event that all conditions in the Subscription Agreements (other than conditions that Leo or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing and (c) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Leo or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to contribute to Leo the applicable portion of the PIPE Investment set forth in the Subscription Agreements at or prior to the Closing. Without limiting the generality of the foregoing, Leo shall give the Seller, prompt (and, in any event within one (1) Business Day) written notice (i) of any amendment to any Subscription Agreement (together with a copy of such amendment), (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Leo, (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement and (iv) if Leo does not expect to receive all or any portion of the PIPE Investment on the terms, in the manner or from the sources contemplated by the Subscription Agreements.

9.23        Names and Marks.

(a)        Effective as of the Closing, the Company hereby grants, on behalf of itself and the other members of the Company Group, and shall cause the other members of the Company Group to grant, to each Clairvest Direct Seller, Blocker Sellers and their respective Affiliates a nonexclusive, perpetual, royalty-free and fully paid-up, worldwide right and license to use the name and related logos of the Company Group (collectively, the “Company Name”) in their respective printed materials and website and in other forms and media for the sole purpose of describing their respective prior ownership, investment or interest in the Company Group and the associated businesses; provided that the Company Name is used solely in a manner that is reasonable and customary for such purposes and not in a manner intended to harm or disparage the Company Group. For the avoidance of doubt, nothing herein shall waive or restrict or otherwise limit any rights that Clairvest Direct Seller, Blocker Sellers and their respective Affiliates may have under applicable Law.

(b)        From and after the Closing, Leo and its Affiliates shall have no right, title or interest in or to, and Leo shall not use, and shall not permit any of its Affiliates to use, “Clairvest,” “CEP,” any derivative or variant thereof or any name or trademark confusingly similar to any of the foregoing, alone or as part of a combination (collectively, the “Clairvest Names”), in whole or in part, as the name of or otherwise in connection with the Company Group or their respective businesses, except for the purpose of describing Clairvest Direct Seller’s, Blocker Sellers’ and their respective Affiliates’ respective prior ownership, investment or interest in the Company Group. Within sixty (60) days after the Closing Date, Leo shall change the name of Blocker Corp (and any other entity, if applicable) to remove any Clairvest Name. For the avoidance of doubt, nothing herein shall waive or restrict or otherwise limit any rights that Leo and its Affiliates may have under applicable Law.

9.24        Sponsor and Director Lock-Up. Leo and Sponsor acknowledge and agree that any shares of Leo Common Stock owned by Sponsor and the Leo Independent Directors as of immediately following the Domestication and immediately following the Closing shall be considered “Founder Shares” (as defined in the applicable letter agreement, dated on or about February 15, 2018, by and between the Company and such Person (each, a “Leo Lock-Up Agreement”)) and shall be subject to the terms and conditions of the applicable Leo Lock-Up Agreement.

9.25        PCAOB Financial Statements. The Company and the Sellers will use reasonable best efforts to deliver to Leo the audited consolidated balance sheet of the Company as of December 31, 2019, December 31, 2018, and December 31, 2017, and the related audited consolidated statements of income, changes in members’ equity and cash flows for the years then ended, in each case each audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor (collectively, the “PCAOB Financial Statements”), as promptly as reasonably practicable following the date hereof, but in any event no later than May 8, 2020.

9.26        Extension. If either Leo or the Seller Representatives, acting reasonably and in good faith and after consultation with the other, reasonably believes that the Closing will not occur on or prior to July 31, 2020, but that the Parties are reasonably capable of causing the Closing to occur reasonably promptly thereafter, (a) Leo shall seek the approval of Leo’s shareholders (in accordance with applicable Law and the Leo Governing Documents) to extend the deadline, including by seeking a shareholder resolution to such effect, for Leo to consummate a Business Combination or Wind Up from July 31, 2020, to August 31, 2020, or such other earlier date as the Parties shall mutually agree (such date, the “Extension Date”) (the “Extension Approval”), and (b) Leo shall use commercially reasonable efforts to obtain the Extension Approval and shall comply with applicable Law in connection therewith.

9.27        Refinancing.

(a)        Subject to the terms and conditions of this Agreement, during the Interim Period, Leo, the Sellers and the Company agree to cooperate in good faith and use reasonable best efforts to arrange and obtain the proceeds of the Refinancing on or prior to the Closing Date, on terms and conditions (including but not limited to pricing, interest rate floors, discounts, fees, covenants (including financial maintenance covenants), prepayments or redemption premiums and events of default) that are no less favorable in the aggregate (as determined in the reasonable discretion of Leo and Seller Representatives) to the borrower thereunder and any of its Affiliates than those under the Current Credit Facility, including each using its reasonable best efforts to (i) enter into definitive agreements with respect to the Refinancing, subject to the conditions set forth in this Section 9.27 (any such agreements, whether or not in existence as of the date hereof, the “Refinancing Documents”) and (ii) in the event that all conditions to funding in the Refinancing Documents are satisfied (or waived) at or prior to the Closing, consummate the Refinancing on the Closing Date, subject to the satisfaction or waiver of the conditions contained herein (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions).

(b)        In connection with the foregoing, the Company shall use, and cause its Subsidiaries to use, commercially reasonable best efforts to cause the representatives of the Company Group to provide, at the Company’s sole cost and expense, such cooperation that may be reasonably requested by Leo, the Sellers or any Financing Source in connection with the arrangement and consummation of the Refinancing, including by (i) using commercially reasonable best efforts to make the applicable representatives of each member of the Company Group available to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with prospective lenders and their respective advisors at times and locations to be mutually agreed upon reasonable advance notice and during normal business hours, (ii) furnishing, as promptly as reasonably practicable after request, customary financial and other pertinent information regarding the Company Group, (iii) assisting in the timely preparation of any lender presentations, private placement memoranda, bank information memoranda, business projections, ratings agency presentations, customary and reasonably available marketing materials and other information to be used in connection with the syndication of the Refinancing (including providing customary executed authorization and management representation letters), (iv) executing and delivering or helping to procure any credit agreements, hedging arrangements, notes, mortgages, pledge and security documents, landlord waivers, estoppels, consents, and approvals and other definitive financing documents or other requested certificates or documents (including solvency certificates to the extent required) to be delivered in connection with the closing of the Refinancing (in each case, subject to and only effective upon the occurrence of the Closing), (v) using commercially reasonable best efforts to ensure that any syndication efforts benefit from the Company’s existing lending and investment banking relationships, (vi) reasonably cooperating with the Financing Sources in connection with their evaluation of the Company Group’s current assets, cash management and accounting systems, and policies and procedures relating thereto for the purpose of establishing collateral arrangements, and to the extent reasonably required in connection with the Refinancing, establishing bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing (it being understood that no such agreements or arrangements will become effective prior to the occurrence of the Closing), (vii) requesting customary payoff letters, lien terminations and instruments of discharge, to be delivered on the Closing Date, for all indebtedness under the Current Credit Facility to be paid off, discharged and terminated on the Closing Date, (viii) providing all customary documentation and other information about each of the members of the Company Group and each of their respective representatives as requested in writing at least ten (10) Business Days prior to the Closing Date in connection with the Refinancing and required under applicable “know your customer” and anti-money-laundering rules and regulations within the time periods reasonably requested by any Financing Source and (ix) taking all actions reasonably necessary or reasonably requested by Leo, Sellers or any Financing Source, subject to the occurrence of the Closing, necessary to permit the consummation of the Refinancing and to obtain the proceeds thereof, including taking all required corporate action to authorize the Refinancing on the Closing Date (it being understood that no such corporate action will become effective prior to the occurrence of the Closing). Notwithstanding anything to the contrary contained herein, none of the Company, any other member of the Company Group or any of their representatives shall be required to provide any such cooperation if doing so (A) would, in the good faith determination of the Company, unreasonably interfere with the ongoing business of the Company or any other member of the Company Group, (B) would violate any material Contract or Law to which the Company, any other member of the Company Group or any of their respective Affiliates is a party or is subject or (C) could, in the good faith determination of the Company and upon the advice of counsel, result in the loss of the ability to successfully assert attorney-client and work product privileges.

(c)        Notwithstanding anything to the contrary in this Section 9.27 or this Agreement, (i) the consummation of the Refinancing shall not be a condition to the Closing and (ii) except for an Intentional Breach of this Section 9.27, this Section 9.27 shall not be taken into account for any purposes of determining satisfaction of the condition to Closing set forth in Section  10.3(c).

ARTICLE X

CONDITIONS PRECEDENT

10.1        Conditions to Each Party’s Obligations. The respective obligations of each Party to effect the Closing are subject to the satisfaction or written waiver, in whole or in part, to the extent such conditions can be waived (to the extent permitted by applicable Law) prior to the Closing of the following conditions:

(a)        Regulatory Approvals. The required waiting period (including any extension thereof) applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

(b)        No Injunctions or Restraints. No applicable Law preventing the consummation of the transactions contemplated hereby shall be in effect.

(c)        Surrender of Class B Shares and Waiver of Conversion Rights. In accordance with the Sponsor Shares and Warrant Surrender Agreement, the surrender of the Surrendered Shares and Surrendered Warrants (and the waiver of the Class B Share Conversion Rights) shall have been consummated.

(d)        Leo Required Shareholder Approvals. The Leo Required Shareholder Approvals shall have been obtained.

(e)        Domestication. The Domestication shall have been consummated.

(f)        PIPE Investment. The PIPE Investment shall have been consummated materially in accordance with the terms set forth in the applicable Subscription Agreements.

10.2        Conditions to Obligations of Leo. The obligations of Leo to consummate the Closing are subject to the satisfaction (or written waiver by Leo, in whole or in part, to the extent such conditions can be waived) at or prior to the Closing of the following conditions:

(a)        Representations and Warranties of the Sellers. (i) The representations and warranties of each Seller set forth in Section 4.1(a), Section 4.2 (except for errors which are de minimis in aggregate) and Section 4.3 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), and (ii) the other representations and warranties of each Seller set forth in Article IV shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect.

(b)        Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in Section 5.1(a), Section 5.2(a), Section 5.2(c) (except for errors which are de minimis in aggregate), Section 5.2(e), Section 5.3 and Section 5.19 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), (ii) the representations and warranties of the Company set forth in Section 5.2(b) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date and (iii) the other representations and warranties of each Company set forth in Article V shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect.

(c)        Representations and Warranties of Blocker Corp. (i) The representations and warranties of Blocker Corp set forth in Section 6.1(a), Section 6.2(a), Section 6.2(c) Section 6.2(e) (except for errors which are de minimis in aggregate), Section 6.2(g), Section 6.3 and Section 6.4 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), and (ii) the other representations and warranties of Blocker Corp set forth in Article VI shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect.

(d)        Performance of Obligations of the Company, Blocker Corp and the Sellers. The Company, Blocker Corp and the Sellers shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Company, Blocker Corp or the Seller prior to the Closing.

(e)        No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(f)        Net Tangible Assets. Leo shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1 (g)(1) of the Exchange Act) remaining after the Closing.

10.3        Conditions to the Obligations of the Sellers and the Company. The obligations of the Sellers, the Company and Blocker Corp to consummate the Closing are subject to the satisfaction (or written waiver by the Seller Representatives, in whole or in part, to the extent such conditions can be waived) at or prior to the Closing of the following conditions:

(a)        Representations and Warranties of Leo. (i) The representations and warranties of Leo set forth in Section 7.1(a), Section 7.2 (except for errors which are de minimis in aggregate), Section 7.3 and Section 7.20 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified) and (ii) the other representations and warranties of Leo set forth in Article VII of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality,” “Material Adverse Effect on Leo” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on Leo.

(b)        Representations and Warranties of Sponsor. (i) The representations and warranties of Sponsor set forth in Section 8.1(a), Section 8.2 and Section 8.3 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), and (ii) the other representations and warranties of Sponsor set forth in Article VIII shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect on Sponsor” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on Sponsor.

(c)        Performance of Obligations of Leo and Sponsor. Leo and Sponsor shall have performed or complied in all respects with all obligations and covenants required by this Agreement to be performed or complied with by Leo or Sponsor prior to the Closing.

(d)        Trust Account and Proceeds. At the Closing, the Cash Proceeds shall equal no less than $200,000,000.

(e)        Surrendered Shares and Surrendered Warrants. The transactions contemplated by the Sponsor Shares and Warrant Surrender Agreement shall have been consummated.

(f)        Listing of Stock Consideration. The Closing Shares shall have been approved for listing on the NYSE and such approval shall not be subject to any conditions or any plan of compliance to which the Surviving Company would be subject after the Closing.

(g)        Trust Account. (i) Leo shall have made all necessary arrangements with the Trustee to cause the Trustee to disburse all of the funds contained in the Trust Account available to Leo to be released to Leo at the Closing; (ii) all of such funds in the Trust Account available to Leo shall be released to Leo for the payments contemplated by Section 3.2(c)(i)(A), the payment of the Transaction Costs pursuant to Section 3.2(e) and Section 9.5 and the payment contemplated by Section 3.2(e); and (iii) there shall be no Action pending or threatened by any Person (not including the Seller and its Affiliates) with respect to or against the Trust Account that would reasonably be expected to have a Material Adverse Effect on Leo’s ability to perform its obligations hereunder.

ARTICLE XI

TERMINATION

11.1        Termination.

(a)        This Agreement may be terminated at any time prior to the Closing:

(i)        by mutual written consent of the Seller Representatives and Leo;

(ii)        by either the Seller Representatives or Leo, if the Closing does not occur prior to 5:00 p.m., New York City time, on July 31, 2020 (the “Outside Date”); provided that the Outside Date automatically shall be extended to the Extension Date, if, as of 5:00 p.m., New York City time, on July 31, 2020 (A) all of the conditions in Article X have been satisfied or duly waived by all Parties entitled to the benefit thereof (except for (1) any condition set forth in Section 10.1(d), Section 10.1(e), Section 10.1(f) or Section 10.3(e) and (2) any other condition that by its nature is to be satisfied at the Closing (provided that such condition would be capable of being satisfied if the Closing Date were July 31, 2020)), (B) each of the Subscription Agreements shall have been amended such that such Subscription Agreement shall be in full force and effect through, and the applicable PIPE Investor shall be obligated to consummate the transactions contemplated thereby if the Closing occurs on or prior to (and otherwise on the same terms and conditions thereof as in effect on the date hereof), the Extension Date, (C) the Extension Approval shall have been obtained and (D) immediately following such Extension Approval, after giving effect to the redemptions to which each holder of Leo Common Stock is entitled under the Leo Governing Documents, there shall be no less than 10,000,000 Class A Ordinary Shares issued and outstanding; provided that no Party shall be permitted to terminate this Agreement under this Section 11.1(a)(ii) if such terminating Party’s failure to comply with its obligations under this Agreement in any material respect which has resulted in the failure to satisfy a condition set forth in Article X;

(iii)        by Leo, upon written notice to the Seller Representatives, if any of the Company, the Sellers or Blocker Corp breaches or fails to perform in any material respect any of its representations, warranties or covenants set forth in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 10.1 or Section 10.2, (B) cannot be or has not been cured within thirty (30) days following delivery by Leo of written notice to the Seller Representatives (or such lesser period remaining prior to the date that is one (1) day prior to the Outside Date) of such breach or failure to perform and (C) has not been waived by Leo; provided that Leo shall not be entitled to terminate this Agreement pursuant to this Section 11.1(a)(iii) if, at the time of such termination, Leo is in breach of any representation, warranty, covenant or other agreement contained in this Agreement in a manner such that the conditions to Closing set forth in Section 10.1 or Section 10.3, as applicable, would not have been satisfied;

(iv)        by the Seller Representatives, upon written notice to Leo, if Leo or Sponsor breaches or fails to perform in any respect any of its representations, warranties or covenants set forth in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 10.1 or Section 10.3, (B) cannot be or has not been cured within thirty (30) days following delivery by the Seller

Representatives of written notice to Leo (or such lesser period remaining prior to the date that is one (1) day prior to the Outside Date) of such breach or failure to perform and (C) has not been waived by the Seller Representatives; provided that the Seller Representatives shall not be entitled to terminate this Agreement pursuant to this Section 11.1(a)(iv) if, at the time of such termination, any Seller, Blocker Corp or the Company is in breach of any representation, warranty, covenant or other agreement contained in this Agreement in a manner such that the conditions to Closing set forth in Section 10.1 or Section 10.2 as applicable, would not have been satisfied;

(v)        by either Leo or the Seller Representatives if there shall be in effect a final non-appealable Law preventing the consummation of the transactions contemplated hereby;

(vi)        by Leo, if the Company Member Consent is not delivered to it by 5:00 p.m., New York City time, on the day after the date hereof; provided, however, that Leo shall not have the right to terminate this Agreement under this Section 11.1(a)(vi) following delivery of the Company Member Consent; or

(vii)        by the Seller Representatives or Leo, if Leo Required Shareholder Approvals are not granted at the Leo Shareholders Meeting.

(b)        This Agreement may be terminated only under Section 11.1(a). In order to terminate this Agreement under Section 11.1(a), other than under Section 11.1(a)(i), the Party desiring to terminate this Agreement shall give notice to Leo (if the terminating Parties are the Seller Representatives) or the Seller Representatives (if the terminating Party is Leo) under Section 12.3, specifying the provision hereof under which such termination is effected.

11.2        Effect of Termination. If this Agreement is terminated as described in Section 11.1, this Agreement shall become null and void and of no further force and effect, without any continuing liability or obligation hereunder of any Party, except that (a) this Section 11.2 and Section 9.3(a), Section 9.5(a), Section 9.8, Section 9.21 and Article XII (and any corresponding definitions set forth in Annex I) shall survive such termination in full force and effect and (b) nothing in this Section 11.2 shall be deemed to release any Party from any liability for any Intentional Breach by such Party prior to such termination.

ARTICLE XII

GENERAL PROVISIONS

12.1        Seller Representatives.

(a)        (i) Prism shall act as its own representative and exclusive agent hereunder (in such capacity, “Seller Representative 2” and, together with Clairvest, “Seller Representatives”), (ii) Clairvest Direct Seller, Blocker Sellers and Blocker Corp hereby appoint, authorize and empower Clairvest to act as representative, exclusive agent and attorney-in-fact for the benefit of Clairvest Direct Seller, Blocker Sellers and, prior to the Closing, Blocker Corp in connection with, and to facilitate the consummation of, the transactions contemplated hereby, and (iii) the Company hereby appoints, authorizes and empowers the Seller Representatives to act, prior to the Closing, as joint representatives, joint exclusive agents and joint attorneys-in-fact for the benefit of the Company in connection with, and to facilitate the consummation of the transactions contemplated hereby, in each case, which shall include the power and authority:

(i)        to execute and deliver any Related Document (with such modifications or changes therein as to which the Seller Representatives, in their sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Seller Representatives, in their sole discretion, determine to be desirable;

(ii)        to execute and deliver such waivers and consents in connection with this Agreement and any Related Document as the Seller Representatives, in their sole discretion, may deem necessary or desirable;

(iii)        to enforce and protect the rights and interests of the Sellers and, prior to the Closing, the Company and Blocker Corp and to enforce and protect the rights and interests of the Seller Representatives under or relating to this Agreement and any Related Document, and to take any and all actions that the Seller Representatives believe are necessary or appropriate hereunder for and on behalf of the Sellers and, prior to the Closing, the Company and Blocker Corp, including asserting or pursuing any Action against Leo or its Representatives, in each case, to the extent such Actions are permitted hereunder, compromising or settling any such Actions, conducting negotiations with Leo and its Representatives regarding such Actions and, in connection therewith, to (A) assert or institute any Action, (B) investigate, defend, contest or litigate any Action initiated by a Party, its Affiliates or any other Person, or by any federal, state or local Governmental Authority against the Seller Representatives, any of the Sellers and, prior to the Closing, the Company and Blocker Corp, and receive process on behalf of any of the Sellers and, prior to the Closing, the Company and Blocker Corp in any such Action or investigation and compromise or settle on such terms as the Seller Representatives shall determine to be appropriate, and give receipts, releases and discharges related to, any such Action or investigation, (C) file any proofs of debt, claims and petitions as the Seller Representatives may deem advisable or necessary and (D) file and prosecute appeals from any Order rendered in any such Action or investigation, it being understood that the Seller Representatives shall not have any obligation to take any such actions and shall not have any liability for any failure to take any such actions;

(iv)        to refrain from enforcing any right of any of the Sellers, the Seller Representatives or, prior to the Closing, the Company and Blocker Corp or under or relating to this Agreement or any Related Document; provided, however, that no such failure to act on the part of the Seller Representatives, except as otherwise provided herein, shall be deemed a waiver of any such right or interest by the Seller Representatives or the Sellers or, prior to the Closing, the Company and Blocker Corp unless such waiver is made under Section 12.10; and

(v)        to make, execute, acknowledge and deliver all such other Contracts, agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Seller Representatives, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated hereby or any Related Document.

(b)        the Seller Representatives shall be entitled to reimbursement from each Seller for such Seller’s Company Pro Rata Portion of the Seller Representatives’ out-of-pocket costs and expenses incurred as the Seller Representatives. In connection with this Agreement and any Related Document, and in exercising or failing to exercise all or any of the powers conferred on the Seller Representatives hereunder, the Seller Representatives shall incur no responsibility or liability whatsoever to any of the Sellers, the Company or Blocker Corp by reason of any error in judgment or other act or omission performed or omitted hereunder or any Related Document. Clairvest Direct Seller and Blocker Sellers shall indemnify, defend and hold harmless Clairvest, severally and not jointly and pro rata based on their respective Company Pro Rata Portion, from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) related to Clairvest’s execution and delivery of, performance of its covenants and agreements under or the exercise of its rights or duties hereunder and any agreements ancillary hereto, in each case, as such Representative Loss is suffered or incurred. In no event shall Clairvest be required to advance its own funds on behalf of Clairvest Direct Seller, Blocker Sellers, the Company or Blocker Corp.

(c)        Leo shall have the right to rely upon all actions taken or omitted to be taken by the Seller Representatives pursuant hereto or any Related Document and all such actions or omissions shall be legally binding on the Sellers and, prior to the Closing, the Company and Blocker Corp.

(d)        The grant of authority to the Seller Representatives hereunder (i) is coupled with an interest and shall be irrevocable and survive bankruptcy or liquidation of any Seller, the Company or Blocker Corp and (ii) shall survive the consummation of the transactions contemplated hereby.

(e)        Any decision or act, or the exercise of any right or consent, hereunder that is permitted or required to be made by the Seller Representatives shall be made or exercised only upon the mutual agreement of Clairvest and Seller Representative 2, and any notice required to be delivered to the Seller Representatives shall be delivered to each of Clairvest and Seller Representative 2.

12.2        Survival. The representations and warranties and the covenants to be performed at or prior to the Closing, in each case, set forth in this Agreement, any Related Document or in any document delivered in connection herewith or therewith shall terminate and be of no further force and effect, and no Party shall have any claim, cause of action, liability or obligation with respect thereto, from and after the Closing; provided that, for the avoidance of doubt, all covenants or agreements of the Parties that by their terms require performance after the Closing shall survive the Closing in accordance with their terms.

12.3        Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or electronic mail or postage prepaid mail (registered or certified) or nationally recognized overnight courier service and shall be deemed given when so delivered by hand or electronic mail, or if mailed, three (3) days after mailing (one Business Day in the case of overnight courier service), as follows:

(a)        if to Leo or Sponsor to:

Leo Holdings Corp.
21 Grosvenor Place
London, SW1X 7HF
United Kingdom
Email:	brown@lioncapital.com
Attention:	Simon Brown, Secretary
with copies (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Email:	christian.nagler@kirkland.com
peter.seligson@kirkland.com
Attention:	Christian O. Nagler
Peter S. Seligson

and
Kirkland & Ellis LLP
2049 Century Park East, 37th Floor
Los Angeles, CA 90067
Email:	damon.fisher@kirkland.com
jennifer.yapp@kirkland.com
Attention:	Damon R. Fisher, P.C.
Jennifer Yapp

(b)        if, prior to the Closing, to the Company or Prism, to:

Digital Media Solutions Holdings, LLC
4800 140th Avenue N., Suite 101
Clearwater, FL 33762
Email:	rfoster@thedmsgrp.com
Attention:	Ryan Foster

and

Data Prism, LLC
c/o Digital Media Solutions Holdings, LLC
4800 140th Avenue N., Suite 101
Clearwater, FL 33762

Email:	jmarinucci@thedmsgrp.com
Attention:	Joe Marinucci

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005
Email:	katherine.ashley@skadden.com
micah.kegley@skadden.com
Attention:	Katherine D. Ashley
Micah R. Kegley

(c)        if, prior to the Closing, to Clairvest Direct Seller, Blocker Sellers, Blocker Corp or Clairvest, to:

Clairvest GP Manageco Inc.
22 St. Clair Avenue East, Suite 1700
Toronto, ON M4T 2S3
Email:	jmiller@clairvest.com
Attention:	James H. Miller

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005

Email:	katherine.ashley@skadden.com
micah.kegley@skadden.com
Attention:	Katherine D. Ashley Micah R. Kegley

12.4        Severability. It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

12.5        Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and the Related Documents and to enforce specifically the terms and provisions of this Agreement and the Related Documents.

12.6        Entire Agreement. This Agreement, the Related Documents and the Confidentiality Agreement (including the Exhibits and Schedules hereto and thereto) contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. No Party shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Related Documents or the Confidentiality Agreement.

12.7        Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any of the Parties, in whole or in part (including by operation of law in connection with a merger or consolidation or conversion of Leo, other than the Domestication), without the prior written consent of the other Parties, which any such Party may withhold in its absolute discretion; provided that the consent of the Seller Representatives shall be on behalf of the Sellers pursuant to Section 12.1.

12.8        No Third-Party Beneficiaries. Except as set forth in the last sentence of this Section 12.8 and Section 12.2, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights under this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, (a) each of the Related Parties shall be a third-party beneficiary of the provisions set forth in Section 12.13 and (b) if the Closing occurs, (i) each of the D&O Indemnified Persons shall be a third-party beneficiary of the provisions set forth in Section 9.9 and (ii) the Seller’s and the Company’s Representatives shall be third-party beneficiaries of the last sentence of Section 9.5(a).

12.9        Amendment. This Agreement may be amended by the Parties at any time before the Closing, by an instrument in writing signed on behalf of each Party, and any purported amendment, modification or supplement by any of the Parties in any manner that does not comply with this Section 12.9 shall be void and of no force and effect; provided that the signature of the Seller Representatives shall be on behalf of the Sellers pursuant to Section 12.1

12.10        Waiver. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party or Parties against whom such waiver is to be effective; provided that the signature of the Seller Representatives shall be on behalf of the Sellers pursuant to Section 12.1. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

12.11        Governing Law; Jurisdiction.

(a)        This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to contracts executed in and to be performed in the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)        Each Party irrevocably agrees that any Action arising out of or relating to this Agreement brought by the other Party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in the State of Delaware), and each Party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each Party agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and each Party further waives any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

12.12    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.12.

12.13    Recourse. All Actions, obligations or losses (whether in Contract, in tort, in Law or in equity, or granted by statute whether by or though attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (i) this Agreement, (ii) the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with, or as inducement to, this Agreement), (iii) any breach or violation of this Agreement and (iv) any failure of the Closing to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as Parties. In furtherance and not in limitation of the foregoing, and notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Parties may be partnerships or limited liability companies, each Party covenants, agrees and acknowledges that no recourse under this Agreement, any Related Document or any documents or instruments delivered in connection with this Agreement or any Related Document shall be had against any Party’s Affiliates or any of such Party’s or such Parties Affiliates’ former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (each a “Related Party” and collectively, the “Related Parties”), in each case other than the Parties and each of their respective successors and permitted assignees under this Agreement (and, in the case of any Related Document, the applicable Parties thereto and each of their respective successors and permitted assigns), whether in Contract, tort, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any Party under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, that nothing in this Section 12.13 shall relieve or otherwise limit the liability of any Party or any of their respective successors or permitted assigns for any breach or violation of its obligations under such agreements, documents or instruments.

12.14    Limitation on Damages. No Party shall be liable for any punitive damages relating to the breach of this Agreement.

12.15    Disclosure Schedules. The information set forth in this Agreement and the Disclosure Schedules attached hereto is disclosed solely for purposes of this Agreement, and no information set forth herein or therein shall be deemed to be an admission by any Party to any Person (including any other Party) of any matter whatsoever (including any violation of Law or breach of Contract). Notwithstanding any provision of this Agreement or anything to the contrary contained in the Disclosure Schedules, the information and disclosures contained in any section or subsection of the Disclosure Schedules shall be deemed to be disclosed with respect to, and qualify, any representation or warranty of the Seller or any member of the Company Group to which the relevance of such information and disclosure is reasonably apparent on the face of such disclosure. The fact that any item of information is disclosed in any section or subsection of the Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by this Agreement or is material to or outside the ordinary course of the business of any Seller or any member of the Company Group. Such information and the dollar thresholds set forth herein and therein shall not be used as a basis for interpreting the terms “material,” “Material Adverse Effect,” “Material Adverse Effect on Leo,” “Material Adverse Effect on Sponsor” or other similar qualifier in this Agreement. In addition, matters reflected in any section or subsection of the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

12.16    Interpretation. The headings set forth in this Agreement, in any Exhibit or Schedules hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except when the context requires otherwise, any reference in this Agreement to any Article, Section, clause, Schedule or Exhibit shall be to the Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation” and the term “dollar” or “$” means lawful currency of the United States. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement (including that any reference to Leo in the context of a period occurring after the consummation of the Domestication refers to the Surviving Company), and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date of this Agreement. Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires. All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The words “made available” and words of similar import refer to materials posted to the Data Room no later than 5:30 p.m. New York City time on April 22, 2020; provided that any such material that is subject to privilege or confidentiality restrictions has not been uploaded to the Data Room, but has been physically provided to Leo’s counsel prior to the date of this Agreement.

12.17    No Presumption Against Drafting Party. Each of the Parties acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

12.18    Company and the Seller Privilege. Sellers have advised Leo that Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) has represented both the Company and the Sellers prior to the Closing with respect to the transactions contemplated hereby (the “Pre-Closing Engagement”), and, recognizing that the Sellers intend to engage Skadden to act as legal counsel to the Sellers and their Affiliates after the Closing, Leo hereby waives, on its own behalf, and agrees to cause its Affiliates (including, to the extent permissible, the Surviving Company after the Closing), to waive any conflict of interest that may arise in connection with Skadden representing the Sellers or any of their respective Affiliates after the Closing as it relates to the Pre-Closing Engagement. In light of the foregoing and subject to the following sentence, the Parties agree that any attorney-client privilege or attorney work-product to the extent recognized as such under applicable Law with respect to the Pre-Closing Engagement and all information and documents to the extent covered by such privilege or protection under applicable Law and all confidential communications solely between and documents solely exchanged by the Company Group, the Sellers, their respective Affiliates, on one hand, and Skadden, on the other hand, with respect to the Pre-Closing Engagement (the “Privileged Communications”) shall belong to and be controlled by the Sellers (and not the Company Group) and may be waived only by the Sellers (and not the Company Group) and shall not pass to or be claimed or used by Leo, the Surviving Company or any of their respective Affiliates after the Closing. Accordingly, the Company Group shall not, without the Sellers’ consent, have access to the files of Skadden relating to the Pre-Closing Engagement to the extent they constitute Privileged Communications. Without limiting the generality of the foregoing, upon and after the Closing, (a) the Sellers and their respective Affiliates (and not the Company Group) shall be the sole holders of the Privileged Communications with respect to the Pre-Closing Engagement, and no member of the Company Group shall be a holder thereof, (b) to the extent that files of Skadden in respect of the Pre-Closing Engagement constitute property of the Sellers or Privileged Communications, only the Sellers and their Affiliates (and not the Company Group) shall hold such property rights and (c) Skadden shall have no duty whatsoever to reveal or disclose any such Privileged Communications to any of the Company Group by reason of any attorney-client relationship between Skadden and the Company Group or otherwise. Skadden shall not disclose any Privileged Communications to any third parties (other than representatives, accountants and advisors of the Sellers and their respective Affiliates; provided that such representatives, accountants and advisors are instructed to maintain the confidence of the Privileged Communications).

12.19    Execution of Agreement. This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement, and shall become effective when one (1) or more such counterparts have been signed by each of the Parties and delivered to the other Party. Facsimile or electronic mail transmission of counterpart signatures to this Agreement shall be acceptable and binding.

* * * *

IN WITNESS WHEREOF, the Parties have duly executed this Business Combination Agreement as of the date first written above.

LEO HOLDINGS CORP.

By:	/s/ Lyndon Lea
	Name:	Lyndon Lea
	Title:	Chairman and Chief Executive Officer

LEO INVESTORS LIMITED PARTNERSHIP,
solely for purposes of Section 1.1,
Article VIII, Section 9.5(a) Section 9.14(f),
Section 9.14(i), Section 9.24, Article X and
Article XI

By:	Leo Investors General Partner Limited
Its:	General Partner

By:	/s/ Simon Brown
Name: Simon Brown
Title: Director

DIGITAL MEDIA SOLUTIONS
HOLDINGS, LLC

By:	/s/ Joseph Marinucci
	Name:	Joseph Marinucci
	Title:	Chief Executive Officer

PRISM DATA, LLC

By:	/s/ Joseph Marinucci
Name: Joseph Marinucci
Title: Manager

CEP V DMS US BLOCKER COMPANY

By:	/s/ James H. Miller
	Name:	James H. Miller
	Title:	Corporate Secretary

By:	/s/ B. Jeffrey Parr
	Name:	B. Jeffrey Parr
	Title:	Vice-Chairman

CEP V-A DMS AIV LIMITED PARTNERSHIP

By:	/s/ James H. Miller
	Name:	James H. Miller
	Title:	Corporate Secretary

By:	/s/ B. Jeffrey Parr
	Name:	B. Jeffrey Parr
	Title:	Vice-Chairman

CLAIRVEST EQUITY PARTNERS V LIMITED PARTNERSHIP

By:	/s/ James H. Miller
	Name:	James H. Miller
	Title:	Corporate Secretary

By:	/s/ B. Jeffrey Parr
	Name:	B. Jeffrey Parr
	Title:	Vice-Chairman

CEP V CO-INVESTMENT LIMITED PARTNERSHIP

By:	/s/ James H. Miller
	Name:	James H. Miller
	Title:	Corporate Secretary

By:	/s/ B. Jeffrey Parr
	Name:	B. Jeffrey Parr
	Title:	Vice-Chairman

CLAIRVEST GP MANAGECO INC.

By:	/s/ James H. Miller
	Name:	James H. Miller
	Title:	Corporate Secretary

By:	/s/ B. Jeffrey Parr
	Name:	B. Jeffrey Parr
	Title:	Vice-Chairman

ANNEX I

DEFINITIONS

1. Certain Definitions

As used herein, each of the following bolded and italicized terms has the meaning specified in this Section 1 of this Annex I:

“Action” means any action, claim, complaint, petition, suit, investigation, audit, mediation, litigation, arbitration or other proceeding by or before any Governmental Authority or arbitrator, whether civil or criminal, at law or in equity.

“Actual Adjustment Amount” means an amount, which may be positive, zero (0) or negative, equal to the difference of (a) the Actual Closing Date Cash, minus (b) the Actual Closing Date Indebtedness.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person; provided, however, that Clairvest and its Affiliates (excluding members of any Company Group, but including other portfolio companies) shall be not be deemed to be Affiliates of any member of the Company Group.

“Aggregate Closing Transaction Consideration” means an amount equal to (a) the Enterprise Value, plus (b) the Estimated Adjustment Amount, minus (c) the amount of Transaction Costs to be paid by Leo pursuant to Section 9.5(a) (which shall not exceed the Transaction Costs Cap), minus (d) the Founder Shares Value.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the Federal Trade Commission Act, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Approval” means any consent, approval, authorization, waiver or Permit, or expiration or termination of an applicable waiting period.

“Balance Sheet Cash Amount” means the difference of $40,000,000 minus the Paydown Amount.

“Balance Sheet Purposes” means working capital and general corporate purposes of the Surviving Company, including acquisitions and the paydown of any Indebtedness under the Surviving Company’s credit facilities, in each case as determined in good faith by the Surviving Company; provided that, for the avoidance of doubt, the foregoing shall not include providing liquidity to, or repurchasing equity from, any members of the Surviving Company or Blocker Corp.

“Benefit Plans” means each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and each stock purchase, stock option, phantom interest, restricted stock unit, performance stock unit, other equity or equity-based incentives, severance, employment, change-of-control, transaction or retention, bonus, incentive, deferred compensation and other benefit plan, agreement, program, policy or commitment, whether or not subject to ERISA, (a) under which any current or former director, officer, employee or natural person consultant of any member of the Company Group has any right to benefits from any member of the Company Group and (b) which is maintained, sponsored or contributed to by any member of the Company Group or to which any member of the Company Group has any liability or makes or is required to make contributions with respect to such directors, officers, employees or consultant.

“Blocker Corp Common Stock” means the common stock, $0.01 par value, of Blocker Corp.

“Business” means the businesses and operations of the Company Group as currently conducted.

“Business Combination” means any merger, capital stock exchange, asset, stock purchase, reorganization or other similar business combination involving Leo and one (1) or more businesses or entities.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding and other than an offer, inquiry, proposal or indication of interest with respect to the Company), relating to a Business Combination.

“Business Day” means any day other than (a) any Saturday or Sunday or (b) any other day on which banks located in New York, New York are required or authorized by Law to be closed for business.

“Cash and Cash Equivalents” means, as of any determination time, with respect to any Person, the aggregate amount of such Person’s and such Person’s Subsidiaries’, cash and cash equivalents (including marketable securities, investment assets (including short-term investments), cash-intransit, checks and bank deposits) as of such time, calculated in accordance with GAAP. For the avoidance of doubt, Cash and Cash Equivalents shall (a) include any checks, drafts, wires and credit transactions deposited or made for the accounts of such Person or such Person’s Subsidiaries, but not yet reflected as available in the accounts of such Person or such Person’s Subsidiaries and (b) be reduced by the amount of any outstanding checks or debit transactions written or made against the accounts of such Person or such Person’s Subsidiaries.

“Cash Consideration” means an amount equal to (a) the Cash Proceeds, minus (b) the amount of Transaction Costs to be paid by Leo pursuant to Section 9.5(a) (which, for the avoidance of doubt, shall not include the amount of Previously Paid Seller Transaction Costs and shall not exceed an amount equal to the difference of the Transaction Costs Cap, minus the amount of Previously Paid Seller Transaction Costs), minus (c) $40,000,000.

“Cash Percentage” means the quotient of the Cash Consideration, divided by the Aggregate Closing Transaction Consideration.

“Cash Proceeds” means the sum of (a) the amount of cash available in the Trust Account for distribution at the Closing, after giving effect to the redemptions to which each holder of Leo Common Stock is entitled under the Leo Governing Documents, the Surviving Company Certificate of Incorporation and the Surviving Company Bylaws, plus (b) the total aggregate proceeds of the PIPE Investments received by Leo.

“Class A Unit” means “Class A Unit,” as defined in the Company LLC Agreement.

“Class B Unit” means “Class B Unit,” as defined in the Company LLC Agreement.

“Closing Calculation Time” means 11:59 p.m., New York City time, on the Business Day immediately prior to the Closing Date.

“Closing Date Cash of Blocker Corp” means the Cash and Cash Equivalents of Blocker Corp as of the Closing Calculation Time.

“Closing Date Cash of the Company Group” means the Cash and Cash Equivalents of the Company Group as of the Closing Calculation Time.

“Closing Date Indebtedness of Blocker Corp” means the sum of (a) the Indebtedness of Blocker Corp as of the Closing Calculation Time, plus (b) the Unpaid Taxes of Blocker Corp.

“Closing Date Indebtedness of the Company Group” means the sum of (a) the Indebtedness of the Company Group as of the Closing Calculation Time, plus (b) the Unpaid Taxes of the Company Group.

“Code” means the Internal Revenue Code of 1986.

“Company Disclosure Schedules” means the disclosure schedules of the Sellers, Blocker Corp and the Company delivered to Leo in connection with this Agreement.

“Company Group” means the Company and the Company Subsidiaries.

“Company LLC Agreement” means the Limited Liability Company Agreement of the Company, dated as of July 3, 2018.

“Company Pro Rata Portion” means, with respect to each Seller, the direct or indirect ownership interest of such Seller in the Company as of immediately prior to the Closing, as set forth in the officer’s certificate delivered pursuant to Section 3.2(b)(iii); provided that Leo shall be entitled to rely on the Company Pro Rata Portion as set forth in such officer’s certificate and shall not be liable to any Seller or equityholder of the Company for the amount of any cash payment or issuance of equity hereunder made to such holder in accordance with the Company Pro Rata Portion.

“Company Sale Bonus Plans” means the Amended and Restated Digital Media Solutions, LLC Employee Incentive Plan and Digital Media Solutions, LLC Employee Incentive Plan II, in each case, as amended from time to time.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Contract” means any written or enforceable oral contract, agreement, franchise, license, sublicense, lease, use or occupancy agreement, sublease, sales order, purchase order, credit agreement, indenture, mortgage, note, bond or warrant (including all amendments, supplements and modifications thereto).

“Control” (including, with correlative meanings, “controlled by” and “under common control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Disclosure Schedules” means each of the Company Disclosure Schedules and Leo Disclosure Schedules.

“Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, easement, right-of-way, deed of trust, hypothecation or restriction on transfer of title or voting, whether imposed by Contract, understanding, Law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities Laws, the Company LLC Agreement or the Amended Partnership Agreement.

“Enterprise Value” means $757,000,000.

“Equity Consideration” means a number of shares of Leo Common Stock (rounded to the nearest whole number of shares) equal to the quotient of (a) an amount equal to the difference of (i) the Aggregate Closing Transaction Consideration, minus (ii) the Cash Consideration, divided by (b) the Implied Value of Leo Common Stock.

“Estimated Adjustment Amount” means an amount, which may be positive, zero (0) or negative, equal to the difference of (a) the Estimated Closing Date Cash, minus (b) the Estimated Closing Date Indebtedness.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exhibits” means the exhibits to this Agreement.

“Financing Sources” means the Persons that have committed or will commit to provide or have otherwise entered into agreements in connection with the Refinancing in connection with the transactions contemplated hereby, and any joinder agreements, indentures or credit agreements entered into pursuant thereto, together with their Affiliates, officers, directors, employees, agents and representatives involved in the Refinancing and their successors and assigns.

“Founder Shares” means the number of shares of Surviving Company Class A Common Stock held by Sponsor and the Leo Independent Directors as of immediately after the Closing.

“Founder Shares Value” means an amount equal to the product of (a) the Founder Shares, multiplied by (b) the Implied Value of Leo Common Stock.

“Fraud” means common law fraud under the Laws of the State of Delaware in the representations and warranties in Article IV, Article V, Article VI, Article VII or Article VIII; provided, however, that Fraud shall not include any equitable fraud, promissory fraud or any tort (including any claim for fraud) to the extent based on negligence or recklessness.

“Funded Indebtedness” means the outstanding indebtedness of the Company Group under that certain Credit Agreement, dated as of July 3, 2018 (as amended by the Incremental Amendment to Credit Agreement, dated as of July 1, 2019, as further amended by the Second Incremental Amendment to Credit Agreement, dated as of November 1, 2019, as further amended by the Amendment No. 3 to Credit Agreement, dated as of January 7, 2020, and as further amended, restated, supplemented or otherwise modified from time to time) among the Company, Digital Media Solutions, LLC, the lenders party thereto from time to time, and Monroe Capital Management Advisors, LLC, as administrative agent.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means any supranational, federal, state, provincial, local, county or municipal government, governmental, regulatory or administrative agency, department, court, commission, board, bureau or other authority or instrumentality, domestic or foreign or any arbitrator or arbitral panel (public or private).

“Hazardous Substances” means (a) any substance, material or waste that is listed, classified or regulated under any Environmental Laws as a pollutant or contaminant or as hazardous or toxic, (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyls, per and polyfluoroalkyl substances radioactive material or radon or (c) any other substance, material or waste that may give rise to liability or for which standards of conduct may be imposed under any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Implied Value of Leo Common Stock” means $10.00.

“Indebtedness” means, with respect to any Person as of any time of determination, without duplication, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar debt instruments, (c) all obligations of such Person as lessee under leases that have been or should, in accordance with GAAP, recorded as financing leases, (d) all obligations, contingent or otherwise, of such Person under banker’s acceptance, letters of credit or similar arrangements, in each case, to the extent drawn, (e) all (i) unpaid bonuses, severance and obligations for deferred compensation earned for a period ending prior to January 1, 2020, and (ii) sale or transaction bonus, change of control, retention, severance or similar payments payable by any member of the Company Group as a result of or in connection with the consummation of the transactions contemplated hereby, including all amounts payable under the Company Sale Bonus Plans, in each case, together with the employer’s portion of any employment

Taxes associated with such payments, (f) all indebtedness of other Persons referred to in clauses (a) through (c) above guaranteed by such Person through an agreement (i) to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such indebtedness or (ii) otherwise to guarantee a creditor against loss and (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including account and contract rights) owned by such person, even though such Person has not assumed or become liable for payment of such Indebtedness.

“Intellectual Property” means intellectual property rights arising anywhere in the world, including: (a) trademarks, trade names, service marks, trade dress, logos, domain names and all registrations of and applications to register any of the foregoing, including the goodwill symbolized thereby or associated therewith; (b) patents, patent applications, invention disclosures, and all reissues, divisional, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (c) copyright rights and moral rights in original works of authorship, and copyright registrations and applications therefor; (d) rights in proprietary computer software, programs and applications, including source code, object code, firmware and middleware; (e) rights in data and databases; (f) rights of publicity; (g) proprietary and confidential know-how and trade secrets; (h) internet domain names and social media identifiers; and (i) the right to recover for damages and profits for past and future infringement of any part of the foregoing.

“Intentional Breach” means a breach which has resulted from either (a) Fraud or (b) a deliberate act or failure to act with actual knowledge that the act or failure to act constituted, or would result in, a material breach of this Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” means Leo’s initial public offering consummated on February 15, 2018, as contemplated by the Prospectus.

“IPO Underwriter” means Citigroup Global Markets Inc.

“IPO Underwriter Fees” means the costs and expenses incurred by Leo and its Affiliates in connection with the IPO that are due and payable to the IPO Underwriter upon the consummation of the transactions contemplated by this Agreement.

“Issuance Multiple” means the quotient of (a) the product of 0.51, multiplied by the Outstanding Surviving Company Class A Shares Number, divided by (b) the difference of (i) the product of the Permitted Holders Company Pro Rata Portion, multiplied by the Equity Consideration, minus (ii) the product of 0.51, multiplied by the Equity Consideration. For illustrative purposes only, if the Outstanding Surviving Company Class A Shares Number is 32,812,807, the Permitted Holders Company Pro Rata Portion is 75.9% and the Equity Consideration is 25,685,139 shares, the Issuance Multiple would be 2.62.

“Knowledge of Leo” means the actual knowledge of Lyndon Lea and Robert Darwent, none of whom shall have any personal liability or obligations of inquiry or investigation regarding such knowledge.

“Knowledge of the Company” means the actual knowledge of Joe Marinucci, Fernando Borghese and Randy Koubek, none of whom shall have any personal liability or obligations of inquiry or investigation regarding such knowledge.

“Law” means any law (including common law), statute, ordinance, rule, regulation or Order issued, enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Leo Common Stock” means (a) prior to the Domestication, the Class A Ordinary Shares and Class B Ordinary Shares and (b) following the Domestication, the Surviving Company Class A Common Stock, the Surviving Company Class B Common Stock and the Surviving Company Class C Common Stock.

“Leo Disclosure Schedules” means the disclosure schedules of Leo and Sponsor delivered to the Company and the Seller Representatives in connection with this Agreement.

“Leo Independent Directors” means Lori Bush, Robert Bensoussan and Mary Minnick.

“Leo Legal Expenses” means the costs and expenses incurred by Leo and its Affiliates, including in connection with the extraordinary general meeting of Leo’s shareholders held on February 11, 2020 and ordinary course filings of Leo and its Affiliates with the SEC, that are due and payable to Kirkland & Ellis LLP in an amount not to exceed $3,700,000.

“Leo Required Shareholder Approvals” means the Leo Shareholder Approvals set forth in clauses (a), (b) and (c) of the definition thereof, but in the case of such clause (c), solely to the extent related to the amendments to Leo Governing Documents to (a) increase the number of authorized shares of Leo Common Stock and (b) adopt a policy on corporate opportunities.

“Leo Shareholder Approvals” means the approval by the affirmative vote of the holders of the requisite number of shares of Leo Common Stock, whether in person or by proxy at the Leo Shareholders Meeting (or any adjournment thereof) necessary to approve, as required by the Leo Governing Documents, Section 312 of the NYSE Listed Company Manual or other applicable Law, (a) the issuance by Leo of the shares of Leo Common Stock (including the Closing Shares) and the Seller Warrants, in each case, required hereunder to be issued in connection with transactions contemplated by this Agreement and the Subscription Agreements, (b) the adoption and approval of this Agreement, the Related Documents and transactions contemplated hereby and thereby, including the Domestication (and the change of Leo’s name in connection therewith), (c) the Subscription Agreements and the amendments to Leo Governing Documents contemplated by the Domestication and the Surviving Company Certificate of Incorporation, (d) the adoption and approval of the New Option Plan, (e) the appointment of the Seller Nominees to the board of directors of the Surviving Company as of the Closing in accordance with Section 9.14(g) and (f) any other matters necessary or advisable to effect the consummation of the transactions contemplated hereby.

“Leo Shareholders Meeting” means a duly held meeting of Leo’s shareholders for the purpose of obtaining the Leo Shareholders Approvals.

“Licensed Intellectual Property” means all material Intellectual Property related to the Business that is owned by a third party and licensed or sublicensed by any member of each Company Group.

“Lookback Date” means the date that is three (3) years prior to the date hereof.

“Material Adverse Effect” means any event, change, development or effect that, individually or in the aggregate with all other events, changes, developments or effects, has had, or would reasonably be expected to have, a material adverse effect upon (a) the assets, liabilities, condition (financial or otherwise), the business or results of operations of the Company Group and Blocker Corp, taken as a whole, or (b) the ability of the Company Group and Blocker Corp, taken as a whole, to consummate the transactions contemplated hereunder in accordance with the terms and subject to the conditions set forth herein; provided that the following, and any event, change, development or effect arising therefrom or related thereto, shall not be taken into account in determining whether a “Material Adverse Effect” shall have occurred:

(i)        any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein) or events in general, including the results of any primary or general elections;

(ii)        changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof);

(iii)        changes in interest, currency or exchange rates or the price of any commodity, security or market index;

(iv)        changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof;

(v)        changes that are generally applicable to the industries or markets in which the Company Group and Blocker Corp operates;

(vi)        any change in the market price or trading volume of any indebtedness of any member of the Company Group and Blocker Corp (it being understood that the underlying causes of such change may, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred);

(vii)        any failure of the Company Group or Blocker Corp to meet any internal or public projections, forecasts, budgets or estimates of or relating to the Company Group or Blocker Corp for any period, including with respect to revenue, earnings, cash flow or cash position (it being understood that the underlying causes of such decline or failure may, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred);

(viii)        the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism, cyberattack or military conflicts, whether or not pursuant to the declaration of an emergency or war;

(ix)        the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, or any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic);

(x)        any Action required to occur pursuant this Agreement or the transactions expressly contemplated by this Agreement;

(xi)        the execution, announcement, performance or existence of this Agreement, in each case in accordance with the terms of this Agreement, the identity of the Parties or any of their respective Affiliates, Representatives or financing sources;

(xii)        the taking of any action by the Company Group or Blocker Corp expressly required by the terms of this Agreement, including the failure to take any action restricted by this Agreement (but excluding effects resulting from the Closing);

(xiii)        any actions taken, or not taken, with the consent, waiver or at the request of Leo or any action taken to the extent expressly permitted by this Agreement;

(xiv)        any actions taken by Leo or any of its Affiliates or any of their respective Representatives or financing sources after the date of this Agreement; and

(xv)        any matters disclosed in the Company Disclosure Schedules;

provided, however, that, with respect to each of clauses (i) through (v) and (ix) above, any event, development, occurrence, fact, condition, or change referred to above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, development, occurrence, fact, condition, or change has a disproportionate effect on the Company Group and Blocker Corp compared to other participants in the industries in which the Company Group and Blocker Corp primarily conducts its Business.

“Material Adverse Effect on Leo” means any event, change, development or effect that, individually or in the aggregate with all other events, changes, developments or effects, has had, or would reasonably be expected to have, a material adverse effect upon (a) the assets, liabilities, condition (financial or otherwise), the business or results of operations of Leo, or (b) the ability of Leo to consummate the transactions contemplated hereunder in accordance with the terms and subject to the conditions set forth herein; provided that the following, and any event, change, development or effect arising therefrom or related thereto, shall not be taken into account in determining whether a “Material Adverse Effect on Leo” shall have occurred:

(i)        any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein) or events in general, including the results of any primary or general elections;

(ii)        changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof);

(iii)        changes in interest, currency or exchange rates or the price of any commodity, security or market index;

(iv)        changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof;

(v)        the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism, cyberattack or military conflicts, whether or not pursuant to the declaration of an emergency or war;

(vi)        the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, or any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic);

(vii)        any Action required to occur pursuant this Agreement or the transactions expressly contemplated by this Agreement;

(viii)        the execution, announcement, performance or existence of this Agreement, in each case in accordance with the terms of this Agreement, the identity of the Parties or any of its Affiliates, Representatives or financing sources;

(ix)        the taking of any action by Leo expressly required by the terms of this Agreement, including the failure to take any action restricted by this Agreement (but excluding effects resulting from the Closing);

(x)        any actions taken, or not taken, with the consent, waiver or at the request of the Seller Representatives, the Company or Blocker Corp or any action taken to the extent expressly permitted by this Agreement;

(xi)        any actions taken by the Sellers, Blocker Corp, the Company or any of their respective Affiliates or any of their respective Representatives or financing sources after the date of this Agreement; and

(xii)        any matters disclosed in the Leo Disclosure Schedules;

provided, however, that, with respect to each of clauses (i) through (iv) and (vi) above, any event, development, occurrence, fact, condition, or change referred to above shall be taken into account in determining whether a Material Adverse Effect on Leo has occurred or would reasonably be expected to occur to the extent that such event, development, occurrence, fact, condition, or change has a disproportionate effect on Leo compared to other participants in the industries in which Leo primarily conducts their respective businesses.

“Material Adverse Effect on Sponsor” means any event, change, development or effect that, individually or in the aggregate with all other events, changes, developments or effects, has had, or would reasonably be expected to have, a material adverse effect upon (a) the assets, liabilities, condition (financial or otherwise), the business or results of operations of Sponsor, or (b) the ability of Sponsor to consummate the transactions contemplated hereunder in accordance with the terms and subject to the conditions set forth herein; provided that the following, and any event, change, development or effect arising therefrom or related thereto, shall not be taken into account in determining whether a “Material Adverse Effect on Sponsor” shall have occurred:

(i)        any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein) or events in general, including the results of any primary or general elections;

(ii)        changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof);

(iii)        changes in interest, currency or exchange rates or the price of any commodity, security or market index;

(iv)        changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof;

(v)        the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism, cyberattack or military conflicts, whether or not pursuant to the declaration of an emergency or war;

(vi)        the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, or any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic);

(vii)        any Action required to occur pursuant this Agreement or the transactions expressly contemplated by this Agreement;

(viii)        the execution, announcement, performance or existence of this Agreement, in each case in accordance with the terms of this Agreement, the identity of the Parties or any of their respective Affiliates, Representatives or financing sources;

(ix)        the taking of any action by Sponsor expressly required by the terms of this Agreement, including the failure to take any action restricted by this Agreement (but excluding effects resulting from the Closing);

(x)        any actions taken, or not taken, with the consent, waiver or at the request of the Seller Representatives, Company Group or Blocker Corp or any action taken to the extent expressly permitted by this Agreement;

(xi)        any actions taken by the Sellers, Blocker Corp, the Company or any of their respective Affiliates or any of their respective Representatives or financing sources after the date of this Agreement; and

(xii)        any matters disclosed in the Leo Disclosure Schedules;

provided, however, that, with respect to each of clauses (i) through (v) and (ix) above, any event, development, occurrence, fact, condition, or change referred to above shall be taken into account in determining whether a Material Adverse Effect on Sponsor has occurred or would reasonably be expected to occur to the extent that such event, development, occurrence, fact, condition, or change has a disproportionate effect on Sponsor compared to other participants in the industries in which Sponsor primarily conducts their respective businesses.

“New Option Plan” means the new omnibus equity incentive plan for the Surviving Company, in form and substance reasonably acceptable to Leo and the Company, that provides for the grant of awards to employees and other service providers of the Surviving Company and its Subsidiaries in the form of options, restricted shares, restricted share units or other equity-based awards based on Leo Common Stock with a total pool of awards of Leo Common Stock, to be determined by the Parties and based on the opinion and advice of a third-party pay governance advisor.

“NYSE” means the New York Stock Exchange.

“Order” means any writ, award, determination, settlement, stipulation, injunction, judgment, decree, order, ruling, subpoena, notice of violation or verdict or other decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction, in each case whether preliminary or final.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permit” means any permit, license, approval, franchise, consent, registration, variance, certification, endorsement or qualification granted by or obtained from any Governmental Authority pursuant to Law.

“Permitted Encumbrances” means (a) those Encumbrances reflected in reserved against or otherwise disclosed on the Financial Statements, (b) mechanics’, carriers’, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the ordinary course of such Business or which not yet delinquent or are being contested in good faith by appropriate filings, (c) Encumbrances arising in connection with financing incurred in the ordinary course of the Business consistent with past practice to acquire equipment acquired to satisfy express requirements pursuant to Contracts with customers, original purchase price conditional sales contracts and equipment leases and financing with third parties entered into in the ordinary course of such Business consistent with past practice, (d) statutory liens for Taxes, assessments and other governmental charges that are not due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings, (e) all Encumbrances created by, arising under, or existing as a result of any Law applicable thereto, (f) all rights reserved to or vested in any Governmental Authority to control or regulate any asset or property in any manner and all Laws applicable to assets or properties, (g) Encumbrances that do not, individually or in the aggregate, materially impair such Business or the continued use or operation of the assets of the Company Group as currently used or operated, (h) easements, covenants, rights-of-way and other similar restrictions of record that do not, or would not reasonably be expected to, materially interfere any member of the Company Group’s present uses or occupancy of the subject real property, (i) any conditions that may be shown by a current, accurate survey or physical inspection of any parcel of real property owned or leased by any member of the Company Group made prior to Closing, (j) zoning, building, code, land use and other similar restrictions which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the current occupancy of such real property or the operation of the businesses of the Company Group, which, individually or in the aggregate, do not materially impair the continued use, operation of and access to any parcel of real property owned or leased by any member of the Company Group in such Business, (k) Encumbrances which have been insured against by owner or leasehold title insurance policies benefitting any member of the Company Group owning or leasing the parcel of real property, (l) Encumbrances securing rental payments under capital leases, (m) Encumbrances securing payment, or other obligations, of any member of the Company Group with respect to Indebtedness created or incurred under any of the Company Group’s respective credit facilities entered into prior to the date of this Agreement or similar Encumbrances under any other permitted Indebtedness under Section 9.1(b)(iv)(A) and (n) other Encumbrances arising in the ordinary course of the Business and not incurred in connection with the borrowing of money that are not, individually or in the aggregate, material to the Company Group.

“Permitted Holders Company Pro Rata Portion” means the sum of (a) the difference of one (1), minus Prism’s Company Pro Rata Portion, plus (b) the product of (i) the Prism Percentage, multiplied by (ii) Prism’s Company Pro Rata Portion.

“Person” means and includes any domestic or foreign individual, partnership, corporation, limited liability company, group, association, joint stock company, trust, estate, joint venture, unincorporated organization or any other form of business or professional entity or Governmental Authority (or any department, agency or political subdivision thereof).

“Pre-Closing Tax Period” means a taxable period (or portion thereof) ending on (and including) or before the Closing Date.

“Prior Proposed Business Combinations” means (a) the Business Combination contemplated by the Business Combination Agreement, dated as of April 7, 2019, by and among Leo, Queso Holdings Inc., a Delaware corporation, AP VIII CEC Holdings, L.P., a Delaware limited partnership, and Sponsor and (b) any other Business Combination (other than the transactions contemplated hereby) contemplated, pursued or considered by Leo.

“Prospectus” means that certain final prospectus of Leo, dated February 12, 2018, prepared, filed and made available to the public in accordance with applicable securities law, rules and regulations.

“Refinancing” means (a) the refinancing of all outstanding indebtedness of the Company Group under that certain Credit Agreement, dated as of July 3, 2018 (as amended by the Incremental Amendment to Credit Agreement, dated as of July 1, 2019, as further amended by the Second Incremental Amendment to Credit Agreement, dated as of November 1, 2019, as further amended by the Amendment No. 3 to Credit Agreement, dated as of January 7, 2020, and as further amended, restated, supplemented or otherwise modified from time to time) among the Company, Digital Media Solutions, LLC, the lenders party thereto from time to time, and Monroe Capital Management Advisors, LLC, as administrative agent (including all fee letters and loan documents executed in connection therewith) (the “Current Credit Facility”), and (b) the termination and release of all related security and guarantees, in each case, in a manner reasonably acceptable to Leo and the Sellers.

“Related Documents” means the Sponsor Shares and Warrant Surrender Agreement, the Director Nomination Agreement, the Registration Rights Agreement, the Lock-Up Agreement, the Amended Warrant Agreement, the Amended Partnership Agreement, the Tax Receivables Agreement, the Surviving Company Certificate of Incorporation, the Surviving Company Bylaws and such other agreements and documents contemplated by this Agreement, as amended, modified or supplemented from time to time.

“Related Person” means, with respect to any Person, (a) any Affiliate of such Person, (b) any Person that beneficially owns at least 10% of the outstanding equity interests of such Person, or (c) any parent, child, sibling or spouse who resides with, or is a dependent of, any Person described in clauses (a) and (b) above.

“Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, agents and advisors (including accountants, consultants, investment bankers, legal counsel and other experts) and other representatives.

“Sanctions Authority” means the United States of America (including U.S. Department of Treasury’s Office of Foreign Assets Control, Department of State and the Bureau of Industry and Security of the Department of Commerce), Her Majesty’s Treasury of the United Kingdom, the Council of the European Union, and the United Nations or its Security Council.

“Schedules” means the schedules to this Agreement, including the Disclosure Schedules.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Sensitive Data” means all confidential information, classified information, proprietary information, trade secrets and any other information, the security or confidentiality of which is protected by Law or Contract, that is collected, maintained, stored, transmitted, used, disclosed or otherwise processed by or for the Business that is information about an individual that contains data elements that identify the individual or are otherwise protectable under applicable Laws concerning privacy of personal information.

“Solvent” means, as of any date of determination and with regard to any Person, that (a) the sum of the assets of such Person and its Subsidiaries, on a consolidated basis, at a fair valuation exceeds their liabilities, including contingent, subordinated, unmatured, unliquidated and disputed liabilities, of such Person and its Subsidiaries, on a consolidated basis, (b) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries, on a consolidated basis, on their debts and liabilities as they become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, have sufficient capital and liquidity with which to conduct their businesses and such Person and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which such Person’s and its Subsidiaries’ assets, on a consolidated basis, would constitute unreasonably small capital and (d) such Person and its Subsidiaries, on a consolidated basis, have not incurred and does not plan to incur debts or liabilities beyond its ability to pay such debts as they mature or otherwise become due. For purposes of this definition, “debt” means any liability on a claim, and “claim” means (i) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) a right to an equitable remedy for breach of performance to the extent such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subsidiary” means, with respect to any Person, any other Person, of which an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person. For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Surviving Company Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Surviving Company.

“Surviving Company Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Surviving Company, which Class B common stock will represent a voting, non-economic, ownership interest in the Surviving Company.

“Surviving Company Class C Common Stock” means the Class C common stock, par value $0.0001 per share, of the Surviving Company.

“Surviving Partnership Common Units“ means “Common Unit,” as defined in the Amended Partnership Agreement.

“Taxes” means, with respect to any Person, all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Authority including any income, gross income, franchise, gross receipts, sales, use, ad valorem, transfer, real property, franchise, license, withholding, payroll, employment or windfall profits taxes, alternative or add-in minimum taxes or other tax of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax Authority on such Person, whether disputed or not.

“Tax Authority” means any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means any returns, reports, certificates, forms or similar statements or documents (including any related or supporting information or schedules attached thereto and any information returns, amended Tax returns, claims for refund or declaration of estimated Tax) required or permitted to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Transaction Costs Cap” means $22,500,000.

“Transaction Tax Deductions” means, without duplication, any exemptions, allowances or deductions of the Company, Blocker Corp or their respective Subsidiaries for U.S. federal, and applicable state and local income Tax purposes resulting from or attributable to (i) unamortized financing costs of the Company, Blocker Corp, or any of their respective Subsidiaries, (ii) any Transaction Costs, to the extent not in excess of the Transaction Costs Cap, and (iii) repayment of the Company’s, Blocker Corp’s or any of their respective Subsidiaries’ existing Indebtedness pursuant hereto (but, in the case of the items described in clauses (i) through (iii), only to the extent the applicable costs, fees or expenses giving rise to the exemptions, allowances or deductions were economically borne by the Sellers, either (A) because such amounts were included in the determination of the purchase price (including, but not limited to, via inclusion in Closing Date Indebtedness of Blocker Corp or Closing Date Indebtedness of the Company Group) or (B) because such amounts were paid by the Sellers or their Affiliates, or the Company, Blocker Corp or their respective Subsidiaries, in each case prior to the Closing). For purposes of the determination of Unpaid Taxes with respect to any Person, to the extent consistent with Revenue Procedure 2011-29 and applicable Law, the Parties agree to treat seventy-percent (70%) of any Transaction Costs that are success-based fees as deductible for U.S. federal income Tax purposes in the Pre-Closing Tax Period.

“Treasury Regulations” means the permanent and temporary income tax regulations promulgated under the Code, as may be amended from time to time (including corresponding provisions of successor Treasury Regulations).

“Unpaid Taxes” means, with respect to a Person, an amount (not below zero (0), for any jurisdiction or for any applicable taxpaying entity) equal to the sum of, without duplication, all unpaid Taxes (whether or not yet due and payable and ignoring any Tax payments made after the Closing Calculation Time) of such Person and such Person’s Subsidiaries, as applicable, for any Pre-Closing Tax Period, calculated (a) by including in taxable income (i) any adjustment pursuant to Section 481 of the Code (or similar provision of state, local or non-U.S. Law) with respect to any change in method of accounting made prior to the Closing or (ii) any deferred revenue or any prepaid item received outside the ordinary course of business prior to the Closing, in each case that would not previously have been included in taxable income, and (b) with respect to any taxable period beginning on or before, and ending after, the Closing Date, determined (i) in the case of property Taxes and other Taxes similarly imposed on a periodic basis, by multiplying the amount of such Taxes for the entire taxable period by a fraction, the numerator of which is the number of calendar days of such taxable period up to and including the Closing Date and the denominator of which is the number of calendar days in the entire taxable period and (ii) in the case of all other Taxes (including income, capital gains and similar Taxes), using a “closing of the books” methodology as though the taxable period terminated on (and included) the Closing Date; provided, that (A) exemptions, allowances and deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period to which such exemption, allowance or deduction is applicable, (B) Transaction Tax Deductions shall be treated as allocable to and deductible in a taxable period (or portion thereof) ending on or before the Closing Date to the extent permitted by applicable Law at a “more likely than not” or higher standard of confidence, and (C) all Transaction Tax Deductions and other Tax attributes of such Person and such Person’s Subsidiaries, including any applicable net operating losses, net capital losses, research and development Tax credits, research and experimentation Tax credits, investment Tax credits, foreign Tax credits and other Tax credits, and similar Tax attributes of such Person and each of such Person’s Subsidiaries that in each case are allocable to any Pre-Closing Tax Period (or portion thereof) under the principles of the Agreement that are available under applicable Law to reduce the liability for unpaid Taxes otherwise included in the determination of Closing Date Indebtedness of Blocker Corp or Closing Date Indebtedness of the Company Group, as applicable, shall be taken into account in determining Closing Date Indebtedness of Blocker Corp or Closing Date Indebtedness of the Company Group; provided, further, that “Unpaid Taxes” of any Person (e.g., Blocker Corp) do not include Unpaid Taxes of any other Person (e.g., the Company or its Subsidiaries).

“Wind Up” means Leo (a) ceasing all operations except for the purpose of winding up, (b) redeeming all of the then-outstanding Class A Ordinary Shares included as part of the units sold in the IPO and (c) subject to the approval of the Leo’s remaining members and Leo’s board of directors, liquidating and dissolving, subject in the case of (b) and (c), to its obligations under applicable Law.

2.	Additional Definitions

As used herein, each capitalized term listed below has the meaning identified in the Section set forth opposite such term below.

Actual Closing Date Cash	3.3(b)
Actual Closing Date Cash of Blocker Corp	3.3(b)
Actual Closing Date Cash of the Company Group	3.3(b)
Actual Closing Date Indebtedness	3.3(b)
Actual Closing Date Indebtedness of Blocker Corp	3.3(b)
Actual Closing Date Indebtedness of the Company Group	3.3(b)
Additional Leo SEC Reports	7.8(a)
Agreement	Preamble
Allocation	9.6(c)
Alternative Transaction	9.12(a)
Amended Partnership Agreement	Recitals
Amended Warrant Agreement	Recitals
Anti-Corruption Laws	5.7(c)
Benefit Period	9.10(a)
Blocker Corp	Preamble
Blocker Seller 1	Preamble
Blocker Seller 2	Preamble
Blocker Sellers	Preamble
CEP	9.23(b)
Certifications	7.8(a)
Clairvest	Preamble
Clairvest Direct Seller	Preamble
Clairvest Names	9.23(b)
Class A Ordinary Shares	7.2(a)
Class B Ordinary Shares	7.2(a)
Class B Share Conversion Rights	Recitals
Closing	3.1
Closing Date	3.1
Closing Shares	9.15

Closing Statement	3.3(a)
Communications Plan	9.8
Company	Preamble
Company Computer Systems	5.11(e)
Company Group Employees	9.10(a)
Company Member Consent	Recitals
Company Name	9.23(a)
Company Released Parties	9.19(c)
Confidentiality Agreement	9.3(a)
Contribution	3.2(d)(i)
Current Policies	9.9(c)
D&O Indemnified Persons	9.9(a)
D&O Tail	9.9(c)
Data Room	7.18(a)
DGCL	Recitals
Director Nomination Agreement	Recitals
Dispute Notice	3.3(b)
Domestication	Recitals
Enforceability Exceptions	4.3
Environmental Laws	5.14
ERISA Affiliate	5.12(c)
Estimated Closing Date Blocker Corp Cash	3.2(a)(ii)
Estimated Closing Date Blocker Corp Indebtedness	3.2(a)(ii)
Estimated Closing Date Cash	3.2(a)(ii)
Estimated Closing Date Company Cash	3.2(a)(i)
Estimated Closing Date Company Indebtedness	3.2(a)(i)
Estimated Closing Date Indebtedness	3.2(a)(ii)
Excess Amount	3.3(d)
Excluded Leo Costs	9.5(a)
Export Control Laws	5.7(c)
Extension Approval	9.26
Extension Date	9.26
Financial Statements	5.5(a)
Foreign Benefit Plan	5.12(k)
Form S-4	9.14(a)
Governmental Antitrust Authority	9.4(a)
Interim Period	9.12(a)
International Trade Control Laws	5.7(c)
IRS	5.12(b)
Item of Dispute	3.3(b)
Leo	Preamble
Leo Form 10-K	Article VII
Leo Governing Documents	Recitals
Leo Lock-Up Agreement	9.24
Leo Material Contracts	7.12
Leo Released Parties	9.19(b)
Leo SEC Reports	7.8(a)
Leo Transaction Costs	9.5(a)
Leo Warrants	7.2(b)
Lion	9.14(i)
Lion Director	9.14(i)
Lock-Up Agreement	Recitals

Material Contracts	5.15(a)
Material Customers	5.20
Material Suppliers and Vendors	5.20
Outside Date	11.1(a)(ii)
Outstanding Blocker Corp Company Units	Recitals
Outstanding Blocker Corp Shares	Recitals
Outstanding Class A Units	Recitals
Outstanding Class B Units	Recitals
Outstanding Company Units	Recitals
Outstanding Surviving Company Class A Shares Number	3.2(c)(vii)
Owned Intellectual Property	5.11(a)
Parties	Preamble
Paydown Amount	3.2(f)
Payment Statement	3.2(a)
PCAOB Financial Statements	9.25
Personal Information	5.11(g)
PIPE Investment	Recitals
PIPE Investors	Recitals
Pre-Closing Engagement	12.18
Previously Paid Seller Transaction Costs	3.2(b)(iv)
Prism	Preamble
Prism Percentage	3.2(b)(iii)
Privacy Policy	5.11(f)
Privileged Communications	12.18
Prohibited Party	5.7(d)
Project Denali	7.18(a)
Proxy Statement	9.14(a)
Purchased Class A Units	2.2(a)
Purchased Class B Units	2.2(b)
Purchased Company Units	2.2(b)
Real Property Leases	5.17(b)
Refinancing Costs	9.5(a)
Refinancing Documents	9.27(a)
Registration Rights Agreement	Recitals
Related Parties	12.13
Related Party	12.13
Representative Losses	12.1(b)
Sanctions Laws	5.7(c)
Section 16	9.16
Section 280G Payments	9.7
Seller Nominees	9.14(g)(i)
Seller Related Party Transaction	4.7
Seller Released Parties	9.19(a)
Seller Representative 2	12.1(a)
Seller Representatives	12.1(a)
Seller Transaction Costs	9.5(a)
Seller Warrants	3.2(c)(i)(B)
Sellers	Preamble
Separate Indemnitor	9.9(b)
Shortfall Amount	3.3(c)
Skadden	12.18
Sponsor	Preamble

Sponsor Director	9.14(i)
Sponsor Related Party Transaction	7.23
Sponsor Shares and Warrant Surrender Agreement	Recitals
Subscription Agreements	Recitals
Surrendered Shares	Recitals
Surrendered Warrants	Recitals
Surviving Company	Recitals
Surviving Company Bylaws	1.1(b)
Surviving Company Certificate of Incorporation	1.1(b)
Surviving Company Officers	9.14(g)(ii)
Surviving Company Plans	9.10(b)
Surviving Partnership	Recitals
Tax Receivables Agreement	Recitals
Tax Treatment of the Transactions	Recitals
Transaction Costs	9.5(a)
Transfer Taxes	9.5(b)
Trust Account	7.14(a)
Trust Agreement	7.14(a)
Trustee	7.14(a)
Valuation Firm	3.3(b)
WARN Act	5.13(c)

Annex B

THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

LEO HOLDINGS CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED 14 FEBRUARY 2018)

THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

LEO HOLDINGS CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED 14 FEBRUARY 2018)

1	The name of the Company is Leo Holdings Corp.

2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5

The share capital of the Company is US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

LEO HOLDINGS CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED 14 FEBRUARY 2018)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these articles of association of the Company.

“Audit Committee”	means the audit committee of the Company formed pursuant to Article 42.2 hereof, or any successor audit committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination”	means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Fund (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Fund) at the time of the agreement to enter into a Business Combination; and (b) must not be effectuated with another blank cheque company or a similar company with nominal operations.
“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“clearing house”	a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Company”	means the above named company.

“Designated Stock Exchange”	means any national securities exchange in the United States on which Shares are listed for trading, including the NASDAQ Stock Market LLC, the NYSE MKT LLC, The New York Stock Exchange LLC or any OTC market.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law.

“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended.

“Founders”	means all Members immediately prior to the consummation of the IPO.

“Investor Group”	means the Sponsor, Lion Capital, L.L.P. and their respective affiliates, successors and assigns.

“IPO”	means the Company’s initial public offering of securities.

“IPO Redemption”	has the meaning given to it in Article 49.3.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15% of the units (as described at Article 3.3) sold in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Public Share”	means a Class A Share issued as part of the units (as described at Article 3.3) issued in the IPO.

“Redemption Price”	has the meaning given to it in Article 49.3.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“SEC”	means the United States Securities and Exchange Commission.

“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	subject to Article 29.4 and Article 49.1, has the same meaning as in the Statute, and includes a unanimous written resolution.
“Sponsor”	means Leo Investors Limited Partnership, a Cayman Islands exempted limited partnership.

“Statute”	means the Companies Law (2016 Revision) of the Cayman Islands.

“Tax Filing Authorised Person”	means such person as any Director shall designate from time to time, acting severally.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Fund”	means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with certain of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)	sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares

3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion described at Article 17.

3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Underwriters determine that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the SEC and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by any means in accordance with the requirements of the Designated Stock Exchange, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5

Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the Designated Stock Exchange may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares

7.1

Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with applicable rules of the SEC and federal and state securities laws of the United States. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to Article 3 on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1

Subject to the provisions of the Statute, and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in Article 49.3;

(b)

Shares held by the Founders shall be surrendered by the Founders on a pro rata basis for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20% of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in Article 49.2(b).

8.2

Subject to the provisions of the Statute, and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions and repurchases of Shares in the circumstances described at Articles 8.1(a), 8.1(b) and 8.1(c) above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1

If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of Article 17.2 hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least fifty per cent of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1

If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Share Conversion

17.1

The rights attaching to all Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to Article 10) with the exception that the holder of a Class B Share shall have the Conversion Rights referred to in this Article 17.

17.2

On the first business day following the consummation of the Company’s initial Business Combination, the issued Class B Shares shall automatically be converted into such number of Class A Shares as is equal to 20% of the sum of:

(a)	the total number of Class A Shares issued in the IPO (including pursuant to the Over-Allotment Option), plus

(b)

the sum of (i) the total number of Class A Shares issued or deemed issued, or issuable upon the conversion or exercise of any equity-linked securities issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A Shares or equity-linked securities exercisable for or convertible into Class A Shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, minus (ii) the total number of Public Shares repurchased pursuant to the IPO Redemption.

17.3

References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.4	Notwithstanding anything to the contrary in this Article 17, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

Each Class B Share shall convert into its pro rata number of Class A Shares as set forth in this Article 4.2. The pro rata share for each holder of Class B Shares will be determined as follows: Each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the issued Class B Shares shall be converted pursuant to this Article and the denominator of which shall be the total number of issued Class B Shares at the time of conversion.

17.5

The Directors shall not allot or issue Class A Shares such that the number of authorised but unissued Class A Shares would at any time be insufficient to permit the conversion of all Class B Shares from time to time issued into Class A Shares.

18	Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 49.1, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles (subject to Article 29.4 and Article 49.1);

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

20.3	The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

20.4

A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than thirty per cent in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

20.5

The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

20.6

If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

20.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20.8

Members seeking to bring business before the annual general meeting or to nominate candidates for election as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

21	Notice of General Meetings

21.1

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings

22.1

No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall be dissolved.

22.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9	A resolution put to the vote of the meeting shall be decided on a poll.

22.10	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.11

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.12	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23	Votes of Members

23.1

Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4 and Article 49.1, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies

24.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members

25.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2

If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of such Shares held by the clearing house (or its nominee(s)).

26	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27	Directors

There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors. The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand elected for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand elected for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand elected for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

28	Powers of Directors

28.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors

29.1

Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3	After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4

Article 29.1 may only be amended by a Special Resolution passed by a majority of at least 90% of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution of all Members.

30	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	Proceedings of Directors

31.1

The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office if there are three or more Directors, shall be two if there are two Directors and shall be one if there is only one Director.

31.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5

A Director may, or other officer of the Company on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9

A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33	Directors’ Interests

33.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35	Delegation of Directors’ Powers

35.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.4

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.5

The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any chairman of the board of Directors, vice chairman of the board of Directors, one or more chief executive officers or co-chief executive officers, presidents, a chief financial officer, a secretary, a treasurer, vice-presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries or any other officers as may be determined by the Directors) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no remuneration shall be paid to any Director prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal

38.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

38.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3

A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.

39.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

42.3

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43	Notices

43.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served in accordance with the requirements of the Designated Stock Exchange.

43.2

Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

43.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1

Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49	Business Combination

49.1

Notwithstanding any other provision of the Articles, this Article 49 shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of any Business Combination and the distribution of the Trust Fund pursuant to Article 49.4. In the event of a conflict between this Article 49 and any other Articles, the provisions of this Article 49 shall prevail and Articles 49.1, 49.3 and 49.4 may not be amended prior to the consummation of a Business Combination without a Special Resolution, the approval threshold for which is unanimity (100%) of all Members entitled to vote.

49.2	Prior to the consummation of any Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)

provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, calculated as of two business days prior to the consummation of a Business Combination, including interest earned on the Trust Fund (net of taxes payable), divided by the number of then Public Shares in issue, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001.

If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a Business Combination, it shall file tender offer documents with the SEC prior to completing a Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act.

If, alternatively, the Company holds a Member vote to approve a proposed Business Combination, the Company will conduct any compulsory redemption in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act and not pursuant to the tender offer rules and file proxy materials with the SEC.

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that a majority of the Shares voted are voted for the approval of a Business Combination, the Company shall be authorised to consummate a Business Combination.

49.3

Any Member holding Public Shares who is not a Founder, officer or Director may, contemporaneously with any vote on a Business Combination, elect to have their Public Shares redeemed for cash (the “IPO Redemption”), provided that no such Member acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15% of the Public Shares, and provided further that any holder that holds Public Shares beneficially through a nominee must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. In connection with any vote held to approve a proposed Business Combination, holders of Public Shares seeking to exercise their redemption rights will be required to either tender their certificates (if any) to the Company’s transfer agent or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case up to two business days prior to the initially scheduled vote on the proposal to approve a Business Combination. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund calculated as of two business days prior to the consummation of a Business Combination, including interest earned on the Trust Fund not previously released to the Company (net of taxes payable), divided by the number of then Public Shares in issue (such redemption price being referred to herein as the “Redemption Price”).

The Redemption Price shall be paid promptly following the consummation of the relevant Business Combination. If the proposed Business Combination is not approved or completed for any reason then such redemptions shall be cancelled and share certificates (if any) returned to the relevant Members as appropriate.

49.4	In the event that:

(a)

the Company does not consummate a Business Combination by twenty-four months after the closing of the IPO, or such later time as the Members of the Company may approve in accordance with the Articles, the Company shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund (less taxes payable and up to US$100,000 of interest to pay liquidation expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in the case of sub-articles (ii) and (iii), to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law; and

(b)

any amendment is made to Article 49.4 that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within twenty-four months after the date of the closing of the IPO, each holder of Public Shares who is not a Founder, officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund not previously released to the Company (net of taxes payable), divided by the number of then Public Shares in issue.

49.5

Except for the withdrawal of interest to pay income taxes, if any, none of the funds held in the Trust Fund shall be released from the Trust Fund until the earlier of an IPO Redemption pursuant to Article 49.3, a repurchase of Shares by means of a tender offer pursuant to Article 49.2(b), a distribution of the Trust Fund pursuant to Article 49.4(a) or an amendment under Article 49.4(b). In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Fund.

49.6

After the issue of Public Shares, and prior to the consummation of a Business Combination, the Directors shall not issue additional Shares or any other securities that would entitle the holders thereof to: (a) receive funds from Trust Fund; or (b) vote on any Business Combination.

49.7

The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Fund (net of amounts previously disbursed to the Company’s management for working capital purposes and excluding the amount of deferred underwriting discounts held in the Trust Fund) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. An initial Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations

49.8	The uninterested independent Directors shall approve any transaction or transactions between the Company and any of the following parties:

(a)	any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and

(b)	any Director or officer of the Company and any affiliate or relative of such Director or officer.

49.9

Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

49.10

A Director may vote in respect of any Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.11

The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

49.12	The Company may enter into a Business Combination with a target business that is affiliated with the Sponsor, the Directors or officers of the Company.

50	Certain Tax Filings

Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or officer of the Company. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.

51	Business Opportunities

51.1

In recognition and anticipation of the facts that: (a) directors, managers, officers, members, partners, managing members, employees and/or agents of one or more members of the Investor Group (each of the foregoing, an “Investor Group Related Person”) may serve as Directors and/or officers of the Company; and (b) the Investor Group engages, and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the provisions under this heading “Business Opportunities” are set forth to regulate and define the conduct of certain affairs of the Company as they may involve the Members and the Investor Group Related Persons, and the powers, rights, duties and liabilities of the Company and its officers, Directors and Members in connection therewith.

51.2

To the fullest extent permitted by Applicable Law, the Investor Group and the Investor Group Related Persons shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for either the Investor Group or the Investor Group Related Persons, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, the Investor Group and the Investor Group Related Persons shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or officer of the Company solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company, unless such opportunity is expressly offered to such Investor Group Related Person in their capacity as an Officer or Director of the Company and the opportunity is one the Company is permitted to complete on a reasonable basis.

51.3

Except as provided elsewhere in the Articles, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and the Investor Group, about which a Director and/or officer of the Company who is also an Investor Group Related Person acquires knowledge.

51.4

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

Annex C

FINAL FORM

Form of Proposed Certificate of Incorporation

CERTIFICATE OF INCORPORATION

OF

DIGITAL MEDIA SOLUTIONS, INC.

FIRST: The name of the corporation is Digital Media Solutions, Inc. (hereinafter sometimes referred to as the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”). The Corporation is being incorporated in connection with the domestication of Leo Holdings Corp, a Cayman Islands exempted company (“Leo Cayman”), as a Delaware corporation (the “Domestication”), and this Certificate of Incorporation is being filed simultaneously with the Certificate of Corporate Domestication of Leo Cayman.

FOURTH:

A.    Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 600,000,000, consisting of (i) 500,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), (ii) 60,000,000 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), (iii) 40,000,000 shares of Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock” and, together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”), and (iv) 100,000,000 shares shall be Preferred Stock of the par value of $0.0001 per share (the “Preferred Stock”). The number of authorized shares of any of the Class A Common Stock, Class B Common Stock, Class C Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding or, in the case of Class A Common Stock, necessary for issuance upon conversion of outstanding shares of Class B Common Stock or Class C Common Stock or upon exchange of DMSH Common Units (as defined below) and corresponding shares of Class B Common Stock) by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, Class B Common Stock, Class C Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) (a “Preferred Stock Designation”)). Upon the effectiveness of the Domestication and this Certificate of Incorporation, each Class A ordinary share, par value $0.0001 per share, of Leo Cayman and each Class B ordinary share, par value $0.0001 per share, of Leo Cayman that are outstanding immediately prior to the effectiveness of the Domestication and this Certificate of Incorporation will, for all purposes, be deemed to be one issued and outstanding, fully paid and non-assessable share of Class A Common Stock, without any action required on the part of the Corporation or the holders thereof.

B.    Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

(i)    Voting Rights. Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of this Certificate of Incorporation:

(1)    Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder. The holders of shares of Class A Common Stock shall not have cumulative voting rights.

(2)    Each holder of Class B Common Stock shall be entitled to one (1) vote for each share of Class B Common Stock held of record by such holder. The holders of shares of Class B Common Stock shall not have cumulative voting rights.

(3)    Each holder of Class C Common Stock shall be entitled to one (1) vote for each share of Class C Common Stock held of record by such holder. The holders of shares of Class C Common Stock shall not have cumulative voting rights.

(4)    Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock shall vote together as a single class on all matters on which stockholders are generally entitled to vote (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

(5)    In addition to any other vote required in this Certificate of Incorporation or by applicable law, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock shall each be entitled to vote separately as a class only with respect to amendments to this Certificate of Incorporation that increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

(6)    Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(ii)    Dividends and Distributions.

(1)    Subject to any other provisions of this Certificate of Incorporation, as it may be amended from time to time, holders of shares of Class A Common Stock shall be entitled to receive ratably, in proportion to the number of shares of Class A Common Stock held by them, such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the board of directors of the Corporation (the “Board of Directors”) from time to time out of assets or funds of the Corporation legally available therefor. Except as provided in Clause (B)(iv) of this Article FOURTH, dividends and other distributions shall not be declared or paid on the Class B Common Stock.

(2)    Subject to any other provisions of this Certificate of Incorporation, as it may be amended from time to time, holders of shares of Class C Common Stock shall be entitled to receive ratably, in proportion to the number of shares held by them, the dividends and other distributions in cash, stock or property of the Corporation payable or to be made on outstanding shares of Class A Common Stock that would have been payable on the shares of Class C Common Stock if each such share of Class C Common Stock had been converted into a fraction of a share of Class A Common Stock equal to the Conversion Ratio immediately prior to the record date for such dividend or distribution. The holders of shares of Class C Common Stock shall be entitled to receive, on a pari passu basis with the holders of the Class A Common Stock, such dividend or other distribution on the Class A Common Stock when, as and if declared by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(iii)    Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, after payments to creditors of the Corporation that may at the time be outstanding, and subject to the rights of any holders of Preferred Stock that may then be outstanding, holders of shares of Class A Common Stock and Class C Common Stock shall be entitled to receive ratably, in proportion to the number of shares held by them, all remaining assets and funds of the Corporation available for distribution; provided, however, that, for purposes of any such distribution, each share of Class C Common Stock shall be entitled to receive the same distribution as would have been payable if such share of Class C Common Stock had been converted into a fraction of a share of Class A Common Stock equal to the Conversion Ratio immediately prior to the record date for such distribution. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(iv)    Reclassification. Except as set forth in Clause (B)(vi) of this Article FOURTH, none of the Class A Common Stock, Class B Common Stock or Class C Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of Common Stock and the DMSH Membership Interests (as defined below) are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

(v)    Exchange. The holder of each membership interest (“DMSH Membership Interest”) of Digital Media Solutions Holdings, LLC, a Delaware limited liability company (“DMSH”), designated as a “Common Unit” (a “DMSH Common Unit” and such holder, a “DMSH Member”), other than the Corporation, shall, pursuant to the terms and subject to the conditions of the second amended and restated limited liability company agreement of DMSH (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “DMSH LLC Agreement”), have the right (the “Redemption Right”) to redeem each such DMSH Common Unit for the applicable Cash Amount (as defined in the DMSH LLC Agreement), subject to the Corporation’s right, in its sole and absolute discretion, to elect to acquire some or all of such DMSH Common Units that such DMSH Member has tendered for redemption for a number of shares of Class A Common Stock, an amount of cash or a combination of both (the “Exchange Option”), in the case of each of the Redemption Right and the Exchange Option, on and subject to the terms and conditions set forth in this Certificate of Incorporation and in the DMSH LLC Agreement.

(1)     In connection with the Corporation’s exercise of the Exchange Option under the DMSH LLC Agreement, the Corporation shall issue to such DMSH Member a number of shares of Class A Common Stock as determined by the terms and provisions of the DMSH LLC Agreement in exchange for the DMSH Common Units that have been tendered by such DMSH Member in its exercise of the Redemption Right and that the Corporation has elected to acquire pursuant to the Exchange Option, subject, at all times, to the Corporation’s right, in accordance with the terms and provisions of DMSH LLC Agreement, to elect to deliver cash in lieu of issuing shares of Class A Common Stock, or to elect to deliver a combination of shares of Class A Common Stock and cash, with the form and allocation of consideration determined by the Corporation in its sole discretion and in accordance with the DMSH LLC Agreement. No fractional shares of Class A Common Stock shall be issued upon the Corporation’s exercise of the Exchange Option. In lieu of any fractional shares to which the DMSH Member would otherwise be entitled, the Corporation shall pay to the DMSH Member cash equal to the value of the fractional shares of Class A Common Stock (as determined in accordance with the DMSH LLC Agreement).

(2)    Concurrently with any redemption of DMSH Common Units pursuant to the Redemption Right or exchange of DMSH Common Units pursuant to the Exchange Option, a number of shares of Class B

Common Stock held by such DMSH Member equal to (a) if prior to the Effective Time (as defined below), the number of DMSH Common Units redeemed or exchanged multiplied by [●]1 or (b) if after the Effective Time, the number of DMSH Common Units redeemed or exchanged, in each case shall be automatically, without further action by such DMSH Member or the Corporation, transferred to the Corporation for no consideration and shall be retired and resume the status of authorized and unissued shares of Class B Common Stock, and all rights of such DMSH Member with respect to such shares, including the rights, if any, to receive notices and to vote, shall thereupon cease and terminate.

(3)    Such number of shares of Class A Common Stock as may from time to time be required for exchange pursuant to the terms of Clause (B)(v)(1) of this Article FOURTH shall be reserved for issuance upon exchange of outstanding DMSH Common Units.

(vi)    Transfers.

(1)    Without limiting any DMSH Member’s ability to effect an exchange of DMSH Common Units in compliance with Clause (B)(v) of this Article FOURTH, no holder of Class B Common Stock shall be permitted to consummate a sale, pledge, conveyance, hypothecation, assignment or other transfer (“Transfer”) of Class B Common Stock other than as part of a concurrent Transfer of (a) if prior to the Effective Time (as defined below), a number of DMSH Common Units equal to the number of shares of Class B Common Stock being so Transferred multiplied by a fraction, the numerator of which is one (1) and the denominator of which is [●]2 (such fraction, the “Conversion Ratio”) or (b) if after the Effective Time, an equal number of DMSH Common Units, in each case made to the same transferee in compliance with the restrictions on transfer contained in the DMSH LLC Agreement (for the avoidance of doubt, whether pursuant to a Permitted Transfer (as defined in the DMSH LLC Agreement) or with the consent of the managing member of DMSH). Any purported Transfer of Class B Common Stock not in accordance with the terms of this Clause (B)(vi) of this Article FOURTH shall be void ab initio.

(2)    The Corporation may, as a condition to the Transfer or the registration of Transfer of shares of Class B Common Stock, require the furnishing of such affidavits or other proof as it deems necessary to establish whether such Transfer is permitted pursuant to the terms of Clause (B)(vi)(1) of this Article FOURTH.

(vii)    Adjustments to Relevant Securities. In the event of any split or reverse split of any of the Relevant Securities (as defined below), or a distribution of any Relevant Securities to the holders of such Relevant Securities, unless a similar transaction is effected with respect to the other types of Relevant Securities, references herein to a number of shares or units of any type of Relevant Securities, or a ratio of one type of Relevant Securities to another, shall be deemed adjusted as appropriate to reflect such split, reverse split or distribution. For example, if there is a one-for-two reverse split of DMSH Common Units, but no similar reverse split of shares of Class B Common Stock, and a holder of DMSH Common Units and shares of Class B Common Stock subsequently tenders DMSH Common Units for redemption pursuant to the Redemption Right or the Exchange Option, then the number of such holder’s shares of Class B Common Stock that will be automatically transferred to the Corporation and retired pursuant to Clause (B)(v)(2) of this Article FOURTH will be equal to twice the number of DMSH Common Units tendered for redemption. “Relevant Securities” means Class A Common Stock, Class B Common Stock, Class C Common Stock and DMSH Common Units.

(viii)    Retirement of Class B Common Stock. In the event that (1) any DMSH Membership Interest is consolidated or otherwise cancelled or retired or (2) any outstanding share of Class B Common Stock held by a holder of a corresponding DMSH Membership Interest otherwise shall cease to be held by such holder, in each case, whether as a result of exchange, reclassification, redemption or otherwise, then the corresponding share(s) of Class B Common Stock (which, for the avoidance of doubt, shall be equal to such Membership Interest

[1]	To be equal to the Issuance Multiple under the Business Combination Agreement.
[2]	To be equal to the Issuance Multiple under the Business Combination Agreement.

multiplied by [●]3 prior to and until the Effective Time) (in the case of (1)) or such share of Class B Common Stock (in the case of (2)) shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation for no consideration and thereupon shall be retired and restored to the status of authorized but unissued shares of Class B Common Stock.

(ix)    Company Conversion of Class B Common Stock. Immediately and automatically upon the earlier of (the “Effective Time”) (1) July 4, 2024 and (2) the date on which there are no amounts owed to any lender pursuant to the Credit Agreement, dated as of July 3, 2018, among DMSH, Digital Media Solutions, LLC (“DMS”), each of the affiliates of DMS party thereto as borrowers, each of the guarantors party thereto, each of the lenders thereunder, the other financial institutions party thereto and Monroe Capital Management Advisors LLC, as administrative agent for the lenders (as amended, supplemented or otherwise modified from time to time), each share of Class B Common Stock (the “Old Class B Common Stock”) shall, automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a reverse stock split (the “Reverse Split”), into a fraction of a share of the Corporation’s outstanding Class B Common Stock equal to the Conversion Ratio (the “New Class B Common Stock”), subject to the treatment of fractional interests as described below. Each holder, if any, of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Old Class B Common Stock (the “Old Certificates”), shall be entitled to receive, upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate or certificates (the “New Certificates”) (or book-entries made in lieu thereof) representing the number of whole shares of the New Class B Common Stock into and for which the shares of the Old Class B Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Time, the Old Certificates shall thereupon be deemed for all corporate purposes to evidence ownership of New Class B Common Stock in the appropriately reduced whole number of shares. No certificates or scrip representing fractional interests in New Class B Common Stock will be issued, and no such fractional interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. In lieu of any fraction of a share of New Class B Common Stock to which the holder would otherwise be entitled pursuant hereto (taking into account all shares of capital stock owned by such holder), the holder will receive cash, without interest, equal to the fair value of one share of Old Class B Common Stock multiplied by such fraction. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Class B Common Stock for which New Certificates (or book-entries made in lieu thereof) shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation’s transfer agent determines that a holder of Old Certificates has not surrendered all his, her or its certificates for exchange, the transfer agent shall carry forward any fractional interest until all certificates of that holder have been presented for exchange such that any New Class B Common Stock issued for fractional shares to any one holder shall not exceed the one share. If any New Certificate (or book-entries made in lieu thereof) is to be issued in a name other than that in which it was issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the stock transfer tax stamps to the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that such taxes are not payable. From and after the Effective Time, the amount of capital shall be represented by the shares of the New Class B Common Stock into which and for which the shares of the Old Class B Common Stock are reclassified, until thereafter reduced or increased in accordance with applicable law. All references in this Certificate of Incorporation, as it may be amended from time to time, to the “Class B Common Stock” shall, after the Effective Time, mean the “New Class B Common Stock.”

(x)    Conversion of Class C Common Stock.

(1)    Each holder of Class C Common Stock shall have the right, at such holder’s option, at any time, to convert all or any portion of such holder’s Class C Common Stock into shares of fully paid and

[3]	To be equal to the Issuance Multiple under the Business Combination Agreement.

non-assessable Class A Common Stock at the ratio of one (1) share of Class A Common Stock for [●]4 shares of Class C Common Stock so converted.

(2)    Any such conversion may be effected by any holder of Class C Common Stock delivering written notice to the Corporation that such holder elects to convert all or a specified number of shares of Class C Common Stock into shares of Class A Common Stock, stating the name or names in which such holder desires the shares of Class A Common Stock to be issued and attaching the certificate or certificates, if any, representing the shares of Class C Common Stock to be converted for surrender to the Corporation and, if certificates representing any of the shares to be issued upon such conversion are to be issued in a name other than that of the holder of the share or shares of Class C Common Stock converted, accompanied by an instrument of transfer, in form satisfactory to the Corporation, duly executed by such holder or such holder’s duly authorized attorney. As promptly as practicable following such written notice and the surrender for conversion of a certificate or certificates representing shares of Class C Common Stock to be converted, if any, the Corporation shall issue to such holder a certificate or certificates (or book-entries made in lieu thereof) representing, the number of whole shares of Class A Common Stock issuable upon such conversion, in such name or names as such holder may have directed. The issuance of certificates (or book-entries made in lieu thereof) for, or registration on the stock transfer books of the Corporation of, shares of Class A Common Stock upon such a conversion shall be made without charge to the holders of the shares to be converted for any stamp or other similar stock transfer or documentary tax assessed in respect of such issuance. Any such conversion of shares shall be considered to have been effected immediately prior to the close of business on the date of the delivery of the notice and surrender of the certificate or certificates representing the shares of Class C Common Stock to be converted, if any. Upon the date any such conversion is deemed effected, all rights of the holder of the converted shares of Class C Common Stock as such holder shall cease (except as to matters for which the record date was prior to such conversion), and the person or persons in whose name or names the registration of, or certificate or certificates (or book- entries made in lieu thereof) representing, the shares of Class A Common Stock to be issued upon conversion of the shares of Class C Common Stock surrendered for conversion shall be treated for all purposes as having become the record holder or holders of the shares of Class A Common Stock issuable upon such conversion.

(3)    The Corporation shall have the right, at the Corporation’s option, at any time from and after the Effective Time, to convert all or any portion of the Class C Common Stock into shares of fully paid and non-assessable Class A Common Stock at the ratio of one (1) share of Class A Common Stock for [●]5 shares of Class C Common Stock so converted by delivering written notice to the holders of Class C Common Stock, which conversion shall be effective automatically as of 9:00 a.m., New York City time, on the third (3rd) business day after the delivery of such notice.

(4)    No fractional shares of Class A Common Stock shall be issued upon any conversion of the shares of Class C Common Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay to the holder cash equal to the Value (as defined in the DMSH LLC Agreement) of the fractional shares of Class A Common Stock.

(xi)    No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

C.    Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more classes or series, and to establish from time to time the number of shares to be included in each such class or series, and to fix for each such class or series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and included in a Preferred Stock Designation and as

[4]	To be equal to the Issuance Multiple under the Business Combination Agreement.
[5]	To be equal to the Issuance Multiple under the Business Combination Agreement.

may be permitted by the DGCL, including without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices, (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series, (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. Except as otherwise required by this Certificate of Incorporation or by applicable law, holders of a series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Preferred Stock Designation relating to such series of Preferred Stock).

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B.    Election of directors need not be by ballot unless the Bylaws of the Corporation (as they may be amended from time to time, the “Bylaws”) so provide.

C.    Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances and the terms and conditions of the Director Nomination Agreement by and among the Corporation, the Leo Investors Limited Partnership, a Cayman limited partnership (the “Leo Sponsor”), Clairvest Group Inc. (“Clairvest”) and Prism Data, LLC (“Prism”), dated as of [                    ], 2020 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Director Nomination Agreement”), the number of directors which shall constitute the Board of Directors shall be not less than five (5) nor more than eleven (11). Subject to the rights of the holders of any series of Preferred Stock and the terms and conditions of the Director Nomination Agreement, the exact number of directors shall be fixed from time to time, within the limits specified herein, by the Board of Directors.

D.    Except as the DGCL or the Director Nomination Agreement may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the Board of Directors, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship shall serve for a term expiring at the next annual meeting of stockholders and until his or her successor shall have been elected and qualified.

E.    Any director may be removed from office with or without cause by the affirmative vote of the holders of a majority of the outstanding voting stock (as defined below) of the Corporation. Subject to the terms and conditions of the Director Nomination Agreement, in case the Board of Directors or any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

F.    The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and, to the fullest extent permitted by law, any contract or act that shall be approved or be ratified by the affirmative vote of the holders of a majority of the total voting power of all of the then-outstanding shares of stock of the Corporation, which is represented in person or by proxy at such meeting and entitled to vote thereon (provided that a lawful quorum of stockholders be there represented in person or by proxy), shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

G.    In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation and to any Bylaws adopted from time to time by the stockholders; provided, however, that no Bylaw so adopted shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been adopted.

H.    Notwithstanding the foregoing provisions of this Article FIFTH, any director elected pursuant to the right, if any, of the holders of Preferred Stock to elect additional directors under specified circumstances shall serve for such term or terms and pursuant to such other provisions as specified in the relevant Preferred Stock Designation.

SIXTH:

A.    Unless otherwise required by law, and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called only (i) by a majority of the Board of Directors or the Chief Executive Officer of the Corporation or (ii) at any time when Prism, Clairvest and any of their respective affiliates (as defined below) (including any Affiliated Companies (as defined below) of Clairvest) (collectively, the “DMS Group”) collectively own, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of the Corporation, by the holders of a majority of the outstanding voting stock of the Corporation.

B.    Subject to the rights of the holders of any series of Preferred Stock, at any time when the DMS Group collectively owns, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the actions so taken, shall be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with Section 228 of the DGCL and the Bylaws; provided that, from and after the first date that the DMS Group ceases to collectively own, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation shall be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

SEVENTH: To the fullest extent permitted by the DGCL, a person who serves as a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

EIGHTH: Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation arising out of or relating to any provision of the General Corporation Law of Delaware, this Certificate of Incorporation or the Bylaws (each, as in effect from time to time), or (D) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless the Corporation gives an Alternative Forum Consent, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing, otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article EIGHTH. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Article EIGHTH with respect to any current or future actions or claims.

NINTH: A. The Corporation elects not to be governed by Section 203 of the DGCL.

B.    Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless (i) prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons (as defined below) who are directors and also officers of the Corporation and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding voting stock which is not owned by the interested stockholder.

C.    Solely for purposes of this Article NINTH, unless otherwise indicated:

(i)    “affiliate” means, whenever used in this Certificate of Incorporation (whether in this Article NINTH or otherwise), a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(ii)    “Affiliated Company” or “Affiliated Companies” means, whenever used in this Certificate of Incorporation (whether in this Article NINTH or otherwise), any affiliate or associate of the Leo Sponsor or Clairvest, any funds advised by the Leo Sponsor or Lion Capital LLP or Clairvest (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation), and any affiliate or associate of, or funds managed by any affiliate of the Leo Sponsor or Clairvest.

(iii)    “associate” means, when used to indicate a relationship with any person, (1) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock, (2) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity and (3) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(iv)    “business combination” means, when used in reference to the Corporation and any interested stockholder of the Corporation,

(1)    any merger or consolidation of the Corporation (other than a merger effected pursuant to Sections 253 or 267 of the DGCL) or any direct or indirect majority-owned subsidiary of the Corporation with (a) the interested stockholder or (b) any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and, as a result of such merger or consolidation, Clause (B) of this ARTICLE NINTH is not applicable to the surviving entity;

(2)    any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all of the outstanding stock (as defined below) of the Corporation;

(3)    any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except pursuant to (a) the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such, (b) a merger under Section 251(g), 253 or 267 of the DGCL, (c) a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such, (d) an exchange offer by the Corporation to purchase stock made on the same terms to all stockholders of said stock or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under subclauses (c)-(e) of this Clause (C)(iv)(3) of this Article NINTH shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation;

(4)    any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(5)    any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees or pledges (other than those expressly permitted in clauses (1)-(4) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(v)    “control” (including the terms “controlling,” “controlled by” and “under common control with”) means, whenever used in this Certificate of Incorporation (whether in this Article NINTH or otherwise), the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this ARTICLE NINTH, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(vi)    “Excluded Holder” means (1) any of the Leo Sponsor, Clairvest, and any Affiliated Company, (2) any person that acquires, directly or indirectly from any person included in clause (1) of this definition of Excluded Holder, or from any other Excluded Holder, at least 15% of the Corporation’s outstanding voting stock, (3) any successors of any person included in clause (1) or (2) of this definition of Excluded Holder and (4) any “group” of which any person included in clauses (1), (2) or (3) of this definition is a part under Rule 13d-5 of the Exchange Act.

(vii)    “interested stockholder” means any person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that is (1) the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation or (2) an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (a) any Excluded Holder or (b) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that with respect to clause (b), such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(viii)    “owner” (including the terms “own” and “owned”) means, when used with respect to any stock, a person that individually or with or through any of its affiliates or associates: (1) beneficially owns such stock, directly or indirectly; (2) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or (3) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of clause (2) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(ix)    “person” means any individual, corporation, partnership, unincorporated association or other entity.

(x)    “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(xi)    “voting stock” means, whenever used in this Certificate of Incorporation (whether in this Article NINTH or otherwise), with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock in this Certificate of Incorporation shall refer to such percentage of the votes of such voting stock.

D.    The restrictions contained in this Article NINTH shall not apply if:

(i)    a stockholder becomes an interested stockholder inadvertently and (1) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (2) would not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership;

(ii)    the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (1) constitutes one of the transactions described in the second sentence of this clause (D)(ii) of this Article NINTH, (2) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board of Directors and (3) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to a (a) merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (b) sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation or (c) proposed tender or exchange offer for fifty percent (50%) or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than twenty (20) days’ notice to all interested stockholders prior to the consummation of any of the transactions described in subclauses (a) or (b) of the second sentence of this Clause (D)(ii) of this Article NINTH; or

(iii)    the Corporation does not have a class of voting stock that is (1) listed on a national securities exchange or (2) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder.

TENTH: A. The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to any of the Corporation’s directors (other than directors that are employees of the Corporation or any of its subsidiaries) in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations such directors may have as of the date of this Certificate of Incorporation or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors of the Corporation (other than directors that are employees of the Corporation or any of its subsidiaries) unless such corporate opportunity is offered to such person solely in his or her capacity as a director of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

B.    Without limiting the foregoing, to the extent permitted by applicable law, each of the stockholders and directors of the Corporation, their respective affiliates and all of their respective partners, principals, directors, officers, members, managers, equity holders and/or employees, including any of the foregoing who serve as directors or officers of the Corporation (other than the Corporation and its subsidiaries and other than directors that are employees of the Corporation or any of its subsidiaries) (each, an “Exempted Person”) shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, except as otherwise expressly provided in any agreement entered into between the Corporation and such Exempted Person. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time available to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation (and there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the industry in which the Corporation operates which it has gained as an Exempted Person in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable law, no Exempted Person shall be liable to the Corporation or any of its subsidiaries or stockholders for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries, or uses such knowledge and understanding in the manner described herein, in each case, except (i) as otherwise expressly provided in any agreement entered into between the Company and such Exempted Person and (ii) for such opportunities offered to a person solely in his or her capacity as a director or officer of the Corporation. In addition to and notwithstanding the foregoing, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy. Any person or entity purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of the provisions of this Article TENTH.

C.    Any alteration, amendment, addition to or repeal of this Article TENTH shall require the affirmative vote of at least eighty percent (80%) of the outstanding voting stock of the Corporation. Neither the alteration, amendment, addition to or repeal of this Article TENTH, nor the adoption of any provision of this Certificate of Incorporation (including any Preferred Stock Designation) inconsistent with this Article TENTH, shall eliminate or reduce the effect of this Article TENTH in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article TENTH, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article TENTH shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws or applicable law.

ELEVENTH: The Bylaws may be amended, altered, changed or repealed, in whole or in part, either (A) by the affirmative vote of a majority of the entire Board of Directors (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the Board of Directors) or (B) without the approval of the Board of Directors, by the affirmative vote of the holders of a majority of the outstanding voting stock of the Corporation.

TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) in its present form or as hereafter amended are granted subject to the right reserved in this Article TWELFTH; provided, however, that the following provisions may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding voting stock of the Corporation, voting together as a single class: Articles FIFTH, SIXTH, SEVENTH, NINTH, ELEVENTH and TWELFTH; provided, further, that Article TENTH may only be amended as set forth therein; provided, further, that, as long as there are any shares of Class B Common Stock issued and outstanding, the existence of the Class A Common Stock and the Class B Common Stock, and the rights, preferences and privileges conferred upon the holders of Class A Common Stock and Class B Common Stock in Article SECOND, including those related to the Redemption Right and the Exchange Option, may not be amended, altered, repealed or rescinded, in whole or in part, or any provision inconstant therewith or herewith may be adopted, only by the unanimous affirmative vote of all of the holders of the Class B Common Stock.

THIRTEENTH: The name and mailing address of the incorporator of this Corporation is: [●].

FOURTEENTH: When the terms of this Certificate of Incorporation or the Bylaws refer to a specific agreement (including, for the avoidance of doubt, the Director Nomination Agreement) or other document (including, for the avoidance of doubt, the Bylaws) or a decision by anybody or person that determines the meaning or operation of a provision hereof or thereof, the Secretary of the Corporation shall maintain a copy of such agreement, document or decision at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any shareholder who makes a request therefor. In the event that the provisions of this Certificate of Incorporation and the Director Nomination Agreement conflict, the provisions of the Director Nomination Agreement shall take precedence over this Certificate of Incorporation.

FIFTEENTH: If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any sentence of Article EIGHTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and, accordingly, have hereto set my hand this      day of                     , 2020.

Annex D

FINAL FORM

Form of Surviving Company Bylaws

BYLAWS

OF

[DIGITAL MEDIA SOLUTIONS, INC.]

ARTICLE I

OFFICES

1.1    Registered Office. The registered office of [Digital Media Solutions, Inc.], a Delaware corporation (the “Corporation”) in the State of Delaware shall be established and maintained at 1209 Orange Street, Wilmington, Delaware 19801, and The Corporation Trust Company shall be the registered agent of the corporation in charge thereof.

1.2    Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

2.1    Place of Meetings. All meetings of the stockholders shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof; provided that the Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 2.12.

2.2    Annual Meetings.

(a)    The annual meeting of stockholders shall be held on such date and at such time as may be fixed by the Board of Directors and stated in the notice of the meeting, for the purpose of electing directors and for the transaction of only such other business as is properly brought before the meeting in accordance with these Bylaws (the “Bylaws”). Except as otherwise required by law, written notice of an annual meeting stating the place, date and hour of the meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the annual meeting.

(b)    To be properly brought before the annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors or (iii) otherwise properly brought before the annual meeting by a stockholder who is a stockholder of record on the date of the giving of the notice required by this Section 2.2 and on the record date for the determination of stockholders entitled to vote at such annual meeting and who complies with the notice procedures in this Section 2.2. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. For purposes of this Section 2.2, the 2020 annual meeting of stockholders shall be deemed to have been held on July 14, 2020. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(c)    To be in proper written form, a stockholder’s notice to the Secretary shall set forth (i) as to each matter the stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (2) any material interest of the stockholder in such business, (3) a description of all arrangements or understandings between or among the stockholder or any Stockholder Associated Person and any other person or entity (including their names) in connection with the proposal of such business by the stockholder and any material interest of the stockholder, any Stockholder Associated Person or such other person or entity in such business, and (4) a representation as to whether the stockholder or any Stockholder Associated Person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to the holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the proposal or otherwise to solicit proxies or votes from stockholders in support of the proposal; and (ii) as to the stockholder giving the notice (1) the name and address of the stockholder as they appear on the Corporation’s books, (2) the name and address (if different from the Corporation’s books) of the stockholder, (3) the name and address of any Stockholder Associated Person, (4) the class, series and number of shares of capital stock of the Corporation which are directly or indirectly held of record or beneficially owned by the stockholder or by any Stockholder Associated Person, (5) a description of any Derivative Positions directly or indirectly held or beneficially held by the stockholder or any Stockholder Associated Person, (6) whether and to the extent to which a Hedging Transaction has been entered into by or on behalf of such stockholder or any Stockholder Associated Person, (7) a representation that the stockholder is a stockholder of record of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the annual meeting to bring such business before the meeting and (8) any other information related to the stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies or consents (even if a solicitation is not involved) by such stockholder or Stockholder Associated Person in support of the business proposed to be brought before the meeting pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules, regulations and schedules promulgated thereunder.

(d)    A stockholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.2 shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the annual meeting and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of the annual meeting.

(e)    Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Section 2.2. The Chairman or person presiding at an annual meeting, as applicable, shall, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions of this Section 2.2, and if such person should so determine, such person shall so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted.

(f)    As used in these Bylaws: “Stockholder Associated Person” means, with respect to any stockholder, (i) any person controlling, directly or indirectly, such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder, (iii) any person directly or indirectly controlling, controlled by or under common control with such Stockholder Associated Person or (iv) any person who is an “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of such stockholder; “Derivative Positions” means, with respect to any stockholder or any Stockholder Associated Person, any derivative positions including, without limitation, any short position, profits interest, option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise and any performance-related fees to which such stockholder or any Stockholder Associated Person is entitled, based, directly or indirectly, on any increase or decrease in the value of shares of capital stock of the Corporation; and “Hedging Transaction” means, with respect to any stockholder or any Stockholder Associated Person, any hedging or other transaction (such as borrowed or loaned shares) or series of transactions, or any other agreement, arrangement or understanding, the effect or intent of which is to increase or decrease the voting power or economic or pecuniary interest of such stockholder or any Stockholder Associated Person with respect to the Corporation’s securities.

2.3    Special Meetings. Special meetings of the stockholders, for any purpose or purposes, may only be called in accordance with, and by the person or persons set forth in, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”). Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

2.4    Quorum. The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

2.5    Organization. The Chairman of the Board of Directors shall act as chairman of meetings of the stockholders. The Board of Directors may designate any other officer or director of the Corporation to act as chairman of any meeting in the absence of the Chairman of the Board of Directors, and the Board of Directors may further provide for determining who shall act as chairman of any stockholders meeting in the absence of the Chairman of the Board of Directors and such designee. The Chairman of the Board of Directors may be removed as Chairman at any time by the affirmative vote of a majority of the Board of Directors. The Secretary of the Corporation or an Assistant Secretary shall act as secretary of all meetings of the stockholders, but in the absence of the Secretary the person presiding at the meeting may appoint any other person to act as secretary of any meeting.

2.6    Voting. Unless otherwise required by law, the Certificate of Incorporation, the Director Nomination Agreement (as defined in the Certificate of Incorporation) or these Bylaws, any matter (other than the election of directors) brought before any meeting of stockholders shall be decided by the affirmative vote of the holders of a majority of the voting power of the capital stock present in person or represented by proxy and entitled to vote thereon. At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder, unless otherwise provided by the Certificate of Incorporation. Each stockholder entitled to vote at a meeting of stockholders may authorize any person or persons to act for him or her by proxy. No proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The Board of Directors, in its discretion, or the Chairman of the Board or such other person presiding at a meeting of stockholders, in the Chairman’s or such other person’s discretion, as applicable, may require that any votes cast at such meeting shall be cast by written ballot.

2.7    Voting List. The officer of the Corporation who has charge of the stock ledger of the Corporation shall, at least ten (10) days before every meeting of stockholders, prepare and make a complete list of stockholders entitled to vote at any meeting of stockholders; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date, arranged in alphabetical order and showing the address of each such stockholder and the number of shares registered in his or her name. Such list shall be open to the examination of any stockholder for a period of at least ten (10) days prior to the meeting in the manner provided by law. A stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law.

2.8    Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the list required by Section 2.8, or to vote in person or by proxy at any meeting of stockholders.

2.9    Adjournment. Any meeting of the stockholders (whether or not a quorum is present), including one at which directors are to be elected, may be adjourned or postponed from time to time by the Chairman or person presiding at the meeting or the stockholders, without the need for approval thereof by stockholders to reconvene or convene, respectively at the same or some other place. Notice need not be given of any such adjourned or postponed meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned or postponed meeting are announced at the meeting at which the adjournment is taken or, with respect to a postponed meeting, are publicly announced.

2.10    Ratification. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and, to the fullest extent permitted by law, any contract or act that shall be approved or be ratified by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereon (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

2.11    Inspectors. In advance of any meeting of the stockholders, the Corporation shall appoint one or more inspectors to act at the meeting and make a written report thereof, and the election of directors and any vote by ballot at any meeting of the stockholders shall be supervised by at least one such appointed inspector. If the inspector so appointed shall refuse to serve or shall not be present, a replacement appointment shall be made by the Chairman or person presiding at the meeting.

2.12    Meetings by Means of Conference Telephone. To the fullest extent permitted by law, stockholders may participate in a meeting of the stockholders by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.12 shall constitute presence in person at such meeting.

ARTICLE III

DIRECTORS

3.1    Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the Certificate of Incorporation. Subject to the Director Nomination Agreement and the Certificate of Incorporation, the number of directors which shall constitute the Board of Directors shall be not less than five (5) nor more than eleven (11). Subject to the Director Nomination Agreement and the Certificate of Incorporation, the exact number of directors shall be fixed from time to time, within the limits specified in this Section 3.1 or in the Certificate of Incorporation, by the Board of Directors. Directors need not be stockholders of the Corporation.

3.2    Election; Term of Office; Resignation; Removal; Vacancies. Each director shall serve for a term expiring at the next annual meeting following such director’s election and shall hold office until such director’s successor is elected and qualified, or such director’s earlier resignation, removal from office or death. Unless otherwise provided in the Certificate of Incorporation or the Director Nomination Agreement, vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and each director so chosen shall serve for a term expiring at the next annual meeting and shall hold office until such director’s successor is elected and qualified, or such director’s earlier resignation, removal from office or death.

3.3    Advance Notification of Nomination of Directors.

(a)    Subject to the Director Nomination Agreement, nominations of persons for election to the Board of Directors of the Corporation at a meeting of stockholders of the Corporation may be made at such meeting (i) by or at the direction of the Board of Directors (or any duly authorized committee or persons thereof) or (ii) by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who is a stockholder of record on the date of the giving of the notice required by this Section 3.3 and on the record date for the determination of stockholders entitled to vote at such meeting and who complies with the notice procedures set forth in this Section 3.3; provided, that, for the avoidance of doubt, the foregoing clause (iii) shall be the exclusive means for a stockholder to make nominations (other than nominees included in the Corporation’s proxy materials pursuant to the Director Nomination Agreement).

(b)    In addition to any other applicable requirements, such nominations by any stockholder (other than any stockholder entitled to nominate a director pursuant to a Director Nomination Agreement) shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (i) in the case of an annual meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs (provided, further, that for purposes of this Section 3.3, the 2020 annual meeting of stockholders shall be deemed to have been held on July 14, 2020); and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

(c)    Such stockholder’s notice to the Secretary shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class, series and number of shares of capital stock of the Corporation which are directly or indirectly held of record or beneficially owned by the person, (4) the date such shares were acquired and the investment intent of such acquisition, and (5) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Exchange Act; and (ii) as to the stockholder giving the notice (1) the name and address of the stockholder as they appear on the Corporation’s books, (2) the name and address (if different from the Corporation’s books) of the stockholder, (3) the name and address of any Stockholder Associated Person, (4) the class or series and number of shares of stock of the Corporation which are directly or indirectly held of record or beneficially owned by such stockholder or by any Stockholder Associated Person, (5) a description of any Derivative Positions directly or indirectly held or beneficially held by the stockholder or any Stockholder Associated Person, (6) whether and the extent to which a Hedging Transaction has been entered into by or on behalf of such stockholder or any Stockholder Associated Person, (7) a description of all arrangements or understandings (including financial transactions and direct or indirect compensation) between or among such stockholder or any Stockholder Associated Person and each proposed nominee and any other person or entity (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (8) a representation that such stockholder is a holder of record of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (9) any other information relating to such stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies or consents for a contested election of directors (even if an election contest or proxy solicitation is not involved), or otherwise required, pursuant to Section 14 of the Exchange Act, and the rules, regulations and schedules promulgated thereunder and (10) a representation as to whether such stockholder or any Stockholder Associated Person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to the holders of a sufficient number of the Corporation’s outstanding shares reasonably believed by the stockholder or any Stockholder Associated Person, as the case may be, to elect each proposed nominee or otherwise to solicit proxies or votes from stockholders in support of the nomination.

(d)    A stockholder providing notice of nomination to be made at an annual meeting or special meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 3.3 shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the annual meeting or special meeting and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of the annual meeting or special meeting.

(e)    The Corporation may require any proposed nominee (other than nominees included in the Corporation’s proxy materials pursuant to the Director Nomination Agreement) to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

(f)    Subject to the Director Nomination Agreement, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. The Chairman or other person presiding at an annual meeting or a special meeting, as applicable, shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded. In no event shall any adjournment or postponement of an annual meeting or special meeting, or the announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above.

3.4    Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware, or solely by means of electronic communication in accordance with Section 141(i) of the DGCL. The first meeting of each newly elected Board of Directors shall be held immediately after and at the same place as the meeting of the stockholders at which it is elected and no notice of such meeting shall be necessary to the directors in order to legally constitute the meeting, provided a quorum shall be present. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors. At all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business. Unless by express provision of an applicable law, the Certificate of Incorporation or these Bylaws a different vote is required, the vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may, to the fullest extent permitted by law, adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

3.5    Organization of Meetings. Subject to the Director Nomination Agreement, the Board of Directors shall elect one of its members to be Chairman of the Board of Directors. The Chairman of the Board of Directors shall lead the Board of Directors in fulfilling its responsibilities as set forth in these Bylaws, including its responsibility to oversee the performance of the Corporation, and shall determine the agenda and perform all other duties and exercise all other powers which are or from time to time may be delegated to him or her by the Board of Directors. Meetings of the Board of Directors shall be presided over by the Chairman of the Board of Directors, or in his or her absence, by the Chief Executive Officer, or in the absence of the Chairman of the Board of Directors and the Chief Executive Officer by such other person as the Board of Directors may designate or the members present may select.

3.6    Actions of Board of Directors Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee.

3.7    Removal of Directors by Stockholders. Any director may be removed by the stockholders only in accordance with the Certificate of Incorporation.

3.8    Resignations. Any director may resign at any time by submitting his or her written resignation to the Board of Directors or Secretary of the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

3.9    Committees. Subject to the Director Nomination Agreement, the Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Subject to the Director Nomination Agreement, in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided by law and in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

3.10    Compensation. The directors may be paid their reasonable, documented out-of-pocket expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed amount (in cash or other form of consideration) for attendance at each meeting of the Board of Directors and any other meetings or events attended on behalf of the Corporation at the Corporation’s request or a stated salary as a director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

3.11    Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if (a) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (b) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

3.12    Meetings by Means of Conference Telephone. Members of the Board of Directors or any committee designed by the Board of Directors may participate in a meeting of the Board of Directors or of a committee of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.12 shall constitute presence in person at such meeting.

ARTICLE IV

OFFICERS

4.1    General. The officers of the Corporation shall be elected by the Board of Directors and may consist of: a Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer. The Board of Directors, in its discretion, may also elect a Chairman of the Board (who must be a director), one or more Vice Presidents (including Executive Vice Presidents and Senior Vice Presidents), Assistant Secretaries, Assistant Treasurers, a Controller and such other officers as in the judgment of the Board of Directors may be necessary or desirable. Any number of offices may be held by the same person and more than one person may hold the same office, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation, nor need such officers be directors of the Corporation.

4.2    Election. The Board of Directors at its first meeting held after each annual meeting of stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. The salaries of all officers who are directors of the Corporation shall be fixed by the Board of Directors.

4.3    Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer or any Vice President, and any such officer may, in the name and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any entity in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

4.4    Chief Executive Officer. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, the Chief Executive Officer shall have ultimate authority for decisions relating to the general management and control of the affairs and business of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. In the absence or disability of the Chairman of the Board, or if there be none, the Chief Executive Officer shall preside at all meetings of the stockholders and, provided the Chief Executive Officer is also a director, at all meetings of the Board of Directors.

4.5    Chief Financial Officer. The Chief Financial Officer shall have general supervision, direction and control of the financial affairs of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. In the absence of a named Treasurer or Assistant Treasurer, the Chief Financial Officer shall also have the powers and duties of the Treasurer as hereinafter set forth and shall be authorized and empowered to sign as Treasurer in any case where such officer’s signature is required.

4.6    Vice Presidents. At the request of the Chief Executive Officer or in the absence of the Chief Executive Officer, or in the event of his or her inability or refusal to act, the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the Chief Executive Officer or in the event of the inability or refusal of such officer to act, shall perform the duties of such office, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office.

4.7    Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose. The Secretary shall also perform like duties for the standing committees when required. The Secretary (or any Assistant Secretary) shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties and have such other powers as may be prescribed by the Board of Directors or the Chief Executive Officer, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, then any Assistant Secretary shall perform such actions. If there be no Assistant Secretary, then the Board of Directors or the Chief Executive Officer may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

4.8    Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. The Treasurer shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

4.9    Assistant Secretaries. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his or her disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

4.10    Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his or her disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

4.11    Controller. The Controller shall establish and maintain the accounting records of the Corporation in accordance with generally accepted accounting principles applied on a consistent basis, maintain proper internal control of the assets of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer or any Vice President of the Corporation may prescribe.

4.12    Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

4.13    Vacancies. The Board of Directors shall have the power to fill any vacancies in any office occurring from whatever reason.

4.14    Resignations. Any officer may resign at any time by submitting his or her written resignation to the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation, unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

4.15    Removal. Subject to the provisions of any employment agreement approved by the Board of Directors, any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

ARTICLE V

CAPITAL STOCK

5.1    Shares of Stock. Except as otherwise provided in a resolution approved by the Board of Directors, all shares of capital stock of the Corporation shall be uncertificated shares.

5.2    Signatures. To the extent any shares are represented by certificates, any or all of the signatures on a stock certificate may be a facsimile, including, but not limited to, signatures of officers of the Corporation and countersignatures of a transfer agent or registrar. In case an officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

5.3    Lost Certificates. The Board of Directors may direct a new stock certificate or certificates or uncertificated shares to be issued in place of any stock certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issuance of a new stock certificate or uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

5.4    Fixing Record Date.

(a)    In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If the Board does not fix a record date for any meeting of the stockholders, the record date for determining stockholders entitled to notice and to vote at a meeting of stockholders shall be the close of business on the day next preceding the day on which notice of such meeting is given, or, if notice is waived, the close of business on the day next preceding the day on which the meeting is held.

(b)    In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or the stockholders entitled to exercise any rights in connection with any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c)    A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

5.5    Registered Stockholders. Prior to due presentment for transfer of any share or shares, the Corporation shall treat the registered owner thereof as the person exclusively entitled to vote, to receive notifications and to all other benefits of ownership with respect to such share or shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

5.6    Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors.

ARTICLE VI

NOTICES

6.1    Form of Notice. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

6.2    Waiver of Notice. Whenever any notice is required to be given under the provisions of law or the Certificate of Incorporation or by these Bylaws of the Corporation, a written waiver, signed by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular, or special meeting of the stockholders, Directors, or members of a committee of Directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

7.1    To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a person who serves as a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Section 7.1 shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

7.2    To the fullest extent permitted by law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including a subsidiary of the Corporation) (any person in such a position, an “Indemnified Person”), whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director or officer of the Corporation or in any other capacity while serving as a director or officer of the Corporation, against expenses (including attorneys’ fees), judgments, fines, losses and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if such Indemnified Person acted in good faith and in a manner such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Indemnified Person’s conduct was unlawful; provided, however, that, except as provided in Section 7.9 of these Bylaws with respect to proceedings to enforce rights to indemnification or advancement, the Corporation shall indemnify any such Indemnified Person in connection with a proceeding (or part thereof) initiated by such Indemnified Person only if such proceeding (or part thereof) was authorized by the Board of Directors. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnified Person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

7.3    The Corporation hereby acknowledges that an Indemnified Person may have certain rights to other indemnification, advancement of expenses and/or insurance from persons other than the Corporation (collectively, the “Other Indemnitors”). The Corporation hereby agrees that with respect to any and all expenses (including attorneys’ fees), judgments, fines, losses and amounts paid in settlement arising by reason of the fact that such Indemnified Person is or was an Indemnified Person, (a) that the Corporation is the indemnitor of first resort (i.e., its obligations to an Indemnified Person are primary and any obligation of the Other Indemnitors to advance expenses, provide indemnification or otherwise pay for the same amounts incurred by such Indemnified Person are secondary), (b) that the Corporation shall be required to advance the full amount of expenses incurred by an Indemnified Person in accordance with this Article VII and shall be liable for the full amount of all amounts to the extent legally permitted and as required by the terms of these Bylaws (or any other agreement between the Corporation and an Indemnified Person), without regard to any rights an Indemnified Person may have against the Other Indemnitors, and (c) that the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors on behalf of an Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification or advancement from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or to be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Person against the Corporation. The Corporation and each Indemnified Person agree that the Other Indemnitors are express third party beneficiaries of the terms of this Article VII.

7.4    Expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any civil, criminal, administrative or investigative action, suit or proceeding referenced in Section 7.12shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation. The rights to indemnification and advancement of expenses conferred by this Section 7.4 shall be contract rights and such rights shall continue as to an Indemnified Person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators.

7.5    For purposes of any determination under this Article VII, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the

Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 7.5 not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in this Article VII.

7.6    Any repeal or amendment of this Article VII or by changes in law, or the adoption of any other provision of the Certificate of Incorporation or these Bylaws inconsistent with this Article VII, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification or advancement rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of or related to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

7.7    The indemnification and advancement of expenses provided by, or granted pursuant to this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

7.8    The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was an Indemnified Person against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article VII.

7.9    If a claim under Section 7.2 or 7.4 of these Bylaws is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnified Person may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses, the Indemnified Person shall be entitled to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnified Person to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnified Person to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses, the Corporation shall be entitled to recover such expenses only upon a final adjudication that, the Indemnified Person has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnified Person is proper in the circumstances because the Indemnified Person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnified Person has not met such applicable standard of conduct, shall create a presumption that the Indemnified Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnified Person, be a defense to such suit. In any suit brought by the Indemnified Person to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses, the burden of proving that the Indemnified Person is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation.

7.10    For purposes of this Article VII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service which imposes duties on, or involves services by, the Indemnified Person with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.

7.11    The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall continue as to a person who has ceased to be an Indemnified Person and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.12    The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of Indemnified Persons.

ARTICLE VIII

GENERAL PROVISIONS

8.1    Reliance on Books and Records. Each Director, each member of any committee designated by the Board of Directors, and, to the fullest extent permitted by law, each officer of the Corporation, shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

8.2    Inspection by Directors. Any director shall have the right to examine the Corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his or her position as a director.

8.3    Dividends. Subject to the provisions of the Certificate of Incorporation, if any, dividends upon the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Directors shall think conducive to the interest of the Corporation, and the Directors may modify or abolish any such reserve in the manner in which it was created.

8.4    Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other persons as the Board of Directors may from time to time designate.

8.5    Fiscal Year. The fiscal year of the Corporation shall be as determined by the Board of Directors. If the Board of Directors shall fail to do so, the Chief Executive Officer shall fix the fiscal year.

8.6    Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

8.7    Amendments. Subject to the Director Nomination Agreement, the original or other Bylaws may be adopted, amended or repealed by the affirmative vote of (a) the holders of a majority of the voting power of the shares entitled to vote thereon at any regular or special meeting, or (b) if the Certificate of Incorporation so provides, a majority of the entire Board of Directors. The fact that such power has been so conferred upon the Board of Directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal these Bylaws.

8.8    Interpretation of Bylaws. All words, terms and provisions of these Bylaws shall be interpreted and defined by and in accordance with the DGCL, as amended, and as amended from time to time hereafter. In the event that the provisions of these Bylaws and the Director Nomination Agreement conflict, the provisions of the Director Nomination Agreement shall take precedence over these Bylaws.

8.9    Entire Board of Directors. As used in this Article VIII and in these Bylaws generally, the term “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies.

Annex E

DIGITAL MEDIA SOLUTIONS, INC.

2020 OMNIBUS INCENTIVE PLAN

Section 1.    Purpose of Plan.

The name of this Plan is the Digital Media Solutions, Inc. 2020 Omnibus Incentive Plan (the “Plan”). The purposes of the Plan are to provide an additional incentive to selected employees, directors, independent contractors and Consultants of the Company or its Affiliates whose contributions are essential to the growth and success of the Company’s business in order to strengthen the commitment of such persons to the Company and its Subsidiaries, motivate such persons to faithfully and diligently perform their responsibilities, and attract and retain competent and dedicated persons whose efforts will result in the long-term growth and profitability of the Company. To accomplish such purposes, the Plan provides that the Company may grant Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Other Share-Based Awards, Cash Awards or any combination of the foregoing.

Section 2.    Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)    “Administrator” means the Board, or, if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 3 hereof.

(b)    “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. An entity shall be deemed an Affiliate of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

(c)    “Applicable Laws” means the applicable requirements under U.S. federal and state corporate laws, U.S. federal and state securities laws, including the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan, as are in effect from time to time.

(d)    “Authorized Officer” has the meaning set forth in Section 3(c) hereof.

(e)    “Award” means any Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Other Share-Based Award or Cash Award granted under the Plan.

(f)    “Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan.

(g)    “Base Price” has the meaning set forth in Section 8(b) hereof.

(h)    “Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.

(i)    “Board” means the Board of Directors of the Company.

(j)    “Bylaws” mean the bylaws of the Company, as may be amended and/or restated from time to time.

(k)    “Cash Award” means an Award granted pursuant to Section 12 hereof, including cash awarded as a bonus or upon the attainment of performance goals or otherwise as permitted under the Plan.

(l)    “Cause” shall have the meaning assigned to such term in any individual employment or severance agreement or Award Agreement with the Participant or, if no such agreement exists or if such agreement does not define “Cause,” Cause means: (i) the commission of an act of fraud or dishonesty by the Participant in the course of the Participant’s employment or service; (ii) the indictment of, or conviction of, or entering of a plea of nolo contendere by, the Participant for a crime constituting a felony or in respect of any act of fraud or dishonesty; (iii) the commission of an act by the Participant which would make the Participant or the Company (including any of its Subsidiaries or Affiliates) subject to being enjoined, suspended, barred or otherwise disciplined for violation of federal or state securities laws, rules or regulations, including a statutory disqualification; (iv) gross negligence or willful misconduct in connection with the Participant’s performance of his or her duties in connection with the Participant’s employment by or service to the Company (including any Subsidiary or Affiliate for whom the Participant may be employed by or providing services to at the time) or the Participant’s failure to comply with any of the restrictive covenants to which the Participant is subject; (v) the Participant’s willful failure to comply with any material policies or procedures of the Company as in effect from time to time, provided that the Participant shall have been delivered a copy of such policies or notice that they have been posted on a Company website prior to such compliance failure; or (vi) the Participant’s failure to perform the material duties in connection with the Participant’s position, unless the Participant remedies the failure referenced in this clause (vi) no later than ten (10) days following delivery to the Participant of a written notice from the Company (including any of its Subsidiaries or Affiliates) describing such failure in reasonable detail (provided that the Participant shall not be given more than one opportunity in the aggregate to remedy failures described in this clause (vi)).

(m)    “Change in Capitalization” means any (i) merger, amalgamation, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) special or extraordinary dividend or other extraordinary distribution (whether in the form of cash, shares of Common Stock or other property), stock split, reverse stock split, share subdivision or consolidation, (iii) combination or exchange of shares or (iv) other change in corporate structure, which, in any such case, the Administrator determines, in its sole discretion, affects the Shares such that an adjustment pursuant to Section 5 hereof is appropriate.

(n)    “Change in Control” means an event set forth in any one of the following paragraphs shall have occurred:

(i)    any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person or any securities acquired directly from the Company or any Affiliate thereof) representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (iii) below;

(ii)    there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary with any other corporation or other entity, other than (i) a merger or consolidation which results in (A) the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, more than fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (B) the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended (“Incumbent Directors”) continuing immediately thereafter to represent at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a Subsidiary, the ultimate parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially

Owned by such Person any securities acquired directly from the Company or its Affiliates) representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or

(iii)    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (i) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (ii) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, (x) a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of Common Stock and other equity securities of the Company immediately prior to such transaction or series of transactions continue to have substantially the same direct or indirect proportionate ownership in an entity which, directly or indirectly, owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, and (y) if all or a portion of an Award constitutes deferred compensation under Section 409A of the Code and such Award (or portion thereof) is to be settled, distributed or paid on an accelerated basis due to a Change in Control event that is not a “change in control event” described in Treasury Regulation Section 1.409A-3(i)(5) or successor guidance, if such settlement, distribution or payment would result in additional tax under Section 409A of the Code, such Award (or the portion thereof) shall vest at the time of the Change in Control (provided such accelerated vesting will not result in additional tax under Section 409A of the Code), but settlement, distribution or payment, as the case may be, shall not be accelerated.

(o)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(p)    “Committee” means any committee or subcommittee the Board may appoint to administer the Plan. Unless the Board determines otherwise, the Committee shall be composed entirely of individuals who meet the qualifications of (i) a “non-employee director” within the meaning of Rule 16b-3 and (ii) any other qualifications required by the applicable stock exchange on which the Common Stock is traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee.

(q)    “Common Stock” means the Class A common stock, par value U.S. $0.001 per share, of the Company.

(r)    “Company” means Digital Media Solutions, Inc., a Delaware corporation (or any successor company, except as the term “Company” is used in the definition of “Change in Control” above).

(s)    “Consultant” means any natural person who is an advisor or consultant who provides bona fide services to the Company or its Affiliates, provided that such services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s or its Affiliates’ securities.

(t)    “Disability” means, with respect to any Participant, that such Participant (i) as determined by the Administrator in its sole discretion, is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or an Affiliate thereof.

(u)    “Effective Date” has the meaning set forth in Section 19 hereof.

(v)    “Eligible Recipient” means an employee, director, independent contractor or Consultant of the Company or any Affiliate of the Company who has been selected as an eligible participant by the Administrator; provided, however, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, an Eligible Recipient of an Option or a Share Appreciation Right means an employee, non-employee director, independent contractor or Consultant of the Company or any Affiliate of the Company with respect to whom the Company is an “eligible issuer of service recipient stock” within the meaning of Section 409A of the Code; and provided, further, that an Eligible Recipient of an ISO means an individual who is a U.S. employee of the Company, a “parent corporation” (as such term is defined in Section 424(e) of the Code) of the Company or a “subsidiary corporation” (as such term is defined in Section 424(f) of the Code) of the Company.

(w)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(x)    “Executive Officer” means an officer of the Company who is subject to the liability provisions of Section 16 of the Exchange Act.

(y)    “Exercise Price” means, with respect to any Option, the per share price at which a holder of such Option may purchase Shares issuable upon the exercise of such Option which price may be at no less than Fair Market value on the date of grant.

(z)    “Fair Market Value” of a share of Common Stock or another security as of a particular date shall mean the fair market value as determined by the Administrator in its sole discretion; provided, however, (i) if the Common Stock or other security is admitted to trading on a national securities exchange, the fair market value on any date shall be the closing sale price reported on such date (or if no shares of Common Stock or such other security (as the case may be) were traded on such date, on the last preceding date on which there was a sale of a share of Common Stock or other security on such exchange), or (ii) if the Common Stock or other security is then traded in an over-the-counter market, the fair market value on any date shall be the average of the closing bid and asked prices for such share or other security in such over-the-counter market for the last preceding date on which there was a sale of such share in such market (or, if none, for the last preceding date on which there was a sale of such share or other security in such market).

(aa)    “Free Standing Right” has the meaning set forth in Section 8(a) hereof.

(bb)     “Incumbent Directors” has the meaning set forth in the definition of Change in Control in this Section 2.

(cc)    “ISO” means an Option intended to be and designated as, and that satisfies the requirements to be, an “incentive stock option” within the meaning of Section 422 of the Code.

(dd)    “Nonqualified Stock Option” means an Option that is not designated as an ISO or that otherwise does not satisfy the requirements to be an ISO, as such requirements are set forth in Section 422 of the Code.

(ee)    “Option” means an option to purchase shares of Common Stock granted pursuant to Section 7 hereof. The term “Option” as used in the Plan includes the terms “Nonqualified Stock Option” and “ISO.”

(ff)    “Other Share-Based Award” means an Award granted pursuant to Section 10 hereof.

(gg)    “Participant” means any Eligible Recipient selected, pursuant to the authority provided for in Section 3 below, to receive grants of Awards, any permitted assigns, and, upon his or her death, his or her successors, heirs, executors and administrators, as the case may be.

(hh)    “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any Subsidiary thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company.

(ii)    “Plan” has the meaning set forth in Section 1 hereof.

(jj)    “Related Right” has the meaning set forth in Section 8(a) hereof.

(kk)    “Restricted Shares” means Shares granted pursuant to Section 9 hereof subject to certain restrictions that lapse at the end of a specified period (or periods) and/or upon attainment of specified performance objectives.

(ll)    “Restricted Share Unit” means the right granted pursuant to Section 9 hereof to receive a Share or cash at the end of a specified restricted period (or periods) of time and/or upon attainment of specified performance objectives.

(mm)    “Rule 16b-3” has the meaning set forth in Section 3(a) hereof.

(nn)    “Shares” means Common Stock reserved for issuance under the Plan, as adjusted pursuant to the Plan, and any successor (pursuant to a merger, amalgamation, consolidation or other reorganization) security.

(oo)    “Share Appreciation Right” means the right pursuant to an Award granted under Section 8 hereof to receive an amount equal to the excess, if any, of (i) the aggregate Fair Market Value, as of the date such Award or portion thereof is surrendered, of the Shares covered by such Award or such portion thereof, over (ii) the aggregate Base Price of such Award or such portion thereof.

(pp)    “Share Bonus” means a bonus payable in fully vested shares of Common Stock granted pursuant to Section 11 hereof.

(qq)    “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than fifty percent (50%) of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person. An entity shall be deemed a Subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

(rr)    “Transfer” has the meaning set forth in Section 17 hereof.

Section 3.    Administration.

(a)    The Plan shall be administered by the Administrator and shall be administered in accordance with the requirements of Rule 16b-3 under the Exchange Act (“Rule 16b-3”), to the extent applicable.

(b)    Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:

(1)    to select those Eligible Recipients who shall be Participants;

(2)    to determine whether and to what extent Awards are to be granted hereunder to Participants;

(3)    to determine the number of Shares to be covered by each Award granted hereunder;

(4)    to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder (including (i) the restrictions applicable to Restricted Shares or Restricted Share Units and the conditions under which restrictions applicable to such Restricted Shares or Restricted Share Units shall lapse, (ii) the performance goals and periods applicable to Awards, (iii) the Exercise Price of each Option and the Base Price of each Share Appreciation Right, (iv) the vesting schedule applicable to each Award, (v) the number of Shares or amount of cash or other property subject to each Award and (vi) subject to the requirements of Section 409A of the Code (to the extent applicable), any amendments to the terms and conditions of outstanding Awards, including equitable adjustments to performance goals in recognition of unusual or non-recurring events affecting the Company or any Affiliate thereof or the financial statements of the Company or any Affiliate thereof, in response to changes in Applicable Laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles);

(5)    to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Awards;

(6)    to determine the Fair Market Value in accordance with the terms of the Plan;

(7)    to determine in compliance with Applicable Laws, the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s employment or service for purposes of Awards granted under the Plan;

(8)    to determine in compliance with Applicable Laws, the impact of leaves of absence, including unpaid and un-protected leaves of absence, changes from full-time to part-time employment, partial Disability or other changes in the employment status or service status of a Participant, on Awards, both with regard to vesting schedule and termination;

(9)    to adopt, alter and repeal such administrative rules, regulations, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(10)    to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan; and

(11)    to prescribe, amend and rescind rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws, which rules and regulations may be set forth in an appendix or appendixes to the Plan.

(c)    To the extent permitted by Applicable Law, the Board or the Committee may, by resolution, authorize one or more Executive Officers (each, an “Authorized Officer”) to do one or both of the following on the same basis as (and as if the Authorized Officer for such purposes were) the Administrator: (i) designate Eligible Recipients to receive Awards and (ii) determine the size and terms of any such Awards; provided, however, that (1) the Board or the Committee shall not delegate such responsibilities to any Executive Officer for Awards granted to an Eligible Recipient who is an Executive Officer, a non-employee director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined in accordance with Section 16 of the Exchange Act, and (2) the resolution providing for such authorization shall set forth the total number of shares of Common

Stock the Authorized Officer may grant during any period. The Authorized Officer(s) shall report periodically to the Board or Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

(d)    Subject to Section 5 hereof, neither the Board nor the Committee shall have the authority to reprice or cancel and regrant any Award at a lower Exercise Price, Base Price or purchase price or cancel any Award with an Exercise Price, Base Price or purchase price in exchange for cash, property or other Awards without first obtaining the approval of the Company’s shareholders.

(e)    The Administrator may accelerate the vesting of or waive restrictions on Awards in whole or in part for any reason.

(f)    Any vested Option or Share Appreciation Right which is not exercised before the earlier of the date provided in the Award Agreement or its term shall expire. Unless otherwise accelerated or where an Award Agreement or the Administrator provides for continued vesting after termination of employment, all unvested Awards shall be forfeited upon termination of employment.

(g)    All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all Persons, including the Company and the Participants. No member of the Board or the Committee, nor any officer or employee of the Company or any Subsidiary thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

Section 4.    Shares Reserved for Issuance; Certain Limitations; Minimum Vesting.

(a)    The maximum number of shares of Common Stock reserved for issuance under the Plan shall be the lesser of (i) 12,000,000 and (ii) twenty percent (20%) of the number of shares of Common Stock that are outstanding on an as-converted and as-redeemed basis as of immediately following the “Closing” within the meaning of that certain Business Combination Agreement, dated as of April 23, 2020, as it may be amended from time to time (the “Business Combination Agreement”), by and among Leo Holdings Corp., Digital Media Solutions Holdings, LLC, CEP V DMS US Blocker Company, Prism Data, LLC, CEP V-A DMS AIV Limited Partnership, Clairvest Equity Partners V Limited Partnership, CEP V Co-Investment Limited Partnership, Clairvest GP Manageco Inc., as Seller Representative (as defined therein), and, solely for the limited purposes set forth therein, Leo Investors Limited Partnership.

(b)    Notwithstanding anything in this Plan to the contrary, subject to adjustment as provided by Section 5 hereof, the maximum number of Shares subject to Awards granted during a single fiscal year to any non-employee director, when aggregated with such non-employee director’s cash fees with respect to the fiscal year, shall not exceed $500,000 in total value (calculating the value of any such Awards based on the grant date fair market value of such Awards for financial reporting purposes). The foregoing limit shall be increased to $750,000 for any non-employee director who serves as Chairman of the Board.

(c)    All of the shares of Common Stock available for issuance under the Plan may be made subject to an Award that is an ISO.

(d)    Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any Shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of Shares to the Participant, the Shares with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. Shares of Common Stock that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with the exercise of any Option or Share Appreciation Right under the Plan or the payment of any purchase price with respect to any other Award under the Plan, as well as any shares of Common Stock exchanged by a Participant or withheld by the Company or any Subsidiary to satisfy the tax withholding obligations related to any Award under the Plan, shall not again be available for subsequent Awards under the Plan, and notwithstanding that a Share Appreciation Right is settled by the delivery of a net number of Shares, the full number of Shares underlying such Share Appreciation Right shall not be available for subsequent Awards under the Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of Shares as to which the Award is exercised and, notwithstanding the foregoing, such number of Shares shall no longer be available for Awards under the Plan. In addition, (i) to the extent an Award is denominated in shares of Common Stock, but paid or settled in cash, the number of Shares with respect to which such payment or settlement is made shall again be available for grants of Awards pursuant to the Plan and (ii) shares of Common Stock underlying Awards that can only be settled in cash shall not be counted against the aggregate number of shares of Common Stock available for Awards under the Plan.

Section 5.    Equitable Adjustments.

(a)    In the event of any Change in Capitalization, an equitable substitution or proportionate adjustment shall be made, in each case, as may be determined by the Administrator, in its sole discretion, to prevent the dilution or enlargement of the rights of Participants, in (i) the aggregate number of shares of Common Stock reserved for issuance under the Plan (ii) the kind and number of securities subject to, and the Exercise Price or Base Price of, any outstanding Options and Share Appreciation Rights granted under the Plan, and (iii) the kind, number and purchase price of shares of Common Stock, or the amount of cash or amount or type of other property, subject to outstanding Restricted Shares, Restricted Share Units, Share Bonuses and Other Share-Based Awards granted under the Plan; provided, however, that any fractional shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion.

(b)    Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator may provide, in its sole discretion, but subject in all events to the requirements of Section 409A of the Code, for the cancellation of any outstanding Award in exchange for payment in cash or other property having an aggregate Fair Market Value equal to the Fair Market Value of the shares of Common Stock, cash or other property covered by such Award, reduced by the aggregate Exercise Price or Base Price thereof, if any; provided, however, that if the Exercise Price or Base Price of any outstanding Award is equal to or greater than the Fair Market Value of the shares of Common Stock, cash or other property covered by such Award, the Administrator may cancel such Award without the payment of any consideration to the Participant. Further, without limiting the generality of the foregoing, with respect to Awards subject to foreign laws, adjustments made hereunder shall be made in compliance with applicable requirements.

(c)    With respect to ISOs, any adjustment pursuant to this Section 5 shall be made in accordance with the provisions of Section 424(h) of the Code and any regulations or guidance promulgated thereunder. No adjustment pursuant to this Section 5 shall cause any Award which is or becomes subject to Section 409A of the Code to fail to comply with the requirements of Section 409A of the Code.

(d)    The determinations made by the Administrator, pursuant to this Section 5 shall be final, binding and conclusive.

Section 6.    Eligibility.

The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from those individuals who qualify as Eligible Recipients.

Section 7.    Options.

(a)    General. Each Award Agreement evidencing the grant of an Option shall contain such terms and conditions as the Administrator shall determine, in its sole discretion, but shall include, among other things, the Exercise Price of the Option, the term of the Option, the provisions regarding exercisability of the Option, and whether the Option is intended to be an ISO or a Nonqualified Stock Option (and in the event the Award Agreement has no such designation, the Option shall be a Nonqualified Stock Option). The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement.

(b)    Exercise Price. The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant, but, in no event shall the Exercise Price of an Option be less than one hundred percent (100%) of the Fair Market Value of the related shares of Common Stock on the date of grant.

(c)    Option Term. The maximum term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten (10) years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement.

(d)    Exercisability. Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of performance goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments. Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a share.

(e)    Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of whole Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure established with a securities brokerage firm approved by the Administrator, (ii) in the form of unrestricted Shares already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Shares as to which such Option shall be exercised, (iii) by having the Company retain from the Shares otherwise issuable upon exercise of any Option, a number of Shares having a Fair Market Value equal as of the date of exercise to the aggregate Exercise Price for the number of Shares as to which the Option is being exercised, (iv) any other form of consideration approved by the Administrator and permitted by Applicable Law or (v) any combination of the foregoing.

(f)    ISOs. The terms and conditions of ISOs granted hereunder shall be subject to the provisions of Section 422 of the Code and the terms, conditions, limitations and administrative procedures established by the Administrator from time to time in accordance with the Plan.

(i)    ISO Grants to 10% Stockholders. Notwithstanding anything to the contrary in the Plan, if an ISO is granted to a Participant who owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company, its “parent corporation” (as such term is defined in Section 424(e) of the Code) or a Subsidiary of the Company, the term of the ISO shall not exceed five (5) years from the time of grant of such ISO and the Exercise Price shall be at least one hundred and ten percent (110%) of the Fair Market Value of the Shares on the date of grant.

(ii)    $100,000 Per Year Limitation For ISOs. To the extent the aggregate Fair Market Value (determined on the date of grant) of the Shares for which ISOs are exercisable for the first time by any

Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess ISOs shall be treated as Nonqualified Stock Options.

(iii)    Disqualifying Dispositions. Each Participant awarded an ISO under the Plan shall if requested by the Company, notify the Company in writing of the date the Participant makes a “disqualifying disposition” of any Share acquired pursuant to the exercise of such ISO. A “disqualifying disposition” is any disposition (including any sale) of such Shares before the later of (i) two (2) years after the date of grant of the ISO and (ii) one year after the date the Participant acquired the Shares by exercising the ISO. The Company may, if determined by the Administrator and in accordance with procedures established by it, retain possession of any Shares acquired pursuant to the exercise of an ISO as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Shares.

(g)    Rights as Shareholder. A Participant shall have no rights to dividends, dividend equivalents or distributions or any other rights of a shareholder with respect to the Shares subject to an Option until the Participant has given written notice of the exercise thereof, has paid in full for such Shares, the Shares have been issued and the Participant has satisfied the requirements of Section 16 hereof.

(h)    Termination of Employment or Service. Subject to Section 3 hereof, in the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Options, such Options shall be exercisable at such time or times and subject to such terms and conditions as set forth in the Award Agreement.

Section 8.    Share Appreciation Rights.

(a)    General. Share Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Option granted under the Plan (“Related Rights”). Related Rights may be granted either at or after the time of the grant of such Option. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Share Appreciation Rights shall be made, the number of Shares to be awarded, the Base Price, and all other conditions of Share Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more Shares than are subject to the Option to which it relates. The provisions of Share Appreciation Rights need not be the same with respect to each Participant. Share Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.

(b)    Base Price. Except as provided in the applicable Award Agreement, each Share Appreciation Right shall be granted with a base price that is not less than one hundred percent (100%) of the Fair Market Value of the related Common Stock on the date of grant (such amount, the “Base Price”).

(c)    Awards; Rights as Stockholder. A Participant shall have no rights to dividends, dividend equivalents or distributions or any other rights of a shareholder with respect to the Common Stock, if any, subject to a Share Appreciation Right until the Participant has given written notice of the exercise thereof, any underlying Shares have been issued and the Participant has satisfied the requirements of Section 16 hereof.

(d)    Exercisability.

(1)    Share Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement (which may include achievement of performance goals).

(2)    Share Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 hereof and this Section 8 of the Plan.

(e)    Consideration Upon Exercise.

(1)    Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to (i) the excess of the Fair Market Value of a share of Common Stock as of the date of exercise over the Base Price per share specified in the Free Standing Right, multiplied by (ii) the number of Shares in respect of which the Free Standing Right is being exercised.

(2)    A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to (i) the excess of the Fair Market Value of a share of Common Stock as of the date of exercise over the Base Price specified in the related Option, multiplied by (ii) the number of Shares in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

(3)    Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Share Appreciation Right in cash (or in any combination of Shares and cash).

(f)    Termination of Employment or Service. Subject to Section 3 hereof:

(1)    In the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Free Standing Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the Award Agreement; and

(2)    In the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Related Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related Options.

(g)    Term.

(1)    The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.

(2)    The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.

Section 9.    Restricted Shares and Restricted Share Units.

(a)    General. Restricted Shares and Restricted Share Units may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Restricted Shares or Restricted Share Units shall be made; the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Shares or Restricted Share Units; the period of time prior to which Restricted Shares or Restricted Share Units become vested and free of restrictions on Transfer (the “Restricted Period”); the performance goals (if any) upon whose attainment the Restricted Period shall lapse in part or full; and all other conditions of the Restricted Shares and Restricted Share Units. If the restrictions, performance goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Shares or Restricted Share Units, in accordance with the terms of the grant. The provisions of Restricted Shares or Restricted Share Units need not be the same with respect to each Participant.

(b)    Awards and Certificates.

(1)    Except as otherwise provided in Section 9(b)(3) hereof, (i) each Participant who is granted an Award of Restricted Shares may, in the Company’s sole discretion, be issued a share certificate in respect of such

Restricted Shares; and (ii) any such certificate so issued shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award. The Company may require that the share certificates, if any, evidencing Restricted Shares granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Award of Restricted Shares, the Participant shall have delivered a share transfer form, endorsed in blank, relating to the Shares covered by such Award. Certificates for unrestricted shares of Common Stock may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in respect of such Restricted Shares.

(2)    Subject to Section 9(e) below, with respect to Restricted Share Units to be settled in Shares, at the expiration of the Restricted Period, share certificates in respect of the shares of Common Stock underlying such Restricted Share Units may, in the Company’s sole discretion, be delivered to the Participant, or his or her legal representative, in a number equal to the number of shares of Common Stock underlying the Award of Restricted Share Units.

(3)    Notwithstanding anything in the Plan to the contrary, any Restricted Shares or Restricted Share Units to be settled in Shares (at the expiration of the Restricted Period, and whether before or after any vesting conditions have been satisfied) may, in the Company’s sole discretion, be issued in uncertificated form.

(4)    Further, with respect to Restricted Share Units, at the expiration of the Restricted Period, Shares shall promptly be issued to the Participant, unless otherwise deferred in accordance with procedures established by the Company in accordance with Section 409A of the Code, and such issuance shall in any event be made within such period as is required to avoid the imposition of tax under Section 409A of the Code.

(c)    Restrictions and Conditions. The Restricted Shares and Restricted Share Units granted pursuant to this Section 9 shall be subject to any restrictions or conditions as determined by the Administrator (which may include achievement of performance goals) at the time of grant or, subject to Section 409A of the Code where applicable, thereafter. Except as provided in the applicable Award Agreement, the Participant shall generally have the rights of a shareholder of the Company with respect to Restricted Shares during the Restricted Period, including the right to vote such Shares and to receive any dividends declared with respect to such Shares; provided, however, that any dividends declared during the Restricted Period with respect to such Shares shall only become payable if (and to the extent) the underlying Restricted Shares vest. The Participant shall generally not have the rights of a shareholder with respect to Shares subject to Restricted Share Units during the Restricted Period; provided, however, that, subject to Section 409A of the Code, an amount equal to any dividends declared during the Restricted Period with respect to the number of Shares covered by Restricted Share Units may, to the extent set forth in an Award Agreement, be provided to the Participant at the time (and to the extent) that Shares in respect of the related Restricted Share Units are delivered to the Participant.

(d)    Termination of Employment or Service. Subject to Section 3 hereof, the rights of Participants granted Restricted Shares or Restricted Share Units upon termination of employment or service with the Company and all Affiliates thereof for any reason during the Restricted Period shall be set forth in the Award Agreement.

(e)    Form of Settlement. The Administrator reserves the right in its sole discretion to provide (either at or after the grant thereof) that any Restricted Share Unit represents the right to receive the amount of cash per unit that is determined by the Administrator in connection with the Award.

Section 10.    Other Share-Based Awards.

Other forms of Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the Common Stock (including unrestricted Shares, Restricted Share Units, dividend equivalents or performance units, each of which may be subject to the attainment of performance goals or a period of continued employment or other terms or conditions as permitted under the Plan), may be granted either alone or in addition to other Awards (other than in connection with Options or Share Appreciation Rights) under the Plan. Any dividend or dividend equivalent awarded hereunder shall be subject to the same restrictions, conditions and risks of forfeiture as the underlying Awards and shall only become payable if (and to the extent) the underlying Awards vest. Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the individuals to whom and the time or times at which such Other Share-Based Awards shall be granted, the number of shares of Common Stock to be granted pursuant to such Other Share-Based Awards, or the manner in which such Other Share-Based Awards shall be settled (e.g., in shares of Common Stock, cash or other property), or the conditions to the vesting and/or payment or settlement of such Other Share-Based Awards (which may include achievement of performance goals) and all other terms and conditions of such Other Share-Based Awards.

Section 11.    Share Bonuses.

In the event that the Administrator grants a Share Bonus, the Shares constituting such Share Bonus shall, as determined by the Administrator, be evidenced in certificated or uncertificated form in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Share Bonus is payable.

Section 12.    Cash Awards.

The Administrator may grant Awards that are denominated in, or payable solely in, cash as deemed by the Administrator to be consistent with the purposes of the Plan, and such Cash Awards shall be subject to the terms, conditions, restrictions and limitations as determined by the Administrator, in its sole discretion, from time to time. Cash Awards may be granted with value and payment contingent upon the achievement of performance goals.

Section 13.    Change in Control Provisions.

To the extent the Administrator determines in its sole discretion pursuant to Section 3(e) hereof to accelerate the vesting of an Award in connection with a Change in Control, the Administrator shall also have discretion in connection with such action to provide, subject in all events to the requirements of Section 409A of the Code, for the cancellation of any outstanding Award in exchange for payment in cash or other property having an aggregate Fair Market Value equal to the Fair Market Value of the shares of Common Stock, cash or other property covered by such Award, reduced by the aggregate Exercise Price or Base Price thereof, if any; provided, however, that if the Exercise Price or Base Price of any outstanding Award is equal to or greater than the Fair Market Value of the shares of Common Stock, cash or other property covered by such Award, the Administrator may cancel such Award without the payment of any consideration to the Participant. Further, without limiting the generality of the foregoing, with respect to Awards subject to foreign laws, adjustments made hereunder shall be made in compliance with applicable requirements.

Section 14.    Amendment and Termination.

The Board may amend, alter or terminate the Plan at any time, but no amendment, alteration, or termination shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant’s consent. Unless the Board determines otherwise, the Board shall obtain approval of the Company’s stockholders for any amendment to the Plan that would require such approval in order to satisfy any rules of the stock exchange on which the shares of Common Stock are traded or other Applicable Law. The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 5 of the Plan and the immediately preceding sentence, no such amendment shall impair the rights of any Participant without his or her consent.

Section 15.    Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

Section 16.    Withholding Taxes.

Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for purposes of applicable taxes, pay to the Company, or make arrangements satisfactory to the Company regarding payment of, an amount in respect of such taxes up to the maximum statutory rates in the Participant’s applicable jurisdiction(s) with respect to the Award, as determined by the Company. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any applicable withholding tax requirements related thereto as determined by the Company. Whenever Shares or property other than cash are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any related taxes to be withheld and applied to the tax obligations as determined by the Company; provided, however, that, with the approval of the Administrator, a Participant may satisfy the foregoing requirement by either (i) electing to have the Company withhold from delivery of Shares or other property, as applicable, or (ii) by delivering already owned unrestricted shares of Common Stock, in each case, having a value equal to the applicable taxes to be withheld and applied to the tax obligations as determined by the Company (with any fractional share amounts resulting therefrom settled by the Participant in cash). Such withheld or already owned and unrestricted shares of Common Stock shall be valued at their Fair Market Value on the date on which the amount of tax to be withheld is determined. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an Award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Award as determined by the Company.

Section 17.    Transfer of Awards.

No purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof will be valid, except as otherwise expressly provided in an Award Agreement or with the prior written consent of the Administrator, which consent may be granted or withheld in the sole discretion of the Administrator. Any other purported Transfer of an Award or any economic benefit or interest therein shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any Person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of this Section 17 shall not be entitled to be recognized as a holder of any shares of Common Stock or other property underlying such Award. Unless otherwise determined by the Administrator, an Option or Share Appreciation Right may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal Disability, by the Participant’s guardian or legal representative.

Section 18.    Continued Employment or Service.

Neither the adoption of the Plan nor the grant of an Award hereunder shall confer upon any Eligible Recipient any right to continued employment or service with the Company or any Subsidiary or any Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate thereof to terminate the employment or service of any of its Eligible Recipients at any time.

Section 19.    Effective Date.

The Plan was adopted by the Board on June 24, 2020 and shall become effective on the later of (i) the date that it is approved by the Company’s shareholders, and (ii) the “Closing” within the meaning of the Business Combination Agreement (the later to occur of (i) and (ii), the “Effective Date”).

Section 20.    Term of Plan.

No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the Board’s adoption of the Plan, but Awards theretofore granted may extend beyond that date.

Section 21.    Securities Matters and Regulations.

(a)    Notwithstanding anything herein to the contrary, the obligation of the Company to sell or deliver Shares with respect to any Award granted under the Plan shall be subject to all Applicable Laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator in its sole discretion. The Administrator may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Administrator, in its sole discretion, deems necessary or advisable.

(b)    Each Award is subject to the requirement that, if at any time the Administrator determines that the listing, registration or qualification of Shares is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Shares, no such Award shall be granted or payment made or Shares issued, in whole or in part, unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.

(c)    In the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act of 1933, as amended, or regulations thereunder, and the Administrator may require a Participant receiving shares of Common Stock pursuant to the Plan, as a condition precedent to receipt of such shares of Common Stock, to represent to the Company in writing that the shares of Common Stock acquired by such Participant is acquired for investment only and not with a view to distribution.

Section 22.    Section 409A of the Code.

The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment or service with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or upon death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

Section 23.    Notification of Election Under Section 83(b) of the Code.

If any Participant shall, in connection with the acquisition of Restricted Shares under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within ten (10) days after filing notice of the election with the Internal Revenue Service.

Section 24.    No Fractional Shares.

No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Administrator shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

Section 25.    Beneficiary.

A Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

Section 26.    Paperless Administration.

In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

Section 27.    Severability.

If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

Section 28.    Clawback.

Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation, stock exchange listing requirement, Award Agreement or Company policy, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any Award Agreement or policy adopted by the Company pursuant to any such law, government regulation, stock exchange listing requirement or otherwise).

Section 29.    Governing Law.

The Plan and all determinations made and actions taken pursuant thereto shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state.

Section 30.    Titles and Headings.

The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

Section 31.    Interpretation.

Unless the context of the Plan otherwise requires, words using the singular or plural number also include the plural or singular number, respectively; derivative forms of defined terms will have correlative meanings; the terms “hereof,” “herein” and “hereunder” and derivative or similar words refer to this entire Plan; the term “Section” refers to the specified Section of this Plan and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and the word “or” shall be disjunctive but not exclusive.

Section 32.    Successors.

The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

Section 33.    Relationship to other Benefits.

No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

Annex F

Form of Certificate of Domestication of Leo Holdings Corp.

CERTIFICATE OF DOMESTICATION

OF

LEO HOLDINGS CORP.

Pursuant to Section 388 of the General

Corporation Law of the State of Delaware

Leo Holdings Corp., a Cayman Islands exempted company limited by shares, which intends to domesticate as a Delaware corporation pursuant to this Certificate of Domestication (upon such domestication to be renamed “Digital Media Solutions, Inc.” and referred to herein after such time as the “Corporation”), does hereby certify to the following facts relating to the domestication of the Corporation in the State of Delaware:

1.	The Corporation was originally incorporated on the 29th day of November, 2017 under the laws of the Cayman Islands.

2.	The name of the Corporation immediately prior to the filing of this Certificate of Domestication is Leo Holdings Corp.

3.	The name of the Corporation as set forth in the Certificate of Incorporation is Digital Media Solutions, Inc.

4.

The jurisdiction that constituted the seat, siege social or principal place of business or central administration of the Corporation immediately prior to the filing of this Certificate of Domestication is the Cayman Islands.

5.

The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of Leo Holdings Corp. and the conduct of its business or by applicable non-Delaware law, as appropriate.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Domestication to be executed in its name this      day of                     , 2020.

LEO HOLDINGS CORP., a Cayman Islands company

By:
Name:
Title:

F-1

Annex G

SUBSCRIPTION AGREEMENT

Leo Holdings Corp.

21 Grosvenor Place,

London, SW1X 7HF

Ladies and Gentlemen:

In connection with the proposed business combination (the “Transaction”) between Leo Holdings Corp., a Cayman Islands exempted company (the “Company”), and Digital Media Solutions, LLC, a Delaware limited liability company (“DMS”), pursuant to a business combination agreement to be entered into among the Company, DMS and the other parties thereto (the “Transaction Agreement”), the Company is seeking commitments from interested investors to purchase Class A ordinary shares, par value $0.0001 per share (the “Shares”), for a purchase price of $10.00 per share. The aggregate purchase price to be paid by the undersigned for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.” Immediately prior to the closing of the Transaction, the Company will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “Domestication”).

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, the undersigned and the Company agree as follows:

1. Subscription. The undersigned hereby irrevocably subscribes for and agrees to purchase from the Company such number of Shares as is set forth on the signature page of this Subscription Agreement on and subject to the terms provided for herein. The undersigned understands and agrees that the Company reserves the right to accept or reject the undersigned’s subscription for the Shares for any reason or for no reason, in whole or in part, at any time prior to its acceptance by the Company, and the same shall be deemed to be accepted by the Company only when this Subscription Agreement is signed by a duly authorized person by or on behalf of the Company; the Company may do so in counterpart form. Notwithstanding the foregoing, in the event that the Company does not (i) accept the subscription, and (ii) consummate the closing of the Transaction, on or before July 31, 2020, this Subscription Agreement shall be void and of no further effect and any monies paid by the undersigned to the Company in connection herewith shall immediately be returned to the undersigned by wire transfer of immediately available funds in the same currency as that in which such funds were originally paid to the Company. In the event of rejection of the entire subscription by the Company or the termination of this subscription in accordance with the terms hereof, the undersigned’s payment hereunder will be returned promptly to the undersigned by wire transfer of immediately available funds in the same currency as that in which such funds were originally paid to the Company along with this Subscription Agreement, and this Subscription Agreement shall have no force or effect. The undersigned understands that, pursuant to the Domestication, the Shares that will be issued pursuant hereto shall be shares of common stock in a Delaware corporation.

2. Closing. The closing of the sale of Shares contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Closing shall occur on the date of, and immediately prior to, the consummation of the Transaction. Upon (i) satisfaction or waiver of the conditions set forth in Section 3 below and (ii) delivery of written notice from (or on behalf of) the Company to the undersigned (the “Closing Notice”), that the Company reasonably expects all conditions to the closing of the Transaction to be satisfied on a date that is not less than three (3) business days from the date, on which the Closing Notice is delivered to the undersigned, the undersigned shall deliver to the Company, one business day immediately prior to the closing date specified in the Closing Notice (the “Closing Date”) the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing

Notice against delivery to the undersigned of the Shares, in book entry form as set forth in the following sentence. On the Closing Date, the Company shall cause the Shares to be registered in book entry form in the name of the undersigned on the Company’s share register. This Subscription Agreement shall terminate and be of no further force or effect, without any liability to either party hereto, if the Company notifies the undersigned in writing that it has abandoned its plans to move forward with the Transaction and/or terminates the undersigned’s obligations without the delivery of the Shares having occurred. For purposes of this Subscription Agreement, “business day” shall mean any day other than (a) any Saturday or Sunday or (b) any other day on which banks located in New York, New York are required or authorized by applicable law to be closed for business.

3. Closing Conditions. The Closing is also subject to the conditions that, on the Closing Date:

a. no suspension of the qualification of the Shares for offering or sale or trading in the United States or any State thereof shall have occurred other than in connection with the consummation of the Transaction;

b. all representations and warranties of the Company and the undersigned contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by each of the Company and the undersigned of each of the representations, warranties, covenants and agreements of each such party contained in this Subscription Agreement as of the Closing Date, but in each case without giving effect to consummation of the Transaction;

c. no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition; and

d. all conditions precedent to the closing of the Transaction, including the approval of the Company’s shareholders, shall have been satisfied or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction).

4. Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5. Company Representations and Warranties. The Company represents and warrants to the undersigned that:

a. The Company has been duly incorporated as an exempted company, is validly existing and is in good standing under the laws of the Cayman Islands, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted.

b. As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the undersigned against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s Certificate of Incorporation (as amended) or under the laws of the State of Delaware.

c. This Subscription Agreement has been duly authorized, executed and delivered by the Company and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the undersigned, this Subscription Agreement is enforceable against the Company in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

d. The issuance and sale of the Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will be done in accordance with the rules of The New York Stock Exchange and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, shareholders’ equity or results of operations of the Company (a “Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority of the Company to comply in all material respects with the terms of this Subscription Agreement; (ii) on the Closing Date, result in any violation of the provisions of the organizational documents of the Company; or (iii) on the Closing Date, result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of the Company to comply in all material respects with this Subscription Agreement; subject, in the case of the foregoing clauses (i) and (iii) with respect to the consummation of the transactions therein contemplated.

e. The Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the undersigned could become liable.

f. The Company understands that the foregoing representations and warranties shall be deemed material and to have been relied upon by the undersigned.

6. Subscriber Representations and Warranties. The undersigned represents and warrants to the Company that:

a. The undersigned (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for his, her or its own account and not for the account of others, or if the undersigned is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the undersigned has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule A). The undersigned is not an entity formed for the specific purpose of acquiring the Shares.

b. The undersigned understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The undersigned understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by the undersigned absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares shall contain a restrictive legend to such effect. The undersigned acknowledges that the Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. The undersigned understands and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the undersigned may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The undersigned understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

c. The undersigned understands and agrees that the undersigned is purchasing Shares directly from the Company. The undersigned further acknowledges that there have been no representations, warranties, covenants and agreements made to the undersigned by the Company, or its officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Subscription Agreement.

d. The undersigned’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

e. The undersigned acknowledges and agrees that the undersigned has received such information as the undersigned deems necessary in order to make an investment decision with respect to the Shares, including, with respect to the Company, the Transaction and the business of DMS. Without limiting the generality of the foregoing, the undersigned acknowledges that it has reviewed (i) the Company’s filings with the Securities and Exchange Commission (the “SEC”) and (ii) the disclosure package provided to the undersigned (the “Disclosure Package”). The undersigned represents and agrees that the undersigned and the undersigned’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the undersigned and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. The undersigned further acknowledges that the information contained in the Disclosure Package is preliminary and subject to change, and that any changes to the information contained in the Disclosure Package, including, without limitation, any changes based on updated information or changes in terms of the Transaction, shall in no way affect the undersigned’s obligation to purchase the Shares hereunder.

f. The undersigned became aware of this offering of the Shares solely by means of direct contact between the undersigned and the Company or a representative of the Company, and the Shares were offered to the undersigned solely by direct contact between the undersigned and the Company or a representative of the Company. The undersigned did not become aware of this offering of the Shares, nor were the Shares offered to the undersigned, by any other means. The undersigned acknowledges that the Company represents and warrants that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

g. The undersigned acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the Disclosure Package and in the Company’s filings with the SEC. The undersigned has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the undersigned has sought such accounting, legal and tax advice as the undersigned has considered necessary to make an informed investment decision.

h. Alone, or together with any professional advisor(s), the undersigned has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the undersigned and that the undersigned is able at this time and in the foreseeable future to bear the economic risk of a total loss of the undersigned’s investment in the Company. The undersigned acknowledges specifically that a possibility of total loss exists.

i. In making its decision to purchase the Shares, the undersigned has relied solely upon independent investigation made by the undersigned. Without limiting the generality of the foregoing, the undersigned has not relied on any statements or other information prepared by the Placement Agent concerning the Company or the Shares or the offer and sale of the Shares.

j. The undersigned understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

k. The undersigned has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

l. The execution, delivery and performance by the undersigned of this Subscription Agreement are within the powers of the undersigned, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the undersigned is a party or by which the undersigned is bound, and, if the undersigned is not an individual, will not violate any provisions of the undersigned’s charter documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the undersigned is an individual, has legal competence and capacity to execute the same or, if the undersigned is not an individual the signatory has been duly authorized to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms.

m. Neither the due diligence investigation conducted by the undersigned in connection with making its decision to acquire the Shares nor any representations and warranties made by the undersigned herein shall modify, amend or affect the undersigned’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.

n. The undersigned is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The undersigned agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the undersigned is permitted to do so under applicable law. If the undersigned is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the undersigned maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the undersigned maintains policies and procedures reasonably designed to ensure that the funds held by the undersigned and used to purchase the Shares were legally derived.

o. No disclosure or offering document has been prepared by Citigroup Global Markets Inc. or any of its respective affiliates (the “Placement Agent”) in connection with the offer and sale of the Shares.

p. The Placement Agent and each of its directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company or the Shares or the accuracy, completeness or adequacy of any information supplied to the undersigned by the Company.

q. In connection with the issue and purchase of the Shares, the Placement Agent has not acted as the undersigned’s financial advisor or fiduciary.

7. Registration Rights. In the event that the Shares are not registered in connection with the consummation of the Transaction, the Company agrees that, within forty-five (45) calendar days after the consummation of the Transaction, the Company (or its successor) will file with the SEC (at the Company’s sole cost and expense) a registration statement registering such resale (the “Registration Statement”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof. The Company agrees to cause such Registration Statement or another shelf registration statement that registers the resale of the Shares to remain effective until the earliest of (i) the second anniversary of the Closing, (ii) the date on which the undersigned ceases to hold any Shares issued pursuant to this Subscription Agreement or (iii) on the first date on which the undersigned can sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 of the Securities Act within 90 days without limitation as to the amount of such securities that may be sold. The Company may suspend the use of any such registration statement if it determines that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act of 1934, as amended (the “Exchange Act”). The undersigned agrees to disclose its ownership to the Company upon request if reasonably necessary to assist them in making the determination described above. The Company’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) in the Registration Statement are contingent upon the undersigned furnishing in writing to the Company such information regarding the undersigned, the securities of the Company held by the undersigned and the intended method of disposition of such Shares as shall be reasonably requested by the Company to effect the registration of such Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations and are necessary for such registration.

8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) the Company’s notification to the undersigned in writing that it has abandoned its plans to move forward with the Transaction and/or terminates the undersigned’s obligations with respect to the subscription without the delivery of the Shares having occurred, (d) July 31, 2020, if the Closing or the closing of the Transaction has not occurred by such date, or (e) if any of the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied or waived, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be or are not consummated at the Closing; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify the undersigned of the termination of the Transaction Agreement promptly after the termination of such agreement.

9. Trust Account Waiver. The undersigned acknowledges that the Company is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets. The undersigned further acknowledges that, as described in the Company’s prospectus relating to its initial public offering dated February 12, 2018 (the “Prospectus”) available at www.sec.gov, substantially all of the Company’s assets consist of the cash proceeds of the Company’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of the Company, its public shareholders and the underwriter of the Company’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations, if any, and for working capital, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of the Company entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust

Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement. For the avoidance of doubt, the foregoing sentence shall not waive any right the undersigned may have to monies in the Trust Account to the extent that it redeems any Class A ordinary shares of the Company in connection with the Transaction.

10. Miscellaneous.

a. Neither this Subscription Agreement nor any rights that may accrue to the undersigned hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned without the prior written consent of the other party hereto .

b. The Company may request from the undersigned such additional information as the Company may reasonably deem necessary to evaluate the eligibility of the undersigned to acquire the Shares, and the undersigned shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures. The undersigned acknowledges that the Company shall file a copy of this Subscription Agreement with the SEC as an exhibit to a periodic report of the Company.

c. The undersigned acknowledges that the Company, the Placement Agent and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the undersigned agrees to promptly notify the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in any material respect. The undersigned agrees that each purchase by the undersigned of Shares from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the undersigned as of the time of such purchase.

d. The Company is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

e. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

f. This Subscription Agreement may not be modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

g. This Subscription Agreement (including the schedules and exhibits hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. This Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

h. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i. If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

j. This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in ..pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

k. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

l. THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

11. Non-Reliance and Exculpation. The undersigned acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, DMS, Citigroup Global Markets Inc., any of its affiliates or any of its or their control persons, officers, directors and employees), other than the statements, representations and warranties contained in this Subscription Agreement, in making its investment or decision to invest in the Company pursuant to this Subscription Agreement. The undersigned agrees that neither (i) any other purchaser pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares (including the respective controlling persons, officers, directors, partners, agents, or employees of any Purchaser) nor (ii) Citigroup Global Markets Inc., its affiliates or any of its or their control persons, officers, directors or employees, shall be liable to any other purchaser pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares. For the avoidance of doubt, the foregoing agreements do not waive and shall not be deemed to waive any claims the undersigned has or may in the future have arising from its capacity as a shareholder of the Company or any successor entity.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Shares are to be registered (if different):	Date: , 2020

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Price Per Share: $10

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice). To the extent the offering is oversubscribed, the number of Shares received may be less than the number of Shares subscribed for.

IN WITNESS WHEREOF, Leo Holdings Corp. has accepted this Subscription Agreement as of the date set forth below.

LEO HOLDINGS CORP.

By:
Name:
Title:

Date:                     , 2020

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE UNDERSIGNED

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☐	We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The undersigned has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the undersigned and under which the undersigned accordingly qualifies as an “accredited investor.”

☐ Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐ Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐ Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐ Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This page should be completed by the undersigned

and constitutes a part of the Subscription Agreement.

Annex H

FINAL FORM

[DIGITAL MEDIA SOLUTIONS, INC.]

DIRECTOR NOMINATION AGREEMENT

This Director Nomination Agreement (this “Agreement”) is made and entered into as of [●], 2020, by and between [Digital Media Solutions, Inc.], a Delaware corporation (the “Company”), Leo Investors Limited Partnership, a Cayman limited partnership (the “Sponsor”), Lion Capital (Guernsey) Bridgeco Limited, a Guernsey limited company, (“Lion”), Clairvest Group Inc., a Delaware corporation (together with its Affiliates, “Clairvest”), and Prism Data, LLC, a Delaware limited liability company (“Prism”). Each of Lion, Clairvest and Prism, and any of their respective permitted assigns, are referred to herein as a “Stockholder”. Unless otherwise specified herein, all of the capitalized terms used herein are defined in Section 2 hereof.

WHEREAS, pursuant to the Business Combination Agreement, the Company has agreed to permit Clairvest, or its permitted assigns, which will Beneficially Own approximately [●]% of the issued and outstanding Voting Interests at the Effective Time, to designate two (2) individuals for (i) appointment to the board of directors of the Company (the “Board”) at the Effective Time and (ii) certain nomination rights thereafter, in each case, on the terms and conditions set forth herein;

WHEREAS, pursuant to the Business Combination Agreement, the Company has agreed to permit Prism, or its permitted assigns, which will Beneficially Own approximately [●]% of the issued and outstanding Voting Interests at the Effective Time, to designate one (1) individual for (i) appointment to the Board at the Effective Time and (ii) certain nomination rights thereafter, in each case, on the terms and conditions set forth herein;

WHEREAS, the Company has agreed to permit Lion, or its permitted assigns, which will Beneficially Own approximately [●]% of the issued and outstanding Voting Interests at the Effective Time, to designate one (1) individual for (i) appointment to the Board at the Effective Time and (ii) certain nomination rights thereafter, in each case, on the terms and conditions set forth herein; and

WHEREAS, pursuant to the Business Combination Agreement, the Company has agreed to permit Clairvest and Prism to mutually designate one (1) additional individual for (i) appointment to the Board at the Effective Time and (ii) certain nomination rights thereafter, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1.    Board of Directors.

(a)    The Company shall take all necessary and desirable actions within its control such that, as of the Effective Time:

(i)    the size of the Board is set at seven (7) Directors;

(ii)    sufficient existing Directors resign or are removed from the Board such that five (5) Director positions are vacant immediately prior to the nomination and appointment of the Stockholder Directors (other than the Lion Director) provided for herein;

(iii)    Lyndon Lea and Robert Darwent (the “Retained Directors”) shall be retained as Directors on the Board, with Robert Darwent appointed as the Lion Director;

(iv)    each of Robbie Isenberg and James Miller shall be nominated and appointed as a Clairvest Director;

(v)    Fernando Borghese shall be nominated and appointed as a Prism Director;

(vi)    Mary Minnick shall be nominated and appointed as an Independent Stockholder Director; and

(vii)    the current Chief Executive Officer of the Company, shall be nominated and appointed as a Director on the Board (the “CEO Director”).

(b)    From and after the Effective Time and until a Stockholder Termination Event shall have occurred with respect to Clairvest, Clairvest, or its permitted assigns, shall have the right to designate two (2) Nominees in connection with any meeting of the stockholders of the Company called (or written consent of the stockholders) with respect to the election of Directors, and the Company shall, as promptly as practicable, take all necessary and desirable actions within its control (including, without limitation, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies), such that there are two (2) Clairvest Directors on the Board at all times prior to such a Stockholder Termination Event; provided, that one (1) of such Nominees and one (1) of the Clairvest Directors shall be independent under the applicable rules of the NYSE (or any applicable exchange on which the Company’s securities may be listed); provided, however, that, from and after the date that Clairvest and Prism collectively cease to Beneficially Own or control, directly or indirectly, at least forty percent (40%) of the total number of Voting Interests issued and outstanding at any time, Clairvest, or its permitted assigns, shall have the right to designate only one (1) Nominee and only one (1) Clairvest Director shall be required to be on the Board at all times prior to a Stockholder Termination Event with respect to Clairvest and such Nominee and such Clairvest Director shall not be required to be independent under the applicable rules of the NYSE (or any applicable exchange on which the Company’s securities may be listed). If (i) a vacancy on the Board occurs because of the death, disability, disqualification, resignation, or removal of a Clairvest Director and (ii) Clairvest, or its permitted assigns, had the right to have such number of Clairvest Directors serve on the Board as were serving immediately prior to the occurrence of such vacancy, then Clairvest, or its permitted assigns, shall be entitled to designate a Nominee, and the Company will, within ten (10) days of such designation of such Nominee, take all necessary and desirable actions within its control such that such vacancy shall be filled with such Nominee, provided that such nominee meets the independence requirements set forth in this Section 1(b). Notwithstanding anything to the contrary, the Director position for a Clairvest Director shall not be filled pending such designation and appointment unless Clairvest fails to designate a Nominee within thirty (30) days after receipt of written notice from the Company notifying it that such vacancy has occurred, and after such thirty- (30-) day period, the Company may appoint a nominee who may serve as a Director only until Clairvest, or its permitted assigns, designates a Nominee.

(c)    From and after the Effective Time and until a Stockholder Termination Event shall have occurred with respect to Prism, Prism, or its permitted assigns, shall have the right to designate one (1) Nominee in connection with any meeting of the stockholders of the Company called (or written consent of the stockholders) with respect to the election of Directors, and the Company shall, as promptly as practicable, take all necessary and desirable actions within its control (including, without limitation, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies), such that one (1) Prism Director serves on the Board at all times prior to such a Stockholder Termination Event. If (i) a vacancy on the Board occurs because of the death, disability, disqualification, resignation, or removal of the Prism Director and (ii) immediately prior to the occurrence of such vacancy, Prism, or its permitted assigns, had the right to have a Prism Director serve on the Board, then Prism shall be entitled to designate a Nominee, and the Company will, within ten (10) days of such designation of such Nominee, take all necessary and desirable actions within its control such that such vacancy shall be filled with such Nominee. Notwithstanding anything to the contrary, the Director position for the Prism Director, shall not be filled pending such designation and appointment unless Prism, or its permitted assigns, fails to designate a Nominee within thirty (30) days after receipt of written notice from the Company notifying it that such vacancy has occurred, and after such thirty- (30-) day period, the Company may appoint a nominee who may serve as a Director only until Prism designates a Nominee.

(d)    From and after the Effective Time and until Clairvest and Prism cease to collectively Beneficially Own or control, directly or indirectly, more than fifty percent (50%) of the total number of Voting Interests issued and outstanding at any time (such time, the “Majority Termination Event”), Clairvest and Prism shall have the right to mutually designate one (1) additional Nominee, who shall be independent, and qualified to serve on the audit committee of the Board, under the applicable rules of the NYSE (or any applicable exchange on which the Company’s securities may be listed) and the SEC (including Rule 10A-3 of the Exchange Act), in connection with any meeting of the stockholders of the Company called (or written consent of the stockholders) with respect to the election of Directors, and the Company shall, as promptly as practicable, take all necessary and desirable actions within its control (including, without limitation, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies), such that one (1) Independent Stockholder Director, who shall be independent, and qualified to serve on the audit committee of the Board, under the applicable rules of the NYSE (or any applicable exchange on which the Company’s securities may be listed) and the SEC (including Rule 10A-3 of the Exchange Act), serves on the Board at all times prior to the Majority Termination Event. If (i) a vacancy on the Board occurs because of the death, disability, disqualification, resignation, or removal of the Independent Stockholder Director and (ii) immediately prior to the occurrence of such vacancy, Clairvest and Prism had the right to have an Independent Stockholder Director serve on the Board, then Clairvest and Prism shall be entitled to mutually designate a Nominee, and the Company will, within ten (10) days of such designation of such Nominee, take all necessary and desirable actions within its control such that such vacancy shall be filled with such Nominee, provided that such nominee meets the independence requirements set forth in this Section 1(d). Notwithstanding anything to the contrary, the Director position for the Independent Stockholder Director, shall not be filled pending such designation and appointment unless the Clairvest and Prism fail to mutually designate a Nominee within thirty (30) days after receipt of written notice from the Company notifying it that such vacancy has occurred, and after such thirty- (30-) day period, the Company may appoint a nominee who may serve as a Director only until Clairvest and Prism mutually designate a Nominee.

(e)    From and after the Effective Time, the Company shall, as promptly as practicable, take all necessary and desirable actions within its control (including, without limitation, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies), such that the CEO Director serves on the Board at all times unless and until a Stockholder Termination Event shall have occurred with respect to Prism or, if earlier, the CEO Director otherwise ceases to be the Chief Executive Officer of the Company.

(f)    From and after the Effective Time and until a Stockholder Termination Event shall have occurred with respect to Lion, Lion, or its permitted assigns, shall have the right to designate one (1) Nominee, who shall be independent, and qualified to serve on the audit committee of the Board, under the applicable rules of the NYSE (or any applicable exchange on which the Company’s securities may be listed) and the SEC (including Rule 10A-3 of the Exchange Act), in connection with any meeting of the stockholders of the Company called (or written consent of the stockholders) with respect to the election of Directors, and the Company shall, as promptly as practicable, take all necessary and desirable actions within its control (including, without limitation, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies), such that one (1) Lion Director, who shall be independent, and qualified to serve on the audit committee of the Board, under the applicable rules of the NYSE (or any applicable exchange on which the Company’s securities may be listed) and the SEC (including Rule 10A-3 of the Exchange Act), serves on the Board at all times prior to such a Stockholder Termination Event. If (i) a vacancy on the Board occurs because of the death, disability, disqualification, resignation, or removal of the Lion Director and (ii) immediately prior to the occurrence of such vacancy, Lion, or its permitted assigns, had the right to have a Lion Director serve on the Board, then Lion shall be entitled to designate a Nominee, and the Company will, within ten (10) days of such designation of such Nominee, take all necessary and desirable actions within its control such that such vacancy shall be filled with such Nominee, provided that such nominee meets the independence requirements set forth in this Section 1(f). Notwithstanding anything to the contrary, the Director position for the Lion Director, shall not be filled pending such designation and appointment unless Lion, or its permitted assigns, fails to designate a

Nominee within thirty (30) days after receipt of written notice from the Company notifying it that such vacancy has occurred, and after such thirty- (30-) day period, the Company may appoint a nominee who may serve as a Director only until Lion designates a Nominee.

(g)    If a Stockholder Director is entitled to serve on the Board pursuant to Section 1(b), Section 1(c), Section 1(d), Section 1(e) or Section 1(f), the Company shall take all actions necessary in connection with the election or re-election of such Nominee to ensure that (i) the Nominee is included in the Board’s slate of nominees to the stockholders of the Company for the applicable election of Directors and (ii) the Nominee is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for the applicable meeting of the stockholders of the Company called with respect to the election of Directors, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to the applicable election of members of the Board. If, prior to the stockholders’ meeting (or action by written consent), a Nominee ceases to be a nominee due to such Nominee’s death, disability, withdrawal as a nominee for election to the Board or for any other reason, the Company shall, subject to Section 1(g) below, take such steps and actions as appropriate or necessary to cause a replacement Nominee (as designated by the applicable Stockholder(s)) to be included in such slate of nominees for election.

(h)    If a Nominee is not elected because of such Nominee’s death, disability, disqualification, withdrawal as a nominee for election to the Board or for any other reason (and such Nominee is not replaced as a nominee pursuant to Section 1(g) above), (i) the applicable Stockholder(s) shall be entitled to promptly designate a replacement Nominee, (ii) the Company will, within ten (10) days of such designation, take all necessary and desirable actions within its control such that such replacement Nominee is appointed as a Director the Company and (iii) the Company will take all necessary and desirable actions within its control such that the Director position for which the original Nominee was nominated shall not be filled pending such designation of a replacement Nominee. Notwithstanding anything to the contrary, the Director position for which such original Nominee was nominated shall not be filled pending such designation and appointment unless the applicable Stockholder(s) shall fail to designate such replacement Nominee within thirty (30) days after receipt of written notice from the Company notifying such Stockholder that such Nominee was not elected, and after such thirty- (30-) day period, the Company may appoint a successor nominee who may serve as a Director only until the applicable Stockholder(s) shall designate a replacement Nominee.

(i)    From and after the Effective Time, the Sponsor and each of the Stockholders, unless and until a Stockholder Termination Event may have occurred with respect to such Stockholder, hereby agree to vote, or cause to be voted, all of their respective Voting Interests at any meeting (or written consent) of the stockholders of the Company with respect to the election of directors, in favor of each of the Nominees designated in accordance with this Agreement; provided, that, for the avoidance of doubt, any vote taken to remove any Stockholder Director elected pursuant hereto, or to fill any vacancy created by the death, disability, disqualification, resignation, or removal of any Stockholder Director elected pursuant to this hereto, shall also be subject to the provisions of this Section 1(i).

(j)    In accordance with the Bylaws, the Company may from time to time by resolution establish and maintain one or more committees of the Board, each committee to consist of one (1) or more Directors. To the extent feasible, the Company shall notify Clairvest and Prism in writing of any new committee of the Board to be established at least fifteen (15) days prior to the effective establishment of such committee. If requested by Clairvest or Prism, the Company shall take all necessary steps to cause at least one (1) Stockholder Director as requested by each of Clairvest or Prism to be appointed as a member of each such committee of the Board unless such designation would violate any legal restriction on such committee’s composition or the rules and regulations of any applicable exchange on which the Company’s securities may be listed; provided, that the foregoing sentence shall not apply, with respect to any Stockholder, to any special committee of the Board established specifically for the purpose of evaluating a transaction or other corporate action involving such Stockholder.

(k)    The Company shall pay all reasonable, documented out-of-pocket expenses incurred by each Stockholder Director and Retained Director in connection with his or her service provided to or on behalf of the

Company, including, but not limited to, attending meetings or events attended on behalf of the Company at the Company’s request.

(l)    The Company shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (ii) for so long as any Stockholder Director or Retained Director serves as a Director, maintain such directors’ and officers’ liability insurance coverage with respect to such Director; provided, that upon removal or resignation of such Stockholder Director or Retained Director for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage with respect to such Stockholder Director or Retained Director for a period of not less than six (6) years from any such event in respect of any act or omission of such Stockholder Director or Retained Director occurring at or prior to such event.

(m)    For so long as any Stockholder Director or Retained Director serves as a Director, the Company (i) shall provide such Stockholder Director or Retained Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other Directors; provided, that any Stockholder Director who is also an employee of the applicable Stockholder (or its Affiliates) may elect not to receive any standard director fees paid by the Company to Directors, and (ii) shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Stockholder Director or Retained Director as and to the extent consistent with applicable law, including but not limited to Article SEVENTH of the Certificate of Incorporation and Article VII of the Bylaws (whether such right is contained in the Certificate of Incorporation, the Bylaws or another document) (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(n)    Any Nominee will be subject to the Company’s customary due diligence process, including its review of a completed questionnaire and a background check. Based on the foregoing, the Company may reasonably object to any Nominee (i) provided it does so in good faith and (ii) solely to the extent such objection is based upon any of the following: (1) such Nominee was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (2) such Nominee was the subject of any order, judgment, or decree not subsequently reversed, suspended or vacated of any court of competent jurisdiction, permanently or temporarily enjoining such proposed director from, or otherwise limiting, the following activities: (A) engaging in any type of business practice, or (B) engaging in any activity in connection with the purchase or sale of any security or in connection with any violation of federal or state securities laws; (3) such Nominee was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in clause (2)(B), or to be associated with persons engaged in such activity; (4) such Nominee was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated; or (5) such Nominee was the subject of, or a party to any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to a violation of any federal or state securities laws or regulations. In the event the Board reasonably finds the Nominee to be unsuitable based upon one or more of the foregoing clauses (1) through (5) and reasonably objects to the identified director, the applicable Stockholder shall be entitled to propose a different nominee to the Board within thirty (30) days of the Company’s notice to such Stockholder of its objection to the Nominee and such replacement Nominee shall be subject to the review process outlined above.

Section 2.    Definitions.

“Action” has the meaning set forth in Section 11(b).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” has the meaning set forth in the preamble.

“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act of 1934, as amended.

“Board” has the meaning set forth in recitals.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of April 23, 2020, by and among Leo Holdings Corp., Prism and Clairvest and the other parties thereto, as amended or modified from time to time.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

“Bylaws” means the Amended and Restated Bylaws of the Company, as in effect immediately following the Effective Time, as the same may be amended from time to time.

“CEO Director” has the meaning set forth in Section 1(a).

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as in effect immediately following the Effective Time, as the same may be amended from time to time.

“Clairvest” has the meaning set forth in the preamble.

“Clairvest Director” means an individual designated by Clairvest, or its permitted assigns, as a nominee to the Board that has been elected or appointed as a Director.

“Company” has the meaning set forth in the preamble.

“Director” means a member of the Board until such individual’s death, disability, disqualification, resignation, or removal.

“Effective Time” means the time immediately after the consummation of the transactions contemplated by the Business Combination Agreement (including all issuances of Voting Interests) on the date hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Independent Stockholder Director” means an individual mutually designated by Clairvest and Prism as a nominee to the Board that has been elected or appointed as a Director and who is independent, and qualified to serve on the audit committee of the Board, under the applicable rules of the NYSE (or any applicable exchange on which the Company’s securities may be listed) and the SEC (including Rule 10A-3 of the Exchange Act).

“Lion” has the meaning set forth in the preamble.

“Lion Director” means an individual designated by Lion, or its permitted assigns, as a nominee to the Board that has been elected or appointed as a Director.

“Majority Termination Event” has the meaning set forth in Section 1(d).

“Nominee” means an individual designated by a Stockholder as a nominee to the Board pursuant to this Agreement.

“NYSE” means the New York Stock Exchange.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Prism” has the meaning set forth in the preamble.

“Prism Director” means an individual designated by Prism, or its permitted assigns, as a nominee to the Board that has been elected or appointed as a Director.

“Retained Directors” has the meaning set forth in Section 1(a).

“SEC” means the Securities and Exchange Commission.

“Sponsor” has the meaning set forth in the preamble.

“Stockholder” has the meaning set forth in the preamble.

“Stockholder Director” means a Lion Director, Clairvest Director, Prism Director, Independent Stockholder Director or CEO Director, as applicable.

“Stockholder Termination Event” has the meaning set forth in Section 16.

“Transfer” means any sale, transfer, assignment or other disposition of (whether with or without consideration and whether voluntary or involuntary or by operation of law) of Voting Interests.

“Voting Interests” means the Class A common stock, par value $0.0001 per share, Class B common stock, par value $0.0001 per share, and Class C common stock, par value $0.0001 per share, in each case of the Company, all considered together as a single class.

Section 3.    Assignment; Binding Effect. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any of the parties, in whole or in part (including by operation of law), without the prior written consent of the Company; provided, that Lion, Clairvest or Prism may assign, in whole, but not in part, this Agreement without the prior written consent of the Company as part of a Transfer of Voting Interests, so long as the applicable assignee executes a joinder to this Agreement pursuant to which such assignee agrees to be bound by the terms hereof as though such assignee were Lion, Clairvest or Prism, as the case may be. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 4.    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

Section 5.    Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or electronic mail or postage prepaid mail (registered or certified) or nationally recognized overnight courier service and shall be deemed given when so delivered by hand or electronic mail, or if mailed, three (3) days after mailing (one Business Day in the case of overnight courier service), as follows:

If to the Company, to:

[Digital Media Solutions, Inc.]

[c/o Digital Media Solutions Holdings, LLC]

4800 140th Avenue N., Suite 101

Clearwater, FL 33762

Email:                   rfoster@dmsgroup.com

Attention:             Ryan Foster

with a copy (which shall not constitute notice) to:

[●]

If to Clairvest, to:

Clairvest GP Manageco Inc.

22 St. Clair Avenue East, Suite 1700

Toronto, ON M4T 2S3

Email:                   jmiller@clairvest.com

Attention:             James H. Miller

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Facsimile:             (202) 661-8251

Email:                  katherine.ashley@skadden.com

                              micah.kegley@skadden.com

Attention:             Katherine D. Ashley

                              Micah R. Kegley

If to Prism, to

Prism Data, LLC

c/o Digital Media Solutions Holdings, LLC

4800 140th Avenue N., Suite 101

Clearwater, FL 33762

Email:                   jmarinucci@dmsgroup.com

Attention:             Joe Marinucci

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Facsimile:             (202) 661-8251

Email:                  katherine.ashley@skadden.com

                              micah.kegley@skadden.com

Attention:             Katherine D. Ashley

                              Micah R. Kegley

If to the Sponsor, to:

Leo Investors Limited Partnership

21 Grosvenor Place

London SWIX 7HF

United Kingdom

Facsimile:            +44 (0) 20 7201 2222

Email:                  brown@lioncapital.com

Attention:             Simon Brown, Secretary

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Facsimile:             (212) 446-4900

Email:                  christian.nagler@kirkland.com

                              peter.seligson@kirkland.com

Attention:             Christian O. Nagler

                              Peter S. Seligson

If to Lion, to:

Lion Capital (Guernsey) Bridgeco Limited

East Wing, Trafalgar Court

Les Banques, St. Peter Port

Guernsey, GY1 3PP

Facsimile:             +44 (0) 1481 749749

Email:                  [barton@lioncapital.com]

Attention:             Nick Barton

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Facsimile:             (212) 446-4900

Email:                  christian.nagler@kirkland.com

                              peter.seligson@kirkland.com

Attention:             Christian O. Nagler

                              Peter S. Seligson

Section 6.    Adjustments. If, and as often as, there are any changes in the Voting Interests by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Voting Interests as so changed.

Section 7.    No Presumption Against Drafting Party. Each of the parties hereto acknowledges that it has participated jointly in the negotiation and drafting of this Agreement and has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8.    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights under this Agreement; provided, that, each Stockholder Director and Retained Director shall be an express third-party beneficiary of the provisions in Sections 1(k)–(m) and shall be entitled to enforce such provisions as though such Stockholder Director or Retained Director was a party hereto.

Section 9.    Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 10.    Execution of Agreement. This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement, and shall become effective when one (1) or more such counterparts have been signed by each of the parties and delivered to the other party. Facsimile or electronic mail transmission of counterpart signatures to this Agreement shall be acceptable and binding.

Section 11.    Governing Law.

(a)    This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts executed in and to be performed in the State of Delaware, without giving effect to any choice of law or conflict of laws, rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b)    Each party irrevocably agrees that any action, claim, complaint, petition, suit, investigation, audit, mediation, litigation, arbitration or other proceeding by or before any Governmental Authority or arbitrator, whether civil or criminal, at law or in equity (each, an “Action”), arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in the State of Delaware), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each party agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party further agrees that notice as provided herein shall constitute sufficient service of process and each party further waives any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (1) the Action in any such court is brought in an inconvenient forum, (2) the venue of such Action is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

Section 12.    Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR

INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.

Section 13.    Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any prior agreements or understandings relating to such subject matter between the parties.

Section 14.    Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 15.    Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against a party, unless such modification is approved in writing by such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

Section 16.    Termination. Notwithstanding anything to the contrary contained herein, if any Stockholder ceases to Beneficially Own or control, directly or indirectly, at least eight percent (8%) of the total number of Voting Interests issued and outstanding at any time (a “Stockholder Termination Event”), then this Agreement shall expire and automatically terminate solely with respect to such Stockholder; provided, however, that Sections 1(k)–(m) and Sections 2–15 shall survive any termination of this Agreement with respect to such Stockholder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Company:

[DIGITAL MEDIA SOLUTIONS, INC.]

By:
Name: Title:

Stockholders:

CLAIRVEST GROUP INC.

By:
Name: Title:

By:
Name: Title:

PRISM DATA, LLC

By:
Name: Title:

LEO INVESTORS LIMITED PARTNERSHIP By: Leo Investors General Partner Limited, its general partner

By:
Name: Title:

LION CAPITAL (GUERNSEY) BRIDGECO LIMITED

By:
Name: Title:

Annex I

AMENDED AND RESTATED

SPONSOR SHARES AND WARRANT SURRENDER AGREEMENT

June 22, 2020

Leo Holdings Corp.

21 Grosvenor Place

London, SW1X 7HF

United Kingdom

Re: Surrender of Shares and Warrants

Reference is made to that certain (i) Business Combination Agreement, dated as of April 23, 2020 (as it may be amended, restated or otherwise modified from time to time, the “Business Combination Agreement”) among Leo Holdings Corp., a Cayman Islands exempted company (the “Company”), Digital Media Solutions Holdings, LLC, a Delaware limited liability company (“DMS”), CEP V DMS US Blocker Company, a Delaware corporation, Prism Data, LLC, a Delaware limited liability company, CEP V-A DMS AIV Limited Partnership, a Delaware limited partnership, Clairvest Equity Partners V Limited Partnership, an Ontario, Canada limited partnership, CEP V Co-Investment Limited Partnership, a Manitoba, Canada limited partnership, Clairvest GP Manageco Inc., an Ontario corporation as a Seller Representative, and, solely for purposes of Section 1.1, Article VIII, Section 9.5(a) Section 9.14(f), Section 9.14(i), Section 9.24, Article X and Article XI (and any corresponding definitions set forth in Annex I) of the Business Combination Agreement, Leo Investors Limited Partnership, a Cayman limited partnership (“Sponsor”) and (ii) Sponsor Shares and Warrant Surrender Agreement, dated as of April 23, 2020 (the “Original Surrender Agreement”), by and among the Company, Sponsor, Lori Bush (“Bush”), Robert Bensoussan (“Bensoussan”) and Mary Minnick (“Minnick” and together with Bush and Bensoussan, the “Independent Directors”). The parties hereto desire to amend and restate the Original Surrender Agreement in its entirety as set forth in this letter agreement (this “Letter Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and conditional upon the Business Combination Agreement being legally binding, and with the consummation of the transactions contemplated by the Business Combination Agreement (other than those contemplated by paragraphs 1 to 3 of this Letter Agreement below) being conditions subsequent to the obligations of the parties to this Letter Agreement, the Sponsor, the Independent Directors and the Company hereby agree that:

1.	Immediately prior to, and conditioned upon, the consummation of the Domestication:

(a)        the Sponsor shall automatically irrevocably surrender and forfeit to the Company for no consideration, as a contribution to capital, 1,473,000 Class B Shares (as defined below) (“Sponsor Class B Shares”) and 2,000,000 warrants to purchase Class A ordinary shares of the Company (the “Forfeited Warrants”);

(b)        the Sponsor shall automatically irrevocably surrender and forfeit to the Company for no consideration, as a contribution to capital, an additional number of Class B Shares equal to (i)(A) the quotient of the Aggregate Lion Subscription Amount (as defined below) divided by (B) the Closing Date Market Capitalization multiplied by (ii) 3,437,000 (such number of Class B Shares the “Additional Sponsor Class B Shares”). “Closing Date Market Capitalization” as used in the foregoing means an amount equal to (1) the total number of issued and outstanding shares of Surviving Company Class A Common Stock on the date of the Closing multiplied by (2) the opening price per share of Surviving Company Class A Common Stock on the date of the Closing. “Aggregate Lion Subscription Amount” as used in the foregoing means an amount equal to the sum of the “Aggregate Subscription Amount” as set forth in (x) the Subscription Agreement, dated as of January 31, 2020, by and between the Company and Lion Capital (Guernsey) Bridgeco Limited, as may be

amended and (y) the Subscription Agreement, dated as of February 5, 2020, by and between the Company and Lion Capital (Guernsey) Bridgeco Limited, as may be amended.

(c)        Bush shall automatically irrevocably surrender and forfeit to the Company for no consideration, as a contribution to capital, 9,000 Class B Shares (“Bush Class B Shares”);

(d)        Bensoussan shall automatically irrevocably surrender and forfeit to the Company for no consideration, as a contribution to capital, 9,000 Class B Shares (“Bensoussan Class B Shares”);

(e)        Minnick shall automatically irrevocably surrender and forfeit to the Company for no consideration, as a contribution to capital, 9,000 Class B Shares (“Minnick Class B Shares” and together with the Sponsor Class B Shares, Additional Sponsor Class B Shares, the Bush Class B Shares and the Bensoussan Class B Shares, the “Forfeited Securities”); and

(f)        the Forfeited Securities and the Forfeited Warrants shall be automatically and immediately cancelled.

2.

Immediately following, and conditioned upon the consummation of the transactions described in paragraph 1 above, but prior to the Domestication, the Sponsor and each Independent Director hereby, automatically and without any further action by the Sponsor, the Independent Directors or the Company, irrevocably waives any adjustment to the conversion ratio set forth in Article 17 of the Leo Governing Documents and any rights to other anti-dilution protections with respect to the rate that all of the Class B ordinary shares of the Company (“Class B Shares”) held by Sponsor and such Independent Director convert into Class A ordinary shares of the Company (“Class A Shares”) in connection with the PIPE Investment and the transactions contemplated by the Business Combination Agreement.

3.

Accordingly, following and conditioned upon the consummation of the transactions described in paragraphs 1 and 2 above, the Company, at any time when, in accordance with Article 17 of the Leo Governing Documents or the Surviving Company Certificate of Incorporation (as defined in the Business Combination Agreement) it issues Class A Shares or Surviving Company Class A Common Stock (as defined in the Business Combination Agreement), as applicable, to holders of Class B Shares, shall not issue to Sponsor or any of the Independent Directors any Class A Shares or Surviving Company Class A Common Stock, as applicable, with respect to their respective Class B Shares at a ratio that is greater than one-for-one.

4.	The Sponsor hereby represents and warrants to the Company as of the date hereof as follows:

(i)        The Sponsor owns free and clear of all Encumbrances 4,910,000 Class B Shares.

(ii)        There are no voting trusts, proxies, partnership or other Contracts with a limited partner or general partner of the Sponsor, investors’ rights Contracts, right of first refusal or co-sale Contracts, or registration rights Contracts or other agreements or understandings to which the Sponsor is bound, in each case with respect to voting of any equity interest of the Sponsor.

(iii)        The Sponsor has all requisite power and authority to execute and deliver this Letter Agreement and to consummate the transactions contemplated hereby and to perform all of its obligations hereunder. The execution and delivery of this Letter Agreement have been, and the consummation of the transactions contemplated hereby has been, duly authorized by all requisite action by the Sponsor. This Letter Agreement has been duly and validly executed and delivered by the Sponsor and, assuming this Letter Agreement has been duly authorized, executed and delivered by the other parties hereto, this Letter Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of the Sponsor enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

5.	Each Independent Director, severally and not jointly, hereby represents and warrants to the Company as of the date hereof as follows:

(i)        Each Independent Director owns free and clear of all Encumbrances 30,000 Class B Shares.

(ii)        There are no voting trusts, proxies, partnership or other Contracts with another Person, investors’ rights Contracts, right of first refusal or co-sale Contracts, or registration rights Contracts or other agreements or understandings to which such Independent Director is bound, in each case with respect to voting of any equity interest of such Independent Director.

(iii)        Such Independent Director has all requisite power and authority to execute and deliver this Letter Agreement and to consummate the transactions contemplated hereby and to perform all of his or her obligations hereunder. This Letter Agreement has been duly and validly executed and delivered by such Independent Director and, assuming this Letter Agreement has been duly authorized, executed and delivered by the other parties hereto, this Letter Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of such Independent Director enforceable against him or her in accordance with its terms, subject to the Enforceability Exceptions.

6.

Sections 12.3, 12.4, 12.5, 12.6, 12.7, 12.9, 12.10, 12.11 and 12.12 of the Business Combination Agreement are incorporated by reference herein and shall apply hereto mutatis mutandis. DMS shall be an express third-party beneficiary to this Letter Agreement, and shall be entitled to the rights and benefits hereunder and may enforce the provisions hereof as if it were a party hereto other than with respect to Section 1(b) of this Letter Agreement. This Letter Agreement shall terminate, and have no further force and effect, if the transactions contemplated by the Business Combination Agreement are not consummated or the Business Combination Agreement is validly terminated in accordance with its terms prior to the Closing. This Letter Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other party, it being understood that the parties need not sign the same counterpart.

Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

LEO INVESTORS LIMITED PARTNERSHIP

By:	Leo Investors General Partner Limited
Its:	General Partner

By:	/s/ Simon Brown
Name:	Simon Brown
Title:	Director

Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

/s/ Lori Bush
Lori Bush

Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

/s/ Robert Bensoussan
Robert Bensoussan

Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

/s/ Mary Minnick
Mary Minnick

Accepted and Agreed:

LEO HOLDINGS CORP.

By:	/s/ Lyndon Lea
Name: Lyndon Lea
Title: Chairman and Chief Executive Officer

Annex J

FINAL FORM

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2020, is made and entered into by and among [Digital Media Solutions, Inc.], a Delaware corporation and successor to Leo Holdings Corp., a Cayman Islands exempted company (including any of its successors or assigns, the “Company”), certain parties identified as “Holders” on the signature pages of this Agreement (each a “Holder” and, collectively, the “Holders”).

RECITALS

WHEREAS, the Company and Leo Investors Limited Partnership, a Cayman Islands exempted limited partnership (including any of its successor or assigns, the “Sponsor”), entered into that certain Registration and Shareholder Rights Agreement, dated as of February 15, 2018 (the “Original RSRA”);

WHEREAS, the Company and certain other parties have entered into that certain Business Combination Agreement, dated as of April 23, 2020 (as it may be amended or supplemented from time to time, the “BCA”);

WHEREAS, (a) the Sponsor and Robert Bensoussan, Lori Bush and Mary E. Minnick (collectively, the “Director Holders”) hold shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”) (collectively, the “Founder Shares”) and (b) the Sponsor holds warrants to purchase shares of Class A Common Stock (the “Warrants”);

WHEREAS, immediately after giving effect to the Business Combination, (a) Prism Data, LLC, a Delaware limited liability company (“Prism”), CEP V-A DMS AIV Limited Partnership, a Delaware limited partnership (“Clairvest Direct Seller”), Clairvest Equity Partners V Limited Partnership, an Ontario, Canada limited partnership (“Blocker Seller 1”) and CEP V Co-Investment Limited Partnership, a Manitoba, Canada limited partnership (“Blocker Seller 2”, and together with Prism, Clairvest Direct Seller and Blocker Seller 1, the “Sellers”), will hold a combination of Surviving Partnership Common Units (each as defined in the BCA) and certain shares of the Company’s common stock, (b) Lion Capital (Guernsey) Bridgeco Limited, a Guernsey company (“Lion Capital” and, together with the Sponsor and their respective transferees and assignees, the “Lion Holders”), and the Sponsor will hold a combination of shares of Class A Common Stock and Warrants and (c) the Director Holders will hold shares of Class A Common Stock;

WHEREAS, the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders, including the Lion Holders and the Sellers, certain registration rights with respect to the securities of the Company, as set forth in this Agreement; and

WHEREAS, in connection with the execution of this Agreement, the Company and the Sponsor desire to terminate the Original RSRA and replace it with this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1    Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the chief executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Company has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to any person, any other person who directly or indirectly, through one (1) or more intermediaries, controls, is controlled by, or is under common control with, such person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning given in the Preamble.

“Automatic Shelf Registration Statement” has the meaning set forth in Rule 405 promulgated by the Commission pursuant to the Securities Act.

“BCA” has the meaning given in the Recitals hereto.

“Business Combination” means the consummation of the transactions contemplated by the BCA.

“Closing Date” means [●], 2020.

“Commission” means the Securities and Exchange Commission.

“Class A Common Stock” has the meaning given in the Recitals hereto.

“Company” has the meaning given in the Preamble.

“Demanding Holder” has the meaning given in subsection 2.1.3.

“Director Holders” has the meaning given in the Recitals hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” has the meaning given in subsection 2.1.1.

“Form S-3 Shelf” has the meaning given in subsection 2.1.1.

“Founder Shares” is defined in the Recitals hereto.

“Founder Shares Lock-up Period” means, with respect to the Founder Shares, the period ending on the earlier of (a) one (1) year after the completion of the Business Combination or (b) subsequent to the Business Combination, (i) if the closing price of the Surviving Company Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A Common Stock for cash, securities or other property.

“Holders” means the Lion Holders, the Sellers, the Director Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement.

“Holder Information” has the meaning given in subsection 4.1.2.

“Maximum Number of Securities” has the meaning given in subsection 2.1.4.

“Lion Capital” has the meaning given in the Recitals hereto.

“Lion Holders” has the meaning given in the Recitals hereto.

“Seller Lock-up Period” means the period beginning on the Closing Date and ending on the date that is six (6) months after the Closing Date.

“Minimum Takedown Threshold” has the meaning given in subsection 2.1.3.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.

“Original RSRA” has the meaning given in the Recitals hereto.

“Piggyback Registration” has the meaning given in subsection 2.2.1.

“Permitted Transferee” means, in the case of any Holder, a person to whom, or entity to which, Registrable Securities are transferred by such Holder; provided that (a) such transfer does not violate the Company’s governing documents, or any agreements between such Holder and the Company or any of the Company’s subsidiaries and (b) such transferee shall only be a Permitted Transferee if and to the extent the transferor designates the transferee as a Permitted Transferee entitled to rights hereunder pursuant to subsection 5.2.3.

“Prospectus” means the prospectus included in any Registration Statement, (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance on Rules 430A or 430B under the Securities Act or any successor rule thereto), as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” means at any time (a) any outstanding shares of Class A Common Stock (which shall include all shares of Class A Common Stock issuable upon the exchange of Surviving Partnership Units outstanding on the date of this Agreement, or the exercise of any Warrants) and (b) any Warrants, in each case, held by a Holder (other than any security received pursuant to an incentive plan adopted by the Company or its subsidiaries on or after the Closing Date); provided, however, that, as to any particular Registrable Security, such securities shall cease to constitute Registrable Securities upon the earliest to occur of: (i) the date on which such securities have been sold, transferred, disposed of or exchanged pursuant to an effective registration statement or Rule 144 under the Securities Act; and (ii) the date on which such securities cease to be outstanding.

“Registration” means a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” means the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a)

all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Class A Common Stock is then listed;

(b)

fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c)	printing, messenger, telephone and delivery expenses;

(d)	reasonable fees and disbursements of counsel for the Company;

(e)	reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(f)	reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering.

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” means any Holder requesting piggyback rights pursuant to this Agreement with respect to an Underwritten Shelf Takedown.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Shelf” has the meaning given in subsection 2.1.1.

“Shelf Registration” means a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” means an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” has the meaning given in the Recitals hereto.

“Seller” has the meaning given in the Recitals hereto.

“Subsequent Shelf Registration” has the meaning given in subsection 2.1.2.

“Surviving Partnership Common Units” has the meaning given in the BCA.

“Underwriter” means any investment banker(s) and manager(s) appointed to administer the offering of any Registerable Securities as principal in an Underwriting Offering.

“Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter for distribution to the public.

“Underwritten Shelf Takedown” has the meaning given in subsection 2.1.3.

“Warrants” has the meaning given in the Recitals hereto.

“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the Commission pursuant to the Securities Act.

“Withdrawal Notice” has the meaning given in subsection 2.1.5.

ARTICLE II

REGISTRATIONS

2.1    Shelf Registration.

2.1.1    Filing. The Company shall file, within 30 days of the Closing Date, a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”) or if the Company is ineligible to use a Form S-3 Shelf, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf,” and together with the Form S-3 Shelf (and any Subsequent Shelf Registration), the “Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such filing) on a delayed or continuous basis. The Company shall use its reasonable best efforts to cause the Shelf to become effective as soon as practicable after such filing. The Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder. The Company shall maintain the Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its reasonable best efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3.

2.1.2    Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its reasonable best efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Holder. If a Subsequent Shelf Registration is filed, the Company shall use its reasonable best efforts to (a) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if the Company is a Well-Known Seasoned Issuer) and (b) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Holder shall promptly use its reasonable best efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, the Company shall only be required to cause such Registrable Securities to be so covered once annually after inquiry of the Holders.

2.1.3    Requests for Underwritten Shelf Takedowns. At any time and from time to time after the Shelf has been declared effective by the Commission, the Lion Holders or the Sellers may request to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $20,000,000 (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Holders that requested such Underwritten Shelf Takedown (the “Demanding Holders”) shall have the right to select the Underwriters for such offering (which shall consist of one (1) or more reputable nationally or regionally recognized investment banks), and to agree to the pricing and other terms of such offering. The Company shall not be required to effect more than four (4) Underwritten Shelf Takedowns in any six- (6-) month period.

2.1.4    Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advise the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other equity securities that the Company desires to sell and all other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other shareholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: At all times (a) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the equity securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b) such other equity securities of other persons or entities that the Company is obligated to include in such Underwritten Offering pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5    Withdrawal. Any of the Demanding Holders initiating a Shelf Takedown shall have the right to withdraw from a Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Shelf Takedown; provided that the Lion Holders or the Sellers not so withdrawing may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of subsection 2.1.3, unless either (a) such withdrawal occurs during a period the Company has deferred taking action pursuant to Section 3.4 hereof or (b) the withdrawing Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown; provided, that if a Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall count as an Underwritten Shelf Takedown for purposes of subsection 2.1.3. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this subsection 2.1.5, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to the second sentence of this subsection 2.1.5.

2.2    Piggyback Registration.

2.2.1    Piggyback Rights. If the Company (for its own account or for the account of persons or entities other than the Holders of Registrable Securities) or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities of the Company, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities of the Company, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (a) filed in connection with any employee stock option or other benefit plan, (b) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (c) for an offering of debt that is convertible into equity securities of the Company or (d) for a dividend reinvestment plan, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than 5 days before the anticipated filing date of such Registration Statement or, in the case of an underwritten offering pursuant to a Shelf Registration, the launch date of such offering, which notice shall (i) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any and if known, in such offering, and (ii) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within two (2) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to abide by the terms of Section 3.3 below.

2.2.2    Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the equity securities that the Company desires to sell, taken together with (a) the Registrable Securities, if any, as to which registration has been requested pursuant to Section 2.2 hereof and (b) the equity securities, if any, as to which Registration has been requested pursuant to separate written contractual registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(i)    If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the equity securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Registration, that can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the equity securities, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other shareholders of the Company, that can be sold without exceeding the Maximum Number of Securities;

(ii)    If the Registration or registered offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the equity securities of such requesting persons or entities that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata based on the number of Registrable Securities that each Holder has requested be included in such Underwritten Offering, that can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the equity securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual piggyback arrangements with such persons or entities that can be sold without exceeding the Maximum Number of Securities.

2.2.3    Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4    Unlimited Piggyback Registration Rights. For purposes of clarity, subject to subsection 2.1.5, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under subsection 2.1.3 hereof.

2.3    Restrictions on Transfer. In connection with any Underwritten Offering of equity securities of the Company, each Holder that holds more than 10% of the issued and outstanding Class A Common Stock (on a fully-exchanged basis after giving effect to the exchange of all Surviving Partnership Common Units for Class A Common Stock), agrees that it shall not transfer any Class A Common Stock (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the seven (7) days prior (to the extent notice of such Underwritten Offering has been provided) to and the 90-day period beginning on the date of pricing of such offering, except in the event the Underwriter managing the offering otherwise agrees by written consent. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). Notwithstanding the foregoing, with respect to an Underwritten Offering, a Holder shall not be subject to this Section 2.3 with respect to an Underwritten Offering unless each shareholder of the Company that (together with their Affiliates) hold at least 10% of the issued and outstanding Class A Common Stock (on a fully-exchanged basis after giving effect to the exchange of all Surviving Partnership Common Units for Class A Common Stock) and each of the Company’s directors and executive officers have executed a lock-up on terms at least as restrictive with respect to such Underwritten Offering as requested of the Holders. A Holder’s obligations under the second sentence of this Section 2.3 shall only apply for so long as such Holder (together with its Affiliates) holds at least 10% of the issued and outstanding Class A Common Stock (on a fully-exchanged basis after giving effect to the exchange of all Surviving Partnership Common Units for Class A Common Stock).

ARTICLE III

COMPANY PROCEDURES

3.1    General Procedures. In connection with effecting any Shelf Registration, Shelf Takedown and/or other disposition of Registrable Securities pursuant to a registration statement contemplated herein (to the extent applicable), the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1    prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2    prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by any Lion Holder or Seller or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3    prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4    prior to any public offering of Registrable Securities, use its best efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5    cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6    provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7    advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8    at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus furnish a draft thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9    notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10    permit representatives of the Holders, the Underwriters or other financial institutions facilitating each transaction, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11    obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering or other disposition pursuant to a registration statement contemplated herein that is facilitated by a financial institution which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12    on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters or financial institution, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, Underwriter or financial institution may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13    in the event of any Underwritten Offering or other disposition pursuant to a registration statement contemplated herein that is facilitated by a financial institution or similar agent, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering or such applicable financial institution;

3.1.14    make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15    if an Underwritten Offering involves Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $35,000,000, use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2    Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3    Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Holder may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration hereunder unless such person (a) agrees to sell such Holder’s securities on the basis provided in any underwriting and other arrangements approved by the Company in the case of an Underwritten Offering initiated by the Company, and the Demanding Holders in the case of an Underwritten Offering initiated by the Demanding Holders and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 2.1.3 and 3.1.15 of this Agreement, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4    Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each Holder shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than 45 days, determined in good faith by the Company to be necessary for such purpose; provided that such right to delay or suspend shall be exercised by the Company not more than two (2) times, which may be consecutive, in any 12-month period. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5    Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5.

3.6    Other Obligations. In connection with a sale or transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, the Company shall, subject to the receipt of the any customary documentation reasonably required from the applicable Holders in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (a). In addition, the Company shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned sales or transfers; provided, however, that the Company shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any sale or transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1    Indemnification.

4.1.1    The Company agrees to indemnify, to the extent permitted by law, each Holder, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any (a) untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (b) any violation or alleged violation by the Company of the Securities Act or any other applicable federal or state securities laws or any rule or regulation promulgated thereunder application and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, except, in each case, insofar as the same are caused by (or, in the case of (a) contained in) any information furnished in writing to the Company by or on behalf of such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2    In connection with any Registration Statement in which a Holder is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders, and the liability of each such Holder shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3    Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4    The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5    If the indemnification provided under this Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1    Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or electronic mail or postage prepaid mail (registered or certified) or nationally recognized overnight courier service and shall be deemed given when so delivered by hand or electronic mail, or if mailed, three (3) days after mailing (one (1) Business Day in the case of overnight courier service), as follows:

If, to the Company, to:

[Digital Media Solutions, Inc.]

c/o Digital Media Solutions Holdings, LLC

4800 140th Avenue N., Suite 101

Clearwater, FL 33762

Email:          rfoster@dmsgroup.com

Attention:    Ryan Foster

with a copy (which shall not constitute notice) to:

[●]

If, to Blocker Corp, Clairvest Direct Seller, Blocker Seller 1 or Blocker Seller 2, to:

Clairvest GP Manageco Inc.

22 St. Clair Avenue East, Suite 1700

Toronto, ON M4T 2S3

Email:          jmiller@clairvest.com

Attention:    James H. Miller

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Email:          katherine.ashley@skadden.com

                      micah.kegley@skadden.com

Attention:    Katherine D. Ashley

                     Micah R. Kegley

If to Prism to:

Data Prism, LLC

c/o Digital Media Solutions Holdings, LLC

4800 140th Avenue N., Suite 101

Clearwater, FL 33762

Email:          jmarinucci@dmsgroup.com

Attention:    Joe Marinucci

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Email:          katherine.ashley@skadden.com

                      micah.kegley@skadden.com

Attention:     Katherine D. Ashley

                     Micah R. Kegley

If, to any Lion Holder, to:

Lion Capital LLP

21 Grosvenor Place

London SWIX 7HF

United Kingdom

Facsimile:    +44 (0) 20 7201 2222

Email:          brown@lioncapital.com

Attn:            Simon Brown

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Facsimile:    (212) 446-4900

Email:          christian.nagler@kirkland.com

                      peter.seligson@kirkland.com

Attn:            Christian O. Nagler

                     Peter S. Seligson

If to any other Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records.

Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective 10 days after delivery of such notice as provided in this Section 5.1.

5.2    Assignment; No Third Party Beneficiaries.

5.2.1    This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2    Prior to the expiration of the Seller Lock-up Period or the Founder Shares Lock-up Period to the extent applicable to such Holder, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except to (a) an Affiliate of such Holder, (b) direct and/or indirect equity holders of any Lion Holder or any Seller pursuant to a distribution as described in Section 5.15 of this Agreement or (c) any person with the prior written consent of the Company. A sale or transfer that qualifies pursuant to an exemption from the Securities Act shall not be deemed to have been made pursuant to a registration statement.

5.2.3    After the expiration of the Seller Lock-up Period or the Founder Shares Lock-up Period to the extent applicable to such Holder, a Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to (a) up to five (5) Permitted Transferees, provided, however, that each such Permitted Transferee holds, after giving effect to such assignment or delegation, at least two percent (2%) of the then-outstanding Class A Common Stock, (b) an Affiliate of such Holder, (c) direct and/or indirect equity holders of any Lion Holder or any Seller pursuant to a distribution as described in Section 5.15 of this Agreement or (d) any person with the prior written consent of the Company.

5.2.4    This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders.

5.2.5    Other than as expressly set forth herein, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights under this Agreement.

5.2.6    No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (a) written notice of such assignment as provided in Section 5.1 hereof and (b) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3    Execution of Agreement. This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement, and shall become effective when one (1) or more such counterparts have been signed by each of the parties and delivered to the other party. Facsimile or electronic mail transmission of counterpart signatures to this Agreement shall be acceptable and binding.

5.4    Governing Law; Venue.

5.4.1     This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts executed in and to be performed in the State of Delaware, without giving effect to any choice of law or conflict of laws, rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

5.4.2    Each party irrevocably agrees that any action, claim, complaint, petition, suit, investigation, audit, mediation, litigation, arbitration or other proceeding by or before any Governmental Authority or arbitrator, whether civil or criminal, at law or in equity (each, an “Action”), arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in the State of Delaware), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each party agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party further agrees that notice as provided herein shall constitute sufficient service of process and each party further waives any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

5.5    Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR

INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (c) IT MAKES SUCH WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.5.

5.6    Amendments and Waivers. Only upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question as determined in good faith by the Company, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is to be effective. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

5.7    Other Registration Rights. Other than the registration rights conferred in certain subscription agreements with respect to equity securities of the Company to be issued on the Closing Date, the Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.8    Preservation of Rights. The Company shall not (a) grant any registration rights to third parties which are more favorable than or inconsistent with the rights granted hereunder, or (b) enter into any agreement, take any action, or permit any change to occur, with respect to its securities that violates or subordinates the rights expressly granted to the holders of Registrable Securities in this Agreement.

5.9    Rule 144. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act, the Company covenants that it will (a) make available information necessary to comply with Rule 144, if available with respect to resales of the Registrable Securities under the Securities Act, at all times, and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable them to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon the reasonable request of the Holders, the Company will deliver to it a written statement as to whether they have complied with such information requirements, and, if not, the specific reasons for non-compliance.

5.10    Term. This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.11    Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder, including, without limitation, for purposes of Section 5.8 hereof.

5.12    Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.13    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by a Holder and to enforce specifically the terms and provisions hereof.

5.14    Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Business Combination, the Original RSRA shall no longer be of any force or effect.

5.15    Distributions.

5.15.1    In the event that any Lion Holder distributes, or has distributed, any of its Registrable Securities to its direct and/or indirect equity holders, such distributees shall be treated as the applicable Lion Holder hereunder; provided that only the holders of a majority of the Registrable Securities held by all such distributees, as determined in good faith by the Company, shall be entitled to take any action under this Agreement that such Lion Holder is entitled to take, provided, further, that such distributees, taken as a whole, shall not be entitled to rights in excess of those conferred to the applicable Lion Holder, as if it remained a single entity party to this Agreement.

5.15.2    In the event that any Seller distributes, or has distributed, any of its Registrable Securities to its direct and/or indirect equity holders, such distributees shall be treated as a Seller hereunder; provided that only the holders of a majority of the Registrable Securities held by all such distributees, as determined in good faith by the Company, shall be entitled to take any action under this Agreement that the Seller is entitled to take, provided, further, that such distributees, taken as a whole, shall not be entitled to rights in excess of those conferred to the Seller, as if it remained a single party to this Agreement.

5.16    Adjustments. If, and as often as, there are any changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.

5.17    Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

[SIGNATURE PAGES FOLLOW]

COMPANY:

[Digital Media Solutions, Inc.], a Delaware corporation

By:
Name:
Title:

HOLDERS:

PRISM DATA, LLC

By:
Name:
Title:

CEP V-A DMS AIV LIMITED PARTNERSHIP

By:
Name:
Title:

By:
Name:
Title:

CLAIRVEST EQUITY PARTNERS V LIMITED PARTNERSHIP

By:
Name:
Title:

By:
Name:
Title:

CEP V CO-INVESTMENT LIMITED PARTNERSHIP

By:
Name:
Title:

By:
Name:
Title:

LEO INVESTORS LIMITED PARTNERSHIP

By: Leo Investors General Partner Limited, its general partner

By:
Name: Simon Brown
Title: Director

LION CAPITAL (GUERNSEY)
BRIDGECO LIMITED

By:
Name:
Title:

ROBERT BENSOUSSAN

By:

LORI BUSH

By:

MARY E. MINNICK

By:

Annex K

FINAL FORM

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

a Delaware limited liability company

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH SECURITIES MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS AND ANY OTHER APPLICABLE SECURITIES LAWS AND (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE COMPANY AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

Dated as of [●] [●], 2020

K-i

K-ii

K-iii

Annex K

AMENDED AND RESTATED LIMITED LIABILITY COMPANY

AGREEMENT OF

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC, dated as of [●] [●], 2020 (this “Agreement”), is entered into by and among Digital Media Solutions Holdings, LLC, a Delaware limited liability company (the “Company”), each of the Members (as defined herein), and, solely with respect to Section 7.2(b) and Section 7.3(d), each of the Prism Members (as defined herein) and, solely with respect to Section 4.4, Section 4.5, Section 4.6, Section 7.2, Section 7.3, Section 11.7 and Section 14.1(b), [Digital Media Solutions, Inc.], a Delaware corporation (the “Corporation”).

RECITALS

WHEREAS, the Company was formed pursuant to the Delaware Limited Liability Company Act (the “Act”), by the filing of a Certificate of Formation with the Secretary of the State of Delaware;

WHEREAS, the Company operated pursuant to the terms of that certain Limited Liability Company Agreement, dated as of July 3, 2018 (the “Original Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, dated as of April 23, 2020 (the “Business Combination Agreement”) by and between the Corporation, Prism Data, LLC, a Delaware limited liability company (“Prism”), CEP V-A DMS AIV Limited Partnership, a Delaware limited partnership (“Clairvest” and, together with Prism, the “Initial Members”), the Company, CEP V DMS US Blocker Company, a Delaware corporation (the “Blocker Member”) and the other parties thereto, the Corporation, the Initial Members, the Blocker Member and the Company have consummated certain transactions and, as of the Closing Date and in accordance with Section 2.2, the Blocker Member holds a number of Common Units equal to the number of issued and outstanding Class A Shares (including the number of Class A Shares into which all outstanding Class C Shares are convertible in accordance with the Charter) on the Closing Date and the Initial Members hold a number of Common Units equal to the product of (a) the number of issued and outstanding Class B Shares held by the Initial Members on the Closing Date, multiplied by (b) the Conversion Ratio; and

WHEREAS, the Blocker Member and the Initial Members now desire to amend and restate the Original Agreement in its entirety to be as set forth herein.

NOW, THEREFORE, in consideration of the benefits to be derived hereunder and the transactions contemplated hereby, and the representations, warranties, covenants, agreements and conditions set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1    Definitions. As used herein, each of the following underlined terms has the meaning specified in this Section 1.1:

“Additional Member” means any Person that is admitted to the Company as a Member pursuant to Section 12.1, is shown as such on the books and records of the Company and has not ceased to be a Member pursuant to the Act and this Agreement; provided that a Substituted Member shall not be deemed an Additional Member.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year after giving effect to the following adjustments: (a) credit to such Capital Account any amounts that such Member is obligated to restore pursuant to the penultimate sentences of Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5) and (b) debit to such Capital Account such Member’s share of the items described in Regulations sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjustment Factor” means 1.0; provided, however, that in the event:

(a)    the Corporation (i) declares or pays a dividend on its outstanding Class A Shares wholly or partly in Class A Shares or makes a distribution to all holders of its outstanding Class A Shares wholly or partly in Class A Shares, (ii) splits or subdivides its outstanding Class A Shares or (iii) effects a reverse stock split or otherwise combines its outstanding Class A Shares into a smaller number of Class A Shares, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction, (1) the numerator of which shall be the number of Class A Shares issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination has occurred as of such time) and (2) the denominator of which shall be the actual number of Class A Shares (determined without such assumption) issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination;

(b)    the Corporation distributes any rights, options or warrants to all holders of its Class A Shares to subscribe for or to purchase or to otherwise acquire Class A Shares, or other securities or rights convertible into, exchangeable for or exercisable for Class A Shares, at a price per share less than the Value of a Class A Share on the record date for such distribution (each a “Distributed Right”), then, as of the later of the distribution date of such Distributed Rights and the time such Distributed Rights become exercisable, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction (i) the numerator of which shall be the number of Class A Shares issued and outstanding on the later of such record date and the date such Distributed Rights become exercisable, plus the maximum number of Class A Shares purchasable under such Distributed Rights and (ii) the denominator of which shall be the number of Class A Shares issued and outstanding on the later of such record date and the date such Distributed Rights become exercisable, plus a fraction (1) the numerator of which is the maximum number of Class A Shares purchasable under such Distributed Rights, multiplied by the minimum purchase price per Class A Share under such Distributed Rights and (2) the denominator of which is the Value of a Class A Share as of the later of such record date and the date such Distributed Rights become exercisable; provided, however, that, if any such Distributed Rights expire or become no longer exercisable, then the Adjustment Factor shall be adjusted, effective retroactive to the date of distribution (or, if later, the time the Distributed Rights become exercisable) of the Distributed Rights, to reflect a reduced maximum number of Class A Shares or any change in the minimum purchase price for the purposes of the above fraction; and

(c)    the Corporation distributes, by dividend or otherwise, to all holders of its Class A Shares evidences of its indebtedness or assets (including securities, but excluding any dividend or distribution referred to in the foregoing clauses (a) or (b)), which evidences of indebtedness or assets relate to assets not received by the Corporation or its Controlled Entities pursuant to a pro rata distribution by the Company, then the Adjustment Factor shall be adjusted to equal the amount determined by multiplying the Adjustment Factor in effect immediately prior to 5:00 p.m., New York City time, on the record date fixed for the determination of stockholders entitled to receive such distribution by a fraction (i) the numerator of which shall be such Value of a Class A Share on such record date and (ii) the denominator of which shall be the Value of a Class A Share as of such record date less the then Fair Market Value (as determined by the Corporation, whose determination shall be conclusive) of the portion of the evidences of indebtedness or assets so distributed applicable to one Class A Share;

provided that, notwithstanding the foregoing, if any of the events in clauses (a), (b) or (c) above occur, no adjustments to the Adjustment Factor will be made for any class or series of Membership Interests to the extent that the Company makes or effects a correlative distribution or payment to all of the Members holding Membership Interests of such class or series, or effects a correlative split, subdivision, reverse split or combination in respect of the Membership Interests of such class or series. If the Corporation effects a dividend that allows holders of Class A Shares to elect to receive cash or additional Class A Shares, the Company may effect a correlative distribution by distributing to all Members holding Membership Interests of such class or series a combination of cash and additional Membership Interests in the same ratio as the ratio of cash and Class A Shares paid and issued by the Corporation, without offering Members an opportunity to elect to receive cash or additional Membership Interests. Any adjustments to the Adjustment Factor shall become effective immediately after such event, retroactive to the record date, if any, for such event. For illustrative purposes only, examples of adjustments to the Adjustment Factor are set forth on Exhibit A.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling or controlled by or under common control with such Person; provided that, for the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided, however, that no member of the Parent Corporation Group shall be considered an Affiliate of any Non-Blocker Member for purposes hereof.

“Asset” means any assets or property of the Company.

“Assignee” means any Person (a) to which a Membership Interest has been Transferred but that has not become a Substituted Member and (b) that has the rights set forth in Section 11.5.

“Assumed Tax Liability” means, in the case of the Parent Corporation Group, the sum of (a) all of the Parent Corporation Group’s federal, state, local and non-U.S. tax liabilities, plus (b) the amount necessary to satisfy the Corporation’s payment obligations pursuant to the Tax Receivable Agreement, in each case during the Fiscal Year to which the Tax Distribution under Section 5.2 relates.

“Bankruptcy” means, with respect to any Person, the occurrence of any event specified in Section 17-402(a)(4) or (5) of the Act with respect to such Person, and the term “Bankrupt” has a meaning correlative to the foregoing.

“Board of Directors” means the Board of Directors of the Corporation.

“Board of Managers” means the Board of Managers of the Company, which shall, unless otherwise determined by the Board of Directors in its sole discretion, at all times to be composed of the same persons who are then members of the Board of Directors.

“Business” means the business of the Company and its Controlled Entities, providing lead generation services using proprietary systems and processes to reach, engage and acquire potential customers for clients in the for-profit education vertical as currently carried on by the Company and its Controlled Entities and such other businesses the Company and its Controlled Entities may undertake from time to time.

“Business Day” means any day, excluding Saturday, Sunday and any day on which banking institutions in New York, New York are required or permitted by applicable Law to be closed.

“Capital Accounts” means the capital accounts established and maintained on the books of the Company for each Member in accordance with Article IV hereof and which, as of the date hereof, are set forth on Schedule I.

“Capital Contribution” means, with respect to any Member, the cash and the initial Fair Market Value of any other property contributed to the Company by or on behalf of such Member pursuant to the terms hereof or which has previously been contributed to the Company, as the case may be.

“Capital Share” means any share of any class or series of capital stock of the Corporation now or hereafter authorized (including any Preferred Share), other than a Common Share.

“Cash Amount” means an amount of cash equal to the product of (a) the Value of a Class A Share, multiplied by (b) the Class A Shares Amount, in each case, determined as of the applicable Valuation Date.

“Certificate” means the Certificate of Formation executed and filed in the Office of the Secretary of State of the State of Delaware (and any and all amendments thereto and restatements thereof) on behalf of the Company pursuant to the Act.

“Charter” means the certificate of incorporation of the Corporation, within the meaning of Section 104 of the General Corporation Law of the State of Delaware.

“Clairvest Group” means, collectively, Clairvest and any Permitted Transferee of Clairvest that is an Affiliate of Clairvest and is not a direct or indirect limited partner of Clairvest.

“Class A Shares” means, as applicable, (a) the Class A common stock, $0.001 par value per share, of the Corporation or (b) following any consolidation, merger, reclassification or other similar event involving the Corporation, any shares or other securities of the Corporation or any other Person or cash or other property that become payable in consideration for the Class A common stock, $0.001 par value per share, of the Corporation or into which the Class A common stock, $0.001 par value per share, of the Corporation is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event; provided that Class A Shares as used herein shall be deemed to include the number of Class A Shares into which all of the then-outstanding Class C Shares are convertible in accordance with the Charter.

“Class A Shares Amount” means a number of Class A Shares equal to the product of (a) the number of Tendered Units or Termination Transaction Units, as applicable, multiplied by (b) the Adjustment Factor; provided, however, that, in the event that the Corporation issues to all holders of Class A Shares as of a certain record date rights, options, warrants or convertible or exchangeable securities entitling such holders to subscribe for or purchase Class A Shares, or any other securities or property (collectively, the “Rights”), with the record date for such Rights issuance being within the period starting on the date of the Notice of Redemption and ending on the day immediately preceding the Specified Redemption Date, which Rights will not be distributed before the relevant Specified Redemption Date, then the Class A Shares Amount shall also include such Rights that a holder of that number of Class A Shares would be entitled to receive, expressed, where relevant hereunder, as a number of Class A Shares, determined by the Corporation.

“Class B Shares” means, as applicable, (a) the Class B common stock, $0.001 par value per share, of the Corporation or (b) following any consolidation, merger, reclassification or other similar event involving the Corporation, any shares or other securities of the Corporation or any other Person or cash or other property that become payable in consideration for the Class B common stock, $0.001 par value per share, of the Corporation or into which the Class B common stock, $0.001 par value per share, of the Corporation is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class C Shares” means (a) the Class C common stock, $0.001 par value per share, of the Corporation or (b) following any consolidation, merger, reclassification or other similar event involving the Corporation, any shares or other securities of the Corporation or any other Person or cash or other property that become payable in consideration for the Class C common stock, $0.001 par value per share, of the Corporation or into which the Class C common stock, $0.001 par value per share, of the Corporation is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Closing Date” means [●] [●], 2020.

“Code” means the Internal Revenue Code of 1986.

“Common Shares” means the Class A Shares, Class B Shares and Class C Shares.

“Common Unit” means a Membership Interest designated as a “Common Unit” in accordance with Section 4.2 and having the rights, preferences and privileges set forth herein.

“Company Employee” means an employee of the Company or an employee of a Controlled Entity of the Company, if any.

“Company Minimum Gain” means “partnership minimum gain” as set forth in Regulations section 1.704-2(b)(2).

“Company Record Date” means, with respect to any meeting of the Members, consent to any matter, distribution, allotment or determination of the Members, the record date established by the Board of Managers for the purpose of determining the Members entitled to notice of or to vote at any such meeting, consent to any such matter, receive any such distribution or allotment or make any such determination, as applicable, which, in the case of a record date fixed for the determination of Members entitled to receive any distribution, shall (unless otherwise determined by the Board of Managers) generally be the same as the record date established by the Corporation for a dividend or distribution to its stockholders of some or all of its portion of such dividend or distribution.

“Company Property” means all interests in properties, whether real or personal, tangible or intangible, and rights of any type owned thereon or held by the Company or any Controlled Entity thereof, including all cash, securities and other property.

“Consent” means the consent to, approval of, or vote in favor of a proposed action by a Member given in accordance with Section 8.2.

“Consent of the Members” means the Consent of a Majority in Interest of the Members, with all of the Members voting together as a single class, which Consent shall be obtained before the taking of any action for which it is required hereby and, except as otherwise provided herein, may be given or withheld by the Members in their discretion.

“Consent of the Non-Blocker Members” means (a) prior to any Transfer (other than a Redemption pursuant to which such Initial Member continues to hold at least 50% of such Initial Member’s Membership Interests as of the Closing Date) of any Initial Member’s Membership Interests, the Consent of all Initial Members and (b) following any Transfer (or any Redemption pursuant to which such Initial Member no longer continues to hold at least 50% of such Initial Member’s Member Interests as of the Closing Date) of any Initial Member’s Membership Interests, the Consent of a Majority in Interest of the Non-Blocker Members, with all of such Non-Blocker Members voting together as a single class; provided that, prior to a Transfer of any of Clairvest’s Membership Interests to a Transferee that is not a member of the Clairvest Group, such consent described in this clause (b) shall require the consent of all of the members of the Clairvest Group holding Common Units, in each case, which Consent shall be obtained before the taking of any action for which it is required hereby and, except as otherwise provided herein, may be given or withheld by the Members in their discretion.

“Controlled Entity” means, as to any Person, (a) any corporation more than 50% of the outstanding voting stock of which is owned by such Person or such Person’s Family Members or Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Family Members or Affiliates are the sole beneficiaries, (c) any partnership, limited partnership or limited liability partnership of which such Person or such Person’s

Family Members or Affiliates is the general or managing partner or in which such Person or such Person’s Family Members or Affiliates hold partnership interests representing at least 50% of such partnership’s capital and profits and (d) any limited liability company of which such Person or such Person’s Family Members or Affiliates is the manager or managing member or in which such Person or such Person’s Family Members or Affiliates hold limited liability company or membership interests representing at least 50% of such limited liability company’s capital and profits.

“Conversion Ratio” has the meaning ascribed to such term in the Charter (as in effect on the Closing Date).

“Covered Person” means, as of any time of determination, (a) any current or former Member (including the Blocker Member) or the Corporation or any member of the Parent Corporation Group, (b) any officer, manager, director, stockholder, equity holder, partner, member, employee, Controlled Entity or other Affiliate of any current or former Non-Blocker Member or any member of the Parent Corporation Group (including the Blocker Member), and (c) any current or former officer or manager of the Company, or in the sole discretion of the Board of Managers, employee director of the Corporation.

“Customers” means all Persons who are as of July 3, 2018 or were at any time during the two (2) year period prior to July 3, 2018 customers of the Business.

“Cut-Off Date” means the fifth (5th) Business Day after the Company’s receipt of a Notice of Redemption or the date of delivery of the Termination Transaction Redemption Notice.

“Debt” means, with respect to any Person as of any date of determination, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person, (c) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof and (d) obligations of such Person as lessee under leases that are required by U.S. generally accepted accounting principles, in effect from time to time, to be classified as capital leases.

“De Minimis” shall mean an amount small enough as to make not accounting for it commercially reasonable or accounting for it administratively impractical, in each case as determined by the Board of Managers.

“Depreciation” means, for each Fiscal Year or other applicable period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable under U.S. federal income tax principles with respect to an asset for such Fiscal Year or other period, except that, if the Gross Asset Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or period, Depreciation shall be in an amount that bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis (except as otherwise required by Regulations section 1.704-3(d)(2)); provided, however, that, if the federal income tax depreciation, amortization or other cost recovery deduction for such year or period is zero ($0), Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.

“Distributed Right” has the meaning set forth in the definition of “Adjustment Factor.”

“Equity Plan” means any plan, agreement or other arrangement that provides for the grant or issuance of equity or equity-based awards and that is now or is hereafter adopted by the Company or the Corporation for the benefit of any of their respective employees or other service providers (including directors, advisers and consultants), or the employees or other services providers (including directors, advisers and consultants) of any of their respective Affiliates or Controlled Entities.

“Equivalent Units” means, with respect to any class or series of Capital Shares, Membership Interests with preferences, conversion and other rights (other than voting rights), restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption that are substantially the same as (or correspond to) the preferences, conversion and other rights, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of such Capital Shares as appropriate to reflect the relative rights and preferences of such Capital Shares as to the Class A Shares and the other classes and series of Capital Shares as such Equivalent Units would have as to Common Units and the other classes and series of Units corresponding to the other classes of Capital Shares, but not as to matters such as voting for members of the Board of Directors that are not applicable to the Company. For the avoidance of doubt, the voting rights, redemption rights and rights to Transfer Equivalent Units need not be similar to the rights of the corresponding class or series of Capital Shares, provided, however, that with respect to redemption rights, the terms of Equivalent Units must be such so that the Company complies with Section 4.9.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Fair Market Value” means, with respect to any asset or property, an amount equal to the price at which a willing buyer having all relevant knowledge would purchase, and a willing seller would sell, such asset or property (a) in an arm’s-length transaction based on standard valuation techniques, including discounted cash flows, valuation of comparable companies, current market prices and comparable transactions, and (b) without regard to any compulsion to sell or the impact of an immediate sale, in each case, as determined by the Board of Managers (subject to Section 15.2(c))

“Family Members” means, with respect to any Person, (a) the spouse, former spouse, child, step-child, sibling, niece, nephew, parent, grandparent or any lineal descendent (whether by blood or adoption) of such Person or a parent, grandparent or any lineal descendent (whether by blood or adoption) of such Person’s spouse, (b) any corporation, partnership or limited liability company all or substantially all of the equity interests in which are owned by any Person described in the foregoing clause (a) or (c) a trust, custodial account or guardianship administered primarily for the benefit of any Person described in the foregoing clause (a).

“Fiscal Year” means, unless otherwise determined by the Board of Managers, the annual accounting period of the Company ending December 31 of each calendar year, or such other period as may be required under Section 706 of the Code.

“Gross Asset Value” means, with respect to any Company asset, the adjusted tax basis of the asset for United States federal income tax purposes, except that (a) the initial Gross Asset Value of any property contributed by a Member to the Company (other than cash) shall be the Fair Market Value of such property, (b) the Gross Asset Value of any asset distributed or deemed distributed to a Member by the Company shall be the Fair Market Value of such asset at the time of such distribution, and (c) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Value, in accordance with the rules set forth in Section 1.704-1(b)(2)(iv)(f) of the Regulations, except as otherwise provided herein, immediately prior to: (i) the date of the acquisition of any additional Membership Interests by any new or existing Member in exchange for more than a De Minimis Capital Contribution; (ii) the date of the distribution of more than a De Minimis amount of Company property (other than a pro rata distribution) to a Member; (iii) the date of the actual liquidation of the Company within the meaning of Regulations section 1.704-1(b)(2)(ii)(g); (iv) the date of the acquisition of any additional Membership Interests (other than a De Minimis number of Membership Interests) by any new or existing Member as consideration for the performance of services to or for the benefit of the Company; or (v) any other time at which revaluations of property are permitted to be made under Regulations section 1.704-1(b)(2)(iv); provided that adjustments pursuant to the foregoing clauses (i), (ii), (iii) and (v) shall be made only if the Board of Managers determines in good faith that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members. In the case of any asset that has a Gross

Asset Value determined pursuant to the foregoing clauses (i), (ii), (iv) or (v), Depreciation shall be computed based on the asset’s Gross Asset Value as so determined, and not on the asset’s adjusted tax basis.

“Incapacity” or “Incapacitated” means:

(a)    with respect to any Member who is an individual, the death or total physical disability of such Member or the entry by a court of competent jurisdiction adjudicating such Member incompetent to manage his or her person or his or her estate;

(b)    with respect to any Member that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its certificate or articles of information or similar governing document;

(c)    with respect to any Member that is a limited liability company, partnership, limited partnership or limited liability partnership, the dissolution and commencement of winding up of such Member;

(d)    with respect to any Member that is an estate, the distribution by the fiduciary of such estate’s entire interest in the Company;

(e)    with respect to any trustee of a trust that is a Member, the termination of such trust (but not the substitution of a new trustee); or

(f)    with respect to any Member, the Bankruptcy of such Member.

“Intellectual Property” means all intellectual property rights recognized under applicable Law, including, without limitation, with respect to (a) all patents, patent applications and other patent rights, including divisional and continuation patents, (b) all registered and unregistered trade-marks, service marks, logos, slogans, corporate names, business names and other indicia of origin, and all applications and registrations therefor, (c) registered and unregistered copyrights, including all copyright in and to computer software programs, including the software, and applications and registrations of such copyright, (d) internet domain names, applications and reservations for internet domain names and uniform resource locators, (e) industrial designs and (f) trade secrets and proprietary information not otherwise listed in (a) through (e) above, including, without limitation, in all inventions (whether or not patentable), invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, show-how, mask works, circuit topography, formulae, methods (whether or not patentable), designs, processes, procedures, technology, business methods, source code, object code, computer software programs (in either source code or object code form), databases, data collections and other proprietary information of any type, howsoever recorded or unrecorded.

“IRS” means the United States Internal Revenue Service.

“Law” means any applicable local or foreign law (including common law), statute, ordinance, code, treaty, rule, regulation, instruction, order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a governmental authority.

“Lock-up Period” means the period commencing on the Closing Date and continuing through the date that is 180 days after the Closing Date; provided, however, that the Board of Managers may, by written agreement with a Member, shorten or lengthen the Lock-Up Period applicable to such Member, in the sole discretion of the Board of Managers, and without having any obligation to do so for any other Member.

“Majority in Interest of the Members” means Members (including the Blocker Member and any Controlled Entity thereof) entitled to vote on or consent to any matter holding more than 50% of all outstanding Membership Interests held by all Members (including the Blocker Member and any Controlled Entity thereof) entitled to vote on or consent to such matter.

“Majority in Interest of the Non-Blocker Members” means the Non-Blocker Members entitled to vote on or consent to any matter holding more than 50% of all outstanding Membership Interests held by all Non-Blocker Members entitled to vote on or consent to such matter.

“Member” means the Blocker Member or any Non-Blocker Member and any Person (other than the Blocker Member or any Non-Blocker Member) that is, from time to time, admitted to the Company as a member pursuant to the Act and this Agreement and any Substituted Member or Additional Member and, in each case, that has not ceased to be a member of the Company pursuant to the Act and this Agreement.

“Member Minimum Gain” means “partner nonrecourse debt minimum gain,” as determined under Regulations section 1.704-2(i)(3).

“Member Nonrecourse Debt” means “partner nonrecourse debt,” as set forth in Regulations section 1.704-2(b)(4).

“Member Nonrecourse Deductions” means “partner nonrecourse deductions,” as set forth in Regulations section 1.704-2(i). The amount of Member Nonrecourse Deductions shall be determined as set forth in Regulations section 1.704-2(i).

“Membership Interest” means a limited liability company interest in the Company having the rights, preferences and privileges, and being subject to the covenants and agreements, set forth herein; provided that there may be one or more classes of Membership Interests, including Common Units and Equivalent Units.

“Net Profits” and “Net Loss” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)    any income of the Company that is exempt from federal income tax not otherwise taken into account in computing Net Profits or Net Loss shall be added to such taxable income or loss;

(b)    any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Regulations section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net Loss shall be subtracted from such taxable income or loss;

(c)    income, gain or loss resulting from any disposition of, distribution to a Member of, or depreciation, amortization or other cost recovery deductions with respect to, Company property shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(d)    in the event the Gross Asset Value of any Company asset is adjusted pursuant to the definition of Gross Asset Value above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses; and

(e)    to the extent an adjustment to the adjusted tax basis of any asset pursuant to Section 734(b) of the Code is required pursuant to Regulations section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution (other than in liquidation of a Member’s interest in the Company), the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses.

“New Securities” means (a) any right, option, warrant or convertible or exchangeable security that entitles the holder thereof to subscribe for or purchase, convert such security into or exchange such securities for,

Common Shares or Capital Shares, excluding Capital Shares or grants under the Equity Plans or (b) any Debt that entitles the holder thereof to subscribe for or purchase, convert such Debt into or exchange such Debt for, Common Shares or Capital Shares.

“Non-Blocker Member” means any Person (other than the Blocker Member) that is, from time to time, admitted to the Company as a member pursuant to the Act and this Agreement, including the Initial Members, and any Substituted Member or Additional Member and, in each case, that has not ceased to be a member of the Company pursuant to the Act and this Agreement.

“Nonrecourse Debt” means a “nonrecourse liability” as set forth in Regulations section 1.704-2(b)(3).

“Nonrecourse Deductions” means “nonrecourse deductions,” as set forth in Regulations sections 1.704-2(b) and 1.704-2(c). The amount of Nonrecourse Deductions shall be determined as set forth in Regulations sections 1.704-2(b) and 1.704-2(c).

“Notice of Redemption” means the Notice of Redemption substantially in the form of Exhibit B.

“Optionee” means a Person to whom a stock option is granted under any Equity Plan.

“Parent Corporation Group” has the meaning set forth in the Tax Receivable Agreement.

“Partnership Audit Procedures” means Sections 6221 through 6241 of the Code and the Regulations promulgated thereunder.

“Percentage Interest” means, with respect to each Member, as to any class, series or type of Membership Interests, the fraction, expressed as a percentage, (a) the numerator of which is the aggregate number of such class, series or type of Membership Interests held by such Member and (b) the denominator of which is the total number of such class, series or type of Membership Interests held by all Members; provided that, unless specified otherwise herein, Percentage Interest shall be deemed to apply to Common Units.

“Permitted Lender Transferee” any lender or lenders secured by a Pledge, or agents acting on their behalf, to whom Membership Interests are Transferred pursuant to the exercise of remedies under a Pledge and any special purpose entities owned and used by such lenders or agents for the purpose of holding any such Membership Interests and that agrees to be bound by the terms and conditions hereof.

“Permitted Transfer” means (a) any Pledge and any Transfer of Membership Interests, in whole or in part, to a Permitted Transferee pursuant to the exercise of remedies under a Pledge; provided that the terms thereof require that any Membership Interest subject thereto be redeemed pursuant to Section 14.1 upon realization of such security, (b) any Transfer by a Member of Membership Interests (other than a Pledge), in whole or in part, to a Permitted Transferee, (c) any Initial Member’s forfeiture of Common Units pursuant to Section 3.3 of the Business Combination Agreement and (d) any Prism Redemption Distribution.

“Permitted Transferee” means, with respect to any Member, (a) any Family Member, Controlled Entity or Affiliate of such Member, (b) a Permitted Lender Transferee, (c) any Person, including any Third-Party Pledge Transferee designated by any lender or lenders secured by a Pledge, or agents acting on their behalf, to which Membership Interests are Transferred pursuant to the exercise of remedies under a Pledge, whether before or after one (1) or more Permitted Lender Transferees take title to such Membership Interests, and (d) any other Member or Permitted Transferee of such other Member (solely to the extent such Transfer was not taxable for U.S. federal income tax purposes).

“Person” means an individual or a corporation, partnership, limited partnership, limited liability partnership, trust, unincorporated organization, association, limited liability company or other entity.

“Pledge” means a pledge by a Member of one (1) or more of its Membership Interests to one (1) or more banks or lending institutions, or agents acting on their behalf, that are not Affiliates of such Member, as collateral or security for a bona fide loan or other extension of credit, in each case as approved in advance by the Board of Managers. No Pledge is outstanding or in effect as of the date hereof.

“Preferred Share” means a share of capital stock of the Corporation now or hereafter authorized or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are superior or senior to the Common Shares.

“Prior Distribution” means any distribution made to the Members pursuant to Section 5.1 or Section 5.2.

“Prism Member” means any of Joe Marinucci, Luis Ruelas, Fernando Borghese, Matthew Goodman and David Shteif, each an individual.

“Prospective Customer” means a person canvassed or solicited by the Company or any Controlled Entity of the Company at any time during the previous one (1) year period prior to July 3, 2018 in connection with the Business.

“Qualified Transferee” means an “accredited investor,” as defined in Rule 501 promulgated under the Securities Act.

“Qualifying Party” means (a) a Member, (b) an Additional Member or (c) an Assignee that is the transferee of a Member’s Membership Interest in a Permitted Transfer or (d) any Person that is the transferee of a Member’s Membership Interest in a Permitted Transfer; provided, however, that a Qualifying Party shall not include the Corporation or any direct or indirect Controlled Entity of the Corporation.

“Regulations” means, except where the context indicates otherwise, the final and temporary regulations of the Department of the Treasury under the Code, as such regulations may be lawfully changed from time to time.

“Rights” has the meaning set forth in the definition of “Class A Shares Amount.”

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Specified Redemption Date” means a date set by the Board of Managers in accordance with Section 14.1(c)(vi) or, with respect to a Termination Transaction Redemption, the date as set forth in a Termination Transaction Redemption Notice.

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 11.4.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of the Closing Date, by and between the Corporation, the Blocker Member, Prism, Clairvest, the Blocker Sellers (as defined in the Business Combination Agreement) and Clairvest GP Manageco Inc., a Delaware corporation.

“Terminating Non-Blocker Member” has the meaning in the definition of “Termination Transaction of a Non-Blocker Member.”

“Termination Transaction of a Non-Blocker Member” means any direct or indirect Transfer of all or any portion of a Non-Blocker Member’s (including any Initial Member’s) (such Member, the “Terminating Non-Blocker Member”) Membership Interests in connection with, or the other occurrence of, (a) a merger, consolidation or other combination involving such Non-Blocker Member, on the one hand, and any other Person, on the other hand, (b) a sale, lease, exchange or other transfer of all or substantially all of the assets of such Non-Blocker Member, whether in a single transaction or a series of related transactions, (c) the Bankruptcy of, or the adoption of any plan of liquidation or dissolution of, such Non-Blocker Member or (d) any other direct or indirect Transfer of all or any portion of such Non-Blocker Member’s Membership Interests, other than, in the case of each of the foregoing clauses (a)-(d), a Transfer effected in accordance with Section 11.3 or that would result in an Affiliate, Family Member or Controlled Entity of such Non-Blocker Member, or any of the Prism Members, owning such Membership Interests; provided, however, that any Transfer of all or any portion of a Non-Blocker Member’s Membership Interests (other than to such Non-Blocker Member’s Family Members, Controlled Entities or Affiliates or any of the Prism Members) (i) following a Prism Redemption Distribution (other than a Redemption), (ii) to a Person not constituting a member of the Clairvest Group or (iii) to a Permitted Lender Transferee or Third Party Pledge Transferee pursuant to the exercise of remedies under a Pledge, in each case, shall constitute a Termination Transaction of such Non-Blocker Member; provided, further, that any Transfer of a Non-Blocker Member’s Membership Interests described in the foregoing clauses (a)-(d) shall constitute a Termination Transaction of a Non-Blocker Member solely with respect to and to the extent of such Membership Interests Transferred and such Membership Interests Transferred shall be considered Termination Transaction Units hereunder and subject to the terms and conditions of Article XIV.

“Termination Transaction of the Corporation” means any direct or indirect Transfer of all or any portion of any member of the Parent Corporation Group’s Membership Interests in connection with, or the other occurrence of, (a) a merger, consolidation or other combination involving the Corporation, on the one hand, and any other Person, on the other hand, and immediately after the consummation of such merger, consolidation or other combination, the voting securities of the Corporation immediately prior to such merger, consolidation or combination do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger, consolidation or combination or, if the Corporation (or its successor) is a Controlled Entity of such Person, the ultimate parent thereof, (b) a sale, lease, exchange or other transfer of all or substantially all of the assets of the Corporation not in the ordinary course of its business, whether in a single transaction or a series of related transactions, (c) a reclassification, recapitalization or change of the outstanding Class A Shares (other than a change in par value, or from par value to no par value, or as a result of a stock split, stock dividend or similar subdivision) that does not adjust the Adjustment Factor in accordance herewith or (d) the Bankruptcy of, or the adoption of any plan of liquidation or dissolution of, the Corporation; provided that, notwithstanding the foregoing, a “Termination Transaction of the Corporation” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and voting control over, and own substantially all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Third Party” means a Person that, as of immediately prior to the consummation of an action or transaction involving such Person, is not a (a) Member, (b) Assignee, (c) Affiliate of the Company or any of the Members or (d) a wholly owned Controlled Entity of the Company or any of the Members.

“Third-Party Pledge Transferee” means a Qualified Transferee, other than a Permitted Lender Transferee, that acquires one (1) or more Membership Interests pursuant to the exercise of remedies by Permitted Lender Transferees under a Pledge and that agrees to be bound by the terms and conditions hereof.

“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Class A Shares are listed, quoted or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law; provided, however, that when the term is used in Article XI (other than in Section 11.6(b)(ix)) and Section 13.6, “Transfer” does not include (a) any acquisition of Tendered Units or Termination Transaction Units by the Company or the Corporation pursuant to Section 14.1 or (b) any redemption of Common Units pursuant to any Membership Interest Designation. The terms “Transferred” and “Transferring” have correlative meanings.

“Valuation Date” means, as applicable, (a) the date of receipt by the Company of a Notice of Redemption pursuant to Section 14.1 or (b) any other date on which the Value of any Class A Shares is to be determined hereunder; provided that, in each case, if such date is not a Business Day, the Valuation Date shall be the immediately preceding Business Day.

“Value” means, with respect to any Class A Share on any Valuation Date, the volume-weighted average of the daily sale prices for the ten (10) consecutive Trading Days immediately preceding such Valuation Date, as reported by Bloomberg, L.P. (or, if not reported by Bloomberg, L.P., by another authoritative source) (except that, in lieu of such volume-weighted average of the daily sale prices, for purposes of Section 4.5, (a) in the case of an exercise of a share option under any Equity Plan, the sale price for the Trading Day immediately preceding the date of exercise shall be used and (b) in the case of delivery of Class A Shares pursuant to restricted share units or other equity compensation plans, the sale price on the date of such delivery shall be used); provided that, if the applicable Class A Shares Amount includes Rights that a holder of Class A Shares would be entitled to receive, then the Value shall also include the Fair Market Value of such Rights.

Section 1.2    Other Definitions. Each of the capitalized terms listed below has the meaning given to such term in the Section set forth opposite such term below:

AAA	Section 15.2(b)(i)
Acquired Percentage	Section 14.1(b)(i)
Acquired Units	Section 14.1(b)(i)
Act	Recitals
Actions	Section 7.6(c)
Agreement	Preamble
Approved Transfer	Section 11.3(a)
Arbitration	Section 15.2(b)(i)
Blocker Member	Recitals
Business Combination Agreement	Recitals
Clairvest	Recitals
Company	Preamble
Confidential Information	Section 15.9(b)
Corporation	Preamble
Corporation Unit Acquisition	Section 14.1(b)(i)
Declination Notice	Section 14.1(b)(i)
Delaware Courts	Section 15.2(b)(v)
Designated Individual	Section 10.3(a)
Disclosing Person	Section 15.9(a)
Dispute	Section 15.2(b)(i)
Due Date	Section 10.2
Election Notice	Section 14.1(b)(i)
Fiscal Year	Section 15.3
FMV Threshold Amounts	Section 15.2(c)
Imputed Underpayment Amount	Section 10.3(d)
Indemnifiable Losses	Section 7.6(c)
Initial Members	Recitals
Liquidating Event	Section 13.2

Liquidator	Section 13.3(a)
M&A Distribution	Section 5.8
Member Indemnitors	Section 7.6(i)(i)
Membership Interest Designation	Section 4.2(c)
No-Duty Persons	Section 7.5
Original Agreement	Recitals
Partnership Representative	Section 10.3(a)
Prism	Recitals
Prism Redemption Distribution	Section 14.1(c)(vii)
Protected Person	Section 15.9(a)
Recapitalization	Section 2.2
Redemption	Section 14.1(a)
Regulatory Allocations	Section 6.3
Related Arbitration Agreements	Section 15.2(b)(iii)
Representatives	Section 15.9(a)
Rule 144	Section 3.9(e)
Rules	Section 15.2(b)(i)
Special Redemption	Section 14.1(a)
Surviving Company	Section 11.7(a)(ii)
Tax Distribution	Section 5.2(a)
Tendered Units	Section14.1(a)
Tendering Party	Section14.1(a)
Tendering Prism Members	Section 14.1(c)(vii)
Termination Transaction Notice	Section 14.1(a)(iv)
Termination Transaction Redemption	Section 14.1(a)(iv)
Termination Transaction Units	Section 14.1(a)(iv)
Transaction Consideration	Section 11.7(a)(i)
Tribunal	Section 15.2(b)(ii)
Valuation Determination	Section15.2(c)
Valuation Expert	Section15.2(c)
Valuation Notice	Section15.2(c)

Section 1.3    Interpretation.

(a)    When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant hereto, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is a not a Business Day, the period in question shall end on the next succeeding Business Day.

(b)    Unless otherwise specifically indicated, any reference herein to “$” means U.S. dollars.

(c)    Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d)    The parties hereto are sophisticated and have carefully negotiated the provisions hereof. As a consequence, the parties hereto do not intend that the presumptions of Laws relating to the interpretation of contracts against the drafter of any particular clause should be applied hereto or any agreement or instrument executed in connection herewith, and therefore waive their effects.

(e)    When a reference is made herein to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, a Section, a Schedule or an Exhibit of or hereto unless otherwise indicated. The table of contents and headings herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.

(f)    Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

(g)    The words “hereof,” “hereto,” “hereby,” “herein”, “herewith” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision hereof.

(h)    The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(i)    Any contract, agreement or Law defined or referred to herein means such contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated, and the reference to any Law includes any rules or regulations promulgated thereunder by a governmental authority of competent jurisdiction and any successor statute to any such Law. Any reference herein to “applicable Law” shall be deemed to include a reference to “the Act.”

(j)    References to a person are also to its successors and permitted assigns.

(k)    The Exhibits and Schedules hereto are incorporated and made a part hereof and are an integral part hereof.

ARTICLE II

CLOSING TRANSACTIONS

Section 2.1    Business Combination Agreement Transactions. Pursuant to the terms of the Business Combination Agreement and for the consideration set forth therein, as of the Closing Date and immediately prior to the Recapitalization, the Corporation (a) acquired from Prism and Clairvest the Purchased Company Units (as defined in the Business Combination Agreement) in exchange for an amount of cash equal to each of Prism’s and Clairvest’s Company Pro Rata Portion (as defined in the Business Combination Agreement) of the Cash Consideration (as defined in the Business Combination Agreement) and immediately thereafter, contributed the Purchased Company Units to the capital of the Blocker Member for no consideration (the “Contribution”), (b) issued to Prism [●] Class B Shares1 and Prism’s Company Pro Rata Portion of the Seller Warrants (as defined in the Business Combination Agreement) and (c) issued to Clairvest [●] Class B Shares2 in the aggregate and Clairvest’s Company Pro Rata Portion of the Seller Warrants (as defined in the Business Combination Agreement).

Section 2.2    Recapitalization. To effectuate a recapitalization of the Company to convert the units held by Prism, Clairvest and the Blocker Member as of the Closing Date, and immediately following the consummation of the Contribution, into Common Units in such amounts as set forth herein (the “Recapitalization”), upon execution hereof and as of the Closing Date, all units that were issued and outstanding and held by Prism, Clairvest and the Blocker Member immediately prior to the execution hereof, which are set forth next to each Member’s name on Schedule 1 under the heading “Pre-Recapitalization Units,” are hereby converted into the number of Common Units set forth next to each Member’s name on Schedule 1 under the heading “Post-Recapitalization Units” with such number of units as described in Section 3.2(d) of the Business Combination Agreement, and such Common Units are hereby issued and outstanding as of the Closing Date and the holders of such Common Units hereby continue as Members. For the avoidance of doubt, (a) the number of Common Units

[1]	To be equal to the number of Class B Shares pursuant to Section 3.2(c)(iii) of the Business Combination Agreement.
[2]	To be equal to the number of Class B Shares pursuant to Section 3.2(c)(iii) of the Business Combination Agreement.

held by each of Prism and Clairvest shall equal the product of (i) the number of shares of Class B Shares held by it, multiplied by (ii) the Conversion Ratio and (b) the number of Common Units held by the Blocker Member shall equal the number of issued and outstanding Class A Shares (including the number of Class A Shares into which all outstanding Class C Shares are convertible in accordance with the Charter) on the Closing Date.

ARTICLE III

GENERAL PROVISIONS

Section 3.1    Amendment and Restatement; Formation. Effective as of the Closing Date, this Agreement amends and restates the Original Agreement in its entirety. The Company is a limited liability company previously formed and continued pursuant to the provisions of the Act and upon the terms and subject to the conditions set forth herein. To the extent that the rights, powers, duties, obligations and liabilities of any Member or the Company are different by reason of any provision hereof than they would be under applicable Law in the absence of any such provision, this Agreement shall, to the extent permitted by applicable Law, control. The Certificate, and all actions taken by any person who executed and filed the Certificate are hereby adopted and ratified, or authorized, as the case may be.

Section 3.2    Name. The name of the Company is “Digital Media Solutions Holdings, LLC”. The Company may do business under such name or under any other name or names which the Board of Managers may select from time to time. The Board of Managers may change the name of the Company, at any time and from time to time, in accordance with applicable Law.

Section 3.3    Principal Place of Business; Other Places of Business. The principal office and principal place of business of the Company shall be as determined by the Board of Managers. The name and address of the Company’s registered agent in the State of Delaware is as set forth in the Certificate and may be changed from time to time in the Board of Managers’ sole discretion.

Section 3.4    Term. The term of the Company commenced on June 26, 2018, and such term shall continue until the Company is dissolved in accordance with the Act or this Agreement. Notwithstanding the dissolution of the Company, the existence of the Company shall continue until termination pursuant hereto or as otherwise provided in the Act.

Section 3.5    No Concerted Action; No State-Law Partnership. Except as expressly provided herein, in performing any Member’s obligations or exercising its rights hereunder, such Member is acting independently and is not acting in concert with, on behalf of, as agent for, or as joint venturer of, any other Member. Other than with respect to the Company, nothing herein shall be construed as creating a corporation, association, joint stock company, business trust, organized group of persons, whether incorporated or not, among or involving any Member or its Affiliates, and nothing herein shall be construed as creating or requiring any continuing relationship or commitment as between such parties other than as specifically set forth herein. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member or Members shall be a partner or joint venturer of any other Member or Members, for any purpose other than U.S. federal and applicable state and local tax purposes, and nothing herein shall be construed to the contrary.

Section 3.6    Business Purpose. The Company may carry on any lawful business, purpose or activity in which a limited liability company may be engaged under applicable Law.

Section 3.7    Powers. Subject to the limitations set forth herein, the Company shall possess and may exercise all of the powers and privileges granted to it by applicable Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Company set forth in Section 3.6.

Section 3.8    Operation of the Company as Separate Existence. The Company shall, consistent with the terms hereof, conduct its business and operations separate and apart from that of any other Person, including any of the Members and any Affiliates of any of the Members, including by (a) not allowing funds or other assets of the Company to be commingled with the funds or other assets of, owned by or registered in the name of, any other Person, (b) maintaining books, bank accounts and financial records of the Company separate from those of any other Person, (c) observing customary formalities, including maintaining current records of Company affairs, minutes of any meetings of the Members and written consents of the Members and the Board of Managers, (d) acting on behalf of the Company pursuant to and in accordance herewith and (e) causing the Company to conduct its dealings with third parties in its own name and in all respects hold itself out as a separate and independent legal entity.

Section 3.9    Representations and Warranties by the Members. Each Member (solely with respect to such Member and including each Additional Member or Substituted Member as a condition to becoming an Additional Member or Substituted Member, respectively) upon such Member’s execution hereof and upon becoming a Member, represents and warrants to the Company and each other Member, severally and not jointly or jointly and severally, as follows:

(a)    such Member has full power and authority to execute and deliver this Agreement, to become a Member of the Company as provided herein and to perform such Member’s obligations hereunder as a Member, and the execution, delivery and performance by such Member hereof has been duly authorized by all necessary action (including all necessary notices, consents, approvals and filings);

(b)    this Agreement has been duly and validly executed and delivered by such Member and, assuming the due and valid authorization, execution and delivery by the other parties hereto, constitutes the binding obligation of such Member, enforceable against such Member in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws or equitable principles relating to or limiting creditors’ rights generally;

(c)    the execution, delivery and performance by such Member hereof shall not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which such Member is subject or (ii) conflict with, or result in a breach or default under, any term or condition of such Member’s certificate of incorporation or bylaws, certificate of limited partnership or partnership agreement, certificate of formation or limited liability company agreement or trust documents, as applicable, or any agreement or other instrument to which such Member is a party, which conflict, breach or default would have a material adverse change in, or effect upon, the financial condition or results of operations of the Member, if applicable, or the Company;

(d)    such Member (i) is acquiring such Member’s Membership Interests solely for such Member’s own account for investment and not with a view to resale in connection with any distribution thereof, (ii) may not, directly or indirectly, Transfer any of the Membership Interests or any interest therein or any rights relating thereto or offer to Transfer, except in compliance with the Securities Act, applicable state securities or “blue sky” Laws and this Agreement and (iii) acknowledges that any attempt, directly or indirectly, to Transfer, or offer to Transfer, any Membership Interests or any interest therein or any rights relating thereto without complying herewith shall be void and of no effect;

(e)    such Member acknowledges that (i) all Membership Interests currently or ever owned by such Member were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, (ii) the Membership Interests have not been registered under the Securities Act or qualified under any state securities or “blue sky” Laws; (iii) it is not anticipated that there shall be any public market for the Membership Interest; (iv) the Membership Interest must be held indefinitely and such Member must continue to bear the economic risk of the investment in the Membership Interest unless the Membership Interests are subsequently registered under the Securities Act and such state Laws or an exemption from registration is available; (v) Rule 144 promulgated under the Securities Act (“Rule 144”) is not presently available with respect to sales of any securities of the Company and the Company has made no covenant to make Rule 144 available and Rule 144 is not anticipated to be available in the foreseeable future; (vi) if and when the Membership Interests may be disposed of without registration in reliance upon Rule 144, such disposition can be made, if at all, only in accordance with the terms and conditions of Rule 144 (which may include limitations in the amount of Membership Interests that may be Transferred) and this Agreement; (vii) if the exemption afforded by Rule 144 is not available, sale of the Membership Interests without registration shall require the availability of an exemption under the Securities Act; (viii) restrictive legends shall be placed on any certificate representing the Membership Interests; and (ix) a notation shall be made in the appropriate records of the Company indicating that the Membership Interests are subject to restrictions on Transfer and, if the Company should in the future engage the services of a transfer agent, appropriate stop-transfer instructions shall be issued to such transfer agent with respect to the Membership Interests;

(f)    such Member’s financial situation is such that such Member can afford to (i) bear the economic risk of holding the Membership Interests for an indefinite period and (ii) suffer the complete loss of such Member’s investment in the Membership Interests;

(g)    such Member (i) is familiar with the business, plans, properties, operations, prospects and financial condition of the Company and has been granted the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the Company and the terms and conditions of the acquisition of the Membership Interests and to obtain any additional information that such Member deems necessary to evaluate whether or not to make an investment in the Company, (ii) has the knowledge and experience in financial and business matters to be able to evaluate the merits and risk of the investment in the Membership Interests and (iii) has carefully reviewed the terms hereof and has evaluated the restrictions and obligations herein and therein;

(h)    such Member (i) has relied upon such Member’s own independent appraisal and investigation, and the advice of such Member’s own counsel, tax advisors and other advisors, regarding the risks of an investment in the Company and (ii) shall continue to bear sole responsibility for making such Member’s own independent evaluation and monitoring of the risks of such Member’s investment in the Company;

(i)    such Member is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, and, in connection with the execution hereof, agrees to deliver such certificates to that effect as the Board may request;

(j)    such Member’s place of business or principal residence is as set forth on Schedule I;

(k)    there is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, such Member or any Affiliate of such Member who might be entitled to any fee or commission in connection with the transactions contemplated hereby; and

(l)    such Member has not obtained, nor will such Member transfer or assign, any of its Membership Interests (or any interest therein) or cause any of its Membership Interests (or any interest therein) to be marketed on or through an “established securities market” within the meaning of Section 7704(b)(1) of the Code and the Regulations thereunder, or a “secondary market,” or the substantial equivalent thereof, within the meaning of Section 7704(b)(2) of the Code and the Regulations thereunder, including an over-the-counter market or an interdealer quotation system that regularly disseminates firm buy or sell quotations. The participation of such Member as a Member will not cause the Company to have more than 100 partners (within the meaning of Regulations section 1.7704-1(h), including the look through rule in Regulations section 1.7704-1(h)(3)).

ARTICLE IV

CAPITAL CONTRIBUTIONS

Section 4.1    Initial Members; Capital Contributions. Each of the Blocker Member and each Initial Member shall, upon its execution and delivery hereof, be admitted as a Member as of the Closing Date. As of the Closing Date, the Members (or their predecessors in interest) have made Capital Contributions to the Company as set forth on Schedule I.

Section 4.2    Membership Interests.

(a)    Subject to Section 4.2(c), the Company is authorized to issue one (1) class of Membership Interests: Common Units, each of which shall be identical. The name and address of, and the class and number of Membership Interests held by, each Member from time to time shall be as set forth on Schedule I. Following the Closing Date, the Board of Managers shall amend Schedule I, without any further action by the Company or the Members, to reflect changes in the information intended to be reflected therein that occur pursuant to, and in accordance with, this Agreement. To the fullest extent permitted by applicable Law, and subject to Section 11.5, (i) Schedule I shall be the definitive record of the outstanding Membership Interests, the ownership of each outstanding Membership Interest and all relevant information with respect to each Member and each Assignee, (ii) any reference herein to Schedule I shall be deemed a reference to Schedule I, as amended and as in effect from time to time and (iii) the Company shall be entitled to recognize the exclusive right of a Person registered on Schedule I as the owner of the outstanding Membership Interests shown thereon for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Membership Interests on the part of any other Person, whether or not it shall have express or other notice thereof.

(b)    Initially, the Common Units will be uncertificated. If the Board of Managers determines that it is in the interest of the Company to issue certificates representing the Common Units, certificates will be issued and the Common Units will be represented by those certificates, and this Agreement shall be amended as the Board of Managers shall determine is necessary to reflect the issuance of certificated Common Units for purposes of the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of Delaware. Nothing contained in this Section 4.2(b) shall be deemed to authorize or permit any Member to Transfer its Common Units except as otherwise permitted hereunder.

(c)    Without the Consent of any Member, the Board of Managers shall cause the Company to issue to the Initial Members any Common Units when and if required to be issued thereto under Section 3.3(d) of the Business Combination Agreement. Without the Consent of any Member but subject to Section 4.2(d) and Section 4.4, the Board of Managers may cause the Company to issue to any Person (other than any member of the Parent Corporation Group), and to admit any such Person that is not a Member as an Additional Member, and for such consideration and on such terms and conditions as shall be established by the Board of Managers, additional Membership Interests in one (1) or more classes, or one (1) or more series of any of such classes, with such designations, preferences, conversion or other rights, voting powers, restrictions, rights to distributions, qualifications and terms and conditions of redemption (including rights that may be senior or otherwise entitled to preference over existing Membership Interests) as shall be determined by the Board of Managers and set forth in a written document thereafter attached to and made an exhibit hereto, which exhibit shall be an amendment hereto and shall be incorporated herein by this reference (each, a “Membership Interest Designation”); provided, however, that, if there are any Non-Blocker Members at such time, without the prior Consent of the Non-Blocker Members, no such new class or series of Membership Interests shall deprive such Non-Blocker Members of, or dilute or reduce, the pro rata share of all Membership Interests such Non-Blocker Members would have received or to which they would have been entitled if such new class or series of Membership Interests had not been created, except to the extent that the Company actually receives cash in an aggregate amount, or other property or services with a Fair Market Value in an aggregate amount, equal to the pro rata share of Membership Interests allocated to such new class or series of Membership Interests and the number thereof issued by the Company;

provided, further, that the foregoing proviso shall not apply to a new class or series of Membership Interests that will be issued only to Persons providing services to the Company or any of its Controlled Entities and that are intended to be classified as “profits interests” pursuant to IRS Revenue Procedure 93-27. Without limiting the foregoing, the Board of Managers is expressly authorized to cause the Company to issue Membership Interests (i) upon the conversion, redemption or exchange of any Debt, Membership Interests or other securities issued by the Company, (ii) for less than Fair Market Value, (iii) in connection with any merger of any other Person into the Company or (iv) upon the contribution of property or assets to the Company.

(d)    Notwithstanding anything to the contrary herein, the Company shall not issue Membership Interests to any member of the Parent Corporation Group, except in connection with any of the following:

(i)    the issuance of Membership Interests to all Members then holding Common Units, pro rata in accordance with their respective Percentage Interests;

(ii)    (1) the issuance of (A) Common Units in connection with a corresponding issuance of Class A Shares or (B) Equivalent Units (other than Common Units) issued in connection with an issuance of Capital Shares or New Securities, and (2) in accordance with Section 4.4(e), the Corporation contributes to the Company (through such member of the Parent Corporation Group, as applicable) the net cash proceeds or other consideration received by the Corporation in connection with the issuance of such Class A Shares, Capital Shares or New Securities;

(iii)    the issuance of Common Units in accordance with Section 4.5, Section 4.6 or Section 4.8; or

(iv)    the issuance of Membership Interests upon the conversion, redemption or exchange of Debt, Membership Interests or other securities issued by the Company to such member of the Parent Corporation Group.

(e)    Except as expressly provided herein or in any Membership Interest Designation, no Person, including any Member, shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Membership Interest.

Section 4.3    Capital Contributions of, or Loans by, the Members. Other than in connection with the issuance of additional Membership Interests to any Member and except as otherwise provided by Section 10.5 or applicable Law, the Members shall have no obligation or, except with the prior written consent of the Board of Managers, right to make any other Capital Contributions or any loans to the Company; provided that any such loan to the Company shall not be considered a Capital Contribution. No Member shall be entitled to withdraw any part of such Member’s Capital Contribution or Capital Account or, except as expressly provided herein, to receive any distribution from the Company.

Section 4.4    Common Unit to Class A Share Ratio.

(a)    The parties hereto acknowledge and agree that this Agreement intends to maintain at all times a one (1)-to-one (1) ratio between (i) the number of outstanding Common Units owned by members of the Parent Corporation Group (in the aggregate) and (ii) the number of outstanding Class A Shares.

(b)    Notwithstanding anything to the contrary herein and without the Consent of any other Member, if the Corporation effects a reclassification, subdivision, combination or cancellation of the outstanding Class A Shares (including a subdivision effected by the Corporation declaring and paying a dividend of Class A Shares on outstanding Class A Shares), the number of outstanding Common Units shall automatically be reclassified, subdivided, combined or cancelled in the same manner such that, after giving effect to such reclassification, subdivision, combination or cancellation, the number of outstanding Common Units owned by the members of the Parent Corporation Group (in the aggregate) shall equal, on a one (1)-for-one (1) basis, the number of outstanding Class A Shares.

(c)    The Company shall not undertake any subdivision (by any Common Unit split, Common Unit distribution, reclassification, recapitalization or similar event) or combination (by reverse Common Unit split, reclassification, recapitalization or similar event) of outstanding Common Units owned by any member of the Parent Corporation Group that is not accompanied by an identical reclassification, subdivision, combination or cancellation of outstanding Class A Shares in order to maintain at all times a one (1)-to-one (1) ratio between (i) the number of Common Units owned by members of the Parent Corporation Group (in the aggregate) and (ii) the number of outstanding Class A Shares, unless such reclassification, subdivision, combination or cancellation is necessary to maintain at all times a one (1)-to-one (1) ratio between the number of Common Units owned by members of the Parent Corporation Group (in the aggregate) and the number of outstanding Class A Shares.

(d)    Notwithstanding anything to the contrary herein and without the Consent of any other Member, if at any time, any Class A Shares are redeemed, repurchased or otherwise acquired by the Corporation then, immediately prior to such redemption, repurchase or acquisition of Class A Shares, the Company shall redeem a number of Common Units held by the Blocker Member equal to the quotient of (i) the number of Class A Shares so redeemed, repurchased or acquired, divided by (ii) the Adjustment Factor then in effect, such redemption, repurchase or acquisition to be upon the same terms and for the same price per Common Unit (after giving effect to application of the Adjustment Factor) as such Class A Shares are redeemed, repurchased or acquired.

(e)    The Corporation shall not issue any additional Common Shares, Capital Shares or New Securities unless the Corporation contributes (via the Blocker Member) the net cash proceeds or other consideration received from the issuance of such additional Common Shares or Capital Shares, or in the case of New Securities, the exercise or settlement thereof (as the case may be) as a Capital Contribution and in exchange for (i) in the case of an issuance of Class A Shares, a number of Common Units equal to the quotient of (1) the number of such issued Class A Shares, divided by (2) the Adjustment Factor then in effect and (ii) in the case of an issuance of Capital Shares or New Securities, a number of Equivalent Units that correspond to the class or series of such issued Capital Shares or New Securities; provided, however, that, notwithstanding the foregoing, the Corporation may issue Common Shares, Capital Shares or New Securities (1) pursuant to Section 4.5, Section 4.6, Section 5.2(b) or Section 14.1(b), (2) pursuant to a dividend or distribution (including any stock split) of Common Shares, Capital Shares or New Securities to all of the holders of the applicable class or series of Common Shares, Capital Shares or New Securities (as the case may be), (3) upon a conversion, redemption, exchange or exercise of Capital Shares or of New Securities or (4) in connection with an acquisition of Common Units or a property or other asset to be owned, directly or indirectly, by a member of the Parent Corporation Group, in each case, solely to the extent permitted hereby and in accordance herewith.

Section 4.5    Equity Plans.

(a)    Stock Options Granted to Persons other than Company Employees. If at any time or from time to time, in connection with any Equity Plan, an option to purchase Class A Shares granted to a Person other than a Company Employee is duly exercised, the following events will be deemed to have occurred:

(i)    as soon as practicable after such exercise, the Corporation shall make a contribution to the capital of the Blocker Member for no consideration and the Blocker Member shall make a Capital Contribution to the Company, in each case, in an amount equal to the net exercise price received by the Corporation from such exercising party in connection with the exercise of such stock option;

(ii)    notwithstanding the amount of the Capital Contribution actually made pursuant to Section 4.5(a)(i), the Blocker Member shall be deemed to have contributed to the Company as a Capital Contribution an amount equal to the Value of a Class A Share as of the date of exercise, multiplied by the number of Class A Shares then being issued in connection with the exercise of such stock option; and

(iii)    in exchange for such Capital Contribution, the Company shall issue a number of Common Units to the Blocker Member equal to the quotient of (1) the number of Class A Shares issued in connection with the exercise of such stock option, divided by (2) the Adjustment Factor then in effect.

(b)    Stock Options Granted to Company Employees. If at any time or from time to time, in connection with any Equity Plan, an option to purchase Class A Shares granted to a Company Employee is duly exercised, the following events will be deemed to have occurred:

(i)    the Corporation (on behalf of the Blocker Member) shall sell to the Company, and the Company shall purchase from the Corporation, the number of Class A Shares as to which such stock option is being exercised, with the purchase price per Class A Share for such sale of Class A Shares to the Company being the Value of a Class A Share as of the date of exercise of such stock option;

(ii)    the Company shall sell to the Optionee (or if the Optionee is an employee of a Controlled Entity of the Company, the Company shall sell to such Controlled Entity, which in turn shall sell to the Optionee), for a cash price per share equal to the Value of a Class A Share as of the date of exercise, the number of Class A Shares so exercised equal to (1) the exercise price paid to the Corporation by the exercising party in connection with the exercise of such stock option divided by (2) the Value of a Class A Share at the time of such exercise;

(iii)    the Company shall transfer to the Optionee (or if the Optionee is an employee of a Controlled Entity of the Company, the Company shall transfer to such Controlled Entity, which in turn shall transfer to the Optionee) at no additional cost, as additional compensation, the number of Class A Shares equal to the number of Class A Shares described in Section 4.5(b)(i) less the number of Class A Shares described in Section 4.5(b)(ii);

(iv)    as soon as practicable after such exercise, the Corporation shall make a contribution to the capital of the Blocker Member for no consideration and the Blocker Member shall, make a Capital Contribution to the Company, in each case of an amount equal to all net proceeds received (from whatever source, but excluding any payment in respect of payroll taxes or other withholdings) by the Corporation in connection with the exercise of such stock option;

(v)    in exchange for such Capital Contribution, the Company shall issue a number of Common Units to the Blocker Member equal to the quotient of (1) the number of Class A Shares issued in connection with the exercise of such stock option, divided by (2) the Adjustment Factor then in effect.

(c)    Other Class A Shares Issued to Company Employees Under Equity Plans. If at any time or from time to time, in connection with any Equity Plan (other than in respect of the exercise of a stock option), any Class A Shares are issued to a Company Employee (including any Class A Shares that are subject to forfeiture in the event specified vesting conditions are not achieved and any Class A Shares issued in settlement of a restricted stock unit or similar award) in consideration for services performed for the Company or a Controlled Entity of the Company:

(i)    the Corporation shall issue such number of Class A Shares as are to be issued to the Company Employee in accordance with the Equity Plan;

(ii)    the following events will be deemed to have occurred: (1) the Corporation (on behalf of the Blocker Member) shall be deemed to have sold such shares to the Company (or if the Company Employee is an employee of a Controlled Entity of the Company, to such Controlled Entity) for a purchase price equal to the Value of such shares, (2) the Company (or such Controlled Entity) shall be deemed to have delivered the shares to the Company Employee, (3) the Corporation shall be deemed to have made a contribution to the capital of the Blocker Member for no consideration and the Blocker Member shall be deemed to have contributed the purchase price to the Company as a Capital Contribution, and (4) in the case where the Company Employee is an employee of a Controlled Entity of the Company, the Company shall be deemed to have contributed such amount to the capital of such Controlled Entity; and

(iii)    the Company shall issue to the Blocker Member a number of Common Units equal to the number of newly issued Class A Shares divided by the Adjustment Factor then in effect in consideration for the deemed Capital Contribution described in Section 4.5(c)(ii)(3).

(d)    Other Class A Shares Issued to Persons other than Company Employees Under Equity Plans. If at any time or from time to time, in connection with any Equity Plan (other than in respect of the exercise of a stock option), any Class A Shares are issued to a Person other than a Company Employee (including any Class A Shares that are subject to forfeiture in the event specified vesting conditions are not achieved and any Class A Shares issued in settlement of a restricted stock unit or similar award) in consideration for services performed for the Corporation, the Company or a Controlled Entity of the Company:

(i)    the Corporation shall issue such number of Class A Shares as are to be issued to such Person in accordance with the Equity Plan.

(ii)    the Blocker Member shall be deemed to have contributed the Value of such Class A Shares to the Company as a Capital Contribution, and the Company shall issue to the Blocker Member a number of newly issued Common Units equal to the number of newly issued Class A Shares divided by the Adjustment Factor then in effect.

(e)    Future Stock Incentive Plans. Nothing herein shall be construed or applied to preclude or restrain the Corporation from adopting, modifying or terminating stock incentive plans for the benefit of employees or directors of or other service providers to the Corporation, the Company or any of their Affiliates. The Members acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the Corporation, the Board of Managers shall have the power, without the Consent of the Members, to amend this Section 4.5 solely as required to implement the terms and conditions of any such plan.

(f)    Issuance of Common Units. The Company is expressly authorized to issue Common Units in the numbers specified in this Section 4.5 without any further act or Consent of any Member.

Section 4.6    Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article IV, all amounts received by the Corporation in respect of any stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by the Corporation to effect open market purchases of Class A Shares or (b) if the Corporation elects instead to issue new Class A Shares with respect to such amounts, shall be contributed to the capital of the Blocker Member for no consideration and then subsequently contributed by the Blocker Member to the Company in exchange for additional Common Units. Upon such contribution, the Company will issue to the Blocker Member a number of Common Units equal to the number of newly issued Class A Shares divided by the Adjustment Factor then in effect.

Section 4.7    No Interest; No Return. No Member shall be entitled to interest on its Capital Contribution or on such Member’s Capital Account. Except as provided herein or by law, no Member shall have any right to demand or receive the return of its Capital Contribution from the Company.

Section 4.8    Conversion or Redemption of Common Shares or Capital Shares.

(a)    If, at any time, any Capital Shares are converted into Class A Shares, in whole or in part, then an equal number of Equivalent Units held by the Blocker Member (or other applicable member of the Parent Corporation Group) that correspond to the class or series of Capital Shares so converted shall automatically be converted or exchanged into a number of Common Units equal to the quotient of (i) the number of Class A Shares issued upon such conversion, divided by (ii) the Adjustment Factor then in effect.

(b)    If, at any time, any Capital Shares are redeemed, repurchased or otherwise acquired (whether by exercise of a put or call, automatically or by means of another arrangement) by the Corporation for cash, then, immediately prior to such redemption, repurchase or acquisition of Capital Shares, the Company shall redeem an equal number of Equivalent Units held by the Blocker Member that correspond to the class or series of Capital Shares so redeemed, repurchased or acquired upon the same terms and for the same price per Equivalent Unit, as such Capital Shares are redeemed, repurchased or acquired.

(c)    If, at any time, any Class A Shares are redeemed, repurchased or otherwise acquired by the Corporation (whether upon forfeiture of any award granted under any Equity Plan, automatically or by means of another arrangement), then, immediately prior to such redemption, repurchase or acquisition of Class A Shares, the Company shall redeem a number of Common Units held by the Blocker Member equal to the quotient of (i) the number of Class A Shares so redeemed, repurchased or acquired, divided by (ii) the Adjustment Factor then in effect, such redemption, repurchase or acquisition to be upon the same terms and for the same price per Common Unit (after giving effect to application of the Adjustment Factor) as such Class A Shares are redeemed, repurchased or acquired.

Section 4.9    Other Contribution Provisions. With the consent of the Board of Managers, one or more Members (including the Blocker Member) may enter into contribution agreements with the Company which have the effect of providing a guarantee of certain obligations of the Company.

ARTICLE V

DISTRIBUTIONS

Section 5.1    Requirement and Characterization of Distributions. Subject to the terms of any Membership Interest Designation that provides for a class or series of Membership Interests with a preference with respect to the payment of distributions, distributions shall be made at such times and in such amounts as the Board of Managers may determine to the Members in accordance with their respective Percentage Interests on such Company Record Date. The Corporation shall not distribute any amounts to the holders of Class A Shares or Capital Shares in excess of the Blocker Member’s share of distributions from the Company without the Consent of the Non-Blocker Members.

Section 5.2    Tax Distributions.

(a)    To enable the Members (or their direct or indirect beneficial owners) to pay taxes on income of the Company or its subsidiaries that is taxable to the Members (or such owners), the Company must make cash distributions to the Members, during each Fiscal Year, pro rata among the Members based on their Percentage Interests (each, a “Tax Distribution”), in an aggregate amount equal to the greater of (i) the minimum amount necessary so that the Parent Corporation Group receives, in the aggregate, at least an amount equal to its Assumed Tax Liability for the Fiscal Year or (ii) the minimum amount necessary so that each Non-Blocker Member receives at least an amount equal to the product of (1) the highest aggregate rate of federal, state, and local income tax imposed on the Company’s income for that Fiscal Year applicable to an individual or corporation resident in New Jersey, whichever is higher (taking into account the deductibility of state and local income taxes for federal income tax purposes), multiplied by (2) the amount of the taxable income of the Company allocated to such Non-Blocker Member for that Fiscal Year (including income includible with respect to the Company or any of the Company’s subsidiaries by such Member or any of its direct or indirect beneficial owners by reason of Section 951, 951A or 956 of the Code or otherwise pursuant to subpart F of Part III of the Code and income recognized by such Non-Blocker Member (or any of its direct or indirect beneficial owners) with respect to any guaranteed payment in respect of services that is paid in property other than cash, but excluding income recognized by such Non-Blocker Member (or any of its direct or indirect beneficial owners) with respect to the issuance or vesting of such Member’s Units or any guaranteed payment in respect of services that is paid in cash); provided, however, that to the extent there is a Redemption or Termination Transaction Redemption of any Common Units of a Member during such Fiscal Year, appropriate adjustments shall be made (subject to the prior written consent of the applicable Member, which consent shall not be unreasonably withheld, conditioned or delayed) to the minimum amount of the Tax Distribution that would otherwise need to be made to such Member pursuant to clause (ii) above to take into account the reduction in such Member’s Common Units and the amount of cash and/or Class A Shares received in such Redemption or Termination Transaction Redemption that can be utilized to pay Taxes with respect to which a Tax Distribution otherwise would have been made, such that the decrease in such Member’s Membership Interest during the Fiscal Year does not distort the amount of Tax Distributions made with respect to each Common Unit held by the other Members. Tax Distributions must be paid at least quarterly during each Fiscal Year at times that coincide with the Members’ payment of estimated taxes, and the amount of each distribution will be based upon the anticipated taxable income of the Company for the Fiscal Year of the distribution and the anticipated amount of payments under the Tax Receivable Agreement for the Fiscal Year of the distribution. Unless otherwise provided herein, all Tax Distributions to a Member hereunder shall be considered an advance of Distributions otherwise payable to such Member. For purposes of determining whether sufficient Tax Distributions have been made pursuant to this Section 5.2 with respect to a Fiscal Year, all distributions made by the Company with respect to such Fiscal Year shall be treated as Tax Distributions until the full amount of Tax Distributions is paid with respect to such Fiscal Year.

(b)    To the extent any Tax Distribution to a member of the Parent Corporation Group is not ultimately used by the Parent Corporation Group to pay a Tax liability (or to the extent used by the Parent Corporation Group to pay a Tax liability but ultimately refunded to the Parent Corporation Group by the applicable taxing authority) or to make a payment under the Tax Receivable Agreement, such member of the Parent Corporation Group may, in its sole discretion, elect to (i) distribute such excess cash amounts to the Corporation (as applicable) to be distributed by the Corporation to the shareholders of the Corporation or (ii) contribute such excess cash amounts to the Company in exchange for a number of Common Units or other equity securities of the Company on a value-for-value basis, and cause the Corporation to distribute Class A Shares to the holders of Class A Shares (if the Company issues Common Units to such member of the Parent Corporation Group) or such other equity securities of the Corporation (if the Company issues equity securities of the Company other than Common Units) corresponding to the equity securities issued by the Company and with substantially the same rights to dividends and distributions. Notwithstanding clause (a) of the definition of Adjustment Factor, no adjustment shall be made to the Adjustment Factor solely by reason of a distribution by the Corporation of Class A Shares or other equity securities made pursuant to this Section  5.2(b).

Section 5.3    Distributions in Kind. No Member may demand to receive property other than cash as provided herein. The Board of Managers may cause the Company to make a distribution in kind of the Company assets to the Members, and such assets shall be distributed in such a fashion as to ensure that the Fair Market Value is distributed and allocated in accordance with Articles V, VI and X. If the Company distributes property in kind that was contributed to the Company by a Member (or deemed contributed by a Member, for tax purposes, or received in a tax-deferred exchange for property contributed or so deemed contributed to the Company by a Member), the Company shall use reasonable best efforts to cause such property to be distributed to the Member who contributed such property (or was deemed to contribute such property), to the extent that such Member is otherwise entitled to receive such a distribution at such time, in accordance with the immediately foregoing sentence and the other provisions herein.

Section 5.4    Distributions upon Liquidation. Notwithstanding the other provisions of this Article V, upon the occurrence of a Liquidating Event, the assets of the Company shall be distributed to the Members in accordance with Section 13.3.

Section 5.5    Distributions to Reflect Additional Membership Interests. If the Company issues additional Membership Interests pursuant to the provisions of Article IV, subject to the rights of any Member set forth in a Membership Interest Designation, the Board of Managers is hereby authorized to make such revisions to this Article V and to Article VI as it determines are necessary or desirable to reflect the issuance of such additional Membership Interests, including making preferential distributions to certain classes of Membership Interests.

Section 5.6    Restricted Distributions. Notwithstanding anything to the contrary herein, neither the Company nor the Board of Managers, on behalf of the Company, shall make a distribution to any Member if such distribution would violate applicable Law.

Section 5.7    Rounding. All distributions payable under this Article V shall be rounded to the nearest cent, with one-half cent rounded upward.

Section 5.8    Special Distributions to Facilitate Acquisitions. Notwithstanding any other provision herein to the contrary, the Board of Managers shall be permitted to cause a distribution, loan or other transfer of cash by the Company or one or more of its Controlled Entities to be made solely to the Blocker Member (or other applicable member of the Parent Corporation Group) (such distribution, loan or other transfer satisfying the following proviso, an “M&A Distribution”), provided, however that (a) each such distribution, loan or other transfer is (i) made at or following such time as the Board of Managers reasonably determines that a specific acquisition is reasonably likely to be consummated by the Blocker Member or another applicable member of the Parent Corporation Group and (ii) used solely to facilitate the consummation of such an acquisition within the time reasonably specified therefor by the Board of Managers at the time of such M&A Distribution (with any interest accrued thereon for the benefit of the Company), and (b) the Blocker Member (or other applicable member of the Parent Corporation Group) (i) contributes (in the case of an M&A Distribution that was a distribution), (ii) transfers in repayment of the applicable M&A Distribution that was a loan or (iii) sells solely in exchange for the applicable previously made M&A Distribution that was not a distribution or a loan, or causes to be contributed (in the case of an M&A Distribution that was a distribution), transferred in repayment of the applicable M&A Distribution that was a loan, or sold solely in exchange for the applicable previously made M&A Distribution that was not a distribution or a loan, as soon as practicable thereafter, to the Company or the applicable Controlled Entities of the Company, the assets directly or indirectly acquired with such distribution, loan or other transfer, as directed by the Board of Managers. If the M&A Distribution is not used solely to facilitate the consummation of an acquisition in accordance with the foregoing clause (a) within the time specified therefor by the Board of Managers, the Blocker Member (or other applicable member of the Parent Corporation Group) will contribute (in the case of an M&A Distribution that was a distribution), transfer in repayment of the applicable M&A Distribution that was a loan, or retransfer (in the case of an M&A Distribution that was not a distribution or a loan) the full amount of such M&A Distribution and any interest accrued thereon to the Company or the applicable Controlled Entities of the Company at or prior to 5:00 pm New York time on the applicable date. During any time period between the time of the M&A Distribution and the contribution, repayment or sale contemplated by the foregoing clause (b) of the immediately foregoing sentence, the Blocker Member (or other applicable member of the Parent Corporation Group) shall hold such cash, and operate any acquired assets, for the benefit of the Company. The number of Common Units held by the Blocker Member (or other applicable member of the Parent Corporation Group) shall not change as a result of any M&A Distribution or the re-contribution, repayment or retransfer of such M&A Distribution (together with any interest accrued thereon) or contribution, repayment or sale of any assets directly or indirectly acquired with such M&A Distribution, in each case as described in this Section 5.8. For the avoidance of doubt, neither an M&A Distribution nor the re-contribution, repayment or retransfer of such M&A Distribution (together with any interest accrued thereon) or contribution, repayment or sale of any assets directly or indirectly acquired with such M&A Distribution shall have any effect on the Adjustment Factor. For purposes of all computations required hereunder, the amount of any M&A Distribution that has not been repaid to the Company or the applicable Controlled Entities of the Company (including, to the extent an acquisition has been consummated with the proceeds of such M&A Distribution but the assets so acquired have not yet been contributed, repaid or sold to the Company or the applicable Controlled Entities of the Company as required hereby, the value of the assets so acquired) shall be treated as an asset owned by the Company or the applicable Controlled Entities of the Company and not by the Blocker Member (or other applicable member of the Parent Corporation Group). To the extent that any fees, costs and expenses are incurred in connection with the pursuit of an acquisition described in this Section 5.8, such fees, costs and expenses will be subject to the reimbursement provisions in Section 7.2(b).

ARTICLE VI

ALLOCATIONS

Section 6.1    Allocations of Net Profits and Net Loss of the Company. Subject to Section 6.2 and Section 6.3, the Net Profits and Net Losses of the Company, including each item of income, gain, loss, deduction and credit, for each Fiscal Year or other applicable period, and in the event of a liquidation or dissolution of the Company, shall be allocated among the Members in a manner such that the Capital Account of each such Member, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to the amount of the distributions that would be made to such Member during such Fiscal Year or other applicable period if (a) the Company were dissolved and terminated; (b) its affairs were wound up and each Company asset was sold for cash equal to its Gross Asset Value; (c) all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability); and (d) the net assets of the Company were distributed in accordance with Section 13.3 to such Members immediately after giving effect to such allocation, minus such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of the Company’s assets.

Section 6.2    Special Allocations. The following special allocations shall be made in the following order prior to any allocations under Section 6.1:

(a)    Company Minimum Gain Chargeback. Except as otherwise provided in Regulations section 1.704-2(f), notwithstanding any other provision of this Article VI, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.2(a) is intended to comply with the partnership minimum gain chargeback requirement in Regulations section 1.704-2(f) and shall be interpreted and applied consistently therewith.

(b)    Member Minimum Gain Chargeback. Except as otherwise provided in Regulations section 1.704-2(i)(4), notwithstanding any other provision of this Article VI if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, any Member with a share of that Member Minimum Gain attributable to such a Member Nonrecourse Debt (as determined under Regulations section 1.704-2(i)(5)) as of the beginning of the year shall be allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain, determined in accordance with Regulations section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations sections 1.704-2(f)(6) and 1.704- 2(j)(2). This Section 6.2(b) is intended to comply with the partner minimum gain chargeback requirements in the Regulations and shall be interpreted and applied consistently therewith.

(c)    Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit as quickly as possible; provided, however, that an allocation pursuant to this Section 6.2(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided in this Article VI have been tentatively made as if this Section 6.2(c) were not in this Agreement. This Section 6.2(c) is intended to comply with the qualified income offset provision in Regulations section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied consistently therewith.

(d)    Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year that is in excess of the amount that such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in an amount and manner sufficient to eliminate such deficit as quickly as possible; provided, however, that an allocation pursuant to this Section 6.2(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided in this Article VI have been tentatively made as if Section 6.2(c) and this Section 6.2(d) were not herein.

(e)    Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in the manner determined by the Board of Managers and each Member’s share of excess Nonrecourse Debt shall be allocated in the same manner; provided, however, that notwithstanding the foregoing, Nonrecourse Debt shall be allocated in a manner intended to avoid causing any Member to recognize gain pursuant to Section 731(a)(1) of the Code to the maximum extent permitted by applicable Law.

(f)    Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations section 1.752-2. If more than one Member bears the economic risk of loss for a Member Nonrecourse Debt, any Member Nonrecourse Deductions attributable to that Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss.

(g)    Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Regulations sections 1.704-1(b)(2)(iv)(m)(2) or (4), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Regulations.

Section 6.3    Curative Allocations. The allocations set forth in Section 6.2(a)–(f) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 6.3. Therefore, notwithstanding any other provision hereof, the Regulatory Allocations shall be taken into account in allocating items of Company income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member pursuant to Section 6.1 if the Regulatory Allocations had not occurred.

Section 6.4    Tax Allocations. The Members shall cause income, gain, loss and deductions (including any depreciation and/or cost recovery deductions) attributable to property contributed by a Member or revalued by the Company to be allocated among the Members for income tax purposes in accordance with Section 704(c) of the Code and Regulations promulgated thereunder using the traditional method as described in Regulations section 1.704-3(b). Such allocations shall be made in such manner and utilizing such permissible tax elections as determined in good faith by the Board of Managers. Allocations pursuant to this Section 6.4 are solely for purposes of United States federal, state, and local tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of items of income, gain, loss and deduction. The Members are aware of the tax consequences of the allocations made by this Section 6.4 and agree to be bound by the provisions of this Section 6.4 in reporting their shares of items of Company income, gain, loss and deduction.

Section 6.5    Compliance with Section 704(b) of the Code. The allocation provisions contained in this Article VI are intended to comply with Section 704(b) of the Code and the Regulations promulgated thereunder, and shall be interpreted and applied in a manner consistent therewith.

Section 6.6    Consent of Partners. The allocation methods of items of income, gain, loss and deduction contained in this Article VI are hereby expressly consented to by each Member as a condition of becoming a Member.

Section 6.7    Change in Company Interest. If there is a change in any Member’s Membership Interests during any Fiscal Year, the principles of Section 706(d) of the Code shall apply in allocating Net Profits and Net Loss and items thereof for such Fiscal Year to account for the variation. For purposes of applying Section 706(d) of the Code, the Board of Managers may adopt any method or convention permitted under applicable Regulations; provided, however, that in the event of a Transfer of Common Units solely between a transferor Member and a transferee Member such transferor Member and transferee Member shall be entitled to determine the allocation method and convention under Section 706(d) of the Code applicable as between such Members with respect to any and all allocations under Section  706(d) of the Code that affect solely such transferor Member and transferee Member.

Section 6.8     Modification of Allocations. The allocations set forth in this Article VI are intended to comply with certain requirements of the Regulations. Notwithstanding the other provisions herein (including Section 6.4), the Board of Managers shall be authorized to make, in its reasonable discretion, appropriate amendments to the allocations of Net Profits and Net Loss (and to individual items of income, gain, loss, deduction and credit) pursuant hereto as are required (a) in order to comply with Section 704 of the Code or applicable Regulations, (b) to allocate properly Net Profits and Net Loss (and individual items of income, gain, loss, deduction and credit) to those Members who bear the economic burden or benefit associated therewith and/or (c) to otherwise cause the Members to achieve the economic objectives hereunder, in each case, as reasonably determined by the Board of Managers. If there are any changes after the date hereof in applicable Tax Law, Regulations or interpretation, or any errors, ambiguities, inconsistencies or omissions herein with respect to allocations to be made to Capital Accounts which would, individually or in the aggregate, cause the Members not to achieve in any material respect the economic objectives underlying this Agreement, the Board of Managers may in its reasonable discretion make appropriate adjustments to such allocations in order to achieve or approximate such economic objectives.

Section 6.9    Certain Actions. In no event shall the Company, the Board of Managers or any member of the Parent Corporation Group take or cause the Company (or any of the Company’s Controlled Entities) to take any action (or fail to take any action) or make, or cause the Company (or any of the Company’s Controlled Entities) to make, any determination (or fail to make any determination) with respect to Tax matters or otherwise affecting the Tax items of the Company (or any of the Company’s Controlled Entities) or of any Member (including with respect to the method of allocation of income and losses to Capital Accounts or for tax purposes, any tax election, any method of tax accounting or any position on any tax return, in connection with any tax proceeding or otherwise) if such action or omission (a) could reasonably be expected to have the effect of treating any Non-Blocker Member materially disproportionately and adversely as compared to the Blocker Member (or any other member of the Parent Corporation Group), and (b) is not expressly required by the provisions hereof or of the Business Combination Agreement or the Tax Receivable Agreement. Notwithstanding the foregoing, nothing in this Section 6.9 shall be interpreted or applied so as to require the Board of Managers, any member of the Parent Corporation Group or the Company to take or cause the Company (or any of the Company’s Controlled Entities) to take any action (or fail to take any action) or make, or cause the Company (or any of the Company’s Controlled Entities) to make, any determination (or fail to make any determination) that the Company, such member of the Parent Corporation Group or the Board of Managers reasonably determines would result in a violation of applicable Law; provided that, if an action or omission is required as a result of this sentence, the Board of Managers, the members of the Parent Corporation Group and the Company shall cooperate in good faith with the Non-Blocker Members to mitigate any effect of such action or omission to the extent that such effect would otherwise be subject to the requirements of the first sentence of this Section 6.9.

ARTICLE VII

OPERATIONS

Section 7.1    Management.

(a)    Board of Managers.

(i)    All management powers over the business and affairs of the Company shall be exclusively vested in the Board of Managers, and the Board of Managers shall conduct, direct and exercise full control over all activities of the Company.    Each member of the Board of Managers is referred to herein as a “Manager.” The Managers shall be the “managers” of the Company for the purposes of the Act. The Board of Managers may (1) act by meetings or written consents pursuant to Section 7.1(a)(iii) and Section 7.1(a)(iv) and (2) through any Person or Persons to whom authority and duties have been delegated pursuant to Section 7.1(d).

(ii)    The Board of Managers shall at all times consist of the same number of Managers as the Board of Directors and the same persons as the Board of Directors. No Member has a right to appoint or elect a Manager to the Board of Managers that is not a director of the Board of Directors and each Manager shall serve until his or her successor has been duly elected and qualified in the same, or until his or her earlier removal, resignation, death or disability. Any Manager may be removed from the Board of Managers or from any other capacity with the Company at any time, with or without cause if such person is removed from the Board of Directors. A Manager may resign at any time upon written notice to the Board of Managers.

(iii)    The Board of Managers may hold meetings, both regular and special, either within or without the State of Delaware, or solely by means of electronic communication in accordance with the Act. Regular meetings of the Board of Managers may be held without notice at such time and place as shall from time to time be determined by the Board of Managers. At all meetings of the Board of Managers, a majority of the entire Board of Managers shall constitute a quorum for the transaction of business. Unless a different vote is required by express provision of an applicable Law or this Agreement, the vote of a majority of Managers present at a meeting at which a quorum is present shall be the act of the Board of Managers. At any meeting of the Board of Managers, business shall be transacted in such order and manner as the Board of Managers may from time to time determine. If a quorum shall not be present at any meeting of the Board of Managers, the directors present thereat may, to the fullest extent permitted by law, adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(iv)    Unless otherwise restricted hereby, any action required or permitted to be taken at any meeting of the Board of Managers or of any committee thereof may be taken without a meeting, if all members of the Board of Managers or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Managers or committee.

(b)    No Member or Assignee (other than any officer, director, manager, member, employee, partner, agent, representative or trustee of the Blocker Member, the Company or any of their Affiliates, in their capacity as such) shall take part in the operations, management or control (within the meaning of the Act) of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company. The transaction of any such business by the Blocker Member or any officer, director, manager, member, employee, partner, agent, representative or trustee of the Blocker Member, the Company or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Non-Blocker Members or Assignees hereunder.

(c)    Notwithstanding anything to the contrary herein, to the fullest extent permitted by applicable Law, the Board of Managers shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, reorganization or other combination of the Company with or into another entity, all without further act or Consent of the Members or any other Person; provided, however, that nothing herein shall alter in any respect any rights under the Corporation’s Charter or bylaws or applicable Law of any stockholder of the Corporation to approve or adopt, as applicable, such sale, lease, exchange or other disposition or a Member, in its capacity as a stockholder of the Corporation, to vote in connection therewith.

(d)    The Board of Managers may also, from time to time, appoint such officers and establish such management and/or advisory boards or committees of the Company as the Board of Managers deems necessary or advisable, each of which shall have such powers, authority and responsibilities as are delegated in writing by the Board of Managers from time to time. Each such officer, board or committee member shall serve at the pleasure of, and may be removed by, the Board of Managers, and any officer of the Company or any of its Controlled Entities, in such officer’s capacities as such, shall owe to the Company or such Controlled Entity, as applicable, duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the Laws of the State of Delaware. The officers of the Company as of the immediately prior to the Closing (as defined in the Business Combination Agreement) shall remain in their respective offices and shall be deemed to have been appointed by the Board of Managers.

(e)    The Board of Managers may cause the Company to contract and deal with the Blocker Member, the Corporation, or any Affiliate of the Corporation; provided that such contracts and dealings are on terms comparable to those available to the Company from others dealing with the Company at arm’s length or are approved by the Consent of the Non-Blocker Members and otherwise are permitted by contracts to which the Company is a party.

Section 7.2    Compensation and Reimbursement.

(a)    The Board of Managers shall not receive any fees from the Company for its services in administering the Company, except as otherwise provided herein.

(b)    Subject to Section 5.1 and Section 7.2(c), the Company shall be liable for, and shall reimburse the Corporation (or the applicable member of the Parent Corporation Group), on a monthly basis, or such other basis as the Board of Managers may determine, for all sums expended and obligations incurred by the members of the Parent Corporation Group in connection with the Company’s business, including (i) expenses relating to the ownership of interests in and management and operation of, or for the benefit of, the Company, (ii) compensation of officers and employees of the members of the Parent Corporation Group or the Company, including payments under future compensation plans of the members of the Parent Corporation Group or the Company that may provide for stock units, or phantom stock, pursuant to which employees of the Parent Corporation Group or the Company will receive payments based upon dividends on or the value of Class A Shares, (iii) director fees and expenses and (iv) all costs and expenses of the members of the Parent Corporation Group’s maintenance of its corporate status and being a public company, including, without limitation, costs of filings with the SEC, reports and other distributions to its stockholders. The Members acknowledge that all such expenses are deemed to be for the benefit of the Company. Such reimbursements shall be made on an after-tax basis and be in addition to any reimbursement of any member of the Parent Corporation Group as a result of indemnification pursuant to Section 7.6.

(c)    To the extent practicable, Company expenses shall be billed directly to and paid by the Company and reimbursements to any member of the Parent Corporation Group by the Company pursuant to this Section 7.2 shall be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code (unless otherwise required by the Code and the Regulations) and shall not be treated as Distributions for purposes of computing the Members’ Capital Accounts.

Section 7.3    Outside Activities.

(a)    No member of the Parent Corporation Group shall, directly or indirectly, enter into or conduct any business, other than in connection with (i) the ownership, acquisition and disposition of Membership Interests, (ii) the management of the business of the Company, (iii) its operation as a reporting company with a class (or classes) of securities registered under the Exchange Act, (iv) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (v) financing or refinancing of any type related to the Company or its assets or activities and (vi) such activities as are incidental thereto; provided, however, a member of the Parent Corporation Group may, in its sole and absolute discretion, from time to time hold or acquire assets in its own name or otherwise other than through the Company so long as the members of the Parent Corporation Group take commercially reasonable measures to ensure that the economic benefits and burdens of such assets are otherwise vested in the Company, whether through assignment, mortgage loan or otherwise or, if it is not commercially reasonable to vest such economic interests in the Company, the Members shall negotiate in good faith to amend the provisions hereof, including, without limitation, the definition of “Adjustment Factor,” to reflect such activities and the direct ownership of assets by the applicable member of the Parent Corporation Group. The members of the Parent Corporation Group and any of their respective Affiliates may acquire Membership Interests and shall be entitled to exercise all rights of a Non-Blocker Member relating to such Membership Interests.

(b)    Prism and each of the Prism Members shall (i) communicate to the Board of Managers any and all investment opportunities that relate to the Business of which Prism or such Prism Member becomes aware, regardless of the location of such investment opportunity, whether acting for its own account or for the account of another Person and (ii) not, directly or indirectly, including through any Affiliate, pursue any such investment activity without first offering the opportunity to the Company and, if the Company elects not to pursue such opportunity, obtaining the consent of the Board of Managers and the Consent of the Members; provided that such a corporate opportunity shall not be deemed to belong to the Company or any of its Controlled Entities if it is a business opportunity that the Company and its Controlled Entities are not legally able to undertake, or that is, by its nature, not related to the Business.

(c)    Subject to any agreements entered into by a Non-Blocker Member or any of its Affiliates with any member of the Parent Corporation Group, the Company or any Controlled Entity thereof (including any employment agreement), any Non-Blocker Member (other than the Prism Members), and any Assignee, officer, director, employee, agent, trustee, Affiliate, member or stockholder of any Non-Blocker Member (other than the Prism Members), shall be entitled to and may engage, invest or otherwise have an interest in any other business, activity or opportunity of any nature, independently or with others, including any business engagement, investment or interest that is in direct or indirect competition with the Company or enhanced by the activities of the Company. Neither the Company nor any Member shall have any rights by virtue hereof in any business ventures of any Non-Blocker Member (other than the Prism Members) or Assignee of a Non-Blocker Member (other than the Prism Members). Subject to such agreements and the foregoing, none of the Non-Blocker Members nor any other Person shall have any rights by virtue hereof or the relationship established hereby in any business ventures of any other Person (other than any member of the Parent Corporation Group, Prism or the Prism Members, to the extent expressly provided herein), and such Person shall have no obligation pursuant hereto, subject to any agreements entered into by a Non-Blocker Member or its Affiliates with any member of the Parent Corporation Group, the Company or a Controlled Entity thereof, to offer any interest in any such business ventures to the Company, any Non-Blocker Member, or any such other Person, even if such opportunity is of a character that, if presented to the Company, any Non-Blocker Member or such other Person, could be taken by such Person. No amendment or repeal of this Section 7.3(c) shall apply to or have any effect on the liability or alleged liability of any Non-Blocker Member for or with respect to any opportunities of which any such Non-Blocker Member becomes aware prior to such amendment or repeal. Any Person purchasing or otherwise acquiring any interest in any Membership Interests shall be deemed to have notice of and consented to the provisions of this Section 7.3(c).

(d)    Non-Competition, Non-Solicitation and Intellectual Property of Prism and Prism Members.

(i)    Notwithstanding anything herein to the contrary, until the earlier of five (5) years from the termination of employment with the Company or any Controlled Entity for any reason (if applicable) and three (3) years from the time at which such Person ceases to hold Common Units or equity interests in Prism, neither Prism nor a Prism Member shall, directly or indirectly, in any manner whatsoever including, without limitation, either individually, or in partnership, jointly or in conjunction with any other Person, or as employee, employer, principal, agent, trustee, consultant, contractor, manager, officer, shareholder or lender: (1) carry on or be engaged in any undertaking, (2) have a financial or other interest (including an interest by way of royalty or other compensation arrangements) in or in respect of the business of any Person which carries on a business, (3) advise, manage, lend money to or guarantee the debts or obligations of any Person which carries on a business, (4) permit their name to be used or employed by any Person carrying on, engaged in a business (5) permit their name to be used or employed by any Person carrying on, engaged in a business, (6) canvass or solicit the business of (or procure or assist the canvassing or soliciting of the business of) any Customer or Prospective Customer, (7) accept (or procure or assist the acceptance of) any business from any Customer or Prospective Customer, (8) supply (or procure or assist the supply of) any goods or services to any Customer or Prospective Customer, (9) unless otherwise approved in writing by the Board of Managers, which approval shall not be unreasonably withheld or delayed, employ, offer employment to or solicit the employment or engagement of or otherwise entice away from the employment of the Company any individual who is employed by the Company or ceased employment with the Company for one hundred and twenty (120) days, whether or not such individual would commit any breach of his contract or terms of employment by leaving the employment of the Company or (10) procure or assist any Person to employ, offer employment or solicit the employment or engagement of any such individual, in each case in or with respect to (as applicable) the same business as, or a competing business to (i.e., that is the same or a substantially similar business to the Business in North America).

(ii)    Prism and the Prism Members each hereby assign to the Company all Intellectual Property they own as of the date hereof (which has not been previously assigned to the Company or any of its Controlled Entities) or which is conceived or made solely by Prism or such Prism Member or jointly by Prism or such Prism Member, as the case may be, and any other Person or Persons prior to Prism or such Prism Member ceasing to hold any Membership Interests, and which directly relates to the Business, including related research or other activities of the Company or any of its Controlled Entities or which results from any task assigned to or performed by such Person on behalf of the Company or any of its Controlled Entities. Prism and the Prism Members hereby covenant and agree that they will (1) promptly disclose to the Company any Intellectual Property covered by this Section 7.3(d)(ii), (2) if requested by the Company, execute a specific assignment of such Intellectual Property to the Company or a Controlled Entity, and (3) take all reasonable actions requested of them by the Company to assist the Company or any of its Controlled Entities, at the Company’s expense, to secure protection of all applicable Intellectual Property in the United States.

(iii)    Notwithstanding the foregoing, the provisions of this Section 7.3(d) shall cease to be of any effect upon a Termination Transaction of a Non-Blocker Member with respect to Prism or a Termination Transaction of the Corporation.

(iv)    Notwithstanding the foregoing, nothing herein shall prevent Prism or a Prism Member from owning not more than one percent (1%) of any class of securities of an entity, the securities of which are listed on a recognized securities exchange which carries on a business which is the same as or which competes with the Business.

(e)    Notwithstanding anything herein to the contrary, any Membership Interests held by the Parent Corporation Group shall be held only by the Corporation or a wholly owned Controlled Entity of the Corporation.

Section 7.4    Duties; Limitation of Liability of the Board of Managers.

(a)    The Board of Managers shall have the same duties to the Company as the Board of Directors has to the Corporation.

(b)    Without limiting any of the Board of Managers’ covenants or agreements hereunder or any of the duties any Manager may owe to the stockholders of the Corporation under applicable Law, (i) no Manager, acting in their capacity as such, shall have any duties directly to any Member and (ii) no Manager, acting in their capacity as such, shall be directly liable to the Company for money damages by reason of their service as such.

(c)    In performing its duties hereunder and under applicable Law, the Board of Managers shall be entitled to rely on the provisions hereof and on any information, opinion, report or statement, including any financial statement or other financial data or the records or books of account of the Company or any Controlled Entity of the Company, prepared or presented by an officer, employee or agent of the Company or any such Controlled Entity, or by a lawyer, certified public accountant, appraiser or other person engaged by the Company as to any matter within such person’s professional or expert competence, and any act taken or omitted to be taken in reliance upon any such information, opinion, report or statement as to matters that the Board of Managers reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion. The Board of Managers may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(d)    Any amendment, modification or repeal of this Section 7.4 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Managers under this Section 7.4, as in effect immediately prior to such amendment, modification or repeal, with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.5    No Fiduciary Duties of the Members.

(a)    No Member or any Affiliate of such Member (such Persons, the “No-Duty Persons”) shall owe any fiduciary duty to any Covered Person, the Company, or any of their respective Representatives or any other Person. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any No-Duty Person, and any such fiduciary duty that would otherwise apply under applicable Law is hereby eliminated to the fullest extent permitted under applicable Law. Furthermore, each of the Members and the Company hereby unconditionally and irrevocably waives, to the fullest extent permitted by applicable Law, any and all fiduciary duties (including any fiduciary duty related to or associated with self-dealing, corporate or business opportunities or otherwise) of any No-Duty Person that, absent such waiver, would otherwise apply under applicable Law and, in doing so, acknowledges and agrees that the only duties and obligation of each No-Duty Person, in its capacity as a Member , to each other Covered Person, the Company, any of their respective Representatives or any other Person are as expressly set forth herein or under applicable Law. Accordingly, to the fullest extent permitted by applicable Law, no No-Duty Person, in its capacity as a Member or Affiliate thereof, shall be liable to the Company, any of its Representatives or to any Member for any act performed or omission made by such No-Duty Person taken in its capacity as a Member or Affiliate thereof in connection with this Agreement or the matters contemplated herein, unless such act or omission resulted from gross negligence, fraud, any action or inaction of such No-Duty Person taken or not taken with the intent to breach this Agreement or any action or inaction of such No-Duty Person taken or not taken with the intent to engage in an illegal act or except pursuant to any express indemnities given to the Company by such No-Duty Person pursuant to any other written instrument.

(b)    To the fullest extent permitted under applicable Law, whenever a No-Duty Person is permitted or required to make a decision or take an action or omit to do any of the foregoing (i) in its “sole discretion” or

“discretion” or under a similar grant of authority or latitude or without an express standard of behavior (including standards such as “reasonable” or “good faith”), such No-Duty Person shall be entitled to consider any such interests and factors, including its own, as it desires, and shall have no duty or obligation to consider any other interests or factors whatsoever or (ii) with an express standard of behavior (including standards such as “reasonable” or “good faith”), then such No-Duty Person shall comply with such express standard but, to the fullest extent permitted under Law, shall not be subject to any other or additional standard imposed by this Agreement or Law.

(c)    The provisions hereof, to the extent that they restrict or eliminate the duties and liabilities of the No-Duty Persons otherwise existing at law or in equity, are agreed by the Members and the Company to replace such other duties and liabilities of the No-Duty Persons to the fullest extent permitted by applicable Law.

(d)    Any amendment, modification or repeal of this Section 7.5 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Members under this Section 7.5, as in effect immediately prior to such amendment, modification or repeal, with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.6    Exculpation and Indemnification.

(a)    Liability. Except as otherwise provided herein, to the fullest extent permitted by applicable Law, the debts, obligations and liabilities of the Company and each Controlled Entity thereof, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company or such Controlled Entity, and no Covered Person shall be obligated to any Person (including any creditor of the Company) for the repayment, satisfaction or discharge of any such debt, obligation or liability of the Company or such Controlled Entity solely by reason of being a Covered Person; provided, however, that the foregoing shall not eliminate or limit the liability of such Covered Person by reason of acts or omissions of such Person that involve gross negligence, fraud or willful misconduct. All Persons dealing with the Company shall have recourse solely to the assets of the Company for the payment of debts, obligations or liabilities of the Company. No Member shall take, or cause to be taken, any action that would result in any other Member having any personal liability for the obligations of the Company. The failure of the Company to observe any formalities relating to the exercise of its powers or management of its business or affairs hereunder or under applicable Law shall not be a ground for imposing personal liability on any Member or Covered Person for the obligations and liabilities of the Company.

(b)    Exculpation. To the fullest extent permitted by applicable Law, no Covered Person who serves on behalf of the Company shall be liable to the Company, any Controlled Entity thereof or any other Person for any loss, liability, damage or claim arising out of any act or omission performed or omitted by such Covered Person on behalf of the Company or any Controlled Entity thereof or in furtherance of the interests of the Company or any Controlled Entity thereof or arising out of or in connection with the Company or any Controlled Entity thereof taken or omitted by such Covered Person, so long as such act or omission did not constitute gross negligence, fraud or willful misconduct.

(c)    Indemnification. In addition to the advancement of expenses pursuant to Section 7.6(d), to the fullest extent permitted by applicable Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), the Company agrees to indemnify, pay and hold each Covered Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including any interest and penalties, out-of-pocket expenses and the reasonable fees and disbursements of counsel for such Covered Person in connection with any investigative, administrative or judicial proceedings, whether or not such Covered Person shall be designated a party thereto), whether absolute, accrued, conditional or otherwise and whether or not resulting from bona fide third-party claims

(collectively, “Indemnifiable Losses”), which may be imposed on, incurred by or asserted against any such Covered Person, in any manner relating to or arising out of (i) any act or omission performed or omitted by such Covered Person either on behalf of the Company or its Controlled Entities or in furtherance of the interests of the Company or arising out of or in connection with the Company, or (ii) the fact that such Covered Person is or was acting in connection with the business of the Company as a partner, member, stockholder, controlling Affiliate, manager, director, officer, employee or agent of the Company or any of its controlling Affiliates, or that such Covered Person is or was serving at the request of the Company as a partner, member, manager, director, officer, employee or agent of any Person including any Controlled Entity of the Company (the “Actions”); provided that the Company shall not indemnify a Covered Person (i) for any Action if it is established by a final judgment of a court of competent jurisdiction that the actions or omissions of the Covered Person were material to the matter giving rise to the Action and constituted fraud or were committed with willful misconduct or gross negligence, (ii) for an Action initiated by the Covered Person (other than an Action to enforce such Indemnitee’s rights to indemnification under this Section 7.6(c) or advance of expenses under Section 7.6(d)), or (iii) for a criminal proceeding if the Covered Person had reasonable cause to believe that the Covered Person’s act or omission was a crime; provided, further, that any indemnity payment under this Section 7.6(c) shall be provided out of and to the extent of Company Property only (including available insurance), and no Member shall have any personal liability on account thereof or be required to contribute to the capital of the Company or otherwise provide funds to enable the Company to fund its obligations under this Section 7.6(c). The termination of any proceeding by judgment, order or settlement does not create a presumption that the Covered Person did not meet the requisite standard of conduct set forth in this Section 7.6, unless such judgment, order or settlement specifically addresses whether the Indemnitee met the requisite standard of conduct. The termination of any proceeding by conviction of a Covered Person or upon a plea of nolo contendere or its equivalent by a Covered Person, or an entry of an order of probation against a Covered Person prior to judgment, does not create a presumption that such Indemnitee acted in a manner contrary to that specified in this Section 7.6(c), with respect to the subject matter of such proceeding.

(d)    Advancement of Expenses. To the fullest extent permitted by applicable Law, expenses (including reasonable attorneys’ fees, disbursements, fines and amounts paid in settlement) incurred by a Covered Person of the type entitled to be indemnified under this Section 7.6 shall, from time to time, be advanced by the Company prior to the final disposition of any claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay any such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized by this Section 7.6 or otherwise.

(e)    Good-Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company or any Controlled Entity thereof and upon such information, opinions, reports or statements presented to the Company or any Controlled Entity thereof by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company or any Controlled Entity thereof, including information, opinions, reports or statements as to the value and amount of the Company Property, liabilities, or any other facts pertinent to the existence and amount of the Company Property from which distributions to the Members might properly be paid.

(f)    Severability. To the fullest extent permitted by applicable Law, if any portion of this Section 7.6 shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Covered Person and may indemnify each employee or agent of the Company or any Controlled Entity thereof as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company or any Controlled Entity thereof, in each case to the full extent permitted by applicable Law.

(g)    Survival. This Section 7.6 shall survive any termination of hereof and shall continue as to a Person who has ceased to be a Covered Person and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of such Covered Person.

(h)    Indemnification Not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 7.6 shall not be deemed exclusive of any other rights to which a Covered Person may be entitled at law or in equity, including common Law rights to indemnification or contribution (if any). Nothing in this Section 7.6 shall affect the rights or obligations of any Covered Person (or the limitations on those rights or obligations) under any other agreement or instrument to which such Covered Person is a party.

(i)    Primacy of Indemnification.

(i)    The Company hereby acknowledges that certain Covered Persons may have certain rights to indemnification or insurance provided by the Members and certain of their Affiliates (collectively, the “Member Indemnitors”). The Company hereby agrees that it is the indemnitor of first resort (i.e., its obligations to each Covered Person are primary and those of the Member Indemnitors are secondary) and that it shall be liable for the full amount of all Indemnifiable Losses to the extent legally permitted. The Company further agrees that no advancement or payment by the Member Indemnitors on behalf of any Covered Person with respect to any claim for which such Covered Person has sought indemnification from the Company shall affect the foregoing and the Member Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Covered Person against the Company.

(ii)    Except as provided in Section 7.6(i)(i), in the event of any payment of Indemnifiable Losses hereunder, the Company shall be subrogated to the extent of such payment to all of the rights of contribution or recovery of the Covered Person against other Persons (other than the Member Indemnitors), and the Covered Person shall take, at the request of the Company, all reasonable action necessary to secure such rights, including the execution of such documents as are necessary to enable the Company to bring suit to enforce such rights. Notwithstanding anything to the contrary herein, this Section 7.6(i) shall be for the exclusive benefit of the Member Indemnitors and shall not result in any benefit to, or right of, any other Person.

(j)    No Duplication of Payments. The Company shall not be liable under this Section 7.6 to make any payment to a Covered Person in respect of any Indemnifiable Losses to the extent that the Covered Person has otherwise actually received payment (net of any expenses incurred in connection therewith and any repayment by the Covered Person made with respect thereto) under any insurance policy or from any other source in respect of such Indemnifiable Losses.

(k)    Maintenance of Insurance or Other Financial Arrangements. In compliance with applicable Law, the Company (with the approval of the Board of Managers) may, but shall not be obligated to, purchase and maintain insurance or make other financial arrangements on behalf of any Person who is or was a Member, employee or agent of the Company, or at the request of the Company, is or was serving as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, for any liability asserted against such Person and liability and expenses incurred by such Person in such Person’s capacity as such, or arising out of such Person’s status as such, whether or not the Company has the authority to indemnify such Person against such expense, liability or loss under applicable Law.

(l)    It is the intent of the parties that any amounts paid by the Company to any member of the Parent Corporation Group pursuant to this Section 7.6 shall be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code (unless otherwise required by the Code and the Regulations) and shall not be treated as Distributions for purposes of computing the Members’ Capital Accounts.

Section 7.7    Notice of Proceedings. Promptly after receipt by a Covered Person of notice of the commencement of any proceeding against such Covered Person, such Covered Person shall, if a claim for indemnification in respect thereof is to be made against the Company, give prompt written notice to the Company of the commencement of such proceeding; provided that the failure of a Covered Person to give notice as provided herein shall not relieve the Company of its obligations under Section 7.6, except to the extent that the Company is actually and materially prejudiced by such failure to give notice. In case any such proceeding is brought against a Covered Person (other than a proceeding by or in the right of the Company), after the Company has acknowledged in writing its obligation to indemnify and hold harmless the Covered Person, the Company shall be entitled to assume the defense of such proceeding; provided that the Covered Person shall be entitled to participate in such proceeding and to retain its own counsel at its own expense. After notice from the Company to such Covered Person acknowledging the Company’s obligation to indemnify and hold harmless the Covered Person and electing to assume the defense of such proceeding, the Company shall not be liable for expenses subsequently incurred by such Covered Person in connection with the defense thereof. Without the consent of such Covered Person (not to be unreasonably withheld, conditioned or delayed), the Company shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Covered Person of a release from all liability arising out of the proceeding and claims asserted therein and does not involve any statement, finding or admission of any fault, culpability, failure to act, violation of Law or admission of any wrongdoing by or on behalf of such Covered Person.

Section 7.8    Amendments. Any repeal, amendment or modification of Article VII shall not adversely affect any rights of a Covered Person pursuant to this Article VII, including the right to indemnification and to the advancement of expenses of a Covered Person, existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE VIII

RIGHTS AND OBLIGATIONS OF MEMBERS

Section 8.1    Rights of Members Relating to the Company.

(a)    In addition to other rights provided hereby or under applicable Law, the Company shall deliver to each Member a copy of any information mailed to all stockholders of the Corporation as soon as practicable after such mailing.

(b)    The Company shall notify any Member that is a Qualifying Party, on written request, of the then current Adjustment Factor or any change made to the Adjustment Factor.

(c)    Notwithstanding any other provision of this Section 8.1, the Company may keep confidential from the Members (or any of them), for such period of time as the Board of Managers determines to be reasonable, any information that (i) the Board of Managers believes to be in the nature of trade secrets or other information the disclosure of which the Board of Managers in good faith believes is not in the best interests of the Company or the Members or (ii) the Company is required by Law or by agreement to keep confidential.

Section 8.2    Members’ Right to Act. For matters that require the Consent of the Members or the Consent of the Non-Blocker Members, the applicable Members shall act through meetings and written consents as described in this Section 8.2.

(a)    Except as otherwise expressly provided herein, acts by Consent of the Members or Consent of the Non-Blocker Members, voting together as a single class, shall be the acts of the Members or the Non-Blocker Members, respectively. Any Member entitled to vote at a meeting of Members or a meeting of Non-Blocker Members, or to express consent or dissent to any Company action in a written transmission without a meeting, may authorize another Person or Persons to act for such Member by proxy in accordance with applicable Law. If a proxy designates two (2) or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons shall have and may exercise all the powers of voting or giving consents thereby conferred, or, if a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the votes that are the subject of such proxy are to be voted with respect to such issue.

(b)    Actions by the Members or the Non-Blocker Members hereunder shall be taken at a meeting called by the Blocker Member or by a Majority in Interest of the Members on at least forty-eight (48) hours’ prior written notice to the other Members entitled to vote thereat, which notice shall state the purpose or purposes for which such meeting is being called unless such notice is waived by such Member; provided, however, that any such action may be taken by written consent; provided that such consent is signed by Members having not less than the minimum Percentage Interest that would be necessary to authorize or take such action at a meeting at which the applicable Members entitled to vote thereon were present and voted. The actions taken by the Members entitled to vote or Consent at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Members entitled to vote or consent as to whom it was improperly held execute a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. Prompt notice of the action so taken, which shall state the purpose or purposes for which such consent is required and may be delivered via email, without a meeting shall be given to those Members entitled to vote or consent who have not consented in writing; provided, however, that the failure to give any such notice shall not affect the validity of the action taken by such written consent. Any action taken pursuant to such written consent of the applicable Members shall have the same force and effect as if taken by the Members at a meeting thereof.

Section 8.3    Various Capacities. The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities hereunder, including as a Member.

ARTICLE IX

BOOKS AND RECORDS

Section 9.1    Books and Records. The Company shall keep, or cause to be kept, separate, complete and accurate books and records of the Company for financial reporting purposes, on an accrual basis, in accordance with the United States generally accepted accounting principles, consistently applied, including all books and records necessary to provide any information, lists and copies of documents required pursuant to applicable Law. The Company shall keep at its principal office the following:

(a)    true and correct information regarding the state of the business and financial condition and operating results of the Company and in compliance with past custom and practice;

(b)    a copy of the Certificate and this Agreement and all amendments thereto and hereto;

(c)    a current list of the full names and last known business, residence, mailing and email addresses of all Members; and

(d)    copies of the Company’s (and its Controlled Entities’) federal, state and local income Tax returns and reports, if any, for all taxable years or periods.

Section 9.2    Inspection. Subject to Section 15.10, the Company shall permit the Members (personally or through an authorized representative) to (a) visit and inspect any of the properties of the Company and its Controlled Entities, (b) examine and copy (at their own expense) the books and records, or business and financial records, of the Company or any of its Controlled Entities and (c) consult with the Board of Managers, and the managers, officers, employees or independent accounts of the Company or any of its Controlled Entities, concerning the affairs, finances and accounts of the Company or any of its Controlled Entities, in each case, during reasonable business hours upon reasonable prior notice in such a manner as to not unreasonably disrupt the normal operations of the Company or such Controlled Entity and solely for purposes reasonably related to their respective Membership Interests.

ARTICLE X

TAX MATTERS

Section 10.1    Partnership Status and Tax Elections. It is the intent of the Members that the Company be taxed as a partnership for United States federal, state and local income Tax purposes. The Members hereby agree not to elect (a) to be excluded from the application of subchapter K of chapter 1 of subtitle A of the Code or any similar state statute and (b) for the Company to be treated as a corporation, or an association taxable as a corporation, under the Code or any similar state statute.

Section 10.2    Tax Returns; Information. Prism shall arrange for the preparation of all income Tax returns of the Company for taxable years of the Company ending prior to January 1, 2020 and shall cause the same to be filed in a timely manner; provided that Prism shall provide Clairvest and the Blocker Member, a reasonable right to review and comment on any such Tax returns prior to any such filing and Prism shall incorporate in the Tax return filed any reasonable comments received from Clairvest and the Blocker Member. The Board of Managers shall arrange for the preparation of all other Tax returns of the Company; provided, however, that (a) in the case of any such Tax return that is an income Tax return and that relates to a taxable year of the Company beginning on or before, and ending after, the Closing Date, the Company shall provide a draft copy of such Tax return to Prism and Clairvest for their respective review and comment not later than forty-five (45) days prior to the due date (including valid extensions, the “Due Date”) for filing such Tax return and shall incorporate in the Tax return filed any reasonable comments received from Prism and Clairvest not later than five (5) days prior to the Due Date for the filing thereof. As soon as practicable following the end of each Fiscal Year, the Company shall furnish to each Member a copy of each such Tax return as filed, together with any schedules or other information such Member may reasonably require in connection with such Member’s own tax affairs. Without limiting the generality of the foregoing, as soon as practicable, but in any event within ninety (90) days following the end of each Fiscal Year, the Company shall deliver to each Person who was a Member during such Fiscal Year a Schedule K-1 for such Fiscal Year.

Section 10.3    Partnership Representative.

(a)    (i) Prism is hereby designated (1) as the Company’s “tax matters partner” for U.S. federal income tax purposes under Section 6231(a)(7) of the Code, as in effect for Company taxable years beginning on or before December 31, 2017, and (2) the “partnership representative,” as that term is defined in Section 6223(a) of the Code, as in effect for taxable years of the Company beginning after December 31, 2017, and ending prior to January 1, 2020, and (ii) the Blocker Member is hereby designated as the “partnership representative,” as that term is defined in Section 6223(a) of the Code, as in effect for taxable years of the Company beginning on or after January 1, 2020 (any Member acting as the “tax matters partner” or the “partnership representative,” the “Partnership Representative”), with all of the rights, duties and powers provided for in the Code and Regulations. For each taxable year in which the Partnership Representative is an entity, the Company shall appoint the “designated individual” identified by the Partnership Representative to act on behalf of the Partnership Representative (the “Designated Individual”) in accordance with the applicable Regulations. Each Member expressly consents to such designations and agrees that it will execute, acknowledge, deliver, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.

(b)    The Partnership Representative shall have the sole authority to act on behalf of the Company in connection with and make all relevant decisions regarding application of the Partnership Audit Procedures, including, but not limited to, any elections under the Partnership Audit Procedures or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any proceeding before the IRS. The Partnership Representative shall keep all Members reasonably informed of any audit or proceeding asserting any Tax liability related to the Company.

(c)    The Members agree to cooperate in good faith to timely provide information requested by the Partnership Representative as needed to comply with the Partnership Audit Procedures, including without limitation to make any elections available to the Company under the Partnership Audit Procedures. Each Member agrees that, upon request of the Company, such Member shall take such actions as may be necessary or desirable (as determined by the Partnership Representative) to (i) allow the Company to comply with the provisions of Section 6226 of the Partnership Audit Procedures so that any “partnership adjustments” (as defined in Section 6241(2) of the Partnership Audit Procedures) are taken into account by the Members and former Members rather than the Company; (ii) use the provisions of Section 6225(c) of the Partnership Audit Procedures including, but not limited to, filing amended tax returns with respect to any “reviewed year” (within the meaning of Section 6225(d)(1) of the Partnership Audit Procedures) or using the alternative procedure to filing amended returns to reduce the amount of any partnership adjustment otherwise required to be taken into account by the Company; or (iii) otherwise allow the Company and its Members to address and respond to any matters arising under the Partnership Audit Procedures.

(d)    Notwithstanding other provisions herein to the contrary, if any partnership adjustment is determined with respect to the Company, the Partnership Representative shall, at the Blocker Member’s request, in its sole discretion, cause the Company to elect pursuant to Section 6226 of the Partnership Audit Procedures to have such adjustment passed through to the Members for the year to which the adjustment relates (i.e., the “reviewed year” within the meaning of Section 6225(d)(1) of the Partnership Audit Procedures). In the event that the Partnership Representative has not caused the Company to so elect pursuant to Section 6226 of the Partnership Audit Procedures, then any “imputed underpayment” (as determined in accordance with Section 6225 of the Partnership Audit Procedures) or partnership adjustment that does not give rise to an imputed underpayment shall be apportioned among the Members of the Company for the taxable year in which the adjustment is finalized in such manner as may be necessary (as determined by the Partnership Representative in good faith) so that, to the maximum extent possible, the tax and economic consequences of the imputed underpayment or other partnership adjustment and any associated interest and penalties (any such amount, an “Imputed Underpayment Amount”) are borne by the Members based upon their interests in the Company for the reviewed year. Imputed Underpayment Amounts also shall include any imputed underpayment within the meaning of Section 6225 of the Partnership Audit Procedures paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Company holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes to the extent that the Company bears the economic burden of such amounts, whether by Law or contract.

(e)    Each Member agrees to indemnify and hold harmless the Company from and against any liability with respect to such Member’s share of any Tax deficiency paid or payable by the Company that is allocable to the Member as determined in accordance with the second sentence of Section 10.3(d) with respect to an audited or reviewed taxable year for which such Member was a partner in the Company. The obligations set forth in this Section 10.3(e) shall survive the termination of any Member’s interest in the Company, the termination hereof and/or the termination, dissolution, liquidation or winding up of the Company, and shall remain binding on each Member for the period of time necessary to resolve with the IRS (or any other applicable taxing authority) all income Tax matters relating to the Company and for Members to satisfy their indemnification obligations, if any, pursuant to this Section 10.3. Any obligation of a Member pursuant to this Section 10.3(e) shall be implemented through adjustments to distributions otherwise payable to such Member as determined in accordance with Section 5.1; provided, however, that at the written request of the Partnership Representative, each Member or former Member may be required to contribute to the Company such Member’s Imputed Underpayment Amount imposed on and paid by the Company; provided, further, that if a Member or former Member individually directly pays, pursuant to the Partnership Audit Procedures, any such Imputed Underpayment Amount, then such payment shall reduce any offset to distribution or required capital contribution of such Member or former Member. Any amount withheld from distributions pursuant to this Section 10.3(e) shall be treated as an amount distributed to such Member or former Member for all purposes hereunder.

(f)    All expenses incurred by the Partnership Representative or Designated Individual in connection with its duties as partnership representative or designated individual, as applicable, shall be expenses of the Company (including, for the avoidance of doubt, any costs and expenses incurred in connection with any claims asserted against the Partnership Representative or Designated Individual, as applicable, except to the extent the Partnership Representative or Designated Individual is determined to have performed its duties in the manner described in the final sentence of this Section 10.3(f)), and the Company shall reimburse and indemnify the Partnership Representative or Designated Individual, as applicable, for all such expenses and costs. Nothing herein shall be construed to restrict the Partnership Representative or Designated Individual from engaging lawyers, accountants, tax advisers, or other professional advisers or experts to assist the Partnership Representative or Designated Individual in discharging its duties hereunder. Neither the Partnership Representative nor Designated Individual shall be liable to the Company, any Member or any Affiliate thereof for any costs or losses to any Persons, any diminution in value or any liability whatsoever arising as a result of the performance of its duties pursuant to this Section 10.3 absent (i) willful breach of any provision of this Section 10.3 or (ii) bad faith, fraud, gross negligence or willful misconduct on the part of the Partnership Representative or Designated Individual, as applicable.

(g)    Any action taken by the Partnership Representative in breach hereof shall be unauthorized and void ab initio.

Section 10.4    Tax Elections.

(a)    With respect to any Fiscal Year of the Company beginning before January 1, 2020, Prism shall determine whether to make any available election pursuant to the Code, including, but not limited to, the election under Section 754 of the Code, and shall have the right to seek to revoke any such election (including any election under Section 754 of the Code).

(b)    With respect to any Fiscal Year of the Company beginning on or after January 1, 2020, (i) the Company shall file (or cause to be filed) an election pursuant to Section 754 of the Code for the Company for such Fiscal Year (to the extent such an election is not already in force) and shall maintain and keep such election in effect at all times and (ii) except as otherwise provided herein, the Board of Managers shall determine whether to make any available election pursuant to the Code.

Section 10.5    Withholding. The Company is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any U.S. federal, state, local or non-U.S. government any amounts required to be so withheld pursuant to the Code or any provisions of any other U.S. federal, state, local or non-U.S. Law and shall apportion such amounts to the Members with respect to which such amount was withheld. At least five (5) Business Days prior to any such withholding in respect of any Member, the Company shall notify such Member of the proposed withholding and shall reasonably cooperate with such Member in order to minimize or eliminate such withholding. The Company is also authorized to require a Member to promptly pay to the Company any amount otherwise required to be so withheld with respect to such Member that is paid over by the Company to the appropriate taxing authority (and such payment shall not be considered a Capital Contribution for purposes hereof). Any amounts so withheld (and not paid to the Company by the applicable Member) and paid over by the Company to the appropriate taxing authority shall be offset against the current or next amounts otherwise distributable to such Member (and, to the extent so withheld and paid over, shall be treated as amounts distributed to such Member for all purposes hereof).

Section 10.6    Survival. The obligations set forth in this Article X shall survive the termination of any Member’s interest in the Company, the termination hereof and/or the termination, dissolution, liquidation or winding up of the Company, and shall remain binding on each Member for the period of time necessary to resolve with the IRS (or any other applicable taxing authority) all income tax matters relating to the Company and for Members to satisfy their indemnification obligations, if any, pursuant to this Article X.

ARTICLE XI

MEMBER TRANSFERS AND WITHDRAWALS

Section 11.1    Transfer.

(a)    No Membership Interest, in whole or in part, shall be (i) subject to the claims of any creditor, to any spouse for alimony or support or to legal process and (ii) except as may be specifically provided for herein, voluntarily or involuntarily alienated or encumbered.

(b)    No Membership Interest shall be Transferred, directly or indirectly, in whole or in part, except in accordance with the terms and conditions set forth in Section 14.1 or this Article XI. Any Transfer or purported Transfer of a Membership Interest not made in accordance with Section 14.1 or this Article XI shall be null and void ab initio. Any Person to which a Transfer is made or attempted in violation of this Article XI shall not become a Member, shall not be entitled to vote on any matters coming before the Members and shall not have any other rights in or with respect to any rights of a Member of the Company, except as otherwise provided herein. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. For the avoidance of doubt, the restrictions on Transfer contained in this Article XI shall not apply to the Transfer of any capital stock of the Corporation; provided that no Class B Shares may be Transferred unless a number of Common Units equal to the product of (i) such number of Class B Shares multiplied by (ii) the Conversion Ratio, are Transferred therewith in accordance with this Agreement (including in respect of those Transfers to Permitted Transferees) and the Charter.

(c)     Regardless of whether such Transfer constitutes a Permitted Transfer, no Transfer of any Membership Interest may be made to a lender to the Company or any Person who is related (within the meaning of Regulations section 1.752-4(b)) to any lender to the Company whose loan constitutes a Nonrecourse Liability, without the consent of the Board of Managers; provided that as a condition to such consent, the lender will be required to enter into an arrangement with the Company and the Corporation to redeem or exchange for the Class A Shares Amount any Common Units in which a security interest is held by such lender immediately before the time at which such lender would be deemed to be a member in the Company for purposes of allocating liabilities to such lender under Section 752 of the Code.

Section 11.2    Transfer of Membership Interests Held by the Parent Corporation Group.

(a)    Except as provided in Section 11.2(b), and subject to the rights of any Member set forth in a Membership Interest Designation, no member of the Parent Corporation Group may Transfer, directly or indirectly, its Membership Interests, in whole or in part, without the Consent of the Members.

(b)     Subject to this Article XI and any other limitations hereunder to which the members of the Parent Corporation Group may otherwise be subject, any member of the Parent Corporation Group may (i) Transfer its Membership Interests, in whole or in part, to any Person that is, at the time of such Transfer, a direct or indirect wholly owned Controlled Entity of the Corporation without the Consent of any Member or (ii) subject its Membership Interests, in whole or in part, to a security interest granted to a bank or other institutional lender to secure a loan for borrowed money by such member of the Parent Corporation Group.

Section 11.3    Members’ Rights to Transfer.

(a)    General Restrictions. Except for any Permitted Transfer (subject to the applicable provisions of Section 11.3(c)) or any Transfer of Membership Interests pursuant to or Section 11.2 or Section 14.1, no Member or Assignee shall Transfer, directly or indirectly, its Membership Interests, in whole or in part, without the prior written consent of the Board of Managers and subject to any terms and conditions imposed by the Board of Managers (any such Transfer approved by the Board of Managers, an “Approved Transfer”).

(b)    Transfer Conditions.

(i)    Qualified Transferee. Except for any Transfer pursuant to Section 14.1, any Permitted Transfer and any Approved Transfer shall be made only to a single Qualified Transferee; provided, however, that all Qualified Transferees that are Affiliates, or that comprise investment accounts or funds managed by a single Qualified Transferee and its Affiliates, shall be considered together to be a single Qualified Transferee; provided, further, that each Transfer meeting the minimum Transfer restriction of Section 11.3(b)(iii) may be to a separate Qualified Transferee.

(ii)    Opinion of Counsel. In connection with any Approved Transfer, the Transferring Member shall deliver or cause to be delivered to the Company an opinion of legal counsel reasonably satisfactory to the Board of Managers to the effect that the proposed Transfer may be effected without registration under the Securities Act and will not otherwise violate the registration provisions of the Securities Act and the regulations promulgated thereunder or violate any state securities Laws or regulations applicable to the Company or the Membership Interests Transferred; provided, however, that the Board of Managers may waive this condition upon the request of the Transferor; provided, further, that, if the Board of Managers determines, based on the advice of counsel, that such Transfer would create a material risk of requiring the filing of a registration statement under the Securities Act or otherwise violating any federal or state securities Laws or regulations applicable to the Company or the Membership Interests, the Board of Managers may prohibit any Approved Transfer. The foregoing provisions of this Section 11.3(b)(ii) shall not apply to any Permitted Transfer or any Transfer pursuant to Section 14.1.

(iii)    Minimum Transfer Restriction. Any Transferring Member in an Approved Transfer shall not Transfer less than the lesser of (i) 10,000 Common Units (as adjusted for any unit split, unit distribution, reverse unit split, reclassification or similar event, in each case with such adjustment being determined by the Board of Managers) or (ii) all of the remaining Membership Interests owned by such Transferring Member; provided, however, that for purposes of determining compliance with the foregoing restriction, all Membership Interests owned by Affiliates of a Member shall be considered to be owned by such Member. The foregoing provisions of this Section 11.3(b)(iii) shall not apply to any Permitted Transfer or any Transfer pursuant to Section 14.1.

(c)    Incapacity. If a Member is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Member’s estate shall have all the rights of a Member, but not more rights than those enjoyed by other Members, for the purpose of settling or managing the estate, and such power as the Incapacitated Member possessed to Transfer all or any part of its interest in the Company. The Incapacity of a Member, in and of itself, shall not dissolve or terminate the Company.

(d)    Tax Information. In connection with any Transfer hereunder, the Member Transferring such Member’s Interest (or part thereof) or any rights therein shall provide such information as may be reasonably requested by the Board of Managers, including in connection with an election made or to be made by the Company pursuant to Section 754 of the Code or the Company’s potential withholding obligation under Section 1446(f)(4) of the Code.

Section 11.4    Substituted Members.

(a)    No Member shall have the right to substitute a transferee of its Membership Interests, in whole or in part, as a Member, other than a Permitted Transferee. A transferee of any Member’s Membership Interests may be admitted as a Substituted Member only with the prior written consent of the Board of Managers;

provided, however, that a Permitted Transferee shall be admitted as a Substituted Member pursuant to a Permitted Transfer without the consent of the Board of Managers, subject to compliance with the last sentence of this Section 11.4(a). The failure or refusal by the Board of Managers to permit a transferee of any such Membership Interests to become a Substituted Member shall not give rise to any cause of action against the Company, the Board of Managers or any member of the Parent Corporation Group. Subject to the foregoing, an Assignee shall not be admitted as a Substituted Member until and unless it furnishes to the Board of Managers (i) evidence of acceptance, in form and substance satisfactory to the Board of Managers, of all the terms, conditions and applicable obligations hereof, (ii) a counterpart signature page hereto executed by such Assignee, (iii) Consent by Spouse, if applicable, and (iv) such other documents and instruments as the Board of Managers may require to effect such Assignee’s admission as a Substituted Member.

(b)    A Substituted Member shall have the same rights, preferences and privileges, and shall be subject to the same covenants and agreements, set forth herein as the applicable Members.

Section 11.5    Assignees. If (a) the Board of Managers’ consent is required pursuant to Section 11.4 for the admission of any transferee of Membership Interests under Section 11.3 and the Board of Managers withholds such consent or (b) any Permitted Transferee in a Permitted Transfer has not complied with the last sentence of Section 11.4(a), the applicable transferee shall be considered an Assignee for purposes hereof. An Assignee shall be entitled to receive distributions from the Company and the share of Net Profits, Net Losses and other items of income, gain, loss, deduction and credit of the Company attributable to the Membership Interests assigned to such transferee and the rights to Transfer the Membership Interests as provided in, and subject to the terms and conditions of, this Article XI and Article XIV and the rights of a Member under Article XIII with respect to such Assignee’s Membership Interests (as if such Assignee was a Member), but shall not be deemed to be a Member or holder of Membership Interests for any other purpose hereunder. If any such transferee desires to make a further assignment of any such Membership Interests, such transferee shall be subject to all the provisions of this Article XI to the same extent and in the same manner as any Non-Blocker Member desiring to make an assignment of Membership Interests. Unless admitted as a Substituted Member, no transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in this Section 11.5.

Section 11.6    General Provisions.

(a)    As a condition to any Permitted Transfer or any Approved Transfer, the applicable transferee shall assume, by operation of law or express written agreement, all of the obligations of the Transferring Member hereunder with respect to the applicable Transferred Membership Interests. No Transfer of any Membership Interests shall relieve the Transferring Member of any of its covenants and agreements hereunder, and no Non-Blocker Member may withdraw from the Company, except (i) as a result of a Permitted Transfer of all of such Member’s Membership Interests in which the transferee becomes a Substituted Member in accordance with Section 11.4, (ii) pursuant to the Redemption, Termination Transaction Redemption or Corporation Unit Acquisition of all of its Membership Interests under Section 14.1 or any redemption of all of its Membership Interests pursuant to any Membership Interest Designation or (iii) as a result of the acquisition by the Corporation of all of such Member’s Membership Interests, whether or not pursuant to Section 14.1(b). Any Member that Transfers all of its Membership Interests in a transaction contemplated by the foregoing clauses (i) –(iv) shall cease to be a Non-Blocker Member and Member, as applicable.

(b)    Notwithstanding anything to the contrary herein, in no event may any Transfer of Membership Interests, in whole or in part (including any Redemption, Termination Transaction Redemption or Corporation Unit Acquisition, any other acquisition of Membership Interests by the Corporation, any acquisition of Membership Interests by the Company, any Permitted Transfer and any direct or indirect Transfer of an interest in any Member), be made:

(i)    to any Person who lacks the legal right, power or capacity to own a Membership Interest;

(ii)    in violation of applicable Law;

(iii)    of any component portion of a Membership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Membership Interest;

(iv)    if the Board of Managers determines that such Transfer would create a material risk that the Company would become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Section 4975(c) of the Code);

(v)    if the Board of Managers determines, based on the advice of counsel, that such Transfer would create a material risk that any portion of the assets of the Company would constitute assets of any employee benefit plan pursuant to Department of Labor Regulations section 2510.2-101;

(vi)    if such Transfer requires the registration of such Membership Interest pursuant to any applicable federal or state securities Laws;

(vii)    if the Board of Managers determines that such Transfer creates a material risk that the Company would become a reporting company under the Exchange Act;

(viii)    if such Transfer subjects the Company to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA; or

(ix)    if the Board of Managers reasonably determines that (1) such Transfer would create a material risk of the Company being treated as an association taxable as a corporation, (2) there would be a material risk that such Transfer would result in the Company having more than 100 partners, within the meaning of Regulations section 1.7704-1(h) (determined taking into account the rules of Regulations section 1.7704-1(h)(3)), (3) there would be a material risk that such Transfer would be treated as effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code, (4) such Transfer would create a material risk of the Company being treated as an association taxable as a corporation or a “publicly traded partnership” pursuant to Section 7704 of the Code or (5) such Transfer would cause the Company to have a material withholding obligation under Section 1446(f) of the Code or a successor provision.

(c)    Transfers pursuant to this Article XI, other than a Permitted Transfer to a Permitted Transferee pursuant to the exercise of remedies under a Pledge, may only be made on the first day of any month, unless the Board of Managers otherwise agrees.

Section 11.7    Restrictions on a Termination Transaction of the Corporation.

(a)    So long as any Initial Member continues have a right to nominate a director to the Board of Directors pursuant to the Director Nomination Agreement (as defined in the Business Combination Agreement), no member of the Parent Corporation Group shall engage in, or cause or permit, a Termination Transaction of the Corporation, other than (x) with the Consent of the Non-Blocker Members or (y) either:

(i)    in connection with any such Termination Transaction of the Corporation, each holder of Common Units (other than any member of the Parent Corporation Group) will receive an amount of cash, securities or other property which such holder of Common Units would have received had it exercised its right to Redemption pursuant to Article XIV and received Class A Shares in exchange for its Common Units immediately prior to consummation of the Termination Transaction of the Corporation; provided that if, in connection with such Termination Transaction of the Corporation, any tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to the Class A Shares shall have been made to and accepted by the holders of a majority of the outstanding Class A Shares, each holder of Common Units (other than any member of the Parent Corporation Group) will receive, or will have the right to elect to receive, the amount of cash, securities or other property which such holder of Common Units would have received had it exercised its right to Redemption pursuant to Article XIV and received Class A Shares in exchange for its Common Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer and then such Termination Transaction of the Corporation shall have been consummated (the Fair Market Value, at the time of the Termination Transaction of the Corporation, of the amount specified herein with respect to each Common Unit is referred to as the “Transaction Consideration”); or

(ii)     all of the following conditions are met: (1) substantially all of the assets directly or indirectly owned by the Company prior to the announcement of the Termination Transaction of the Corporation are, immediately after the Termination Transaction of the Corporation, owned directly or indirectly by the Company or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with the Company (in each case, the “Surviving Company ”); (2) the Surviving Company is classified as a partnership for U.S. federal income tax purposes; (3) the Non-Blocker Members that held Common Units immediately prior to the consummation of such Termination Transaction of the Corporation own a percentage interest of the Surviving Company based on the relative fair market value of the net assets of the Company and the other net assets of the Surviving Company immediately prior to the consummation of such transaction unless such Non-Blocker Members receive cash compensation for such Common Units; (4) the rights of such Non-Blocker Members with respect to the Surviving Company are no less favorable in the aggregate as those of the Non-Blocker Members holding Common Units immediately prior to the consummation of such transaction (except to the extent that any such rights are consistent with clause (5) below) and as those applicable to any other Non-Blocker Members of the Surviving Company; and (5) such rights include the right to redeem their interests in the Surviving Company on the terms and conditions no less favorable in the aggregate as those set forth in Article XIV.

(b)    So long as the restrictions on a Termination Transaction of the Corporation set forth in Section 11.7 are applicable, in the event of a Termination Transaction of the Corporation that satisfies either Section 11.7(a)(i) or Section 11.7(a)(ii) or is approved by a Consent of the Non-Blocker Members, each of the Non-Blocker Members (i) agrees not to demand or exercise appraisal or dissenters rights under any applicable business corporation law or other law with respect to such Termination Transaction of the Corporation as to which such appraisal rights may be available with respect to such Member’s Class B Shares, (ii) shall vote (and if applicable, cause each of its Affiliates to vote) their respective Capital Shares and/or Common Shares (1) in favor of the Termination Transaction of the Corporation and (2) in opposition to any and all other proposals that could oppose, prevent, delay, or impair the Corporation’s ability to close the proposed Termination Transaction of the Corporation and (iii) shall refrain from depositing (and if applicable cause each of its Affiliates to refrain from depositing) any Capital Shares and/or Common Shares in a voting trust or subjecting any such shares to any arrangement or agreement with respect to voting any such shares, unless the Corporation specifically so requests in connection with the proposed Termination Transaction of the Corporation.

ARTICLE XII

ADMISSION OF MEMBERS

Section 12.1    Members; Admission of Additional Members.

(a)    A Person (other than a then-existing Member) who makes a Capital Contribution to the Company in exchange for Membership Interests and in accordance herewith shall be admitted to the Company as an Additional Member only upon furnishing to the Company with (i) evidence of acceptance, in form and substance satisfactory to the Board of Managers, of all of the terms and conditions hereof, (ii) a counterpart signature page hereto executed by such Person, (iii) Consent by Spouse, if applicable, and (iv) such other documents or instruments as may be required by the Board of Managers in order to effect such Person’s admission as an Additional Member.

(b)    Notwithstanding anything to the contrary in this Section 12.1, no Person shall be admitted as an Additional Member without the consent of the Board of Managers. The admission of any Person as an Additional Member shall become effective on the date upon which the name of such Person is recorded on the books and records of the Company, following the consent of the Board of Managers to such admission and the satisfaction of all the conditions set forth in Section 12.1(a).

(c)    If any Additional Member is admitted to the Company, all distributions with respect to which the Company Record Date is before the date of such admission shall be made solely to Members and Assignees other than the Additional Member, and all distributions thereafter shall be made to all the Members and Assignees including such Additional Member.

Section 12.2    Limit on Number of Members(a) . Unless otherwise permitted by the Board of Managers, no Person shall be admitted to the Company as an Additional Member if the effect of such admission would be to cause the Company to have a number of Members (including as Members for this purpose those Persons indirectly owning an interest in the Company through another partnership, a limited liability company, a subchapter S corporation or a grantor trust) that would cause the Company to become a reporting company under the Exchange Act.

Section 12.3    Admission. A Person shall be admitted to the Company as a Non-Blocker Member of the Company or a Board of Managers of the Company only upon strict compliance, and not upon substantial compliance, with the requirements set forth herein for admission to the Company as a Non-Blocker Member.

ARTICLE XIII

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 13.1    No Dissolution. The Company shall not be dissolved upon (a) the admission of Additional Members or Substituted Members in accordance with the terms hereof, or (b) the Incapacity of any Member, or the occurrence of any other event that terminates the continued membership of any Member in the Company. The Company may be dissolved, liquidated and terminated only pursuant to the provisions of this Article XIII, and the Members hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company assets.

Section 13.2    Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the earliest to occurrence of any of the following events (each, a “Liquidating Event”):

(a)    the Board of Managers’ determination, with the Consent of the Members, to dissolve the Company and wind up its affairs;

(b)    the sale of all or substantially all of the Company’s assets;

(c)    the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act; or

(d)    the entry of a decree of judicial dissolution under Section 18-802 of the Act requiring such dissolution and winding up pursuant to Law.

Section 13.3    Distribution upon Dissolution.

(a)    Upon the dissolution of the Company pursuant to Section 13.2, unless the Company is continued pursuant to Section 13.2, the Board of Managers or any Person elected by a Majority in Interest of the Members (the Board of Managers or such other Person being referred to herein as the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s liabilities and property, and the Company property shall be liquidated as promptly as is consistent with obtaining the Fair Market Value thereof, and the proceeds therefrom (which may, to the extent determined by the Board of Managers, include shares of stock in the Corporation) shall be applied and distributed in the following order:

(i)    first, to the satisfaction of all of the Company’s debts and liabilities to creditors including Members who are creditors (other than with respect to liabilities owed to Members in satisfaction of liabilities for distributions), whether by payment or the making of reasonable provision for payment thereof;

(ii)    second, to the satisfaction of all of the Company’s liabilities to the Members in satisfaction of liabilities for distributions, whether by payment or the making of reasonable provision for payment thereof; and

(iii)    the balance, if any, to the Member in accordance with Section 5.1.

The Board of Managers shall not receive any additional compensation for any services performed pursuant to this Article XIII.

(b)    Notwithstanding the provisions of Section 13.3(a) that require liquidation of the assets of the Company, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Company, the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss to the Members, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Company (including to those Members as creditors) and/or distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.3(a), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Members, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the Fair Market Value in its good faith of any property distributed in kind using such reasonable method of valuation as it may adopt.

(c)    If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. In the sole and absolute discretion of the Board of Managers or the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article XIII may be:

(i)    distributed to a trust established for the benefit of the Members for the purpose of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Board of Managers arising out of or in connection with the Company and/or Company activities. The assets of any such trust shall be distributed to the Members, from time to time, in the reasonable discretion of the Board of Managers, in the same proportions and amounts as would otherwise have been distributed to the Member pursuant hereto; or

(ii)    withheld or escrowed to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company; provided that such withheld or escrowed amounts shall be distributed to the Member in the manner and order of priority set forth in Section 13.3(a) as soon as practicable.

Section 13.4    Rights of Members. Except as otherwise provided herein and subject to the rights of any Member set forth in a Membership Interest Designation, (a) each Member shall look solely to the assets of the Company for the return of its Capital Contribution, (b) no Member shall have the right or power to demand or receive property other than cash from the Company and (c) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations.

Section 13.5    Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article XIII, and the Certificate shall have been cancelled in the manner required by the Act.

Section 13.6    Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 13.3, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions hereof shall remain in effect between and among the Members during the period of liquidation.

ARTICLE XIV

REDEMPTION RIGHTS

Section 14.1    Redemption Rights of Qualifying Parties.

(a)    Redemption.

(i)    After the expiration or earlier termination of the Lock-Up Period, a Qualifying Party shall have the right (subject to the terms and conditions set forth herein, including, for the avoidance of doubt, Section 14.1(b) and Section 14.1(c)) to redeem all or a portion of the Common Units held by such Qualifying Party (any such Common Units with respect to which a Qualifying Party has exercised such right, “Tendered Units”) in exchange for the Cash Amount payable on the Specified Redemption Date (in each case, a “Redemption”); provided, however, that the Company may, in the Board of Managers’ sole discretion, redeem Tendered Units at the request of a Qualifying Party prior to the end of the Lock-Up Period (such a Redemption, which shall, for the avoidance of doubt, constitute and be treated as a Redemption for all purposes hereof, a “Special Redemption”); provided, further, that the Board of Managers first receives an opinion of counsel for the Qualifying Party reasonably satisfactory to the Board of Managers to the effect that the proposed Special Redemption will not cause the Company or the Corporation to violate any federal or state securities Laws or regulations applicable to the Special Redemption or the issuance and sale of Class A Shares pursuant to a Corporation Unit Acquisition. Any Redemption shall be exercised pursuant to a Notice of Redemption delivered to the Company by the Qualifying Party (the “Tendering Party”) not less than five (5) and not more than twenty (20) Business Days prior to the Specified Redemption Date; provided that, notwithstanding anything herein to the contrary, a Notice of Redemption may only be submitted up to two (2) times per quarter of the Fiscal Year. The Company’s obligation to effect a Redemption shall be subject to Section 14.1(b) and shall not be binding on the Company until the Business Day following the Cut-Off Date. The Company and the Tendering Party shall consummate the Redemption on the Specified Redemption Date, upon which the Tendering Party will transfer to the Company the Tendered Units and the Company shall deliver to the Tendering Party the applicable Cash Amount as a certified or bank check payable to the Tendering Party or, in the Board of Managers’ sole and absolute discretion, by wire transfer of funds to a bank account specified on the Notice of Redemption on or before the Specified Redemption Date. If the Tendering Party has provided all the requisite information to the Company as set forth in a valid Notice of Redemption and Section 14.1(a)(ii) and the Cash Amount is not paid on or before the Specified Redemption Date, in addition to any other rights or remedies that the Tendering Party may have hereunder or otherwise, interest shall accrue with respect to the Cash Amount from the day after the Specified Redemption Date to and including the date on which the Cash Amount is paid at a rate equal to the Applicable Federal Short-Term Rate as published monthly by the IRS.

(ii)    Unless the Corporation has elected to effect a Corporation Unit Acquisition pursuant to Section 14.1(b), the Tendering Party shall transfer and surrender the Tendered Units to be redeemed to the Company, in each case free and clear of all liens and encumbrances, except for restrictions on transfer arising under applicable federal or state securities laws, and the Company shall cancel the redeemed Tendered Units.

(iii)    If the Common Units to be redeemed by the Tendering Party are represented by a certificate or certificates, prior to the Specified Redemption Date, the Tendering Party shall also present and surrender such certificate or certificates representing such Common Units during reasonable business hours at the principal executive offices of the Company. If required by the Board of Managers, the Tendering Party shall also deliver, prior to the Specified Redemption Date, instruments of transfer, in forms reasonably satisfactory to the Board of Managers, duly executed by the Tendering Party or the Tendering Party’s duly authorized representative.

(iv)    Notwithstanding the foregoing, in the event of a Termination Transaction of a Non-Blocker Member, the Board of Managers may elect, pursuant to a notice delivered to such Terminating Non-Blocker Member, specifying a Specified Redemption Date (the “Termination Transaction Notice”), to require the Non-Blocker Member, applicable Substituted Member or Assignee to effect a Redemption (a “Termination Transaction Redemption”) solely with respect to all or any portion of the Membership Interests Transferred in such Termination Transaction of a Non-Blocker Member (the “Termination Transaction Units”), which shall be effective immediately prior to the consummation of such Termination Transaction of a Non-Blocker Member (but, for the avoidance of doubt, shall be conditioned on the occurrence of such Termination Transaction of a Non-Blocker Member, and shall not be effective if such Termination Transaction of a Non-Blocker Member is not consummated). In connection with a Termination Transaction Redemption, such Redemption shall be settled with the Cash Amount with respect to the Termination Transaction Units or as otherwise determined by the Board of Managers in connection with such Termination Transaction of such Non-Blocker Member (including pursuant to Section 14.1(b)) and effected pursuant to the foregoing clauses in this Section 14.1(a) as if the Termination Transaction Units are “Tendered Units” therein.

(b)    Acquisition by the Corporation.

(i)    Notwithstanding the provisions of Section 14.1(a), the Corporation may, in the sole discretion of the Board of Directors, elect to acquire some or all of the Tendered Units from the Tendering Party or Termination Transaction Units from the Terminating Non-Blocker Member (the Tendered Units or Termination Transaction Units, as applicable, with respect to which the Corporation elects to acquire, the “Acquired Units” and the percentage of Tendered Units or Termination Transaction Units, as applicable, the Corporation elects to acquire, the “Acquired Percentage”) in exchange for the applicable portion of the Class A Shares Amount or the Cash Amount as set forth in this Section 14.1(b) (a “Corporation Unit Acquisition”), by delivering written notice of such election to the Tendering Party or the Terminating Non-Blocker Member and the Company, specifying the Acquired Units, the Acquired Percentage and the form of consideration (as contemplated by Section 14.1(b)), prior to 5:00 p.m., New York City time, on the Cut-Off Date (an “Election Notice”); provided that, if (1) the Corporation does not provide written notice to the Tendering Party or the Terminating Non-Blocker Member and the Company of its election to effect a Corporation Unit Acquisition and (2) does not notify the Tendering Party or the Terminating Non-Blocker Member and the Company in writing of the Corporation’s decision not to effect a Corporation Unit Acquisition (any such notice, a “Declination Notice”), in each case, prior to 5:00 p.m., New York City time, on the Cut-Off Date, the Corporation shall be deemed to have elected to acquire all of the Tendered Units or Termination Transaction Units, as applicable (and all Tendered Units or Termination Transaction Units, as applicable, shall be deemed Acquired Units) in exchange for the applicable portion of the Class A Shares Amount or the Cash Amount as set forth in this Section 14.1(b).

(ii)    If the Corporation delivers such Election Notice to the Tendering Party or the Terminating Non-Blocker Member and the Company prior to 5:00 p.m., New York City time, on the Cut-Off Date, or the Corporation is deemed to have elected to acquire all of the Tendered Units or Termination Transaction Units, as applicable under Section 14.1(b)(i), then on the Specified Redemption Date, the Tendering Party or the Terminating Non-Blocker Member, as applicable, shall sell to the Corporation, and the Corporation shall purchase, the Acquired Units for, in the Corporation’s sole discretion, (1) a number of Class A Shares equal to the product of the Class A Shares Amount, multiplied by the Acquired Percentage, (2) cash in an amount equal to the product of the Cash Amount, multiplied by the Acquired Percentage or (3) a combination of the consideration set forth in the foregoing clauses (1) and (2); provided that, in no event shall the aggregate value of the consideration under this clause (3) be less than the Cash Amount, multiplied by the Acquired Percentage. The Corporation shall be treated for all purposes hereof as the owner of such Acquired Units; provided that, if the Corporation funds the Cash Amount other than through the issuance of Class A Shares, such Acquired Units will be reclassified into another Equivalent Units of the Company if the Board of Managers determines such reclassification is necessary. On or prior to the Specified Redemption Date, the Tendering Party or the Terminating Non-Blocker Member shall submit such written representations, investment letters, legal opinions or other instruments that are reasonably necessary, in the view of the Corporation, to effect compliance with the Securities Act. In the event of a purchase of Acquired Units by the Corporation pursuant to this Section 14.1(b), the Tendering Party shall no longer have the right to cause the Company to effect a Redemption of such Acquired Units, and upon consummation of such purchase on the Specified Redemption Date, the Company shall not have any obligation to redeem the Acquired Units under Section 14.1(a).

(iii)    If the Corporation elects to acquire Acquired Units for Class A Shares, in whole or in part, then the Corporation shall deliver to the Tendering Party or the Terminating Non-Blocker Member the applicable number of Class A Shares (as determined under Section 14.1(b)(ii)) as duly authorized, validly issued, fully paid and non-assessable Class A Shares and, if applicable, Rights, free of any pledge, lien, encumbrance or restriction, other than restrictions provided in the Charter, the Securities Act and relevant state securities or “blue sky” Laws. Except as set forth in any written agreement to which the Corporation is a party, no Tendering Party or Terminating Non-Blocker Member whose Acquired Units are acquired by the Corporation pursuant to this Section 14.1(b), any Member, any Assignee or any other interested Person shall have any right to require or cause the Corporation to register, qualify or list any Class A Shares owned or held by such Person, whether or not such Class A Shares are issued pursuant to this Section 14.1(b), with the SEC, with any state securities commissioner, department or agency, under the Securities Act or the Exchange Act or with any securities exchange. Notwithstanding any delay in such delivery, the Tendering Party or the Terminating Non-Blocker Member shall be deemed the owner of such Class A Shares and Rights for all purposes, including rights to vote or consent, receive dividends, and exercise rights, as of the Specified Redemption Date. Class A Shares issued upon an acquisition of Acquired Units by the Corporation pursuant to this Section 14.1(b) may contain such legends regarding restrictions under the Securities Act and applicable state securities Laws as the Corporation in good faith determines to be necessary or advisable in order to ensure compliance with such Laws.

(iv)    If the Corporation elects to acquire the Acquired Units for cash, in whole or in part, the Corporation shall deliver to the Tendering Party or the Terminating Non-Blocker Member the applicable amount of cash (as determined under Section 14.1(b)(ii)) as a certified or bank check payable to the Tendering Party or the Terminating Non-Blocker Member or, in the Board of Managers’ sole and absolute discretion, by wire transfer of funds to a bank account specified on the Notice of Redemption or as provided in writing by the Terminating Non-Blocker Member on or before the Specified Redemption Date.

(v)    If the Corporation elects to acquire Acquired Units, the Corporation shall contribute such Acquired Units to the Blocker Member as soon as reasonably practicable after the Corporation Unit Acquisition. Notwithstanding any other provision of this Agreement, for the avoidance of doubt, the Blocker Member shall continue as a Member of the Company with respect to any Common Units or other Equivalent Units in the Company it receives hereunder.

(c)    Notwithstanding anything to the contrary herein, with respect to any Redemption, Termination Transaction Redemption or Corporation Unit Acquisition pursuant to this Section 14.1:

(i)    without the consent of the Board of Managers, no Tendering Party may effect a Redemption for less than the lesser of (1) 10,000 Common Units (as adjusted for any unit split, unit distribution, reverse unit split, reclassification or similar event, in each case with such adjustment being determined by the Board of Managers) or (2) all of the remaining Common Units held by such Tendering Party;

(ii)    if (1) a Tendering Party surrenders Tendered Units during the period after the Company Record Date with respect to a distribution payable to Members holding Common Units, and before the record date established by Corporation for a dividend to its stockholders of some or all of its portion of such Company distribution, and (2) the Board of Managers elects to redeem any of such Tendered Units in exchange for Class A Shares pursuant to Section 14.1(b), then such Tendering Party shall pay to the Board of Managers on the Specified Redemption Date an amount in cash equal to the Company distribution paid or payable in respect of such Tendered Units;

(iii)    the consummation of such Redemption, Termination Transaction Redemption or such Corporation Unit Acquisition shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

(iv)    the Tendering Party shall continue to own (subject, in the case of an Assignee, to the provisions of Section 11.5) all Common Units subject to any Redemption or Corporation Unit Acquisition, and be treated as a Non-Blocker Member or an Assignee, as applicable, with respect to such Common Units for all purposes hereof, until the Specified Redemption Date and until such Tendered Units are redeemed or acquired, as applicable;

(v)    until the Specified Redemption Date, the Tendering Party or the Terminating Non-Blocker Member shall have no rights as a stockholder of Corporation with respect to the Class A Shares issuable in connection with any Corporation Unit Acquisition;

(vi)    following the expiration of the Lock-up Period, the Board of Managers shall establish a Specified Redemption Date in each quarter of each Fiscal Year, provided that (1) the Board of Managers may postpone any such date one or more times, (2) the Board of Managers shall provide notice to the Members of each Specified Redemption Date at least forty-five (45) days prior to such Specified Redemption Date and (3) the Board of Managers may, in its sole discretion, establish additional or other Specified Redemption Dates on such terms and conditions as determined by the Board of Managers in its sole discretion, if it determines that doing so would not create a material risk that the Company would become a “publicly traded partnership,” as such term is defined in Section 469(k)(2) or Section 7704(b) of the Code;

(vii)    if the applicable Qualifying Party is Prism and Prism has exercised its redemption right under Section 14.1 with respect to a certain number of Tendered Units at the direction of one (1) or more members of Prism (such members, the “Tendering Prism Members”) in accordance with the limited liability company agreement of Prism, then, immediately prior to the consummation of the applicable Redemption or Corporation Unit Acquisition, Prism shall distribute to such Tendering Prism Members such Tendered Units (a “Prism Redemption Distribution”) in exchange for a corresponding number of equity interests in Prism and, notwithstanding anything to the contrary herein, such Tendering Prism Members shall be deemed an Assignee and the Tendering Party with respect thereto for all purposes hereunder; provided that such Tendering Prism Member executes and delivers the Notice of Redemption with respect thereto;

(viii)    the Tendering Party or the Terminating Non-Blocker Member shall deliver to the Corporation or the Company, as applicable, a certificate, dated as of the date of the Redemption and sworn under penalties of perjury, in a form reasonably acceptable to the Corporation or the Company, as applicable, certifying as to such Tendering Party’s or the Terminating Non-Blocker Member taxpayer identification number and, to the extent applicable, that such Tendering Party or the Terminating Non-Blocker Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an Internal Revenue Service Form W-9 if then sufficient for such purposes under applicable Law); provided that if such Tendering Party or the Terminating Non-Blocker Member does not certify as to the foregoing, the sole remedy of the Corporation or the Company, as applicable, shall be to withhold any required taxes with respect to such Tendering Party or the Terminating Non-Blocker Member pursuant to Section 14.1(e);

(ix)    in connection with any Redemption, Termination Transaction Redemption or Corporation Unit Acquisition, a number of Class B Shares shall be surrendered and cancelled in accordance with the Charter;

(x)    for U.S. federal and applicable state and local income tax purposes, each of the Tendering Party or the Terminating Non-Blocker Member, the Company and the Corporation agree to treat each Corporation Unit Acquisition as a sale by the Tendering Party or the Terminating Non-Blocker Member of their respective Common Units (together with the Class B Shares) to the Corporation in exchange for the issuance or payment by the Corporation of the Class A Shares Amount or the Cash Amount; and

(xi)    in connection with any Redemption, Termination Transaction Redemption or Corporation Unit Acquisition, upon the acceptance of the Class A Shares Amount or the Cash Amount, the Tendering Party or the Terminating Non-Blocker Member shall represent and warrant that the Tendering Party or the Terminating Non-Blocker Member, as applicable, is the owner of the number of Common Units and Class B Shares the Tendering Party is electing to have the Company redeem or in the case of the Terminating Non-Blocker Member, for which the Company has determined shall be redeemed, and that such Common Units and Class B Shares are not subject to any liens or restrictions to transfer the securities (other than restrictions imposed hereby and by the Charter).

(d)    The Board of Managers may (i) impose additional limitations and restrictions on Redemptions (including limiting Redemptions or creating priority procedures for Redemptions) or (ii) require any Member or group of Members to redeem all of their Common Units, in each case to the extent it reasonably determines, based on written advice from a nationally-recognized law firm or accounting firm at a “will” level, and with the prior written consent of Prism and Clairvest (such consent not to be unreasonably withheld, conditioned or delayed), that such limitations and restrictions are, or such Redemption is, as applicable, necessary to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code. Upon delivery of any notice by the Board of Managers to such Member or group of Members requiring such Redemption (which notice shall, for the avoidance of doubt, be delivered after Prism’s and Clairvest’s written consent shall have been obtained and which shall be accompanied by the written advice from a nationally-recognized law firm or accounting firm referred to above), such Member or group of Members shall be treated as having exercised their rights pursuant to Section 14.1(a)(i) to redeem all of their Common Units in a Redemption on such date (and such date shall be deemed to be a Specified Redemption Date for purposes hereof).

(e)    Each of the Company and the Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable upon a Redemption such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of applicable Law, and to the extent deduction and withholding is required, such deduction and withholding may be taken in Class A Shares. To the extent that amounts are so withheld and paid over to the appropriate taxing authority (or, if taken in Class A Shares, cash in the amount of the fair market value of such shares is paid over to the appropriate taxing authority), such amounts will be treated for purposes hereof as having been paid to the Tendering Party.

ARTICLE XV

MISCELLANEOUS

Section 15.1    Amendments.

(a)    Except as otherwise required or permitted hereby (including Section 7.1 and Section 15.1(b)), amendments hereto must be approved by the consent of the Blocker Member and the Consent of the Non-Blocker Members, and may be proposed only by (a) the Blocker Member or (b) a Majority in Interest of the Non-Blocker Members. Following such proposal, the Board of Managers shall submit to the Members any proposed amendment that, pursuant to the terms hereof, requires the Consent of any Member. The Board of Managers shall seek the Consent of the Members entitled to vote thereon on any such proposed amendment in accordance with Section 8.2. Upon obtaining any such Consent, or any other Consent required hereby, and without further action or execution by any other Person, including any Non-Blocker Member, (a) any amendment hereto may be implemented and reflected in a writing executed solely by the Company, and (b) the Members shall be deemed a party to and bound by such amendment hereof. Within thirty (30) days after the effectiveness of any amendment hereto that does not receive the Consent of the Members, the Company shall deliver a copy of such amendment to the Members that did not Consent to such amendment. For the avoidance of doubt, notwithstanding anything to the contrary herein, this Agreement may not be amended without the consent of the Blocker Member.

(b)    Notwithstanding anything to the contrary herein, this Agreement shall not be amended, and no action may be taken by the Company, without the Consent of each Member, if any, adversely affected thereby, if such amendment or action would (i) modify the limited liability of any Member (including, without limitation, as described in Section 7.3 and Section 7.4) (ii) modify the rights and obligations set forth in Sections 7.6, 7.7 and 7.8 with respect to indemnification of Covered Persons (iii) adversely alter the rights of any Member to receive the distributions to which such Member is entitled pursuant to Article V or Section 13.3(a)(iii), or alter the allocations specified in Article VI (except, in any case, as permitted pursuant to Sections 4.3, 5.5 and 7.1(d)), (iv) alter or modify in a manner that adversely affects any Member the Redemption rights, Cash Amount or Class A Shares Amount as set forth in Section 14.1, or amend or modify any related definitions (except for amendments hereto), (v) would convert the Company into a corporation (other than in connection with a Termination Transaction of the Corporation) or (vii) amend Section 15.1(b); provided, however, that, with respect to the foregoing clauses (iii), (iv), (v) and (vi), the Consent of any individual Member adversely affected shall not be required for any amendment or action that affects all Members holding the same class or series of Membership Interests on a uniform or pro rata basis, if approved by a Majority in Interest of the Members of such class or series. Further, no amendment may alter the restrictions on the Board of Managers’ authority set forth elsewhere in this Section 7.1 without the Consent specified therein. Any such amendment or action consented to by any Member shall be effective as to that Member, notwithstanding the absence of such Consent by any other Member.

Section 15.2    Governing Law; Arbitration; Fair Market Value Challenge.

(a)    Applicable Law. This Agreement, and all claims, causes of action and disputes (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate hereto or the negotiation, execution, performance or subject matter hereof, shall be governed by the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

(b)    Arbitration.

(i)    Except as set forth in Section 15.2(c), all claims, causes of actions and disputes (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate hereto or the negotiation, execution, performance or subject matter hereof, including any dispute regarding the interpretation or scope of this arbitration agreement (each, a “Dispute”), shall be resolved by final and binding arbitration (the “Arbitration”). The arbitration shall be administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Rules then in effect (the “Rules”), as modified herein.

(ii)    There shall be three (3) arbitrators (the “Tribunal”). If there are only two (2) parties to the arbitration, each party shall select one (1) arbitrator within thirty days of the receipt by respondent of a copy of the demand for arbitration. The two (2) arbitrators so appointed shall nominate the third and presiding arbitrator within ten (10) days of the appointment of the second arbitrator. If there are more than two (2) parties to the arbitration, the parties shall have fifteen (15) days from receipt by respondents of the request for arbitration to agree in writing to a method for the constitution of the arbitral tribunal, failing which all three (3) arbitrators shall be appointed by the AAA pursuant to the Rules. If any of the parties or their nominated arbitrators fail to appoint an arbitrator within the time periods specified herein, such arbitrator shall be appointed by the AAA pursuant to the Rules. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen (15) years of experience litigating large, complex commercial disputes, including substantial experience with Delaware alternative entity law.

(iii)    If a Dispute arises or arbitration is filed when one (1) or more arbitrations are already pending hereunder or under the Tax Receivable Agreement (collectively, the “Related Arbitration Agreements”), then any party hereto may request that the new Dispute or subsequently filed arbitration be consolidated into any prior pending arbitration, whether or not the arbitrations are between identical parties. The new Dispute or arbitration shall be so consolidated; provided that the arbitral tribunal for the prior pending arbitration determines that (1) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (2) no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise. Any such order of consolidation issued by the arbitral tribunal shall be final and binding upon the parties. The arbitral tribunal for the prior pending arbitration into which a new Dispute is consolidated shall serve as the arbitral tribunal for the consolidated arbitration. The parties agree that upon such an order of consolidation, they will promptly dismiss any arbitration brought hereunder or under any Related Arbitration Agreement, the subject of which has been consolidated into another arbitral proceeding hereunder or under any Related Arbitration Agreement.

(iv)    The place of arbitration shall be New York, New York. Judgment upon any award rendered in the arbitration will be binding and may be entered and enforced in any court of competent jurisdiction. There shall be limited discovery prior to the arbitration hearing as follows: (1) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated and (2) depositions of all party witnesses. Upon a showing of good cause, the Tribunal may permit additional depositions and direct further document discovery. The Tribunal shall have the discretion to control the scope and sequencing of discovery, consistent with the Rules. A court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. Within sixty (60) days of the completion of the arbitration hearing and any related briefing, the Tribunal shall provide in writing to the parties the basis for the award or order of the Tribunal, including the calculation of any damages awarded. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

(v)    By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the Tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the Tribunal’s orders to that effect. In any such judicial action: (1) each of the parties irrevocably and unconditionally consents to the exclusive jurisdiction and venue of the federal or state courts located in Delaware (the “Delaware Courts”) for the purpose of any pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings, and to the non-exclusive jurisdiction of such courts for the enforcement of any judgment on any award; (2) each of the parties irrevocably waives, to the fullest extent they may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any Delaware Court; (3) each of the parties irrevocably consents to service of process or an arbitration demand by first class certified mail, return receipt requested, postage prepaid; and (4) each of the parties hereby irrevocably waives any and all right to trial by jury.

(vi)    Each party hereto agrees and acknowledges that it will continue to perform its obligations hereunder during the pendency of any dispute that is under review by a Tribunal (except to the extent such performance requires performance of a condition precedent by another party hereto, which such other party fails to perform).

(c)    Fair Market Value Challenge. If the Board of Managers determines a Fair Market Value pursuant hereto, any Non-Blocker Member may request by written notice (a “Valuation Notice”) to the Board of Managers that the Board of Managers appoint an independent third-party appraiser or partner or senior employee of a valuation firm with experience in the industry in which the Company operates and that is reasonably acceptable to the Members delivering such Valuation Notice (the “Valuation Expert”) to review and revise such determination. The Board of Managers shall use commercially reasonable efforts to appoint a Valuation Expert within twenty (20) Business Days of its receipt of a Valuation Notice. The Valuation Expert shall be instructed to determine the Fair Market Value of the subject asset in accordance with the terms hereof and the valuation instructions specified by the Board of Managers (which may not be inconsistent with the terms hereof and which shall be based on customary valuation techniques) and, barring exceptional circumstances, to deliver its determination thereof (the “Valuation Determination”) to the Board of Managers and such Non-Blocker Member within thirty (30) days after its engagement, and both the Board of Managers and such Blocker Member shall have a reasonable opportunity to make submissions to the Valuation Expert in relation thereto, in the manner and the procedure to be determined by the Valuation Expert. If the Valuation Determination is an amount that is higher or lower than the amounts that are, as applicable, plus or minus 5% of the determination of Fair Market Value set forth by the Board of Managers (the “FMV Threshold Amounts”), the Valuation Determination shall be final and binding on the Company, the Board of Managers and such Non-Blocker Member and shall constitute the Fair Market Value of the subject asset, and the Company shall be solely responsible for all related fees and expenses of the Valuation Expert. If the Valuation Determination is an amount that is not higher or lower, as applicable, than the FMV Threshold Amounts, then the Valuation Determination shall be disregarded and the determination of Fair Market Value set forth by the Board of Managers shall stand and be final and binding on the Company, the Board of Managers and such Non-Blocker Member, and the requesting Non-Blocker Member shall be solely responsible for all related fees and expenses of the Valuation Expert. The Valuation Expert shall act as an expert, not as an arbitrator, and the submission to the Valuation Expert and his or her resulting determination shall not be subject to any objection or other grounds for non-recognition or non-enforcement as might be applicable to an arbitration agreement or arbitration award and shall not be governed by the Federal Arbitration Act, Title 9 of the Code or by any state Law applying to arbitral agreements or awards.

Section 15.3    Accounting and Fiscal Year. Subject to Section 448 of the Code, the books of the Company shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the Board of Managers. The fiscal year of the Company (the “Fiscal Year”) shall be the calendar year, or, in the case of the first and last Fiscal Years of the Company, the fraction thereof commencing on the Closing Date or ending on the date on which the winding-up of the Company is completed, as the case may be, unless otherwise determined by the Board of Managers and permitted under the Code.

Section 15.4    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof, including the Original Agreement.

Section 15.5    Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors and its permitted assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish and deliver such other instruments, documents and statements, and to take such other action as may be required by Law or reasonably necessary to effectively carry out the purposes hereof.

Section 15.6    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, (i) with respect to the Members, at the addresses and email addresses (or to such other address or email address as a Member may have specified by notice given to the other parties hereto pursuant to this provision) set forth in Schedule I and (ii) with respect to the Company, to:

[Digital Media Solutions, Inc.]

4800 140th Avenue North, Suite 101

Clearwater, FL 33762

Attention: General Counsel

Email: rfoster@dmsgroup.com

Section 15.7    Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the Members, their heirs, executors, administrators, successors and permitted assigns and all other Persons hereafter holding, having or receiving a Membership Interest in the Company, whether as Assignees, Substituted Members or otherwise.

Section 15.8    Severability. If any provision hereof as applied to any party or to any circumstance, shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision herein, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

Section 15.9    Confidentiality.

(a)    Each Member shall not, and shall cause his, her or its Affiliates not to (each of the foregoing, in such capacity, the “Disclosing Person”), from and after Closing Date use in any manner detrimental to the business of the Company, any of its Controlled Entities or any Member or any of its Affiliates, or disclose, publish or divulge to any Person, any Confidential Information of the Company, any of its Controlled Entities or any other Member (each a “Protected Person”). Notwithstanding the foregoing, each Member shall be permitted to disclose Confidential Information of the Company or any of its Controlled Entities (i) to any Representative of such Person so long as such Representative has a “need to know” such Confidential Information for a valid business purpose and has been advised of the confidential nature of such Confidential Information and has agreed to comply with this Section 15.9 applicable to such Confidential Information; provided that such Disclosing Person shall be liable for any breach of this Section 15.9 by any such Representative (assuming for purposes of this proviso that such Representative is a Disclosing Person subject to the restrictions set forth in this Section 15.9) or (ii) to the extent required to be disclosed by such Member or any of its Representatives pursuant to Law or the rules of any securities exchange on which the securities of such Member or any of its Affiliates is listed. As used herein, the term “Representatives” means, with respect to any Member, such Member’s officers, directors, employees, equityholders, partners, members, Affiliates, accountants, attorneys, consultants, co-investors, investors, potential partners, financing sources, bankers, advisors and other agents or representatives who actually receive Confidential Information; provided, however, that (A) no person shall be considered one of the Blocker Member’s or the Corporation’s Representatives or Affiliates unless such person receives Confidential Information from or on behalf of the Blocker Member or the Corporation and (B) no portfolio company of any Affiliate of the Corporation shall be deemed to have received Confidential Information solely due to the fact that such Affiliates’ directors, officers or employees may serve as directors, officers or employees of such portfolio company solely to the extent that any such individual does not provide any Confidential Information to such portfolio company and does not use any Confidential Information in connection with his or her role at such company.

(b)    As used herein, the “Confidential Information” means, with respect to each Protected Person, all data, information, reports, interpretations, forecasts and records, financial or otherwise, of such Protected Person that are not available to the general public; provided that Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by any Disclosing Person not otherwise permitted pursuant to this Section 15.9, (ii) was or becomes available to a Disclosing Person on a nonconfidential basis from a source other than the Protected Person; provided that, to the knowledge of the Disclosing Person, such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to such Protected Person with respect to such information, (iii) is developed independently by the Disclosing Party without the use of any Confidential Information (other than in such Person’s capacity as an officer, manager, director, employee or consultant of the Company or its Affiliates) or (iv) is required to be disclosed by applicable Law or by subpoena, summons or any other administrative or legal process, or by applicable regulatory standards, it being understood that, so long as it is permitted by applicable Law or such process or standards, the Disclosing Person shall provide written notice to the Protected Person as far in advance as reasonably practicable of such requirement and cooperate with the Protected Person, at the Protected Person’s sole expense, in seeking a protective order with respect to the Confidential Information sought pursuant to such requirement.

(c)    Notwithstanding anything to the contrary herein, (i) each Member may disclose Confidential Information to any federal, state, local or foreign regulatory or self-regulatory body, or any securities exchange or listing authority, as part of a routine audit not targeted at such Confidential Information without providing notice to any other party hereto and (ii) nothing herein shall prohibit a Member from (1) filing and, as provided for under Section 21F of the Exchange Act, maintaining the confidentiality of, a claim with the SEC, (2) providing Confidential Information to the SEC or providing the SEC with information that would otherwise violate any part hereof to the extent permitted by Section 21F of the Exchange Act, (3) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company or any of its Affiliates or any other Member or (4) receiving a monetary award as set forth in Section 21F of the Exchange Act.

Section 15.10    Consent by Spouse. Each Non-Blocker Member who is a natural person and is married (and not formally separated with an agreed-upon division of assets) and is subject to the community property Laws of any state shall deliver a duly executed Consent by Spouse, in the form prescribed in Exhibit C, and at the time of execution hereof. Each such Non-Blocker Member shall also have such Consent by Spouse executed by any spouse married to him or her at any time subsequent thereto while such natural person is a Non-Blocker Member. Each Non-Blocker Member agrees and acknowledges that compliance with the requirements of this Section 15.13 by each other Non-Blocker Member constitutes an essential part of the consideration for his or her execution hereof.

Section 15.11    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Delivery of an executed counterpart hereof in .pdf format via email shall be effective as delivery of an original counterpart hereof.

Section 15.12    Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

Section 15.13    Survival. The provisions of Section 7.6 and this Article XV (and any other provisions herein necessary for the effectiveness of the foregoing sections) shall survive the termination of the Company and/or the termination hereof.

Section 15.14    Expenses. Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby.

Section 15.15    Assignability. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by (a) the Company without the prior written consent of all Members or (b) any Member without the prior written consent of the Board of Managers, and any such assignment without such prior written consent shall be null and void; provided that the Blocker Member may transfer all (but not less than all) of its rights, interests and obligations hereunder to the Corporation without the consent of any Member or the Board of Managers, including by operation of law or otherwise, and all references hereunder to the Blocker Member shall refer to the Corporation following such transfer.

Section 15.16    Waiver. No failure on the part of any party hereto to exercise any power, right, privilege or remedy hereunder, and no delay on the part of any party hereto in exercising any power, right, privilege or remedy hereunder, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party hereto shall be deemed to have waived any claim arising out hereof, or any power, right, privilege or remedy hereunder, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

DIGITAL MEDIA SOLUTIONS
HOLDINGS, LLC,
a Delaware limited liability company

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

PRISM DATA, LLC,
a Delaware limited liability company

By:
Name:
Title:

CEP V-A DMS AIV LIMITED PARTNERSHIP,
a Delaware limited partnership

By:
Name:
Title:

CEP V DMS US BLOCKER COMPANY,
a Delaware corporation

By:
Name:
Title:

Solely with respect to Section 4.4, Section 4.5, Section 4.6, Section 7.2, Section 7.3, Section 11.7 and Section 14.1(b):

[DIGITAL MEDIAL SOLUTIONS, INC.],
a Delaware corporation

By:
Name:
Title:

[Signature Page to Amended and Restated Partnership Agreement of Digital Media Solutions Holdings, LLC]

Solely with respect to Section 7.2(b) and Section 7.3(d):

Joe Marinucci

Luis Ruelas

Fernando Borghese

Matthew Goodman

David Shteif

[Signature Page to Amended and Restated Partnership Agreement of Digital Media Solutions Holdings, LLC]

SCHEDULE I

MEMBERS AND ASSIGNEES AS OF [● ] [●], 2020

“PRE-RECAPITALIZATION UNITS”

Member / Assignee	Units
CEP V DMS US Blocker Company (Member)	[●]
Prism Data, LLC (Member)	[●]
CEP V-A DMS AIV Limited Partnership (Member)	[●]

“POST-RECAPITALIZATION UNITS”

Member / Assignee	Address (for Notices)	Capital Account Balance as of Closing Date	Additional Capital Contributions (and Date Thereof)	Common Units
CEP V DMS US Blocker Company (Member)	CEP V DMS US Blocker Company 4800 140th Avenue N., Suite 101 Clearwater, FL 33762 Email: rfoster@dmsgroup.com Attention: General Counsel	$[●]	N/A	[●]
Prism Data, LLC (Member)	Prism Data, LLC c/o Digital Media Solutions Holdings, LLC 4800 140th Avenue N., Suite 101 Clearwater, FL 33762 Email: jmarinucci@dmsgroup.com Attention: Joe Marinucci	$[●]	N/A	[●]
CEP V-A DMS AIV Limited Partnership (Member)	Clairvest GP Manageco Inc. 22 St. Clair Avenue East, Suite 1700 Toronto, ON M4T 2S3 Email: jmiller@clairvest.com Attention: James H. Miller	$[●]	N/A	[●]
TOTAL		$[●]	N/A	[●]

EXHIBIT A

EXAMPLES REGARDING ADJUSTMENT FACTOR

For purposes of the following examples, it is assumed that (a) the Adjustment Factor in effect on December 31, 2020 is 1.0 and (b) on January 1, 2021 (the “Company Record Date” for purposes of these examples), prior to the events described in the examples, there are 100 Class A Shares issued and outstanding.

Example 1

On the Company Record Date, the Corporation declares a dividend on its outstanding Class A Shares in Class A Shares. The amount of the dividend is one Class A Share paid in respect of each Class A Share owned. Pursuant to Paragraph (i) of the definition of “Adjustment Factor” the Adjustment Factor shall be adjusted on the Company Record Date, effective immediately after the stock dividend is declared, as follows:

1.0 * 200/100 = 2.0

Accordingly, the Adjustment Factor after the stock dividend is declared is 2.0.

Example 2

On the Company Record Date, the Corporation distributes options to purchase Class A Shares to all holders of its Class A Shares. The amount of the distribution is one option to acquire one Class A Share in respect of each Class A Share owned. The strike price is $4.00 a share. The Value of a Class A Share on the Company Record Date is $5.00 per share. Pursuant to clause (ii) of the definition of “Adjustment Factor,” the Adjustment Factor shall be adjusted on the Company Record Date, effective immediately after the options are distributed, as follows:

1.0 * (100 + 100)/(100 + 100 * $4.00/$5.00) = 1.1111

Accordingly, the Adjustment Factor after the options are distributed is 1.1111. If the options expire or become no longer exercisable, then the retroactive adjustment specified in Paragraph (ii) of the definition of “Adjustment Factor” shall apply.

Example 3

On the Company Record Date, the Corporation distributes assets to all holders of its Class A Shares. The amount of the distribution is one asset with a Fair Market Value of $1.00 in respect of each Class A Share owned. It is also assumed that the assets do not relate to assets received by the Corporation or its Controlled Entities pursuant to a pro rata distribution by the Company. The Value of a Class A Share on the Company Record Date is $5.00 a share. Pursuant to clause (iii) of the definition of “Adjustment Factor,” the Adjustment Factor shall be adjusted on the Company Record Date, effective immediately after the assets are distributed, as follows:

1.0 * $5.00/($5.00 — $1.00) = 1.25

Accordingly, the Adjustment Factor after the assets are distributed is 1.25.

EXHIBIT B

NOTICE OF REDEMPTION

Digital Media Solutions Holdings, LLC

4800 140th Avenue N., Suite 101

Clearwater, FL 33762

The undersigned Non-Blocker Member or Assignee hereby irrevocably tenders for Redemption Common Units in Digital Media Solutions Holdings, LLC in accordance with the terms of the Amended and Restated Limited Liability Company Agreement of Digital Media Solutions Holdings, LLC, dated as of [●] [●], 2020 (the “Agreement”), and the Redemption rights referred to therein. All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement. The undersigned Non-Blocker Member or Assignee:

(a)    undertakes to surrender such Common Units at the closing of the Redemption;

(b)    directs that the certified check representing or, at the Board of Managers’ discretion, a wire transfer of the Cash Amount, and/or the Class A Shares Amount, as applicable, deliverable upon the closing of such Redemption be delivered to the address or bank account, as applicable, specified below;

(c)    represents, warrants, certifies and agrees that: (i) the undersigned Non-Blocker Member or Assignee is a Qualifying Party; (ii) the undersigned Non-Blocker Member or Assignee has, and at the closing of the Redemption will have, good, marketable and unencumbered title to such Common Units, free and clear of the rights or interests of any other person or entity; (iii) the undersigned Non-Blocker Member or Assignee has, and at the closing of the Redemption will have, the full right, power and authority to tender and surrender such Common Units as provided herein; (iv) the undersigned Non-Blocker Member or Assignee, and the tender and surrender of such Common Units for Redemption as provided herein complies with all conditions and requirements for redemption of Common Units set forth in the Agreement; and (v) the undersigned Non-Blocker Member or Assignee has obtained the consent or approval of all persons and entities, if any, having the right to consent to or approve such tender and surrender; and

(d)    acknowledges that the undersigned will continue to own such Common Units unless and until either (1) such Common Units are acquired by the Corporation pursuant to Section 14.1(b) of the Agreement or (2) such redemption transaction closes.

Dated:

Name of Non-Blocker Member or Assignee:

Signature of Non-Blocker Member or Assignee

Street Address

City, State and Zip Code

Social security or identifying number

Signature Medallion Guaranteed by:*

Select One and Complete the Details Below:

☐ Check or ☐ Wire Transfer

Issue Check Payable to (or shares in the
name of):
and deliver to the address above.

Bank Account Details:

*	Required unless waived by the Board of Managers.

EXHIBIT C

CONSENT OF SPOUSE

I acknowledge that I have read that certain Amended and Restated Limited Liability Company Agreement of Digital Media Solutions Holdings, LLC (the “Company”), dated as of [●] [●], 2020 (the “LLC Agreement”), and that I know its contents. I am aware that by its provisions, my spouse agrees to sell, convert, dispose of, or otherwise transfer his or her interest in the Company, including any property or other interest that I have or acquire therein, under certain circumstances. I hereby consent to such sale, conversion, disposition or other transfer; and approve of the provisions of the LLC Agreement and any action hereafter taken by my spouse thereunder with respect to his or her interest, and I agree to be bound thereby.

I further agree that in the event of my death or a dissolution of marriage or legal separation, my spouse shall have the absolute right to have my interest, if any, in the Company set apart to him or her, whether through a will, a trust, a property settlement agreement or by decree of court, or otherwise, and that if he or she be required by the terms of such will, trust, settlement or decree, or otherwise, to compensate me for said interest, that the price shall be an amount equal to: (i) the then-current balance of the Capital Account relating to said interest; multiplied by (ii) my percentage of ownership in such interest (all without regard to the effect of any vesting provisions in the LLC Agreement related thereto).

This consent, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the [●]* without regard to otherwise governing principles of choice of law or conflicts of law.

Date:

NAME:

*	Insert jurisdiction of residence of Member and Spouse.

Annex L

FINAL FORM

TAX RECEIVABLE AGREEMENT

by and among

[DIGITAL MEDIA SOLUTIONS, INC.]

CERTAIN OTHER PERSONS NAMED HEREIN,

and

AGENT

DATED AS OF [    ], 2020

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [ ], 2020, is hereby entered into by and among [Digital Media Solutions, Inc.], a Delaware corporation (the “Parent Corporation”), CEP V DMS US Blocker Company, a Delaware corporation (“Blocker Corp.”), Prism Data, LLC, a Delaware limited liability company (“Prism”), CEP V-A DMS AIV Limited Partnership, a Delaware limited partnership (“Clairvest Direct Seller”), Clairvest Equity Partners V Limited Partnership, an Ontario, Canada limited partnership (“Blocker Seller 1”), CEP V Co-Investment Limited Partnership, a Manitoba, Canada limited partnership (“Blocker Seller 2” and, together with Blocker Seller 1, “Blocker Sellers”), and Clairvest GP Manageco Inc., an Ontario, Canada corporation (the “Agent”).

RECITALS

WHEREAS, the Parent Corporation, Blocker Corp., Prism, Clairvest Direct Seller, the Blocker Sellers, Digital Media Solutions Holdings, LLC, a Delaware limited liability company (“Holdings LLC”), the Agent and solely for purposes of Section 1.1, Article VIII Section 9.5(a), Section 9.14(f), Section 9.14(i), Section 9.24, Article X and Article XI (and any corresponding definitions set forth in Annex I) thereof, Leo Investors Limited Partnership, a Cayman limited partnership, entered into the Business Combination Agreement, dated April 23, 2020 (the “BCA”);

WHEREAS, pursuant and subject to the terms and conditions set forth in the BCA, the parties will consummate a series of transactions pursuant to which (i) the Parent Corporation will acquire certain interests (the “Acquired Interests”) in Holdings LLC held by Prism and Clairvest Direct Seller (the “Holdings LLC Sale”) and will acquire all of the issued and outstanding stock of Blocker Corp. (the “Blocker Corp. Share Sale”, and together with the Holdings LLC Sale, the “Sale Transactions”) and (ii) the Parent Corporation will contribute the Acquired Interests to Blocker Corp. (the “Contribution”);

WHEREAS, for U.S. federal income tax purposes, the Contribution is intended to be treated as a transfer pursuant to section 351 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, following the Sale Transactions and the Contribution, Blocker Corp., Clairvest Direct Seller and Prism will collectively own all of the interests in Holdings LLC, which will continue to be treated as a partnership for U.S. federal income tax purposes;

WHEREAS, Clairvest Direct Seller and Prism (the “Members”) will hold Common Units in Holdings LLC (“Common Units”), which Common Units will be redeemable or exchangeable by Holdings LLC or the Parent Corporation, in certain circumstances, for shares of Class A common stock, $0.001 par value per share, of the Parent Corporation (the “Class A Shares”) and/or cash pursuant to the Second Amended and Restated Limited Liability Company Agreement, dated as of [●] [●], 2020, of Holdings LLC (the “Holdings LLC Agreement”);

WHEREAS, Holdings LLC will have in effect an election under section 754 of the Code for the taxable year that includes the Sale Transactions and for each other taxable year in which an Exchange (as defined below) occurs, which election is intended to result in an adjustment to the tax basis of the assets owned by Holdings LLC and its Subsidiaries, solely with respect to any member(s) of the Parent Corporation Group, at the time of the Holdings LLC Sale, an Exchange or any other acquisition of Common Units for cash or otherwise, by reason of the Holdings LLC Sale, such Exchange, such other acquisition of Common Units, and the receipt of payments under this Agreement; and

WHEREAS, the parties hereto are entering into this Agreement to set forth the agreements regarding the sharing of certain of the Tax benefits realized by the Parent Corporation Group (as hereinafter defined).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“AAA” has the meaning set forth in Section 7.5(b)(i).

“Accrued Amount” means, with respect to any portion of a Net Tax Benefit, the interest on the Net Tax Benefit for a Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the Parent Corporation Return for such Taxable Year until the Payment Date. For the avoidance of doubt, for Tax purposes, the Accrued Amount shall not be treated as interest, but shall instead be treated as additional consideration unless otherwise required by law.

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for Taxes of the Parent Corporation Group (or Holdings LLC, but only with respect to Taxes imposed on Holdings LLC and allocable to the Parent Corporation Group for such Taxable Year).

“Additional Basis” means any Basis Adjustment resulting from payments made pursuant to this Agreement as described in Section 2.3(b).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agent” has the meaning set forth in the Preamble.

“Agreed Rate” means LIBOR plus 150 basis points.

“Agreement” has the meaning set forth in the Preamble.

“Applicable TRA Holder” means any TRA Holder to whom any portion of a Net Tax Benefit is Attributable hereunder.

“Amended Schedule” has the meaning set forth in Section 2.4(b).

“Arbitration” has the meaning set forth in Section 7.5(b)(i).

“Attributable”. The portion of any (i) Realized Tax Benefit of the Parent Corporation Group that is Attributable to any TRA Holder shall be determined by reference to (A) the assets from which arise the depreciation, amortization, or other similar deductions for recovery of cost or basis (“Depreciation”) and with respect to increased basis upon a disposition of an asset, (B) the Blocker NOLs or Transaction Tax Deductions or (C) Imputed Interest or payment that produces the Realized Tax Benefit, and (ii) Pre-Closing Tax Refund or Pre-Closing Tax Payment that is Attributable to any TRA Holder shall be determined, under the following principles:

(i)	Any Realized Tax Benefit arising from a deduction to the Parent Corporation Group with respect to a Taxable Year for Depreciation arising in respect of a Basis Adjustment to a Reference Asset is

Attributable to the Applicable TRA Holder to the extent that the ratio of all Depreciation for the Taxable Year in respect of Basis Adjustments resulting from the Holdings LLC Sale and all Exchanges (in the aggregate) by the Applicable TRA Holder bears to the aggregate of all Depreciation for the Taxable Year in respect of Basis Adjustments resulting from the Holdings LLC Sale and all Exchanges (in the aggregate) by all Members.

(ii)

Any Realized Tax Benefit arising from a deduction to the Parent Corporation Group with respect to a Taxable Year for Depreciation arising in respect of Closing Date Basis is Attributable to the Blocker Sellers in proportion to their respective ownership interests in Blocker Corp. immediately prior to the Blocker Corp. Share Sale.

(iii)

Any (x) Realized Tax Benefit arising from a loss or deduction to the Parent Corporation Group with respect to a Taxable Year for a Blocker NOL or (y) Pre-Closing Tax Refund received as the result of any Blocker NOLs that are carried back to any taxable period ending on or prior to the Closing Date is Attributable to the Blocker Sellers in proportion to their respective ownership interests in Blocker Corp. immediately prior to the Blocker Corp. Share Sale.

(iv)

Any Realized Tax Benefit arising from a loss or deduction to the Parent Corporation Group with respect to a Taxable Year for a Transaction Tax Deduction is Attributable to Prism, Clairvest Direct Seller and the Blocker Sellers in proportion to their respective direct or indirect ownership interests in Holdings LLC immediately prior to the Blocker Corp. Share Sale.

(v)

Any Realized Tax Benefit arising from a Basis Adjustment that is realized upon the disposition of an asset is Attributable to the Applicable TRA Holder to the extent that the ratio of all Basis Adjustments resulting from the Holdings LLC Sale and all Exchanges (in the aggregate) by the Applicable TRA Holder with respect to such asset bears to the aggregate of all Basis Adjustments resulting from the Holdings LLC Sale and all Exchanges (in the aggregate) with respect to such asset.

(vi)

Any Realized Tax Benefit arising from the disposition of an asset is Attributable to the Blocker Sellers in proportion to their respective ownership interests in Blocker Corp. immediately prior to the Blocker Corp. Share Sale to the extent that the Realized Tax Benefit is related to Closing Date Basis with respect to such asset.

(vii)

Any Realized Tax Benefit arising from a deduction to the Parent Corporation Group with respect to a Taxable Year in respect of Imputed Interest is Attributable to the TRA Holder that is required to include the Imputed Interest in income (without regard to whether such TRA Holder is actually subject to tax thereon).

(viii)

Any Pre-Closing Tax Refund received as the result of any Designated NOLs that are carried back to any taxable period ending on or prior to the Closing Date is Attributable to the TRA Holders to whom the Realized Tax Benefit would have been Attributable had the Designated NOLs instead been utilized in a Taxable Year beginning after the Closing Date so as to give rise to a Realized Tax Benefit.

(ix)

Any (x) Pre-Closing Tax Refund described in clause (2) of the definition thereof or (y) Pre-Closing Tax Payment is Attributable to the TRA Holders that would have been entitled to the benefit of such Pre-Closing Tax Refund or would have borne the burden of such Pre-Closing Tax Payment, directly or indirectly, as the case may be, if such Pre-Closing Tax Refund had been received, or such Pre-Closing Tax Payment had been made, immediately prior to the Closing Date.

Schedule A hereto sets forth an illustrative example of an allocation of a hypothetical Tax Benefit Payment among the TRA Holders to which such hypothetical Tax Benefit Payment would be Attributable. Notwithstanding anything herein to the contrary, the Parent Corporation shall be held harmless in any disputes between the TRA Holders regarding the applicable portion of a Tax Benefit Payment that is Attributable to a TRA Holder.

“Basis Adjustment” means any adjustment to the Tax basis of a Reference Asset as a result of the Holdings LLC Sale, any Exchange, and the payments made pursuant to this Agreement (as calculated under Section 2.3), including, but not limited to: (i) under Sections 734(b) and 743(b) of the Code (in situations where Holdings LLC remains classified as a partnership for U.S. federal income Tax purposes) and (ii) under Sections 732(b), 734(b) and 1012 of the Code (in situations where Holdings LLC becomes an entity that is disregarded as separate from its owner for U.S. federal income Tax purposes).

“Basis Schedule” has the meaning set forth in Section 2.2.

“BCA” has the meaning set forth in the Recitals of this Agreement.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Blocker Holders” means, as applicable, the Blocker Sellers and their respective successors and assigns pursuant to Section 7.7(a).

“Blocker NOLs” means the net operating losses of Blocker Corp. relating to taxable periods ending on or prior to the Closing Date, including, for the avoidance of doubt, any net operating loss of Blocker Corp. attributable to any Transaction Tax Deductions of Holdings LLC (as defined in the BCA) that are (i) for the Taxable Year that includes the Closing, allocated to the period of such Taxable Year beginning prior to the Sale Transactions in accordance with Section 706 of the Code and (ii) allocated solely to Blocker Corp.

“Board” means the Board of Directors of the Parent Corporation.

“Business Day” means any day other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York, New York are required or authorized by Law to be closed for business.

“Change of Control” means the occurrence of any of the following events:

(i)

any Person or any group of Persons acting together which would constitute a “group” for purposes of section 13(d) of the Exchange Act, or any successor provisions thereto, excluding a group of Persons, which, if it includes any Member or any of his Affiliates, includes all Members then employed by the Parent Corporation or any of its Affiliates, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Parent Corporation representing more than fifty percent (50%) of the combined voting power of the Parent Corporation’s then outstanding voting securities; or

(ii)

there is consummated a merger or consolidation of the Parent Corporation or any direct or indirect subsidiary of the Parent Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, all of the Persons who were the respective Beneficial Owners of the voting securities of the Parent Corporation immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation; or

(iii)

the shareholders of the Parent Corporation approve a plan of complete liquidation or dissolution of the Parent Corporation or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Parent Corporation of all or substantially all of the Parent Corporation’s assets, other than the sale or other disposition by the Parent Corporation of all or substantially all of the Parent Corporation’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are Beneficially Owned by shareholders of the Parent Corporation in substantially the same proportions as their Beneficial Ownership of such securities of the Parent Corporation immediately prior to such sale.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of (a) except with respect to clause (ii) above, the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Parent Corporation (or successor thereto) immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Parent Corporation immediately following such transaction or series of transactions or (b) (1) the automatic conversion of all of the shares of Class B common stock, $0.001 par value per share, of the Parent Corporation in accordance with the Charter, or (2) the conversion, at the Parent Corporation’s election, of any or all of the shares of Class C common stock, $0.001 par value per share, of the Parent Corporation in accordance with Article Fourth, Section B(x) of the Charter.

“Closing Date” means the closing date of the Sale Transactions.

“Closing Date Basis” means the adjustment under Section 743(b) of the Code that Blocker Corp. has with respect to Holdings LLC as of immediately prior to the Blocker Corp. Share Sale.

“Code” has the meaning set forth in the Recitals of this Agreement.

“Confidential Information” has the meaning set forth in Section 7.12(b).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Entity” means Blocker Corp. and any other Subsidiary of the Parent Corporation that is classified as a corporation for U.S. federal income tax purposes.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the excess, if any, of the cumulative amount of Realized Tax Benefits for all Taxable Years of the Parent Corporation Group, up to and including such Taxable Year, over the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means LIBOR plus 400 basis points.

“Delaware Courts” has the meaning set forth in Section 7.5(b)(v).

“Designated NOLs” means the portion of any net operating losses of any member of the Parent Corporation Group relating to taxable periods ending after the Closing Date attributable to the Designated Tax Attributes (other than the Blocker NOLs) determined in accordance with the “with and without” methodology.

“Designated Tax Attributes” means, without duplication, the Closing Date Basis, any Basis Adjustment, any Additional Basis, any Imputed Interest, any Blocker NOLs and any Transaction Tax Deduction Attributes.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax, including, for the avoidance of doubt, a concession of an issue by the taxpayer or agreement with a Taxing Authority on any issue.

“Disclosing Person” has the meaning set forth in Section 7.12(a).

“Dispute” has the meaning set forth in Section 7.5(b)(i).

“Disputing Party” has the meaning set forth in Section 7.5(c).

“Early Termination” has the meaning set forth in Section 4.1.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” has the meaning set forth in Section 4.3.

“Early Termination Notice” has the meaning set forth in Section 4.3.

“Early Termination Payment” has the meaning set forth in Section 4.4(b).

“Early Termination Rate” means LIBOR plus 150 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.3.

“Exchange” means any Redemption, Termination Transaction Redemption or Corporation Unit Acquisition as those terms are defined in the Holdings LLC Agreement.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” shall have the meaning set forth in Section 7.11(c).

“Exchange Date” means the date of the consummation of an Exchange.

“Expert” means such nationally recognized expert in the particular area of disagreement as is mutually acceptable to both parties and is described in Section 7.5(c).

“Holdings LLC” has the meaning set forth in the Recitals of this Agreement.

“Holdings LLC Agreement” has the meaning set forth in the Recitals of this Agreement.

“Holdings LLC Sale” has the meaning set forth in the Recitals of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Parent Corporation Group (or Holdings LLC, but only with respect to Taxes imposed on Holdings LLC and allocable to the Parent Corporation Group) (using the same methods, elections, conventions, U.S. federal income tax rate and similar practices used on the relevant Parent Corporation Return), but without taking into account any Designated Tax Attributes. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to any Designated Tax Attribute (including any Designated NOLs).

“Imputed Interest” means any interest imputed under section 1272, 1274 or 483 or other provision of the Code with respect to the Parent Corporation’s payment obligations under this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Law” means any applicable local or foreign law (including common law), statute, ordinance, code, treaty, rule, regulation, instruction, order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a governmental authority.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR rate reported, on the date two (2) calendar days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period. If LIBOR ceases to be published in accordance with this definition, the Parent Corporation, Prism and Agent shall work together in good faith to select an alternative with similar characteristics that gives due consideration to the prevailing market conventions for determining rates of interest in the United States at such time.

“Material Objection Notice” has the meaning set forth in Section 4.3.

“Market Value” means the Value (as defined in the Holdings LLC Agreement) of the Class A Shares on the applicable Exchange Date.

“Net Tax Benefit” for each Taxable Year shall mean the sum of (i) an amount equal to the excess, if any, of (A) 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over (B) the total amount of payments previously made under Section 3.1 in respect of the Cumulative Net Realized Tax Benefit (excluding payments attributable to Accrued Amounts), (ii) 85% of the amount of any Pre-Closing Tax Refunds described in clause (1) of the definition thereof that are received during such Taxable Year and (iii) 100% of the amount equal to the excess, if any, of (A) the amount of any Pre-Closing Tax Refunds described in clause (2) of the definition thereof that are received during such Taxable Year over (B) the amount of any Pre-Closing Tax Payments made during such Taxable Year; provided, that for the avoidance of doubt, none of the amounts described in clauses (i) – (iii) shall be less than zero (0).

“Non-Blocker Holders” means, as applicable, Prism, Clairvest Direct Seller, and their respective successors and assigns pursuant to Section 7.7(a).

“Objection Notice” has the meaning set forth in Section 2.4(a).

“Parent Corporation” has the meaning set forth in the Preamble of this Agreement.

“Parent Corporation Group” means the Parent Corporation, Blocker Corp., any other direct or indirect Subsidiary of the Parent Corporation and any consolidated, combined, unitary or similar group of entities that join in filing any Tax Return with the Parent Corporation.

“Parent Corporation Return” means the U.S. federal income Tax Return of the Parent Corporation (including any consolidated group of which the Parent Corporation is a member, as further described in Section 7.11) filed with respect to any Taxable Year.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Closing Tax Payment” has the meaning set forth in Section 2.3(a).

“Pre-Closing Tax Refund” has the meaning set forth in Section 2.3(a).

“Pre-Exchange Transfer” means any transfer (including upon the death of a Member) of one or more Common Units (i) that occurs prior to an Exchange of such Common Units, and (ii) to which section 743(b) of the Code applies; provided, however, that a “Pre-Exchange Transfer” shall not include any transfer of one or more Common Units by Prism or Clairvest Direct Seller to any of their respective members in advance of an Exchange of such Common Units by such member.

“Protected Person” has the meaning set forth in Section 7.12(a).

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the Actual Tax Liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.5(c).

“Reconciliation Procedures” means the procedures described in Section 7.5(c).

“Reference Asset” means an asset (other than cash or a cash equivalent) that is held by Holdings LLC or any of the direct or indirect Subsidiaries of Holdings LLC. A Reference Asset also includes any asset that is “substituted basis property” under section 7701(a)(42) of the Code with respect to a Reference Asset.

“Related Arbitration Agreements” has the meaning set forth in Section 7.5(b)(iii).

“Representatives” has the meaning set forth in Section 7.12(a).

“Rules” has the meaning set forth in Section 7.5(b)(i).

“Sale Transactions” has the meaning set forth in the Recitals of this Agreement.

“Schedule” means any of the following: (i) the Basis Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule.

“SEC” means the Securities and Exchange Commission.

“Senior Obligations” has the meaning set forth in Section 5.1.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” has the meaning set forth in Section 3.1.

“Tax Benefit Schedule” has the meaning set forth in Section 2.3.

“Tax Proceeding” has the meaning set forth in Section 6.1.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Parent Corporation as defined in Section 441(b) of the Code (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the Closing Date.

“Taxes” means any and all taxes, assessments or similar charges imposed by the United States or any subdivision thereof that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Holders” means the Blocker Holders and the Non-Blocker Holders.

“Transaction Tax Deduction Attributes” means any Transaction Tax Deductions (as defined in the BCA) that are (i) for the Taxable Year that includes the Closing, allocated to the period of such Taxable Year beginning after the Sale Transactions in accordance with Section 706 of the Code and (ii) allocated solely to the Parent Corporation Group.

“Transferor” has the meaning set forth in Section 7.11(b).

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable Year.

“Tribunal” has the meaning set forth in Section 7.5(b)(ii).

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, the Parent Corporation Group will have taxable income sufficient to fully utilize the deductions arising from all Designated Tax Attributes during such Taxable Year, (2) the federal income Tax rates and state, local, and foreign income tax rates for each such Taxable Year will be those specified for each such Taxable Year by the Code and other Law as in effect on the Early Termination Date, (3) any loss carryovers generated by the Designated Tax Attributes available as of the date of the Early Termination Schedule will be utilized by the Parent Corporation Group ratably each year from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers (or, if there is no scheduled expiration date, then the scheduled expiration date for these purposes shall be deemed to be the tenth (10th) anniversary of such Early Termination Date), (4) any non-amortizable assets are deemed to be disposed of for an amount sufficient to fully utilize the Basis Adjustment with respect to such Reference Asset, on the later of (A) the fifth (5th) anniversary of the Early Termination Date or (B) the tenth (10th) anniversary of the applicable Basis Adjustment, provided that in the event of a Change of Control, non-amortizable assets shall be deemed disposed of at the earlier of (i) the time of direct (for U.S. federal income tax purposes) sale of the relevant asset or (ii) as generally provided in this Valuation Assumption (4), and (5) if, at the Early Termination Date, there are Common Units that have not been Exchanged, then each such Common Unit shall be deemed to be Exchanged for the Market Value of the Class A Shares and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date.

Section 1.2    Interpretation.

(a)    The parties hereto are sophisticated and have carefully negotiated the provisions hereof. As a consequence, the parties hereto do not intend that the presumptions of Laws relating to the interpretation of contracts against the drafter of any particular clause should be applied hereto or any agreement or instrument executed in connection herewith, and therefore waive their effects.

(b)    When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant hereto, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is a not a Business Day, the period in question shall end on the next succeeding Business Day.

(c)    Unless otherwise specifically indicated, any reference herein to “$” means U.S. dollars.

(d)    Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e)    When a reference is made herein to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, a Section, a Schedule or an Exhibit of or hereto unless otherwise indicated. The table of contents and headings herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.

(f)    Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

(g)    The words “hereof,” “hereto,” “hereby,” “herein”, “herewith” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision hereof.

(h)    The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(i)    Any contract, agreement or Law defined or referred to herein means such contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated, and the reference to any Law includes any rules or regulations promulgated thereunder by a governmental authority of competent jurisdiction and any successor statute to any such Law.

(j)    References to a person are also to its successors and permitted assigns.

(k)    The Exhibits and Schedules hereto are incorporated and made a part hereof and are an integral part hereof.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1    Basis Adjustment. For purposes of this Agreement, Basis Adjustments are intended to result from the Holdings LLC Sale, any Exchange, and the payments made pursuant to this Agreement in respect of any Basis Adjustment in connection with the Holdings LLC Sale or any Exchange. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Common Units shall be determined without regard to any Pre-Exchange Transfer of such Common Units and as if any such Pre-Exchange Transfer had not occurred.

Section 2.2    Basis Schedule. Within sixty (60) calendar days after the filing of the Parent Corporation Return for the Taxable Year in which the Sale Transactions are effected, the Parent Corporation shall deliver to Prism and Agent a schedule (the “Closing Date Attribute Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the Closing Date Basis, (ii) the Basis Adjustments resulting from the Holdings LLC Sale, (iii) the period (or periods) over which such Closing Date Basis and Basis Adjustments resulting from the Holdings LLC Sale are amortizable and/or depreciable, (iv) the Blocker NOLs and the Transaction Tax Deduction Attributes, and (v) the scheduled expiration dates of the Blocker NOLs and the Transaction Tax Deduction Attributes, if any. Within sixty (60) calendar days after the filing of the Parent Corporation Return for each subsequent Taxable Year, the Parent Corporation shall deliver to Prism and Agent a schedule (together with the Closing Date Attribute Schedule, the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the items set forth on the Closing

Date Attribute Schedule, taking into account any adjustments thereto since the Closing Date Attribute Schedule was delivered to Prism and Agent pursuant to this Section 2.2, (ii) the actual unadjusted tax basis of the Reference Assets as of each applicable Exchange Date, (iii) the Basis Adjustment with respect to the Reference Assets as a result of the Exchanges effected in such Taxable Year and all prior Taxable Years, calculated (a) in the aggregate and (b) solely with respect to Exchanges by the Applicable TRA Holder, (iv) the period or periods, if any, over which the Reference Assets are amortizable and/or depreciable, (v) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable (which, for non-amortizable assets shall be based on the Valuation Assumptions), (vi) the Designated NOLs, if any, and (vii) the scheduled expiration date of such Designated NOLs, if any.

Section 2.3    Tax Benefit Schedule.

(a)    Within sixty (60) calendar days after the filing of the Parent Corporation Return for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment or in which a Pre-Closing Tax Refund is received, the Parent Corporation shall provide to each of Prism and Agent: (i) a schedule showing, in reasonable detail, (A) the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year, (B) the amount of (1) any Tax refund received as the result of any Blocker NOLs or Designated NOLs that are carried back to any taxable period ending on or prior to the Closing Date determined in accordance with the “with and without” methodology and (2) with respect to any Taxable Year beginning after the date hereof and within two (2) years after the Closing Date, Blocker Corp.’s or the Parent Corporation’s direct or indirect share of any other Tax refund (including, for these purposes, a Tax refund that is instead used as a credit to offset Taxes for a taxable period (or portion thereof) beginning after the Closing Date) received by or with respect to Holdings LLC, the Parent Corporation or any of their respective Subsidiaries (including Blocker Corp.) during such Taxable Year that is for a taxable period (or portion thereof) of Holdings LLC, Blocker Corp. or any of their respective Subsidiaries ending on or before the Closing Date excluding any such refund resulting from the carryback of a Blocker NOL or Designated NOL (which, for the avoidance of doubt, shall be governed by clause (1)) or other net operating loss generated in the taxable period (or periods) beginning after the Closing Date determined in accordance with the “with and without” methodology (either of (1) or (2), a “Pre-Closing Tax Refund”) and (3) with respect to any Taxable Year beginning after the date hereof and within two (2) years after the Closing Date, Blocker Corp.’s or the Parent Corporation’s direct or indirect share of any Tax payment made by or with respect to Holdings LLC, the Parent Corporation or any of their Subsidiaries (including Blocker Corp.) during such Taxable Year that is for a taxable period (or portion thereof) of Holdings LLC, Blocker Corp. or any of their respective Subsidiaries ending on or before the Closing Date except to the extent such Tax was reflected as a liability in Unpaid Taxes and included in the Closing Date Indebtedness of Blocker Corp or Closing Date Indebtedness of the Company Group (in each case as defined in the BCA), as applicable (a “Pre-Closing Tax Payment”) and (C) an allocation of the amount of any Net Tax Benefit among the TRA Holders, which allocation shall set forth the portion of such Net Tax Benefit Attributable to each TRA Holder (a “Tax Benefit Schedule”), (ii) documentation evidencing the amount of any Pre-Closing Tax Refund or Pre-Closing Tax Payment, which documentation shall be reasonably satisfactory to Prism and Agent, (iii) the Parent Corporation Return, (iv) a reasonably detailed calculation by the Parent Corporation of the Hypothetical Tax Liability, (v) a reasonably detailed calculation by the Parent Corporation of the Actual Tax Liability, and (vi) any other work papers related thereto that are reasonably available to the Parent Corporation and reasonably requested by Prism or Agent. In addition, the Parent Corporation shall allow each of Prism and Agent reasonable access to the appropriate representatives of the Parent Corporation Group in connection with a review of such Tax Benefit Schedule during normal business hours with prior advance notice and that is in a manner that is not disruptive to the normal operations of the Parent Corporation. The Parent Corporation may use reasonable estimation methodologies for calculating the portion of any Realized Tax Benefit or Realized Tax Detriment attributable to U.S. state or local Taxes. The Tax Benefit Schedule will become final as provided in Section 2.4(a) and may be amended as provided in Section 2.4(b) (subject to the procedures set forth in Section 2.4(b)).

(b)    For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any Taxable Year, carryovers or carrybacks of any Designated Tax Attribute or Designated NOL shall be considered to be subject to the rules of the Code and the Treasury Regulations, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to any Designated Tax Attribute and another portion that is not so attributable, such respective portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (i) any payment under this Agreement (to the extent permitted by Law and other than amounts accounted for as Imputed Interest) will have the effect of creating Additional Basis in Reference Assets for the Parent Corporation Group in the year of payment to the extent that the payment is made to Non-Blocker Holders, and (ii) as a result, such Additional Basis will be incorporated into the calculation for the year of payment and into future year calculations, as appropriate.

(c)    Each of the Parent Corporation and Blocker Corp. shall, and shall cause Holdings LLC and their other respective Subsidiaries and Affiliates to, (i) (A) to the maximum extent permitted by applicable Law, carry back any Blocker NOLs or Designated NOLs to the taxable period (or periods) ending on or prior to the Closing Date that will result in the maximum Pre-Closing Tax Refund and (B) use reasonable best efforts to obtain any Pre-Closing Tax Refunds promptly and (ii) not take any action intended to delay or otherwise fail to collect any Pre-Closing Tax Refunds. The Parent Corporation may, in its sole discretion, elect to carry back to the taxable period (or periods) ending on or prior to the Closing Date any other net operating loss generated in the taxable period (or periods) beginning after the Closing Date.

Section 2.4    Procedure; Amendments.

(a)    An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the first date on which Prism and Agent have received the applicable Schedule or amendment thereto unless Prism or Agent (i) within thirty (30) calendar days after receiving an applicable Schedule or amendment thereto, provides the Parent Corporation with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Parent Corporation. If the Parent Corporation, Prism and Agent, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within thirty (30) calendar days after receipt by the Parent Corporation of such Objection Notice, the Parent Corporation, Prism and Agent shall employ the Reconciliation Procedures.

(b)    The applicable Schedule for any Taxable Year may be amended from time to time by the Parent Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to Prism and Agent, (iii) to correct inaccuracies in the Schedule as a result of a change in Law or applicable rules or regulations (including, if applicable, any such change having retroactive effect); provided that any such amendment, to the extent applicable, must be consistent with the Tax Returns (including any amendments) of the Parent Corporation Group, (iv) to correct inaccuracies in the Schedule as a result of a clerical or computational error in preparation of the Schedule, (v) to comply with the Expert’s determination under the Reconciliation Procedures, (vi) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (vii) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (viii) to adjust a Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Parent Corporation shall provide an Amended Schedule to Prism and Agent within sixty (60) calendar days of the occurrence of an event referenced in clauses (i) through (viii) of the preceding sentence. For the avoidance of doubt, in the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.4(a), the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1    Payments. Within five (5) Business Days after a Tax Benefit Schedule for a Taxable Year becomes final in accordance with Section 2.4(a), the Parent Corporation shall pay the Net Tax Benefit to the TRA Holders and the Accrued Amount with respect thereto. The payment of the Net Tax Benefit for such Taxable Year shall be made to the TRA Holders in accordance with the Tax Benefit Schedule for such Taxable Year. Payment of the portion of Net Tax Benefit and the Accrued Amount with respect thereto that is Attributable to each TRA Holder (together a “Tax Benefit Payment”) shall be made by check, by wire transfer of immediately available funds to the bank account previously designated by the TRA Holder to the Parent Corporation, or as otherwise agreed by the Parent Corporation and the TRA Holder. No TRA Holder shall be required to return any portion of any previously made Tax Benefit Payment. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments (for the avoidance of doubt, excluding any Early Termination Payment) shall be calculated by using Valuation Assumptions (1), (3), and (4), substituting in each case the terms “the date on which a Change of Control becomes effective” for an “Early Termination Date”.

Section 3.2    No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in (i) 85% of the Cumulative Net Realized Tax Benefit, (ii) 85% of any Pre-Closing Tax Refunds described in clause (1) of the definition thereof, (iii) 100% of the excess, if any, of any Pre-Closing Tax Refunds described in clause (2) of the definition thereof over the amount of any Pre-Closing Tax Payments and (iv) the Accrued Amount with respect to clauses (i) – (iii), being paid to the Persons due payments pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to achieve these fundamental results.

Section 3.3    Pro Rata Payments. If for any reason the Parent Corporation does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then (a) the Parent Corporation will pay the same proportion of each Tax Benefit Payment due to each Person due a payment under this Agreement in respect of such Taxable Year, without favoring one obligation over the other, and (b) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

ARTICLE IV

TERMINATION

Section 4.1    Early Termination at Election of the Corporate Taxpayer. The Parent Corporation may terminate this Agreement at any time by paying to each TRA Holder the Early Termination Payment due to such TRA Holder pursuant to Section 4.4(b) (an “Early Termination”); provided that the Parent Corporation may withdraw any notice to execute its termination rights under this Section 4.1 prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Parent Corporation, the Parent Corporation shall not have any further payment obligations under this Agreement, other than for any Tax Benefit Payment previously due and payable but unpaid as of the Early Termination Notice. Upon payment of all amounts provided for in this Section 4.1, this Agreement shall terminate.

Section 4.2    Breach of Agreement.

(a)    In the event that the Parent Corporation or Blocker Corp. breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, and such breach is not cured by the Parent

Corporation or Blocker Corp., as applicable, within thirty (30) days after written notice is provided by Prism or Agent, then if the TRA Holders who would be entitled to receive a majority of the Early Termination Payments payable to all TRA Holders hereunder as of the date of the breach (excluding, for purposes of this sentence, all payments made to any TRA Holder pursuant to this Agreement as of the date of the breach) so elect, such breach shall be treated as an Early Termination. Upon such election, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include (i) the Early Termination Payment, calculated as if an Early Termination Notice had been delivered on the date of a breach and (ii) any Tax Benefit Payment previously due and payable but unpaid as of the date of a breach. Notwithstanding the foregoing, in the event that the Parent Corporation or Blocker Corp. breaches this Agreement, the TRA Holders shall be entitled to elect to receive the amounts set forth in clauses (i) and (ii) above or to seek specific performance of the terms hereof.

(b)    The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it shall not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Parent Corporation fails to make any Tax Benefit Payment when due to the extent that the Parent Corporation has insufficient funds to make such payment; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Parent Corporation does not have sufficient cash to make such payment as a result of limitations imposed by existing credit agreements to which Parent Corporation or any Subsidiary of Parent Corporation is a party, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); provided, further, that it shall be a breach of this Agreement, and the provisions of Section 4.2(a) shall apply as of the original due date of the Tax Benefit Payment, if the Parent Corporation makes any distribution of cash or other property to its shareholders while any Tax Benefit Payment is due and payable but unpaid.

Section 4.3    Early Termination Notice. If the Parent Corporation chooses to exercise its right of early termination under Section 4.1 above, the Parent Corporation shall deliver to each of Prism and Agent notice of such intention to exercise such right (the “Early Termination Notice”) and a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment. The Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which Prism and Agent have received such Schedule or amendment thereto unless Prism or Agent (i) within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Parent Corporation with written notice of a material objection to such Schedule made in good faith (“Material Objection Notice”), including reasonable details for such objection or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Parent Corporation (the “Early Termination Effective Date”). If the Parent Corporation, Prism and Agent, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Parent Corporation of the Material Objection Notice, the Parent Corporation, Prism and Agent shall employ the Reconciliation Procedures.

Section 4.4    Payment upon Early Termination.

(a)    Subject to its right to withdraw any notice of Early Termination pursuant to Section 4.1, within five (5) Business Days after the Early Termination Effective Date, the Parent Corporation shall pay to each TRA Holder its Early Termination Payment. Each such payment shall be made by check, by wire transfer of immediately available funds to a bank account or accounts designated in writing by the TRA Holder, or as otherwise agreed by the Parent Corporation and the TRA Holder.

(b)    The “Early Termination Payment” shall equal, with respect to each TRA Holder, the present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefit Payments

that would be required to be paid by the Parent Corporation to such TRA Holder beginning from the Early Termination Date (including, for the avoidance of doubt, any Tax Benefit Payment due and unpaid for the Taxable Year ending with or including the date of the Early Termination Notice) and assuming that the Valuation Assumptions are applied.

Section 4.5    Treatment of Tax Benefit Payments. The undersigned parties hereby acknowledge and agree that (i) the timing, amounts and aggregate value of Tax Benefit Payments pursuant to this Agreement are not reasonably ascertainable as of the date hereof and (ii) except as otherwise required pursuant to a Determination, all Tax Benefit Payments paid to the Blocker Sellers pursuant to this Agreement shall be treated as additional consideration received by the Blocker Sellers from the Parent Corporation in the Blocker Corp. Share Sale to the maximum extent permitted by applicable Law.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1    Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by the Parent Corporation to any TRA Holder under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any secured obligations or obligations in respect of indebtedness for borrowed money of the Parent Corporation and its Subsidiaries (such obligations, “Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Parent Corporation that are not Senior Obligations. For the avoidance of doubt, notwithstanding the above, the determination of whether it is a breach of this Agreement if the Parent Corporation fails to make any Tax Benefit Payment when due is governed by Section 4.2(a).

Section 5.2    Late Payments by the Parent Corporation. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement not made to any TRA Holder when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate (or, if so provided in Section 4.2(a), at the Agreed Rate) and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1    Participation in the Parent Corporation Group’s Tax Matters. Except as otherwise provided herein, the Parent Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Parent Corporation Group, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Parent Corporation shall notify Prism and Agent of, and keep Prism and Agent reasonably informed with respect to, the portion of any audit, examination, or any other administrative or judicial proceeding (a “Tax Proceeding”) of any member of the Parent Corporation Group by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of the TRA Holders under this Agreement, and shall provide to each of Prism and Agent reasonable opportunity to provide information and other input to the members of the Parent Corporation Group and their respective advisors concerning the conduct of any such portion of such Tax Proceeding; provided, however, that the Parent Corporation Group shall not be required to take any action that is inconsistent with any provision of the Holdings LLC Agreement.

Section 6.2    Consistency. Except in the case of a Determination to the contrary, the Parent Corporation and the TRA Holders agree to report and cause to be reported for all purposes, including U.S. federal, state and local

Tax purposes and financial reporting purposes, all Tax-related items (including the Designated Tax Attributes and each Tax Benefit Payment) in a manner consistent with that set forth in any Schedule or Amended Schedule required to be provided by or on behalf of the Parent Corporation under this Agreement, as finally determined pursuant to Section 2.4. If the Parent Corporation and any TRA Holder, for any reason, are unable to successfully resolve the any disagreement concerning such treatment within thirty (30) calendar days, the Parent Corporation and such TRA Holder shall employ the Reconciliation Procedures.

Section 6.3    Cooperation. Each TRA Holder shall (i) furnish to the Parent Corporation in a timely manner such information, documents and other materials as the Parent Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any Tax Proceeding (for the avoidance of doubt, excluding any information, documents or materials relating to the owners of a TRA Holder), (ii) make itself and any necessary personnel available to the Parent Corporation and its representatives to provide explanations of the documents and materials and such other information as the Parent Corporation or its representatives may reasonably request in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter, and the Parent Corporation shall cause Holdco LLC to reimburse each TRA Holder for any reasonable and documented third-party costs and expenses incurred pursuant to this Section.

ARTICLE VII

MISCELLANEOUS

Section 7.1    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case as set forth below:

If to the Parent Corporation or Blocker Corp., to:

[Digital Media Solutions Inc.]

4800 140th Avenue North, Suite 101

Clearwater, FL 33762

Attention:	General Counsel
Email:	rfoster@dmsgroup.com

with copies (which shall not constitute notice to the Parent Corporation or Blocker Corp.) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Email:	christian.nagler@kirkland.com
peter.seligson@kirkland.com
Attention:	Christian O. Nagler
Peter S. Seligson

and

Kirkland & Ellis LLP

2049 Century Park East, 37th Floor

Los Angeles, CA 90067

Email:	damon.fisher@kirkland.com
jennifer.yapp@kirkland.com
Attention:	Damon R. Fisher, P.C.
Jennifer Yapp

If to Prism, to:

Prism Data, LLC

c/o Digital Media Solutions Holdings, LLC

4800 140th Avenue N., Suite 101

Clearwater, FL 33762

Email:	jmarinucci@thedmsgrp.com
Attention:	Joe Marinucci

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Email:	katherine.ashley@skadden.com
micah.kegley@skadden.com
Attention:	Katherine D. Ashley
Micah R. Kegley

If to Agent, Clairvest Direct Seller, or the Blocker Sellers to:

Clairvest GP Manageco Inc.

22 St. Clair Avenue East, Suite 1700

Toronto, ON M4T 2S3

Email:	jmiller@clairvest.com
Attention:	James H. Miller

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Facsimile:	(202)-661.8251
Email:	katherine.ashley@skadden.com
micah.kegley@skadden.com
Attention:	Katherine D. Ashley
Micah R. Kegley

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.2    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Delivery of an executed counterpart hereof in .pdf format via email shall be effective as delivery of an original counterpart hereof.

Section 7.3    Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4    Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors and its permitted assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish and deliver such other instruments, documents and statements, and to take such other action as may be required by Law or reasonably necessary to effectively carry out the purposes hereof.

Section 7.5    Governing Law; Arbitration; Reconciliation.

(a)    Governing Law. This Agreement, and all claims, causes of action and disputes (whether in contract or in tort or otherwise, or whether at Law (including at common law or by statute) or in equity) that may be based on, arise out of or relate hereto or the negotiation, execution, performance or subject matter hereof, shall be governed by the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

(b)    Arbitration.

(i)    Except as otherwise set forth in Section 7.5(c), all claims, causes of actions and disputes (whether in contract or in tort or otherwise, or whether at Law (including at common law or by statute) or in equity) that may be based on, arise out of or relate hereto or the negotiation, execution, performance or subject matter hereof, including any dispute regarding the interpretation or scope of this arbitration agreement (each, a “Dispute”), shall be resolved by final and binding arbitration (the “Arbitration”). The arbitration shall be administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Rules then in effect (the “Rules”), as modified herein.

(ii)    There shall be three (3) arbitrators (the “Tribunal”). If there are only two (2) parties to the arbitration, each party shall select one (1) arbitrator within thirty days of the receipt by respondent of a copy of the demand for arbitration. The two (2) arbitrators so appointed shall nominate the third and presiding arbitrator within ten (10) days of the appointment of the second arbitrator. If there are more than two (2) parties to the arbitration, the parties shall have fifteen (15) days from receipt by respondents of the request for arbitration to agree in writing to a method for the constitution of the arbitral tribunal, failing which all three (3) arbitrators shall be appointed by the AAA pursuant to the Rules. If any of the parties or their nominated arbitrators fail to appoint an arbitrator within the time periods specified herein, such arbitrator shall be appointed by the AAA pursuant to the Rules. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen (15) years of experience with litigating large, complex commercial disputes, including substantial experience with Delaware alternative entity law.

(iii)    If a Dispute arises or arbitration is filed when one (1) or more arbitrations are already pending under this Agreement or the Holdings LLC Agreement (collectively, the “Related Arbitration Agreements”), then any party hereto may request that the new Dispute or subsequently filed arbitration be consolidated into any prior pending arbitration, whether or not the arbitrations are between identical parties. The new Dispute or arbitration shall be so consolidated; provided that the arbitral tribunal for the prior pending arbitration determines that (1) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (2) no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise. Any such order of consolidation issued by the arbitral tribunal shall be final and binding upon the parties. The arbitral tribunal for the prior pending arbitration into which a new Dispute is consolidated shall serve as the arbitral tribunal for the consolidated arbitration. The parties agree that upon such an order of consolidation, they will promptly dismiss any arbitration brought under this Agreement or any Related Arbitration Agreement, the subject of which has been consolidated into another arbitral proceeding under this Agreement or any Related Arbitration Agreement.

(iv)    The place of arbitration shall be New York, New York. Judgment upon any award rendered in the arbitration will be binding and may be entered and enforced in any court of competent jurisdiction. There shall be limited discovery prior to the arbitration hearing as follows: (1) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated and (2) depositions of all party witnesses. Upon a showing of good cause, the Tribunal may permit additional depositions and direct further document discovery. The Tribunal shall have the discretion to control the scope and sequencing of discovery, consistent with the Rules. A court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. Within sixty (60) days of the completion of the arbitration hearing and any related briefing, the Tribunal shall provide in writing to the parties the basis for the award or order of the Tribunal, including the calculation of any damages awarded. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

(v)    By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the Tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the Tribunal’s orders to that effect. In any such judicial action: (1) each of the parties irrevocably and unconditionally consents to the exclusive jurisdiction and venue of the federal or state courts located in Delaware (the “Delaware Courts”) for the purpose of any pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings, and to the non-exclusive jurisdiction of such courts for the enforcement of any judgment on any award; (2) each of the parties irrevocably waives, to the fullest extent they may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any Delaware Court; (3) each of the parties irrevocably consents to service of process or an arbitration demand by first class certified mail, return receipt requested, postage prepaid; and (4) each of the parties hereby irrevocably waives any and all right to trial by jury.

(vi)    Each party hereto agrees and acknowledges that it will continue to perform its obligations hereunder during the pendency of any dispute that is under review by a Tribunal (except to the extent such performance requires performance of a condition precedent by another party hereto, which such other party fails to perform).

(c)    Reconciliation. In the event that the Parent Corporation, Prism and Agent (with respect to matters governed by the definition of “Valuation Assumptions,” Section 2.4 and Section 4.3) or any TRA Holder (with respect to matters governed by Section 6.2) (as applicable, the “Disputing Party”) are unable to resolve a disagreement with respect to such matters within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted to the Expert. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Parent Corporation and the Disputing Party agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Parent Corporation or the Disputing Party or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution; provided that in resolving any matter, the Expert shall not require the Parent Corporation or any Affiliate thereof to take a position, or to make any payment based on a position, that is not “more likely than not” to be sustained. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Parent

Corporation, subject to adjustment or amendment upon resolution. The Parent Corporation and the Disputing Party shall each bear its own costs and expenses of such proceeding, unless (i) the Expert adopts such Disputing Party’s position, in which case the Parent Corporation shall reimburse such Disputing Party for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Parent Corporation’s position, in which case such Disputing Party shall reimburse the Parent Corporation for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.5(c) shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.5(c) shall be binding on the Parent Corporation and its Subsidiaries and the Disputing Party and may be entered and enforced in any court having jurisdiction.

Section 7.6    Severability. If any provision hereof as applied to any party or to any circumstance, shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision herein, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

Section 7.7    Assignment; Successors

(a)    Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by (i) the Parent Corporation without the prior written consent of the TRA Holders who would be entitled to receive a majority of the Early Termination Payments payable to all TRA Holders hereunder as of the date of the proposed assignment or (ii) any TRA Holder without the prior written consent of the Parent Corporation, and any such assignment without such prior written consent shall be null and void; provided, however, that (A) to the extent Common Units are effectively transferred in accordance with the terms of the Holdings LLC Agreement, any other agreements the TRA Holders may have entered into with each other and any other agreements a TRA Holder may have entered into with any member of the Parent Corporation Group and/or Holdings LLC, as applicable, the transferring TRA Holder (1) shall, in the case of a transfer by Prism to any of its members (including in connection with a redemption under Article XIV of the Holdings LLC Agreement), and (2) may, in the case of any other transfer by a TRA Holder, assign to the transferee of such Common Units the transferring TRA Holders’ rights under this Agreement with respect to such transferred Common Units, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Parent Corporation, agreeing to become a “TRA Holder” for all purposes of this Agreement, except as otherwise provided in such joinder, and (B) any and all payments that may become payable to a TRA Holder pursuant to this Agreement may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Parent Corporation, agreeing to be bound by Section 7.12.

(b)    Except as otherwise expressly provided herein, this Agreement shall be binding on inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors and permitted assigns. Each of Blocker Corp. and the Parent Corporation shall cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Blocker Corp. or the Parent Corporation, as applicable, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Blocker Corp. or the Parent Corporation, as applicable, would be required to perform if no such succession had taken place.

Section 7.8    Amendments; Waiver.

(a)    Amendments. Amendments hereto must be approved in writing by each of the Parent Corporation and by the TRA Holders who would be entitled to receive a majority of the Early Termination Payments payable to all TRA Holders hereunder as of the date of the proposed amendment (excluding, for purposes of this sentence, all payments made to any TRA Holder pursuant to this Agreement as of the date of the proposed amendment); provided, however, that no such amendment shall be effective if such amendment would have a disproportionate effect on the payments certain TRA Holders will or may receive under this Agreement unless all such disproportionately affected TRA Holders consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(b)    Waiver. No failure on the part of any party hereto to exercise any power, right, privilege or remedy hereunder, and no delay on the part of any party hereto in exercising any power, right, privilege or remedy hereunder, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party hereto shall be deemed to have waived any claim arising out hereof, or any power, right, privilege or remedy hereunder, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 7.9    Expenses. Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby.

Section 7.10    Withholding. The Parent Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Parent Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or non-U.S. Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Parent Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant TRA Holder.

Section 7.11    Parent Corporation Consolidated Group; Transfers of Corporate Assets.

(a)    The parties hereby acknowledge and agree that (i) the Parent Corporation is the parent of an affiliated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code (and applicable corresponding provisions of U.S. state or local Tax law); (ii) the provisions of this Agreement shall be applied with respect to such group as a whole; and (iii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of such group as a whole to the extent that any applicable Designated Tax Attributes can be used against such consolidated taxable income of the group as a whole.

(b)    If the Parent Corporation (or any other entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder) or any of its direct or indirect Subsidiaries (a “Transferor”) transfers one or more Reference Assets to a corporation (or a Person classified as a corporation for U.S. federal income Tax purposes) with which the Transferor does not file a consolidated Tax Return pursuant to Section 1501 of the Code, the Transferor, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such Reference Assets in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by the Transferor shall be equal to the fair market value of the transferred Reference Assets, plus (i) the amount of debt to which any such Reference Asset is subject, in the case of a transfer of an encumbered Reference Asset or (ii) the amount of debt allocated to any such Reference Asset, in the case of a contribution of a partnership interest. For purposes of this Section 7.11(b), a transfer of a partnership interest shall be treated as a transfer of the Transferor’s share of each of the assets and liabilities of that partnership.

(c)    Notwithstanding any other provision of this Agreement, if any member of the Parent Corporation Group acquires one or more assets that, as of an Exchange Date, have not been contributed to Holdings LLC (other than the Parent Corporation Group’s interests in Holdings LLC) (such assets, “Excluded Assets”), then all

Tax Benefit Payments due hereunder shall be computed as if such assets had been contributed to Holdings LLC on the date such assets were first acquired by such member of the Parent Corporation Group; provided, however, that if an Excluded Asset consists of stock in a corporation, then, for purposes of this Section 7.11(c), such corporation (and any corporation Controlled by such corporation) shall be deemed to have contributed its assets to Holdings LLC (other than any interests in Holdings LLC) on the date on which the applicable member of the Parent Corporation Group acquired stock of such corporation.

Section 7.12    Confidentiality.

(a)    Agent, each TRA Holder and each of their respective assignees shall not, and shall cause his, her or its Affiliates not to (each of the foregoing, in such capacity, the “Disclosing Person”), from and after the date hereof use in any manner detrimental to the business of the Parent Corporation Group or its Affiliates, or disclose, publish or divulge to any Person, any Confidential Information of the Parent Corporation Group or its Affiliates and successors or the TRA Holders (each, a “Protected Person”), learned by Agent or such TRA Holder heretofore or hereafter. Notwithstanding the foregoing, each party hereto shall be permitted to disclose Confidential Information of the Protected Persons (i) to any Representative of such Person so long as such Representative has a “need to know” such Confidential Information for a valid business purpose and has been advised of the confidential nature of such Confidential Information and has agreed to comply with this Section 7.12 applicable to such Confidential Information; provided that such Disclosing Person shall be liable for any breach of this Section 7.12 by any such Representative (assuming for purposes of this proviso that such Representative is a Disclosing Person subject to the restrictions set forth in this Section 7.12) or (ii) to the extent required to be disclosed by such Person or any of its Representatives pursuant to Law or the rules of any securities exchange on which the securities of the Parent Corporation or any of its Affiliates is listed. As used herein, the term “Representatives” means, with respect to any Person, such Person’s officers, directors, employees, equityholders, partners, members, Affiliates, accountants, attorneys, consultants, co-investors, investors, potential partners, financing sources, bankers, advisors and other agents or representatives.

(b)    As used herein, “Confidential Information” means, with respect to each Protected Person, all data, information, reports, interpretations, forecasts and records, financial or otherwise, of such Protected Person that are not available to the general public; provided that Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by any Disclosing Person not otherwise permitted pursuant to this Section 7.12, (ii) was or becomes available to a Disclosing Person on a nonconfidential basis from a source other than the Protected Person; provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to such Protected Person with respect to such information, (iii) is developed independently by the Disclosing Party without the use of any Confidential Information (other than in such Person’s capacity as an officer, manager, director, employee or consultant of the Parent Corporation Group or its Affiliates), (iv) is provided to any bona fide prospective assignee of such TRA Holder’s rights under this Agreement, or prospective merger or other business combination partner of such TRA Holder, provided that such assignee or merger partner agrees to be bound by the provisions of this Section 7.12, (v) is required to be disclosed by applicable Law or by subpoena, summons or any other administrative or legal process, or by applicable regulatory standards, it being understood that, so long as it is permitted by applicable Law or such process or standards, the Disclosing Person shall provide written notice to the Protected Person as far in advance as reasonably practicable of such requirement and cooperate with the Protected Person, at the Protected Person’s sole expense, in seeking a protective order with respect to the Confidential Information sought pursuant to such requirement or (vi) is necessary for a TRA Holder to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute and defend any Tax Proceeding with respect to such Tax Returns.

(c)    Notwithstanding anything to the contrary herein, (i) each party hereto may disclose Confidential Information to any federal, state, local or foreign regulatory or self-regulatory body, or any securities exchange or listing authority, as part of a routine audit not targeted at such Confidential Information without providing notice to any other party hereto and (ii) nothing herein shall prohibit a party from (1) filing and, as provided for under Section 21F of the Exchange Act, maintaining the confidentiality of, a claim with the SEC, (2) providing Confidential Information to the SEC or providing the SEC with information that would otherwise violate any part hereof to the extent permitted by Section 21F of the Exchange Act, (3) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Parent Corporation Group or any of its Affiliates or any TRA Holder or (4) receiving a monetary award as set forth in Section 21F of the Exchange Act.

Section 7.13    Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

Section 7.14    Holdings LLC Agreement. To the extent this Agreement imposes obligations upon Holdings LLC or a managing member of Holdings LLC, this Agreement shall be treated as part of the partnership agreement of Holdings LLC for tax purposes as described in section 761(c) of the Code and sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.15    Joinder. Each of Blocker Corp. and the Parent Corporation hereby agrees that, to the extent it acquires a general partnership interest, managing member interest or similar interest in any Person after the date hereof, it shall cause such Person to execute and deliver a joinder to this Agreement promptly upon acquisition of such interest, and such person shall be treated in the same manner as Holdings LLC for all purposes of this Agreement. The Parent Corporation hereby agrees to cause any Corporate Entity that acquires an interest in Holdings LLC (or any entity described in the foregoing sentence) to execute a joinder to this Agreement (to the extent such Person is not already a party hereto) promptly upon such acquisition, and such Corporate Entity shall be treated in the same manner as the Parent Corporation and Blocker Corp. for all purposes of this Agreement. Holdings LLC shall have the power and authority (but not the obligation) to permit any Person who becomes a member of Holdings LLC to execute and deliver a joinder to this Agreement promptly upon acquisition of membership interests in Holdings LLC by such Person, and such Person shall be treated as a “Member” for all purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parent Corporation, Blocker Corp., the TRA Holders, and the Agent have duly executed this Agreement as of the date first written above.

PARENT CORPORATION:
[DIGITAL MEDIA SOLUTIONS, INC.]
By:
Name:
Title:

BLOCKER CORP.:
CEP V DMS US BLOCKER COMPANY
By:
Name:
Title:
By:
Name:
Title:

CLAIRVEST DIRECT SELLER:
CEP V-A DMS AIV LIMITED PARTNERSHIP
By:
Name:
Title:
By:
Name:
Title:

BLOCKER SELLERS:
CLAIRVEST EQUITY PARTNERS V LIMITED PARTNERSHIP
By:
Name:
Title:
By:
Name:
Title:
CEP V CO-INVESTMENT LIMITED PARTNERSHIP
By:
Name:
Title:
By:
Name:
Title:

AGENT:
CLAIRVEST GP MANAGECO INC.
By:
Name:
Title:
By:
Name:
Title:

PRISM:
PRISM DATA, LLC
By:
Name:
Title:

SCHEDULE A1

[1]	Note to Draft: Illustrative allocation scheduled to be prepared between signing and closing.

Annex M

FINAL FORM

AMENDED AND RESTATED WARRANT AGREEMENT

THIS AMENDED AND RESTATED WARRANT AGREEMENT (this “Agreement”) dated as of [●] [●], 2020 is between Leo Holdings Corp., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, on February 12, 2018, Leo Investors Limited Partnership, then a Cayman Islands exempted limited partnership (the “Sponsor”), purchased 4,000,000 warrants, bearing the legend set forth in Exhibit B hereto (the “Initial Private Placement Warrants”), pursuant to a Private Placement Warrants Purchase Agreement (the “Private Placement Warrants Purchase Agreement”); and

WHEREAS, the Company completed an initial public offering (the “Public Offering”) of units, each unit comprised of one Class A Ordinary Share (as defined below) and one-half of one Public Warrant (as defined below) (the “Units”) and, in connection therewith, issued and delivered 11,500,000 warrants (the “Public Warrants” and, together with the Private Placement Warrants (as defined below), the “Warrants”) to the public investors, each such whole Warrant evidencing the right of the holder thereof to purchase one Class A ordinary share of the Company, par value $0.0001 per share (the “Class A Ordinary Share(s)”), for $11.50 per whole share, subject to adjustment as described herein; and

WHEREAS, the Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1, No. 333-222599 (the “Registration Statement”) containing a prospectus (the “Prospectus”) for the registration, under the Securities Act of 1933, as amended (“Act”), of, among other securities, the Public Warrants, which Registration Statement has been declared effective; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company and the Warrant Agent previously entered into a Warrant Agreement on February 15, 2018 (the “Initial Warrant Agreement”), providing for the form and provisions of the Warrants, the terms upon which they were issued and to be exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, the Company has entered into the Business Combination Agreement, dated as of April 23, 2020 (the “Business Combination Agreement”) with DMS, CEP V DMS US Blocker Company, a Delaware corporation (“Blocker Corp”), Prism Data, LLC, Delaware limited liability company (“Prism”), CEP V-A DMS AIV Limited Partnership, a Delaware limited partnership (“Clairvest Direct Seller”), Clairvest Equity Partners V Limited Partnership, an Ontario, Canada limited partnership (“Blocker Seller 1”), CEP V Co-Investment Limited Partnership, a Manitoba, Canada limited partnership (“Blocker Seller 2” and, together with Prism, Blocker Seller 1 and Blocker Seller 2, the “Sellers”), Clairvest GP Manageco Inc., an Ontario corporation, and, solely for the limited purposes set forth therein, the Sponsor, pursuant to which, among other things, and on the terms and conditions thereof, the Company shall consummate a Business Combination (as defined below); and

WHEREAS, pursuant to the Business Combination Agreement, the Company (a) was domesticated as a Delaware corporation on April [●], 2020 (the “Domestication”) and (b) will be renamed [Digital Media Solutions, Inc.]; and

WHEREAS, pursuant to the Business Combination Agreement, (a) prior to, and conditioned on, the consummation of the Domestication, the Sponsor surrendered and forfeited to the Company, for no consideration and as a contribution to the capital of the Company, 2,000,000 Initial Private Placement Warrants and (b) concurrently with the consummation of the Business Combination, the Company shall issue to the Sellers an aggregate of 2,000,000 warrants (the “BCA Private Placement Warrants” and, together with the Initial Private Placement Warrants, the “Private Placement Warrants”); and

WHEREAS, the Company and the Warrant Agent now desire to amend and restate the Initial Warrant Agreement in its entirety solely to provide for an amendment to Section 4.5 to conform to the description thereof in the Prospectus, to provide that the BCA Private Placement Warrants are subject to this Agreement and to include a new Section 9.11, in each case, in accordance with clauses (ii) and (iii) of Section 9.8; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.    Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.    Warrants.

2.1    Form of Warrant. Each Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board of Directors or Chief Executive Officer and Treasurer, Secretary or Assistant Secretary of the Company and shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2    Uncertificated Warrants. Notwithstanding anything herein to the contrary, any Warrant, or portion thereof, may be issued as part of, and be represented by, a Unit, and any Warrant may be issued in uncertificated or book-entry form through the Warrant Agent and/or the facilities of The Depository Trust Company (the “Depositary”) or other book-entry depositary system, in each case as determined by the Board of Directors of the Company or by an authorized committee thereof. Any Warrant so issued shall have the same terms, force and effect as a certificated Warrant that has been duly countersigned by the Warrant Agent in accordance with the terms of this Agreement.

2.3    Effect of Countersignature. Except with respect to uncertificated Warrants as described above, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.4    Registration.

2.4.1    Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.4.2    Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (“registered holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.5    Detachability of Warrants. The securities comprising the Units will not be separately transferable until the 52nd day following the date of the Prospectus or, if such 52nd day is not on a day, other than Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business (a “Business Day”), then on the immediately succeeding Business Day following such date, or earlier with the consent of Citigroup Global Markets Inc., as representative of the several underwriters (the “Representative”), but in no event will the Representative allow separate trading of the securities comprising the Units until the Company has filed a Current Report on Form 8-K which includes an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Public Offering including the proceeds received by the Company from the exercise of the underwriters’ over-allotment option in the Public Offering. After the consummation of an initial Business Combination, all Warrants will automatically begin separate trading.

2.6    Private Placement Warrant Attributes. The Private Placement Warrants will be issued in the same form as the Public Warrants but they (i) will not be redeemable by the Company and (ii) may be exercised for cash or on a cashless basis at the holder’s option, in either case as long as the Private Placement Warrants are held by the initial purchasers or their affiliates and permitted transferees (as prescribed in Section 5.6 hereof). Once a Private Placement Warrant is transferred to a holder other than an affiliate or permitted transferee, it shall be treated as a Public Warrant hereunder for all purposes.

3.    Terms and Exercise of Warrants.

3.1    Warrant Price. Each whole Warrant shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of Class A Ordinary Shares stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement refers to the price per share at which the Class A Ordinary Shares may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days; provided, that the Company shall provide at least twenty (20) days prior written notice of such reduction to registered holders of the Warrants and, provided further that any such reduction shall be applied consistently to all of the Warrants.

3.2    Duration of Warrants. A Warrant may be exercised only during the period (“Exercise Period”) commencing on the later of (i) 30 days after the consummation by the Company of its initial merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”) (as described more fully in the Registration Statement) or (ii) 12 months from the closing of the Public Offering, and terminating at 5:00 p.m., New York City time on the earlier to occur of (i) five years from the consummation of the Business Combination and (ii) the Redemption Date as provided in Section 6.2 hereof (“Expiration Date”). Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company will provide at least twenty (20) days’ prior written notice of any such extension to registered holders.

3.3    Exercise of Warrants.

3.3.1    Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the registered holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full the Warrant Price for each Class A Ordinary Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, as follows:

(a)    by good certified check or good bank draft payable to the order of the Warrant Agent; or

(b)    in the event of a redemption pursuant to Section 6 hereof in which the Company has elected to force all holders of Warrants to exercise such Warrants on a “cashless basis,” by surrendering the Warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value” (defined below) by (y) the Fair Market Value. Solely for purposes of this Section 3.3.1(b), the “Fair Market Value” shall mean the average reported last sale price of the Class A Ordinary Shares for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of Warrants pursuant to Section 6 hereof; or

(c)    with respect to any Private Placement Warrants, so long as such Private Placement Warrants are held by the initial purchasers of the Private Placement Warrants or their permitted transferees, by surrendering such Warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “Fair Market Value” by (y) the Fair Market Value; provided, however, that no cashless exercise shall be permitted unless the Fair Market Value is equal to or higher than the exercise price. Solely for purposes of this Section 3.3.1(c), the “Fair Market Value” shall mean the average reported last sale price of the Class A Ordinary Shares for the ten (10) trading days ending on the third trading day prior to the date of exercise; or

(d)    in the event the registration statement required by Section 7.4 hereof is not effective and current within sixty (60) days after the closing of the Business Combination, by surrendering such Warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “Fair Market Value” by (y) the Fair Market Value; provided, however, that no cashless exercise shall be permitted unless the Fair Market Value is equal to or higher than the exercise price. Solely for purposes of this Section 3.3.1(d), the “Fair Market Value” shall mean the average reported last sale price of the Class A Ordinary Shares for the ten (10) trading days ending on the day prior to the date of exercise.

3.3.2    Issuance of Certificates. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if any), the Company shall issue to the registered holder of such Warrant a certificate or certificates for the number of Class A Ordinary Shares to which he is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, in no event will the Company be required to net cash settle the Warrant exercise. No Warrant shall be exercisable and the Company shall not be obligated to issue Class A Ordinary Shares upon exercise of a Warrant unless the Class A Ordinary Shares issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the condition in the immediately preceding sentence is not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless, in which case the purchaser of a Unit containing such Public Warrants shall have paid the full purchase price for the Unit solely for the Class A Ordinary Shares underlying such Unit. Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise would be unlawful.

3.3.3    Valid Issuance. All Class A Ordinary Shares issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.4    Date of Issuance. Each person in whose name any such certificate for Class A Ordinary Shares is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the share transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books are open.

3.3.5    Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the Holder) (the “Maximum Percentage”) of the Class A Ordinary Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Class A Ordinary Shares beneficially owned by such person and its affiliates shall include the number of Class A Ordinary Shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Class A Ordinary Shares that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding Class A Ordinary Shares, the holder may rely on the number of outstanding Class A Ordinary Shares as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the Securities and Exchange Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or Continental Stock Transfer & Trust Company setting forth the number of Class A Ordinary Shares outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of Class A Ordinary Shares then outstanding. In any case, the number of outstanding Class A Ordinary Shares shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding Class A Ordinary Shares was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

4.    Adjustments.

4.1    Share Dividends—Split Ups. If after the date hereof, the number of outstanding Class A Ordinary Shares is increased by a share dividend payable in Class A Ordinary Shares, or by a split up of Class A Ordinary Shares, or other similar event, then, on the effective date of such share dividend, split up or similar event, the number of Class A Ordinary Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding Class A Ordinary Shares.

4.2    Aggregation of Shares. If after the date hereof, the number of outstanding Class A Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Class A Ordinary Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding Class A Ordinary Shares.

4.3    Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a cash dividend or make a distribution in cash, securities or other assets to the holders of the Class A Ordinary Shares or other shares of the Company’s capital stock into which the Warrants are convertible (an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and the fair market value (as determined by the Company’s Board of Directors, in good faith) of any securities or other assets paid on each Class A Ordinary Shares in respect of such Extraordinary Dividend; provided, however, that none of the following shall be deemed an Extraordinary Dividend for purposes of this provision: (a) any adjustment described in subsection 4.1 above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Class A Ordinary Shares issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) any payment to satisfy the conversion rights of the holders of the Class A Ordinary Shares in connection with a proposed initial Business Combination or (d) any payment in connection with the Company’s liquidation and the distribution of its assets upon its failure to consummate the Business Combination. Solely for purposes of illustration, if the Company, at a time while the Warrants are outstanding and unexpired, pays a cash dividend of $0.35 per share and previously paid an aggregate of $0.40 of cash dividends and cash distributions on the Class A Ordinary Shares during the 365-day period ending on the date of declaration of such $0.35 per share dividend, then the Warrant Price will be decreased, effectively immediately after the effective date of such $0.35 per share dividend, by $0.25 (the absolute value of the difference between $0.75 per share (the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period, including such $0.35 dividend) and $0.50 per share (the greater of (x) $0.50 per share and (y) the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period prior to such $0.35 dividend)).

4.4    Adjustments in Exercise Price. Whenever the number of Class A Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Class A Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Class A Ordinary Shares so purchasable immediately thereafter.

4.5    Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Class A Ordinary Shares (other than a change covered by Section 4.1, 4.2 or 4.3 hereof or that solely affects the par value of the Class A Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Class A Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Class A Ordinary Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in the Class A

Ordinary Shares covered by Section 4.1, 4.2 or 4.3, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3, 4.4 and this Section 4.5; provided, that if less than 70% of the consideration receivable by the holders of the Class A Ordinary Shares in the applicable event is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Securities and Exchange Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference (but in no event less than zero) of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) Section 6 of this Agreement shall be taken into account, (2) the price of each Ordinary Share shall be the volume weighted average price of the Class A Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Class A Ordinary Shares consists exclusively of cash, the amount of such cash per Class A Ordinary Share, and (ii) in all other cases, the volume weighted average price of the Class A Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of such Warrant. The provisions of this Section 4.5 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

4.6    Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3, 4.4 or 4.5, then, in any such event, the Company shall give written notice to each Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.7    No Fractional Warrants or Shares. No fractional Warrants will be issued hereunder. Additionally, notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number of Class A Ordinary Shares to be issued to the Warrant holder.

4.8    Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

5.    Transfer and Exchange of Warrants.

5.1    Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2    Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Private Placement Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3    Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.

5.4    Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5    Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

5.6    Private Placement Warrants. The Warrant Agent shall not register any transfer of Private Placement Warrants until 30 days after the consummation by the Company of an initial Business Combination, except for transfers (i) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members or partners of the Company’s sponsor or their affiliates, or any affiliates of the Company’s sponsor, (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization, (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, (iv) in the case of an individual, pursuant to a qualified domestic relations order, (v) by private sales or transfers made in connection with the Business Combination at prices no greater than the price at which the Private Placement Warrants were originally purchased, (vi) by virtue of the holder’s organizational documents upon liquidation or dissolution of the holder, (vii) to the Company for no value for cancellation in connection with the consummation of the Business Combination, (viii) in the event of the Company’s liquidation prior to the completion of a Business Combination, or (ix) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property subsequent to the completion of a Business Combination, in each case (except for clause (vii) or with the prior written consent of the Company) on the condition that prior to such registration for transfer, the Warrant Agent shall be presented with written documentation pursuant to which each transferee or the trustee or legal guardian for such transferee (the “ permitted transferees”) agrees to be bound by the terms of the Private Placement Warrants Purchase Agreement.

6.    Redemption.

6.1    Redemption. Subject to Section 6.4 hereof, all but not less than all of the outstanding Public Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration (so long as there is a current registration statement in effect with respect to the Class A Ordinary Shares underlying the Warrants), at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $0.01 per Warrant (“Redemption Price”), provided that the last sales price of the Class A Ordinary Shares equals or exceeds $18.00 per share (subject to adjustment in accordance with Section 4 hereof), on each of twenty (20) trading days within any thirty (30) trading day period ending on the third business day prior to the date on which notice of redemption is given.

6.2    Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Public Warrants, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the Redemption Date to the registered holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

6.3    Exercise After Notice of Redemption. The Public Warrants may be exercised, for cash (or on a “cashless basis” in accordance with Section 3 hereof) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the Redemption Date. In the event the Company determines to require all holders of Public Warrants to exercise their Warrants on a “cashless basis” pursuant to Section 3.3.1(b), the notice of redemption will contain the information necessary to calculate the number of Class A Ordinary Shares to be received upon exercise of the Warrants, including the “Fair Market Value” in such case. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.4    Exclusion of Private Placement Warrants. The Company agrees that the redemption rights provided in this Section 6 shall not apply to the Private Placement Warrants if at the time of the redemption such Private Placement Warrants continue to be held by the initial purchasers or their permitted transferees. However, once such Private Placement Warrants are transferred (other than to permitted transferees under Section 5.6), the Company may redeem the Private Placement Warrants, provided that the criteria for redemption are met, including the opportunity of the holder of such Warrants to exercise the Warrants prior to redemption pursuant to Section 6.3. Private Placement Warrants that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Private Placement Warrants and shall become Public Warrants under this Agreement.

7.    Other Provisions Relating to Rights of Holders of Warrants.

7.1    No Rights as Shareholder. A Warrant does not entitle the registered holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

7.2    Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3    Reservation of Class A Ordinary Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Class A Ordinary Shares that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4    Registration of Class A Ordinary Shares. The Company agrees that as soon as practicable, but in no event later than twenty (20) Business Days after the closing of its initial Business Combination, it shall use its reasonable best efforts to file with the Securities and Exchange Commission a registration statement for the registration, under the Act, of the Class A Ordinary Shares issuable upon exercise of the Warrants, and it shall use its reasonable best efforts to take such action as is necessary to register or qualify for sale, in those states in which the Warrants were initially offered by the Company, the Class A Ordinary Shares issuable upon exercise of the Warrants, to the extent an exemption is not available. The Company will use its reasonable best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement until the expiration of the Warrants in accordance with the provisions of this Agreement. In addition, the Company agrees to use its reasonable best efforts to register such securities under the blue sky laws of the states of residence of the exercising warrant holders to the extent an exemption is not available. If any such registration statement has not been declared effective by the 60th day following the closing of the Business Combination, holders of the Warrants shall have the right, during the period beginning on the 61st day after the closing of the Business Combination and ending upon such registration statement being declared effective by the Securities and Exchange Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the Class A Ordinary Shares issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis” as determined in accordance with Section 3.3.1(d). The Company shall provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a cashless basis in accordance with this Section 7.4 is not required to be registered under the Act and (ii) the Class A Ordinary Shares issued upon such exercise are transferable without registration under the Act by any holder which (a) is not an “affiliate” of the Company as defined in Rule 144(a)(1) under the Securities Act, (b) has not been such an “affiliate” within three months of such transfer, (c) has not acquired such Class A Ordinary shares within one year of such transfer, and (iii) will not be required to bear a restrictive legend. For the avoidance of any doubt, unless and until all of the Warrants have been exercised on a cashless basis or have expired, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this Section 7.4.

8.    Concerning the Warrant Agent and Other Matters.

8.1    Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Class A Ordinary Shares upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

8.2    Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1    Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2    Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Class A Ordinary Shares not later than the effective date of any such appointment.

8.2.3    Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3    Fees and Expenses of Warrant Agent.

8.3.1    Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2    Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4    Liability of Warrant Agent.

8.4.1    Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer or Chairman of the Board of Directors of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2    Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable, documented counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent’s gross negligence, willful misconduct, or bad faith.

8.4.3    Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Class A Ordinary Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Class A Ordinary Shares will, when issued, be valid and fully paid and nonassessable.

8.5    Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of Class A Ordinary Shares through the exercise of Warrants.

9.    Miscellaneous Provisions.

9.1    Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2    Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Leo Holdings Corp.

21 Grosvenor Place

London, SW1X 7HF

Attn: Simon Brown, Secretary

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: Compliance Department

with a copy in each case to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn: Christian O. Nagler

and

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, California 94301

Attn: Gregg A. Noel, Esq.

and

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York

10013 Attn: General Counsel

9.3    Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District

Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

9.4    Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the registered holders of the Warrants.

9.5    Examination of the Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

9.6    Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7    Effect of Headings. The Section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8    Amendments.

This Agreement may be amended by the parties hereto without the consent of any registered holder or any other party for the purpose of: (i) curing any ambiguity, (ii) curing, correcting or supplementing any defective provision or mistake contained herein, (iii) adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders, and (iv) adjusting the Warrant Price in accordance with the terms hereof.

All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period and any amendment to the terms of only the Private Placement Warrants, shall require the written consent or vote of the registered holders of a majority of the then outstanding Public Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the registered holders.

9.9    Trust Account Waiver. The Warrant Agent acknowledges and agrees that it shall not make any claims or proceed against the trust account established by the Company in connection with the Public Offering (as more fully described in the Registration Statement) (“Trust Account”), including by way of set-off, and shall not be entitled to any funds in the Trust Account under any circumstance. In the event that the Warrant Agent has a claim against the Company under this Agreement, the Warrant Agent will pursue such claim solely against the Company and not against the property held in the Trust Account.

9.10    Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

9.11    Class A Shares. For the avoidance of doubt, from and after the Domestication, references herein to Class A Ordinary Shares shall refer to shares of Class A common stock, $0.0001 par value per share, of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

LEO HOLDINGS CORP.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

EXHIBIT A

[Form of Warrant Certificate]

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR

TO THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

LEO HOLDINGS CORP.

A Delaware corporation

CUSIP [●]

Warrant Certificate

This Warrant Certificate certifies that                  , or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase shares of Class A common stock, $0.0001 par value (“Ordinary Shares”), of Leo Holdings Corp., a Delaware corporation (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable Ordinary Shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each Warrant is initially exercisable for one fully paid and non-assessable Ordinary Share. The number of Ordinary Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Exercise Price per Ordinary Share for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

LEO HOLDINGS CORP.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[FORM OF WARRANT CERTIFICATE]

[REVERSE]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive Ordinary Shares and are issued or to be issued pursuant to an Amended and Restated Warrant Agreement dated as of [●] [●], 2020 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the Ordinary Shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Ordinary Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Ordinary Shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in an Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number of Ordinary Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

ELECTION TO PURCHASE

(TO BE EXECUTED UPON EXERCISE OF WARRANT)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive Ordinary Shares and herewith tenders payment for such Ordinary Shares to the order of Leo Holdings Corp. (the “Company”) in the amount of $[●] in accordance with the terms hereof. The undersigned requests that a certificate for such Ordinary Shares be registered in the name of [●], whose address is [●] and that such Ordinary Shares be delivered to whose address is [●]. If said number of Ordinary Shares is less than all of the Ordinary Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of [●], whose address is [●] and that such Warrant Certificate be delivered to [●], whose address is [●].

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.3 of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) and Section 6.3 of the Warrant Agreement.

In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Ordinary Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Ordinary Shares. If said number of shares is less than all of the Ordinary Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of [●], whose address is [●] and that such Warrant Certificate be delivered to [●], whose address is [●].

[Signature Page Follows]

Date:                     , 20

(Signature)

Address

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE)).

[Signature Page to Election to Purchase]

EXHIBIT B

LEGEND

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE LETTER AGREEMENT BY AND AMONG LEO HOLDINGS CORP. (THE “COMPANY”), LEO INVESTORS LIMITED PARTNERSHIP AND THE OTHER INDIVIDUALS PARTY THERETO, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE UPON WHICH THE COMPANY COMPLETES ITS INITIAL BUSINESS COMBINATION (AS DEFINED IN SECTION 3 OF THE WARRANT AGREEMENT REFERRED TO HEREIN) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.

SECURITIES EVIDENCED BY THIS CERTIFICATE AND CLASS A ORDINARY SHARES OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

ANNEX N

FINAL FORM

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [•], 2020 by and among (a) [Digital Media Solutions, Inc.], a Delaware corporation (including any predecessor or successor entity thereto, the “Company”) and (b) CEP V DMS US Blocker Company, a Delaware corporation (“Blocker Corp”), Prism Data, LLC, a Delaware limited liability company (“Prism”), CEP V-A DMS AIV Limited Partnership, a Delaware limited partnership (“Clairvest Direct Seller”), Clairvest Equity Partners V Limited Partnership, an Ontario, Canada limited partnership (“Blocker Seller 1”), CEP V Co-Investment Limited Partnership, a Manitoba, Canada limited partnership (“Blocker Seller 2”, and together with Blocker Corp, Prism, Clairvest Direct Seller and Blocker Seller 1, the “Sellers”). Capitalized terms used but not otherwise defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement, dated as of April 23, 2020, by and among the Company, Digital Media Solutions Holdings, LLC, a Delaware limited liability company, the Sellers, Clairvest GP Manageco Inc., an Ontario corporation, and, solely for the limited purposes set forth therein, Leo Investors Limited Partnership, a Cayman limited partnership (as it may be amended or supplemented from time to time, the “BCA”). The Sellers and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 1 are referred to herein, individually, as a “Holder” and, collectively, as the “Holders.”

WHEREAS, pursuant to the BCA, and in view of the valuable consideration to be received by the parties thereunder, the parties desire to enter into this Agreement, pursuant to which the Leo Common Stock or any other equity securities of the Company or securities that may be converted, exchanged or exercised into or for equity securities of the Company (the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1.	Lock-Up Provisions.

(a)    The Holders hereby agree not to, during the period commencing from the Closing and through the one hundred and eightieth (180) day anniversary of the date of the Closing (the “Lock-Up Period”): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any Restricted Securities, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i) or (ii), a “Prohibited Transfer”); provided, for the avoidance of doubt, that nothing in this Agreement shall restrict any Holder’s right to cause the Company to file and cause to become effective a registration statement with the Securities and Exchange Commission naming such Holder as a selling securityholder (and to make any required disclosures on Schedule 13D in respect thereof). Notwithstanding the foregoing, the Lock-Up Period and restrictions set forth in this Section 1 shall not apply to the:

(A)    transfer of any or all of the Restricted Securities by a bona fide gift or charitable contribution;

(B)    transfer of any or all of the Restricted Securities to any Permitted Transferee;

(C)    transfer of any shares of Class B common stock, par value $0.0001, of the Company in connection with a concurrent transfer of Surviving Partnership Common Units in accordance with, as permitted by and subject to the terms and conditions of this Agreement and the Amended Partnership Agreement; or

(D)    establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Restricted Securities; provided, that such plan does not provide for the transfer of Restricted Securities during the Lock-Up Period;

provided, however, that in the case of either (A) or (B), it shall be a condition to such transfer that the transferee executes and delivers to the Company an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to such holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement; provided, further, that in the case of either (A) or (C) (to the extent such transfer is to a party other than a Permitted Transferee (other than any direct or indirect limited partner of the applicable Holder)), or in the event of a transfer to any direct or indirect limited partner of a Holder pursuant to clause (B), in each case such transfer or distribution shall not involve a disposition for value.

As used in this Agreement, the term “Permitted Transferee” shall mean:

(i)    any direct or indirect general partner, limited partner, shareholder, member or owner of similar equity interests in a Holder; or

(ii)    any affiliate of the Sellers.

The Holders further agree to execute such agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto.

(b)    If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, the Company may impose stop-transfer instructions with respect to the Restricted Securities (and permitted transferees and assigns thereof) until the end of the Lock-Up Period.

(c)    During the Lock-Up Period, each certificate or book-entry position evidencing any Restricted Securities shall be marked with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2020, BY AND AMONG THE ISSUER OF SUCH SECURITIES AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SECURITIES). A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d)    For the avoidance of doubt, each Holder shall retain all of its rights as a shareholder of the Company with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities that are entitled to vote. The Company agrees to (i) instruct its transfer agent to remove the legend in clause (c) immediately above upon the expiration of the Lock-Up Period and (ii) if requested by the transfer agent, cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i).

2.	Miscellaneous.

(a)    Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any of the parties, in whole or in part (including by operation of law), without the prior written consent of the other parties hereto, which any such party may withhold in its absolute discretion.

(b)    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights under this Agreement.

(c)    Governing Law; Jurisdiction.

(A)    This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to contracts executed in and to be performed in the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(B)    Each party irrevocably agrees that any Action arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in the State of Delaware), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each party agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party further agrees that notice as provided herein shall constitute sufficient service of process and each party further waives any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (1) the Action in any such court is brought in an inconvenient forum, (2) the venue of such Action is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

(d)    WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO

REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 2(D).

(e)    Interpretation. The headings, titles and subtitles set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except when the context requires otherwise, any reference in this Agreement to any Section or clause shall be to the Sections and clauses of this Agreement. The words “herein,” “hereto,” “hereof” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement. The term “or” means “and/or”. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”. Reference to any person includes such person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a person in a particular capacity excludes such person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date of this Agreement. Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires.

(f)    No Presumption Against Drafting Party. Each of the parties acknowledges that it has participated jointly in the negotiation and drafting of this Agreement and has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

(g)    Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or electronic mail or postage prepaid mail (registered or certified) or nationally recognized overnight courier service and shall be deemed given when so delivered by hand or electronic mail, or if mailed, three (3) days after mailing (one Business Day in the case of overnight courier service), as follows:

If to the Company, to:

[Digital Media Solutions, Inc.] [c/o Digital Media Solutions Holdings, LLC] 4800 140th Avenue N., Suite 101 Clearwater, FL 33762
Email: Attention:	rfoster@dmsgroup.com Ryan Foster

with a copy (which shall not constitute notice) to:

[●]

If to Blocker Corp, Clairvest Direct Seller, Blocker Seller 1 or Blocker Seller 2 to:

Clairvest GP Manageco Inc. 22 St. Clair Avenue East, Suite 1700 Toronto, ON M4T 2S3
Email: Attention:	jmiller@clairvest.com James H. Miller

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP 1440 New York Avenue, N.W. Washington, D.C. 20005
Email:	katherine.ashley@skadden.com micah.kegley@skadden.com
Attention:	Katherine D. Ashley Micah R. Kegley

If to Prism to:

Data Prism, LLC c/o Digital Media Solutions Holdings, LLC 4800 140th Avenue N., Suite 101 Clearwater, FL 33762
Email: Attention:	jmarinucci@dmsgroup.com Joe Marinucci

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP 1440 New York Avenue, N.W. Washington, D.C. 20005
Email:	katherine.ashley@skadden.com micah.kegley@skadden.com
Attention:	Katherine D. Ashley Micah R. Kegley

Notices or other communications to any other Holder that becomes a party hereto pursuant to Section 1 shall be delivered to the address set forth in the applicable joinder agreement or other instrument executed by such Holder and binding such Holder to the terms of this Agreement.

(h)    Amendments and Waivers. Only upon the approval by a majority of the members of the Board of Directors of the Company then in office that qualify as “independent” for purposes of audit committee membership under Section 10A-3 under the Exchange Act of 1934, as amended, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived by the Company, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of Restricted Securities, shall require the consent of the Holder so affected. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is to be effective. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(i)    Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(j)    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by a Holder and to enforce specifically the terms and provisions hereof.

(k)    Entire Agreement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the BCA or any documents related thereto or referred to therein. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Company or any of the obligations of any of the Holders under any other agreement between any of the Holders and the Company or any certificate or instrument executed by any of the Holders in favor of the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Company or any of the obligations of any of the Holders under this Agreement.

(l)    Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m)    Execution of Agreement. This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement, and shall become effective when one (1) or more such counterparts have been signed by each of the [arties and delivered to the other party. Facsimile or electronic mail transmission of counterpart signatures to this Agreement shall be acceptable and binding.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

[DIGITAL MEDIA SOLUTIONS, INC.]

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

SELLERS:

CEP V DMS US BLOCKER COMPANY

By:
Name:
Title:

By:
Name:
Title:

PRISM DATA, LLC

By:
Name:
Title:

CEP V-A DMS AIV LIMITED PARTNERSHIP

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

CLAIRVEST EQUITY PARTNERS V LIMITED PARTNERSHIP

By:
Name:
Title:

By:
Name:
Title:

CEP V CO-INVESTMENT LIMITED PARTNERSHIP

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]